As filed with the Securities and Exchange Commission on October 5, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Social Capital Hedosophia Holdings Corp. II*
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands* (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	98-1515020 (I.R.S. Employer Identification Number)
317 University Ave, Suite 200
Palo Alto, California 94301
(650) 521-9007
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Chamath Palihapitiya
Chief Executive Officer
Social Capital Hedosophia Holdings Corp. II
317 University Ave, Suite 200
Palo Alto, California 94301
(650) 521-9007
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Howard L. Ellin, Esq. Christopher M. Barlow, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 375-3000	Justin G. Hamill, Esq. Rachel W. Sheridan, Esq. Shagufa R. Hossain, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share security	Proposed maximum aggregate offering price	Amount of registration fee
Units, each consisting of one share of common stock, $0.0001 par value, and one-third of one redeemable warrant(2)	6,987,395	$18.51(3)	$129,336,681.45(3)	$14,110.63
Common stock(4)(5)	6,987,395	—	—	— (6)
Redeemable warrants(5)(7)	2,329,131	—	—	—(6)
Common stock(5)(8)	34,412,605	$16.90(9)	$581,573,024.50 (9)	$63,449.62
Redeemable warrants(5)(10)	11,470,840	$5.16(11)	$59,189,534.40(11)	$6,457.58
Common stock(5)(12)	505,387,019	$16.90(9)	$8,541,040,621.10(9)	$931,827.53
Total			$9,311,139,861.45	$1,015,845.36

(1)
Immediately prior to the consummation of the Merger described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Social Capital Hedosophia Holdings Corp. II, a Cayman Islands exempted company (“SCH”), intends to effect a deregistration under the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which SCH’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by SCH (after the Domestication), the continuing entity following the Domestication, which will be renamed “Opendoor Technologies Inc.” (“Opendoor Technologies”), as further described in the proxy statement/prospectus. As used herein, “Opendoor Technologies” refers to SCH after the Domestication, including after such change of name.

(2)
The number of units of Opendoor Technologies being registered (the “Opendoor Technologies units”) represents the number of units of SCH (the “SCH units”) that were registered pursuant to the Registration Statements on Form S-1 (333- 236774 and 333-237864) (together, the “IPO Registration Statement”) and offered by SCH in its initial public offering less the number of SCH units that have been separated, upon the request of the holder thereof, into the underlying SCH public shares (as defined below) and underlying SCH public warrants (as defined below). Each Opendoor Technologies unit represents one Opendoor Technologies public share (as defined below) and one-third of one Opendoor Technologies public warrant (as defined below). The outstanding SCH units automatically will be converted by operation of law into Opendoor Technologies units as part of the Domestication.

(3)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the units of SCH (the company to which Opendoor Technologies will succeed following the Domestication) on the New York Stock Exchange (the “NYSE”) on September 28, 2020 ($18.51 per unit) (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission (the “SEC”)). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

(4)
The number of shares of common stock of Opendoor Technologies being registered represents the number of SCH public shares that, as of the date of the first filing of this registration statement, remain represented by the SCH units. See (2) above.

(5)
Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(6)
Pursuant to Rule 457(g) of the Securities Act, no registration fee is payable.

(7)
The number of redeemable warrants to acquire shares of common stock of Opendoor Technologies being registered represents the number of SCH public warrants that, as of the date of the first filing of this registration statement, remain represented by the SCH units. See note (2) above.

(8)
The number of shares of common stock of Opendoor Technologies being registered represents the number of Class A ordinary shares of SCH that were registered pursuant to the initial public offering registration statements reference in note (2) above and offered by SCH in its initial public offering (the “SCH public shares”) less the number of SCH public shares that are represented by the SCH units. See note (2) above. The SCH public shares (including those that underlie the SCH units) automatically will be converted by operation of law into shares of common stock of Opendoor Technologies in the Domestication (“Opendoor Technologies public shares”).

(9)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of SCH (the company to which Opendoor Technologies will succeed following the Domestication) on the NYSE on September 28, 2020 ($16.90 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(10)
The number of redeemable warrants to acquire shares of common stock of Opendoor Technologies being registered represents the number of redeemable warrants to acquire Class A ordinary shares of SCH that were registered pursuant to the initial public offering registration statements referenced in note (2) above and offered by SCH in its initial public offering (the “SCH public warrants”) less the number of SCH public warrants that are represented by the SCH units. The SCH public warrants (including those that underlie the SCH units) automatically will be converted by operation of law into redeemable warrants to acquire shares of common stock of Opendoor Technologies in the Domestication (“Opendoor Technologies public warrants”).

(11)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of SCH (the company to which Opendoor Technologies will succeed following the Domestication) on the NYSE on September 28, 2020 ($5.16 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(12)
The number of shares of common stock of Opendoor Technologies being registered represents the sum of (a)        shares of Opendoor Technologies common stock to be issued in connection with the Merger described herein, (b) the product of (i)        shares of Opendoor common stock reserved for issuance upon the exercise of options to purchase Opendoor common stock outstanding as of September 30, 2020 and that may be issued after such date pursuant to the terms of the Merger Agreement described herein, which will convert into options to purchase shares of Opendoor Technologies common stock in accordance with the terms of the Merger Agreement described herein and (ii) an exchange ratio of        shares of Opendoor Technologies common stock for each share of Opendoor common stock, (c) the product of (i)        shares of Opendoor common stock reserved for issuance upon the settlement of Opendoor restricted stock units outstanding as of       , 2020 and that may be issued after such date pursuant to the terms of the Merger Agreement described herein, which will convert into restricted stock units, each of which will represent the right to receive one share of Opendoor Technologies common stock upon the satisfaction of vesting conditions in accordance with the terms of the Merger Agreement described herein and (ii) an exchange ratio of        shares of Opendoor Technologies common stock for each share of Opendoor common stock and (d) the product of (i)        restricted shares of Opendoor common stock, which will convert into restricted shares of Opendoor Technologies common stock in accordance with the terms of the Merger Agreement described herein and (ii) an exchange ratio of        shares of Opendoor Technologies common stock for each share of Opendoor common stock.

*
Prior to the consummation of the Merger described herein, the Registrant intends to effect a deregistration under Article 206 of the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Social Capital Hedosophia Holdings Corp. II (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Opendoor Technologies Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 5, 2020
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
6,987,395 UNITS (EACH UNIT COMPRISING ONE SHARE OF COMMON STOCK AND
ONE-THIRD OF A REDEEMABLE WARRANT),
546,787,019 SHARES OF COMMON STOCK (INCLUDING SHARES INCLUDED IN THE UNITS) AND
13,799,971 REDEEMABLE WARRANTS (INCLUDING WARRANTS INCLUDED IN THE UNITS)
OF
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE),
THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL BE RENAMED “OPENDOOR TECHNOLOGIES INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

The board of directors of Social Capital Hedosophia Holdings Corp. II, a Cayman Islands exempted company (“SCH” and, after the Domestication as described below, “Opendoor Technologies”), has unanimously approved (1) the domestication of SCH as a Delaware corporation (the “Domestication”); (2) the merger of Hestia Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of SCH, with and into Opendoor Labs Inc. (“Opendoor”), a Delaware corporation (the “Merger”), with Opendoor surviving the Merger as a wholly owned subsidiary of Opendoor Technologies, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 15, 2020, by and among SCH, Merger Sub and Opendoor, attached to this proxy statement/prospectus as Annex A (the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, SCH will change its name to “Opendoor Technologies Inc.”
As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of SCH (the “SCH Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Opendoor Technologies (the “Opendoor Technologies common stock”); (2) each then issued and outstanding redeemable warrant of SCH (the “SCH warrants”) will convert automatically into a redeemable warrant to acquire one share of Opendoor Technologies common stock (the “Opendoor Technologies warrants”); and (3) each then issued and outstanding unit of SCH (the “SCH units”) will convert automatically into a unit of Opendoor Technologies (the “Opendoor Technologies units”), with each Opendoor Technologies unit representing one share of Opendoor Technologies common stock and one-third of one Opendoor Technologies warrant. Accordingly, this proxy statement/prospectus covers (1) 6,987,395 Opendoor Technologies units to be issued in the Domestication, (2) 41,400,000 shares of Opendoor Technologies common stock to be issued in the Domestication (including shares included in the Opendoor Technologies units described above) and (3) 13,799,971 Opendoor Technologies warrants to be issued in the Domestication (including redeemable warrants included in the units described above).
As a result of and upon the Closing (as defined below), among other things, all outstanding shares of Opendoor common stock (after giving effect to Opendoor Preferred Conversion, Opendoor Warrant Settlement and the Convertible Note Exchange (each as defined below), as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the effective time of the Merger, and, together with shares of Opendoor common stock reserved in respect of Opendoor Awards (as defined below and as described further in the immediately succeeding paragraph) outstanding as of immediately prior to the Closing that will be converted into awards based on Opendoor Technologies common stock, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 500,000,000 shares of Opendoor Technologies common stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Opendoor Technologies common stock, representing a pre-transaction equity value of Opendoor of $5.0 billion (the “Aggregate Merger Consideration”). The portion of the Aggregate Merger Consideration reflecting the conversion of the Opendoor Awards is calculated assuming that all Opendoor Technologies Options are net-settled (although Opendoor Technologies Options may by their terms be cash-settled, resulting in additional dilution). With respect to Opendoor Technologies Options received in respect of Opendoor Options that are outstanding immediately prior to the Closing and cash exercised after the Closing, up to 5,387,019 additional shares of Opendoor Technologies common stock may be issued. Accordingly, this proxy statement/prospectus also relates to the issuance by Opendoor Technologies of 505,387,019 shares of Opendoor Technologies common stock issued in connection with the Merger described herein.
With respect to the Opendoor Awards, all (i) options to purchase shares of Opendoor common stock (“Opendoor Options”), (ii) restricted stock units based on shares of Opendoor common stock (“Opendoor RSUs”) and (iii) restricted shares of Opendoor common stock (“Opendoor Restricted Stock Awards”) outstanding as of immediately prior to the Merger (together, the “Opendoor Awards”) will be converted into (a) options to purchase shares of Opendoor Technologies common stock (“Opendoor Technologies Options”), (b) restricted stock units based on shares of Opendoor Technologies common stock (“Opendoor Technologies RSUs”) and (c) restricted shares of Opendoor Technologies common stock (“Opendoor Technologies Restricted Stock”), respectively. Accordingly, this proxy statement/prospectus also relates to the issuance by Opendoor Technologies of        RSUs in the Merger and        shares of Opendoor Technologies common stock upon the exercise of the Opendoor Technologies Options following the Merger. This proxy statement/prospectus also relates to the resale of        shares of Opendoor Technologies common stock acquired pursuant to the exercise of the Opendoor Technologies Options or received in settlement of the Opendoor Technologies RSUs and of        restricted shares of Opendoor Technologies common stock following the Merger (the “Resale Shares”). The holders of the Resale Shares may from time to time sell, transfer or otherwise dispose of any or all of their Resale Shares in a number of different ways and at varying prices, and we will not receive any proceeds from such transactions. See “BCA Proposal — Consideration — Treatment of Opendoor Options, Restricted Stock Awards and Restricted Stock Units.”
The SCH units, SCH Class A ordinary shares and SCH warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “IPOB,” “IPOB.U” and “IPOB.WS,” respectively. SCH will apply for listing, to be effective at the time of the Business Combination, of Opendoor Technologies units, Opendoor Technologies common stock and Opendoor Technologies warrants on The Nasdaq Global Select Market (“Nasdaq”) under the proposed symbols           ,           and           , respectively. It is a condition of the consummation of the Business Combination described above that SCH receives confirmation from Nasdaq that the securities have been conditionally approved for listing on Nasdaq or, if requested by Opendoor, NYSE, but there can be no assurance such listing conditions will be met or that SCH will obtain such confirmation from Nasdaq. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination described above will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by the applicable parties.

This proxy statement/prospectus provides shareholders of SCH with detailed information about the proposed business combination and other matters to be considered at the extraordinary general meeting of SCH. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page  26 of this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated         , 2020, and
is first being mailed to SCH’s shareholders on or about           , 2020.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
A Cayman Islands Exempted Company
(Company Number 356409)
317 University Ave, Suite 200
Palo Alto, California 94301
Dear Social Capital Hedosophia Holdings Corp. II Shareholders:
You are cordially invited to virtually attend the extraordinary general meeting (the “extraordinary general meeting”) of Social Capital Hedosophia Holdings Corp. II, a Cayman Islands exempted company (“SCH” and, after the Domestication, as described below, “Opendoor Technologies”), at           , Eastern Time, on           , 2020, via live webcast at           , or at such other time, on such other date and at such other place to which the meeting may be adjourned.
At the extraordinary general meeting, SCH shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 15, 2020 (as the same may be amended, the “Merger Agreement”), by and among SCH, Merger Sub and Opendoor, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of SCH to Delaware as described below, the merger of Merger Sub with and into Opendoor (the “Merger”), with Opendoor surviving the Merger as a wholly owned subsidiary of Opendoor Technologies, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus.
As a condition to the consummation of the Merger, the board of directors of SCH has unanimously approved a change of SCH’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”). As described in this proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, SCH will change its name to “Opendoor Technologies Inc.”
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of SCH (the “SCH Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Opendoor Technologies (the “Opendoor Technologies common stock”), (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of SCH (the “SCH Class B ordinary shares”), will convert automatically, on a one-for-one basis, into a share of Opendoor Technologies common stock, (3) each then issued and outstanding redeemable warrant of SCH (the “SCH warrants”) will convert automatically into a redeemable warrant to acquire one share of Opendoor Technologies common stock (the “Opendoor Technologies warrants”) pursuant to the Warrant Agreement, dated April 27, 2020, between SCH and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each then issued and outstanding unit of SCH (the “SCH units”) will convert automatically into a unit of Opendoor Technologies (the “Opendoor Technologies units”), with each Opendoor Technologies unit representing one share of Opendoor Technologies common stock and one-third of one Opendoor Technologies warrant. As used herein, “public shares” shall mean the SCH Class A ordinary shares (including those that underlie the SCH units) that were registered pursuant to the Registration Statements on Form S-1 (333-236774 and 333-237864) and the shares of Opendoor Technologies common stock (including those that underlie the Opendoor Technologies units) issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “Domestication Proposal.”
You will also be asked to consider and vote upon (1) four separate proposals to approve material differences between SCH’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of Opendoor Technologies (collectively, the “Organizational Documents Proposals”), (2) a proposal to elect seven directors who, upon consummation of the Business Combination,

i

will be the directors of Opendoor Technologies (the “Director Election Proposal”), (3) a proposal to approve for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of Opendoor Technologies common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors and the Opendoor PIPE Investors, pursuant to the PIPE Investment and (b)  the Opendoor Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”), (4) a proposal to approve and adopt Opendoor Technologies Inc. 2020 Incentive Award Plan (the “Incentive Award Plan Proposal”), (5) a proposal to approve and adopt Opendoor Technologies Inc. 2020 Employee Stock Purchase Plan (the “ESPP Proposal”) and (6) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
As a result of and upon the Closing, among other things, all outstanding shares of Opendoor common stock (after giving effect to Opendoor Preferred Conversion, Opendoor Warrant Settlement and the Convertible Note Exchange, as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the effective time of the Merger, and, together with shares of Opendoor common stock reserved in respect of Opendoor Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Opendoor Technologies common stock, will be cancelled in exchange for the right to receive an aggregate of 500,000,000 shares of Opendoor Technologies common stock (at a deemed value of $10.00 per share), which, in the case of Opendoor Awards, will be shares underlying awards based on Opendoor Technologies common stock representing a pre-transaction equity value of Opendoor of $5.0 billion (the “Aggregate Merger Consideration”). The portion of the Aggregate Merger Consideration reflecting the conversion of the Opendoor Awards is calculated assuming that all Opendoor Technologies Options are net-settled (although Opendoor Technologies Options may by their terms be cash-settled, resulting in additional dilution). The Aggregate Merger Consideration does not take into account certain additional issuances which may be made under the terms of the Merger Agreement, including, if applicable: (i) to the Opendoor PIPE Investors pursuant to the PIPE Investment which may be made under the terms of the respective Subscription Agreements or (ii) to Opendoor management and employees pursuant to the 2020 Plan and Management Awards.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the date of the Closing of the Business Combination (the “Closing Date”), including (i) the Sponsor Support Agreement, (ii) the Opendoor Holders Support Agreement, (iii) the Registration Rights Agreement and (iv) the PIPE Subscription Agreements. For additional information, see “BCA Proposal — Related Agreements” in the accompanying proxy statement/prospectus.
Pursuant to the Cayman Constitutional Documents, a holder (a “public shareholder”) of public shares, which excludes shares held by the Sponsor, may request that SCH redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the BCA Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, SCH’s transfer agent, Opendoor Technologies will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business

ii

Combination. For illustrative purposes, as of June 30, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Opendoor Technologies common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of SCH — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of September 15, 2020, a copy of which is attached as Annex B to this proxy statement/prospectus (the “Sponsor Support Agreement”). The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.
The Merger Agreement provides that the obligations of Opendoor to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy SCH’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Opendoor or SCH) (such amount, the “Trust Amount”) plus the PIPE Investment Amount (as defined herein) actually received by SCH at or prior to the Closing Date (as defined herein), is at least equal to $550.0 million (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Opendoor, provided that there is a mutual condition that the Trust Amount plus the Third-Party PIPE Investment Amount (as defined herein) be at least $200.0 million. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCH redeem public shares in an amount that would cause Opendoor Technologies’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus (including the approval of the Merger Agreement and the transactions contemplated thereby, by the (i) affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Opendoor Capital Stock voting as a single class and on an as-converted basis and (ii) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Opendoor Preferred Stock, voting as a single class and on an as-converted basis). There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
SCH is providing the accompanying proxy statement/prospectus and accompanying proxy card to SCH’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by SCH’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/

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prospectus. Whether or not you plan to attend the extraordinary general meeting, all of SCH’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 26 of this proxy statement/prospectus.
After careful consideration, the board of directors of SCH has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to SCH’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of SCH, you should keep in mind that SCH’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Your vote is very important. Whether or not you plan to virtually attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not virtually attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person virtually, you may withdraw your proxy and vote in person virtually.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SCH’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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On behalf of SCH’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Chamath Palihapitiya
Chief Executive Officer and Chairman of the
Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated           , 2020 and is first being mailed to shareholders on or about           , 2020.

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SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
A Cayman Islands Exempted Company
(Company Number 356409)
317 University Ave, Suite 200
Palo Alto, California 94301
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON           , 2020
TO THE SHAREHOLDERS OF SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Social Capital Hedosophia Holdings Corp. II, a Cayman Islands exempted company, company number 356409 (“SCH”), will be held at           , Eastern Time, on           , 2020, at           . You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•
Proposal No. 1 — The BCA Proposal — to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of September 15, 2020 (the “Merger Agreement”), by and among SCH, Merger Sub and Opendoor, a copy of which is attached to this proxy statement/prospectus statement as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Opendoor (the “Merger”), with Opendoor surviving the Merger as a wholly owned subsidiary of Opendoor Technologies, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);

•
Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution, the change of SCH’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”) (the “Domestication Proposal”);

•
Organizational Documents Proposals — to consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, the following material differences between SCH’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Social Capital Hedosophia Holdings Corp. II (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Opendoor Technologies Inc.” in connection with the Business Combination (SCH after the Domestication, including after such change of name, is referred to herein as “Opendoor Technologies”):

(A)
Proposal No. 3 — Organizational Documents Proposal A — to authorize the change in the authorized capital stock of SCH from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “SCH Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “SCH preferred shares”), to      shares of common stock, par value $0.0001 per share, of Opendoor Technologies (the “Opendoor Technologies common stock”) and        shares of preferred stock, par value $0.0001 per share, of Opendoor Technologies (the “Opendoor Technologies preferred stock”) (“Organizational Documents Proposal A”);

(B)
Proposal No. 4 — Organizational Documents Proposal B — to authorize the board of directors of Opendoor Technologies to issue any or all shares of Opendoor Technologies preferred stock in one or more classes or series, with such terms and conditions as may be

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expressly determined by Opendoor Technologies’ board of directors and as may be permitted by the DGCL (“Organizational Documents Proposal B”);
(C)
Proposal No. 5 — Organizational Documents Proposal C — to provide that Opendoor Technologies’ board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”); and

(D)
Proposal No. 6 — Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex I and Annex J, respectively), including (1) changing the corporate name from “Social Capital Hedosophia Holdings Corp. II” to “Opendoor Technologies Inc.,” (2) making Opendoor Technologies’ corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL and (5) removing certain provisions related to SCH’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCH’s board of directors believes is necessary to adequately address the needs of Opendoor Technologies after the Business Combination (“Organizational Documents Proposal D”);

•
Proposal No. 7 — The Director Election Proposal — to consider and vote upon a proposal, assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, to elect seven directors who, upon consummation of the Business Combination, will be the directors of Opendoor Technologies (the “Director Election Proposal”);

•
Proposal No. 8 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of Opendoor Technologies common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors and the Opendoor PIPE Investors, pursuant to the PIPE Investment and (b)  the Opendoor Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

•
Proposal No. 9 — The Incentive Award Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the Opendoor Technologies Inc. 2020 Incentive Award Plan (the “Incentive Award Plan Proposal”);

•
Proposal No. 10 — The ESPP Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the Opendoor Technologies Inc. 2020 Employee Stock Purchase Plan (the “ESPP Proposal”); and

•
Proposal No. 11 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of Proposals No. 1 through 10 is cross-conditioned on the approval of each other. The Adjournment Proposal is also not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on           , 2020 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting. The extraordinary general meeting will be completely virtual. There will be no physical meeting location and the extraordinary general meeting will only be conducted via live webcast at the following address:                .

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This proxy statement/prospectus and accompanying proxy card is being provided to SCH’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to virtually attend the extraordinary general meeting, all of SCH’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 26 of this proxy statement/prospectus.
After careful consideration, the board of directors of SCH has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to SCH’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of SCH, you should keep in mind that SCH’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of public shares (as defined herein) (a “public shareholder”) may request of SCH that Opendoor Technologies redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental Stock Transfer & Trust Company (“Continental”), SCH’s transfer agent, that Opendoor Technologies redeem all or a portion of your public shares for cash; and

(iii)
deliver your public shares to Continental, SCH’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on           , 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCH’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SCH’s transfer agent, Opendoor Technologies will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Opendoor Technologies common stock that will be redeemed promptly after consummation of the Business Combination. See “Extraordinary General Meeting of SCH — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

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Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
SCH Sponsor II LLC, a Cayman Islands limited liability company and shareholder of SCH (the “Sponsor”), and each director of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of September 15, 2020, a copy of which is attached to this proxy statement/prospectus statement as Annex B (the “Sponsor Support Agreement”). The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.
The Merger Agreement provides that the obligations of Opendoor to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy SCH’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Opendoor or SCH) (such amount, the “Trust Amount”) plus the PIPE Investment Amount (as defined herein) actually received by SCH at or prior to the Closing Date (as defined herein), is at least equal to $550.0 million (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Opendoor, provided that there is a mutual condition that the Trust Amount plus the Third-Party PIPE Investment Amount (as defined herein) be at least $200.0 million. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCH redeem public shares in an amount that would cause Opendoor Technologies’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Your vote is very important.   Whether or not you plan to virtually attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

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If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not virtually attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you virtually attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC (“Morrow Sodali”), our proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing IPOB.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Social Capital Hedosophia Holdings Corp. II,
           , 2020

Chamath Palihapitiya
Chief Executive Officer and Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SCH’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

x

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REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning SCH, without charge, by written request to Secretary at Social Capital Hedosophia Holdings Corp. II, 317 University Ave, Suite 200, Palo Alto, CA 94301, or by telephone request at (650) 521-9007; or Morrow Sodali LLC, SCH’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing IPOB.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.
In order for SCH’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of SCH to be held on           , 2020, you must request the information no later than           , 2020, five business days prior to the date of the extraordinary general meeting.

TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. SCH does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•
“2020 Plan” are to the Opendoor Technologies Inc. 2020 Incentive Award Plan attached to this proxy statement/prospectus as Annex F;

•
“Available Cash” are to the amount as calculated by adding the Trust Amount and the PIPE Investment Amount;

•
“Business Combination” are to the Domestication together with the Merger;

•
“Cayman Constitutional Documents” are to SCH’s Amended and Restated Memorandum and Articles of Association, as amended from time to time;

•
“Cayman Islands Companies Law” are to the Cayman Islands Companies Law (2020 Revision);

•
“Closing” are to the closing of the Business Combination;

•
“Company,” “we,” “us” and “our” are to SCH prior to its domestication as a corporation in the State of Delaware and to Opendoor Technologies after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to Opendoor Technologies Inc.;

•
“Condition Precedent Approvals” are to approval at the extraordinary general meeting of the Condition Precedent Proposals;

•
“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal, collectively;

•
“Continental” are to Continental Stock Transfer & Trust Company;

•
“DGCL” are to the General Corporation Law of the State of Delaware;

•
“Domestication” are to the domestication of Social Capital Hedosophia Holdings Corp. II as a corporation incorporated in the State of Delaware;

•
“ESPP” are to the Opendoor Technologies Inc. 2020 Employee Stock Purchase Plan attached to this proxy statement/prospectus as Annex G;

•
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•
“Exchange Ratio” are to the quotient obtained by dividing (i) 500,000,000 by (ii) the aggregate fully - diluted number of shares of Opendoor common stock issued and outstanding immediately prior to the Merger;

•
“founder shares” are to the SCH Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the SCH Class A ordinary shares that will be issued upon the conversion thereof;

•
“GAAP” are to accounting principles generally accepted in the United States of America;

•
“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•
“iBuyer” are to a company that uses technology to make cash offers on residential real estate;

•
“initial public offering” are to SCH’s initial public offering that was consummated on April 30, 2020;

•
“IPO registration statement” are to the Registration Statements on Form S-1 (333-236774 and 333-237864) filed by SCH in connection with its initial public offering, which became effective on April 27, 2020;

•
“IRS” are to the U.S. Internal Revenue Service;

•
“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•
“Management Awards” are to equity awards under the 2020 Plan in the form of restricted stock units expected to be granted to certain of Opendoor Technologies’ employees within 90 days following the Closing;

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•
“Merger” are to the merger of Merger Sub with and into Opendoor, with Opendoor surviving the merger as a wholly owned subsidiary of Opendoor Technologies;

•
“Minimum Cash Condition” are to the Trust Amount and the PIPE Investment Amount, in the aggregate, being greater than $550.0 million;

•
“MLS” are to multiple-listing services providers;

•
“NAR” are to National Association of Realtors;

•
“Nasdaq” are to the Nasdaq Global Select Market;

•
“NPS” are to the Net Promoter Score;

•
“NYSE” are to the New York Stock Exchange;

•
“Opendoor” are to Opendoor Labs Inc. prior to the Business Combination;

•
“Opendoor Awards” are to Opendoor Options, Opendoor Restricted Stock Awards and Opendoor RSUs;

•
“Opendoor common stock” are to shares of Opendoor common stock, par value $0.00001 per share;

•
“Opendoor Options” are to options to purchase shares of Opendoor common stock;

•
“Opendoor PIPE Investor” are to a PIPE Investor that is a holder of shares of Opendoor capital stock or securities exercisable for or convertible into Opendoor capital stock as of the date of the Merger Agreement and not a Sponsor Related PIPE Investor;

•
“Opendoor Restricted Stock Awards” are to restricted shares of Opendoor common stock;

•
“Opendoor RSUs” are to restricted stock units based on shares of Opendoor common stock;

•
“Opendoor Stockholders” are to the stockholders of Opendoor and holders of Opendoor Awards prior to the Business Combination;

•
“Opendoor Technologies” are to SCH after the Domestication and its name change from Social Capital Hedosophia Corp. II;

•
“Opendoor Technologies common stock” are to shares of Opendoor Technologies common stock, par value $0.0001 per share;

•
“Opendoor Technologies Options” are to options to purchase shares of Opendoor Technologies common stock;

•
“Opendoor Technologies Restricted Stock” are to restricted shares of Opendoor Technologies common stock;

•
“Opendoor Technologies RSUs” are to restricted stock units based on shares of Opendoor Technologies common stock;

•
“ordinary shares” are to the SCH Class A ordinary shares and the SCH Class B ordinary shares, collectively;

•
“OSN” are to OS National LLC;

•
“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•
“PIPE Investment” are to the purchase of shares of Opendoor Technologies common stock pursuant to the Subscription Agreements;

•
“PIPE Investment Amount” are to the aggregate gross purchase price received by SCH prior to or substantially concurrently with Closing for the shares in the PIPE Investment;

•
“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;

•
“private placement warrants” are to the SCH private placement warrants outstanding as of the date of this proxy statement/prospectus and the warrants of Opendoor Technologies issued as a matter of law upon the conversion thereof at the time of the Domestication;

•
“pro forma” are to giving pro forma effect to the Business Combination;

•
“Proposed Bylaws” are to the proposed bylaws of Opendoor Technologies upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex J;

•
“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of Opendoor Technologies upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex I;

•
“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
“public shareholders” are to holders of public shares, whether acquired in SCH’s initial public offering or acquired in the secondary market;

•
“public shares” are to the SCH Class A ordinary shares (including those that underlie the units) that were offered and sold by SCH in its initial public offering and registered pursuant to the IPO registration statement or the shares of Opendoor Technologies common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•
“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by SCH in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of Opendoor Technologies issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•
“real sellers” are to those that accept Opendoor’s offer or go on to list their home for sale on the MLS within 60 days of requesting an offer from Opendoor;

•
“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;

•
“Registration Rights Agreement” are to the Registration Rights Agreement to be entered into at Closing, by and among Opendoor Technologies, the Sponsor, certain former stockholders of Opendoor, Cipora Herman, David Spillane, ChaChaCha SPAC B, LLC, Hedosophia Group Limited and 010118 Management, L.P.;

•
“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•
“SCH” are to Social Capital Hedosophia Holdings Corp. II prior to its domestication as a corporation in the State of Delaware;

•
“SCH Class A ordinary shares” are to SCH’s Class A ordinary shares, par value $0.0001 per share;

•
“SCH Class B ordinary shares’’ are to SCH’s Class B ordinary shares, par value $0.0001 per share;

•
“SCH units’’ and “units’’ are to the units of SCH, each unit representing one SCH Class A ordinary share and one-third of one redeemable warrant to acquire one SCH Class A ordinary share, that were offered and sold by SCH in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof), or the units of Opendoor Technologies issued as a matter of law upon the conversion thereof at the time of the Domestication, each unit of Opendoor Technologies representing one share of Opendoor Technologies common stock and one-third of one redeemable warrant to acquire one share of Opendoor Technologies common stock, as the context requires;

•
“SEC” are to the United States Securities and Exchange Commission;

•
“Securities Act” are to the Securities Act of 1933, as amended;

•
“Sponsor” are to SCH Sponsor II LLC, a Cayman Islands limited liability company;

•
“Sponsor Related PIPE Investors” are to a PIPE Investor that is an affiliate of the Sponsor (together with their permitted transferees);

•
“Sponsor Support Agreement” are to that certain Support Agreement, dated September 15, 2020, by and among the Sponsor, SCH, each officer and director of SCH and Opendoor, as amended and modified from time to time;

•
“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated;

•
“Third-Party PIPE Investment” are to any PIPE Investment made by a Third-Party PIPE Investor;

•
“Third-Party PIPE Investment Amount” are to the aggregate gross purchase price received by SCH prior to or substantially concurrently with Closing for the shares in the Third-Party PIPE Investment.

•
“Third-Party PIPE Investor” are to any PIPE Investor who is not (i) a Sponsor Related PIPE Investor, (ii) the Sponsor, or (iii) an Opendoor PIPE Investor;

•
“trust account” are to the trust account established at the consummation of SCH’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

•
“Trust Agreement” are to the Investment Management Trust Agreement, dated April 27, 2020, by and between SCH and Continental Stock Transfer & Trust Company, as trustee;

•
“Trust Amount” are to the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy SCH’s obligations to its shareholders (if any) that exercise their redemption rights; and

•
“warrants” are to the public warrants and the private placement warrants.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to SCH Class A ordinary shares, shares of Opendoor Technologies common stock or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination, of SCH. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When the SCH discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, the SCH’s management.
Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:
•
SCH’s ability to complete the Business Combination or, if SCH does not consummate such Business Combination, any other initial business combination;

•
satisfaction or waiver (if applicable) of the conditions to the Merger, including, among other things:

•
the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of SCH and Opendoor, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) receipt of approval for listing on Nasdaq or, if requested by Opendoor, NYSE, the shares of SCH ordinary shares to be issued in connection with the Merger, (v) that SCH have at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions;

•
that the amount of cash available in the trust account, after deducting the amount required to satisfy SCH’s obligations to its shareholders (if any) that exercise their rights to redeem their SCH Class A ordinary shares pursuant to the Cayman Constitutional Documents, plus the PIPE Investment Amount actually received by SCH at or prior to the Closing Date, is at least equal to the Minimum Available Cash Amount;

•
the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the projected financial information, anticipated growth rate, and market opportunity of Opendoor Technologies;

•
the ability to obtain or maintain the listing of Opendoor Technologies common stock, Opendoor Technologies warrants and Opendoor Technologies units on Nasdaq following the Business Combination;

•
our public securities’ potential liquidity and trading;

•
our ability to raise financing in the future;

•
our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•
SCH officers and directors allocating their time to other businesses and potentially having conflicts of interest with SCH’s business or in approving the Business Combination;

•
the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•
the impact of the regulatory environment and complexities with compliance related to such environment;

•
factors relating to the business, operations and financial performance of Opendoor and its subsidiaries, including:

•
the impact of the COVID-19 pandemic;

•
the ability of Opendoor to maintain an effective system of internal controls over financial reporting;

•
the ability of Opendoor to grow market share in its existing markets or any new markets it may enter;

•
the ability of Opendoor to respond to general economic conditions;

•
the health of the U.S. residential real estate industry;

•
risks associated with Opendoor’s real estate assets and increased competition in the U.S. residential real estate industry;

•
the ability of Opendoor to manage its growth effectively;

•
the ability of Opendoor to achieve and maintain profitability in the future;

•
the ability of Opendoor to access sources of capital, including debt financing and securitization funding to finance its real estate inventories and other sources of capital to finance operations and growth;

•
the ability of Opendoor to maintain and enhance its products and brand, and to attract customers;

•
the ability of Opendoor to manage, develop and refine its technology platform, including its automated pricing and valuation technology;

•
the success of strategic relationships with third parties; and

•
other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or Opendoor. There can be no assurance that future developments affecting us or Opendoor will be those that SCH or Opendoor have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond SCH’s control or the control of Opendoor) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 26 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. SCH and Opendoor undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any SCH shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

x

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF SCH
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to SCH’s shareholders. SCH urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at     , Eastern Time, on           , 2020, via live webcast. To participate in the special meeting, visit        and enter the 12 digit control number included on your proxy card. You may register for the meeting as early as     on           , 2020. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in this proxy statement.
Q:
Why am I receiving this proxy statement/prospectus?

A:
SCH shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Opendoor, with Opendoor surviving the merger as a wholly owned subsidiary of Opendoor Technologies, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “BCA Proposal” for more detail.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.
As a condition to the Merger, SCH will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Law and a domestication under Section 388 of the DGCL, pursuant to which SCH’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding SCH Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Opendoor Technologies common stock; (2) each of the then issued and outstanding SCH Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Opendoor Technologies common stock; (3) each then issued and outstanding SCH warrant will convert automatically into a Opendoor Technologies warrant, pursuant to the Warrant Agreement, dated as of April 27, 2020, between SCH and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); and (4) each then issued and outstanding SCH unit will convert automatically into a Opendoor Technologies unit, with each Opendoor Technologies unit representing one share of Opendoor Technologies common stock and one-third of one Opendoor Technologies warrant. See “Domestication Proposal” for additional information.
The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see “What amendments will be made to the current constitutional documents of SCH?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF SCH AND OPENDOOR, CAREFULLY AND IN ITS ENTIRETY.
Q:
What proposals are shareholders of SCH being asked to vote upon?

A:
At the extraordinary general meeting, SCH is asking holders of ordinary shares to consider and vote upon:

•
a proposal to approve by ordinary resolution and adopt the Merger Agreement;

•
a proposal to approve by special resolution the Domestication;

•
the following four separate proposals to approve by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•
to authorize the change in the authorized capital stock of SCH from (i) 500,000,000 SCH Class A ordinary shares, 50,000,000 SCH Class B ordinary shares and 5,000,000 preferred shares, par value $0.0001 per share, to (ii)        shares of Opendoor Technologies common stock and        shares of Opendoor Technologies preferred stock;

•
to authorize the board of directors of Opendoor Technologies (the “Board”) to issue any or all shares of Opendoor Technologies preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Board and as may be permitted by the DGCL;

•
to divide the Board into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

•
to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication, including, (1) changing the corporate name from “Social Capital Hedosophia Holdings Corp. II” to “Opendoor Technologies Inc.,” (2) making Opendoor Technologies’ corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL and (5) removing certain provisions related to SCH’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCH’s board of directors believes is necessary to adequately address the needs of Opendoor Technologies after the Business Combination;

•
a proposal to approve by ordinary resolution the election of seven directors to serve staggered terms, who, upon consummation of the Business Combination, will be the directors of Opendoor Technologies;

•
a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the NYSE, the issuance of (a) shares of Opendoor Technologies common stock to the PIPE Investors, including the Sponsor Related PIPE Investors and the Opendoor PIPE Investors, pursuant to the PIPE Investment and (b) shares of Opendoor Technologies common stock to the Opendoor Stockholders pursuant to the Merger Agreement;

•
a proposal to approve by ordinary resolution the 2020 Plan;

•
a proposal to approve by ordinary resolution the ESPP; and

•
a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If SCH’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See “BCA Proposal,” “Domestication Proposal,” “Organizational Documents Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” “Incentive Award Plan Proposal,” “ESPP Proposal” and “Adjournment Proposal.”
SCH will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of SCH should read it carefully.
After careful consideration, SCH’s board of directors has determined that the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal,

the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of SCH and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
Are the proposals conditioned on one another?

A:
Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. the Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:
Why is SCH proposing the Business Combination?

A:
SCH was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Opendoor is a leading digital platform for residential real estate. It pioneered iBuying and has gone on to offer consumers a modern, end-to-end real estate platform to buy and sell a home online.
Based on its due diligence investigations of Opendoor and the industry in which it operates, including the financial and other information provided by Opendoor in the course of SCH’s due diligence investigations, the SCH board of directors believes that the Business Combination with Opendoor is in the best interests of SCH and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “BCA Proposal — SCH’s Board of Directors’ Reasons for the Business Combination” for additional information.
Although SCH’s board of directors believes that the Business Combination with Opendoor presents a unique business combination opportunity and is in the best interests of SCH and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “BCA Proposal — SCH’s Board of Director’s Reasons for the Business Combination,” as well as in the sections entitled “Risk Factors — Risks Related to Opendoor’s Business and Industry.”
Q:
What will Opendoor Stockholders receive in return for SCH’s acquisition of all of the issued and outstanding equity interests of Opendoor?

A:
As a result of and upon the Closing, among other things, all outstanding shares of Opendoor common stock (after giving effect to Opendoor Preferred Conversion, Opendoor Warrant Settlement and the Convertible Note Exchange, as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the effective time of the Merger, together with shares of Opendoor common stock reserved in respect of Opendoor Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Opendoor Technologies common stock, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 500,000,000 shares of Opendoor Technologies common stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Opendoor Technologies common stock, representing a pre-transaction equity value of Opendoor of $5.0 billion (the “Aggregate Merger Consideration”). The portion of the Aggregate Merger Consideration reflecting the conversion of the Opendoor Awards is calculated assuming that all Opendoor Technologies Options are net-settled (although Opendoor Technologies Options may by their terms be cash-settled, resulting in additional dilution). The Aggregate Merger Consideration does not take into account certain additional issuances (i) to the Opendoor PIPE Investors pursuant to the PIPE Investment which may be made under the terms of the respective Subscription Agreements or

(ii) to Opendoor management and employees pursuant to the 2020 Plan and Management Awards. For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Q:
What equity stake will current SCH shareholders and Opendoor Stockholders hold in Opendoor Technologies immediately after the consummation of the Business Combination?

A:
As of the date of this proxy statement/prospectus, there are 51,750,000 ordinary shares issued and outstanding, which includes the 10,350,000 founder shares held by the Sponsor (including SCH’s independent directors) and the 41,400,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 19,933,333 warrants, which includes the 6,133,333 private placement warrants held by the Sponsor and the 13,800,000 public warrants. Each whole warrant entitles the holder thereof to purchase one SCH Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Opendoor Technologies common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the SCH fully diluted share capital would be 71,683,333.

It is anticipated that, following the Business Combination, (1) SCH’s public shareholders are expected to own approximately 6.8% of the outstanding Opendoor Technologies common stock, (2) Opendoor Stockholders (without taking into account any public shares held by Opendoor Stockholders prior to the consummation of the Business Combination and including the Opendoor PIPE Investors) are expected to own approximately 82.4% of the outstanding Opendoor Technologies common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 4.3% of the outstanding Opendoor Technologies common stock and (4) the Third Party PIPE Investors are expected to own approximately 6.5% of the outstanding Opendoor Technologies common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting of all shares of Opendoor Technologies common stock received in respect of the Opendoor Technologies Restricted Shares, (b) the vesting and exercise of all Opendoor Technologies Options for shares of Opendoor Technologies common stock, (c) the vesting of all Opendoor Technologies RSU Awards and the issuance of shares of Opendoor Technologies common stock in respect thereof and (d) that Opendoor Technologies issues shares of Opendoor Technologies common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 500,000,000 shares of Opendoor Technologies common stock (assuming that all Opendoor Technologies Options are net-settled), and (iii) that Opendoor Technologies issues 60,005,000 shares of Opendoor Technologies common stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing shareholders in the combined company will be different.
The following table illustrates varying ownership levels in Opendoor Technologies immediately following the consummation of the Business Combination based on the assumptions above.
	Share Ownership in Opendoor Technologies
	No Additional Redemptions		Additional Redemptions(1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Opendoor Stockholders(2)	503,980,000	82.4%	503,980,000	88.4%
SCH’s public shareholders	41,400,000	6.8%	—	0.0%
Sponsor & related parties(3)	26,375,000	4.3%	26,375,000	4.6%
Third Party PIPE Investors	40,000,000	6.5%	40,000,000	7.0%
Total	611,755,000	100.0%	570,355,000	100.0%

(1)
Assumes additional redemptions of 41,400,000 Class A public shares of SCH in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of June 30, 2020.

(2)
Includes 401,005,003 shares expected to be issued to existing Opendoor common and preferred shareholders, 3,980,000 shares subscribed for by the Opendoor PIPE Investors, 21,296,158 shares expected to be issued to existing Opendoor Convertible Debt holders, 4,187,590 shares expected to be issued to Opendoor warrant holders and 73,511,249 shares of Opendoor common stock underlying options that are included as part of consideration.

(3)
Includes 16,025,000 shares subscribed for by the Sponsor Related PIPE Investors and 200,000 shares held by the independent directors of SCH.

For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Q:
How has the announcement of the Business Combination affected the trading price of the SCH Class A ordinary shares?

A:
On September 14, 2020, the trading date before the public announcement of the Business Combination, SCH’s public units, Class A ordinary shares and warrants closed at $14.19, $13.05 and $4.01, respectively. On October 2, 2020, the most recent practicable date prior to the date of this proxy statement/prospectus, the Company’s public units, Class A ordinary shares and warrants closed at $20.09, $18.41 and $5.20, respectively.

Q:
Will the Company obtain new financing in connection with the Business Combination?

A:
Yes. The PIPE Investors have agreed to purchase in the aggregate approximately 60,005,000 shares of Opendoor Technologies common stock, for approximately $600,050,000 of gross proceeds, in the PIPE Investment, a portion of which is expected to be funded by the Sponsor Related PIPE Investors and Opendoor PIPE Investors. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination. See “BCA Proposal — Related Agreements — Subscription Agreements.”

Q:
Why is SCH proposing the Domestication?

A:
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of SCH’s domicile to Delaware. Further, SCH’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. SCH’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, SCH will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SCH will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Q:
What amendments will be made to the current constitutional documents of SCH?

A:
The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, SCH’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace SCH’s Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Law, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in the following respects:
	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 SCH Class A ordinary shares, 50,000,000 SCH Class B ordinary shares and 5,000,000 preferred shares.	The Proposed Organizational Documents authorize shares, consisting of shares of Opendoor Technologies common stock and shares of Opendoor Technologies preferred stock.
	See paragraph 5 of the Existing Memorandum.	See Article Fourth of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by SCH’s board of directors. Accordingly, SCH’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of SCH to carry out a conversion of SCH Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).	The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Board may determine.
	See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.	See Article Fifth, subsection (B) of the Proposed Certificate of Incorporation.
Classified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that SCH’s board of directors shall be composed of one class.	The Proposed Organizational Documents provide that the Opendoor Technologies Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
	See Article 29 of the Existing Articles.	See Article Sixth of the Proposed Certificate of Incorporation.
Corporate Name (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide the name of the company is “Social Capital Hedosophia Holdings Corp. II”.	The Proposed Organizational Documents provide that the name of the corporation will be “Opendoor Technologies Inc.”
	See paragraph 1 of the Existing Memorandum.	See Article First of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
Perpetual Existence (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that if SCH does not consummate a business combination (as defined in the Cayman Constitutional Documents) by April 30, 2022, SCH will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate SCH’s trust account.	The Proposed Organizational Documents do not include any provisions relating to Opendoor Technologies’ ongoing existence; the default under the DGCL will make Opendoor Technologies’ existence perpetual.
	See Article 49 of the Cayman Constitutional Documents.	Default rule under the DGCL.
Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.
See Article Twelfth of the Proposed Certificate of Incorporation.
Takeovers by Interested Stockholders (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not provide restrictions on takeovers of SCH by a related shareholder following a business combination.	The Proposed Organizational Documents will have Opendoor Technologies elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by interested stockholders.
See Article Tenth of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)	The Cayman Constitutional Documents include various provisions related to SCH’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to SCH’s status as a blank check company, which no longer will apply upon consummation of the Merger, as SCH will cease to be a blank check company at such time.
See Article 49 of the Cayman Constitutional Documents.

Q:
How will the Domestication affect my ordinary shares, warrants and units?

A:
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding SCH Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Opendoor Technologies common stock, (2) each of the then issued and outstanding SCH Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Opendoor Technologies common stock; (3) each then issued and outstanding SCH warrant will convert automatically into a Opendoor Technologies warrant, pursuant to the Warrant Agreement and (4) each SCH unit will convert automatically into a Opendoor Technologies unit, with each Opendoor Technologies unit representing one share of Opendoor Technologies common stock and one-third of one Opendoor Technologies warrant. See “Domestication Proposal” for additional information.

Q:
What are the U.S. federal income tax consequences of the Domestication?

A:
As discussed more fully under “U.S. Federal Income Tax Considerations,” it is intended that the

Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:
•
A U.S. Holder whose SCH Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of SCH’s earnings in income;

•
A U.S. Holder whose SCH Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of SCH stock entitled to vote and less than 10% of the total value of all classes of SCH stock will generally recognize gain (but not loss) on the exchange of SCH Class A ordinary shares for Opendoor Technologies common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its SCH Class A ordinary shares provided certain other requirements are satisfied; and

•
A U.S. Holder whose SCH Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of SCH stock entitled to vote or 10% or more of the total value of all classes of SCH stock will generally be required to include in income as a deemed dividend all earnings and profits amount attributable to its SCH Class A ordinary shares.

SCH does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.
As discussed more fully under “U.S. Federal Income Tax Considerations,” SCH believes that it is likely classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. In such case, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of SCH Class A ordinary shares or warrants for Opendoor Technologies common stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations — PFIC Considerations — D. QEF Election and Mark-to-Market Election” with respect to their SCH Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to SCH warrants, and the application of the PFIC rules to SCH warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations.”
Each U.S. Holder of SCH Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of SCH Class A ordinary shares and warrants for Opendoor Technologies common stock and warrants pursuant to the Domestication.
Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s Opendoor Technologies common stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”
Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to waive its redemption rights with respect to all of the founder shares in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q:
How do I exercise my redemption rights?

A:
If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, SCH’s transfer agent, that Opendoor Technologies redeem all or a portion of your public shares for cash; and

(iii)
deliver your public shares to Continental, SCH’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, SCH’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCH’s transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of June 30, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of SCH’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, SCH’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that SCH’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, SCH’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, SCH’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, SCH’s agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, Opendoor Technologies will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of Opendoor Technologies common stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, SCH’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, SCH’s transfer agent, by 5:00 p.m., Eastern Time, on           , 2020 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
It is expected that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its Opendoor Technologies common stock will generally be treated as selling such Opendoor Technologies common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Opendoor Technologies common stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption of any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.”
All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q:
What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of SCH’s initial public offering, an amount equal to $414.0 million ($10.00 per unit) of the net proceeds from SCH’s initial public offering and the sale of the private placement warrants was placed in the trust account. As of June 30, 2020, funds in the trust account totaled $414,025,917 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of SCH’s obligation to redeem 100% of the public shares if it does not complete a business combination by April 30, 2022 and (3) the redemption of all of the public shares if SCH is unable to complete a business combination by April 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of SCH public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of Opendoor Technologies following the Business Combination. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”
Q:
What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?

A:
Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of Opendoor to consummate the Merger are conditioned on, among other things, that as of the Closing, the Trust Amount plus the PIPE Investment is at least equal to the Minimum Available Cash Amount. In addition, there is a mutual condition that the Trust Amount plus the Third Party PIPE Investment Amount be at least $200,000,000. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, in no event will we redeem public shares in an amount that would cause Opendoor Technologies’ net tangible assets (as determined in accordance with Rule 3a5 1-1 (g)(1) of the Exchange Act) to be less than $5,000,001.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of SCH and Opendoor, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) receipt of approval for listing on Nasdaq or, if requested by Opendoor, NYSE, the shares of Opendoor Technologies common stock to be issued in connection with the Merger, (v) that SCH have at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions.

In addition, prior to the Closing, Opendoor will consummate the restructuring transactions as set forth in the Merger Agreement (the “Pre-Closing Restructuring”), and it is a condition to the obligations of SCH and Merger Sub to consummate the Merger that the Pre-Closing Restructuring has been completed.
For more information about conditions to the consummation of the Business Combination, see “BCA Proposal — The Merger Agreement.”
Q:
When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated in the fourth quarter of 2020. This date depends, among other things, on the approval of the proposals to be put to SCH shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by SCH’s shareholders at the extraordinary general meeting and SCH elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “BCA Proposal — The Merger Agreement.”

Q:
What happens if the Business Combination is not consummated?

A:
SCH will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If SCH is not able to complete the Business Combination with Opendoor by April 30, 2022 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, SCH will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:
Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:
Neither SCH’s shareholders nor SCH’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Q:
What do I need to do now?

A:
SCH urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. SCH’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person virtually at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to virtually attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.
Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will be held at           a.m., Eastern Time, on        , 2020, via live webcast at       , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:
Who is entitled to vote at the extraordinary general meeting?

A:
SCH has fixed           , 2020 as the record date for the extraordinary general meeting. If you were a shareholder of SCH at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person virtually or is represented by proxy at the extraordinary general meeting.

Q:
How many votes do I have?

A:
SCH shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 51,750,000 ordinary shares issued and outstanding, of which 41,400,000 were issued and outstanding public shares.

Q:
What constitutes a quorum?

A quorum of SCH shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person virtually or by proxy. As of the record date for the extraordinary general meeting, 25,875,001 ordinary shares would be required to achieve a quorum.
Q:
What vote is required to approve each proposal at the extraordinary general meeting?

A:
The following votes are required for each proposal at the extraordinary general meeting:

(i)
BCA Proposal:   The approval of the BCA Proposal requires an ordinary resolution under

Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(ii)
Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)
Organizational Documents Proposals:   The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)
Director Election Proposal:   The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)
Stock Issuance Proposal:   The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)
Incentive Award Plan Proposal:   The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)
ESPP Proposal:   The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(viii)
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Q:
What are the recommendations of SCH’s board of directors?

A:
SCH’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCH’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
How does the Sponsor intend to vote their shares?

A:
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to vote all the founder shares and any other public shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Opendoor or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCH’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Opendoor or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) SCH’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on our ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. SCH will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
What happens if I sell my SCH ordinary shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).
Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to SCH’s Secretary at SCH’s address set forth below so that it is received by SCH’s Secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place on           , 2020) or virtually attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to SCH’s Secretary, which must be received by SCH’s Secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of Opendoor Technologies. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of SCH. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).

Q:
What should I do with my share certificates, warrant certificates or unit certificates?

A:
Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, SCH’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on           , 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.
Upon the Domestication, holders of SCH units, Class A ordinary shares, Class B ordinary shares and warrants will receive Opendoor Technologies units, shares of Opendoor Technologies common stock and warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class B ordinary shares or warrants.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:
Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:
SCH will pay the cost of soliciting proxies for the extraordinary general meeting. SCH has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. SCH has agreed to pay Morrow a fee of $35,000, plus disbursements (to be paid with non-trust account funds). SCH will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SCH Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of SCH Class A ordinary shares and in obtaining voting instructions from those owners. SCH’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:
Where can I find the voting results of the extraordinary general meeting?

A:
The preliminary voting results will be expected to be announced at the extraordinary general meeting. SCH will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
Email: IPOB.info@investor.morrowsodali.com
You also may obtain additional information about SCH from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, SCH’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to           p.m., Eastern Time, on           , 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company 1 State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind
E-Mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “BCA Proposal — The Merger Agreement.”
Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.
Combined Business Summary
The Parties to the Business Combination
SCH
Social Capital Hedosophia Holdings Corp. II is a blank check company incorporated on October 18, 2019 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SCH has neither engaged in any operations nor generated any revenue to date. Based on SCH’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On April 30, 2020, SCH consummated its initial public offering of its units, with each unit consisting of one SCH Class A ordinary share and one-third of one public warrant. Simultaneously with the closing of the initial public offering, SCH completed the private sale of 6,133,333 private placement warrants at a purchase price of $1.50 per private placement warrant, to the Sponsor generating gross proceeds to us of $9.2 million. The private placement warrants are identical to the warrants sold as part of the units in SCH’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of SCH’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.
Following the closing of SCH’s initial public offering, a total of $414.0 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of June 30, 2020, funds in the trust account totaled $414,025,917. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend SCH’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) to modify the substance or timing of SCH’s obligation to redeem 100% of the public shares if it does not complete a business combination by April 30, 2022, and (3) the redemption of all of the public shares if SCH is unable to complete a business combination by April 30, 2022, subject to applicable law.
The SCH units, SCH Class A ordinary shares and SCH warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “IPOB,” “IPOB.U” and “IPOB.WS,” respectively.

SCH’s principal executive office is located at 317 University Ave, Suite 200, Palo Alto, California, 94301. Its telephone number is (650) 521-9007. SCH’s corporate website address is www.SocialCapitalHedosophiaHoldings.com. SCH’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Merger Sub
Hestia Merger Sub Inc. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of SCH. The Merger Sub does not own any material assets or operate any business.
Opendoor
Opendoor is a Delaware corporation incorporated on December 30, 2013. Opendoor and its subsidiaries operate a leading digital platform for residential real estate that enables consumers to seamlessly buy and sell their home. By leveraging software, data science, product design, capital markets and operations, Opendoor has rebuilt the entire service model for real estate and have made buying and selling possible with a mobile device. Opendoor believes its digital, on-demand experience will be the future of how people buy or sell a home. Opendoor’s principal executive office is located at 1 Post Street, Floor 11, San Francisco, CA 94104. Their telephone number is 415-896-6737.
Proposals to be Put to the Shareholders of SCH at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of SCH and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
BCA Proposal
As discussed in this proxy statement/prospectus, SCH is asking its shareholders to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of September 15, 2020, by and among SCH, Merger Sub and Opendoor, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of SCH to Delaware as described below, the merger of Merger Sub with and into Opendoor (the “Merger”), with Opendoor surviving the merger as a wholly owned subsidiary of Opendoor Technologies, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “BCA Proposal — SCH’s Board of Directors’ Reasons for the Business Combination,” SCH’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for SCH’s initial public offering, including that the business of Opendoor and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). For more information about the transactions contemplated by the Merger Agreement, see “BCA Proposal.”
Aggregate Merger Consideration
As a result of and upon the closing of the Merger (the “Closing”), among other things, all outstanding shares of Opendoor common stock (after giving effect to Opendoor Preferred Conversion, Opendoor Warrant Settlement and the Convertible Note Exchange , as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the effective time of the Merger and, together with shares of Opendoor common stock reserved in respect of Opendoor Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Opendoor Technologies common stock, as more fully described elsewhere in this proxy statement/prospectus, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 500,000,000 shares of Opendoor Technologies common stock

(at a deemed value of $10.00 per share), which, in the case of Opendoor Awards, will be shares underlying awards based on Opendoor Technologies common stock representing a pre-transaction equity value of Opendoor of $5.0 billion (the “Aggregate Merger Consideration”). The portion of the Aggregate Merger Consideration reflecting the conversion of the Opendoor Awards is calculated assuming that all Opendoor Technologies Options are net-settled (although Opendoor Technologies Options may by their terms be cash-settled, resulting in additional dilution). The Aggregate Merger Consideration does not take into account certain additional issuances (i) to the Opendoor PIPE Investors pursuant to the PIPE Investment which may be made under the terms of the respective Subscription Agreements or (ii) to Opendoor management and employees pursuant to the 2020 Incentive Plan and Management Awards (as defined in the Incentive Award Plan Proposal). For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Closing Conditions
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval by SCH’s shareholders of the Business Combination and related agreements and transactions, (ii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on Nasdaq or, if requested by Opendoor, NYSE, of the shares of Opendoor Technologies common stock to be issued in connection with the Merger), (iv) that Opendoor Technologies has at least $5,000,001 of net tangible assets upon Closing and (v) the absence of any injunctions.
Other conditions to Opendoor’s obligations to consummate the Merger include, among others, that as of the Closing, (i) the Domestication has been completed, and (ii) the amount of cash available in the trust account, after deducting the amount required to satisfy SCH’s obligations to its shareholders (if any) that exercise their redemption rights pursuant to the Cayman Constitutional Documents, or the Trust Amount and the PIPE Investment Amount, in the aggregate, is at least equal to $550.0 million (the “Minimum Available Cash Amount”).
If the Available Cash (the sum of the Trust Amount and PIPE Investment) is equal to or greater than the Minimum Available Cash Amount, then the Minimum Cash Condition will be deemed to have been satisfied. This condition is for the sole benefit of Opendoor, provided that there is a mutual condition that the Trust Amount plus the Third-Party PIPE Investment Amount (as defined herein) be at least $200.0 million. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCH redeem public shares in an amount that would cause Opendoor Technologies’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
For further details, see “BCA Proposal — The Merger Agreement.”
Domestication Proposal
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then SCH will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the board of directors of SCH has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of SCH’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while SCH is currently governed by the Cayman Islands Companies Law, upon the Domestication, Opendoor Technologies will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, SCH encourages shareholders to carefully review the information in “Comparison of Corporate Governance and Shareholder Rights.”
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding SCH Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Opendoor Technologies’ common stock, (2) each of the then issued and outstanding SCH Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Opendoor Technologies common stock, (3) each then issued and outstanding SCH warrant will convert automatically into a Opendoor Technologies warrant, pursuant to the Warrant Agreement and (4) each SCH unit will convert automatically into a Opendoor Technologies unit, with each Opendoor Technologies unit representing one share of Opendoor Technologies common stock and one-third of one Opendoor Technologies warrant.
For further details, see “Domestication Proposal.”
Organizational Documents Proposals
If the BCA Proposal and the Domestication Proposal are approved, SCH will ask its shareholders to approve by special resolution four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Law, with the Proposed Organizational Documents, under the DGCL. SCH’s board has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Opendoor Technologies after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
(A)
Organizational Documents Proposal A — to authorize the change in the authorized capital stock of SCH from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “SCH Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “SCH preferred shares”), to      shares of common stock, par value $0.0001 per share, of Opendoor Technologies (the “Opendoor Technologies common stock”) and      shares of preferred stock, par value $0.0001 per share, of Opendoor Technologies (the “Opendoor Technologies preferred stock”);

(B)
Organizational Documents Proposal B — to authorize the board of directors of Opendoor Technologies to issue any or all shares of Opendoor Technologies preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by Opendoor Technologies’ board of directors and as may be permitted by the DGCL;

(C)
Organizational Documents Proposal C — to provide that the Opendoor Technologies board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

(D)
Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex I and Annex J, respectively), including (1) changing the corporate name from “Social Capital Hedosophia Holdings Corp. II” to “Opendoor Technologies Inc.,” (2) making Opendoor Technologies’ corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL and (5) removing certain provisions related to SCH’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCH’s board of directors believes is necessary to adequately address the needs of Opendoor Technologies after the Business Combination,

The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and SCH encourages shareholders to carefully review the information set out in the section entitled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of Opendoor Technologies.

Director Election Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved, SCH’s shareholders are also being asked to approve by ordinary resolution the Director Election Proposal. Upon the consummation of the Business Combination, the Board will consist of seven directors. For additional information on the proposed directors, see “Director Election Proposal.”
Stock Issuance Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved, SCH’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal. For additional information, see “Stock Issuance Proposal.”
Incentive Award Plan Proposal
Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the ESPP Proposal are approved, SCH’s shareholders are also being asked to approve by ordinary resolution the 2020 Plan, in order to comply with NYSE Listing Rule 312.03(a) and the Internal Revenue Code. For additional information, see “Incentive Award Plan Proposal.”
ESPP Proposal
Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal are approved, SCH’s shareholders are also being asked to approve by ordinary resolution the ESPP, in order to comply with NYSE Listing Rule 312.03(a) and the Internal Revenue Code. For additional information, see “ESPP Proposal.”
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize SCH to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), SCH’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal.”
SCH’s Board of Directors’ Reasons for the Business Combination
SCH was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In evaluating the Business Combination, the SCH board of directors consulted with SCH’s management and considered a number of factors. In particular, the SCH board of directors considered, among other things, the following factors, although not weighted or in any order of significance:
•
Opendoor’s Large and Growing Addressable Market.   The real estate industry is ripe for disruption due to a number of factors. It is the largest, undisrupted market in the U.S., worth approximately $1.6 trillion annually, with approximately 68% of Americans owning homes and approximately 5.3 million existing homes sold each year. It is also highly fragmented, with approximately two million real estate agents in the U.S., and 28% of Realtors who also have another occupation. Online penetration is still relatively low in the real estate industry when compared to other categories such as retail and transportation. Meanwhile, poor housing affordability and high taxes in certain markets and low federal interest rates, together with the effects of the COVID-19 pandemic, are motivating more customers to move away from expensive, densely populated areas, and increasing their ability to do so, with more customers also prioritizing safety and demanding a digital-first experience.

•
Opendoor’s Superior Consumer Experience and Growing Customer Base.   The digital experience created by Opendoor’s product is transforming a highly inefficient process. Today, 89% of home buyers and sellers use an agent and the process for buying and selling a single-family home is complex, uncertain, time-consuming and offline. Opendoor’s platform introduces greater simplicity (pursuant to its integrated digital experience), safety (transactions using Opendoor are contactless and do not require the seller to host open houses or in-person visits from multiple potential buyers), certainty and speed (with flexible closings in little as 14 days, compared with an average of 87 days to close in a traditional sale). As a result, customers enjoy selling their homes through Opendoor (based on Net Promoter Scores). Further, given the approximately 72 million, digitally-native millennials that are beginning to start families and enter the housing market, the SCH board of directors expects that customer demand for Opendoor’s product will continue to increase.

•
Opendoor’s Efficient and Scalable Business Model.   Opendoor has a highly efficient platform to buy and sell real estate. Opendoor applies technology to reduce costs through centralization and automation and is able to achieve economies of scale not available to traditional agents, creating savings that can be passed along to Opendoor’s customers. The more transactions Opendoor completes, the more refined and cost-efficient its products are expected to become, which the SCH board of directors expects to, in turn, continue to increase customer demand while also increasing Opendoor’s margins.

•
Opendoor’s Rapid Growth and Expansive Future Opportunities.   Opendoor is already a leader in the ability to buy and sell a consumer home online and has a demonstrated ability to grow rapidly and efficiently through its centralized customer operations, scalable pricing systems and small, efficient in-market launch teams. Opendoor also anticipates continued revenue growth and margin improvement through market penetration and adjacent services. Today, Opendoor operates in 21 U.S. markets with plans for future expansion into additional markets across the country. In terms of adjacent services, Opendoor has already launched title insurance and escrow services and certain financing services, and plans to launch additional value-added services in the future which the SCH board of directors expects will increase contribution margin and profits over time.

•
Experienced and Proven Management Team.   Opendoor’s management team has extensive experience in key aspects of the real estate, technology, finance and retail industries. Opendoor’s management team is led by its Founder and Chief Executive Officer, Eric Wu, and executives from companies such as Airbnb, Trulia, Amazon, Netflix, Square, Lyft, Uber, TPG Global and Capital One. Under their leadership, Opendoor has transformed how people across the country sell their homes and has become a market leader in buying and selling single-family residences online. We expect that Opendoor’s executives will continue with the combined company following the Business Combination. For additional information regarding Opendoor Technologies’ executive officers, see the section entitled “Management of Opendoor Technologies Following the Business Combination — Executive Officers.”

•
Attractive Entry Valuation.   Opendoor Technologies will have an anticipated initial pre-transaction enterprise value of $5.0 billion (excluding unrestricted cash and marketable securities on Opendoor’s balance sheet as of June 30, 2020 and the proceeds from the proposed transaction), implying a 1.0x multiple of 2019 revenue and a 0.5x multiple of 2023 projected revenue. After the completion of the Business Combination, the majority of the net cash from SCH’s trust account is expected to be held on Opendoor Technologies’ balance sheet to fund operations and support continued growth into new products and geographical markets.

For a more complete description of the SCH board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the SCH board of directors, see the section entitled “BCA Proposal — SCH’s Board of Directors’ Reasons for the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “BCA Proposal — Related Agreements.”
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, SCH entered into a sponsor support agreement, with the Sponsor, each officer and director of SCH and Opendoor, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor and each director of SCH agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. For additional information, see “BCA Proposal — Related Agreements — Sponsor Support Agreement.”
Opendoor Holders Support Agreement
In connection with the execution of the Merger Agreement, SCH entered into a support agreement with Opendoor and certain stockholders of Opendoor (the “Opendoor Stockholders”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Opendoor Holders Support Agreement”). Pursuant to Opendoor Holders Support Agreement, certain Opendoor Stockholders agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of Opendoor Holders Support Agreement. For additional information, see “BCA Proposal — Related Agreements — Opendoor Holders Support Agreement.”
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Opendoor Technologies Inc., Sponsor, certain former stockholders of Opendoor Labs Inc. (the “Opendoor Holders”), Cipora Herman, David Spillane, ChaChaCha SPAC B, LLC, a Delaware limited liability company, Hedosophia Group Limited, a Guernsey company limited by shares, and 010118 Management, L.P., a Delaware limited partnership, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Opendoor Technologies will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Opendoor Technologies common stock and other equity securities of Opendoor Technologies that are held by the parties thereto from time to time. For additional information, see “BCA Proposal — Related Agreements — Registration Rights Agreement.”
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, SCH entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 60,005,000 shares of Opendoor Technologies common stock at $10.00 per share for an aggregate commitment amount of $600,050,000. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) there not being any amendment or modification of the terms of the Merger Agreement in a manner that is materially adverse to the PIPE Investor (in its capacity as such) and (iii) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement. The closings under the Subscription Agreements will occur substantially concurrently with the Closing. For additional information, see “BCA Proposal — Related Agreements — PIPE Subscription Agreements.”
Ownership of Opendoor Technologies following Business Combination
As of the date of this proxy statement/prospectus, there are 51,750,000 ordinary shares issued and outstanding, which includes the 10,350,000 founder shares held by the Sponsor and related parties and the 41,400,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 19,933,333 warrants, which includes the 6,133,333 private placement warrants held by the Sponsor and the 13,800,000 public warrants. Each whole warrant entitles the holder thereof to purchase one SCH Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Opendoor Technologies common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the SCH fully diluted share capital would be 71,683,333.
It is anticipated that, following the Business Combination, (1) SCH’s public shareholders are expected to own approximately 6.8% of the outstanding Opendoor Technologies common stock, (2) Opendoor Stockholders (including the Opendoor PIPE Investors) are expected to own approximately 82.4% of the outstanding Opendoor Technologies common stock, (3) the Sponsor and related parties (including the

Sponsor Related PIPE Investors) are expected to collectively own approximately 4.3% of the outstanding Opendoor Technologies common stock and (4) the Third Party PIPE Investors are expected to own approximately 6.5% of the outstanding Opendoor Technologies common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting of all shares of Opendoor Technologies common stock received in respect of the Opendoor Technologies Restricted Shares, (b) the vesting and exercise of all Opendoor Technologies Options for shares of Opendoor Technologies common stock, (c) the vesting of all Opendoor Technologies RSU Awards and the issuance of shares of Opendoor Technologies common stock in respect thereof and (d) that Opendoor Technologies issues shares of Opendoor Technologies common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 500,000,000 shares of Opendoor Technologies common stock (assuming that all Opendoor Technologies Options are net-settled), and (iii) Opendoor Technologies issues 60,005,000 shares of Opendoor Technologies common stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing shareholders in the combined company will be different.
The following table illustrates varying ownership levels in Opendoor Technologies immediately following the consummation of the Business Combination based on the assumptions above.
	Share Ownership in Opendoor Technologies
	No Additional Redemptions		Additional Redemptions(1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Opendoor Stockholders(2)	503,980,000	82.4%	503,980,000	88.4%
SCH’s public shareholders	41,400,000	6.8%	—	0.0%
Sponsor & related parties(3)	26,375,000	4.3%	26,375,000	4.6%
Third Party PIPE Investors	40,000,000	6.5%	40,000,000	7.0%
Total	611,755,000	100.0%	570,355,000	100.0%

(1)
Assumes additional redemptions of 41,400,000 Class A public shares of SCH in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of June 30, 2020.

(2)
Includes 401,005,003 shares expected to be issued to existing Opendoor common and preferred shareholders, 3,980,000 shares subscribed for by the Opendoor PIPE Investors, 21,296,158 shares expected to be issued to existing Opendoor Convertible Debt holders, 4,187,590 shares expected to be issued to Opendoor warrant holders and 73,511,249 shares of Opendoor common stock underlying options that are included as part of consideration.

(3)
Includes 16,025,000 shares subscribed for by the Sponsor Related PIPE Investors and 200,000 shares held by the independent directors

Date, Time and Place of Extraordinary General Meeting of SCH’s Shareholders
The extraordinary general meeting of the shareholders of SCH will be held at           , Eastern Time, on           , 2020, at           , to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.
Voting Power; Record Date
SCH shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on           , 2020, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. SCH warrants do not have voting rights. As of the close of business on the record date, there were 51,750,000 ordinary shares issued and outstanding, of which 41,400,000 were issued and outstanding public shares.
Quorum and Vote of SCH Shareholders
A quorum of SCH shareholders is necessary to hold a valid meeting. A quorum will be present at the SCH extraordinary general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person virtually or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 25,875,001 ordinary shares would be required to achieve a quorum.
The Sponsor has agreed to vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.
The proposals presented at the extraordinary general meeting require the following votes:
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BCA Proposal:   The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

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Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

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Organizational Documents Proposals:   The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

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Director Election Proposal:   The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

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Stock Issuance Proposal:   The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

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Incentive Award Plan Proposal:   The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
ESPP Proposal:    The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of SCH that Opendoor Technologies redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
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hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•
submit a written request to Continental Stock Transfer & Trust Company (“Continental”), SCH’s transfer agent, that Opendoor Technologies redeem all or a portion of your public shares for cash; and

•
deliver your public shares to Continental, SCH’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on           , 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCH’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SCH’s transfer agent, Opendoor Technologies will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Opendoor Technologies common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of SCH — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither SCH shareholders nor SCH warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. SCH has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of SCH — Revoking Your Proxy.”
Interests of SCH’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of SCH’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and SCH’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of SCH shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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Prior to SCH’s initial public offering, the Sponsor purchased 8,625,000 SCH Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, and transferred 100,000 of such shares to each of Mr. Spillane and Ms. Herman at their original per-share purchase price, and SCH later effected a share capitalization increasing the total number of SCH Class B ordinary shares issued and outstanding from 8,625,000 to 10,350,000 in order to maintain the number of SCH Class B ordinary shares at 20% of the aggregate number of SCH’s issued and outstanding ordinary shares upon the consummation of SCH’s initial public offering. If SCH does not consummate a business combination by April 30, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,350,000 SCH Class B ordinary shares collectively owned by the Sponsor and two members of SCH’s board of directors (Cipora Herman and David Spillane) would be worthless because following the redemption of the public shares, SCH would likely have few, if any, net assets and because the Sponsor and SCH’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any SCH Class A ordinary shares and SCH Class B ordinary shares held by it or them, as applicable, if SCH fails to complete a business combination within the required period. Additionally, in such event, the 6,133,333 private placement warrants purchased by the Sponsor simultaneously with the consummation of SCH’s initial public offering for an aggregate purchase price of $9.2 million, will also expire worthless. Certain of SCH’s directors and executive officers, including Chamath Palihapitiya, Adam Bain, and Ian Osborne also have a direct or indirect economic interest in such private placement warrants and in the 10,150,000 SCH Class B ordinary shares owned by the Sponsor. The 10,350,000 shares of SCH ordinary shares into which the 10,350,000 SCH Class B ordinary shares collectively held by the Sponsor, Ms. Herman and Mr. Spillane, will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $190.54 million based upon the closing price of $18.41 per public share on the NYSE on October 2, 2020, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Opendoor Technologies common stock will be subject to certain restrictions, including those described above, SCH believes such shares have less value.

•
Adam Bain, a current director of SCH, is expected to be a director of Opendoor Technologies after the consummation of the Business Combination. As such, in the future, Mr. Bain may receive fees, for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that Opendoor Technologies’ board of directors determines to pay to its non-employee directors.

•
Mr. Bain holds a direct economic interest in the shares of Opendoor capital stock that he owns in his individual capacity, in exchange for which Mr. Bain will receive shares of Opendoor Technologies common stock as consideration in the Merger, pursuant to the terms of the Merger Agreement.

Mr. Bain has an indirect economic interest in the Business Combination pursuant to his affiliation with an entity that (i) holds a beneficial interest in shares of Opendoor capital stock that will be exchanged for the right to receive shares of Opendoor Technologies common stock in the Merger, pursuant to the terms of the Merger Agreement and (ii) will receive additional shares of Opendoor Technologies common stock pursuant to its participation in the PIPE Investment as a Sponsor Related PIPE Investor in connection with the Business Combination.
•
The Sponsor (including its representatives and affiliates) and SCH’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to SCH. For example, Mr. Palihapitiya and Mr. Osborne, each of whom serves as an officer and director of SCH and may be considered an affiliate of the Sponsor, have also recently incorporated Social Capital Hedosophia Holdings Corp. III (“IPOC”), Social Capital Hedosophia Holdings Corp. IV (“IPOD”), Social Capital Hedosophia Holdings Corp. V (“IPOE”), and Social Capital Hedosophia Holdings Corp. VI (“IPOF”), all of which are blank check companies incorporated as a Cayman Islands exempted companies for the purpose of effecting their respective initial business combinations. Mr. Palihapitiya is the Chief Executive Officer and Chairman of the Board of Directors of IPOC, IPOD, IPOE and IPOF, Mr. Osborne is the President and a director of IPOC, IPOD, IPOE and IPOF, and each of our other officers is also an officer of IPOC, IPOD, IPOE and IPOF and owe fiduciary duties under Cayman Islands Companies Law to IPOC, IPOD, IPOE and IPOF. The Sponsor and SCH’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to SCH completing its initial business combination. Moreover, certain of SCH’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. SCH’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to SCH, and the other entities to which they owe certain fiduciary or contractual duties, including IPOC, IPOD, IPOE and IPOF. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SCH’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SCH, subject to applicable fiduciary duties under Cayman Islands Companies Law. SCH’s Cayman Constitutional Documents provide that SCH renounces its interest in any corporate opportunity offered to any director or officer of SCH unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of SCH and it is an opportunity that SCH is able to complete on a reasonable basis.

•
SCH’s existing directors and officers will be eligible for continued indemnification and continued coverage under SCH’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•
The Sponsor Related PIPE Investors have subscribed for $160,250,000 of the PIPE Investment, for which they will receive up to 16,025,000 shares of Opendoor Technologies common stock. See “Certain Relationships and Related Persons Transactions — SCH — Subscription Agreements” for additional information.

•
In the event that SCH fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, SCH will be required to provide for payment of claims of creditors that were not waived that may be brought against SCH within the ten years following such redemption. In order to protect the amounts held in SCH’s trust account, the Sponsor has agreed that it will be liable to SCH if and to the extent any claims by a third party (other than SCH’s independent auditors) for services rendered or products sold to SCH, or a prospective target business with which SCH has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of SCH’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•
In connection with SCH’s initial public offering, the underwriters of SCH’s initial public offering agreed to reimburse SCH for amounts paid by SCH to Connaught (UK) Limited for financial advisory services in an amount equal to 10% of the discount paid to the underwriters, of which $720,000 was paid at the closing of SCH’s initial public offering and up to $1,449,000 will be payable at the time of the closing of SCH’s initial Business Combination. Connaught (UK) Limited is an affiliate of SCH, the Sponsor and certain of SCH’s directors and officers.

•
A party related to our Sponsor and certain of our officers and directors has advanced funds to us for working capital purposes, including $1.1 million as of September 30, 2020. These outstanding advances have been documented in a promissory note, dated as of September 30, 2020 (the “Promissory Note”), issued by SCH to the Sponsor, pursuant to which SCH may borrow up to $4.0 million from the Sponsor (including those amounts which are currently outstanding). The Promissory Note is non-interest bearing, unsecured and due and payable in full on the earlier of April 30, 2022 and the date SCH consummates its initial business combination. If we do not complete our initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay such advances and any other working capital advances made to us, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to us, and such related party may not be able to recover the value it has loaned us and any other working capital advances it may make.

•
Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Opendoor Technologies common stock and warrants held by such parties following the consummation of the Business Combination.

•
The Proposed Certificate of Incorporation will contain a provision expressly electing that Opendoor Technologies will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the Delaware General Corporation Law, although it will provide other restrictions regarding takeovers by interested stockholders.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or SCH’s securities, the Sponsor, Opendoor or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCH’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Opendoor or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum

Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) SCH’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. SCH will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Interests of Opendoor’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of SCH’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that Opendoor’s directors and executive officers may have interests in such proposal that are different from, or in addition to, those of SCH shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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Eric Wu.   On January 6, 2020, Opendoor entered into an employment letter agreement with Opendoor’s Chief Executive Officer, Eric Wu, and agreed to grant Mr. Wu 9,202,707 RSUs (the “Post-Listing RSUs”) prior to a liquidity transaction (defined in the letter agreement as a “Listing Event”). Under this letter agreement (as subsequently amended), a Listing Event is the occurrence of either of the following: (i) an initial public offering or direct listing of any class of common stock of Opendoor or (ii) a merger (or similar transaction) with a special purpose acquisition company, in either case before December 31, 2024 and the result of which is that any class of common stock of Opendoor or the parent or successor entity of Opendoor is listed on the New York Stock Exchange, the Nasdaq Stock Market or other securities exchange. The closing of the Business Combination will be a Listing Event that results in these Post-Listing RSUs being granted. The Post-Listing RSUs have a term of seven years and will vest, subject to Mr. Wu’s continued employment with us through each applicable vesting date, as to 1/6th of the Post-Listing RSUs upon the achievement of each of six predetermined share price milestones based on the 60-day volume weighted average closing price of Opendoor Technologies’ publicly-traded class of common stock, or if earlier, based on the per share consideration received in connection with a Change of Control (as defined in Mr. Wu’s employment letter agreement). These milestones are $29.29, $38.07, $49.49, $64.34, $83.64 and $108.74, but will be adjusted to reflect the impact of the Business Combination, by dividing each milestone by the Exchange Ratio. The number of Post-Listing RSUs will also be adjusted to reflect the Business Combination by multiplying the number of RSUs by such ratio. The Post-Listing RSUs will be granted immediately prior to the closing of the Business Combination, so they will dilute Opendoor's current stockholders (i.e., by being included within the number of aggregate fully diluted shares of Opendoor common stock issued and outstanding immediately prior to the Merger for purposes of determining the Exchange Ratio) and not SCH's current stockholders.

•
Carrie Wheeler.   Pursuant to her employment letter agreement with Opendoor, Opendoor’s Chief Financial Officer, Carrie Wheeler, is entitled to receive a total of 2,710,000 RSUs (the “Wheeler

RSUs”), all of which are subject to (i) a liquidity-based vesting condition and (ii) either (a) a time-based vesting condition or (b) a performance-based vesting condition, in each case, subject to Ms. Wheeler’s continued employment with us through the applicable vesting date. The liquidity-based vesting condition for all Ms. Wheeler’s RSUs will be satisfied if a Listing Event occurs prior to the seventh anniversary of the grant date of the applicable RSUs. The closing of the Business Combination will be a Listing Event. 2,160,000 of the Wheeler RSUs were granted to Ms. Wheeler upon the start of her employment with Opendoor (the “Wheeler Start Date”) and are subject to, in addition to the liquidity-based vesting condition, a time-based vesting condition whereby 25% of such RSUs would vest on the first anniversary of her employment start date and 75% of such RSUs would vest in substantially equal quarterly installments over a three-year period thereafter. 250,000 of the Wheeler RSUs will be granted to Ms. Wheeler on the third anniversary of the Wheeler Start Date, subject to her continued employment with us on such date, and are subject to, in addition to the liquidity-based vesting condition, a time-based vesting condition whereby such RSUs vest in substantially equal quarterly installments over a two-year period following such anniversary. 300,000 of the Wheeler RSUs were granted to Ms. Wheeler on the Wheeler Start Date and are subject to, in addition to the liquidity-based vesting condition, a performance-based vesting condition whereby such RSUs would vest upon the first to occur of (i) both (a) a Listing Event and (b) the 60-day volume weighted average closing price of Opendoor Technologies’ publicly-traded class of common stock being at least $26.66 (divided by the Exchange Ratio), (ii) both (a) a Listing Event and (b) the consummation of a Change of Control (as defined in Ms. Wheeler’s employment letter agreement) in which the per share consideration is at least $26.66 or (iii) prior to a Listing Event, the sale of shares of convertible preferred stock with gross proceeds to us of at least $100,000,000 at a price per share of at least $26.66. The per share performance target of $26.66 will be adjusted to reflect the impact of the Business Combination, by dividing $26.66 by the Exchange Ratio. The number of Wheeler RSUs will also be adjusted to reflect the Business Combination by multiplying the number of RSUs by such ratio.
•
Opendoor Executive Officer RSU Grants.   Within 90 days following the Closing, we expect to grant certain of Opendoor Technologies’ employees equity awards in the form of restricted stock units. We expect to grant Opendoor Technologies’ Chief Executive Officer, Eric Wu, in addition to the Post-Listing RSU grant, restricted stock units covering a number of shares equal to 1/8th of the 2020 Plan’s aggregate share reserve on the Closing Date, and we expect to grant certain other of Opendoor Technologies’ employees restricted stock units covering a number of shares equal to, in the aggregate, 1/4th of the 2020 Plan’s aggregate share reserve on the Closing Date (together, the “Management Awards”).

Recommendation to Shareholders of SCH
SCH’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCH’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the

Business Combination or our extension proposal and (ii) that Opendoor Technologies issues or, as applicable, reserves for issuance in respect of Opendoor Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Opendoor Technologies common stock, an aggregate of 500,000,000 shares of Opendoor Technologies common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement (assuming that all Opendoor Technologies Options are net-settled). If the actual facts are different from these assumptions, the below figures will be different.
Sources		Uses
($ in millions)
Cash and investments held in trust account(1)	$414	Cash to balance sheet	$979
PIPE Investment(2)	600	Transaction expenses(3)	35
Total sources	$1,014	Total uses	$1,014

(1)
Calculated as of June 30, 2020.

(2)
Shares issued in the PIPE Investment are at a deemed value of $10.00 per share.

(3)
Includes deferred underwriting commission of $14.49 million and estimated transaction expenses.

U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Opendoor Technologies immediately following the Domestication will be the same as those of SCH immediately prior to the Domestication.
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, SCH is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Opendoor issuing stock for the net assets of SCH, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Opendoor.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (‘‘FTC’’), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On September 29, 2020, SCH and Opendoor filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. SCH cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, SCH cannot assure you as to its result.
None of SCH nor Opendoor are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Emerging Growth Company
SCH is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in SCH’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. SCH has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, SCH, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SCH’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of SCH’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. We currently anticipate that we will lose our “emerging growth company” status as of the end of the year ended December 31, 2020 based on revenue in excess of $1.07 billion as of December 31, 2020. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Risk Factors
In evaluating the proposals to be presented at the SCH extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF SCH
The selected historical condensed statements of operations data of SCH for the six months ended June 30, 2020 and for the period from October 18, 2019 (date of inception) to December 31, 2019 and the condensed balance sheet data as of June 30, 2020 and December 31, 2019 are derived from SCH’s unaudited interim and annual condensed financial statements included elsewhere in this proxy statement/prospectus. In SCH’s management’s opinion, the unaudited interim condensed financial statements include all adjustments necessary to state fairly SCH’s financial position as of June 30, 2020 and December 31, 2020 and the results of operations for the six months ended June 30, 2020 and for the period from October 18, 2019 (date of inception) to December 31, 2019.
SCH’s historical results are not necessarily indicative of the results that may be expected in the future and SCH’s results for the six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “SCH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About SCH” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.
SCH is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.
Statement of Operations Data	For The Six Months Ended June 30, 2020	For the Period Between October 18, 2019 to December 31, 2019
Revenue	$—	$—
Formation and operating costs	(303,819)	(21,631)
Loss from operations	(303,819)	(21,631)
Other income:
Interest income	25,917	—
Net income/(loss)	$(277,902)	$(21,631)
Weighted average shares basic outstanding and diluted	9,066,530	1
Basic and diluted net loss per ordinary share `	(0.03)	—
Balance Sheet Data	June 30, 2020	December 31, 2019
Total assets	$415,355,733	$52,673
Total liabilities	14,626,824	74,304
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,829,587 and none issued and outstanding (excluding 39,570,413 and no shares subject to possible redemption) at June 30, 2020 and December 31, 2019, respectively	183	—
Total shareholders’ equity	5,000,007	(21,631)

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF OPENDOOR
The selected historical consolidated statements of operations data of Opendoor for the years ended December 31, 2019, 2018, 2017, 2016, and 2015 and the historical consolidated balance sheet data as of December 31, 2019, 2018, and 2017 are derived from Opendoor’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 have been derived from Opendoor’s accounting records and have been prepared on the same basis as Opendoor’s audited consolidated financial statements included in this proxy statement/prospectus for the years ended December 31, 2019, 2018, and 2017. The selected historical consolidated statements of operations data of Opendoor for the six months ended June 30, 2020 and 2019 and the consolidated balance sheet data as of June 30, 2020 are derived from Opendoor’s unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus. In Opendoor management’s opinion, the unaudited interim consolidated financial statements include all adjustments necessary to state fairly Opendoor’s financial position as of June 30, 2020 and the results of operations for the six months ended June 30, 2020 and 2019. Opendoor’s historical results are not necessarily indicative of the results that may be expected in the future and Opendoor’s results for the six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. You should read the following selected historical consolidated financial data together with “Opendoor’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Opendoor’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.
Statement of Operations Data	For The Six Months Ended June 30, 2020	For The Six Months Ended June 30, 2019	For The Year Ended December 31, 2019	For The Year Ended December 31, 2018	For The Year Ended December 31, 2017	For The Year Ended December 31, 2016	For The Year Ended December 31, 2015
(in thousands, except per share data)
Revenue:	$1,995,622	$2,274,284	$4,740,583	$1,838,066	$711,066	$338,742	$53,479
Cost of revenue	1,850,001	2,124,155	4,439,333	1,704,638	644,719	321,934	53,214
Gross profit	145,621	150,129	301,250	133,428	66,347	16,808	265
Operating expenses	(220,485)	(266,833)	(549,084)	(297,100)	(127,989)	(50,214)	(10,951)
Net operating loss	(74,864)	(116,704)	(247,834)	(163,672)	(61,642)	(33,406)	(10,686)
Interest expense	(45,017)	(50,588)	(109,728)	(60,456)	(23,342)	(10,792)	(1,298)
Other income / (expense) – Net	1,965	9,807	18,644	(15,424)	217	(2,094)	(3,090)
Loss before income taxes	(117,916)	(157,485)	(338,918)	(239,552)	(84,767)	(46,292)	(15,074)
Income tax expense	(199)	(227)	(252)	(377)	—	—	—
Net loss	(118,115)	(157,712)	(339,170)	(239,929)	(84,767)	(46,292)	(15,074)
Less net income attributable to noncontrolling interests	—	1,217	1,847	1,362	62	—	—
Net loss attributable to Opendoor Labs Inc.	(118,115)	(158,929)	(341,017)	(241,291)	(84,829)	(46,292)	(15,074)
Weighted average shares outstanding basic	52,121	48,312	49,444	48,570	39,930	N/M(1)	N/M(1)
Weighted average shares outstanding diluted	52,121	48,312	49,444	48,570	39,930	N/M(1)	N/M(1)
Basic net loss per ordinary share	$(2.27)	$(3.29)	$(6.90)	$(5.12)	$(2.12)	N/M(1)	N/M(1)
Diluted net loss per ordinary share	$(2.27)	$(3.41)	$(7.06)	$(5.12)	$(2.12)	N/M(1)	N/M(1)

Combined Statements of Cash Flow Data	For The Six Months Ended June 30, 2020	For The Six Months Ended June 30, 2019	For The Year Ended December 31, 2019	For The Year Ended December 31, 2018	For The Year Ended December 31, 2017	For The Year Ended December 31, 2016	For The Year Ended December 31, 2015
(in thousands)
Net cash provided by (used in):
Operating activities	$950,347	$(76,690)	$(272,050)	$(1,179,637)	$(218,553)	$(197,359)	$(78,538)
Investing activities	(68,920)	(41,768)	(95,078)	(7,432)	(29,942)	(1,026)	(412)
Financing activities	(900,544)	287,948	646,179	1,496,494	161,177	334,255	119,712
Balance Sheet Data	June 30, 2020	June 30, 2019	December 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015
(in thousands)
Total assets	$1,242,866	N/A	$2,231,684	$1,842,295	$514,406	$423,249	$118,607
Total current liabilities	282,022	N/A	1,126,382	1,068,191	224,755	113,999	23,614
Total liabilities	704,883	N/A	1,583,285	1,191,797	330,960	164,368	28,250
Working capital	789,037	N/A	961,262	739,980	285,944	307,395	93,430
Total temporary equity	1,381,502	N/A	1,381,502	1,063,864	334,076	315,855	107,050
Total shareholders’ deficit	(843,519)	N/A	(733,103)	(413,366)	(150,630)	(56,974)	(16,693)

(1)
Weighted average shares outstanding and earnings per share were not calculated for these historical periods as the information is not deemed to be meaningful for investors by Management of Opendoor.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transaction contemplated by the Merger Agreement. The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, SCH is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Opendoor issuing stock for the net assets of SCH, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Opendoor. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2020 gives effect to the Business Combination as if it had occurred on June 30, 2020. The summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2020 and year ended December 31, 2019 give effect to the Business Combination as if it had occurred on January 1, 2019.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of SCH and Opendoor for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-combination company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-combination company.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by SCH’s public stockholders of shares of SCH Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account:
•
Assuming No Redemption:   This presentation assumes that no public stockholders of SCH exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemption:   This presentation assumes 41,400,000 of the public shares are redeemed for their pro rata share of the funds in SCH’s trust account. This scenario gives effect to SCH’s public share redemptions of 41,400,000 shares for aggregate redemption payments of $414.0 million. The Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, SCH will have a minimum of  $550.0 million in cash comprising (i) the cash held in the trust account after giving effect to SCH share redemptions (but prior to the payment of any (a) deferred underwriting commissions being held in the trust account and (b) transaction expenses of Opendoor or SCH) and (ii)  the PIPE Investment Amount actually received by SCH at or prior to the Closing Date. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total trust account balance of $414.0 million (as of June 30, 2020) is reflected as being redeemed.
(in thousands, except per share data)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Six Months Ended June 30, 2020
Revenue	$1,995,622	$1,995,622
Net loss per share – basic and diluted	$(0.21)	$(0.23)
Weighted-average shares outstanding – basic and diluted	538,244	496,844
Statement of Operations Data Year Ended December 31, 2019
Revenue	$4,740,583	$4,740,583
Net loss per share – basic and diluted	$(0.64)	$(0.69)
Weighted-average shares outstanding – basic and diluted	538,244	496,844
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2020
Total assets	$2,223,135	$1,809,109
Total liabilities	$512,246	$512,246
Total shareholders’ equity	$1,710,889	$1,296,863

COMPARATIVE PER SHARE DATA
The following table sets forth summary historical comparative share information for SCH and Opendoor and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemption:   This presentation assumes that no public stockholders of SCH exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemption:   This presentation assumes 41,400,000 of the public shares are redeemed for their pro rata share of the funds in SCH’s trust account. This scenario gives effect to SCH’s public share redemptions of 41,400,000 shares for aggregate redemption payments of $414.0 million. The Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, SCH will have a minimum of  $550.0 million in cash comprising (i) the cash held in the trust account after giving effect to SCH share redemptions (but prior to the payment of any (a) deferred underwriting commissions being held in the trust account and (b) transaction expenses of Opendoor or SCH) and (ii)  the PIPE Investment Amount actually received by SCH at or prior to the Closing Date. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total trust account balance of $414.0 million (as of June 30, 2020) is reflected as being redeemed.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2019.
This information is only a summary and should be read in conjunction with the historical financial statements of SCH and Opendoor and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of SCH and Opendoor is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings (loss) per share information below does not purport to represent the earnings (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of SCH and Opendoor would have been had the companies been combined during the periods presented.
			Combined Pro Forma		Opendoor Equivalent Per Share Pro Forma(2)
			Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	Opendoor (Historical)	SCH (Historical)			Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the Six months ended June 30, 2020
Book Value per share(1)	$(0.02)	$0.55	$3.18	$2.61	$5.10	$4.19
Weighted average shares outstanding – basic	52,120,603	9,066,530	538,243,751	496,843,751	426,488,751	426,488,751
Weighted average shares outstanding – diluted	52,120,603	9,066,530	538,243,751	496,843,751	426,488,751	426,488,751
Basic net loss per share	$(2.27)	$(0.03)	$(0.21)	$(0.23)	$(0.33)	$(0.36)
Diluted net loss per share	$(2.27)	$(0.03)	$(0.21)	$(0.23)	$(0.33)	$(0.36)
As of and for the Year ended December 31, 2019
Weighted average shares outstanding – basic	49,444,127	1	538,243,751	496,843,751	426,488,751	426,488,751
Weighted average shares outstanding – diluted	49,444,127	1	538,243,751	496,843,751	426,488,751	426,488,751
Basic net loss per share	$(6.90)	$—	$(0.64)	$(0.69)	$(1.02)	$(1.11)
Diluted net loss per share	$(7.06)	$—	$(0.64)	$(0.69)	$(1.02)	$(1.11)

(1)
Book value per share = (Total equity excluding preferred shares)/shares outstanding.

(2)
The equivalent pro forma basic and diluted per share data for Opendoor is calculated by multiplying the combined pro forma per share data by the Exchange Ratio set forth in the Business Combination Agreement. For purposes of this calculation, the 3,980,000 shares subscribed for by the Opendoor PIPE Investors have been excluded.

MARKET PRICE AND DIVIDEND INFORMATION
SCH units, Class A ordinary shares and public warrants are currently listed on the New York Stock Exchange under the symbols “IPOB.U” and “IPOB” and “IPOB.WS,” respectively.
The most recent closing price of the units, common stock and redeemable warrants as of September 14, 2020, the last trading day before announcement of the execution of the Merger Agreement, was $14.19, $13.05 and $4.01, respectively. As of           ,           , the record date for the extraordinary general meeting, the most recent closing price for each unit, common stock and redeemable warrant was $      , $      and $      , respectively.
Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of SCH’s securities could vary at any time before the Business Combination.
Holders
As of the date of this proxy statement/prospectus there was one holder of record of SCH’s Class A ordinary shares, three holders of record of SCH’s Class B ordinary shares, one holder of record of SCH units and two holders of SCH warrants. See “Beneficial Ownership of Securities.”
Dividend Policy
SCH has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Opendoor Technologies subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Opendoor Technologies’ board of directors. SCH’s board of directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that Opendoor Technologies’ board of directors will declare any dividends in the foreseeable future. Further, the ability of Opendoor Technologies to declare dividends may be limited by the terms of financing or other agreements entered into by Opendoor Technologies or its subsidiaries from time to time.
Price Range of Opendoor’s Securities
Historical market price information regarding Opendoor is not provided because there is no public market for Opendoor’s securities. For information regarding Opendoor’s liquidity and capital resources, see “Opendoor’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS
SCH shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Opendoor Labs Inc. and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Opendoor Technologies and its subsidiaries following the consummation of the Business Combination.
Risks Related to Opendoor’s Business and Industry
COVID-19 has adversely affected our business and may continue to adversely affect our business.
Our success depends on a high volume of residential real estate transactions throughout the markets in which we operate. This transaction volume affects all of the ways that we generate revenue, including our ability to acquire new homes and generate associated fees, our ability to sell homes that we own, the generation of commissions from our brokerage business, the number of loans our mortgage business originates and potentially resells, and the number of transactions our title and settlement business closes. The COVID-19 pandemic has significantly and adversely affected, and may continue to significantly and adversely affect, residential real estate transaction volume. For example, beginning in March 2020 through the second quarter of 2020 governmental authorities put in place limitations on in-person activities related to the sale of residential real estate. As a result, we decreased acquisitions of home inventory and decreased the volume of home inventory on our platform. We sold 7,832 homes in the first half of 2020, compared to 8,985 homes in the first half of 2019, representing a decrease of 13%, and decreased our inventory from $1,312 million as of December 31, 2019 to $264 million as of June 30, 2020. We cannot assure you of the long-term impact on the growth of our business of these responsive measures as a result of COVID-19.
We believe that COVID-19’s impact on our transaction volume depends in part on the impact of potential limitations imposed by governmental authorities on processes and procedures attendant to residential real estate transactions, such as in-home inspections and appraisals and in-person showings and county recordings, as well as COVID-19’s overall impacts on the U.S. economy. We believe that consumer spending on real estate transactions may be adversely affected by a number of macroeconomic factors related to COVID-19, including but not limited to:
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increased unemployment rates and stagnant or declining wages;

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decreased consumer confidence in the economy and recessionary conditions;

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volatility and declines in the stock market and lower yields on individuals’ investment portfolios; and

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more stringent mortgage financing conditions, including increased down payment requirements.

Our business and operating results may be significantly impacted by general economic conditions, the health of the U.S. residential real estate industry and risks associated with our real estate assets.
Our success depends, directly and indirectly, on general economic conditions, the health of the U.S. residential real estate industry, particularly the single family home resale market, and risks generally incident to the ownership of residential real estate, many of which are beyond our control. A number of factors could have a negative impact and harm our business, including the following:
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downturns in the U.S. residential real estate market — both seasonal and cyclical — which may be due to one or more factors, whether included in this list or not;

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the continuing and future impact of the COVID-19 pandemic on buying and selling trends in the residential real estate market;

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potential governmental or regulatory changes or requirements in response to the COVID-19 pandemic that may affect our business;

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changes in national, regional, or local economic, demographic or real estate market conditions;

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slow economic growth or recessionary or inflationary conditions;

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increased levels of unemployment or declining wages;

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declines in the value of residential real estate and/or the pace of home appreciation, or the lack thereof;

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illiquidity in residential real estate;

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overall conditions in the housing market, including macroeconomic shifts in demand, and increases in costs for homeowners such as property taxes, homeowners’ association fees and insurance costs;

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low levels of consumer confidence in the economy and/or the U.S. residential real estate industry;

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low home inventory levels or lack of affordably priced homes;

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increased mortgage interest rates or down payment requirements and/or restrictions on mortgage financing availability;

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changes in household debt levels;

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volatility and general declines in the stock market;

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federal, state, or local legislative or regulatory changes that would negatively impact owners or potential purchasers of single family homes or the residential real estate industry in general, such as the Tax Cuts and Jobs Act of 2017, which limited deductions of certain mortgage interest expenses and property taxes; or

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natural disasters, such as hurricanes, windstorms, tornadoes, earthquakes, wildfires, floods, hailstorms and other events that disrupt local, regional, or national real estate markets.

We have a history of losses, and we may not achieve or maintain profitability in the future.
We have incurred net losses on an annual basis since we were founded. We incurred net losses of $240 million and $339 million for the years ended December 31, 2018 and 2019, respectively, and a net loss of $118 million for the six months ended June 30, 2020. We had an accumulated loss of $790 million and $909 million as of December 31, 2019 and June 30, 2020, respectively. We expect to continue to make future investments in developing and expanding our business, including technology, recruitment and training, marketing, and pursuing strategic opportunities. These investments may not result in increased revenue or growth in our business. Additionally, we may incur significant losses in the future for a number of reasons, including:
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our inability to grow market share in our existing markets or any new markets we may enter;

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our expansion into new markets, for which we typically incur more significant losses immediately following entry;

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increased competition in the U.S. residential real estate industry;

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changes in our fee structure or rates;

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our failure to realize anticipated efficiencies through our technology and business model;

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costs associated with enhancements of our products;

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failure to execute our growth strategies;

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declines in U.S. residential real estate transaction volumes;

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increased marketing costs;

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lack of access to housing market data that is used in our pricing models at reasonable cost

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hiring additional personnel to support our overall growth;

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loss in value of real estate or potential impairments in the value of our assets due to changes in market conditions in the area in which real estate or assets are located;

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increases in costs associated with holding our real estate inventories, including financing costs;

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the availability of debt financing and securitization funding to finance our real estate inventories; and

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unforeseen expenses, difficulties, complications and delays, and other unknown factors.

Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses in the future. Moreover, as we continue to invest in our business, we expect expenses to continue to increase in the near term. These investments may not result in increased revenue or growth in our business. If we fail to manage our losses or to grow our revenue sufficiently to keep pace with our investments and other expenses, our business will be harmed. In addition, as a public company, we will also incur significant legal, accounting and other expenses that we did not incur as a private company.
Because we incur substantial costs and expenses from our growth efforts before we receive any incremental revenues with respect thereto, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in an increase in revenues to offset these expenses, which would further increase our losses.
Our limited operating history makes it difficult to evaluate our current business and future prospects and the risk of your investment.
Our business model and technology is still nascent compared to the business models of the incumbents in the U.S. residential real estate industry. We launched our first market in 2014 and do not have a long history operating as a commercial company. Our operating results are not predictable and our historical results may not be indicative of our future results. Few peer companies exist and none have yet established long-term track records that might assist us in predicting whether our business model and strategy can be implemented and sustained over an extended period of time. It may be difficult for you to evaluate our potential future performance without the benefit of established long-term track records from companies implementing a similar business model. We may encounter unanticipated problems as we continue to refine our business model and may be forced to make significant changes to our anticipated sales and revenue models to compete with our competitors’ offerings, which may adversely affect our results of operations and profitability.
We operate in a competitive and fragmented industry, which could impair our ability to attract users of our products, which could harm our business, results of operations and financial condition.
We operate in a competitive and fragmented industry, and we expect competition to continue to increase. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:
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the financial competitiveness of our products for consumers;

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the volume of our customers;

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the timing and market acceptance of our products, including new products offered by us or our competitors;

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our selling and marketing efforts;

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our customer service and support efforts;

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our continued ability to develop and improve our technology to support our business model;

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customer adoption of our platform as an alternative to traditional methods of buying and selling residential real estate; and

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our brand strength relative to our competitors.

Our business model depends on our ability to continue to attract customers to our digital platform and the products we offer, and enhance their engagement with our products in a cost-effective manner. New entrants continue to join our market categories at a rapid pace. Our existing and potential competitors include companies that operate, or could develop, national and/or local real estate businesses offering services, including real estate brokerage services, mortgage, and title insurance and escrow services, to home buyers or sellers.
Many of our competitors have well-established national reputations and may market similar products and services. Several of these companies are larger than us and have significant competitive advantages, including better name recognition, higher financial ratings, greater resources, lower cost of funds and additional access to capital, and more types of offerings than we currently do. These companies may also have higher risk tolerances or different risk assessments than we do. In addition, these competitors could devote greater financial, technical and other resources than we have available to develop, grow or improve their businesses. If we are not able to continue to attract customers to our platform and products, our business, results of operations and financial condition will be harmed.
We have experienced rapid growth since inception which may not be indicative of our future growth and, if we continue to grow rapidly, we may not be able to manage our growth effectively.
We have experienced rapid growth and demand for our products since inception. We expect that, in the future, even if our revenue increases, our rate of growth may decline. In any event, we will not be able to grow as fast or at all if we do not, among other things:
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increase the number of customers using our platform;

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acquire sufficient inventory at an attractive cost and quality to meet the increasing demand for our homes;

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increase customer conversion;

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increase our market share within existing markets and expand into new markets;

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increase our brand awareness;

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retain adequate availability of financing sources;

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obtain necessary capital to meet our business objectives.

Furthermore, in order to preserve our market position, we may expand into new markets or launch new products or services in existing or new markets more quickly than we would if we did not operate in such a highly competitive industry. Expanding into new markets may prove to be challenging as some markets may have very different characteristics than the markets we currently operate in, some of which may be unanticipated or unknown to us. These differences may result in greater pricing inaccuracies, as well as higher capital requirements, hold times, repair costs and transaction costs that may result in those markets being less profitable for us than those that we currently operate in.
Prospective sellers and buyers of homes may choose not to transact online, which would prevent us from growing our business.
Our success depends, in part, on our ability to attract customers who have historically purchased homes through more traditional channels. The online market for homes is significantly less developed than the online market for other goods and services such as books, music, travel and other consumer products. If this market does not gain widespread acceptance, our business may suffer. Furthermore, we may have to incur significantly higher and more sustained advertising and promotional expenditures or offer more incentives than we currently anticipate in order to attract consumers to our platform and convert them into sellers or buyers. If the online market for residential real estate does not continue to develop and grow, our business will not grow and our business, financial condition and results of operations could be materially and adversely affected.
Our business is dependent upon our ability to accurately price and portfolio manage inventory and an ineffective pricing or portfolio management strategy may have a material adverse effect on our business, sales and results of operations.
We appraise and price the homes we buy and sell using data science and proprietary algorithms based on a number of factors, including our knowledge of the real estate markets in which we operate. This assessment includes estimates on time of possession, market conditions, renovation costs and holding costs, and anticipated resale proceeds. Conversion rates and customer satisfaction may be negatively impacted if valuations are too low and/or fees are too high. Additionally, following our acquisition of a home, we may need to decrease our anticipated resale price for that home if we discover defects or other conditions requiring remediation or impacting the value of the home that were unknown to us at the time of acquisition. We may be unable to acquire or sell inventory at attractive prices or to finance and manage inventory effectively, and accordingly our revenue, gross margins and results of operations would be affected, which could have a material adverse effect on our business, financial condition and results of operations.
Property values may decline during the time between when we make an offer to purchase a home and when the closing of the purchase actually occurs and may adversely affect our business.
The time between when we make an offer to purchase a property and when we close the purchase can vary from weeks to several months, depending on the needs of our customers. In the interim period, there can be adverse impacts on the value or liquidity profile of the home. We may not be able to or wish to renegotiate or cancel a contract because doing so would negatively impact customer satisfaction and our brand, and potentially subject us to loss of our earnest money deposit or litigation. In the event the value of such homes declines significantly, we could experience losses, which in the aggregate could be detrimental to our business and results of operations.
Our business is dependent upon our ability to expeditiously sell inventory. Failure to expeditiously sell our inventory could have an adverse effect on our business, sales and results of operations. Holding homes in inventory exposes us to risks, such as increased holding costs.
Our purchases of homes are based in large part on our estimates of projected demand. If actual sales are materially less than our forecasts, we would experience an over-supply of inventory. An over-supply of home inventory will generally cause downward pressure on our sales prices and margins and increase our average days to sale. Our inventory of homes purchased has typically represented a significant portion of total assets. Having such a large portion of our total assets in the form of non-income producing homes inventory for an extended period of time subjects us to significant holding costs, including financing expenses, maintenance and upkeep expenses, insurance expenses, property tax expenses, homeowners’ association fees, other expenses that accompany the ownership of residential real property and increased risk of depreciation of value. If we have excess inventory or our average days to sale increases, the results of our operations may be adversely effected because we may be unable to liquidate such inventory at prices that allow us to meet margin targets or to recover our costs.
We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.
We have identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness relates to our general information technology controls, including the design and implementation of access and change management controls. Additionally, key components of the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") framework have not been fully implemented, including control and monitoring activities relating to: (1) electing and developing general control activities over technology to support the achievement of objectives; and (2) electing, developing, and performing ongoing and/or separate evaluations to ascertain whether the components of internal control are present and functioning.
We are in the process of engaging a third party consultant, as well as in the process of designing and implementing measures to improve our internal control over financial reporting to remediate this material weakness. While we are designing and implementing measures to remediate the material weakness, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. We can give no assurance that these measures will remediate the deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations.
As a public company, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for future annual reports on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Our independent registered public accounting firm will also be required to attest to the effectiveness of our internal control over financial reporting in future annual reports report on Form 10-K to be filed with the SEC. We will be required to disclose changes made in our internal controls and procedures on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. We have begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 in the future, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.
We experience seasonality and our operating results are likely to fluctuate on a quarterly and annual basis, and, as a result, our historical performance may not be a meaningful indicator of future performance.
We expect our revenue and results of operations to vary significantly from period to period in the future, based in part on, among other things, consumers’ home buying patterns. The residential real estate market is seasonal, with greater demand from home buyers in the spring and summer, and typically weaker demand in late fall and winter, resulting in fluctuations in the quantity, speed and price of transactions on our platform. We expect our financial results and working capital requirements to reflect seasonal variations over time, although our growth and market expansion have obscured the impact of seasonality in our historical financials to date.
In addition, our operating results are tied to certain key business metrics that have fluctuated in the past and are likely to fluctuate in the future. As a result of such variability, our historical performance, including from recent quarters or years, may not be a meaningful indicator of future performance and period-to-period comparisons also may not be meaningful.
If we do not innovate or provide customers with an efficient and seamless transaction experience, our business could be harmed.
The industry for residential real estate transaction services, technology, information marketplaces and advertising is dynamic, and the expectations and behaviors of customers and professionals shift constantly and rapidly. Our success depends on our continued innovation to provide new, and improve upon existing, products that make real estate transactions faster, easier and less stressful for our customers. As a result, we must continually invest significant resources in research and development to improve the attractiveness and comprehensiveness of our products, enable smoother and more efficient real estate transactions, adapt to changes in technology and support new devices and operating systems. Changes or additions to our products may not attract or engage our customers, and may reduce confidence in our products, negatively impact the quality of our brands, upset other industry participants, expose us to increased market or legal risks, subject us to new laws and regulations or otherwise harm our business. Furthermore, if we are unable to successfully anticipate or keep pace with industry changes and provide products that our customers want to use, on the devices they prefer, then those customers may become dissatisfied and use competitors instead. If we are unable to continue offering high-quality, innovative products, we may be unable to attract additional customers and real estate partners or retain our current customers and real estate partners, which could harm our business, results of operations and financial condition.
Our business model and growth strategy depend on our marketing efforts and ability to attract buyers and sellers to our platform in a cost-effective manner.
Our long-term success depends in part on our ability to continue to attract more buyers and sellers to our platform in each of our markets. We believe that an important component of our growth will be the growth of potential customers to our website. Our marketing efforts may not succeed for a variety of reasons, including changes to search engine algorithms, ineffective campaigns across marketing channels, and limited experience in certain marketing channels like television. External factors beyond our control may also affect the success of our marketing initiatives, such as filtering of our targeted communications by email servers, buyers and sellers failing to respond to our marketing initiatives, and competition from third parties. Any of these factors could reduce the number of customers coming to our platform.
Our business model relies on our ability to scale rapidly and to decrease incremental customer acquisition costs as we grow. If we are unable to recover our marketing costs through increases in customer traffic and in the number of transactions by users of our platform, or if our broad marketing campaigns are not successful or are terminated, it could have a material adverse effect on our growth, results of operations and financial condition.
Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our ability to expand our customer base will be impaired.
We believe that the brand identity that we have developed has significantly contributed to the success of our business and maintaining and enhancing the “Opendoor” brand is critical to expanding our customer base and current and future partners. If we fail to promote and maintain the “Opendoor” brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition could be adversely affected.
Our decision to expand existing product and service offerings into new markets or to launch new product or service offerings may consume significant financial and other resources and may not achieve the desired results.
We regularly evaluate expanding our products into new markets or launching new product offerings in existing or new markets. Any expansion or new offering requires significant expenses and the time of our key personnel, particularly at the outset of the process. We typically experience increased losses in new markets as we adjust to competitive environments with which we are unfamiliar and invest to build our brand presence within those markets. Our plans to expand and deepen our market share in our existing markets and possibly expand into additional markets is subject to a variety of risks and challenges. These risks and challenges include the varying economic and demographic conditions of each market, competition from local and regional residential brokerage firms, variations in transaction dynamics, and pricing pressures. We cannot assure you that we will be able to increase revenues and create business model efficiencies in new markets in the manner we have in our more mature existing markets.
Housing markets and housing stock in different areas can vary widely and certain markets may be more adaptable to our current business model than others. As we continue to expand, we may launch our product in markets that prove to be more challenging for our business model. As we expand from markets with a relatively new and homogeneous housing stock to markets with older and more diverse housing stock, we will have to adapt our business and operations to local conditions. The valuation technologies and systems that we currently use may not be as effective at accurately valuing homes in markets with older and more diverse housing stock. In addition, homes that we purchase in markets with relatively older housing stock may require more capital expenditures on improvements and repairs. We may also expand into markets with higher average home prices and fewer available homes within our target price range. If we are unable to adapt to these new markets and scale effectively, our business and results of operations may be adversely affected.
New markets and new product offerings may also subject us to new regulatory environments, which could increase our costs as we evaluate compliance with the new regulatory regime. Notwithstanding the expenses and time devoted to expanding an existing product offering into a new market or launching a new product offering, we may fail to achieve the financial and market share goals associated with the expansion. If we cannot manage our expansion efforts efficiently, our market share gains could take longer than planned and our related costs could exceed our expectations. In addition, we could incur significant costs to seek to expand our market share, and still not succeed in attracting sufficient customers to offset such costs.
A significant portion of our costs and expenses are fixed, and we may not be able to adapt our cost structure to offset declines in our revenue.
A significant portion of our expenses are fixed and do not vary proportionately with fluctuations in revenues. We need to maintain and continue to increase our transaction volumes to benefit from operating efficiencies. When we operate at less than expected capacity, fixed costs are inflated and represent a larger percentage of overall cost basis and percentage of revenue. Certain services we use, subscriptions and fees have fixed costs and are necessary for operation of the business. The other portion of fixed costs are necessary in order to invest in future growth. Given the early stage of our business, we cannot assure you that we will be able to rationalize our fixed costs.
Our growth depends in part on the success of our strategic relationships with third parties.
In order to grow our business, we anticipate that we will continue to depend on relationships with third parties, such as settlement service providers, lenders, real estate agents, valuation companies, vendors we use to service and repair our homes, third party partners we rely on for referrals, such as homebuilders and online real estate websites or institutional buyers of our inventory, such as single family rental REITs. Identifying partners, and negotiating and documenting agreements with them, and establishing and maintaining good relationships requires significant time and resources.
In addition, we rely on our relationships with multiple-listing services providers (MLS) in all our markets both as key data sources for our pricing and for listing our inventory for resale. Many of our competitors and other real estate websites have similar access to MLSs and listing data and may be able to source real estate information faster or more efficiently than we can. If we lose existing relationships with MLSs and other listing providers, whether due to termination of agreements or otherwise, changes to our rights to use or timely access listing data, an inability to continue to add new listing providers or changes to the way real estate information is shared, our ability to price or list our inventory for resale could be impaired and our operating results may suffer.
If we are unsuccessful in establishing or maintaining successful relationships with third parties, our ability to compete in the marketplace or to grow our revenues could be impaired and our operating results may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased customer usage of our product or increased revenues.
We rely on information supplied by prospective sellers in pricing homes and use technology to conduct physical inspections remotely.
We make offers based on our review of offer requests completed by the prospective seller. While we may seek to confirm or build on information provided in such an offer request through our own due diligence, we rely on the information supplied to us by prospective sellers to make offer decisions, and we cannot be certain that this information is accurate. If owner-supplied information is inaccurate, we may make poor or imperfect pricing decisions and our portfolio may contain more risk than we believe. We are also experimenting with conducting our pre-closing visual inspections of homes remotely through videos submitted to us by the sellers and this shift has been accelerated by health concerns associated with COVID-19, and this change may become permanent. It is possible that these video inspections may not be effective in identifying undisclosed issues, conditions or defects that an in-person inspection might otherwise reveal, which could result in us incurring unforeseen costs during the resale process.
Declining real estate valuations and impairment charges could result in recording impairment charges and may also adversely affect our financial condition and operating results.
There are risks inherent in owning properties and inventory risks are substantial for our business. Home prices can be volatile and the values of our inventory may fluctuate significantly and we may incur impairment charges due to changes in market conditions and/or economic sentiment. We periodically review the value of our properties to determine whether their value, based on market factors and generally accepted accounting principles, has permanently decreased such that it is necessary or appropriate to take an impairment loss in the relevant accounting period. Such a loss would cause an immediate reduction of net income in the applicable accounting period and would be reflected in a decrease in our balance sheet assets. Even if we do not determine that it is necessary or appropriate to record an impairment loss, a reduction in the intrinsic value of a property would become manifest over time through reduced income from the property and would therefore affect our earnings and financial condition.

Our business is concentrated in certain geographic markets. Exposure to local economies, regional downturns or severe weather or catastrophic occurrences or other disruptions or events may materially adversely affect our financial condition and results of operations.
Today, we are in 21 markets across the United States. For the six months ended June 30, 2020, approximately 47% of our revenue was generated from our top four markets by revenue, which consisted of the metropolitan areas of Phoenix, Dallas, Atlanta and Raleigh. As a result of this concentration, local and regional conditions in these markets, including those arising from COVID-19’s impacts may differ significantly from prevailing conditions in the United States or other parts of the country. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect our revenues and profitability. These risks include, without limitation: possible declines in the value of real estate; risks related to general and local economic conditions; demographic and population shifts and migration; possible lack of availability of mortgage funds; overbuilding; extended vacancies of properties; increases in competition, property taxes and operating expenses; changes in zoning laws; increased labor costs; unemployment; costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems; casualty or condemnation losses; and uninsured damages from floods, hurricanes, earthquakes or other natural disasters.
In addition, our top markets are primarily larger metropolitan areas, where home prices and transaction volumes are generally higher than other markets in the United States. To the extent people migrate outside of these markets due to lower home prices or other factors, and this migration continues to take place over the long-term, then the relative percentage of residential housing transactions may shift away from our historical top markets where we have generated most of our revenue. If we are unable to effectively adapt to any shift, including failing to increase revenue from other markets, then our financial performance may be harmed.
Our business is dependent upon access to desirable inventory. Obstacles to acquiring attractive inventory, whether because of supply, competition, or other factors may have a material adverse effect on our business, sales and results of operations.
We primarily acquire homes directly from consumers and there can be no assurance of an adequate supply of such homes on terms that are attractive to us. There can be no assurance that the supply of desirable homes will be sufficient to meet our needs. A reduction in the availability of or access to inventory could have a material adverse effect on our business, sales and results of operations. Additionally, we evaluate thousands of potential homes daily using our proprietary pricing model. If we fail to adjust our pricing to stay in line with broader market trends, or fail to recognize those trends, it could adversely affect our ability to acquire inventory. We remain dependent on customers to sell us homes.
Our ongoing ability to acquire homes is critical to our business model. A lack of available homes that meet our purchase criteria may affect our ability to scale. Reductions in our acquisitions of homes may have adverse effects on our ability to reach our desired inventory levels, our desired portfolio diversification, and our results of operations. In response to the COVID-19 pandemic and the consequent health risks, we ceased purchasing additional homes in March 2020 to safeguard the health and safety of our customers and employees. We continued to sell down inventory at a healthy pace, leading to inventory of $264 million as of June 30, 2020 compared to inventory of $1,312 million as of December 31, 2019. As our revenues are dependent on inventory levels available for sale, we expect our near-term revenues to be impacted due to limited inventory. We resumed operations across all of our markets by the end of August 2020, but there are no assurances that we will be able to return to pre-COVID-19 inventory levels in the short term.
Increases in transaction costs to acquire properties, including costs of evaluating homes and making offers, title insurance and escrow service costs, changes in transfer taxes, and any other new or increased acquisition costs, would have an adverse impact on our home acquisitions and our business.
Reductions in the availability of mortgage financing provided by government agencies, changes in government financing programs, or an increase in mortgage interest rates could decrease our buyers’ ability or desire to obtain financing and adversely affect our business or financial results.
The secondary market for mortgage loans continues to primarily desire securities backed by Fannie Mae, Freddie Mac or Ginnie Mae, and we believe the liquidity these agencies provide to the mortgage industry is important to the housing market. Any significant change regarding the long-term structure and viability of Fannie Mae and Freddie Mac could result in adjustments to the size of their loan portfolios and to guidelines for their loan products. Additionally, a reduction in the availability of financing provided by these institutions could adversely affect interest rates, mortgage availability and sales of new homes and mortgage loans.
Mortgage interest rates are currently low as compared to most historical periods. However, they could increase in the future, particularly if the Federal Reserve Board raises its benchmark rate. When interest rates increase, the cost of owning a home increases, which will likely reduce the number of potential home buyers who can obtain mortgage financing and could result in a decline in the demand for our homes.
Increases in the rate of cancellations of home sale agreements could have an adverse effect on our business.
In some cases, a home buyer may cancel the agreement of sale and receive a complete or partial refund of the deposit for reasons such as state and local laws, the home buyer’s inability to obtain mortgage financing, their inability to sell their current home or our inability to complete the sale of the home within the specified time. If there is a downturn in the housing market, or if mortgage financing becomes less available than it currently is, more home buyers may cancel their agreements of sale with us, which would have an adverse effect on our business and results of operations.
We rely on third parties to renovate and repair homes before we resell the homes, and the cost or availability of third-party labor could adversely affect our holding period and investment return for homes.
We frequently need to renovate or repair homes prior to listing for resale. We rely on third-party contractors and sub-contractors to undertake these renovations and repairs. These third-party providers may not be able to complete the required renovations or repairs within our expected timeline or proposed budget. Furthermore, if the quality of a third-party provider’s work does not meet our expectations, then we may need to engage another third-party contractor or subcontractor, which may also adversely affect the timeline or budget for completing renovations or repairs.
A longer than expected period for completing renovations or repairs could negatively impact our ability to sell a home within our anticipated timeline. This prolonged timing exposes us to factors that adversely affect the home’s resale value and may result in selling the home for a lower price than anticipated or not being able to sell the home at all. Meanwhile, incurring more than budgeted costs would adversely affect our investment return on purchased homes. Additionally, any undetected issues with a third-party provider’s work may adversely affect our reputation as a home seller.
There are risks related to our ownership of vacant homes and the listing of those homes for resale that are not possible to fully eliminate.
The homes in our inventory generally are not occupied during the time we own them prior to resale. When a home is listed for resale, prospective buyers or their agents typically can access our homes through our proprietary technology without the need for an appointment or one of our representatives being present. In certain circumstances, we also allow sellers to continue to occupy a home after we have purchased the home for a short period of time. Having visitors or short-term occupants in our homes entails risks of damage to the homes, personal injury, unauthorized activities on the properties, theft, rental scams, squatters and trespasser and other situations that may have adverse impacts on us or the homes, including potential adverse reputational impacts. Additionally, all of these circumstances may involve significant costs to resolve that may not be fully covered by insurance, including legal costs associated with removing unauthorized visitors and occupants and additional holding and repair costs. If these increased costs are significant across our homes inventory, both in terms of costs per home and numbers of homes impacted, this could have an adverse impact on our results of operations that is material.
OS National LLC (“OSN”) could be subject to liability for errors in its issuance of title insurance policies on behalf of third parties.
In its position as a licensed title agent, OSN is responsible for ensuring that each title insurance policy it issues is underwritten in accordance with the guidelines prescribed by the title insurance underwriters it acts as agent for. OSN’s relationship with each title insurance underwriter is governed by an agency agreement defining how it issues title insurance policies on their behalf. The agency agreement also sets forth OSN’s liability to the underwriter for policy losses attributable to OSN’s errors. In the event that OSN’s processes, controls and procedures are not effective at preventing such errors and this results in significant claims under title insurance policies issued by OSN, this could result in material liabilities not covered by insurance, which could adversely affect our business and results of operations.
Our mortgage lending business could fail to achieve expected results and could cause harm to our financial results, operations, and reputation.
We operate our mortgage lending business through our wholly owned subsidiary Opendoor Home Loans LLC (“Opendoor Home Loans”). Opendoor Home Loans funds substantially all of its lending operations using warehouse and repurchase facilities, with the intention to sell all loans and corresponding servicing rights to third-party financial institutions after a holding period. Its borrowings are in turn generally repaid with the proceeds it receives from mortgage loan sales. To grow its mortgage business, Opendoor Home Loans depends, in part, on having sufficient borrowing capacity under its current facilities or obtaining additional borrowing capacity under new facilities. If Opendoor Home Loans is not able to maintain debt financing with sufficient capacity or flexibility and does not have sufficient cash on hand, it would not be able to fund new loans and its business would suffer. If Opendoor Home Loans is unable to form or retain relationships with third-party financial institutions to purchase its loans or to comply with any covenants in its agreements with these institutions, it may be unable to sell its loans on favorable terms or at all. If Opendoor Home Loans is unable to sell its loans or is required to repurchase the loans from third parties, it may be required to hold the loans for investment or sell them at a discount. All of the foregoing could cause harm to our financial results, operations, and reputation.
We may acquire other businesses which could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our operating results.
As part of our business strategy, we may make investments in or acquire complementary companies, products or technologies. We may not realize benefits from any acquisition that we may make in the future. If we fail to integrate successfully such acquisitions, or the businesses and technologies associated with such acquisitions, into our company, the revenue and operating results of the combined company could be adversely affected. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired business or technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our capital stock. The sale of equity or issuance to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness in connection with an acquisition would result in increased fixed obligations and could also include covenants or other restrictions that may impede our ability to manage our operations.
The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.
Our success depends upon the continued service of our senior management team and successful transitions when management team members pursue other opportunities. In addition, our business depends on our ability to continue to attract, motivate and retain a large number of skilled employees across all of our product lines. Furthermore, much of our key technology and processes are custom-made for our business by our personnel. The loss of key personnel, including key members of management, as well as our engineering, product development, home operations, marketing, sales and support, finance and legal personnel could materially and adversely affect our ability to build on the efforts they have undertaken and to execute our business plan, and we may not be able to find adequate replacements. We undertook a workforce restructuring and realignment, resulting in a reduction in force of approximately 35% of our workforce in 2020, which may result in potential employees being concerned to work for us. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees in a cost-effective manner, our business could be harmed.

A health and safety incident relating to our operations could be costly in terms of potential liability and reputational damage.
Customers will visit homes on a regular basis through our mobile application or with a real estate agent. Due to the number of homes we own, the safety of our homes is critical to the success of our business. A failure to keep our homes safe that results in a major or significant health and safety incident could expose us to liability that could be costly. Such an incident could generate significant negative publicity and have a corresponding impact on our reputation, our relationships with relevant regulatory agencies or governmental authorities, and our ability to attract customers and employees, which in turn could have a material adverse effect on our financial results and liquidity.
Catastrophic events may disrupt our business.
Natural disasters or other catastrophic events may cause damage or disruption to our operations, real estate commerce, and the global economy, and thus could harm our business. In particular, the COVID-19 pandemic, including the reactions of governments, markets, and the general public to the COVID-19 pandemic, may result in a number of adverse consequences for our business and results of operations, the details of which would be difficult to predict. We have our headquarters and a large employee presence in San Francisco, California, a region that contains active earthquake zones. In addition, properties located in the markets in which we operate in Florida, portions of North Carolina or Texas are more susceptible to certain hazards (such as floods, hurricanes or hail) than properties in other parts of the country.
In the event of a major earthquake, hurricane, windstorm, tornado, flood or catastrophic event such as pandemic, fire, flood, power loss, telecommunications failure, cyber-attack, war, or terrorist attack, we may be unable to continue our operations and may endure reputational harm, delays in developing our platform and solutions, breaches of data security and loss of critical data, all of which could harm our business, results of operations and financial condition. Furthermore, these sorts of catastrophic events may cause disruption on both resale and acquisition side as we may not be able to transact on real estate. For example, homes that we own may be damaged and disruptions to infrastructure may mean our contractors are unable to perform the necessary home repairs in a timely manner. Closures of local recording offices or other governmental offices in charge of real property records, including tax or lien-related records, would adversely affect our ability to conduct operations in the affected geographies. Any of these delays will likely result in extended hold times, increased costs, value impairment. Also, the insurance we maintain would likely not be adequate to cover our losses resulting from disasters or other business interruptions.
As we grow our business, the need for business continuity planning and disaster recovery plans will grow in significance. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business and reputation would be harmed.
Environmentally hazardous conditions may adversely affect us.
Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination or otherwise adversely affect our ability to sell the property. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially and adversely affect us.
Compliance with new or more stringent environmental laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We may be subject to environmental laws or regulations relating to our properties, such as those concerning lead-based paint, mold, asbestos, radon, pesticides, proximity to power lines or other issues. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability or that the current environmental condition of our properties will not be affected by existing conditions of the land, operations in the vicinity of the properties or the activities of unrelated third parties. In addition, we may be required to comply with various local, state and federal fire, health, life-safety and similar regulations. Failure to comply with applicable laws and regulations could result in fines and/or damages, suspension of personnel, civil liability or other sanctions.
Some of our potential losses may not be covered by insurance. We may not be able to obtain or maintain adequate insurance coverage.
We maintain insurance to cover costs and losses from certain risk exposures in the ordinary course of our operations, but our insurance may not cover 100% of the costs and losses from all events. We are responsible for certain retentions and deductibles that vary by policy, and we may suffer losses that exceed our insurance coverage limits by a material amount. We may also incur costs or suffer losses arising from events against which we have no insurance coverage. In addition, large-scale market trends or the occurrence of adverse events in our business may raise our cost of procuring insurance or limit the amount or type of insurance we are able to secure. We may not be able to maintain our current coverage, or obtain new coverage in the future; on commercially reasonable terms or at all. Incurring uninsured or underinsured costs or losses could harm our business.
Risks Related to Our Intellectual Property and Technology
Any significant disruption in service in our computer systems and third-party networks and mobile infrastructure that we depend on could result in a loss of customers and we may be unable to maintain and scale the technology underlying our offerings.
Customers and potential customers access our products primarily through our website and mobile applications. Our ability to attract, retain and serve customers depends on the reliable performance and availability of our website, mobile application, and technology infrastructure. Furthermore, we depend on the reliable performance of third-party networks and mobile infrastructure to provide our technology offerings to our customers and potential customers. The proper operation of these networks and infrastructure is beyond our control, and service interruptions or website unavailability could impact our ability to service our customers in a timely manner, and may have an adverse effect on existing and potential customer relationships.
Our information systems and technology may not be able to continue to accommodate our growth and may be subject to security risks. The cost of maintaining such systems may increase. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on our business and results of operations and could result in a loss of customers.
We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and violation of these privacy obligations could result in a claim for damages, regulatory action, loss of business, or unfavorable publicity.
We receive, store and process personal information and other customer information, or personal information. There are numerous federal and state laws, as well as regulations and industry guidelines, regarding privacy and the storing, use, processing, and disclosure and protection of personal information, the scope of which are changing, subject to differing interpretations, and may be inconsistent among countries or conflict with other rules. Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the internet, may be applicable to our business, such as the Telephone Consumer Protection Act, or the TCPA, (as implemented by the Telemarketing Sales Rule), the CAN-SPAM Act, and similar state consumer protection laws. We generally seek to comply with industry standards and are subject to the terms of our own privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection to the extent possible. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or regulations, making enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Any failure or perceived failure by us to comply with our privacy policies, privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized access to or unintended release of personally identifiable information or other customer data, may result in governmental enforcement actions, litigation, or public statements against us by consumer advocacy groups or others. Any of these events could cause us to incur significant costs in investigating and defending such claims and, if found liable, pay significant damages. Further, these proceedings and any subsequent adverse outcomes may cause our customers to lose trust in us, which could have an adverse effect on our reputation and business.
Any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of personal information, or regarding the manner in which the express or implied consent of customers for the use and disclosure of personal information is obtained, could require us to modify our products and features, possibly in a material manner and subject to increased compliance costs, which may limit our ability to develop new products and features that make use of the personal information that our customers voluntarily share. For example, the California Consumer Privacy Act (the “CCPA”), which took effect on January 1, 2020, imposes obligations and restrictions on companies regarding their collection, use, and sharing of personal information and provides new and enhanced data privacy rights to California residents. The CCPA imposes a severe statutory damages framework. Several other states are actively considering privacy laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business.
Any of the foregoing could materially adversely affect our brand, reputation, business, results of operations, and financial condition.
Failure to protect our trade secrets, know-how, proprietary applications, business processes and other proprietary information, could adversely affect the value of our technology and products.
Our success and ability to compete depends in part on our intellectual property and our other proprietary business information. We seek to control access to our proprietary information by entering into a combination of confidentiality and proprietary rights agreements, invention assignment agreements and nondisclosure agreements with our employees, consultants and third parties with whom we have relationships. We have filed trademark and patent applications to protect certain aspects of our intellectual property. However, we cannot guarantee that patents will issue on our pending patent applications or that we will be successful in registering our trademarks. We may be unable to secure intellectual property protection for all of our technology and methodologies, or the steps we take to enforce our intellectual property rights may be inadequate. Furthermore, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and we may not be able to prevent infringement or misappropriation of our proprietary rights without incurring substantial expense. If our intellectual property rights are used or misappropriated by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our products and methods of operations. Any of these events would have a material adverse effect on our business, financial condition and results of operations.
In the future we may be party to intellectual property rights claims and other litigation which are expensive to support, and if resolved adversely, could have a significant impact on us.
Our success depends in part on us not infringing upon the intellectual property of others. Our competitors and other third parties may own or claim to own intellectual property relating to the real estate industry. In the future, third parties may claim that we are infringing on their intellectual property rights, and we may be found to be infringing such rights. Any claims or litigation could cause us to incur significant expenses. If such claims are successfully asserted against us, it would require additional damages or ongoing licensing payments, prevent us from offering our services or require us to comply with unfavorable terms. Even if we were to prevail, the time and resources necessary to resolve such disputes could costly, time-consuming, and divert the attention of management and key personnel from our business operations. We have been previously subject to trademark infringement claims. These claims allege, among other things, that aspects of our trademarks infringe upon the plaintiffs’ trademarks. If we are not successful in defending ourselves against these claims, we may be required to pay damages and may be subject to injunctions, each of which could harm our business, results of operations, financial condition and reputation.
Our services utilize third-party open source software components, which may pose particular risks to our proprietary software, technologies, products and services in a manner that could negatively affect our business.
We use open source software in our services and will continue to use open source software in the future. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. To the extent that our services depend upon the successful operation of open source software, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our platform, delay new solutions introductions, result in a failure of our platform, and injure our reputation.
Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release or license the source code of our proprietary software to the public. From time to time, we may be subject to claims claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, requiring us to provide attributions of any open source software incorporated into our distributed software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to re-engineer our software or change our products or services, any of which would have a negative effect on our business and results of operations.
We rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and services. Failure to renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.
We rely on products, technologies and intellectual property that we license from third parties for use in our services. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property.
We cannot be certain that our licensors are not infringing the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our services containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations.

Our software is highly complex and may contain undetected errors.
The software and code underlying our platform is highly interconnected and complex and may contain undetected errors, malicious code or vulnerabilities, some of which may only be discovered after the code has been released. We release or update software code regularly and this practice may result in the more frequent introduction of errors or vulnerabilities into the software underlying our platform, which can impact the customer experience on our platform. Additionally, due to the interconnected nature of the software underlying our platform, updates to certain parts of our code, including changes to our mobile app or website or third party application programming interfaces on which our mobile app or website rely, could have an unintended impact on other sections of our code, which may result in errors or vulnerabilities to our platform. Any errors or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of our customers, loss of revenue or liability for damages, any of which could adversely affect our growth prospects and our business.
Furthermore, our development and testing processes may not detect errors and vulnerabilities in our technology offerings prior to their implementation. Any inefficiencies, errors, technical problems or vulnerabilities arising in our technology offerings after their release could reduce the quality of our products or interfere with our customers’ access to and use of our technology and offerings.
Cybersecurity incidents could disrupt our business or result in the loss of critical and confidential information.
The evolution of technology systems introduces ever more complex security risks that are difficult to predict and defend against. An increasing number of companies, including those with significant online operations, have recently disclosed breaches of their security, some of which involved sophisticated tactics and techniques allegedly attributable to criminal enterprises or nation-state actors. Successful breaches, employee malfeasance, or human or technological error could result in, for example, unauthorized access to, disclosure, modification, misuse, loss, or destruction of company, customer, or other third party data or systems; theft of sensitive, regulated, or confidential data including personal information and intellectual property; the loss of access to critical data or systems through ransomware, destructive attacks or other means; and business delays, service or system disruptions or denials of service. We experience cyber incidents and other security incidents of varying degrees from time to time, though none which individually or in the aggregate has led to costs or consequences which have materially impacted our operations or business. In response, we have implemented controls and taken other preventative actions to further strengthen our systems against future incidents. However, we cannot assure you that such measures will provide absolute security, that we will be able to react in a timely manner, or that our remediation efforts following a cybersecurity incident will be successful.
In addition, we do not know whether our current practices will be deemed sufficient under applicable laws or whether new regulatory requirements might make our current practices insufficient. If there is a breach of our computer systems and we know or suspect that certain personal information has been accessed, or used inappropriately, we may need to inform the affected individual and may be subject to significant fines and penalties. Further, under certain regulatory schemes, we may be liable for statutory damages on a per breached record basis, irrespective of any actual damages or harm to the individual. In the event of a breach we could face government scrutiny or consumer class actions alleging statutory damages amounting to hundreds of millions, and possibly billions of dollars.
The risk of cybersecurity incidents directed at us or our third-party vendors includes uncoordinated individual attempts to gain unauthorized access to information technology systems, as well as to sophisticated and targeted measures known as advanced persistent threats. In addition, we face the risk of confidential data inadvertently leaking through human or technological errors. Cybersecurity incidents are also constantly evolving, increasing the difficulty of detecting and successfully defending against them. In the ordinary course of our business, we and our third-party vendors collect and store personal information, as well as our proprietary business information and intellectual property and that of our customers and employees. Additionally, we rely on third-parties and their security procedures for the secure storage, processing, maintenance, and transmission of information that is critical to our operations. Despite measures designed to prevent, detect, address, and mitigate cybersecurity incidents, such incidents may occur to us or our third-party providers and, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including personal information of our customers and employees) and the disruption of business operations. Any such compromises to our security, or that of our third-party vendors, could cause customers to lose trust and confidence in us and stop using our website and mobile applications. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers, employees, and business partners. We may also be subject to government enforcement proceedings and legal claims by private parties.
Any actual or alleged security breaches or alleged violations of federal or state laws or regulations relating to privacy and data security could result in mandated user notifications, litigation, government investigations, significant fines, and expenditures; divert management’s attention from operations; deter people from using our platform; damage our brand and reputation; and materially adversely affect our business, results of operations, and financial condition. Defending against claims or litigation based on any security breach or incident, regardless of their merit, will be costly and may cause reputation harm. The successful assertion of one or more large claims against us that exceed available insurance coverage, denial of coverage as to any specific claim, or any change or cessation in our insurance policies and coverages, including premium increases or the imposition of large deductible requirements, could have a material adverse effect on our business, results of operations, and financial condition.
Our fraud detection processes and information security systems may not successfully detect all fraudulent activity by third parties aimed at our employees or customers, which could adversely affect our reputation and business results.
Third-party actors have attempted in the past, and may attempt in the future, to conduct fraudulent activity by engaging with our customers, particularly in our title insurance and escrow business. We make a large number of wire transfers in connection with loan and real estate closings and process sensitive personal data in connection with these transactions. Though we have sophisticated fraud detection processes and have taken other measures to identify fraudulent activity on our mobile applications, websites and internal systems, we may not be able to detect and prevent all such activity. Similarly, the third parties we use to effectuate these transactions may fail to maintain adequate controls or systems to detect and prevent fraudulent activity. Persistent or pervasive fraudulent activity may cause customers and real estate partners to lose trust in us and decrease or terminate their usage of our products, or could result in financial loss, thereby harming our business and results of operations.
Risks Related to Regulatory Compliance and Legal Matters
We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws, rules and regulations. Failure to comply with these laws, rules and regulations or to obtain and maintain required licenses, could adversely affect our business, financial condition and results of operations.
We operate in highly regulated businesses through a number of different channels across the United States. As a result, we are currently subject to a variety of, and may in the future become subject to additional, federal, state and local statutes and regulations in various jurisdictions (as well as judicial and administrative decisions and state common law), which are subject to change at any time, including laws regarding the real estate and mortgage industries, settlement services, insurance, mobile and internet based businesses and other businesses that rely on advertising, as well as data privacy and consumer protection laws, and employment laws. These laws are complex and sometimes ambiguous, and can be costly to comply with, require significant management time and effort, require a substantial investment in technology, and subject us to claims, government enforcement actions, civil and criminal liability or other remedies, including suspension of business operations.
We also originate mortgage loans, buy and sell homes, provide real estate brokerage services, title insurance and settlement services, and provide other product offerings, which results in us receiving or facilitating transmission of personally identifiable information. This information is increasingly subject to legislation and regulation in the United States. These laws and regulations are generally intended to protect the privacy and security of personal information, including borrower Social Security Numbers and credit card information that is collected, processed and transmitted. These laws also can restrict our use of this personal information for other commercial purposes. We could be adversely affected if government regulations require us to significantly change our business practices with respect to this type of information, if penetration of network security or misuse of personal information occurs, or if the third parties that we engage with to provide processing and screening services violate applicable laws and regulations, misuse information, or experience network security breaches.
In order to provide the broad range of products and services that we offer customers, certain of our subsidiaries maintain real estate brokerage services, title insurance and escrow, property and casualty insurance, and mortgage licenses in certain states in which we operate. These entities are subject to stringent state and federal laws and regulations and to the scrutiny of state and federal government agencies as licensed businesses.
Mortgage products are regulated at the state level by licensing authorities and administrative agencies, with additional oversight from the Consumer Financial Protection Bureau and other federal agencies. These laws generally regulate the manner in which lending and lending-related activities are marketed or made available to consumers, including, but not limited to, advertising, finding and qualifying applicants, the provision of consumer disclosures, payments for services, and record keeping requirements; these laws include, at the federal level, the Real Estate Settlement Procedures Act, the Fair Credit Reporting Act (as amended by the Fair and Accurate Credit Transactions Act), the Truth in Lending Act (including the Home Ownership and Equity Protection Act of 1994), the Equal Credit Opportunity Act, the Fair Housing Act, the Gramm-Leach-Bliley Act, the Electronic Fund Transfer Act, the Servicemembers Civil Relief Act, the Military Lending Act, the Homeowners Protection Act, the Home Mortgage Disclosure Act, the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, the Federal Trade Commission Act, the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the Bank Secrecy Act (including the Office of Foreign Assets Control and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act), the Telephone Consumer Protection Act, the Mortgage Acts and Practices Advertising Rule (Regulation N), the Coronavirus Aid, Relief, and Economic Security Act, all implementing regulations, and various other federal laws. The Consumer Financial Protection Bureau also has broad authority to enforce prohibitions on practices that it deems to be unfair, deceptive or abusive. Additionally, state and local laws may restrict the amount and nature of interest and fees that may be charged by a lender or mortgage broker, impose more stringent privacy requirements and protections for servicemembers, and/or otherwise regulate the manner in which lenders or mortgage brokers operate or advertise.
As a buyer and seller of residential real estate through our business, we hold real estate brokerage licenses in multiple states and may apply for additional real estate brokerage licenses as our business grows. To maintain these licenses, we must comply with the requirements governing the licensing and conduct of real estate brokerage services and brokerage-related businesses in the markets where we operate. We may be subject to additional local, state and federal laws and regulations governing residential real estate transactions, including those administered by the U.S. Department of Housing and Urban Development, and the states and municipalities in which we transact. Further, due to the geographic scope of our operations and the nature of the products and services we provide, certain of our other subsidiaries maintain real estate brokerage, property and casualty, and title insurance and escrow licenses in certain states in which we operate. Each of these licenses subjects our subsidiaries to different federal, state, and local laws and the scrutiny of different licensing authorities, including state insurance departments. Each subsidiary must comply with different licensing statutes and regulations, as well as varied laws that govern the offering of compliant products and services.
For certain licenses, we are required to designate individual licensed brokers of record, qualified individuals and control persons. Certain licensed entities also are subject to routine examination and monitoring by the federal Consumer Financial Protection Bureau (for mortgage) and/or state licensing authorities. We cannot assure you that we, or our licensed personnel, are and will remain at all times, in full compliance with state and federal real estate, title insurance and escrow, property and casualty insurance, and mortgage licensing and consumer protection laws and regulations, and we may be subject to litigation, government investigations and enforcement actions, fines or other penalties in the event of any non-compliance. As a result of findings from examinations, we also may be required to take a number of corrective actions, including modifying business practices and making refunds of fees or money earned. In addition, adverse findings in one state may be relied on by another state to conduct investigations and impose remedies. If we apply for new licenses, we will become subject to additional licensing requirements, which we may not be in compliance with at all times. If in the future a state agency were to determine that we are required to obtain additional licenses in that state in order to operate our business, or if we lose or do not renew an existing license or are otherwise found to be in violation of a law or regulation, we may be subject to fines or legal penalties, lawsuits, enforcement actions, void contracts, or our business operations in that state may be suspended or prohibited. Our business reputation with consumers and third parties also could be damaged. Compliance with, and monitoring of, these laws and regulations is complicated and costly and may inhibit our ability to innovate or grow.
If we are unable to comply with these laws or regulations in a cost-effective manner, it may require us to modify certain products and services, which could require a substantial investment and result in a loss of revenue, or cease providing the impacted product or service altogether. Furthermore, laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our products and business.
We are from time to time involved in, or may in the future be subject to, claims, suits, government investigations, and other proceedings that may result in adverse outcomes.
We are from time to time involved in, or may in the future be subject to, claims, suits, government investigations, and proceedings arising from our business, including actions with respect to intellectual property, privacy, consumer protection, information security, mortgage lending, real estate, environmental, data protection or law enforcement matters, tax matters, labor and employment, and commercial claims, as well as actions involving content generated by our customers, shareholder derivative actions, purported class action lawsuits, and other matters. Such claims, suits, government investigations, and proceedings are inherently uncertain, and their results cannot be predicted with certainty. Regardless of the outcome, any such legal proceedings can have an adverse impact on us because of legal costs, diversion of management and other personnel, negative publicity and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in reputational harm, liability, penalties, or sanctions, as well as judgments, consent decrees, or orders preventing us from offering certain features, functionalities, products, or services, or requiring a change in our business practices, products or technologies, which could in the future materially and adversely affect our business, operating results and financial condition.
In August 2019, the FTC sent a civil investigative demand (CID) to Opendoor seeking documents and information relating primarily to statements in the company’s advertising and website comparing Opendoor’s offers to purchase homes to selling in a traditional manner using an agent and statements pertaining to Opendoor’s offers reflecting or being based on market prices. The company is responding cooperatively to the CID and related follow-up requests from the FTC. Responding to these requests has consumed, and may in the future consume, a material amount of the company’s time and resources and may divert management’s attention from the business. No assurance can be given regarding the timing or outcome of the investigation. As a result of investigations of this nature, entities may face litigation or agree to settlements that can include monetary remedies and/or compliance requirements that may impose significant and material cost and resource burdens on the entity, require certain aspects of the company’s operations to be overseen by an independent monitor, and/or limit or eliminate the entity’s ability to make certain claims in its advertising collateral or on its website. Any of these events could adversely affect our ability to operate our business and/or our financial results.
Failure to hedge effectively against interest rate changes may adversely affect our results of operations.
Borrowings under our senior credit facilities bear interest at variable rates and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase and our earnings and cash flows will correspondingly decrease. Increased interest costs could also reduce the amount of debt financing that our homes inventory can support. As of June 30, 2020 and December 31, 2019, we had interest rate caps on $100 million notional borrowing amount. Assuming no change in the outstanding borrowings on our credit facilities, we estimate that a one percentage point increase in LIBOR would increase our annual interest expense by approximately $10.1 million and $3.3 million for the year ended December 31, 2019 as well as the six months ended June 30, 2020, respectively.

In connection with our floating rate debt, we may seek to obtain interest rate protection in the form of swap agreements, interest rate cap contracts or similar derivatives or instruments to hedge against the possible negative effects of interest rate increases. There is no assurance that we will be able to obtain any such interest rate hedging arrangements on attractive terms or at all. Even if we are successful in obtaining interest rate hedges, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder.
Our risk management efforts may not be effective.
We could incur substantial losses and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as pricing risk, interest rate risk, liquidity risk, and other market-related risks, as well as operational and legal risks related to our business, assets, and liabilities. We also are subject to various laws, regulations and rules that are not industry specific, including employment laws related to employee hiring and termination practices, health and safety laws, environmental laws and other federal, state and local laws, regulations and rules in the jurisdictions in which we operate. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks to which we are exposed, mitigate the risks we have identified, or identify additional risks to which we may become subject in the future. Expansion of our business activities may also result in our being exposed to risks to which we have not previously been exposed or may increase our exposure to certain types of risks, and we may not effectively identify, manage, monitor, and mitigate these risks as our business activities change or increase.
Risks Related to Our Financial Reporting
Our management has limited experience in operating a public company.
Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. Our management will need to continually assess our staffing and training procedures to improve our internal control over financial reporting. Further, the development, implementation, documentation and assessment of appropriate processes, in addition to the need to remediate any potential deficiencies, will require substantial time and attention from management. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase its operating costs in future periods.
We rely on assumptions, estimates, and business data to calculate our key performance indicators and other business metrics, and real or perceived inaccuracies in these metrics may harm our reputation and negatively affect our business.
Certain of our performance metrics are calculated using third party applications or internal company data that have not been independently verified. While these numbers are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring such information. For example, our measurement of visits and unique users may be affected by applications that automatically contact our servers to access our mobile applications and websites with no user action involved, and this activity can cause our system to count the user associated with such a device as a unique user or as a visit on the day such contact occurs. In addition, our measure of certain metrics may differ from estimates published by third parties or from similarly-titled metrics of our competitors due to differences in methodology and as a result our results may not be comparable to our competitors.

Our results of operations and financial condition are subject to management’s accounting judgments and estimates, as well as changes in accounting policies.
The preparation of our financial statements requires us to make estimates and assumptions affecting the reported amounts of our assets, liabilities, revenues and expenses. If these estimates or assumptions are incorrect, it could have a material adverse effect on our results of operations or financial condition. Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.
Our management will be required to evaluate the effectiveness of our internal control over financial reporting. If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy of our financial reports.
As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. Additionally, once we no longer qualify as an “emerging growth company,” which is expected to occur on December 31, 2020 following the consummation of the Business Combination our auditor will be required to deliver an attestation report on the effectiveness of our disclosure controls and internal control over financial reporting. An adverse report may be issued in the event our auditor is not satisfied with the level at which our controls are documented, designed or operating.
When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is ineffective, or if our auditor is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we could fail to meet our reporting obligations or be required to restate our financial statements for prior periods.
In addition, our internal control over financial reporting will not prevent or detect all errors and fraud. Because of the inherent limitations in all control systems, no evaluation can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If there are material weaknesses or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal control, investors may lose confidence in the accuracy and completeness of our financial reports and that could cause the price of our common stock to decline. In addition, we could become subject to investigations by the applicable stock exchange, the SEC or other regulatory authorities, which could require additional management attention and which could adversely affect our business.
We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. If we complete the Business Combination and become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the applicable stock exchange. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage our transition into a public company. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, its board committees or as executive officers.
We could be subject to additional tax liabilities and our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.
We are subject to federal and state income and non-income taxes in the United States. Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating these taxes. Our effective tax rates could be affected by numerous factors, such as entry into new businesses and geographies, changes to our existing business and operations, acquisitions and investments and how they are financed, changes in our stock price, changes in our deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles and interpretations. We are required to take positions regarding the interpretation of complex statutory and regulatory tax rules and on valuation matters that are subject to uncertainty, and IRS or other tax authorities may challenge the positions that we take.
We have incurred losses during our history and do not expect to become profitable in the near future, and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2019, the Company had federal and state net operating loss (“NOL”) carryforwards of $630.4 million and $421.0 million, respectively. Under the Tax Act, as modified by the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.
In addition, our net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws.
We have not yet determined the amount of the cumulative change in our ownership resulting from the Business Combination or other transactions, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a full valuation allowance related to its net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.
Risks Related to Our Liquidity and Capital Resources
We may need additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available.
We may require additional capital and debt financing to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase our marketing expenditures to improve our brand awareness, build and maintain our inventory of homes, develop new products or services or further improve existing products and services (including mortgage lending), enhance our operating infrastructure and acquire complementary businesses and technologies. During past economic and housing downturns and more recently at the onset of COVID-19, credit markets constricted and reduced sources of liquidity.
If cash on hand, cash generated from operations, and the net proceeds from the Business Combination are not sufficient to meet our cash and liquidity needs, we may need to seek additional capital and engage in equity or debt financings to secure funds. However, additional funds may not be available when we need them on terms that are acceptable to us, or at all. In addition, any financing that we secure in the future could involve restrictive covenants which may make it more difficult for us to obtain additional capital and to pursue business opportunities.
Our ability to obtain financing will depend, among other things, on our product development efforts, business plans, operating performance and condition of the capital markets and housing markets at the time we seek financing. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, or may require us to agree to unfavorable terms, and our existing stockholders may experience significant dilution.
If new financing sources are required, but are insufficient or unavailable, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be adversely affected.
We utilize a significant amount of indebtedness in the operation of our business, and so our cash flows and operating results could be adversely affected by required payments of debt or related interest and other risks of our debt financing.
As of June 30, 2020 we had approximately $587 million aggregate principal amount of indebtedness outstanding, including $393 million of non-recourse asset-backed loans. Our leverage could have meaningful consequences to us, including increasing our vulnerability to economic downturns, limiting our ability to withstand competitive pressures, or reducing our flexibility to respond to changing business and economic conditions. We are also subject to general risks associated with debt financing, including (1) our cash flow may not be sufficient to satisfy required payments of principal and interest; (2) we may not be able to refinance our existing indebtedness or refinancing terms may be less favorable to us than the terms of our existing debt; (3) debt service obligations could reduce funds available for capital investment and general corporate purposes; (4) any default on our indebtedness could result in acceleration of the indebtedness and foreclosure on the homes collateralizing that indebtedness, with our attendant loss of any prospective income and equity value from such property; and (5) aged real estate may be ineligible for financing on our debt facilities potentially forcing the sale of aged real estate for prices that do not allow us to meet our margin targets or cover our costs to repay those facilities. Any of these risks could place strains on our cash flows, reduce our ability to grow and adversely affect our results of operations.
We rely on agreements with third parties to finance our business.
We have entered into debt agreements with a limited number of counterparties to provide capital for the growth and operation of our businesses, including to finance our purchase and renovation of homes. If we fail to maintain adequate relationships with potential financial sources or we are unable to renew, refinance or extend our existing debt arrangements on favorable terms or at all, we may be unable to maintain sufficient inventory, which would adversely affect our business and results of operations. In addition, some of our financing facilities are not fully committed, meaning the applicable lender may not be obligated to advance new loan funds if they choose not to do so. Obtaining new or replacement funding arrangements may be at higher interest rates or other less favorable terms.
Our financing sources are not required to extend the maturities of our financing arrangements and if a financing source is unable or unwilling to extend financing, and other financing sources are unable or unwilling to make or increase their financing commitments, then we will be required to repay the outstanding balance of the financing on the related maturity date. If we are unable to pay the outstanding balance of our debt obligations at maturity, the financing sources generally have the right to foreclose on the homes and other collateral securing that debt and to charge higher “default rates” of interest until the outstanding obligations are paid in full. In addition, each of our mezzanine term debt facilities is associated with and subordinated to one or more of our senior revolving credit facilities. Our mezzanine term debt facilities have initial terms that may be significantly longer than the related senior facilities and often contain terms that make it financially unattractive to prepay borrowings under those term debt facilities, including certain “make-whole” payments and other prepayment penalties. If we are unable to renew or extend the terms of our existing senior facilities, we may not be able to terminate or prepay the related mezzanine term debt facilities without incurring significant financial costs.
If realized, any of these financing risks could negatively impact our results of operations and financial condition.
We intend to rely on proceeds from the sale of financed homes to repay amounts owed under our property financing facilities, but such proceeds may not be available or may be insufficient to repay the amounts when they become due.
For our senior revolving credit facilities, we typically are required to repay amounts owed with respect to a financed home upon the sale of that home. There is no assurance such sale proceeds will fully cover the amounts owed. Our senior revolving credit facilities commonly have initial terms of two years or less. It may be the case that not all homes securing these arrangements will be sold on or before the maturity dates of such financing arrangements, which would mean that sale proceeds would not be available to pay the amounts due at maturity. We may also be required to repay amounts owed with respect to a financed home prior to the sale of that home and prior to maturity of the related financing facility, typically due to the home having been held in our inventory for an extended period of time or, less commonly, if other unforeseen issues with the home arise during our holding period. In these situations, we may use cash on hand to repay the amounts owed or contribute other homes as additional collateral. To the extent we do not have sufficient cash or substitute collateral or are unable to draw on other financing facilities to make the required repayments, which could occur if a significant amount of our debt were to become due suddenly and unexpectedly, we would be in default under the related facility.
Covenants in our debt agreements may restrict our borrowing capacity and/or operating activities and adversely affect our financial condition.
Our existing debt agreements contain, and future debt agreements may contain, various financial and collateral performance covenants. These covenants may limit our operational flexibility or restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our shareholders. If we breach these covenants, our lenders may be entitled to apply any excess cash proceeds from the sale of our homes that would normally be available to us in the absence of the covenant breach to the prepayment of principal and other amounts due. In certain cases, we could be required to repay all of the relevant debt immediately, even in the absence of a payment default. The occurrence of these events would have an adverse impact on our financial condition and results of operations and such impact could be material.
The borrowers under the debt facilities we use to finance the purchase and renovation of homes are special purpose entity (“SPE”) subsidiaries of Opendoor. While our SPEs’ lenders’ recourse in most situations following an event of default is only to the applicable SPE or its assets, we have provided limited guarantees for certain of the SPEs’ obligations in situations involving “bad acts” by an Opendoor entity and certain other limited circumstances that are generally under our control. To the extent a guaranty obligation is triggered, we may become obligated to pay all or a portion of the amounts owed by our SPEs to their lenders.
Our debt facilities contain cross defaults and similar provisions that could cause us to be in default under multiple debt facilities or otherwise lose access to financing for new homes and excess proceeds from sales of homes in the event we default under a single facility.
If an event of default or similar event occurs under one of our senior revolving credit facilities, this may trigger an event of default under any related mezzanine term debt facility and/or result in us losing access to financing through the mezzanine term debt facility or to excess proceeds from sales of homes that would otherwise be available to us. Similarly, an event of default or similar event under a mezzanine term debt facility may trigger an event of default under the related senior facilities and/or result in us losing access to financing through those senior facilities or to excess proceeds from sales of homes that would otherwise be available to us. In addition, all of our senior and mezzanine term debt facilities currently contain cross defaults to indebtedness of Opendoor Labs Inc., if any, subject to varying minimum dollar thresholds. Following consummation of the Business Combination, it is possible that our debt facilities could include similar cross defaults to indebtedness of Opendoor Technologies. The foregoing considerations, significantly increase the likelihood that a default or similar event under one or more of our debt facilities would result in adverse consequences for our other debt facilities.
We may use derivatives and other instruments to reduce our exposure to interest fluctuations and those derivatives and other instruments may not prove to be effective.
We may use derivatives or other instruments to reduce our exposure to adverse changes in interest rates. Hedging interest rate risk is a complex process, requiring sophisticated models and constant monitoring. Due to interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets and liabilities. If we engage in derivative transactions, we will be exposed to credit and market risk. If the counterparty fails to perform, credit risk exists to the extent of the fair value gain in the derivative. Market risk exists to the extent that interest rates change in ways that are significantly different from what we expected when we entered into the derivative transaction. Our hedging activity, if any, may fail to provide adequate coverage for interest rate exposure due to market volatility, hedging instruments that do not directly correlate with the interest rate risk exposure being hedged or counterparty defaults on obligations.
When the London Inter-Bank Offered Rate (“LIBOR”) is discontinued, interest payments under our senior revolving credit facilities and our mortgage repurchase facility may be calculated using another reference rate.
In July 2017, the United Kingdom Financial Conduct Authority (“FCA”), which regulates LIBOR, announced that the FCA intends to phase out the use of LIBOR by the end of 2021. In response, the U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, has proposed replacing U.S. dollar LIBOR with the Secured Overnight Financing Rate (“SOFR”), which is a new index calculated by short-term repurchase agreements and backed by U.S. Treasury securities. The market transition away from LIBOR towards SOFR is expected to be complicated, and there is no guarantee that SOFR will become a widely accepted benchmark in place of LIBOR. LIBOR is used as a benchmark rate for our senior revolving credit facilities and our mortgage repurchase facility. Some of these agreements do not contain fulsome fallback language for circumstances in which LIBOR ceases to be published. The transition process may involve, among other things, increased volatility and illiquidity in markets for instruments that currently rely on LIBOR and may result in increased borrowing costs, uncertainty under our financing facilities, or difficult and costly processes to amend our financing agreements. There remains uncertainty regarding the future utilization of LIBOR and the nature of any replacement rate, and we are uncertain what impact a transition away from LIBOR may have on our business, financial results, and operations.
Failures at financial institutions at which we deposit funds could adversely affect us.
We deposit substantial funds in various financial institutions in excess of insured deposit limits. In the event that one or more of these financial institutions fail, there is no guarantee that we could recover the deposited funds in excess of federal deposit insurance. Under these circumstances, our losses could have a material adverse effect on our results of operations or financial condition.
Risks Related to the Business Combination and SCH
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to SCH prior to the consummation of the Business Combination.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how SCH’s public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.
Neither the SCH board of directors nor any committee thereof obtained a third party valuation in determining whether or not to pursue the Business Combination.
Neither the SCH board of directors nor any committee thereof is required to obtain an opinion that the price that we are paying for Opendoor is fair to us from a financial point of view. Neither the SCH board of directors nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the SCH board of directors and management conducted due diligence on Opendoor. The SCH board of directors reviewed comparisons of selected financial data of Opendoor with its peers in the industry and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of SCH’s shareholders. Accordingly, investors will be relying solely on the judgment of the SCH board of directors and management in valuing Opendoor, and the SCH board of directors and management may not have properly valued such businesses. The lack of a third party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.
Our public shareholders are protected from a material adverse event of Opendoor arising between the date of the Merger Agreement and the Closing primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the extraordinary general meeting. Accordingly, if a material adverse event were to occur after approval of the Condition Precedent Proposals at the extraordinary general meeting, we may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.
Additionally, if we do not obtain shareholder approval at the extraordinary general meeting, Opendoor can continually obligate us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and the Agreement End Date. This could limit our ability to seek an alternative business combination that our shareholders may prefer after such initial vote.
Since the Sponsor and SCH’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Opendoor is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.
When you consider the recommendation of SCH’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and SCH’s directors and officers have interests in such proposal that are different from, or in addition to, those of SCH shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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Prior to SCH’s initial public offering, the Sponsor purchased 8,625,000 SCH Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, and transferred 100,000 of such shares to each of Mr. Spillane and Ms. Herman at their original per-share purchase price, and SCH later effected a share capitalization increasing the total number of SCH Class B ordinary shares issued and outstanding from 8,625,000 to 10,350,000 in order to maintain the number of SCH Class B ordinary shares at 20% of the aggregate number of SCH’s issued and outstanding ordinary shares upon the consummation of SCH’s initial public offering. If SCH does not consummate a business combination by April 30, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,350,000 SCH Class B ordinary shares collectively owned by the Sponsor and two members of SCH’s board of directors (Cipora Herman and David Spillane) would be worthless because following the redemption of the public shares, SCH would likely have few, if any, net assets and because the Sponsor and SCH’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any SCH Class A ordinary shares and SCH Class B ordinary shares held by it or them, as applicable, if SCH fails to complete a business combination within the required period. Additionally, in such event, the 6,133,333 private placement warrants purchased by the Sponsor simultaneously with the consummation of SCH’s initial public offering for an aggregate purchase price of $9.2 million, will also expire worthless. Certain of SCH’s directors and executive officers, including Chamath Palihapitiya, Adam Bain, and Ian Osborne also have a direct or indirect economic interest in such private placement warrants and in the 10,150,000 SCH Class B ordinary shares owned by the Sponsor. The 10,350,000 shares of SCH common stock into which the 10,350,000 SCH Class B ordinary shares collectively held by the Sponsor, Ms. Herman and Mr. Spillane, will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $190.54 million based upon the closing price of $18.41 per public share on the NYSE on October 2, 2020, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Opendoor Technologies common stock will be subject to certain restrictions, including those described above, SCH believes such shares have less value.
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Adam Bain, a current director of SCH, is expected to be a director of Opendoor Technologies after the consummation of the Business Combination. As such, in the future, Mr. Bain may receive fees, for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that Opendoor Technologies’ board of directors determines to pay to its non-employee directors.

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Mr. Bain holds a direct economic interest in the shares of Opendoor capital stock that he owns in his individual capacity, in exchange for which Mr. Bain will receive shares of Opendoor Technologies common stock as consideration in the Merger, pursuant to the terms of the Merger Agreement. Mr. Bain has an indirect economic interest in the Business Combination pursuant to his affiliation with an entity that (i) holds a beneficial interest in shares of Opendoor capital stock that will be exchanged for the right to receive shares of Opendoor Technologies common stock in the Merger, pursuant to the terms of the Merger Agreement and (ii) will receive additional shares of Opendoor Technologies common stock pursuant to its participation in the PIPE Investment as a Sponsor Related PIPE Investor in connection with the Business Combination.

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The Sponsor (including its representatives and affiliates) and SCH’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to SCH. For example, Mr. Palihapitiya and Mr. Osborne, each of whom serves as an officer and director of SCH and may be considered an affiliate of the Sponsor, have also recently incorporated Social Capital Hedosophia Holdings Corp. III (“IPOC”), Social Capital Hedosophia Holdings Corp. IV (“IPOD”), Social Capital Hedosophia Holdings Corp. V (“IPOE”), and Social Capital Hedosophia Holdings Corp. VI (“IPOF”), all of which are blank check companies incorporated as a Cayman Islands exempted companies for the purpose of effecting their respective initial business combinations. Mr. Palihapitiya is the Chief Executive Officer and Chairman of the Board of Directors of IPOC, IPOD, IPOE and IPOF, Mr. Osborne is the President and a director of IPOC, IPOD, IPOE and IPOF, and each of our other officers is also an officer of IPOC, IPOD, IPOE and IPOF and owe fiduciary duties under Cayman Islands Companies Law to IPOC, IPOD, IPOE and IPOF. The Sponsor and SCH’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to SCH completing its initial business combination. Moreover, certain of SCH’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. SCH’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to SCH, and the other entities to which they owe certain fiduciary or contractual duties, including IPOC, IPOD, IPOE and IPOF. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SCH’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SCH, subject to applicable fiduciary duties under Cayman Islands Companies Law. SCH’s Cayman Constitutional Documents provide that SCH renounces its interest in any corporate opportunity offered to any director or officer of SCH unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of SCH and it is an opportunity that SCH is able to complete on a reasonable basis.
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SCH’s existing directors and officers will be eligible for continued indemnification and continued coverage under SCH’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

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The Sponsor Related PIPE Investors have subscribed for $160,250,000 of the PIPE Investment, for which they will receive up to 16,025,000 shares of Opendoor Technologies common stock. See “Certain Relationships and Related Persons Transactions — SCH — Subscription Agreements” for additional information.

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In the event that SCH fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, SCH will be required to provide for payment of claims of creditors that were not waived that may be brought against SCH within the ten years following such redemption. In order to protect the amounts held in SCH’s trust account, the Sponsor has agreed that it will be liable to SCH if and to the extent any claims by a third party (other than SCH’s independent auditors) for services rendered or products sold to SCH, or a prospective target business with which SCH has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of SCH’s initial public offering against certain liabilities, including liabilities under the Securities Act.

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In connection with SCH’s initial public offering, the underwriters of SCH’s initial public offering agreed to reimburse SCH for amounts paid by SCH to Connaught (UK) Limited for financial advisory services in an amount equal to 10% of the discount paid to the underwriters, of which $720,000 was paid at the closing of SCH’s initial public offering and up to $1,449,000 will be payable at the time of the closing of SCH’s initial Business Combination. Connaught (UK) Limited is an affiliate of SCH, the Sponsor and certain of SCH’s directors and officers.

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A party related to our Sponsor and certain of our officers and directors has advanced funds to us for working capital purposes, including $1.1 million as of September 30, 2020. These outstanding advances have been documented in a promissory note, dated as of September 30, 2020 (the “Promissory Note”), issued by SCH to the Sponsor, pursuant to which SCH may borrow up to $4.0 million from the Sponsor (including those amounts which are currently outstanding). The Promissory Note is non-interest bearing, unsecured and due and payable in full on the earlier of April 30, 2022 and the date SCH consummates its initial business combination. If we do not complete our initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay such advances and any other working capital advances made to us, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to us, and such related party may not be able to recover the value it has loaned us and any other working capital advances it may make.

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Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Opendoor Technologies common stock and warrants held by such parties following the consummation of the Business Combination.
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The Proposed Certificate of Incorporation will contain a provision expressly electing that Opendoor Technologies will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the Delaware General Corporation Law, although it will provide other restrictions regarding takeovers by interested stockholders.

The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of SCH’s Directors and Officers in the Business Combination” for a further discussion of these considerations.
The personal and financial interests of the Sponsor and Mr. Palihapitiya as well as SCH’s directors and officers may have influenced their motivation in identifying and selecting Opendoor as a business combination target, completing an initial business combination with Opendoor and influencing the operation of the business following the initial business combination. In considering the recommendations of SCH’s board of directors to vote for the proposals, its shareholders should consider these interests.
The exercise of SCH’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in SCH’s shareholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require SCH to agree to amend the Merger Agreement, to consent to certain actions taken by Opendoor or to waive rights that SCH is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Opendoor’s business or a request by Opendoor to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at SCH’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SCH does not believe there will be any changes or waivers that SCH’s directors and executive officers would be likely to make after shareholder approval of the BCA Proposal has been obtained. While certain changes could be made without further shareholder approval, SCH will circulate a new or amended proxy statement/prospectus and resolicit SCH’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal.
We and Opendoor will incur significant transaction and transition costs in connection with the Business Combination.
We and Opendoor have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and Opendoor may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Opendoor Technologies following the closing of the Business Combination.
The announcement of the proposed Business Combination could disrupt Opendoor Technologies’ relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Opendoor Technologies’ business include the following:

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its employees may experience uncertainty about their future roles, which might adversely affect Opendoor Technologies’ ability to retain and hire key personnel and other employees;

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customers, suppliers, business partners and other parties with which Opendoor Technologies maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Opendoor Technologies or fail to extend an existing relationship with Opendoor Technologies; and

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Opendoor Technologies has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Opendoor Technologies’ results of operations and cash available to fund its business.
Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Opendoor has identified all material issues or risks associated with Opendoor, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Opendoor’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Opendoor Technologies. Additionally, we have no indemnification rights against the Opendoor Stockholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.
Accordingly, any shareholders or warrant holders of SCH who choose to remain Opendoor Technologies stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
The historical financial results of Opendoor and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Opendoor Technologies’ actual financial position or results of operations would have been.
The historical financial results of Opendoor included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those Opendoor Technologies will achieve in the future. This is primarily the result of the following factors: (i) Opendoor Technologies will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Opendoor Technologies’ capital structure will be different from that reflected in Opendoor’s historical financial statements. Opendoor Technologies’ financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare Opendoor Technologies’ future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, SCH being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Opendoor on the Closing Date and the number of SCH Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of Opendoor Technologies’ future operating or financial performance and Opendoor Technologies’ actual financial condition and results of operations may vary materially from Opendoor Technologies’ pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Opendoor and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Opendoor Technologies common stock or satisfy our other financial obligations.
Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Opendoor. We and certain investors, the Opendoor Stockholders, and directors and officers of Opendoor and its affiliates will become stockholders of Opendoor Technologies. We will depend on Opendoor for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to Opendoor Technologies common stock. The financial condition and operating requirements of Opendoor may limit our ability to obtain cash from Opendoor. The earnings from, or other available assets of, Opendoor may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Opendoor Technologies common stock or satisfy our other financial obligations.
This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our Business Combination.
We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.
The Merger Agreement provides that Opendoor’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, (i) the amount of cash available in (x) the trust account into which substantially all of the proceeds of our initial public offering and private placements of our warrants have been deposited for the benefit of SCH, certain of our public shareholders and the underwriters of our initial public offering (the “trust account”), after deducting the amount required to satisfy our obligations to our shareholders (if any) that exercise their rights to redeem their SCH Class A Ordinary Shares pursuant to the Cayman Constitutional Documents (but prior to payment of (a) any deferred underwriting commissions being held in the trust account and (b) any transaction expenses of SCH or its affiliates) (the “Trust Amount”) plus (y) the PIPE Investment, is at least equal to or greater than $550,000,000 (the “Minimum Cash Condition”).
If the Trust Amount when added to the PIPE Investment (such aggregate amount, the “Available Cash”) is equal to or greater than the Minimum Available Cash Amount, then this condition will be deemed to have been satisfied (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Opendoor, provided that there is a mutual condition that the Trust Amount plus the Third-Party PIPE Investment Amount (as defined herein) be at least $200.0 million. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCH redeem public shares in an amount that would cause Opendoor Technologies’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

There can be no assurance that Opendoor could and would waive the Minimum Cash Condition. Furthermore, as provided in the Cayman Constitutional Documents, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.
If such conditions are waived and the Business Combination is consummated with less than the Minimum Available Cash Amount in the trust account, the cash held by Opendoor Technologies and its subsidiaries (including Opendoor) in the aggregate, after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future (other than our Sponsor’s commitment to provide us loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of Opendoor Technologies after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
The Sponsor may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or SCH’s securities, the Sponsor, Opendoor or their directors, officers, advisors or respective affiliates may purchase public shares or warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares or warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or warrants or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCH’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Opendoor or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) SCH’s net tangible assets (as determined in accordance with Rule 3a5 1 (g)(1) of the Exchange Act) being at least $5,000,001. The purpose of such purchases of public warrants would be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
We are not registering the shares of Opendoor Technologies common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.
We are not registering the shares of Opendoor Technologies common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance of such shares, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Opendoor Technologies common stock until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, we will be required to permit holders to exercise their warrants on a cashless basis, in which case, the shares of Opendoor Technologies common stock that you will receive upon cashless exercise will be based on a formula subject to a maximum amount of shares equal to 0.361 shares of Opendoor Technologies common stock per warrant (subject to adjustment). However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if Opendoor Technologies’ common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 1 8(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Opendoor Technologies common stock included in the units. There may be a circumstance where an exemption from registration exists for holders of our private placement warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants. In such an instance, the Sponsor and its permitted transferees (which may include our directors and executive officers) would be able to exercise their warrants and sell the ordinary shares underlying their warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying ordinary shares. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Opendoor Technologies common stock for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, after we distribute the proceeds in the trust account to our public shareholders, SCH files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Past performance by Mr. Palihapitiya or Hedosophia Group Limited, including our management team, may not be indicative of future performance of an investment in Opendoor or Opendoor Technologies.
Past performance by Mr. Palihapitiya or Hedosophia Group Limited and by our management team, including with respect to Social Capital Hedosophia Holdings Corp. (“IPOA”), is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of Mr. Palihapitiya or Hedosophia Group Limited or our management team, or IPOA’s performance as indicative of the future performance of an investment in Opendoor or Opendoor Technologies or the returns Opendoor or Opendoor Technologies will, or is likely to, generate going forward.
The public stockholders will experience immediate dilution as a consequence of the issuance of Opendoor Technologies common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2020 Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of Opendoor Technologies.
It is anticipated that, following the Business Combination, (1) our public stockholders are expected to own approximately 6.8% of the outstanding Opendoor Technologies common stock, (2) the Opendoor Stockholders (including the Opendoor PIPE Investors) 82.4%, (3) the Third Party PIPE Investors are expected to collectively own approximately 6.5% and (4) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 4.3% of the outstanding Opendoor Technologies common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting of all shares of Opendoor Technologies common stock received in respect of the Opendoor Technologies Restricted Shares, (b) the vesting and exercise of all Opendoor Technologies Options for shares of Opendoor Technologies common stock, (c) the vesting of all Opendoor Technologies RSU Awards and the issuance of shares of Opendoor Technologies common stock in respect thereof, and (d) Opendoor Technologies issues shares of Opendoor Technologies common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 500,000,000 shares of Opendoor Technologies common stock (assuming that all Opendoor Technologies Options are net-settled), and (iii) Opendoor Technologies issues

60,005,000 shares of Opendoor Technologies common stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing shareholders in the combined company will be different.
In addition, Opendoor employees and consultants hold, and after Business Combination, are expected to be granted, equity awards under the 2020 Plan and purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Opendoor Technologies common stock.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of SCH securities and may adversely affect prevailing market prices for our units, public shares or public warrants.
Warrants will become exercisable for Opendoor Technologies common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of 19,933,333 shares of Opendoor Technologies common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Opendoor Technologies common stock will be issued, which will result in dilution to the holders of Opendoor Technologies common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Opendoor Technologies common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.”
Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and SCH. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Opendoor Technologies common stock purchasable upon exercise of a warrant.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of Opendoor Technologies’ common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us (subject to limited exceptions) so long as they are held by our Sponsor or its permitted transferees. Opendoor Technologies does not intend to pay cash dividends for the foreseeable future.
In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our Opendoor Technologies common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of Opendoor Technologies common stock determined based on the redemption date and the fair market value of our Opendoor Technologies common stock. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 shares of Opendoor Technologies common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.
Following the Business Combination, Opendoor Technologies currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Opendoor Technologies’ board of directors and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
Regulatory and licensing requirements may limit the ability of third parties seeking to make investments in Opendoor Technologies or acquire Opendoor .
Third parties seeking to acquire us or make significant investments in us must do so in compliance with state regulatory requirements applicable to licensed mortgage lenders. Many states require prior approval of acquisitions of “control” as defined under each state’s laws and regulations, which may apply to an investment without regard to the intent of the investor. In some states, the obligation to obtain approval is imposed on the licensee, and in other states, the prospective investor bears the statutory obligation. For example, Georgia has a control presumption triggered at 10% or greater direct or indirect ownership interest in the licensed mortgage lender. Depending on the form of entity, the threshold trigger may be limited to voting stock. A failure to make the relevant filings and receive the requisite approvals could result in administrative sanctions against the prospective investor or the licensee, including the potential suspension of the license in that state until the requisite approval is obtained. Our subsidiaries also hold real estate brokerage, title insurance and escrow, and insurance producer licenses that may have similar prior approval or advance notice obligations based on varied percentages of changes in ownership. These regulatory requirements may discourage potential acquisition proposals or investments that would result in a change of control of us, may delay or prevent acquisition of shares that would result in a change in control of us, and, as a result, may adversely impact demand for, and the trading price of, our common stock.
Nasdaq may not list Opendoor Technologies’ securities on its exchange, which could limit investors’ ability to make transactions in Opendoor Technologies’ securities and subject Opendoor Technologies to additional trading restrictions.
In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We will apply to have Opendoor Technologies’ securities listed on Nasdaq upon consummation of the Business Combination.

We cannot assure you that we will be able to meet all initial listing requirements. Even if Opendoor Technologies’ securities are listed on Nasdaq, Opendoor Technologies may be unable to maintain the listing of its securities in the future.
If Opendoor Technologies fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, Opendoor would not be required to consummate the Business Combination. In the event that Opendoor elected to waive this condition, and the Business Combination was consummated without Opendoor Technologies’ securities being listed on Nasdaq or on another national securities exchange, Opendoor Technologies could face significant material adverse consequences, including:
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a limited availability of market quotations for Opendoor Technologies’ securities;

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reduced liquidity for Opendoor Technologies’ securities;

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a determination that Opendoor Technologies common stock is a “penny stock” which will require brokers trading in Opendoor Technologies common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Opendoor Technologies’ securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Opendoor Technologies’ securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
SCH’s and Opendoor’s ability to consummate the Business Combination, and the operations of Opendoor Technologies following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Opendoor or Opendoor Technologies following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.
The parties will be required to consummate the Business Combination even if Opendoor, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Opendoor is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Opendoor’s ability to consummate the Business Combination and Opendoor Technologies’ financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Opendoor and Opendoor Technologies may also incur additional costs due to delays caused by COVID-19, which could adversely affect Opendoor Technologies’ financial condition and results of operations.

Additional Risks Related to Ownership of Opendoor Technologies Common Stock Following the Business Combination and Opendoor Technologies Operating as a Public Company
The price of Opendoor Technologies’ common stock, warrants and units may be volatile.
Upon consummation of the Business Combination, the price of Opendoor Technologies common stock, as well as Opendoor Technologies warrants and units may fluctuate due to a variety of factors, including:
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changes in the industries in which Opendoor Technologies and its customers operate;

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developments involving Opendoor Technologies’ competitors;

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changes in laws and regulations affecting its business;

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variations in its operating performance and the performance of its competitors in general;

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actual or anticipated fluctuations in Opendoor Technologies’ quarterly or annual operating results;

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publication of research reports by securities analysts about Opendoor Technologies or its competitors or its industry;

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the public’s reaction to Opendoor Technologies’ press releases, its other public announcements and its filings with the SEC;

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actions by stockholders, including the sale by the Third Party PIPE Investors of any of their shares of our common stock;

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additions and departures of key personnel;

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commencement of, or involvement in, litigation involving the combined company;

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changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of Opendoor Technologies common stock available for public sale; and

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general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Opendoor Technologies common stock, warrants and units regardless of the operating performance of Opendoor Technologies.
Opendoor Technologies does not intend to pay cash dividends for the foreseeable future.
Following the Business Combination, Opendoor Technologies currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Opendoor Technologies’ board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
If analysts do not publish research about Opendoor Technologies’ business or if they publish inaccurate or unfavorable research, Opendoor Technologies’ stock price and trading volume could decline.
The trading market for the common stock of Opendoor Technologies will depend in part on the research and reports that analysts publish about its business. Opendoor does not have any control over these analysts. If one or more of the analysts who cover Opendoor Technologies downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover Opendoor Technologies, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering Opendoor Technologies in the future or fail to publish reports on it regularly.

Opendoor Technologies may be subject to securities litigation, which is expensive and could divert management attention.
The market price of Opendoor Technologies’ common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Opendoor Technologies may be the target of this type of litigation in the future. Securities litigation against Opendoor Technologies could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.
Future resales of common stock after the consummation of the Business Combination may cause the market price of Opendoor Technologies’ securities to drop significantly, even if Opendoor Technologies’ business is doing well.
Pursuant to the Registration Rights Agreement and the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor and the Opendoor Stockholders will be contractually restricted from selling or transferring any of its shares of common stock (not including the shares of Opendoor Technologies common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements) (the “Lock-up Shares”). Such restrictions begin at Closing and end on the earlier of (i) the date that is 180 days after Closing and (ii)(a) for 33.33% of the Lock-up Shares, the date on which the last reported sale price of Opendoor Technologies common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 30 days after Closing and (b) for an additional 50% of the Lock-up Shares, the date on which the last reported sale price of Opendoor Technologies common stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 30 days Closing.
However, following the expiration of such lockup, the Sponsor and the Opendoor Stockholders will not be restricted from selling shares of Opendoor Technologies’ common stock held by them, other than by applicable securities laws. Additionally, the Third Party PIPE Investors will not be restricted from selling any of their shares of our common stock following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of Opendoor Technologies common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Opendoor Technologies common stock. Upon completion of the Business Combination, the Sponsor and the Opendoor Stockholders (not including the shares of Opendoor Technologies common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements and including the shares of Opendoor Common Stock reserved in respect of Opendoor Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Opendoor Technologies common stock) will collectively own approximately 83.4% of the outstanding shares of Opendoor Technologies common stock, assuming that no additional public shareholders redeem their public shares in connection with the Business Combination. Assuming redemption of approximately 41,400,000 public shares are redeemed in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and the Opendoor Stockholders would rise to 89.5% of the outstanding shares of Opendoor Technologies common stock (not including the shares of Opendoor Technologies common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements and including the shares of Opendoor Common Stock reserved in respect of Opendoor Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Opendoor Technologies common stock).
The shares held by Sponsor and the Opendoor Stockholders may be sold after the expiration of the applicable lock-up period under the Registration Rights Agreement and Proposed Bylaws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Opendoor Technologies’ share price or the market price of Opendoor Technologies common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from Opendoor Technologies’ business operations.
As a public company, Opendoor Technologies will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, Opendoor Technologies will incur significant legal, accounting and other expenses that Opendoor did not previously incur. Opendoor Technologies’ entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.
These rules and regulations will result in Opendoor Technologies incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for Opendoor Technologies to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for Opendoor Technologies to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because Opendoor is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Opendoor as privately held companies. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Opendoor Technologies after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of Opendoor Technologies common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
While we anticipate losing our emerging growth company status by the end of 2020, we are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
We currently anticipate that we will lose our “emerging growth company” status as of the end of the year ending December 31, 2020 based on revenue in excess of $1.07 billion as of December 31, 2020. As a result of losing such status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.
Risks Related to the Consummation of the Domestication
The Domestication may result in adverse tax consequences for holders of SCH Class A ordinary shares and warrants.
U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of SCH Class A ordinary shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any amounts treated as dividends paid on Opendoor Technologies common stock after the Domestication.
A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) SCH Class A ordinary shares with a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of our earnings in income. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) SCH Class A ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of SCH stock entitled to vote and less than 10% or more of the total value of all classes of SCH stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its SCH Class A ordinary shares for Opendoor Technologies common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the SCH Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of SCH stock entitled to vote or 10% or more of the total value of all classes of SCH stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the SCH Class A ordinary shares held directly by such U.S. Holder.
Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because we are a blank check company with no current active business, we believe that it is likely that SCH is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of SCH Class A ordinary shares to recognize gain on the exchange of SCH Class A ordinary shares for Opendoor Technologies common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s SCH Class A ordinary shares. Proposed Treasury Regulations, if finalized in their current form would also apply to a U.S. Holder who exchanges SCH warrants for newly issued Opendoor Technologies warrants; currently, however, the election mentioned above does not apply to SCH warrants (for discussion regarding the unclear application of the PFIC rules to SCH warrants, see “U.S. Federal Income Tax Considerations — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of SCH. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
Upon consummation of the Business Combination, the rights of holders of Opendoor Technologies common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of SCH Class A ordinary shares arising under the Cayman Islands Companies Law as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of Opendoor Technologies common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Law and, therefore, some rights of holders of Opendoor Technologies common stock could differ from the rights that holders of SCH Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Law, such actions are generally available under the DGCL. This change could increase the likelihood that Opendoor Technologies becomes involved in costly litigation, which could have a material adverse effect on Opendoor Technologies.
In addition, there are differences between the new organizational documents of Opendoor Technologies and the current constitutional documents of SCH. For a more detailed description of the rights of holders of Opendoor Technologies common stock and how they may differ from the rights of holders of SCH Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Opendoor Technologies are attached as Annex I and Annex J, respectively, to this proxy statement/prospectus and we urge you to read them.
Delaware law and Opendoor Technologies’ Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of Opendoor Technologies common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of Opendoor Technologies’ board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:
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providing for a classified board of directors with staggered, three-year terms;

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the ability of Opendoor Technologies’ board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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the Opendoor Technologies proposed certificate of incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the limitation of the liability of, and the indemnification of, Opendoor Technologies’ directors and officers;

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the ability of Opendoor Technologies’ board of directors to amend the bylaws, which may allow Opendoor Technologies’ board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to Opendoor Technologies’ board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in Opendoor Technologies’ Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Opendoor Technologies.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in Opendoor Technologies’ board of directors or management.
The provisions of the proposed certificate of incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
Opendoor Technologies’ proposed certificate of incorporation provides that, to the fullest extent permitted by law, and unless Opendoor Technologies consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on Opendoor Technologies’ behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Opendoor Technologies to Opendoor Technologies or Opendoor Technologies’ stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or Opendoor Technologies’ Bylaws or Opendoor Technologies’ Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Opendoor Technologies or any current or former director, officer or stockholder governed by the internal affairs doctrine. Notwithstanding the foregoing, the proposed certificate of incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
These provisions may have the effect of discouraging lawsuits against Opendoor Technologies’ directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Opendoor Technologies, a court could find the choice of forum provisions contained in the proposed certificate of incorporation to be inapplicable or unenforceable in such action.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination are not Consummated
If we are not able to complete the Business Combination with Opendoor by April 30, 2022 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the outbreak of COVID-19 continues to grow in the U.S. and, while the extent of the impact of the outbreak on SCH will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the COVID-19 may negatively impact Opendoor Technologies’ business following the Business Combination.
If SCH is not able to complete the Business Combination with Opendoor by April 30, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to SCH’s Cayman Constitutional Documents SCH will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of SCH’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (1) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by April 30, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if we have not completed an initial business combination by April 30, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
If we have not completed our initial business combination, our public shareholders may be forced to wait until after April 30, 2022 before redemption from the trust account.
If we have not completed our initial business combination by April 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Law. In that case, investors may be forced to wait beyond April 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.
If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to April 30, 2022 and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.
As of June 30, 2020, SCH had cash of $987,699 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of June 30, 2020, SCH had total current liabilities of $136,824.
The funds available to us outside of the trust account may not be sufficient to allow us to operate until April 30, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to SCH in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF SCH
General
SCH is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting of SCH to be held on        , 2020, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about           , 2020 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held on           , 2020, at           , Eastern Time, via live webcast at       , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.
Purpose of the SCH Extraordinary General Meeting
At the extraordinary general meeting, SCH is asking holders of ordinary shares to:
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consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement attached to this proxy statement/prospectus statement as Annex A, pursuant to which, among other things, following the Domestication of SCH to Delaware, the Merger of Merger Sub with and into Opendoor, with Opendoor surviving the merger as a wholly owned subsidiary of Opendoor Technologies in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);

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consider and vote upon a proposal to approve by special resolution, assuming the BCA Proposal is approved and adopted, the change of SCH’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

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consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, assuming the BCA Proposal and the Domestication Proposal are approved and adopted, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

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to authorize the change in the authorized capital stock of SCH from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “SCH Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “SCH preferred shares”), to      shares of common stock, par value $0.0001 per share, of Opendoor Technologies (the “Opendoor Technologies common stock”) and      shares of preferred stock, par value $0.0001 per share, of Opendoor Technologies (the “Opendoor Technologies preferred stock”) (“Organizational Documents Proposal A”);

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to authorize the board of directors of Opendoor Technologies to issue any or all shares of Opendoor Technologies preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by Opendoor Technologies’ board of directors and as may be permitted by the DGCL (“Organizational Documents Proposal B”);

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to provide that Opendoor Technologies’ board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”);

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to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex I and Annex J, respectively), including (1) changing the corporate name from “Social Capital Hedosophia Holdings Corp. II” to “Opendoor Technologies Inc.,” (2) making Opendoor Technologies’ corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL and (5) removing certain provisions related to SCH’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCH’s board of directors believes is necessary to adequately address the needs of Opendoor Technologies after the Business Combination (“Organizational Documents Proposal D”);
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consider and vote upon a proposal to approve by ordinary resolution, to elect seven directors who, upon consummation of the Business Combination, will be the directors of Opendoor Technologies (the “Director Election Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of Opendoor Technologies common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors and the Opendoor PIPE Investors, pursuant to the PIPE Investment and (b) the Opendoor Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution, the Opendoor Technologies Inc. 2020 Incentive Award Plan (the “Incentive Award Plan Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution, the Opendoor Technologies Inc. 2020 Employee Stock Purchase Plan (the “ESPP Proposal” and, collectively with the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal and the Incentive Award Plan Proposal, the “Condition Precedent Proposals”); and

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consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of SCH Board of Directors
SCH’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCH’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
SCH shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on           , 2020, which is the “record date” for

the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. SCH warrants do not have voting rights. As of the close of business on the record date, there were 51,750,000 ordinary shares issued and outstanding, of which 41,400,000 were issued and outstanding public shares.
The Sponsor and each director of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.
Quorum
A quorum of SCH shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 25,875,001 ordinary shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to SCH but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Vote Required for Approval
The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the BCA Proposal. Therefore, if the BCA Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Organizational Documents Proposals is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of the Organizational Documents Proposals, and, therefore, also conditioned on approval of the BCA Proposal and the Domestication Proposal. Therefore, if the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the Director Election Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Incentive Award Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The ESPP Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.
Voting Your Shares
Each SCH ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
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You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by SCH’s board “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

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You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way SCH can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a SCH shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify SCH’s Secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

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you may virtually attend the extraordinary general meeting, revoke your proxy, and vote online, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, SCH’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing IPOB.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of SCH that Opendoor Technologies redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
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(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

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submit a written request to Continental, SCH’s transfer agent, that Opendoor Technologies redeem all or a portion of your public shares for cash; and

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deliver your public shares to Continental, SCH’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on           , 2020 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the Opendoor Technologies public shares that an electing public shareholder holds after the Domestication. For the purposes of Article 49.3 of SCH’s memorandum and articles of association and the Cayman Islands Companies Law, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, Opendoor Technologies shall satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCH’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the

BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SCH’s transfer agent, Opendoor Technologies will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Opendoor Technologies common stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Opendoor Technologies public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, SCH’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that SCH’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, SCH’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, SCH’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, SCH’s agent, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of public shares on           , 2020, the most recent practicable date prior to the date of this proxy statement/prospectus, was $      . As of June 30, 2020, funds in the trust account totaled $414,025,917 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SCH cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither SCH’s shareholders nor SCH’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.
Proxy Solicitation Costs
SCH is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. SCH and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SCH will bear the cost of the solicitation.
SCH has hired Morrow Sodali LLC to assist in the proxy solicitation process. SCH will pay that firm a fee of $35,000 plus disbursements. Such fee will be paid with non-trust account funds.
SCH will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SCH will reimburse them for their reasonable expenses.
SCH Initial Shareholders
As of the date of this proxy statement/prospectus, there are 51,750,000 ordinary shares issued and outstanding, which includes the 10,350,000 founder shares held by the Sponsor and related parties and the 41,400,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 19,933,333 warrants, which includes the 6,133,333 private placement warrants held by the Sponsor and the 13,800,000 public warrants.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Opendoor or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCH’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Opendoor or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) SCH’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BCA PROPOSAL
SCH is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. SCH shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because SCH is holding a shareholder vote on the Merger, SCH may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.
The Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about SCH, Opendoor or any other matter.
Structure of the Merger
On September 15, 2020, SCH entered into the Merger Agreement with Merger Sub and Opendoor, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Opendoor, the separate corporate existence of Merger Sub will cease and Opendoor will be the surviving corporation and a wholly owned subsidiary of SCH and (ii) SCH will change its name to Opendoor Technologies Inc.
Prior to and as a condition of the Merger, pursuant to the Domestication, SCH will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Law and a domestication under Section 388 of the DGCL, pursuant to which SCH’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “The Domestication Proposal.”
Immediately prior to the effective time of the Merger, (a) each share of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series D Preferred Stock, the Series D-1 Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock and the Series E-2 Preferred Stock (collectively, the “Company Preferred Stock”) will convert into one share of common stock, par value $0.00001 per share, of Opendoor (the “Opendoor common stock” and, together with Opendoor Preferred Stock, the “Opendoor Capital Stock”) (such conversion, the “Opendoor Preferred Conversion”) and (b) all of the outstanding warrants to purchase shares of Opendoor Capital Stock will be exercised in full or terminated in accordance with their respective terms (the “Opendoor Warrant Settlement”).

On September 14, 2020, pursuant to that certain Convertible Notes Exchange Agreement (the “Notes Exchange Agreement”), by and among Opendoor and the Holders (as defined therein) (the “Opendoor Convertible Debt Holders”), convertible notes previously issued by Opendoor to certain affiliates of Convertible Note holders in an aggregate original principal amount of $178,200,000 (collectively, the “Convertible Notes”), were cancelled and exchanged for the right to receive 13,267,283 shares of Opendoor common stock upon the earlier of (i) immediately prior to the effective time of the Merger and the Closing and (ii) March 13, 2021 (the “Convertible Note Exchange”).
Consideration
Aggregate Merger Consideration
As a result of and upon the Closing (as defined below), among other things, all outstanding shares of Opendoor common stock (after giving effect to Opendoor Preferred Conversion, Opendoor Warrant Settlement and the Convertible Note Exchange) as of immediately prior to the effective time of the Merger, and, together with shares of Opendoor common stock reserved in respect of Opendoor Awards (as defined below) outstanding as of immediately prior to the Closing that will be converted into awards based on Opendoor Technologies common stock, as discussed in the following section, will be cancelled in exchange for the right to receive an aggregate of 500,000,000 shares of Opendoor Technologies common stock (at a deemed value of $10.00 per share), which, in the case of Opendoor Awards, will be shares underlying awards based on Opendoor Technologies common stock representing a pre-transaction equity value of Opendoor of $5.0 billion (the “Aggregate Merger Consideration”). The portion of the Aggregate Merger Consideration reflecting the conversion of the Opendoor Awards is calculated assuming that all Opendoor Technologies Options are net-settled (although Opendoor Technologies Options may by their terms be cash-settled, resulting in additional dilution). An additional 60,005,000 shares of Opendoor Technologies common stock will be purchased (at a price of $10.00 per share) at the Closing by certain third-party investors, Opendoor Stockholders and affiliates of SCH (collectively, the “PIPE Investors”), for a total aggregate purchase price of up to $600,050,000 (the “PIPE Investment”). The proceeds of the PIPE Investment, together with the amounts remaining in SCH’s trust account as of immediately following the effective time of the Merger, will be retained Opendoor Technologies following the Closing. For additional information on the Merger Agreement, see “BCA Proposal — The Merger Agreement.”
Treatment of Opendoor Options, Restricted Stock Awards and Restricted Stock Unit Awards
As a result of and upon the Closing (as defined below), among other things, all (i) options to purchase shares of Opendoor common stock (“Opendoor Options”), (ii) restricted stock units based on shares of Opendoor common stock (“Opendoor RSUs”) and (iii) restricted shares of Opendoor common stock (“Opendoor Restricted Stock Awards”) outstanding as of immediately prior to the Merger (together, the “Opendoor Awards”) will be converted into (a) options to purchase shares of Opendoor Technologies common stock (“Opendoor Technologies Options”), (b) restricted stock units based on shares of Opendoor Technologies common stock (“Opendoor Technologies RSUs”) and (c) restricted shares of Opendoor Technologies common stock (“Opendoor Technologies Restricted Stock”), respectively. The portion of the Aggregate Merger Consideration reserved for the conversion of the Opendoor Awards is counted using the treasury stock method.
Subject to the terms of the Merger Agreement, each Opendoor Technologies Option will relate to the number of whole shares of Opendoor Technologies common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Opendoor common stock subject to the applicable Opendoor Option multiplied by (ii) the Exchange Ratio. The exercise price for each Opendoor Technologies Option will equal (i) the exercise price of the applicable Opendoor Option divided by (ii) the Exchange Ratio. Subject to the terms of the Merger Agreement, each Opendoor Technologies RSU and Opendoor Technologies Restricted Stock Award will relate to the number of whole shares of Opendoor Technologies common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Opendoor common stock subject to the applicable Opendoor RSU or Opendoor Restricted Stock Award, respectively, multiplied by (ii) the Exchange Ratio.
Immediately prior to the Closing, the board of directors of Opendoor shall amend the Opendoor Labs Inc. 2014 Stock Plan (the “2014 Stock Plan”) and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the 2014 Stock Plan and provide that shares in respect of Opendoor Awards that for any reason become re-eligible for future issuance, shall be cancelled, (ii) provide that no new Opendoor Awards will be granted under the 2014 Stock Plan, and (iii) provide that no Opendoor Option (including as converted to an Opendoor Technologies Option) shall be subject to the Option Exchange Program, as defined therein.
Closing
In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Representations and Warranties
The Merger Agreement contains representations and warranties of SCH, Merger Sub and Opendoor, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “— Material Adverse Effect” below. The representations and warranties of SCH are also qualified by information included in SCH’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).
Representations and Warranties of Opendoor
Opendoor has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Opendoor and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Opendoor benefit plans, employment and labor relations, taxes, brokers’ fees, insurance, licenses, tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, vendors, government contracts, sufficiency of assets and mortgage loans.
The representations and warranties of Opendoor identified as fundamental under the terms of the Merger Agreement are those made pursuant to: (i) the first and second sentences of Section 4.1 of the Merger Agreement (Company Organization), the first and second sentences of Section 4.2 of the Merger Agreement (Subsidiaries), Section 4.3 of the Merger Agreement (Due Authorization), Section 4.6 of the Merger Agreement (Capitalization of Opendoor), Section 4.7 of the Merger Agreement (Capitalization of Subsidiaries) and Section 4.16 of the Merger Agreement (Brokers’ Fees) (collectively, the “Opendoor Fundamental Representations”).
Representations and Warranties of SCH and Merger Sub
SCH and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, stock market quotation, registration statement and proxy statement and proxy/registration statement, no outside reliance and no additional representations or warranties.
Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing. However, under the terms of the Merger Agreement, SCH retains the right to pursue recoveries under any

R&W Insurance Policy (as defined below), which SCH may, in its sole discretion, seek to obtain and bind prior to the Closing. See “— R&W Insurance Policy” below.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Opendoor are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of SCH are qualified in whole or in part by a material adverse effect on the ability of SCH to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a material adverse effect with respect to Opendoor (“Opendoor Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Opendoor and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Opendoor to consummate the Merger.
However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Opendoor Material Adverse Effect”:
(a)
any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(b)
any change in interest rates or economic, political, business or financial market conditions generally;

(c)
the taking of any action required by the Merger Agreement;

(d)
any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate;

(e)
any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)
any failure of Opendoor to meet any projections or forecasts (provided that this clause will not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect);

(g)
any Events generally applicable to the industries or markets in which Opendoor and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(h)
the announcement of the Merger Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Opendoor and its subsidiaries (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.4 of the Merger Agreement and the corresponding condition to Closing);

(i)
any matter set forth on Opendoor’s disclosure letter;

(j)
any Events to the extent actually known by certain individuals identified in SCH’s disclosure letter on or prior to the date of the Merger Agreement; or

(k)
any action taken by, or at the request of, SCH or Merger Sub.

Any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Opendoor and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Opendoor and its subsidiaries conduct their respective operations (which will include the real estate and real estate technology industries generally), but only to the extent of the incremental disproportionate effect on Opendoor and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Opendoor and its subsidiaries conduct their respective operations.
Covenants and Agreements
Opendoor has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited and unaudited financial statements, affiliate agreements, Pre-Closing Restructuring and acquisition proposals.
SCH has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, listing, no solicitation by SCH, SCH’s conduct of business, post-closing directors and officers, domestication, indemnification and insurance, SCH public filings, PIPE Investment subscriptions and stockholder litigation.
Pre-Closing Restructuring
Pursuant to the Merger Agreement, Opendoor shall take all such actions as are reasonably necessary, prior to the Closing and subject to the terms and conditions of the Merger Agreement, to consummate the Pre-Closing Restructuring Plan, pursuant to which (a) Opendoor’s Ninth Amended and Restated Certificate of Incorporation, dated as of March 28, 2019, will be amended and restated to, among other things, provide that (i) the Merger will result in a “Liquidation Transaction” (as defined therein), (ii) all outstanding shares of Opendoor Preferred Stock will be automatically converted into shares of Opendoor common stock as of immediately prior to the Effective Time, (b) all of the outstanding Convertible Notes were cancelled and exchanged for the right to receive 13,267,283 shares of Opendoor common stock upon the earlier of (i) immediately prior to the effective time of the Merger and the Closing and (ii) March 13, 2021 and (c) all outstanding warrants to purchase shares of Opendoor Capital Stock will be exercised in full or terminated without exercise in accordance with their respective terms.
Conduct of Business by Opendoor
Opendoor has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), as consented to by SCH in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law, use reasonable best efforts to operate the business of Opendoor in the ordinary course consistent with past practice.
During the Interim Period, Opendoor has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement, including the Opendoor disclosure letter thereto (the “Opendoor Disclosure Letter”), as consented to by SCH in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:
•
change or amend the governing documents of Opendoor or any of Opendoor’s subsidiaries or form or cause to be formed any new subsidiary of Opendoor;

•
make or declare any dividend or distribution to stockholders of Opendoor or make any other distributions in respect of any of Opendoor’s capital stock or equity interests;

•
split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Opendoor’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Opendoor that remains a wholly owned subsidiary of Opendoor after consummation of such transaction;

•
purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Opendoor or its subsidiaries, except for (i) the acquisition by Opendoor or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Awards) of Opendoor or its subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between Opendoor and any wholly-owned subsidiary of Opendoor or between wholly owned subsidiaries of Opendoor;

•
enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contracts or any real property lease, other than in the ordinary course of business or as required by law;

•
sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of Opendoor or its subsidiaries, except for (i) sale of residential properties acquired for purpose of re-sale to customers in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless equipment (iii) transactions among Opendoor and its wholly owned subsidiaries or among its wholly owned subsidiaries and (iv) transactions in the ordinary course of business consistent with past practice;

•
acquire any ownership interest in any real property (other than the acquisition of residential properties for purpose of re-sale or in the ordinary course of business consistent with past practice);

•
other than as required by law, an existing benefit plan, or certain contractual obligations, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of Opendoor or its subsidiaries (other than the Persons set forth on Opendoor’s disclosure letter (the “Excluded Employees”)) in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of Opendoor or any of Opendoor’s subsidiaries with respect to any Excluded Employee, including the hiring of additional officers or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any benefit plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by Opendoor or any of Opendoor’s subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment of vesting of any compensation or benefit payable by Opendoor or any of Opendoor’s subsidiaries, except in the ordinary course of business consistent with past practice;

•
acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•
(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Opendoor or any subsidiary of Opendoor or otherwise incur or assume any indebtedness, or (ii) guarantee any indebtedness of another person, except (x) under any instruments or agreements pursuant to which Opendoor or any of its subsidiaries is a borrower or guarantor for purposes of financing mortgage loans or the acquisition of owned residential properties or (y) in the ordinary course of business consistent with past practice;

•
(i) make or change any material election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•
take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

•
issue any additional shares of Opendoor Capital Stock or securities exercisable for or convertible into Opendoor Capital Stock, other than the issuance of Opendoor common stock upon the exercise or settlement of Opendoor Awards in the ordinary course of business under Opendoor Labs Inc. 2014 Stock Plan and applicable award agreement, in each case, outstanding on the date of the Merger Agreement in accordance with their terms as in effect as of the date of the Merger Agreement, or grant any additional Opendoor Awards or other equity or equity-based compensation;

•
adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Opendoor or its subsidiaries (other than the Merger);

•
waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

•
grant to, or agree to grant to, any person rights to any intellectual property that is material to Opendoor and its subsidiaries, or dispose of, abandon or permit to lapse any rights to any intellectual property that is material to Opendoor and its subsidiaries except for the expiration of Opendoor’s registered intellectual property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of Opendoor’s or any of its subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

•
disclose or agree to disclose to any person (other than SCH or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of Opendoor or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

•
make or commit to make capital expenditures other than in an amount not in excess of the amount disclosed in Opendoor’s disclosure letter, in the aggregate;

•
manage Opendoor’s and its subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

•
enter into or extend any collective bargaining agreement or similar labor agreement (other than as required by applicable law), or recognize or certify any labor union, labor organization, or group of employees of Opendoor or its subsidiaries as the bargaining representative for any employees of Opendoor or its subsidiaries;

•
terminate without replacement or fail to use reasonable efforts to maintain any license that is material to the conduct of the business of Opendoor and its subsidiaries, taken as a whole;

•
waive the restrictive covenant obligations of any current employee of Opendoor or any of Opendoor’s subsidiaries;

•
(i) limit the right of Opendoor or any of Opendoor’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Opendoor and its subsidiaries, taken as a whole;

•
terminate or amend in a manner materially detrimental to Opendoor or any of Opendoor’s subsidiaries, taken as a whole, any inventory financing documents;

•
terminate without replacement or amend in a manner materially detrimental to Opendoor and its subsidiaries, taken as a whole, any insurance policy insuring the business of Opendoor or any of Opendoor’s subsidiaries; or

•
enter into any agreement to take any of the above actions prohibited under the Merger Agreement.

Conduct of Business of SCH
SCH has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement, it will, and will cause Merger Sub to, except as otherwise explicitly contemplated by the Merger Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by Opendoor in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice, operate its business in the ordinary course and consistent with past practice.
During the Interim Period, SCH has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements (as defined below), as consented to by Opendoor in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:
•
seek any approval from SCH’s shareholders to change, modify or amend the Trust Agreement or the governing documents of SCH or Merger Sub, except as otherwise contemplated by the Condition Precedent Proposals;

•
(x) make or declare any dividend or distribution to the shareholders of SCH or make any other distributions in respect of any of SCH’s or Merger Sub’s Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of SCH’s or Merger Sub’s Capital Stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of SCH or Merger Sub other than a redemption of shares of SCH Class A ordinary shares effected in connection with the Merger;

•
take certain actions with respect to tax related matters, including, among others, make or change any material election in respect of material taxes, amend, modify or otherwise change any filed material tax return and related activities or enter into any closing agreement, tax sharing or similar agreement in respect of material taxes;

•
take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent either the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

•
other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of SCH or Merger Sub;

•
incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Opendoor or any of Opendoor’s subsidiaries or guaranty any debt security of another person, other than (i) any indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000 or (ii) incurred between SCH and Merger Sub;

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incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations other than in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements (as defined below) or in support of the ordinary course operations of SCH;

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(i) issue any securities of SCH or securities exercisable for or convertible into securities of SCH, other than the issuance of the Aggregate Merger Consideration, (ii) grant any options, warrants or other equity-based awards with respect to securities of SCH, not outstanding on the date of the Merger Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any SCH warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•
enter into any agreement to do any of the above actions prohibited under the Merger Agreement.

Covenants of SCH
Pursuant to the Merger Agreement, SCH has agreed, among other things, to:
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prior to the Closing Date, obtain approval for and adopt the 2020 Plan, the Restricted Stock Unit Agreement and the ESPP;

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within two business days following the expiration of the sixty-day period after SCH has filed current Form 10 information with the SEC, file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to Opendoor Technologies’ common stock issuable under the 2020 Plan and/or the ESPP and use reasonable efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted thereunder remain outstanding;

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take certain actions so that the Trust Amount will released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

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during the Interim Period, ensure SCH remains listed as a public company on the NYSE; provided, that unless otherwise requested by Opendoor in writing at least three business days prior to the initial filing of the Proxy Statement/Registration Statement with the SEC, SCH will delist the SCH Class A ordinary shares from the NYSE, effective as of no later than the effective time of the Merger, and obtain approval for the listing of such shares on Nasdaq from and after the effective time of the Merger;

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during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement;

•
subject to the terms of SCH’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the effective time of the Merger:

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the Board of Directors of Opendoor Technologies shall consist of up to seven directors, which shall initially be comprised of (i) one director mutually agreed by the parties, (ii) one director designated by SCH and (iii) up to five directors designated by Opendoor Technologies (including Eric Wu as the Chief Executive Officer of Opendoor);

•
the Board of Directors of Opendoor Technologies shall have a majority of “independent” directors for the purposes of NYSE or Nasdaq, as applicable, each of whom shall serve in such capacity in accordance with the terms of the governing documents of Opendoor Technologies following the effective time of the Merger; and

•
the initial officers of SCH will be as set forth in Opendoor’s disclosure letter, who will serve in such capacity in accordance with the terms of the governing documents of Opendoor Technologies following the effective time of the Merger;

•
subject to approval of SCH’s shareholders, cause the Domestication to become effective prior to the effective time of the Merger (see “Domestication Proposal”);

•
after the effective time of the Merger, indemnify and hold harmless each present and former director and officer of Opendoor and SCH and each of their respective subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;

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maintain, and cause its subsidiaries to maintain for a period of not less than six years from the effective time of the Merger (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of its subsidiaries and their subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of Opendoor immediately prior to the effective time of the Merger and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by SCH’s, Opendoor’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will SCH be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by SCH or Opendoor, as applicable, for such insurance policy for the year ended December 31, 2019;
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on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Opendoor and SCH with the post-Closing directors and officers of Opendoor Technologies, which indemnification agreements will continue to be effective following the Closing;

•
from the date of the Merger Agreement through the effective time of the Merger, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

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except as otherwise approved by Opendoor (which approval shall not be unreasonably withheld, conditioned or delayed) or as would not increase conditionality or impose any new obligation on Opendoor or SCH, reduce the Minimum PIPE Investment Amount or the subscription amount under any PIPE Subscription Agreement or reduce or impair the rights of SCH or the third-party beneficiary rights of Opendoor under any PIPE Subscription Agreement, not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision) and so long as the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Opendoor Technologies common stock contemplated thereby;

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use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) SCH the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms; and

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prior to the Closing Date, promptly notify and keep Opendoor reasonably informed of the status of any litigation brought or, to SCH’s knowledge, threatened in writing against SCH or its board of directors by any of SCH’s stockholders in connection with the Merger Agreement, any Ancillary Agreement or the transactions contemplated therein, and will provide Opendoor with the opportunity to participate in the defense of such litigation and will not settle or any such litigation without the prior written consent of Opendoor (such consent not to be unreasonably withheld, conditioned or delayed).

Covenants of Opendoor
Pursuant to the Merger Agreement, Opendoor has agreed, among other things, to:
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subject to confidentiality obligations that may be applicable to information furnished to Opendoor or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford SCH and its accountants, counsel and other representatives reasonable access during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives will all financial and operating data and other information concerning the affairs of Opendoor and its subsidiaries that are in the possession of Opendoor or its subsidiaries as such representatives may reasonably request;

•
provide to SCH and, if applicable, its accountants, counsel or other representatives, (i) such information and such other materials and resources relating to any legal proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of Opendoor and its subsidiaries during the Interim Period, in each case, as SCH or such representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such legal proceedings or otherwise relating to any compliance and risk management matters or decisions of Opendoor or its subsidiaries, and (iii) copies of any communications sent or received by Opendoor or its subsidiaries in connection with such legal proceedings, matters and decisions;
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act in good faith to deliver to SCH, as soon as reasonably practicable following the date of the Merger Agreement, (i) audited financial statements (together with the auditor’s reports thereon) of Opendoor and its subsidiaries as of and for (x) the years ended December 31, 2019 and December 31, 2018 and (y) if the Closing has not occurred prior to March 30, 2021 and the Merger Agreement has not been earlier terminated, the year ended December 31, 2020, and (ii) unaudited financial statements of Opendoor and its subsidiaries as of and for (x) the six-month period ended June 30, 2020 and (y) if the Closing has not occurred prior to November 12, 2020, the three- and nine-month periods ended September 30, 2020;

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at or prior to Closing, terminate and settle all Affiliate Agreements (as defined in the Merger Agreement) set forth in the applicable section of Opendoor’s disclosure letter without further liability to SCH, Opendoor or any of its subsidiaries;

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take all actions reasonably necessary to consummate the Pre-Closing Restructuring prior to the Closing. See “— Pre-Closing Restructuring” above; and

•
during the Interim Period, not, and to use reasonable best efforts to cause its representatives to not, (i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction.

Joint Covenants of SCH and Opendoor
In addition, each of SCH and Opendoor has agreed, among other things, to take certain actions set forth below.
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Each of SCH and Opendoor will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act.

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Each of SCH and Opendoor will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.

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Each of SCH and Opendoor will (and, to the extent required, will cause its affiliates to) (x) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period or periods under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and (y) take certain other actions to cooperate to avoid any governmental order from an antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including sharing relevant information with the other parties thereto for such purposes and each pay one-half of any applicable antitrust filing fees (subject to, as applicable, a requirement to obtain Opendoor’s prior written consent with respect to certain such actions identified above as contemplated by the Merger Agreement).

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SCH and Opendoor will jointly prepare and SCH will file with the SEC the proxy statement / registration statement in connection with the registration under the Securities Act of (i) the shares of Opendoor Technologies common stock, SCH warrants and units comprising such to be issued in connection with the Domestication and (ii) the shares of Opendoor Technologies common stock that constitute the Aggregate Merger Consideration.
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Each of SCH and Opendoor will use its reasonable best efforts to cause the proxy statement / registration statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement (as defined below) declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission.

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SCH will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate proxy statement to shareholders of SCH, (ii) give notice, convene and hold a meeting of the shareholders to vote on the Condition Precedent Proposals, in each case in accordance with its governing documents then in effect and Section 710 of the NYSE Listing Rules or Nasdaq Listing Rule 5620(b), as applicable, for a date no later than 30 business days following the date the registration statement is declared effective, (iii) solicit proxies from the holders of public shares of SCH to vote in favor of each of the Condition Precedent Proposals, and (iv) provide its shareholders (including the holders of SCH Class A ordinary shares) with the opportunity to elect to effect a Redemption.

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Opendoor will use its reasonable best efforts to obtain the requisite stockholder approval necessary to consummate the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Opendoor Stockholder Approvals”), either by (i) written consent of collective holders of shares of Opendoor Capital Stock sufficient to obtain Opendoor Stockholder Approval promptly following the time at which the registration statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders or (ii) in the event Opendoor is unable to obtain such written consent, by calling and holding a meeting of the stockholders of Opendoor for the purpose of voting solely upon the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, as soon as reasonably practicable after the registration statement is declared effective under the Securities Act.

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SCH and Opendoor will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties that any of SCH, Opendoor, or their respective affiliates are required to obtain in order to consummate the Merger.

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Each of Opendoor and SCH will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of Opendoor Capital Stock or acquisitions of shares of Opendoor Technologies common stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule B-3 promulgated under the Exchange Act.

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Each of Opendoor and SCH will each, and will each cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

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SCH will use its reasonable best efforts to, and will instruct its financial advisors to, keep Opendoor and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the shares of Opendoor Technologies common stock during the period commencing on the date of announcement of the Merger Agreement or the transactions contemplated thereby until the Closing Date.

Closing Conditions
The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.
Minimum Cash Condition
The Merger Agreement provides that the obligations of Opendoor to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy SCH’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Opendoor or SCH) (such amount, the “Trust Amount”) plus the PIPE Investment Amount actually received by SCH at or prior to the Closing Date, is at least equal to $550.0 million (the “Minimum Cash Condition”). The Minimum Cash Condition is for the sole benefit of Opendoor.
Conditions to the Obligations of Each Party
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
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the approval of the Condition Precedent Proposals by SCH’s shareholders will have been obtained (the “SCH Shareholder Approval”);

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Opendoor Stockholder Approval shall have been obtained;

•
the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•
the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement, or the (i) Sponsor Support Agreement, (ii) Company Holders Support Agreement and (iii) Confidentiality Agreement (clauses (i), (ii) and (iii), collectively, the “Ancillary Agreements”) will have expired or been terminated;

•
there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby), statute, rule or regulation enjoining or prohibiting the consummation of the Merger;

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SCH will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

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the shares of Opendoor Technologies common stock to be issued in connection with the Merger will have been approved for listing on Nasdaq or, if requested by Opendoor, NYSE; and

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the sum of the Trust Amount plus the Third-Party PIPE Investment Amount must be equal to or greater than $200.0 million.

Conditions to the Obligations of SCH and Merger Sub
The obligations of SCH and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SCH and Merger Sub:
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certain of the representations and warranties of Opendoor pertaining to the capitalization of Opendoor will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;
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each of Opendoor Fundamental Representations (other than those portions of the capitalization representations referenced above) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•
each of the remaining representations and warranties of Opendoor contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (except for actions contemplated by the Pre-Closing Restructuring Plan);

•
each of the covenants of Opendoor to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period and except for actions contemplated by the Pre-Closing Restructuring Plan); and

•
the Pre-Closing Restructuring shall have been completed as of immediately prior to the Closing in accordance with the Pre-Closing Restructuring Plan.

Conditions to the Obligations of Opendoor
The obligation of Opendoor to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Opendoor:
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each of the representations and warranties of SCH regarding its capitalization, as provided for in the Merger Agreement, will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement;

•
each of the other representations and warranties of SCH contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of Merger Agreement which are contemplated or expressly permitted by Merger Agreement or the Ancillary Agreements;

•
each of the covenants of SCH to be performed as of or prior to the Closing will have been performed in all material respects;

•
the Domestication will have been completed as contemplated by the Merger Agreement and a time-stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to Opendoor (for additional information, see “Domestication Proposal”); and

•
the Minimum Cash Condition. For more information, see “— Minimum Cash Condition” above.

Termination; Effectiveness
The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

•
by written consent of Opendoor and SCH;

•
by Opendoor or SCH if any Governmental Order has become final and nonappealable which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting the Merger;

•
by Opendoor if the SCH Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of SCH’s shareholders duly convened therefor or at any adjournment thereof;

•
by Opendoor if there has been a modification in recommendation of the board of directors of SCH with respect to any of the Condition Precedent Proposals;

•
prior to the Closing, by written notice to Opendoor from SCH in the event of certain uncured breaches on the part of Opendoor or if the Closing has not occurred on or before the date that is 180 days after the date of the Merger Agreement (the “Agreement End Date”), unless SCH is in material breach of the Merger Agreement;

•
by SCH, if Opendoor shall not have obtained approval from its stockholders of the Merger Agreement and the transactions contemplated within five business days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to stockholders; or

•
prior to the Closing, by written notice to SCH from Opendoor in the event of certain uncured breaches on the part of SCH or Merger Sub or if the Closing has not occurred on or before the Agreement End Date, unless Opendoor is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Opendoor, SCH or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.
R&W Insurance Policy
Pursuant to the Merger Agreement, prior to the Closing, SCH may, in its sole discretion, obtain and bind a representation and warranty insurance policy (the “R&W Insurance Policy”) with respect to the representations and warranties of Opendoor contained in the Merger Agreement. Opendoor and its subsidiaries have agreed to cooperate with, and provide assistance to, SCH in its efforts to obtain the R&W Insurance Policy. All of the costs to obtain the R&W Insurance Policy will be paid by Opendoor Technologies upon consummation of the Merger. See “— Fees and Expenses” below.
In the event that the R&W Insurance Policy only covers the pro rata portion of losses attributable to SCH’s pre-Closing shareholders (i.e., SCH shareholders as of immediately prior to the effective time of the Merger), Opendoor agrees that it will take such actions requested by SCH as are reasonably necessary to ensure that any proceeds paid pursuant to the R&W Insurance Policy are paid only to such SCH shareholder, including by agreeing to amendments to the Merger Agreement to provide such SCH shareholders a non-transferrable, contractual contingent value right to such proceeds, and ensuring that Opendoor Technologies pays any such proceeds received pursuant to the R&W Insurance Policy to such SCH shareholders in accordance with such contingent value right.
The director nominee designated by SCH to serve on the board of directors of Opendoor Technologies in accordance with the terms of the Merger Agreement will serve as representative of SCH’s pre-Closing shareholders from and after the effective time of the Merger, and will act on behalf of such SCH shareholders and take all necessary actions, and make all decisions and direct all actions of Opendoor Technologies related to the rights of such SCH shareholders pursuant to the provisions described above. We are actively exploring the possibility of obtaining a R&W Insurance Policy. However, there can be no assurance that we will obtain such policy on satisfactory terms or at all.
Waiver; Amendments
No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.
Fees and Expenses
If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, Opendoor Technologies will, upon the consummation of the Merger and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of Opendoor and pay or cause to be paid all accrued transaction expenses of SCH or its affiliates (including the Sponsor). SCH and Opendoor will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, SCH, the Sponsor, Opendoor and the Persons set forth on Schedule I thereto entered into the Sponsor Support Agreement, dated as of September 15, 2020, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B. Pursuant to the Sponsor Support Agreement, the Sponsor and each director of SCH agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement.
The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in the Sponsor Support Agreement), (b) the liquidation of SCH and (c) the written agreement of SCH, the Sponsor and Opendoor. Upon such termination of the Sponsor Agreement, all obligations of the parties under the Sponsor Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Agreement prior to such termination.
Opendoor Holders Support Agreement
In connection with the execution of the Merger Agreement, SCH entered into a support agreement with Opendoor and certain stockholders of Opendoor (the “Opendoor Stockholders”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Opendoor Holders Support Agreement”). Pursuant to Opendoor Holders Support Agreement, Opendoor Stockholders agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of Opendoor Holders Support Agreement.
Pursuant to Opendoor Holders Support Agreement, Opendoor Stockholders also agreed to, among other things, (a) vote or provide consent for purposes of authorizing and approving the Merger as an SCH Transaction (as defined in Opendoor’s Tenth Amended and Restated Certificate of Incorporation, dated as of September 15, 2020 (the “Amended and Restated Company Charter”)), (b) exercise the drag-along rights pursuant to and in accordance with that certain Sixth Amended and Restated Voting Agreement, dated as of February 8, 2019, by and among Opendoor and the Investors (as defined therein) and (c) deliver a duly executed copy of the Registration Rights Agreement at the Closing.
Opendoor Holders Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in Opendoor Holders Support Agreement) and (b) as to each Opendoor Stockholder (as defined in Opendoor Holders Support Agreement), the written agreement of SCH, Opendoor and such Company Stockholder. Upon such termination of Opendoor Holders Support Agreement, all obligations of the parties under Opendoor Holders Sponsor Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of Opendoor Holders Support Agreement will not relieve any party thereto from liability arising in respect of any breach of Opendoor Holders Sponsor Agreement prior to such termination.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Opendoor Technologies Inc., Sponsor, certain former stockholders of Opendoor Labs Inc. (the “Opendoor Holders”), Cipora Herman, David Spillane, ChaChaCha SPAC B, LLC, a Delaware limited liability company, Hedosophia Group Limited, a Guernsey company limited by shares, and 010118 Management, L.P., a Delaware limited partnership, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Opendoor Technologies will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Opendoor Technologies common stock and other equity securities of Opendoor Technologies that are held by the parties thereto from time to time.
Additionally, the Registration Rights Agreement contains certain restrictions on transfer with respect to the shares of Opendoor Technologies common stock held by the Sponsor or Opendoor immediately following the Closing (the “Lock-up Shares”), including a lock-up of such shares in each case ending on the earlier of (i) the date that is 180 days after the Closing Date and (ii) (a) for 33.33% of the Lock-up Shares held by the Sponsor and each Opendoor Holder (and their respective permitted transferees), the date which the last reported sale price of Opendoor Technologies common stock equals or exceeds $12.50 per share (subject to adjustment) for any 20 trading days within any 30 trading day period commencing at least 30 days after the Closing Date and (b) for an additional 50% of the Lock-up Shares held by the Sponsor and each Opendoor Holder (and their respective permitted transferees), the date which the last reported sale price of Opendoor Technologies’ common stock equals or exceeds $15.00 per share (subject to adjustment) for any 20 trading days within any 30 trading day period commencing at least 30 days after the Closing Date. The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by SCH, Sponsor and the other parties thereto in connection with SCH’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the ten year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, SCH entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 60,005,000 shares of Opendoor Technologies common stock at $10.00 per share for an aggregate commitment amount of $600,050,000. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) there not being any amendment or modification of the terms of the Merger Agreement in a manner that is materially adverse to the PIPE Investor (in its capacity as such) and (iii) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement. The closings under the Subscription Agreements will occur substantially concurrently with the Closing.
The Subscription Agreements provide that, solely with respect to subscriptions by third-party investors, SCH is required to file with the SEC, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of Opendoor Technologies common stock to be issued to any such third-party investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th day following the filing date thereof if the SEC notifies SCH that it will “review” such registration statement and (ii) the 10th business day after the date SCH is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.
Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing (as defined in the Subscription Agreements) or in the future as a result of, or arising out of, the Subscription Agreements against SCH, including with respect to the trust account. The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of SCH and the applicable PIPE Investor, (iii) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the Subscription Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the Subscription Agreements), and (iv) March 31, 2021.
Background to the Business Combination
SCH is a blank check company incorporated on October 18, 2019, as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Proposed Business Combination was the result of an extensive search for a potential transaction using the network, investing and operating experience of our management team, including our board of directors. The terms of the Merger Agreement were the result of extensive negotiations between SCH and Opendoor Labs Inc. (“Opendoor”) (and their respective affiliates). The following is a brief description of the background of these negotiations, the Proposed Business Combination and related transactions.
On April 30, 2020, SCH completed its initial public offering of 41,400,000 units which included the issuance of 41,400,000 units, including 5,400,000 units subject to the underwriters’ over-allotment option, at a price of $10.00 per unit (the “SCH units”), generating gross proceeds of $414,000,000 before transaction costs (including deferred underwriting expenses to be paid upon the completion of SCH’s initial business combination). Each SCH unit consisted of one SCH Class A ordinary share and one-third of one public warrant. Each public warrant entitles the holder thereof to purchase one SCH Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the initial public offering, SCH completed the private sale of an aggregate of 6,133,333 private placement warrants at a price of $1.50 per warrant to the Sponsor. The private placement warrants are the same as the public warrants, except that the private placement warrants will be exercisable on a cashless basis and be non-redeemable by SCH so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by SCH and exercisable by such holders on the same basis as the public warrants. In addition, the private placement warrants and their underlying securities will not be transferable, assignable, or salable until 30 days after the consummation of SCH’s initial business combination, subject to limited exceptions. In connection with SCH’s initial public offering, Connaught (UK) Limited (“Connaught”) acted as financial advisor to SCH, Credit Suisse Securities (USA) LLC

(“Credit Suisse”) acted as capital markets advisor to SCH, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) acted as U.S. legal advisor to SCH and Maples and Calder (“Maples”) acted as Cayman Islands legal advisor to SCH.
Since the completion of its initial public offering, SCH considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of SCH contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including financial advisors and companies in the data, media, logistics, healthcare, transportation, technology, financial services, consumer services and retail sectors. SCH considered businesses that it believed had attractive long-term growth potential, were well-positioned within their industry and would benefit from the substantial intellectual capital, operational experience, and network of SCH’s management team. In the process that led to identifying Opendoor as an attractive investment opportunity, SCH’s management team evaluated over 300 potential business combination targets, made contact with representatives of 50 such potential combination targets to discuss the potential for a business combination transaction, entered into non-disclosure agreements with 12 such potential business combination targets, and entered into a non-binding indication of interest with one other potential combination target (“Company A”).
SCH engaged in discussions with Company A from June 2020 through July 2020, entering into a mutual non-disclosure agreement on June 12, 2020, and a non-binding letter of intent on June 29, 2020, which provided for a 30-day period of exclusivity with respect to negotiating a potential transaction between the parties. However, after completing due diligence and engaging in detailed discussions between the management teams, SCH and Company A were unable to agree upon mutually agreeable terms regarding a potential business combination transaction between the parties. On July 27, 2020, SCH and Company A mutually agreed to discontinue such discussions and to execute a termination agreement releasing both parties from their respective exclusivity obligations under the terms of the non-binding letter of interest, effective immediately.
Beginning on May 1, 2020, weekly meetings via teleconference were held among members of SCH’s management team (including Chamath Palihapitiya, Chief Executive Officer of SCH and Chairman of the SCH board of directors, and Ian Osborne, President of SCH and a member of the SCH board of directors) certain of SCH’s advisors, and those of SCH’s directors who were able to attend such calls on any given occasion, as applicable, in order to discuss matters relating to SCH’s initial business combination. Initially, such meetings were intended to allow SCH management and certain of SCH’s advisors to provide updates regarding the status of the evaluation of, and outreach to, potential business combination targets. During those weekly meetings that were held from August 2020 through mid-September 2020, (when such weekly meetings were discontinued as a result of the announcement of the business combination with Opendoor), SCH’s management and certain of SCH’s advisors provided updates regarding the status of the potential business combination transaction with Opendoor, including with respect to the negotiation of definitive transaction documents, the due diligence review being conducted by SCH’s advisors, the status of the PIPE Investment, and other related matters.
On May 13, 2020, during a telephone conversation on unrelated matters with Adam Bain, a member of SCH’s board of directors, it was mentioned by a member of the board of directors of Opendoor that Eric Wu, co-founder and Chief Executive Officer of Opendoor, might be interested in learning more about special purpose acquisition companies and their initial business combination process in general in order to determine whether entering into such a transaction as a business combination target would be worth exploring as an attractive option for Opendoor in the future. Such member of the board of directors of Opendoor was aware that Mr. Bain had been acquainted with Mr. Wu for several years and suggested that, given such pre-existing relationship and Mr. Bain’s recent experience with such entities and types of transactions, he should consider contacting Mr. Wu to discuss such matters further.
In June 2020, Mr. Bain and Mr. Wu had multiple telephone conversations and e-mail exchanges to discuss matters related to the general structure of special purpose acquisition companies, and the potential advantages that may be realized by certain companies entering into an initial business combination transaction with a special purpose acquisition company (as opposed to alternative forms of financing or business combination transactions). There were no discussions with respect to a potential transaction between SCH and Opendoor specifically during such time, due to a number of considerations regarding the size of

Opendoor’s business and presumed preference for exploring a transaction with a special purpose acquisition company holding a larger amount of cash in trust than SCH, among others. However, during this time, Mr. Bain separately introduced Mr. Wu, Keith Rabois, a board adviser of Opendoor, and two members of the Opendoor board of directors to Mr. Palihapitiya and Mr. Osborne, in their capacity as Chief Executive Officer and President, respectively, of a different special purpose acquisition company (“SPAC A”) that held a greater amount of proceeds in trust than SCH.
During a meeting via video teleconference held on June 29, 2020, representatives of SPAC A (including Mr. Palihapitiya and Mr. Osborne) and representatives of Opendoor first discussed matters relating to a specific proposed business combination transaction involving SPAC A, on the one hand, and Opendoor on the other, including the ideal timing of such a transaction from the perspective of anticipated public markets response.
On July 7, 2020, representatives of SPAC A provided a presentation outlining illustrative terms for a potential business combination transaction involving SPAC A and Opendoor to representatives of Opendoor (other than valuation), a proposal for which might be presented at a later stage, including following further due diligence review of Opendoor and its business operations by representatives of SPAC A, if the parties decided to move forward with a potential business combination transaction.
On July 20, 2020, representatives of SPAC A and Opendoor held a meeting via video teleconference, during which members of Opendoor’s management team presented an investor presentation regarding Opendoor and its business operations, including financial information, historic and projected revenues and profits, views on competitive positioning, market opportunity, product roadmap, and background on the Opendoor management team and its existing investors.
On July 23, 2020, SPAC A entered into a mutual non-disclosure agreement with Opendoor.
From July 27, 2020 through July 28, 2020, there were multiple telephone conversations and e-mail exchanges involving representatives of Opendoor and representatives of SPAC A regarding a request from Opendoor to terminate discussions with SPAC A and instead enter into discussions with SCH regarding a potential business combination transaction. Such request was due to, among other considerations, the fact that a business combination with SCH would result in a lower level of dilution of the existing Opendoor Stockholders, which Opendoor’s constituents would be more comfortable with given the smaller size of SCH’s trust account. This would also be better suited to Opendoor’s current capital needs and objectives given the amount of cash that Opendoor had on its balance sheet at the time. Mr. Palihapitiya and Mr. Osborne, on behalf of SPAC A, agreed to the request and communicated such agreement to Mr. Bain, on behalf of SCH, on July 28, 2020.
From July 28, 2020 through July 29, 2020, representatives of SCH held multiple telephone conversations and e-mail exchanges with representatives of Opendoor to discuss the terms of a potential business combination transaction between the parties, including valuation and valuation methodology. In connection with these discussions, Mr. Wu conveyed the view of Opendoor’s board of directors that a fair valuation of Opendoor should be close to $5 billion based upon a review of comparable companies in analogous industries In connection with this statement representatives of Opendoor e-mailed two analyst research reports to representatives of SCH, each of which included a valuation of a comparable business unit of a company operating in an analogous industry, which Opendoor management considered to be supportive of its position on appropriate valuation. Opendoor also proposed that the size of any PIPE Investment contemplated in connection with a potential transaction between the parties be limited to approximately $300 million.
On July 30, 2020, SCH executed a mutual non-disclosure agreement (the “Non-Disclosure Agreement”) with Opendoor. See “— Related Agreements — Non-Disclosure Agreement” for additional information. After the Non-Disclosure Agreement was executed, Opendoor began providing preliminary confidential information to SCH regarding Opendoor and its subsidiaries and their collective business operations.
On July 30, 2020, representatives of SCH e-mailed to representatives of Opendoor two versions of an initial non-binding letter of intent (addressed to Mr. Eric Wu in his capacity as CEO of Opendoor) in respect of a potential business combination transaction involving the parties, the terms of which differed only with respect to the inclusion in one version of a proposed issuance of supervoting stock to members of Opendoor’s management team in connection with the consummation of the potential transaction. These two non-binding letters of intent were forwarded to representatives of Cooley LLP (“Cooley”), in their capacity as Opendoor’s regular outside corporate counsel, and representatives of SCH and Opendoor continued to discuss matters relating to such non-binding letters of intent, pursuant to multiple telephone conversations and e-mail exchanges between the parties throughout the morning.
These initial draft of non-binding letters of intent included, subject to further due diligence, an initial enterprise value for the Opendoor business of $4.85 billion on a pre-transaction, debt-free, cash-free basis, and an estimated post-transaction equity valuation of $5.946 billion (determined by taking into account (i) Opendoor debt for borrowed money and other debt-like items, (ii) cash and cash equivalents held by Opendoor, and (iii) pro-forma cash and cash equivalents to the combined company in connection with the proposed transaction, including the application of (x) up to $414 million of gross proceeds from SCH’s trust account (net of amounts required to satisfy shareholder redemptions and payment of transaction expenses) and (y) $400 million in proceeds from a proposed PIPE transaction, to be consummated substantially concurrently with the consummation of the proposed business combination). The initial enterprise valuation with respect to the Opendoor business reflected in this initial non-binding letter of intent was consistent with SCH management’s evaluation of the business (including SCH management’s analysis of the financial results and projections provided by Opendoor’s management) and with comparable companies in analogous markets.
On August 2, 2020, Mr. Wu e-mailed Mr. Bain, indicating that a revised draft non-binding letter of intent would be forthcoming from Opendoor’s regular outside corporate counsel and would also reflect the input of Opendoor’s board of directors, and noting that representatives of Citigroup (“Citi”) had been engaged by Opendoor as a financial advisor in connection with a potential business combination transaction involving Opendoor and SCH.
On August 2, 2020, representatives of Opendoor’s regular outside corporate counsel e-mailed to SCH and representatives of Skadden a revised version of such non-binding letter of intent, which did not provide for the issuance of supervoting stock and which included a revised formulation for determining Opendoor’s valuation with an adjustment for unrestricted cash, cash equivalents and marketable securities held by Opendoor at signing, no adjustment for debt or debt-like items, an increase in the minimum amount of proceeds that must be available from SCH’s trust account after giving effect to shareholder redemptions and payment of transaction expenses (from $500 million to $650 million) as a mutual condition to closing, and gave Opendoor the unilateral right to determine the share reserve and terms and conditions of the post-closing equity incentive plan of the combined company after consummation of the potential business combination transaction.
On August 4, 2020, Mr. Bain contacted Carrie Wheeler, who was a member of Opendoor’s board of directors at such time, via e-mail to preview certain of the changes that would be reflected in a further revised draft non-binding letter of intent, to be circulated later that day by representatives of Skadden, including a revised adjustment for Opendoor’s unrestricted cash and cash equivalents (to be measured at closing of the potential business combination transaction), an additional adjustment for Opendoor’s debt and debt-like items (subject to certain limited exclusions) at closing, a further increase in the required minimum amount of available proceeds from SCH’s trust account and the PIPE investment (from $650 million to $700 million) as a condition to closing, and an increase in the size of the PIPE investment from $400 to $600 million. Mr. Bain and Ms. Wheeler then further discussed via telephone the terms described in Mr. Bain’s e-mail and certain matters related to certain items of cash and debt on Opendoor’ balance sheet, including what is characterized as “excess cash”, within the context of Opendoor’s ordinary business operations.
From August 4, 2020, through August 6, 2020, representatives of SCH had multiple additional conversations and e-mail exchanges with representatives of Opendoor (including representatives of Latham and Watkins, LLP (“Latham”), who had recently been engaged to serve as Opendoor’s outside legal counsel in connection with the potential business combination transaction), to discuss valuation, potential equity grants to officers and employees upon and following consummation of the potential transaction, potential conditions to closing (including in the event of significant redemptions by SCH’s public shareholders of their public shares in connection with the proposed transaction), potential allocation of the proposed PIPE across different categories of investors, availability of post-closing recourse under the definitive transaction documents, restrictions on the transfer of shares of SCH capital stock issued in connection with the potential business combination transaction, governance matters with respect to the combined company (including regarding appropriate board leadership), and certain other terms and considerations with respect to a potential business combination transaction involving SCH and Opendoor. During this time, and in connection with such discussions, the parties also exchanged multiple additional drafts of the revised non-binding letter of intent.
On August 6, 2020, further to SCH’s review of a range of potential valuations of Opendoor’s business, representatives of Skadden, Connaught and SCH (an affiliate of the Sponsor), on behalf of SCH, and representatives of Mayer Brown LLP (“Mayer Brown”), in their capacity as Opendoor’s capital markets legal counsel, and members of Opendoor’s management team, on behalf of Opendoor, held a meeting via video teleconference to discuss certain matters relating to Opendoor’s indebtedness and financing practices (including in the context of the regulatory regime applicable to Opendoor’s business), as part of SCH’s initial due diligence review of Opendoor.
On August 7, 2020, representatives of Latham, on behalf of Opendoor, and representatives of Skadden, on behalf of SCH, held a meeting via teleconference to discuss the remaining open issues raised by their respective drafts of the revised non-binding letter of intent, exchanged over the course of the preceding day, before representatives of Latham e-mailed a further revised non-binding letter of intent to representatives of Skadden.
On August 7, 2020, Mr. Bain and Mr. Palihapitiya discussed with the other members of the SCH board of directors (including Mr. Osborne, Cipora Herman, and David Spillane), pursuant to a series of e-mail communications addressed to the full SCH board of directors, the terms of a potential business combination transaction involving SCH and Opendoor, as expected to be reflected in a final non-binding letter of intent (which was also expected to contemplate a 45-day exclusivity period, subject to limited exceptions). Such e-mail communications included a copy of the investor presentation prepared by Opendoor management to provide background on the business, and information regarding the valuation methodology and assumptions underlying the proposed equity valuation of Opendoor (reflected in the most recent draft non-binding letter of intent that had been circulated by representatives of Skadden). Mr. Palihapitiya also solicited questions and other feedback thereupon from the SCH board of directors (including with respect to proposed valuation and related considerations).
In connection with the SCH board of directors’ consideration of a potential business combination transaction on such terms, on August 7, 2020, Mr. Bain disclosed in an e-mail to all of the other members of the SCH board of directors the existence of his additional interest in such potential transaction in his individual capacity due to his pre-existing direct and indirect economic interests in Opendoor capital stock and affiliation with other beneficial owners thereof. See “— Interests of SCH’s Directors and Officers in the Business Combination” for additional information. In response to Mr. Bain’s e-mail, multiple members of the SCH board of directors sent e-mails acknowledging receipt of such disclosure and confirming that they did not consider such interests to be material. At the next meeting of the full SCH board of directors, which occurred on August 13, 2020, the remaining directors of SCH further discussed such interest and confirmed their conclusion, that in light of the size of such interest, Mr. Bain did not need to recuse himself with respect to matters relating to Opendoor.
On August 7, 2020, following additional discussion among the parties of the terms of a potential business combination transaction involving SCH and Opendoor, representatives of Skadden e-mailed a proposed final version of a non-binding letter of intent to representatives of Latham, which was accepted as final by each of SCH and Opendoor.
Effective as of August 7, 2020, Mr. Osborne, on behalf of SCH, and Mr. Wu, on behalf of Opendoor, executed the agreed final version of the non-binding letter of intent (the “LOI”) regarding a potential business combination transaction (subject to due diligence and negotiation of definitive agreements) involving SCH and Opendoor, which reflected a pre-transaction equity value for Opendoor of $5.0 billion, with no adjustment for Opendoor’s cash or debt, and which contemplated that a newly-formed, wholly-owned subsidiary of SCH would merge with and into Opendoor, which would then merge with and into SCH, and that, if agreed by the parties, SCH would re-domicile as a Delaware corporation prior to the consummation of the business combination transaction. Pursuant to the LOI, the total merger consideration would consist of 500 million newly-issued common shares of SCH valued at $10.00 per share. Pursuant to the LOI, SCH would adopt an equity incentive plan for incentive equity issuances after closing, with a pool representing 6% of the outstanding capital stock on an as-converted basis at closing. Certain members of the Opendoor management team would be granted bonus awards representing an additional 3% of the outstanding capital stock on an as-converted basis at closing (one-third of which would be allocated to Mr. Wu, with the remainder allocated by the compensation committee of the combined company).
The LOI contemplated that the closing of the proposed business combination would be conditioned on (i) the concurrent consummation of the PIPE Investment, (ii) at least $200 million of the total proceeds of the PIPE Investment being invested by PIPE investors that are not existing Opendoor stockholders, the Sponsor, or their respective affiliates, (iii) the satisfaction of a unilateral condition in favor of Opendoor, that SCH hold assets at least equal to $550 million in the aggregate at closing, comprised of (x) cash and cash equivalents remaining in SCH’s trust account (after satisfaction of redemption obligations to SCH’s public shareholders but before payment of transaction expenses) and (y) the proceeds of the PIPE Investment, and (iv) other customary closing conditions (including receipt of required consents and approvals from relevant regulatory and/or government authorities for the proposed transaction and the receipt of requisite stockholder approvals). Pursuant to the LOI, the total size of the PIPE Investment was contemplated to be $400 million, with (x) at least $100 million to be invested by entities identified by the Sponsor, (y) up to $100 million to be invested by existing Opendoor investors, and (z) the remainder to be invested by certain additional investors (which the parties agreed may include mutual funds and existing shareholders of SCH).
Pursuant to the LOI, each of Opendoor and SCH agreed to be subject to an exclusivity period from the date of the LOI until the earliest of (i) the parties’ mutual agreement in writing to terminate the obligations contained in the LOI, (ii) September 21, 2020, and (iii) in the event that either party proposes any change to the terms contemplated by the LOI that is adverse to the other party or its equityholders in any material respect, the date that is three business days after the date that the non-proposing party delivers written notice to the party that has proposed such change (the “Exclusivity Period”). During the Exclusivity Period, each of Opendoor, on the one hand, and SCH, on the other hand, would not and would direct its representatives acting on its behalf not to, solicit or initiate any inquiry, indication of interest, proposal or offer from any publicly traded special purpose acquisition company other than SCH (in the case of Opendoor) or from any third party to an initial business combination other than Opendoor (in the case of SCH), participate in any discussions or negotiations with any such entity, or enter into any understanding, arrangement, agreement in principal or other commitment with any such entity, relating to, in the case of Opendoor, an issuance or sale of Opendoor equity interests or an asset sale, merger or other business combinations of Opendoor to or with another special purpose acquisition company, and in the case of SCH, an initial business combination with any third party other than Opendoor.
On August 8, 2020, representatives of Skadden, on behalf of SCH, and representatives of Latham, on behalf of Opendoor, held a telephone conference call to discuss certain process matters regarding the preparation of definitive transaction documents, legal due diligence, the PIPE investment and related work streams, including the anticipated timeline discussed by the parties in connection with the execution of the LOI, which contemplated that signing and announcement of the proposed transaction would occur in the first half of September 2020.
On August 8, 2020, representatives of Skadden were provided with access to a virtual data room of Opendoor and began conducting legal due diligence review of certain of the materials contained therein, including information and documents relating to: governance matters (including the organizational documents of Opendoor and board minutes), third party arrangements with customers and suppliers, intellectual property owned or used by Opendoor, real property, employee compensation and benefits, labor and employment matters, environmental matters and other regulatory and compliance matters.
On August 10, 2019, representatives of Skadden, on behalf of SCH, held a “kickoff” legal due diligence call with representatives of Latham and members of Opendoor’s management team, on behalf of Opendoor, covering Skadden’s initial legal due diligence questions and requests after an initial review of the materials provided in the data room. Representatives of KPMG LLP (“KPMG”) and of Woodruff-Sawyer & Co. (“Woodruff”) were subsequently engaged by SCH to perform tax and financial due diligence review, and insurance due diligence review, respectively, of Opendoor and its business operations.
During the following three weeks, representatives of Skadden, KPMG and Woodruff, on behalf of SCH, and representatives of Latham and Opendoor management, as applicable, on behalf of Opendoor,

had additional conversations and e-mail exchanges regarding follow-up questions and requests arising from matters discussed on the legal due diligence “kick-off” call, and other matters arising over the course of Skadden’s, KPMG’s and Woodruff’s respective review of Opendoor’s written responses to their initial and supplemental due diligence requests and of the other due diligence materials provided in the virtual data room or via e-mail, including pursuant to conference calls held among representatives of Skadden, Latham and Opendoor management, as applicable on: (i) August 12, 2020, to discuss matters relating to real property law considerations, (ii) on August 17, 2020, and August 28, 2020, to discuss matters relating to employee compensation and benefits considerations, (iii) on August 20, 2020 and August 26, 2020, to discuss matters relating to regulatory and compliance considerations, and (iv) on August 21, 2020, to discuss certain labor and employment matters.
On August 13, 2020, SCH held a meeting via video teleconference of all of the members of the SCH board of directors in addition to Mr. Steve Trieu, SCH’s Chief Financial Officer, Mr. Simon Williams, SCH’s General Counsel and Secretary, and Ravi Tanuku, a representative of Social Capital (an affiliate of the Sponsor), and representatives of Skadden. During the meeting, members of SCH’s management team, supported by certain of SCH’s advisors, (i) provided an update to the SCH board of directors regarding the status of SCH’s initial business combination, (ii) reviewed the reasons for exploring a proposed transaction with Opendoor upon the terms set forth in the LOI, and (iii) reviewed the proposed valuation reflected in the LOI (which remained subject to due diligence), including the methodology used and the other considerations and assumptions underlying such valuation. Feedback from the SCH board of directors was solicited by SCH management who also responded to questions from members of SCH’s board of directors during the subsequent discussion of the directors. Process matters relating to ongoing due diligence review of Opendoor and its business operations, the drafting of the definitive transaction documentation, and expected timelines to signing, were also discussed.
On August 14, 2020, representatives of Skadden, on behalf of SCH, e-mailed to representatives of Latham, on behalf of Opendoor, an initial draft form of Registration Rights Agreement based on the terms of the LOI, as updated by subsequent discussions, pursuant to which, among other things, SCH would agree to register for resale, pursuant to Rule 415 under the Securities Act, certain equity securities of Opendoor Technologies that are held by the parties thereto from time to time, the terms of which the parties continued to negotiate over the course of the following month, exchanging multiple drafts thereof. The primary terms being discussed at such time related to, among other things, (i) which of the continuing Opendoor stockholders would be parties to the Registration Rights Agreement, (ii) the size requirements and other conditions of the demand rights thereunder and (iii) the terms and conditions of the lockup provisions set forth therein. During this time and in connection with these negotiations, multiple drafts of the Registration Rights Agreement were exchanged prior to the execution of the Merger Agreement on September 15, 2020, to which the agreed form of Registration Rights Agreement was attached as an exhibit. See “— Related Agreements — Registration Rights Agreement” for additional information.
On August 14, 2020, representatives of Skadden, on behalf of SCH, e-mailed to representatives of Latham, on behalf of Opendoor, initial drafts of the two forms of Subscription Agreements, based on the terms of the LOI, as updated by subsequent discussions, pursuant to which the PIPE Investors would agree to purchase shares of SCH ordinary shares at $10.00 per share, and each such purchase would be consummated substantially concurrently with the closing of the Merger, subject to the terms and conditions set forth therein. One form of Subscription Agreement was to be entered into by those PIPE Investors that are also existing Opendoor investors or affiliates of the Sponsor (referred to herein as the “insider PIPE investors”), and the other form of Subscription Agreement was to be entered into by all other PIPE investors (referred to herein as the “non-insider PIPE investors”), which forms were identical except that the form of non-insider Subscription Agreement directly provided for certain registration rights to be granted to such non-insider PIPE investors, while the form of insider Subscription Agreement contemplated that the insider PIPE investors would enter into the Registration Rights Agreement and be granted registration rights thereunder.
On August 17, 2020, representatives of Skadden, on behalf of SCH, e-mailed to representatives of Latham, on behalf of Opendoor, an initial draft of the Merger Agreement based on the terms of the LOI, as updated by subsequent discussions, which contemplated, among other things, that SCH would domesticate as a Delaware corporation in connection with and as of immediately prior to the consummation of the

Merger. The final documentation, including with respect to transaction structure, mechanics relating to the treatment in the Merger of certain of Opendoor’s outstanding securities (such as Opendoor’s preferred stock, warrants, convertible notes and other equity-linked securities), restrictions on the conduct of Opendoor’s business between signing and closing, obligations of the parties with respect to delivery of required approvals and preparation and submission of required filings, certain conditions to closing and termination rights of the parties, matters relating to the equity interests to be granted to certain members of Opendoor’s management team at closing, other arrangements with Opendoor officers and employees, if any, and certain other terms and conditions, the details of which were not fully addressed in the LOI, required additional negotiation by the parties.
On August 17, 2020, representatives of Skadden, on behalf of SCH, also e-mailed to representatives of Latham, on behalf of Opendoor, an initial draft of a Sponsor Support Agreement, to be entered into by Opendoor, SCH, the Sponsor and each of SCH’s directors, pursuant to which, among other things, the Sponsor and the members of the SCH board of directors would agree to vote in favor of the Merger Agreement and the transactions contemplated thereby and waive their respective redemption rights in connection with the consummation of the business combination with respect to any ordinary shares held by them. Over the course of the following month, the parties continued to negotiate the terms of the Sponsor Support Agreement, exchanging multiple drafts before an agreed final version of the Sponsor Support Agreement was executed by the parties thereto on September 15, 2020. The principal terms being negotiated during such time included those related to the duration and termination of the obligations of the Sponsor and the SCH directors set forth therein. See “— Related Agreements — Sponsor Support Agreement” for additional information.
On August 18, 2020, following additional discussion between the parties, representatives of Latham, on behalf of Opendoor, e-mailed to representatives of Skadden, on behalf of SCH revised drafts of the forms of Subscription Agreements, which were subsequently forwarded to representatives of Shearman & Sterling LLP (“Shearman”) who had been engaged to represent Credit Suisse in its capacity as a placement agent for the PIPE investment. The parties continued to negotiate the terms of the Subscription Agreements over the course of the following three weeks, exchanging multiple drafts thereof. The principal terms being negotiated during such time related to, among other things, (i) the aggregate amount and allocation of the PIPE Investment between and among the three categories of anticipated PIPE Investors (comprised of those identified by the Sponsor, those that are existing stockholders of Opendoor, and all other PIPE Investors, respectively) and the identity of the PIPE Investors constituting each category, (ii) whether and on what terms Opendoor would be granted any rights in respect of such Subscription Agreements, including a right to reject specific PIPE Investors proposed by SCH or the Sponsor, (iii) whether and under what conditions the PIPE Investors would be able to refuse to consummate the transactions contemplated by the Subscription Agreement, and (iv) the terms and conditions of any registration rights to be granted to the PIPE Investors pursuant to the Subscription Agreements.
On August 21, 2020, representatives of Skadden, on behalf of SCH, and representatives of Latham, on behalf of Opendoor, held a meeting via teleconference to discuss the terms of the Registration Rights Agreement and the Subscription Agreements, as reflected by the most recently circulated drafts thereof, and other matters relating to the PIPE investment in general.
On August 22, 2020, following additional discussion among the parties, representatives of Latham, on behalf of Opendoor, e-mailed to representatives of Skadden, on behalf of SCH, a revised version of the Merger Agreement, which contemplated a revised transaction structure, whereby a newly-formed subsidiary of SCH would merge with and into Opendoor, which would survive the Merger and continue as a wholly-owned subsidiary of SCH, rather than effecting a second-step merger with and into SCH. This draft also (i) included certain changes limiting Opendoor’s obligations with respect to the operation of its business in the ordinary course between signing and closing and its obligations to deliver updated financial statements and the approval of its stockholders of the Merger and related transactions, in each case, by a specific deadline, and (ii) provided that (x) all of the shares of SCH ordinary shares issued to continuing stockholders of Opendoor in the Merger would be registered pursuant to an effective registration statement at closing, and (y) SCH would be obligated to obtain Opendoor’s prior written approval before making any changes to any of the Subscription Agreements between signing and closing, and would agree to take all actions necessary or advisable such that the PIPE Investment would be consummated on the terms contemplated by such Subscription Agreements.

On August 24, 2020, representatives of Skadden, Latham, and Shearman, on behalf of their respective clients, held a meeting via teleconference to discuss the terms of the Registration Rights Agreement and the Subscription Agreements and certain of the remaining open issues with respect to the terms of such agreements, including a proposal by SCH to revise the terms of the lockup to provide for a price-based release.
On August 25, 2020, representatives of Skadden and Latham, on behalf of their respective clients, held a meeting via teleconference to discuss the terms of the Merger Agreement as reflected in the most recent draft circulated by Latham.
On August 29, 2020, representatives of Woodruff e-mailed to representatives of SCH, a copy of a report summarizing the findings of Woodruff’s insurance due diligence review of Opendoor and its business, which was subsequently distributed to the members of the SCH board of directors and to representatives of Latham, on behalf of Opendoor.
On August 29, 2020, following additional discussions among the parties, representatives of Skadden, on behalf of SCH, e-mailed to representatives of Latham, on behalf of Opendoor, a revised version of the Merger Agreement, which contemplated that Opendoor would be required to take all necessary action such that certain Opendoor securities would have been converted into shares of Opendoor common stock as of immediately prior to the consummation of the Merger, and included, among other things, (i) expanded obligations of Opendoor regarding the operation of its business between signing and closing and delivery of its updated financial statements and stockholders’ approval of the proposed business combination within a specified time period after signing and effectiveness of the registration statement, respectively, and (ii) limited exceptions to certain of SCH’s obligations to Opendoor in connection with the consummation of the PIPE Investment as contemplated by the Subscription Agreements executed at signing.
During the last week of August, 2020, representatives of Credit Suisse, on behalf of SCH, in consultation with representatives of Citi, on behalf of Opendoor, began contacting a limited number of potential PIPE investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure agreements, to discuss Opendoor, the proposed business combination and the PIPE Investment and to determine such investors’ potential interest in participating in the PIPE Investment.
On September 2, 2020, representatives of Skadden and Latham held a conference call, on behalf of their respective clients, to discuss the changes reflected in the most recent draft Merger Agreement and matters relating to the revised terms of the lockup recently proposed by Opendoor management.
From September 2, 2020 through September 13, 2020, representatives of Skadden and Latham, on behalf of their respective clients, continued to negotiate the terms of the Merger Agreement, including with respect to, among other things, Opendoor’s obligations with respect to the conversion of its outstanding preferred stock into common stock prior to the consummation of the Merger, and the specific mechanics by which this will be achieved, Opendoor’s obligations with respect to the operation of its business between signing and closing, including its agreement to avoid taking certain corporate actions without the prior written consent of SCH, certain obligations of SCH with respect to the PIPE Investment and the registration of the shares of SCH ordinary shares issued in the Merger, and other matters related to the governance and management of the combined company.
On September 2, 2020, representatives of KPMG delivered a copy of each of (i) a report summarizing the findings of KPMG’s tax due diligence review of Opendoor and its business operations, and (ii) a report summarizing the findings of KPMG’s financial due diligence review of Opendoor and its business operations, in each case, to representatives of Skadden and SCH management. Copies of such reports were circulated via e-mail to all of the members of the SCH board of directors on September 9, 2020.
On September 3, 2020, representatives of Latham, on behalf of Opendoor, e-mailed to representatives of Skadden, on behalf of SCH, initial drafts of the forms of certificate of incorporation and bylaws for the combined company to be adopted by SCH in connection with the consummation of the Business Combination, the terms of which the parties continued to negotiate, exchanging multiple drafts prior to the execution of the Merger Agreement on September 15, 2020, to which the agreed forms of Certificate of Incorporation and Bylaws were attached as exhibits. See “Organizational Documents Proposals” for additional information.

On September 3, 2020, representatives of Latham, on behalf of Opendoor, e-mailed to representatives of Skadden, on behalf of SCH, an initial draft of the form of the 2020 Plan to be adopted by SCH in connection with the business combination, and an initial draft form of Management Awards, the terms of which the parties continued to negotiate over the course of following two weeks, exchanging multiple drafts prior to the execution of the Merger Agreement on September 15, 2020, to which the agreed forms of the 2020 Plan and Management Awards were attached as exhibits. See “2020 Plan” for additional information.
On September 3, 2020, representatives of Latham, on behalf of Opendoor, e-mailed to representatives of Skadden, on behalf of SCH, an initial draft of a Opendoor Holders Support Agreement, pursuant to which, among other things, certain large stockholders of Opendoor (collectively representing a majority of the outstanding voting power of Opendoor on an as converted basis) would agree to execute and deliver a written consent with respect to the outstanding shares of Opendoor capital stock held by them, adopting the Merger Agreement and related agreements and approving the business combination, pursuant to the terms and subject to the conditions set forth therein. Over the course of the following two weeks, the parties continued to negotiate the terms of the Opendoor Holders Support Agreement, exchanging multiple drafts before an agreed final version of the Opendoor Holders Support Agreement was executed by the parties thereto on September 15, 2020. See “— Related Agreements — Opendoor Holders Support Agreement” for additional information.
On September 4, 2020, following additional discussion among the parties, representatives of Latham e-mailed to representatives of Skadden a revised draft of the Merger Agreement.
On September 4, 2020, SCH held a meeting of all of the members of the SCH board of directors via teleconference. SCH management and representatives of Skadden, Connaught, Credit Suisse, and Social Capital were also in attendance. During the meeting, SCH management provided an update regarding the status of the potential business combination transaction involving SCH and Opendoor, including with respect to the negotiation of definitive transaction agreements, SCH’s advisors’ ongoing or completed due diligence review, as applicable, the PIPE Investment process, and related matters, before soliciting questions from the directors and answering questions regarding the anticipating timeline to signing and closing and related matters.
On September 4, 2020, representatives of Connaught, on behalf of SCH, and Opendoor management, held a conference call to discuss matters related to the interplay of certain management equity awards recently approved by the board of directors of Opendoor in connection with the amendment and restatement of Mr. Wu’s employment agreement, on the one hand, and the proposed “bonus” equity awards contemplated to be granted to members of Opendoor’s management team, including Mr. Wu, in connection with the consummation of the business combination, on the other hand.
On September 5, 2020, Mr. Bain, Mr. Wu, Ms. Wheeler and Mr. Palihapitiya held a dinner meeting at the home of Mr. Palihapitiya, where the parties reviewed and finalized the proposed investor presentation to be used in connection with the PIPE investment and discussed other matters relating to the potential transaction.
On September 6, 2020, a final version of the investor presentation to be used in connection with the PIPE Investment was uploaded to the virtual data room for prospective PIPE investors that had been prepared for this purpose by Credit Suisse.
On September 6, 2020, representatives of Latham, on behalf of Opendoor, e-mailed to representatives of Skadden, on behalf of SCH, an initial draft form of a proposed employee stock participation program (“ESPP”) for the combined company, to be adopted by SCH in connection with the business combination, the terms of which the parties continued to negotiate over the course of the following week, exchanging multiple drafts. prior to the execution of the Merger Agreement on September 15, 2020, to which the agreed form of ESPP was attached as an exhibit. See “ESPP Proposal” for additional information.
On September 6, 2020, and September 7, 2020, representatives of SCH had multiple conversations with representatives of Opendoor to discuss remaining open issues with respect to the terms of the forms of 2020 Plan and ESPP.

Throughout the week of September 7, 2020, representatives of SCH, Opendoor and Credit Suisse participated in various virtual meetings with prospective participants in the PIPE investment.
Throughout the week of September 7, 2020, after a draft form of non-insider Subscription Agreement had been provided to the prospective non-insider PIPE Investors, the terms of the forms of Subscription Agreements, including with respect to certain conditions to closing and the registration rights set forth in the non-insider form, among other terms and conditions, were further negotiated between the representatives of Skadden, Latham, and Shearman, on behalf of their respective clients, and on behalf of the PIPE Investors by their respective advisors, including pursuant to conference calls held on September 12, 2020, September 13, 2020 and September 14, 2020, and multiple drafts of the Subscription Agreements were exchanged prior to the execution of the agreed forms of insider and non-insider Subscription Agreements by the parties thereto as of September 15, 2020. See “— Related Agreements — Subscription Agreements” for additional information.
On September 9, 2020, following additional discussions among the parties, representatives of Skadden e-mailed to representatives of Latham, a revised draft of the Merger Agreement, and from September 9, 2020, through September 12, 2020, representatives of Skadden and Latham exchanged multiple revised drafts of the Merger Agreement.
On September 9, 2020, representatives of Skadden provided SCH’s management with a draft of a high level due diligence report that providing a summary of the findings of Skadden’s legal due diligence review of Opendoor and its business operations, including based upon Skadden’s review of the legal due diligence materials and information provided by representatives of Opendoor in the virtual data room or pursuant to e-mail and telephone communications prior to such date, including in response to a series of supplemental legal due diligence request lists which were sent by representatives of Skadden to representatives of Latham, on behalf of Opendoor.
On September 10, 2020, a news article was posted on the Bloomberg.com website stating that Opendoor and SCH were in the advanced stages of negotiating a potential business combination transaction and included additional detail on expected valuation and anticipated timing of the announcement of the transaction. According to the author, the contents of this article were based on information provided by sources who wished to remain anonymous.
On September 12, 2020, representatives of Skadden e-mailed to representatives of Credit Suisse, for distribution to and review by the PIPE investors in connection with their participation in the PIPE investment, a revised draft of the Merger Agreement, which the parties had agreed to be in substantially final form.
After market close on September 14, 2020, SCH’s board of directors held a meeting via teleconference and representatives of Skadden and a representative of Maples joined the meeting. At the meeting, the senior management of SCH provided an overview of the proposed business combination and Opendoor as the proposed business combination target (including the rationale for the combined business) and updated SCH’s board of directors regarding the final negotiations of the terms of the proposed business combination. A representative of Maples gave a presentation to the SCH board of directors on the directors’ fiduciary duties under Cayman law. SCH’s board of directors, with the assistance of Skadden, discussed and reviewed the proposed business combination, including Opendoor as the proposed business combination target, the terms and conditions of the Merger Agreement and the key ancillary agreements (copies of all of which were provided to all of the members of the SCH board of directors in advance of the meeting), the potential benefits of, and risks relating to the proposed business combination and the reasons for entering into the Merger Agreement and the proposed timeline for finalizing the definitive transaction agreements and announcing the proposed business combination. See “— SCH’s Board of Directors Reasons for the Business Combination” for additional information related to the factors considered by SCH’s board of directors in approving the Business Combination. Following additional discussion on these and related matters, SCH’s board of directors unanimously determined, among other things, that the BCA Proposal is in the best interests of SCH and its shareholders and recommended that its shareholders vote “FOR” the proposal.
On September 14, 2020, and September 15, 2020, the parties finalized the transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the Opendoor Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements with each of the insider and non-insider PIPE Investors, and the Merger Agreement and the exhibits thereto.
On September 15, 2020, SCH, Opendoor, and the Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, SCH also entered into the Opendoor Holders Agreement, the Sponsor Support Agreement, and the Subscription Agreements, in each case, with the applicable other parties thereto. See “— Related Agreements” for additional information.
On September 15, 2020, SCH and Opendoor issued a joint press release announcing the execution of the Merger Agreement, which it filed with a Current Report on Form 8-K along with two investor presentations prepared by members of SCH’s and Opendoor’s management team and used in connection with meetings with existing SCH shareholders and other persons regarding Opendoor and the Business Combination.
On September 17, 2020, SCH filed a Current Report on Form 8-K/A with the executed Merger Agreement, the executed Company Support Agreement, the executed Sponsor Support Agreement, and the form of Subscription Agreement that was executed by SCH and the non-insider PIPE Investors.
On September 18, 2020, SCH held a meeting of all of the members of the SCH board of directors via teleconference, during which SCH management provided an update on the status of the Business Combination, including certain matters relating to the execution of the definitive transaction documents and the public announcement of the transactions contemplated thereby and a discussion of these and related matters by the SCH directors followed. Representatives of Skadden and Credit Suisse were also in attendance.
SCH’s Board of Directors’ Reasons for the Business Combination
On September 14, 2020, the SCH board of directors (i) approved the Merger Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of SCH and its shareholders, and (iii) recommended that SCH’s shareholders approve and adopt the Business Combination. In evaluating the Business Combination and making these determinations and this recommendation, the SCH board of directors consulted with SCH’s senior management and considered a number of factors.
The SCH board of directors and management also considered the general criteria and guidelines that SCH believed would be important in evaluating prospective target businesses as described in the prospectus for SCH’s initial public offering. The SCH board of directors also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, SCH stated that it intended to focus primarily on acquiring a company or companies with the following criteria and guidelines in part:
(i)
are in the technology industry and can benefit from the extensive networks and insights SCH has built (SCH also expects to evaluate targets in related industries that can use technology to drive meaningful operational improvements and efficiency gains, or enhance their strategic positions by using technology solutions to differentiate offerings);

(ii)
are ready to operate in the scrutiny of public markets, with strong management, corporate governance and reporting policies in place;

(iii)
will likely be well received by public investors and are expected to have good access to the public capital markets;

(iv)
are at an inflection point, such as those requiring additional management expertise, innovation to develop new products or services, improvement of financial performance or growth through a business combination;

(v)
have significant embedded and/or underexploited expansion opportunities;

(vi)
exhibit unrecognized value or other characteristics that SCH believes have been misevaluated by the market based on SCH’s company-specific analysis and due diligence review (for a potential target company, this process will include, among other things, a review and analysis of the company’s capital structure, quality of earnings, potential for operational improvements, corporate governance, customers, material contracts, and industry background and trends); and
(vii)
will offer attractive risk-adjusted equity returns for our shareholders. Financial returns will be evaluated based on (1) the potential for organic growth in cash flows, (2) the ability to accelerate growth, including through the opportunity for follow-on acquisitions and (3) the prospects for creating value through other value creation initiatives. Potential upside from growth in the target business’ earnings and an improved capital structure will be weighed against any identified downside risks.

In considering the Business Combination, the SCH board of directors determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.
SCH’s board of directors considered a wide variety of factors in connection with their respective evaluations of the Business Combination. In light of the complexity of those factors, SCH’s board of directors as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions. Individual members of SCH’s board of directors may have given different weight to different factors. This explanation of SCH’s reasons for the board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
In particular, the SCH board of directors considered the following factors:
•
Opendoor and the Business Combination.   The SCH board of directors considered the following factors related to Opendoor and the Business Combination:

a.
Opendoor’s Large and Growing Addressable Market.   The real estate industry is ripe for disruption due to a number of factors. It is the largest, undisrupted market in the U.S., worth approximately $1.6 trillion annually, with approximately 68% of Americans owning homes and approximately 5.3 million existing homes sold each year. It is also highly fragmented, with approximately two million real estate agents in the U.S., and 28% of Realtors who also have another occupation. Online penetration is still relatively low in the real estate industry when compared to other categories such as retail and transportation. Meanwhile, poor housing affordability and high taxes in certain markets and low federal interest rates, together with the effects of the COVID-19 pandemic, are motivating more customers to move away from expensive, densely populated areas, and increasing their ability to do so, with more customers also prioritizing safety and demanding a digital-first experience.

b.
Opendoor’s Superior Consumer Experience and Growing Customer Base.   The digital experience created by Opendoor’s product is transforming a highly inefficient process. Today, 89% of home buyers and sellers use an agent and the process for buying and selling a single-family home is complex, uncertain, time-consuming and offline. Opendoor’s platform introduces greater simplicity (pursuant to its integrated digital experience), safety (transactions using Opendoor are contactless and do not require the seller to host open houses or in-person visits from multiple potential buyers), certainty and speed (with flexible closings in little as 14 days, compared with an average of 87 days to close in a traditional sale). As a result, customers enjoy selling their homes through Opendoor (based on net promoter scores). Further, given the approximately 72 million, digitally-native millennials that are beginning to start families and enter the housing market, the SCH board of directors expects that customer demand for Opendoor’s product will continue to increase.

c.
Opendoor’s Efficient and Scalable Business Model.   Opendoor has a highly efficient platform to buy and sell real estate. Opendoor applies technology to reduce costs through centralization and automation and is able to achieve economies of scale not available to traditional agents, creating savings that can be passed along to Opendoor’s customers. The more transactions

Opendoor completes, the more refined and cost-efficient its products become, which the SCH board of directors expects to, in turn, continue to increase customer demand while also increasing Opendoor’s margins.
d.
Opendoor’s Rapid Growth and Expansive Future Opportunities.   Opendoor is already a leader in the ability to buy and sell a consumer home online and has a demonstrated ability to grow rapidly and efficiently through its centralized customer operations, scalable pricing systems and small, efficient in-market launch teams. Opendoor also anticipates continued revenue growth and margin improvement through market penetration and adjacent services. Today, Opendoor operates in 21 U.S. markets with plans for future expansion into additional markets across the country. In terms of adjacent services, Opendoor has already launched title insurance and escrow services and certain financing services, and plans to launch additional value-added services in the future which the SCH board of directors expects will increase contribution margin and profits over time.

e.
Experienced and Proven Management Team.   Opendoor’s management team has extensive experience in key aspects of the real estate, technology, finance and retail industries. Opendoor’s management team is led by its Founder and Chief Executive Officer, Eric Wu and executives from companies such as Airbnb, Amazon, Netflix, Square, Lyft, Uber, TPG Global and Capital One. Under their leadership, Opendoor has transformed how people across the country sell their homes and has become a market leader in buying and selling single-family residences online. We expect that Opendoor’s executives will continue with the combined company following the Business Combination. For additional information regarding Opendoor Technologies’ executive officers, see the section entitled “Management of Opendoor Technologies Following the Business Combination — Executive Officers.”

f.
Attractive Entry Valuation.   Opendoor Technologies will have an anticipated initial pre-transaction enterprise value of $5.0 billion (excluding unrestricted cash and marketable securities on Opendoor’s balance sheet as of June 30, 2020 and the proceeds from the proposed transaction), implying a 1.0x multiple of 2019 revenue and a 0.5x multiple of 2023 projected revenue. After the completion of the Business Combination, the majority of the net cash from SCH’s trust account is expected to be held on Opendoor Technologies’ balance sheet to fund operations and support continued growth into new products and geographical markets.

•
Best Available Opportunity.   The SCH board of directors determined, after a thorough review of other business combination opportunities reasonably available to SCH, that the proposed Business Combination represents the best potential business combination for SCH based upon the process utilized to evaluate and assess other potential acquisition targets, and the SCH board of directors’ belief that such processes had not presented a better alternative.

•
Continued Ownership By Sellers.   The SCH board of directors considered that Opendoor’s existing equityholders would be receiving a significant amount of Opendoor Technologies’ common stock as its consideration and that 100% of the existing equityholders of Opendoor are “rolling over” their existing equity interests into equity interests in Opendoor Technologies which would represent approximately 82.4% of the pro forma ownership of the combined company after Closing, assuming none of SCH’s current public shareholders exercise their redemption rights in connection with the Business Combination (after including the Opendoor PIPE Investors).

Further, all of the proceeds to be delivered to the combined company in connection with the Business Combination (including from SCH’s trust account and from the PIPE Investment), are expected to remain on the balance sheet of the combined company after Closing in order to fund Opendoor’s existing operations and support new and existing growth initiatives, and are not anticipated to be used to effect any additional repurchase, redemption or other acquisition of outstanding shares of SCH’s common stock for at least the first six months after Closing. The SCH board of directors considered this as a strong sign of confidence in Opendoor Technologies following the Business Combination and the benefits to be realized as a result of the Business Combination.
•
Investment by Affiliates and Third-Parties.   The SCH board of directors considered that certain existing Opendoor shareholders, along with members of Opendoor’s management team, are investing approximately $39.8 million, in the aggregate, in the combined company, and that certain third parties, including top-tier institutional investors, are also investing an additional $400 million in the combined company, in each case, pursuant to their participation in the PIPE Investment. The SCH board of directors considered this another strong sign of confidence in Opendoor Technologies following the Business Combination and the benefits to be realized as a result of the Business Combination.
•
Results of Due Diligence.   The SCH board of directors considered the scope of the due diligence investigation conducted by SCH’s senior management and outside advisors and evaluated the results thereof and information available to it related to Opendoor, including:

a.
extensive virtual meetings and calls with Opendoor’s management team regarding its operations, projections and the proposed transaction; and

b.
review of materials related to Opendoor and its business, made available by Opendoor, including financial statements, material contracts, key metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information, environmental matters and other regulatory and compliance matters and other legal and business diligence.

•
Terms of the Merger Agreement.   The SCH board of directors reviewed and considered the terms of the Merger Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements. See “BCA Proposal” for detailed discussions of the terms and conditions of these agreements.

•
The Role of the Independent Directors.   In connection with the Business Combination, SCH’s independent directors, Ms. Cipora Herman and Mr. David Spillane, evaluated the proposed terms of the Business Combination, including the Merger Agreement and the related agreements, and unanimously approved, as members of the SCH board of directors, the Merger Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination.

The SCH board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:
•
Potential Inability to Complete the Merger.   The SCH board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to SCH if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for stockholder and antitrust approval). The Merger Agreement and the Sponsor Support Agreement each also include exclusivity provisions that prohibit SCH, the Sponsor and certain of their respective affiliates from soliciting other initial business combination proposals on behalf of SCH, which restricts SCH’s ability to consider other potential initial business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

In addition, the SCH board of directors considered the risk that the current public shareholders of SCH would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Opendoor Technologies following the consummation of the Business Combination. Although the consummation of the Merger is conditioned upon satisfaction of the Minimum Cash Condition, which is for the sole benefit of Opendoor, this condition will be satisfied at Closing regardless of any exercise by SCH’s current public shareholders of their redemption rights, due to the size of the PIPE Investment. Further, the SCH board of directors considered the risk that current public shareholders would exercise their redemption rights is mitigated because Opendoor will be acquired at an attractive aggregate purchase price.
•
Opendoor’s Business Risks.   The SCH board of directors considered that SCH shareholders would be subject to the execution risks associated with Opendoor Technologies if they retained their public shares following the Closing, which were different from the risks related to holding public shares of SCH prior to the Closing. In this regard, the SCH board of directors considered that there were risks associated with successful implementation of Opendoor Technologies’ long term business plan and strategy and Opendoor Technologies realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as the potential negative impact, including the potential impact of the COVID-19 pandemic and related macroeconomic uncertainty. The SCH board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that SCH shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see “Risk Factors.”
•
Post-Business Combination Corporate Governance.   The SCH board of directors considered the corporate governance provisions of the Merger Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the Company following the Closing. In particular, they considered that the parties have not entered into any agreement in respect of the composition of the board of directors of Opendoor Technologies after the Closing, except for the parties’ respective rights to designate the initial director nominees. See “BCA Proposal — Merger Agreement” for detailed discussions of the terms and conditions of the Merger Agreement.

•
Given that the existing equityholders of Opendoor will collectively control shares representing a majority of Opendoor Technologies’ total outstanding shares of common stock upon completion of the Business Combination, and that the board of directors of Opendoor Technologies will be classified following the Closing pursuant to the terms of the Proposed Organizational Documents, the existing equityholders of Opendoor may be able to elect future directors and make other decisions (including approving certain transactions involving Opendoor Technologies and other corporate actions) without the consent or approval of any of SCH’s current shareholders, directors or management team. See “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents.

•
Limitations of Review.   The SCH board of directors considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price SCH is paying to acquire Opendoor is fair to SCH or its shareholders from a financial point of view. In addition, the SCH senior management and SCH’s outside counsel reviewed only certain materials in connection with their due diligence review of Opendoor. Accordingly, the SCH board of directors considered that SCH may not have properly valued such business.

•
No Survival of Remedies for Breach of Representations, Warranties or Covenants of Opendoor.   The SCH board of directors considered that the terms of the Merger Agreement provide that SCH will not have any surviving remedies against Opendoor or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the Opendoor representations, warranties or covenants set forth in the Merger Agreement. As a result, SCH shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Opendoor prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The SCH board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equityholders of Opendoor will be, collectively, the majority equityholders in Opendoor Technologies.

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Litigation.   The SCH board of directors considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

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Fees and Expenses.   The SCH board of directors considered the fees and expenses associated with completing the Business Combination.

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Diversion of Management.   The SCH board of directors considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Opendoor’s business.

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In addition to considering the factors described above, the SCH board of directors also considered that:

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Interests of SCH’s Directors and Executive Officers.   SCH’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of SCH’s shareholders, as described in the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination.” However, SCH’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for SCH’s initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by SCH with any other target business or businesses, and (iii) SCH’s directors and executive officers hold equity interests in SCH with value that, after the Closing, will be based on the future performance of Opendoor Technologies’ common stock. In addition, SCH’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the SCH Board of directors, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the forgoing considerations, the SCH board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects SCH shareholders will receive as a result of the Business Combination. The SCH board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The preceding discussion of the information and factors considered by the SCH board of directors is not intended to be exhaustive but includes the material factors considered by the SCH board of directors. In view of the complexity and wide variety of factors considered by the SCH board of directors in connection with its evaluation of the Business Combination, the SCH board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the SCH board of directors may have given different weight to different factors. The SCH board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of the SCH board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
Projected Financial Information
Opendoor provided SCH with its internally prepared forecasts for each of the years in the four year period ending December 31, 2023. Opendoor does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Opendoor prepared the financial projections set forth below to present key elements of the forecasts provided to SCH. The Opendoor forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that SCH, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.
The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Opendoor’s business, all of which are difficult to predict and many of which are beyond Opendoor’s and SCH’s control. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Opendoor’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Opendoor’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of Opendoor’s independent registered accounting firm, SCH’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to SCH and our board of directors in connection with their review of the proposed transaction.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR OPENDOOR, SCH UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
The key elements of the projections provided by management of Opendoor to SCH are summarized in the table below:
($ in millions)	2020E	2021E	2022E	2023E
Total Revenue	$2,455	$3,456	$6,183	$9,767
Adjusted Gross Profit(1)	172	269	521	892
Adjusted EBITDA(2)	(141)	(185)	(123)	9

(1)
Determined based on GAAP gross profit plus net impairment (reflecting inventory valuation adjustments recorded during the period on homes remaining in inventory at period end and net of inventory valuation adjustments recorded in prior periods related to homes sold in the period presented). For a historical reconciliation of Adjusted Gross Profit to the most directly comparable GAAP measure of gross profit, please see the section entitled “Selected Historical Financial and Operating Data of Opendoor.”

(2)
Adjusted EBITDA is calculated as EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), adjusted to exclude certain unusual or non-recurring items, certain non-cash items and other items that are not indicative of ongoing operations (including stock-based compensation expenses, warrant expense, net impairment, restructuring costs, and costs and revenues related to mortgage rate lock commitments).

Projected revenue is based on a variety of operational assumptions, including available inventory for sale, homes sold, average selling price per home, the provision of adjacent services, and the uptake and pricing of these services. The projections assume 9,673, 13,458, 24,030 and 37,689 total homes sold in 2020, 2021, 2022 and 2023, respectively.
Projected gross profit and EBITDA are driven by service charges, repair, selling and inventory costs, timing and house price adjustments, the cost of providing adjacent services, sales and marketing expenses, technology and development expenses, and other general and administrative expenses.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR OPENDOOR, SCH UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
Satisfaction of 80% Test
It is a requirement under the Nasdaq listing requirements that any business acquired by SCH have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Opendoor generally used to approve the transaction, the SCH board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of SCH and its shareholders and appropriately reflected Opendoor’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. SCH’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of Opendoor met this requirement.
Interests of SCH’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of SCH’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and SCH’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of SCH shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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Prior to SCH’s initial public offering, the Sponsor purchased 8,625,000 SCH Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, and transferred 100,000 of such shares to each of Mr. Spillane and Ms. Herman at their original per-share purchase price, and SCH later effected a share capitalization increasing the total number of SCH Class B ordinary shares issued and outstanding from 8,625,000 to 10,350,000 in order to maintain the number of SCH Class B ordinary shares at 20% of the aggregate number of SCH’s issued and outstanding ordinary shares upon the consummation of SCH’s initial public offering. If SCH does not consummate a business combination by April 30, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,350,000 SCH Class B ordinary shares collectively owned by the Sponsor and two members of SCH’s board of directors (Cipora Herman and David Spillane) would be worthless because following the redemption of the public shares, SCH would likely have few, if any, net assets and because the Sponsor and SCH’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any SCH Class A ordinary shares and SCH Class B ordinary shares held by it or them, as applicable, if SCH fails to complete a business combination within the required period. Additionally, in such event, the 6,133,333 private placement warrants purchased by the Sponsor simultaneously with the consummation of SCH’s initial public offering for an aggregate purchase price of $9.2 million, will also expire worthless. Certain of SCH’s directors and executive officers, including Chamath Palihapitiya, Adam Bain, and Ian Osborne also have a direct or indirect economic interest in such private placement warrants and in the 10,150,000 SCH Class B ordinary shares owned by the Sponsor. The 10,350,000 shares of Opendoor Technologies common stock into which the 10,350,000 SCH Class B ordinary shares collectively held by the Sponsor, Ms. Herman and Mr. Spillane, will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $190.54 million based upon the closing price of $18.41 per public share on the NYSE on October 2, 2020, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Opendoor Technologies common stock will be subject to certain restrictions, including those described above, SCH believes such shares have less value.
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Adam Bain, a current director of SCH, is expected to be a director of Opendoor Technologies after the consummation of the Business Combination. As such, in the future, Mr. Bain may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that Opendoor Technologies’ board of directors determines to pay to its non-employee directors.

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Mr. Bain holds a direct economic interest in the shares of Opendoor capital stock that he owns in his individual capacity, in exchange for which Mr. Bain will receive shares of Opendoor Technologies common stock as consideration in the Merger, pursuant to the terms of the Merger Agreement. Mr. Bain has an indirect economic interest in the Business Combination pursuant to his affiliation with an entity that (i) holds a beneficial interest in shares of Opendoor capital stock that will be exchanged for the right to receive shares of Opendoor Technologies common stock in the Merger, pursuant to the terms of the Merger Agreement and (ii) will receive additional shares of Opendoor Technologies common stock pursuant to its participation in the PIPE Investment as a Sponsor Related PIPE Investor in connection with the Business Combination.

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The Sponsor (including its representatives and affiliates) and SCH’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to SCH. For example, Mr. Palihapitiya and Mr. Osborne, each of whom serves as an officer and director of SCH and may be considered an affiliate of the Sponsor, have also recently incorporated Social Capital Hedosophia Holdings Corp. III (“IPOC”), Social Capital Hedosophia Holdings Corp. IV (“IPOD”), Social Capital Hedosophia Holdings Corp. V (“IPOE”), and Social Capital Hedosophia Holdings Corp. VI (“IPOF”), all of which are blank check companies incorporated as a Cayman Islands exempted companies for the purpose of effecting their respective initial business combinations. Mr. Palihapitiya is the Chief Executive Officer and Chairman of the Board of Directors of IPOC, IPOD, IPOE and IPOF, Mr. Osborne is the President and a director of IPOC, IPOD, IPOE and IPOF, and each of our other officers is also an officer of IPOC, IPOD, IPOE and IPOF and owe fiduciary duties under Cayman Islands Companies Law to IPOC, IPOD, IPOE and IPOF. The Sponsor and SCH’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to SCH completing its initial business combination. Moreover, certain of SCH’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. SCH’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to SCH, and the other entities to which they owe certain fiduciary or contractual duties, including IPOC, IPOD, IPOE and IPOF. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SCH’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SCH, subject to applicable fiduciary duties under Cayman Islands Companies Law. SCH’s Cayman Constitutional Documents provide that SCH renounces its interest in any corporate opportunity offered to any director or officer of SCH unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of SCH and it is an opportunity that SCH is able to complete on a reasonable basis.

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SCH’s existing directors and officers will be eligible for continued indemnification and continued coverage under SCH’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

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The Sponsor Related PIPE Investors have subscribed for $160,250,000 of the PIPE Investment, for which they will receive up to 16,025,000 shares of Opendoor Technologies common stock. See “Certain Relationships and Related Person Transactions — SCH — Subscription Agreements”.

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In the event that SCH fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, SCH will be required to provide for payment of claims of creditors that were not waived that may be brought against SCH within the ten years following such redemption. In order to protect the amounts held in SCH’s trust account, the Sponsor has agreed that it will be liable to SCH if and to the extent any claims by a third party (other than SCH’s independent auditors) for services rendered or products sold to SCH, or a prospective target business with which SCH has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of SCH’s initial public offering against certain liabilities, including liabilities under the Securities Act.

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In connection with SCH’s initial public offering, the underwriters of SCH’s initial public offering agreed to reimburse SCH for amounts paid by SCH to Connaught (UK) Limited for financial advisory services in an amount equal to 10% of the discount paid to the underwriters, of which $720,000 was paid at the closing of SCH’s initial public offering and up to $1,449,000 will be payable at the time of the closing of SCH’s initial Business Combination. Connaught (UK) Limited is an affiliate of SCH, the Sponsor and certain of SCH’s directors and officers.

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A party related to our Sponsor and certain of our officers and directors has advanced funds to us for working capital purposes, including $1.1 million as of September 30, 2020. These outstanding advances have been documented in a promissory note, dated as of September 30, 2020 (the “Promissory Note”), issued by SCH to the Sponsor, pursuant to which SCH may borrow up to $4.0 million from the Sponsor (including those amounts which are currently outstanding). The Promissory Note is non-interest bearing, unsecured and due and payable in full on the earlier of April 30, 2022 and the date SCH consummates its initial business combination. If we do not complete our initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay such advances and any other working capital advances made to us, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to us, and such related party may not be able to recover the value it has loaned us and any other working capital advances it may make.

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Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Opendoor Technologies common stock and warrants held by such parties following the consummation of the Business Combination.

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The Proposed Certificate of Incorporation will contain a provision expressly electing that Opendoor Technologies will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the Delaware General Corporation Law, although it will provide other restrictions regarding takeovers by interested stockholders.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and all of SCH’s directors have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares of SCH.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Opendoor or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCH’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Opendoor or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.
Entering into any such arrangements may have a depressive effect on our common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. SCH will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Expected Accounting Treatment of the Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, SCH is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Opendoor issuing stock for the net assets of SCH, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Opendoor.
Opendoor has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
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Opendoor stockholders will have the largest voting interest in the post-combination company;

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The board of directors of the post-combination company will have seven members, and Opendoor will have the ability to nominate the majority of the members of the board of directors;

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Opendoor management will hold executive management roles (including Chief Executive Officer, Chief Financial Officer, and Chief Technology Officer, among others) for the post-combination company and be responsible for the day-to-day operations;

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The post-combination company will assume the Opendoor name; and

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The intended strategy of the post-combination entity will continue Opendoor’s current strategy of being a leader in the real estate industry.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On September 29, 2020, SCH and Opendoor filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. SCH cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, SCH cannot assure you as to its result.
None of SCH nor Opendoor are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the BCA Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of September 15, 2020 (the “Merger Agreement”), by and among SCH, Hestia Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of SCH, and Opendoor Labs Inc. (“Opendoor”), a Delaware corporation, (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of SCH to Delaware as described below, the merger of Merger Sub with and into Opendoor (the “Merger”), with Opendoor surviving the Merger as a wholly owned subsidiary of Opendoor Technologies, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of SCH’s Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director (s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then SCH is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the Domestication nor the Merger will be consummated.
As a condition to Closing the Merger, the board of directors of SCH has unanimously approved a change of SCH’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with SCH’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, SCH will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SCH will be domesticated and continue as a Delaware corporation.
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding SCH Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Opendoor Technologies common stock, (2) each of the then issued and outstanding SCH Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Opendoor Technologies common stock, (3) each then issued and outstanding SCH warrant will convert automatically into a Opendoor Technologies warrant, pursuant to the Warrant Agreement and (4) each SCH unit will convert automatically into a Opendoor Technologies unit, with each Opendoor Technologies unit representing one share of Opendoor Technologies common stock and one-third of one Opendoor Technologies warrant.
The Domestication Proposal, if approved, will approve a change of SCH’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while SCH is currently governed by the Cayman Islands Companies Law, upon the Domestication, Opendoor Technologies will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then SCH will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace SCH’s current memorandum and articles of association under the Cayman Islands Companies Law with a new certificate of incorporation and bylaws of Opendoor Technologies under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposals,” the Cayman Constitutional Documents of SCH, attached hereto as Annex H and the Proposed Organizational Documents of Opendoor Technologies, attached hereto as Annex I and Annex J.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.
The board of directors of SCH believes that there are several reasons why a reincorporation in Delaware is in the best interests of SCH and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
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Prominence, Predictability, and Flexibility of Delaware Law.   For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
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Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Opendoor Technologies, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Opendoor Technologies’ stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Opendoor Technologies’ incorporation in Delaware may make Opendoor Technologies more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable Opendoor Technologies to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Opendoor Technologies immediately following the Domestication will be the same as those of SCH immediately prior to the Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”
Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS
If the Domestication Proposal is approved and the Business Combination is to be consummated, SCH will replace the current amended and restated memorandum of association of SCH under the Cayman Islands Companies Law (the “Existing Memorandum”) and the current articles of association of SCH (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Cayman Islands Companies Law, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Opendoor Technologies, in each case, under the DGCL.
SCH’s shareholders are asked to consider and vote upon and to approve by special resolution four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Organizational Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Existing Memorandum and the Existing Articles and the Proposed Certificate of Incorporation and Proposed Bylaws for Opendoor Technologies. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of SCH, attached to this proxy statement/prospectus as Annex H, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex I and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex J. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
	The Cayman Constitutional Documents	The Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 SCH Class A ordinary shares, 50,000,000 SCH Class B ordinary shares and 5,000,000 preferred shares.	The Proposed Organizational Documents authorize shares, consisting of shares of Opendoor Technologies common stock and shares of Opendoor Technologies preferred stock.
	See paragraph 5 of the Existing Memorandum.	See Article Fourth of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)
The Cayman Constitutional Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by SCH’s board of directors. Accordingly, SCH’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of SCH to carry out a conversion of SCH Class B ordinary shares

The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Board may determine.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
on the Closing Date, as contemplated by the Existing Articles).
	See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.	See Article Fifth, subsection (B) of the Proposed Certificate of Incorporation.
Classified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that SCH board of directors shall be composed of one class.	The Proposed Organizational Documents provide that the Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
	See Article 29 of the Existing Articles.	See Article Sixth of the Proposed Certificate of Incorporation.
Corporate Name (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that the name of the company is “Social Capital Hedosophia Holdings Corp. II”	The Proposed Organizational Documents provide that the name of the corporation will be “Opendoor Technologies Inc.”
	See paragraph 1 of the Existing Memorandum.	See Article First of the Proposed Certificate of Incorporation.
Perpetual Existence (Organizational Documents Proposal D)
The Cayman Constitutional Documents provide that if SCH does not consummate a business combination (as defined in the Cayman Constitutional Documents) April 30, 2022, SCH will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate SCH’s trust account.

The Proposed Organizational Documents do not include any provisions relating to Opendoor Technologies’ ongoing existence; the default under the DGCL will make Opendoor Technologies’ existence perpetual.

	See Article 49 of the Cayman Constitutional Documents.	Default rule under the DGCL.
Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.
See Article Twelfth of the Proposed Certificate of Incorporation.
Takeovers by Interested Stockholders (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not provide restrictions on takeovers of SCH by a related shareholder following a business combination.
The Proposed Organizational Documents will have Opendoor Technologies elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other similar restrictions regarding takeovers by interested stockholders.

See Article Tenth of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)	The Cayman Constitutional Documents include various provisions related to SCH’s status as a blank check company prior to the consummation of a business combination.
The Proposed Organizational Documents do not include such provisions related to SCH’s status as a blank check company, which no longer will apply upon consummation of the Merger, as SCH will cease to be a blank check company at such time.

See Article 49 of the Cayman Constitutional Documents.

Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex I and Annex J, respectively), with such principal changes as described in Organizational Documents Proposals A-D.”
ORGANIZATIONAL DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal A — to authorize the change in the authorized capital stock of SCH from (i) 500,000,000 SCH Class A ordinary shares, 50,000,000 SCH Class B ordinary shares and 5,000,000 preferred shares, par value $0.0001 per share, of SCH (the “SCH Preferred Shares”) to (ii)        shares of Opendoor Technologies common stock and        shares of Opendoor Technologies preferred stock.
As of the date of this proxy statement/prospectus, there are (i) 41,400,000 SCH Class A ordinary shares issued and outstanding, (ii) 10,350,000 SCH Class B ordinary shares issued and outstanding and (iii) no SCH Preferred Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 13,800,000 public warrants and 6,133,333 private placement warrants of SCH, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the SCH warrants will be exercisable after giving effect to the Merger for one share of Opendoor Technologies common stock at an exercise price of $11.50 per share. No SCH warrants are exercisable until 30 days after the Closing.
Pursuant to the Merger Agreement, Opendoor Technologies will issue or, as applicable, reserve for issuance in respect of Opendoor Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Opendoor Technologies common stock, an aggregate of 505,387,019 shares of Opendoor Technologies common stock to Opendoor Stockholders, and pursuant to the PIPE Investment, Opendoor Technologies will issue 60,005,000 shares of Opendoor Technologies common stock to the PIPE Investors.
In order to ensure that Opendoor Technologies has sufficient authorized capital for future issuances, SCH’s board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of Opendoor Technologies change the authorized capital stock of SCH from (i) 500,000,000 SCH Class A ordinary shares, 50,000,000 SCH Class B ordinary shares and 5,000,000 SCH Preferred Shares to (ii)        shares of Opendoor Technologies common stock and        shares of Opendoor Technologies preferred stock.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Opendoor Technologies, copies of which are attached to this proxy statement/prospectus as Annex I and Annex J. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of Opendoor Technologies that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.

Vote Required for Approval
The approval of Organizational Documents Proposal A requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal A is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.
Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
ORGANIZATIONAL DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF OPENDOOR TECHNOLOGIES AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal B — to authorize the board of directors of Opendoor Technologies to issue any or all shares of Opendoor Technologies preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by Opendoor Technologies’ board of directors and as may be permitted by the DGCL.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of Opendoor Technologies after the Business Combination.
If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of Opendoor Technologies will be        shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an antitakeover defense.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Opendoor Technologies, copies of which are attached to this proxy statement/prospectus as Annex I and Annex J. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments
Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of Opendoor Technologies and thereby protect continuity of or entrench its management, which may adversely affect the market price of Opendoor Technologies and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of Opendoor Technologies, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing Opendoor Technologies’ board of directors to issue the authorized preferred stock on its own volition will enable Opendoor Technologies to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Opendoor Technologies currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Vote Required for Approval
The approval of Organizational Documents Proposal B requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal B is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal B will have no effect, even if approved by holders of ordinary shares.
Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING
ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS
Overview
Organizational Documents Proposal C — to provide that Opendoor Technologies’ board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of Opendoor Technologies after the Business Combination.
If Organizational Documents Proposal C is approved, Opendoor Technologies’ board of directors would reclassify. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial classification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in Opendoor Technologies for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) Opendoor Technologies’ board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Opendoor Technologies, copies of which are attached to this proxy statement/prospectus as Annex I and Annex J. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that a classified board of directors in the best interest of Opendoor Technologies because it is designed to assure the continuity and stability of Opendoor Technologies’ leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with Opendoor Technologies and, therefore, will be familiar with our business and operations. Our board of directors also believes that this classification will assist Opendoor Technologies in protecting the interests of our stockholders in the event of an unsolicited offer for Opendoor Technologies by encouraging any potential acquirer to negotiate directly with Opendoor Technologies’ board of directors.
This proposal may increase the amount of time required for a takeover bidder to obtain control of Opendoor Technologies without the cooperation of Opendoor Technologies’ board of directors, even if the takeover bidder were to acquire a majority of the voting power of Opendoor Technologies’ outstanding voting stock. Without the ability to obtain immediate control of Opendoor Technologies’ board of directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of Opendoor Technologies. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of Opendoor Technologies’ board of directors, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of Opendoor Technologies’ board of directors, this amendment could be viewed as tending to perpetuate present management.

Although this proposal could make it more difficult for a hostile bidder to acquire control over Opendoor Technologies, our board of directors believes that by forcing potential bidders to negotiate with Opendoor Technologies’ board of directors for a change of control transaction, Opendoor Technologies’ board of directors will be better able to maximize stockholder value in any change of control transaction.
Our board of directors is not aware of any present or threatened third-party plans to gain control of Opendoor Technologies, and this proposal is not being recommended in response to any such plan or threat. Rather, our board of directors is recommending this proposal as part of its review of Opendoor Technologies’ key governance mechanisms in connection with the Business Combination and to assist in assuring fair and equitable treatment for all of Opendoor Technologies’ stockholders in hostile takeover situations. The SCH board of directors has no present intention of soliciting a stockholder vote on any other proposals relating to a possible takeover of Opendoor Technologies.
Vote Required for Approval
The approval of Organizational Documents Proposal C requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal C is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal C will have no effect, even if approved by holders of ordinary shares.
Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL D — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex I and Annex J, respectively), including (1) changing the corporate name from “Social Capital Hedosophia Holdings Corp. II” to “Opendoor Technologies Inc.,” (2) making Opendoor Technologies’ corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL and (5) removing certain provisions related to SCH’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCH’s board of directors believes is necessary to adequately address the needs of Opendoor Technologies after the Business Combination.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of Opendoor Technologies after the Business Combination.
The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware (the “Court of Chancery”) be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on Opendoor Technologies’ behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Opendoor Technologies to Opendoor Technologies or Opendoor Technologies’ stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against Opendoor Technologies or any current or former director, officer or stockholder governed by the internal affairs doctrine. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
The Proposed Organizational Documents will cause Opendoor Technologies to not to be governed by Section 203 of the DGCL and, instead, include a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of SCH’s operations should SCH not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Merger, Opendoor Technologies will not be a blank check company.
Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with Opendoor Technologies’ Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal D, there are other differences between the

Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of Opendoor Technologies, attached hereto as Annex I and Annex J as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “Social Capital Hedosophia Holdings Corp. II” to “Opendoor Technologies Inc.” is desirable to reflect the Business Combination with Opendoor and to clearly identify Opendoor Technologies as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making Opendoor Technologies’ corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for Opendoor Technologies following the Business Combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Opendoor Technologies in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Opendoor Technologies will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
DGCL 203 Opt Out and Replacement
Our board of directors intends to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.

Opendoor Technologies will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.
Our board of directors has elected to opt out of Section 203, but the board of directors believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Opendoor Technologies. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving Opendoor Technologies that have not been approved by the board of directors. The board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of Opendoor Technologies without paying a fair premium to all stockholders.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to SCH’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Opendoor Technologies and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and SCH’s board of directors believes it is the most appropriate period for Opendoor Technologies following the Business Combination. In addition, certain other provisions in SCH’s current certificate require that proceeds from SCH’s initial public offering be held in the trust account until a business combination or liquidation of SCH has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.
Vote Required for Approval
The approval of Organizational Documents Proposal D requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal D is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal D will have no effect, even if approved by holders of ordinary shares.
Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL
Overview
The Director Election Proposal — to consider and vote upon a proposal, assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, to elect seven directors who, upon consummation of the Business Combination, will be the directors of Opendoor Technologies (“Director Election Proposal”).
Assuming the BCA Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, SCH’s shareholders are also being asked to approve, by ordinary resolution, the Director Election Proposal.
Nominees
As contemplated by the Merger Agreement, the Board of Opendoor Technologies following consummation of the transaction will consist of up to seven directors:
(i) one of whom will be mutually selected by SCH and Opendoor and who will initially be      and will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents;
(ii) one of whom has been designated by SCH who will initially be Adam Bain, and will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents; and
(iii) up to five of whom has been designated by Opendoor who will initially be Eric Wu,     ,     ,     , and      and will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents.
Accordingly, our board of directors has nominated each of Eric Wu,     ,     ,     ,     , and      to serve as our directors upon the consummation of the Business Combination, with to serve as the Chairperson of the board of directors, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. For more information on the experience of each of these director nominees, please see the section titled “Management of Opendoor Technologies Following the Business Combination” of this proxy statement/prospectus.
Vote Required for Approval
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the SCH Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on Opendoor Technologies’ Board upon the consummation of the Business Combination.”
Name of Director

Adam Bain
Eric Wu

Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL
Overview
The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are approved, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of Opendoor Technologies common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors and the Opendoor PIPE Investors, pursuant to the PIPE Investment and (b) shares of Opendoor Technologies common stock to the Opendoor Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”).
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Director Election Proposal are approved, SCH’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.
Reasons for the Approval for Purposes of NYSE Listing Rule 312.03
Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Merger, SCH expects to issue an estimated 560,005,000 shares of Opendoor Technologies common stock in connection with the Business Combination and the PIPE Investment. For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Accordingly, the aggregate number of shares of Opendoor Technologies common stock that SCH will issue in connection with the Business Combination and the PIPE Investment will exceed 20% of both the voting power and the shares of Opendoor Technologies common stock outstanding before such issuance and may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, SCH is seeking the approval of SCH shareholders for the issuance of shares of Opendoor Technologies common stock pursuant in connection with the Business Combination and the PIPE Investment.
Additionally, pursuant to Section 312.03(b) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (1) a director, officer or substantial security holder of the company (each a “Related Party”), (2) a subsidiary, affiliate or other closely related person of a Related Party or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. In connection with the PIPE Investment, Messrs. Palihapitiya and Osborne are expected to be issued 10,000,000 and 5,800,000 shares of Opendoor Technologies common stock, respectively.
Accordingly, the aggregate number of shares of Opendoor Technologies common stock that SCH will issue to a Related Party in the PIPE Investment may exceed 1% of the shares of Opendoor Technologies common stock outstanding before such issuance, and for this reason, SCH is seeking the approval of SCH shareholders for the issuance of shares of Opendoor Technologies common stock pursuant in connection with the PIPE Investment.
In the event that this proposal is not approved by SCH shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by SCH shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Opendoor Technologies common stock pursuant to the Merger Agreement or the PIPE Investment, such shares of Opendoor Technologies common stock will not be issued.
Vote Required for Approval
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of Opendoor Technologies common stock pursuant to the Merger Agreement and the PIPE Investment, including to Opendoor Stockholders and the PIPE Investors be approved in all respects.”
Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE AWARD PLAN PROPOSAL
Overview
SCH is asking its shareholders to approve by ordinary resolution and adopt the Opendoor Technologies Inc. 2020 Incentive Award Plan (the “2020 Plan”) and the material terms thereunder. The SCH board of directors approved the 2020 Plan, prior to the SCH extraordinary general meeting, subject to stockholder approval at the SCH extraordinary general meeting. The 2020 Plan became effective as of the date it was adopted by the SCH board of directors, subject to approval from the SCH stockholders.
The 2020 Plan is described in more detail below. A copy of the 2020 Plan is attached to this proxy statement/prospectus as Annex F.
The 2020 Plan
The purpose of the 2020 Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. The SCH board of directors believes that equity awards are necessary for Opendoor Technologies to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees.
Summary of the 2020 Plan
This section summarizes certain principal features of the 2020 Plan. The summary is qualified in its entirety by reference to the complete text of the 2020 Plan.
Eligibility and Administration
Our employees, consultants and directors, and employees and consultants of our subsidiaries, may be eligible to receive awards under the 2020 Plan. Following the Closing, the combined company is expected to have approximately 955 employees, six non-employee directors and 23 other individual service providers who may be eligible to receive awards under the 2020 Plan.
The 2020 Plan provides that it will be administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (collectively, the “plan administrator”), subject to the limitations imposed under the 2020 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. Following the Closing, we expect the Compensation Committee of our board of directors to be appointed by the board to administer the 2020 Plan.
The plan administrator will have the authority to take all actions and make all determinations under the 2020 Plan, to interpret the 2020 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2020 Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2020 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2020 Plan.
Shares Available for Awards
The aggregate number of shares of our common stock that will be available for issuance under the 2020 Plan will be equal to the sum of (i)        shares (8% of the total number of issued and outstanding shares of Opendoor Technologies common stock as of immediately after the Closing) of Opendoor Technologies common stock and (ii) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2030 equal to the lesser of (A) a number equal to the excess (if any) of (1) 5% of the aggregate number of shares of Opendoor Technologies common stock outstanding on the final day of the immediately preceding calendar year over (2) the number of shares of

Opendoor Technologies common stock then reserved for issuance under the 2020 Plan as of such date and (B) such smaller number of shares of Opendoor Technologies common stock as is determined by our board. The maximum number of shares of Opendoor Technologies common stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the 2020 Plan will be        shares (8% of the total number of issued and outstanding shares of Opendoor Technologies common stock as of immediately after the Closing).
If an award under the 2020 Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2020 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2020 Plan will not reduce the shares available for grant under the 2020 Plan. However, the following shares may not be used again for grants under the 2020 Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise and (ii) shares purchased on the open market with the cash proceeds from the exercise of options, and (iii) shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award.
Awards granted under the 2020 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2020 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.
The 2020 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $1,000,000.
Awards
The 2020 Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the 2020 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2020 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.
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Stock Options and SARs.   Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

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Restricted Stock.   Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions.

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RSUs.   RSUs are contractual promises to deliver shares of our common stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2020 Plan.
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Other Stock or Cash Based Awards.   Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents.   Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions
The plan administrator has broad discretion to take action under the 2020 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2020 Plan and outstanding awards. In the event of a change in control (as defined in the 2020 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.
No Repricing
Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.
Plan Amendment and Termination
Our board of directors may amend or terminate the 2020 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2020 Plan, may materially and adversely affect an award outstanding under the 2020 Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws or to increase the director limit. The 2020 Plan will remain in effect until the tenth anniversary of the date the SCH board of directors adopted the 2020 Plan, unless earlier terminated. No awards may be granted under the 2020 Plan after its termination.
Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the 2020 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2020 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2020 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
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Non-Qualified Stock Options.   If an optionee is granted an NSO under the 2020 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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Incentive Stock Options.   A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Other Awards.   The current federal income tax consequences of other awards authorized under the 2020 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code
Certain types of awards under the 2020 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2020 Plan and awards granted under the 2020 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2020 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
Plan Benefits
Within 90 days following the Closing, we expect to grant certain of Opendoor Technologies’ employees equity awards in the form of restricted stock units. We expect to grant Opendoor Technologies’ Chief Executive Officer, Eric Wu, restricted stock units covering a number of shares equal to 1/8th of the 2020 Plan’s aggregate share reserve on the Closing Date, and we expect to grant certain other of Opendoor Technologies’ employees restricted stock units covering a number of shares equal to, in the aggregate, 1/4th of the 2020 Plan’s aggregate share reserve on the Closing Date (together, the “Management Awards”). The following table sets forth summary information concerning the amount and value of the Management Award expected to be granted to Mr. Wu under the 2020 Plan.
Name and Position	Dollar Value ($)	Number of RSUs (#)
Eric Wu
President and Chief Executive Officer
Gautam Gupta	—	—
Strategic Advisor and former Chief Financial Officer and Chief Operating Officer
Jason Child	—	—
Former Chief Financial Officer
Julie Todaro	—	—
President of Homes and Services
Tom Willerer	—	—
Chief Product Officer
Ian Wong	—	—
Chief Technology Officer
Executive Group
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—
Vote Required for Approval
The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of Opendoor Technologies Inc. 2020 Incentive Award Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of SCH’s Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ESPP PROPOSAL
Overview
SCH is asking its shareholders to approve by ordinary resolution and adopt the Opendoor Technologies Inc. 2020 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder. The SCH board of directors approved the ESPP, prior to the SCH extraordinary general meeting, subject to stockholder approval at the SCH extraordinary general meeting. The ESPP became effective as of the date it was adopted by the SCH board of directors, subject to approval from the SCH stockholders.
The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex G.
The ESPP
The ESPP is designed to allow eligible employees of Opendoor Technologies to purchase shares of Opendoor Technologies common stock with their accumulated payroll deductions. The ESPP is divided into two components: the “Section 423 Component” and the “Non-Section 423 Component”. The Section 423 Component is intended to qualify under Section 423 of the Code. The Non-Section 423 Component is not intended to qualify under Section 423 of the Code and will be used to grant stock options to certain non-U.S. employees and certain U.S. employees who are employed by certain of our subsidiaries which are not corporations. The material terms of the ESPP are summarized below. The purpose of the ESPP is to assist such employees in acquiring a stock ownership interest in Opendoor Technologies, to help such employees provide for their future security and to encourage such employees to remain in the employment of Opendoor Technologies. The SCH board of directors believes that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.
Summary of the ESPP
This section summarizes certain principal features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP.
Administration
Subject to the terms and conditions of the ESPP, Opendoor Technologies’ compensation committee will administer the ESPP. Opendoor Technologies’ compensation committee can delegate administrative tasks under the ESPP to the services of an agent and/or employees to assist in the administration of the ESPP. The administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. Opendoor Technologies will bear all expenses and liabilities incurred by the ESPP administrator.
Share Reserve
The maximum number of shares of Opendoor Technologies common stock which will be authorized for sale under the ESPP is equal to the sum of (a)        shares (1% of the total number of issued and outstanding shares of Opendoor Technologies common stock as of immediately after the Closing) of common stock and (b) an annual increase on the first day of each year beginning in 2022 and ending in 2030, equal to the lesser of (i) 1% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year and (ii) such number of shares of common stock as determined by Opendoor Technologies’ board of directors; provided, however, no more than        shares (10% of the total number of issued and outstanding shares of Opendoor Technologies common stock as of immediately after the Closing) of common stock may be issued under the ESPP. The shares reserved for issuance under the ESPP may be authorized but unissued shares, treasury shares or reacquired shares.
Eligibility
Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by Opendoor Technologies or one of its subsidiaries on the first day of the offering period, or the enrollment date. Opendoor Technologies employees (and, if applicable, any employees of its subsidiaries) who customarily work less than five months in a calendar year or are customarily scheduled to work less than 20 hours per week will not be eligible to participate in the ESPP. Finally, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all Opendoor Technologies classes of stock or of one of its subsidiaries will not be allowed to participate in the ESPP.
Participation
Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation. Such payroll deductions may be expressed as either a whole number percentage or a fixed dollar amount, and the accumulated deductions will be applied to the purchase of shares on each purchase date.
However, a participant may not purchase more than 5,000 shares in each offering period and may not subscribe for more than $25,000 in fair market value of shares of Opendoor Technologies common stock (determined at the time the option is granted) during any calendar year. The ESPP administrator has the authority to change these limitations for any subsequent offering period.
Offering
Under the ESPP, participants are offered the option to purchase shares of Opendoor Technologies common stock at a discount during a series of successive offering periods, the duration and timing of which will be determined by the ESPP administrator. However, in no event may an offering period be longer than 27 months in length.
The option purchase price will be the lower of 85% of the closing trading price per share of Opendoor Technologies common stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share on the purchase date, which will occur on the last trading day of each offering period.
Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.
A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest or (ii) exercise the participant’s option for the current offering period for the maximum number of shares of common stock on the applicable purchase date, with the remaining account balance refunded in cash without interest. Following at least one payroll deduction, a participant may also decrease (but not increase) his or her payroll deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.
A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares of our common stock under the ESPP, and during a participant’s lifetime, options in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.
Adjustments
In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us, we will proportionately adjust the aggregate number of shares of Opendoor Technologies common stock offered under the ESPP, the number and price of shares which any participant has elected to purchase under the ESPP and the maximum number of shares which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate us, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. We will notify each participant of such change in writing at least ten business days prior to the new exercise date. If we undergo a merger with or into another corporation or sell all or substantially all of our assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our proposed sale or merger. We will notify each participant of such change in writing at least ten business days prior to the new exercise date.
Amendment and Termination
Our board of directors may amend, suspend or terminate the ESPP at any time. However, the board of directors may not amend the ESPP without obtaining stockholder approval within 12 months before or after such amendment to the extent required by applicable laws.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to the purchase of shares under the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. As such, tax consequences for employees participating in the Non-Section 423 Component of the ESPP are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
The Section 423 Component of the ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) an amount equal to the applicable discount from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.
If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and Opendoor Technologies will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and Opendoor Technologies will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the Opendoor Technologies Inc. 2020 Employee Stock Purchase Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of SCH’s Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows SCH’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and Opendoor Technologies and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, SCH’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of U.S. federal income tax considerations generally applicable to SCH shareholders of Class A ordinary shares and warrants of the Domestication and exercise of redemption rights. This section applies only to SCH shareholders that hold their Class A ordinary shares or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:
•
financial institutions or financial services entities;

•
broker-dealers;

•
taxpayers that are subject to the mark-to-market accounting rules;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies or real estate investment trusts;

•
expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares;

•
persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•
persons whose functional currency is not the U.S. dollar;

•
controlled foreign corporations; or

•
passive foreign investment companies.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
We have not and do not intend to seek any rulings from the IRS regarding the domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds SCH Class A ordinary shares or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any SCH Class A ordinary shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of SCH Class A ordinary shares or warrants who or that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States,

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•
an estate whose income is subject to U.S. federal income tax regardless of its source, or

•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, SCH will change its jurisdiction of incorporation from the Cayman Islands to Delaware.
It is intended that the Domestication qualify as an F Reorganization. Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of SCH Class A ordinary shares or warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “— Effects of Section 367 to U.S. Holders” and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if SCH (i) transferred all of its assets and liabilities to Opendoor Technologies in exchange for all of the outstanding common stock and warrants of Opendoor Technologies; and (ii) then distributed the common stock and warrants of Opendoor Technologies the holders of securities of SCH in liquidation of SCH. The taxable year of SCH will be deemed to end on the date of the Domestication.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to SCH Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Basis and Holding Period Considerations
Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of Opendoor Technologies common stock or warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the SCH Class A ordinary share or warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of Opendoor Technologies common stock or warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the SCH Class A ordinary share or warrant surrendered in exchange therefor.
Effects of Section 367 to U.S. Holders
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes United States federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to SCH Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.
“U.S. Shareholders” of SCH
A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of SCH stock entitled to vote or 10% or more of the total value of all classes of SCH stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the SCH Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of SCH warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s all earnings and profits amount with respect to its SCH Class A ordinary shares is the net positive earnings and profits of SCH (as determined under Treasury Regulations under Section 367) attributable to such SCH Class A ordinary shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such SCH Class A ordinary shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
SCH does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If SCH’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its SCH Class A ordinary shares. It is possible, however, that the amount of SCH’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include all of its earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication.
U.S. Holders that Own Less Than 10 Percent of SCH
A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) SCH Class A ordinary shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder’s SCH Class A ordinary shares as described below.
Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Opendoor Technologies common stock received in the Domestication in an amount equal to the excess of the fair market value of such Opendoor Technologies common stock over the U.S. Holder’s adjusted tax basis in the SCH Class A ordinary shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its SCH Class A ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)
a complete description of the Domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from SCH establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s SCH Class A ordinary shares and (B) a representation that the U.S. Holder has notified SCH (or Opendoor Technologies) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to SCH or Opendoor Technologies no later than the date such tax return is filed. In connection with this election, SCH intends to provide each U.S. Holder eligible to make such an election with information regarding SCH’s earnings and profits upon request.
SCH does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that SCH had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its SCH Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE CONSEQUENCES TO THEM OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.
U.S. Holders that Own SCH Class A Ordinary Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) SCH Class A ordinary shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.
Tax Consequences for U.S. Holders of Warrants
Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued warrants in the Domestication.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
In addition to the discussion under the heading “— Effects of Section 367 to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by SCH would be considered to be passive income and cash held by SCH would be considered to be a passive asset.
PFIC Status of SCH
Based upon the composition of its income and assets, and upon a review of its financial statements, SCH believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2019 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.
Effects of PFIC Rules on the Domestication
As discussed above, SCH believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of SCH Class A ordinary shares and warrants upon the Domestication if
(vii)
SCH were classified as a PFIC at any time during such U.S. Holder’s holding period in such SCH Class A ordinary shares or warrants and

(viii)
the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such SCH Class A ordinary shares or in which SCH was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined below) with respect to such SCH Class A ordinary shares. Generally, regulations provide that neither election applies to warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of SCH.

Under these rules:
•
the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s SCH Class A ordinary shares or warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SCH was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “— Effects of Section 367 to U.S. Holders” above) generally would be treated as gain subject to these rules.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of SCH Class A ordinary shares that have not made a timely QEF Election (or a

QEF Election along with a purging election) or a mark-to-market election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their SCH Class A ordinary shares and warrants under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to their SCH Class A ordinary shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of SCH, whether or not such amounts are actually distributed.
The application of the PFIC rules to SCH warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include an SCH warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of SCH warrants for Opendoor Technologies warrants pursuant to the Domestication.
Any gain recognized by a U.S. Holder of SCH Class A ordinary shares or warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of SCH Class A ordinary shares (but not warrants) will depend on whether the U.S. Holder has made a timely and effective election to treat SCH as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of SCH Class A ordinary shares during which SCH qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s SCH Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its SCH Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to SCH is contingent upon, among other things, the provision by SCH of a “PFIC Annual Information Statement” to such U.S. Holder. SCH provided PFIC Annual Information Statements to U.S. Holders of SCH Class A ordinary shares, upon request, with respect to its taxable year that ended on December 31, 2019 and will endeavor to continue to provide to a U.S. Holder such information upon request. There is no assurance, however, that SCH will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to SCH warrants.
The impact of the PFIC rules on a U.S. Holder of SCH Class A ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the SCH Class A ordinary shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A ordinary shares. A mark-to-market election is not available with respect to warrants.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Effects to U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a U.S. Holder of SCH Class A ordinary shares (which were exchanged for Opendoor Technologies common stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Opendoor Technologies common stock will depend on whether the redemption qualifies as a sale of Opendoor Technologies’ common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Opendoor Technologies common stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in Opendoor Technologies’ common stock redeemed.
The redemption of Opendoor Technologies common stock will generally qualify as a sale of Opendoor Technologies’ common stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only Opendoor Technologies common stock actually owned by such U.S. Holder, but also shares of Opendoor Technologies common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Opendoor Technologies common stock owned directly, Opendoor Technologies common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Opendoor Technologies common stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include Opendoor Technologies common stock which could be acquired pursuant to the exercise of the warrants.
The redemption of Opendoor Technologies common stock will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of Opendoor Technologies outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of Opendoor Technologies outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of Opendoor Technologies’ common stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of Opendoor Technologies’ common stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of Opendoor Technologies’ common stock owned by certain family members and such U.S. Holder does not constructively own any other Opendoor Technologies shares. The redemption of Opendoor Technologies common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in Opendoor Technologies. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to Opendoor Technologies’ common stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Opendoor Technologies’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other Opendoor Technologies common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in Opendoor Technologies’ common stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining Opendoor Technologies common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other Opendoor Technologies common stock constructively owned by such U.S. Holder.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR OPENDOOR TECHNOLOGIES COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
NON-U.S. HOLDERS
As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or warrants that is not a U.S. Holder.
Effects of the Domestication to Non-U.S. Holders
We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of Opendoor Technologies common stock and warrants.
The following describes U.S. federal income tax considerations relating to the ownership and disposition of Opendoor Technologies common stock and warrants by a non-U.S. Holder after the Domestication.
Distributions
In general, any distributions made to a non-U.S. Holder with respect to Opendoor Technologies common stock, to the extent paid out of Opendoor Technologies’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its Opendoor Technologies common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Opendoor Technologies common stock, which will be treated as described under “— Sale, Exchange or Other Disposition of Opendoor Technologies Common Stock and Warrants” below.
Dividends paid by Opendoor Technologies to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI).

Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Sale, Exchange or Other Disposition of Opendoor Technologies common stock and Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Opendoor Technologies common stock or warrants unless:
(i)
such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

(iii)
Opendoor Technologies is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) Opendoor Technologies’ common stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding Opendoor Technologies common stock.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of Opendoor Technologies common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Opendoor Technologies common stock or warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Opendoor Technologies does not expect to be classified as a U.S. real property holding corporation immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Opendoor Technologies will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or at any future time.
Effects to Non-U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a non-U.S. Holder of Opendoor Technologies common stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Opendoor Technologies common stock will depend on whether the redemption qualifies as a sale of Opendoor Technologies’ common stock redeemed, as described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of Opendoor Technologies common stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “Non-U.S. Holders — Sale, Exchange or Other Disposition of Opendoor Technologies common stock and Warrants.” If such a redemption does not qualify as a sale of Opendoor Technologies common stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “Non-U.S. Holders — Distributions.” Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed non-U.S. Holders may be subject to withholding tax on the gross amount received in such redemption. Non-U.S.

Holders may be exempt from such withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights”).
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Opendoor Technologies common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will generally be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Opendoor Technologies common stock or warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Opendoor Technologies common stock or warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Opendoor Technologies common stock or warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Opendoor Technologies common stock or warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
SCH is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
SCH is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. SCH was incorporated in the Cayman Islands on October 18, 2019. On April 30, 2020, SCH consummated its initial public offering of 41,400,000 units, including 5,400,000 units that were issued pursuant to the underwriters’ full exercise of their over-allotment option. The units were sold at a price of $10.00 per unit, generating gross proceeds to SCH of $414.0 million. On April 30, 2020, simultaneously with the consummation of the initial public offering, SCH completed the private sale of 6,133,333 private placement warrants (the “private placement warrants”) at a purchase price of $1.50 per warrant to our Sponsor, generating gross proceeds to SCH of approximately $9.2 million.
The proceeds from the initial public offering and the private placement with the Sponsor has been deposited in the trust account and invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of June 30, 2020, there was $414.0 million held in the trust account. SCH has 24 months from the closing of the initial public offering (by April 30, 2022) to complete a business combination.
Opendoor is a Delaware corporation incorporated on December 30, 2013. Opendoor and its subsidiaries operate a leading digital platform for residential real estate that enables consumers to seamlessly buy and sell their home. By leveraging software, data science, product design, capital markets and operations, Opendoor has rebuilt the entire service model for real estate and has made buying and selling possible with a mobile device. Opendoor believes its digital, on-demand experience will be the future of how people transact a home.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 combines the historical balance sheet of SCH and the historical balance sheet of Opendoor on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 combine the historical statements of operations of SCH and Opendoor for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2019, the beginning of the earliest period presented:
•
the merger of Merger Sub with and into Opendoor, with Opendoor surviving the merger as a wholly-owned subsidiary of SCH;

•
the issuance and sale of 60,005,000 shares of Opendoor Technologies common stock at $10.00 per share in the PIPE Investment; and

•
the conversion of all outstanding Opendoor shares, warrants, RSUs, Restricted Stock Awards and convertible debt, into Opendoor Technologies common stock as well as shares underlying Opendoor Options that will roll over into the post-combination company totaling 500.0 million shares.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of SCH was derived from the unaudited financial statements of SCH as of and for the six months ended June 30, 2020, and for the period from October 18, 2019 to December 31, 2019, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Opendoor was derived from the unaudited and audited consolidated financial statements of Opendoor as of and for the six months ended June 30, 2020, and for the year ended December 31, 2019, which are included elsewhere in this proxy statement/prospectus. This information should be read together with SCH’s and Opendoor’s unaudited and audited financial statements and related notes, the sections titled “SCH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Opendoor’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
The Business Combination is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under the guidance in ASC 805, SCH is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Opendoor issuing stock for the net assets of SCH, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Opendoor.
Opendoor has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
•
Opendoor stockholders will have the largest voting interest in the post-combination company;

•
The board of directors of the post-combination company will have seven members, and Opendoor will have the ability to nominate the majority of the members of the board of directors;

•
Opendoor management will hold executive management roles (including Chief Executive Officer, Chief Financial Officer, and Chief Technology Officer, among others) for the post-combination company and be responsible for the day-to-day operations;

•
The post-combination company will assume the Opendoor name; and

•
The intended strategy of the post-combination entity will continue Opendoor’s current strategy of being a leader in the real estate industry.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by SCH’s public stockholders of shares of SCH Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account:
•
Assuming No Redemption:   This presentation assumes that no public stockholders of SCH exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemption:   This presentation assumes 41,400,000 of the public shares are redeemed for their pro rata share of the funds in SCH’s trust account. This scenario gives effect to SCH’s public share redemptions of 41,400,000 shares for aggregate redemption payments of $414.0 million. The Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, SCH will have a minimum of  $550.0 million in cash comprising (i) the cash held in the trust account after giving effect to SCH share redemptions (but prior to the payment of any (a) deferred underwriting commissions being held in the trust account and (b) transaction expenses of Opendoor or SCH) and (ii) the PIPE Investment Amount actually received by SCH at or prior to the Closing Date. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total trust account balance of $414.0 million (as of June 30, 2020) is reflected as being redeemed.

Description of the Business Combination
The aggregate consideration for the Business Combination will be $5.0 billion based on the pre-money enterprise value of Opendoor, payable in the form of shares of Opendoor Technologies common stock.

The following summarizes the consideration in both the no redemption and maximum redemption scenarios:
(in thousands, except for share and per share amounts)
Shares transferred at Closing(1)	500,000,000
Value per share(2)	10.00
Total Share Consideration	$5,000,000

(1)
Excludes 3,980,000 shares subscribed for by the Opendoor PIPE Investors.

(2)
Share Consideration is calculated using a $10.00 reference price. Actual total share consideration will be dependent on the value of SCH Class A ordinary shares at Closing.

Holders of Opendoor common stock will receive shares of Opendoor Technologies common stock in an amount determined by application of the Exchange Ratio of 1.605, which is based on Opendoor’s implied price per share prior to the Business Combination.
The following assumes (i) (a) the vesting of all shares of Opendoor Technologies common stock received in respect of the Opendoor Technologies Restricted Shares, (b) the vesting and exercise of all Opendoor Technologies Options for shares of Opendoor Technologies common stock, (c) the vesting of all Opendoor Technologies RSU Awards and the issuance of shares of Opendoor Technologies common stock in respect thereof and (d) that Opendoor Technologies issues shares of Opendoor Technologies common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 500,000,000 shares of Opendoor Technologies common stock (assuming that all Opendoor Technologies Options are net-settled), and (ii) Opendoor Technologies issues 60,005,000 shares of Opendoor Technologies common stock to the PIPE Investors pursuant to the PIPE Investment.
	Assuming No Redemption (Shares)%		Assuming Maximum Redemptions (Shares)%
Opendoor stockholders(1)	503,980,000	82.4%	503,980,000	88.4%
SCH’s public shareholders	41,400,000	6.8%	—	0.0%
Sponsor & related parties(2)	26,375,000	4.3%	26,375,000	4.6%
Third Party PIPE Investors	40,000,000	6.5%	40,000,000	7.0%
Pro Forma Common Stock at Closing	611,755,000	100.0%	570,355,000	100.0%

(1)
Includes 401,005,003 shares expected to be issued to existing Opendoor common and preferred shareholders, 3,980,000 shares subscribed for by the Opendoor PIPE Investors, 21,296,158 shares expected to be issued to existing Opendoor Convertible Debt holders and 4,187,590 shares expected to be issued to Opendoor warrant holders. Also includes 73,511,249 shares of Opendoor common stock underlying options that are included as part of consideration. The shares underlying these options will not represent legally issued and outstanding shares of the Opendoor common stock and are not expected to be exercised and issued immediately upon the Closing. As such, the shares underlying these options will be excluded in the calculation of pro forma basic loss per share.

(2)
Includes 16,025,000 shares subscribed for by the Sponsor Related PIPE Investors and 200,000 shares held by the independent directors of SCH.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2020
(in thousands, except per share amounts)
	As of June 30, 2020							As of June 30, 2020			As of June 30, 2020
(in thousands)	Opendoor (Historical)	SCH (Historical)	Reclassification Adjustments (Note 2)	Conversion of Notes and Warrants		Pro Forma Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)		Pro Forma Adjustments (Assuming Maximum Redemption)
ASSETS
Current assets:
Cash and cash equivalents	$458,058	$—	$988	$—		$414,026	C	$1,437,985	$(414,026)	L	$1,023,959
						600,050	D	—	—		—
						(14,490)	E	—	—		—
						(20,510)	F	—	—		—
						(137)	G	—	—		—
Cash	—	988	(988)	—		—		—	—		—
Restricted cash	207,647	—	—	—		—		207,647	—		207,647
Prepaid expenses	—	342	(342)	—		—		—	—		—
Marketable securities	102,056	—	—	—		—		102,056	—		102,056
Mortgage loans held for sale pledged under agreements to repurchase	11,185	—	—	—		—		11,185	—		11,185
Real estate inventory, net	263,709	—	—	—		—		263,709	—		263,709
Escrow receivable	9,704	—	—	—		—		9,704	—		9,704
Other current assets	18,700	—	342	—		—		19,042	—		19,042
Total current assets	1,071,059	1,330	—	—		978,939		2,051,328	(414,026)		1,637,302
Cash and Marketable securities held in trust account	—	414,026	—	—		(414,026)	C	—	—	—	—
Property and equipment, net	33,939	—	—	—		—		33,939	—		33,939
Right of use asset	92,073	—	—	—		—		92,073	—		92,073
Goodwill	30,945	—	—	—		—		30,945	—		30,945
Intangibles	10,263	—	—	—		—		10,263	—		10,263
Other assets	4,587	—	—	—		—		4,587	—		4,587
TOTAL ASSETS	1,242,866	415,356	—	—		564,913		2,223,135	(414,026)		1,809,109
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT
Accounts payable and other accrued liabilities	18,445	—	137	(642)	A	(137)	G	17,803	—		17,803
Accrued expenses	—	119	(119)	—	—	—		—	—		—
Accrued offering costs	—	18	(18)	—	—	—	—	—	—	—	—
Credit facilities, current portion	248,869	—	—	—	—	—		248,869	—		248,869
Interest payable	1,205	—	—	—	—	—	—	1,205	—		1,205
Lease liabilities, current portion	13,503	—	—	—	—	—		13,503	—		13,503
Total current liabilities	282,022	137	—	(642)		(137)		281,380	—		281,380
Deferred underwriting fee payable	—	14,490	—	—	E	(14,490)		—	—		—
Credit facilities, net of current portion	148,795	—	—	—		—		148,795			148,795
Convertible notes	145,512	—	—	(145,512)	B	—		—	—		—
Derivative and warrant liabilities	46,483	—	—	(4,786)	A	—		—	—		—
			—	(41,697)	B	—		—	—		—
Lease liabilities, net of current portion	81,952	—	—	—		—		81,952	—		81,952
Other long-term liabilities	119	—	—	—		—		119	—		119
Total liabilities	704,883	14,627	—	(192,637)		(14,627)		512,246			512,246

	As of June 30, 2020							As of June 30, 2020			As of June 30, 2020
(in thousands)	Opendoor (Historical)	SCH (Historical)	Reclassification Adjustments (Note 2)	Conversion of Notes and Warrants		Pro Forma Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)		Pro Forma Adjustments (Assuming Maximum Redemption)
TEMPORARY EQUITY:
Class A ordinary subject to possible redemption		395,729	—	—		(395,729)	H	—	—		—
Series A convertible preferred stock	9,763	—	—	—		(9,763)	I	—	—		—
Series B convertible preferred stock	20,049	—	—	—		(20,049)	I	—	—		—
Series C convertible preferred stock	80,519	—	—	—		(80,519)	I	—	—		—
Series D convertible preferred stock	257,951	—	—	—		(257,951)	I	—	—		—
Series E convertible preferred stock	1,013,220	—	—	—		(1,013,220)	I	—	—		—
Total temporary equity	1,381,502	395,729	—	—		(1,777,231)		—	—		—
								—
Shareholders’ Equity (Deficit)	—	—	—	—		—		—	—		—
								—
Preferred shares	—	—	—	—		—		—	—		—
Class A ordinary shares	—	—	—	—		—		—	—		—
Class B ordinary shares	—	1	—	—		(1)	J	—	—		—
Common stock	—	—	—	—		6	D	61	(4)	L	57
						4	H	—	—		—
						1	J	—	—		—
						50	I
Additional paid-in capital	64,777	5,298	—	5,428	A	600,044	D	2,614,871	(414,022)	L	2,200,849
	—	—	—	182,956	B	395,725	H	—	—		—
						(299)	K	—	—		—
						1,381,452	I	—	—		—
						(20,510)	F	—	—		—
Accumulated other comprehensive income (loss)	302	—	—	—		—		302	—		302
Accumulated deficit	(908,598)	(299)	—	4,253	B	299	K	(904,345)	—		(904,345)
Total shareholders’ equity (deficit)	(843,519)	5,000	—	192,637		2,356,771		1,710,889	(414,026)		1,296,863
TOTAL LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT	1,242,866	415,356	—	—		564,913		2,223,135	(414,026)		1,809,109

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2020
(in thousands, except per share amounts)
	For the Six Months Ended June 30, 2020		Pro Forma Adjustments (Assuming No and Maximum Redemption)		For the Six Months Ended June 30, 2020
(in thousands, except per share data)	Opendoor (Historical)	SCH (Historical)			Pro Forma Combined (Assuming No and Maximum Redemption)
Revenue	$1,995,622	—	—		$1,995,622
Cost of revenue	1,850,001	—	—		1,850,001
Gross profit	145,621	—	—		145,621
Operating costs and expenses:			—		—
Formation and operating costs	—	(304)	—		(304)
Sales, marketing and operations	(128,954)	—	—		(128,954)
General and administrative	(58,906)	—	—		(58,906)
Technology and development	(32,625)	—	—		(32,625)
Total operating costs and expenses	(220,485)	(304)	—		(220,789)
Net operating loss	(74,864)	(304)	—		(75,168)
Warrant fair value adjustment	(890)	—	890	AA	—
Interest expense	(45,017)	—	5,333	BB	(39,684)
Interest income	—	26	(26)	CC	—
Other income, net	2,855	—	—		2,855
Loss before income taxes	(117,916)	(278)	6,197		(111,997)
Income tax expense	(199)	—	—	DD	(199)
Net loss	(118,115)	(278)	6,197		(112,196)

			Assuming No Redemptions	Assuming Maximum Redemptions
Weighted average shares outstanding of common stock – basic	52,121	9,067	538,244	496,844
Weighted average shares outstanding of common stock – diluted	52,121	9,067	538,244	496,844
Basic net income (loss) per share	$(2.27)	$(0.03)	$(0.21)	$(0.23)
Diluted net income (loss) per share	$(2.27)	$(0.03)	$(0.21)	$(0.23)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019
(in thousands, except per share amounts)
	For the Year ended December 31, 2019		Pro Forma Adjustments (Assuming No and Maximum Redemption)		For the Year ended December 31, 2019
(in thousands, except per share data)	Opendoor (Historical)	SCH (Historical)			Pro Forma Combined (Assuming No and Maximum Redemption)
Revenue	$4,740,583	—	—		4,740,583
Cost of revenue	4,439,333	—	—		4,439,333
Gross profit	301,250	—	—		301,250
Operating costs and expenses:
Formation and operating costs	—	(22)	—		(22)
Sales, marketing and operations	(384,416)	—	—		(384,416)
General and administrative	(113,446)	—	—		(113,446)
Technology and development	(51,222)	—	—		(51,222)
Total operating costs and expenses	(549,084)	(22)	—		(549,106)
Net operating loss	(247,834)	(22)	—		(247,856)
Warrant fair value adjustment	6,243	—	(6,243)	AA	—
Interest expense	(109,728)	—	4,123	BB	(105,605)
Interest income	—	—	—		—
Other income, net	12,401	—	—		12,401
Loss before income taxes	(338,918)	(22)	(2,120)		(341,060)
Income tax expense	(252)	—	—	DD	(252)
Net loss	(339,170)	(22)	(2,120)		(341,312)
Less net income attributable noncontrolling interest	1,847	—	—		1,847
Net loss not attributable to noncontrolling interest	(341,017)	(22)	(2,120)		(343,159)

			Assuming No Redemptions	Assuming Maximum Redemptions
Weighted average shares outstanding of common stock – basic	49,444	—	538,244	496,844
Weighted average shares outstanding of common stock – diluted	49,444	—	538,244	496,844
Basic net income (loss) per share	$(6.90)	$—	$(0.64)	$(0.69)
Diluted net income (loss) per share	$(7.06)	$—	$(0.64)	$(0.69)

Notes To Unaudited Pro Forma Condensed Combined Financial Information
Basis of Presentation
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, SCH is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Opendoor issuing stock for the net assets of SCH, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Opendoor.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 assumes that the Business Combination occurred on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 reflects pro forma effect of the Business Combination as if it had been completed on January 1, 2019. These periods are presented on the basis of Opendoor as the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 has been prepared using, and should be read in conjunction with, the following:
•
SCH’s unaudited condensed balance sheet as of June 30, 2020 and the related notes for the period ended June 30, 2020, included elsewhere in this proxy statement/prospectus;

•
Opendoor’s unaudited condensed consolidated balance sheet as of June 30, 2020 and the related notes for the period ended June 30, 2020, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 has been prepared using, and should be read in conjunction with, the following:
•
SCH’s unaudited condensed statement of operations for the six months ended June 30, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and

•
Opendoor’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:
•
SCH’s unaudited statement of operations for the period between October 18, 2019 (inception) and December 31, 2019 and the related notes, included elsewhere in this proxy statement/prospectus; and

•
Opendoor’s audited consolidated statement of operations for the year ended December 31, 2019 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that SCH believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. SCH believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of SCH and Opendoor.
2.
Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management had identified differences that would have an impact on the unaudited pro forma condensed combined financial information and recorded the necessary adjustments.
3.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. Opendoor and SCH have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the post-combination company’s shares outstanding, assuming the Business Combination occurred on January 1, 2019.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:
(A)
Represents the Opendoor Warrant Settlement immediately prior to the consummation of the Business Combination. The warrants will be settled in exchange for common stock of Opendoor. To give effect to the Opendoor Warrant Settlement, the carrying amount of the Opendoor warrants of $5.4 million (of which approximately $0.6 and $4.8 million is classified as current and non-current on Opendoor's historical balance sheet, respectively) was reclassified to shareholders equity.

(B)
Represents the conversion of the Opendoor Convertible Notes immediately prior to the consummation of the Business Combination, causing a conversion of the outstanding principal amount and any unpaid accrued interest on the Opendoor Convertible Notes into the right to receive Opendoor shares in the amount of $183 million. The Opendoor Convertible Notes were issued from July to November 2019 and were converted on September 14, 2020 pursuant to the Exchange Agreement into the right to receive Opendoor shares. The remaining adjustment of $4.2 million to retained earnings reflects the income statement impact from conversion of the Opendoor Convertible Notes as a result of the difference between carrying amount of the Convertible Notes at conversion of $187.2 million, and the associated outstanding principal and unpaid interest of $183 million. In the historical balance sheet, a portion of the value was bifurcated and reflected as a derivative. The fair value of the derivative liability as of June 30, 2020 was approximately $41.7 million.

(C)
Reflects the reclassification of $414.0 million of cash and cash equivalents held in the trust account at the balance sheet date that becomes available to fund expenses in connection with the Business Combination or future cash needs of post-combination company.

(D)
Represents the net proceeds from the private placement of 60,005,000 shares of Opendoor Technologies common stock at $10.00 per share pursuant to the PIPE Investment.

(E)
Reflects the payment of $14.5 million of deferred underwriters’ fees. The fees are expected to be paid at Closing out of the monies in the trust account.

(F)
Represents expected transaction costs in consummating the Business Combination and related transactions. Of the total amount shown, none was incurred or accrued for on the balance sheet as of June 30, 2020.

(G)
Reflects the settlement of SCH’s historical liabilities that will be settled prior to the consummation of the Business Combination and thus will not be part of the post-combination company.

(H)
Reflects the reclassification of approximately $395.7 million of SCH Class A ordinary shares subject to possible redemption to permanent equity.

(I)
Represents recapitalization of Opendoor equity and issuance of 500.0 million of the post-combination company’s Opendoor Technologies common stock to Opendoor equity holders as consideration for the reverse recapitalization.

(J)
Reflects the conversion of SCH Class B ordinary shares held by the initial stockholders to SCH Class A ordinary shares. Pursuant to the terms of the Cayman Constitutional Documents, all SCH Class B ordinary shares outstanding prior to the Domestication will be converted into shares of SCH Class A ordinary shares at the Closing. All of the SCH Class B ordinary shares converted into SCH Class A ordinary shares will no longer be outstanding and will cease to exist, and each holder of such SCH Class B ordinary shares will thereafter cease to have any rights with respect to such securities.

(K)
Reflects the reclassification of SCH’s historical retained earnings.

(L)
Reflects the maximum redemption of 41,400,000 public shares for aggregate redemption payments of $414.0 million allocated to Class A Common Stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.00 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and year ended December 31, 2019 are as follows:
(AA)
Elimination of the change in fair value of the warrant liability in the Opendoor warrants that convert immediately prior to the Closing.

(BB)
Elimination of the interest expense associated with the Convertible Notes that converted into the right to receive immediately prior to the Closing.

(CC)
Elimination of interest income on the trust account.

(DD)
Does not reflect an adjustment to income tax expense as a result of the pro forma adjustments as Opendoor has historically been in a net loss position and has therefore recorded no income tax expense.

4.
Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination and transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. Holders of Opendoor common stock will receive shares of Opendoor Technologies common stock in an amount determined by application of the Exchange Ratio. In the maximum redemption scenario, this calculation eliminates 41.4 million of the public shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption by SCH’s public stockholders of shares of SCH Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account for the six months ended June 30, 2020 and for the year ended December 31, 2019:
	For the Six Months Ended June 30, 2020		For the Year ended December 31, 2019
(in thousands, except per share data)	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net loss	$(112,196)	$(112,196)	$(343,159)	$(343,159)
Weighted average shares outstanding of common stock(1)	538,244	496,844	538,244	496,844
Net loss per share (Basic and Diluted) attributable to common stockholders(1)(2)	$(0.21)	$(0.23)	$(0.64)	$(0.69)

(1)
Excludes approximately 73,511,249 shares of Opendoor common stock underlying options as of September 15, 2020 that are included as part of consideration. The shares underlying these options will not represent legally issued and outstanding shares of Opendoor common stock and are not expected to be exercised and issued immediately upon the Closing. As such, the shares underlying these and options will be excluded in the calculation of pro forma loss per share.

(2)
For the purposes of applying the treasury stock method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the initial public offering and the private placement are exchanged to Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share.

INFORMATION ABOUT SCH
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to SCH prior to the consummation of the Business Combination.
General
SCH is a blank check company incorporated on October 18, 2019 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although SCH is not limited to a particular industry or sector for purposes of consummating a business combination, SCH focuses on businesses in the technology industries primarily located in the United States. SCH has neither engaged in any operations nor generated any revenue to date. Based on SCH’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On April 30, 2020, SCH consummated its initial public offering of its units, with each unit consisting of one SCH Class A ordinary share and one-third of one public warrant, which included the full exercise by the underwriters of the over-allotment option. Simultaneously with the closing of the initial public offering, SCH completed the private sale of 6,133,333 private placement warrants at a purchase price of $1.50 per private placement warrant, to the Sponsor generating gross proceeds to us of $9.2 million. The private placement warrants are identical to the warrants sold as part of the units in SCH’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of SCH’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.
Following the closing of SCH’s initial public offering, a total of $414 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants were placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasury securities and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. As of June 30, 2020, funds in the trust account totaled $414.0 million. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of SCH’s obligation to redeem 100% of the public shares if it does not complete a business combination by April 30, 2022 and (3) the redemption of all of the public shares if SCH is unable to complete a business combination by April 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
Effecting SCH’s Initial Business Combination
Fair Market Value of Target Business
The rules of the NYSE require that SCH’s Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). SCH’s board of directors determined that this test was met in connection with the proposed Business Combination.
Shareholder Approval of Business Combination
SCH is seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). SCH will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or SCH’s securities, the Sponsor, Opendoor Technologies or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCH’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Opendoor Technologies or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the requirement that the Minimum Available Cash Amount condition is satisfied, (4) otherwise limiting the number of public shares electing to redeem and (5) Opendoor Technologies’ net tangible assets (as determined in accordance with Rule 3a5 1(g)(1) of the Exchange Act) being at least $5,000,001.
Liquidation if No Business Combination
If SCH has not completed the Business Combination with Opendoor Technologies by April 30, 2022 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to SCH’s Cayman Constitutional Documents, SCH will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 41,400,000 public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of SCH’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Sponsor has entered into a letter agreement with SCH, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their SCH Class B ordinary shares if SCH fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if SCH fails to complete its business combination within the allotted time period.
The Sponsor and SCH’s directors and officers have agreed, pursuant to a written agreement with SCH, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of SCH’s obligation to allow for redemption in connection with SCH’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by April 30, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless SCH provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, SCH may not redeem its public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.
SCH expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing SCH’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, SCH may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the trust account could, however, become subject to the claims of SCH’s creditors which would have higher priority than the claims of SCH’s public shareholders. SCH cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and SCH — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein. While SCH intend to pay such amounts, if any, SCH cannot assure you that SCH will have funds sufficient to pay or provide for all creditors’ claims.
Although SCH will seek to have all vendors, service providers (other than SCH’s independent auditors), prospective target businesses and other entities with which SCH does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of SCH’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against SCH’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, SCH’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where SCH may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where SCH is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of SCH’s public shares, if SCH has not completed SCH’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with SCH’s initial business combination, SCH will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than SCH’s independent auditors) for services rendered or products sold to us, or a prospective target business with which SCH has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under SCH’s indemnity of the underwriters of SCH’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. SCH has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and SCH believes that the Sponsor’s only assets are securities of SCH and, therefore, the Sponsor may not be able to satisfy those obligations. None of SCH’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, SCH’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While SCH currently expects that SCH’s independent directors would take legal action on SCH’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that SCH’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, SCH cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors — Risks Related to the Business Combination and SCH — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein.
SCH will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than SCH’s independent auditors), prospective target businesses and other entities with which SCH does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under SCH’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.
If SCH files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in SCH’s insolvency estate and subject to the claims of third parties with priority over the claims of SCH’s shareholders. To the extent any insolvency claims deplete the trust account, SCH cannot assure you SCH will be able to return $10.00 per share to SCH’s public shareholders. Additionally, if SCH files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by SCH’s shareholders. Furthermore, SCH’s board of directors may be viewed as having breached its fiduciary duty to SCH’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. SCH cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to the Business Combination and SCH — If, after we distribute the proceeds in the trust account to our public shareholders, SCH files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”
SCH’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) SCH’s completion of an initial business combination, and then only in connection with those SCH Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of SCH’s obligation to allow redemption in connection with SCH’s initial business combination or to redeem 100% of the public shares if SCH does not complete SCH’s initial business combination by April 30, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if SCH has not completed an initial business combination by April 30, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of SCH warrants will not have any right to the proceeds held in the trust account with respect to the SCH warrants.
Facilities
SCH currently maintains its executive offices at 317 University Ave, Suite 200, Palo Alto, CA 94301. The cost for this space is included in the $10,000 per month fee that SCH pays an affiliate of the Sponsor for office space, administrative and support services. SCH considers its current office space, adequate for SCH’s current operations.
Upon consummation of the Business Combination, the principal executive offices of Opendoor Technologies will be located at 1 Post Street, Floor 11, San Francisco, CA 94104.
Employees
SCH currently has four officers. Members of SCH’s management team are not obligated to devote any specific number of hours to SCH’s matters but they intend to devote as much of their time as they deem necessary to SCH’s affairs until SCH has completed SCH’s initial business combination. The amount of time that any members of SCH’s management team will devote in any time period will vary based on whether a target business has been selected for SCH’s business combination and the current stage of the Business Combination process.
Competition
If SCH succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Opendoor’s competitors. SCH cannot assure you that, subsequent to the Business Combination, Opendoor Technologies will have the resources or ability to compete effectively. Information regarding Opendoor Technologies’ competition is set forth in the sections entitled “Information about Opendoor — Competition.”
Directors and Executive Officers
SCH’s current directors and officers are as follows:
Name	Age	Position
Chamath Palihapitiya	44	Chief Executive Officer and Chairman of the Board of Directors
Ian Osborne	37	President and Director
Steven Trieu	41	Chief Financial Officer
Simon Williams	40	General Counsel and Secretary
Adam Bain	47	Director
David Spillane	45	Director
Cipora Herman	46	Director
Chamath Palihapitiya
Mr. Chamath Palihapitiya has been SCH’s Chief Executive Officer and the Chairman of SCH’s board of directors since October 2019. Mr. Palihapitiya served as the Chief Executive Officer and the Chairman of the Board of Directors of IPOA from May 2017 until the consummation of its business combination with Virgin Galactic in October 2019, and continues to serve as the Chairman of the Board of Directors of

Virgin Galactic. Mr. Palihapitiya also served as a director of Slack Technologies Inc. from April 2014 until October 2019. Prior to founding Social Capital in 2011, Mr. Palihapitiya served as Vice President of User Growth at Facebook, and is recognized as having been a major force in its launch and growth. Mr. Palihapitiya was responsible for overseeing Monetization Products and Facebook Platform, both of which were key factors driving the increase in Facebook’s user base to more than 750 million individuals worldwide. Prior to working for Facebook, Mr. Palihapitiya was a principal at the Mayfield Fund, one of the United States’ oldest venture firms, before which he headed the instant messaging division at AOL. Mr. Palihapitiya graduated from the University of Waterloo, Canada with a degree in electrical engineering.
Ian Osborne
Mr. Ian Osborne has been a director of SCH since October 2019 and the President since January 2020. Mr. Osborne is the Co-founder and Chief Executive Officer of Hedosophia, an investment firm, which has invested in leading Internet and technology companies since 2012. Mr. Osborne served as a director of IPOA from May 2017 until the consummation of its business combination with Virgin Galactic in October 2019. Mr. Osborne has advised leading Internet and technology companies, their founders and CEOs, since 2009. Mr. Osborne is also the indirect controlling shareholder and a director of Connaught, a financial advisory firm. From 2010 to 2012, Mr. Osborne was a Partner and Managing Director at DST Global, a family of funds investing in Internet companies, which was established in 2009 and which has notable successes including Alibaba, Airbnb, Facebook, Spotify and Twitter. Mr. Osborne was educated at St Paul’s School, King’s College London, and the London School of Economics.
Steven Trieu
Mr. Steven Trieu has been the Chief Financial Officer of SCH since January 2020. Mr. Trieu is a Partner and the Chief Financial Officer of Social Capital, an affiliate of the Company’s sponsor, since October 2017 and is responsible for overseeing the operations of Social Capital’s family of funds, management company and related entities. Mr. Trieu served as the Chief Financial Officer of IPOA from March 2019 until the consummation of its business combination with Virgin Galactic in October 2019. Prior to joining Social Capital, Mr. Trieu was VP of Finance at Quora, Inc. from October 2011 to June 2016, where he was responsible for its day-to-day finance and legal operations. Prior to that, Mr. Trieu was Director, Finance and Business Operations at Facebook, Inc. from August 2007 to October 2011. Mr. Trieu led the formation of its initial business operations and sales finance teams. Mr. Trieu also previously held a similar role at Yahoo!, Inc., supporting its local markets and commerce divisions. Before that, Mr. Trieu spent time on Wall Street both as an investment banking and alternative investments associate. Mr. Trieu graduated from the University of Massachusetts, Amherst with a degree in finance and economics.
Simon Williams
Mr. Simon Williams has been the General Counsel and Secretary of SCH since January 2020. Mr. Williams has been Hedosophia’s Chief Administrative Officer since March 2017. Mr. Williams served as the General Counsel and Secretary of IPOA from May 2017 until the consummation of its business combination with Virgin Galactic in October 2019. Prior to joining Hedosophia, Mr. Williams was legal counsel at Balderton Capital, a London-based venture firm focused on backing European-founded technology companies, from January 2015 to March 2017. Prior to working at Balderton Capital, Mr. Williams was an associate in the London offices of each of Covington & Burling LLP and Morrison & Foerster LLP. Mr. Williams is a solicitor, qualified in England & Wales, having attended Nottingham Law School. Mr. Williams holds an MA and BA from the University of Nottingham.
Adam Bain
Mr. Adam Bain has been a director of SCH since April 2020. Mr. Bain served as a director of IPOA from September 2017 until the consummation of its business combination with Virgin Galactic in October 2019, and continues to serve as a member of Virgin Galactic’s Board of Directors. Mr. Bain is a co-managing partner of 01 Advisors, a venture capital firm targeting high-growth technology companies that are making the transition from building a product to building a company, since co-founding the firm in January 2018. Since November 2016, Mr. Bain has also been an independent advisor and investor in select growth-stage companies. Previously, Mr. Bain was the Chief Operating Officer of Twitter from September 2015 until November 2016, and President of Global Revenue & Partnerships from 2010 to September 2015, where he was responsible for the business lines at the public company. Previously, Mr. Bain was the President of the Fox Audience Network at Newscorp, responsible for monetizing all of Fox’s digital assets. He started his career running product and engineering teams at Fox Sports and the Los Angeles Times. Mr. Bain earned his Bachelor of Arts in English Journalism from Miami University, in Ohio.
David Spillane
Mr. David Spillane has been a director of SCH since April 2020. Mr. Spillane is a California licensed Certified Public Accountant and a Fellow of the Institute of Chartered Accountants in Ireland. He works as an advisor to high net worth individuals, and is involved in investing and advising seed stage companies. Mr. Spillane previously served as the Chief Accountant at Stripe, Inc., a private high growth financial payments company operating globally. Prior to that, Mr. Spillane was the Chief Accounting Officer at Facebook from 2009 to 2013, responsible for global accounting and control operations and helping Facebook through its initial public offering in 2012. From 1997 to 2009, Mr. Spillane spent 12 years at EY in Dublin, Ireland, San Jose, California and San Francisco, California where he served in the audit practice at all levels up to senior manager. Mr. Spillane holds a Bachelor of Commerce degree from University College Dublin and a Master’s degree in Accounting from the Smurfit School of Business at University College Dublin.
Cipora Herman
Ms. Cipora Herman has been a director of SCH since April 2020. Ms. Herman has served on the board of directors of ZipRecruiter since October 2018, where she is Chairperson of the audit committee and also is a member of the compensation committee. Since April 2015, she has served on the board of directors of memery, inc., a privately held, technology startup. She served as a member of the board of directors of Mindbody, Inc. from October 2016 until it was acquired by affiliates of Vista Equity Partners Management, LLC in February 2019. From February 2017 until June 2018, Ms. Herman served as chief financial officer of Ampersand Technologies, Inc., a social e-reader platform. Ms. Herman served as chief financial officer for the National Football League’s San Francisco 49ers for four seasons. Prior to joining the 49ers organization, Ms. Herman was the vice president of finance and treasurer at Facebook, where she worked from September 2007 to October 2012. In addition, from June 2003 to September 2007, Ms. Herman served in various finance positions at Yahoo! Inc., including most recently as vice president of finance and treasurer. She holds an A.B. in International Relations, an M.A. in International Development Policy, and an M.B.A., all from Stanford University.
Number, Terms of Office and Appointment of Directors and Officers
SCH’s board of directors consists of five members. Prior to our initial business combination, holders of SCH’s founder shares have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of SCH’s public shares do not have the right to vote on the appointment of directors during such time. These provisions of our Cayman Constitutional Documents may only be amended by a special resolution passed by a majority of at least 90% of our ordinary shares attending and voting in a general meeting. Each of SCH’s directors hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on SCH’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of SCH’s board of directors or by a majority of the holders of SCH’s ordinary shares (or, prior to SCH’s initial business combination, holders of SCH’s founder shares).
SCH’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. SCH’s board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that SCH’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence
The rules of the NYSE require that a majority of SCH’s board of directors be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of the NYSE. In addition, members of SCH’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of the NYSE.
SCH’s board has determined that each of Mr. Bain, Ms. Herman and Mr. Spillane is an “independent director” under applicable SEC and NYSE rules.
SCH’s independent directors have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of SCH’s directors or executive officers have received any cash compensation for services rendered to SCH. Commencing on April 28, 2020 through the earlier of the consummation of SCH’s initial business combination and SCH’s liquidation, SCH accrues an obligation to an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SCH’s audit committee reviews on a quarterly basis all payments that were made by SCH to the Sponsor, directors, executive officers or SCH or any of their affiliates. In March 2020, the Sponsor transferred 100,000 founder shares to each of David Spillane and Cipora Herman at their original per-share purchase price.
SCH is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence SCH’s management’s motivation in identifying or selecting a target business and SCH does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending or to SCH’s knowledge, threatened against us or any members of SCH’s management team in their capacity as such.
Periodic Reporting and Audited Financial Statements
SCH has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, SCH’s annual reports contain financial statements audited and reported on by SCH’s independent registered public accounting firm. SCH has filed with the SEC its Quarterly Report on Form 10-Q covering the six months ended June 30, 2020.

SCH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “we,” “us,” “our,” the “Company” or “SCH” refer to SCH prior to the consummation of the Business Combination. The following discussion and analysis of SCH’s financial condition and results of operations should be read in conjunction with SCH’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. SCH’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on October 18, 2019 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Merger Agreement on September 15, 2020. We intend to finance the Business Combination through shares of Opendoor Technologies common stock issued to Opendoor stockholders and the PIPE Investors.
The issuance of additional shares in a business combination:
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may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the SCH Class B ordinary shares resulted in the issuance of SCH Class A ordinary shares on a greater than one-to-one basis upon conversion of the SCH Class B ordinary shares;

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may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded our ordinary shares;

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could cause a change of control if a substantial number of our ordinary shares is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present directors and officers;

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may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;

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may adversely affect prevailing market prices for our units, ordinary shares and/or warrants; and

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may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:
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default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

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acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

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our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

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our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

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our inability to pay dividends on our ordinary shares;

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using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

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limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

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increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

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limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We have incurred, and expect to incur, significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete a business combination will be successful.
Results of Operations
We have has neither engaged in any operations nor generated any revenues to date. Our only activities from October 18, 2019 (inception) to June 30, 2020 were organizational activities and those necessary to consummate our initial public offering, described below, and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We have generated and expected to generate non-operating income in the form of interest income on marketable securities held after our initial public offering. We have incurred and expect to incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For each of the three and six months ended June 30, 2020, we had a net loss of $277,902, which consisted of operating costs of $303,819, offset by interest income on cash and marketable securities held in the trust account of $25,917.
Liquidity and Capital Resources
Until the consummation of the initial public offering, our only source of liquidity was an initial purchase of ordinary shares by the Sponsor and loans from our Sponsor.
On April 30, 2020, we consummated the initial public offering of 41,400,000 SCH units, inclusive of the underwriters’ election to fully exercise their option to purchase an additional 5,400,000 SCH units, at a price of $10.00 per unit, generating gross proceeds of $414,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of 6,133,333 private placement warrants to the Sponsor at a price of $1.50 per private placement warrant generating gross proceeds of $9,200,000.
Following the initial public offering, the exercise of the over-allotment option in full and the sale of the private placement warrants, a total of $414,000,000 was placed in the trust account, and we had $1,452,394 of cash held outside of the trust account, after payment of costs related to the initial public offering, and available for working capital purposes. We incurred $22,196,558 in transaction costs, including $7,200,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $506,558 of other costs.
For the six months ended June 30, 2020, cash used in operating activities was $527,138. Net loss of $277,902 was offset by interest earned on cash and marketable securities held in the trust account of $25,917 and changes in operating assets and liabilities, which used $223,319 of cash.
As of June 30, 2020, we had cash and marketable securities held in the trust account of $414,025,917. We may withdraw interest to pay our income taxes, if any. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account, excluding deferred underwriting commissions, to complete our initial business combination. We may withdraw interest from the trust account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of June 30, 2020, we had cash of $987,699 held outside the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete our initial business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating our initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with our initial business combination.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any nonfinancial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and support services, provided to the Company. We began incurring these fees on April 28, 2020 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and the Company’s liquidation.
The underwriters are entitled to a deferred fee of $0.35 per unit, or $14,490,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
SCH Class A Ordinary Shares Subject to Possible Redemption
We account for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.
Net Loss Per Ordinary Share
We apply the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. Our net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the trust account and not our income or losses.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
Quantitative and Qualitative Disclosures About Market Risk
As of June 30, 2020, we were not subject to any market or interest rate risk. Following the consummation of our initial public offering, the net proceeds of our initial public offering, including amounts in the trust account, have been invested in certain U.S. government securities with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
Controls and Procedures
Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.
Evaluation of Disclosure Controls and Procedures
As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2020. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15 (e) and 15d-15 (e) under the Exchange Act) were effective.
Changes in Internal Control Over Financial Reporting
During the most recently completed fiscal quarter, there has been no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

INFORMATION ABOUT OPENDOOR
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Opendoor Labs Inc. and its subsidiaries prior to the consummation of the Business Combination.
Mission
We are on a mission to empower everyone with the freedom to move. Our innovations in technology and operations will enable our customers to buy or sell a home with only a mobile device and with more convenience, control and cost savings than ever before. Opendoor will deliver an end-to-end home selling, buying and ownership experience that is self-service, delightful and low cost.
Our Company
Opendoor is a leading digital platform for residential real estate. In 2014, we founded Opendoor to reinvent one of life’s most important transactions with a new, radically simple way to buy and sell a home. By leveraging software, data science, product design, capital markets and operations, we have rebuilt the entire service model for real estate and have made buying and selling possible on a mobile device. We believe our digital, on-demand experience will be the future of how people buy or sell a home.
Our goal is to redefine residential real estate, the largest undisrupted category in the United States. In 2019 alone, more than 5.3 million existing homes were sold, representing more than $1.6 trillion in transactions. Additionally, with 68% of Americans living in a home they own, housing is the single largest consumer expenditure in the United States, ahead of transportation, food, insurance, and healthcare.
Yet, in a world with purchases increasingly migrating online, the real estate transaction has largely remained unchanged. The typical process of buying or selling a home is complex, uncertain, time consuming and primarily offline. A traditional home sale requires countless decisions, often brings unexpected costs, and takes approximately three months from start to finish. Ultimately, the consumer is left dissatisfied with a broken, disjointed experience.
Opendoor streamlines the process of buying and selling a home into a seamless digital experience, eliminating uncertainty for sellers. Sellers can go to Opendoor.com, receive an offer, sign and close on the date of their choice. Buyers can simply download the Opendoor app, tour and visit homes in a few taps with self-tours, shop for financing at competitive rates, and make an offer, all with just a mobile device. We have built a simple, on-demand way to buy and sell a home.
Over the past five years, customers have shown their desire for our digital, on-demand real estate solution. Since launch, we have bought and sold over 80,000 homes, making Opendoor one of the largest buyers and sellers of single family homes in the United States. We have achieved growth at scale, with revenue growth of over 100% in each of the last four fiscal years. In 2019, we sold almost 19,000 homes and generated $4.7 billion in revenue. In that year, more than 560,000 consumers requested an Opendoor offer on their home, averaging approximately one every minute, and our homes were visited over 1.6 million times, averaging over 4,500 visits per day. Importantly, we have been able to achieve this growth while focusing on delighting customers, as reflected in our Net Promoter Score of over 70.
Since our initial market launch in Phoenix in 2014, we have expanded across the United States and currently operate in 21 markets: Atlanta, Austin, Charlotte, Dallas-Fort Worth, Denver, Houston, Jacksonville, Las Vegas, Los Angeles, Minneapolis-St. Paul, Nashville, Orlando, Phoenix, Portland, Raleigh-Durham, Riverside, Sacramento, San Antonio, Salt Lake City, Tampa and Tucson.
More importantly, we have just scratched the surface and believe we are in the early stages of the digital transformation of real estate. Over the coming years, we plan on increasing our market share, launching dozens of cities, and expanding our products and services to become a digital, one-stop shop for buyers and sellers of residential real estate. Our goal is to build the largest, most trusted platform for residential real estate and empower millions of Americans with the freedom to move.

Market Overview
Residential real estate remains the largest undisrupted market in the United States:
Residential real estate is a massive offline market.   Approximately 68% of Americans are homeowners, and many more aspire to be. In 2019, there were approximately 5.3 million sales of existing homes, totaling approximately $1.6 trillion of transaction volume with a median home price of $271,900. Online penetration represents less than 1% of home transactions, based on iBuyer volumes in 2019.
The current landscape is highly fragmented.   Today, almost 90% of residential real estate transactions involve an agent. There are over two million licensed real estate agents in the United States, who on average complete less than six transactions per year and many of whom do not solely work in real estate. The result is an inconsistent and frustrating experience for consumers looking for guidance in what is typically the largest financial decision of their lives.
Real estate will migrate online.   Consumers are shifting their spend online and demanding digital-first experiences for greater efficiency, certainty and speed. They are increasingly comfortable with transacting online across retail, food and transportation, and now expect similar experiences in real estate. While the majority of home buyers browse for homes online, the transaction is still largely offline, requiring real estate agents to access homes and requiring physical closings. COVID-19 has increased the demand for digital-first experiences as consumers prioritize safety and convenience. This tailwind has been further heightened by 72 million digitally-native millennials who are jumpstarting their path to homeownership as they work from home, explore less densely populated areas, and pursue more space.
The Problem
The traditional process of buying or selling a home is a lengthy and stressful experience for both the seller and buyer. For the nearly 90% of sellers that list their home on the market using an agent, this is their typical experience:
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Find a listing agent.   Before the seller can list, they must find a qualified agent. 75% of sellers contact only one real estate agent before listing.

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Prepare the home for listing.   The seller often needs to get the home “sale ready” and this preparation requires time and money. Homeowners spend an average of $6,200 to prepare their home for sale just on paint, cleaning and staging and this spend can be significantly higher if upgrades are necessary to the kitchen, flooring or bathrooms.

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List the home.   A home needs to be listed for over 50 days on average before it goes into contract.

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Host open houses and home visits.   During the process, the seller will host dozens of strangers walking through their home, and deal with the hassle of cleaning up and clearing out, often on short notice and during inconvenient times.

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Receive an offer.   Once an offer is received, the seller has to negotiate the offer, negotiate the closing date, and deal with any contingencies the buyer may have.

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Negotiate repairs or fix issues identified by buyers.   After the offer is accepted, the buyer conducts an inspection, which often forces the seller to re-negotiate the offer or fix issues, increasing the homeowner’s costs and potentially delaying closing.

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Wait for closing.   Once the contract is signed, it still takes an average of 35 days to close. The seller is reliant on the home buyer and a disparate set of counterparties — such as their agent, mortgage broker and escrow officer — to coordinate and complete the closing process.

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Fall-through risk.   Finally, there is a 20% chance the contract falls through between signing and closing (based on average MLS contract fall through rates in our markets in 2019), forcing the home seller to start the entire process all over again.

Additionally, approximately two-thirds of our customers who are selling a home are also home buyers. These customers face an additional set of challenges to line up their home purchase with their sale:

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Contingencies.   Many Americans cannot purchase their next home until they sell their existing home. Few Americans can qualify for two mortgages and few have enough money for two down payments. These buyers often have to submit offers contingent on selling their current home, putting them at a disadvantage versus other buyers.

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The “double move”.   Alternatively, homeowners can sell their current home, move into a rental, and then buy a new home, forcing them to move twice and bear those costs.

Our Solution
Opendoor is an end-to-end real estate platform enabling consumers to buy and sell a home online. Today, our product and service offerings include:
A modern way to sell.   By selling to Opendoor, homeowners can avoid the stress of open houses, home repairs, overlapping mortgages and the uncertainty that can come with listing a home on the open market. Using our mobile app or website, sellers can receive a competitive cash offer online. Post offer, we conduct a virtual interior home assessment and a contact-free exterior assessment to verify the home data information. Sellers can then select their preferred closing date and close electronically (where permitted). We also recently launched “List with Opendoor” in select markets. This broadens our product suite for potential home sellers and gives them the choice between two superior sales options.
For customers who sell directly to us, we collect a service charge that covers the costs of buying, maintaining, marketing and selling the home. In 2019, our service charge was typically 6% to 9% and varied by market. Our final offer provides the homeowner with certainty and transparency as to their expected sale proceeds. This compares favorably to the traditional listing process, which typically includes an average broker fee of 5% to 6%, as well as a number of additional costs, such as resale concessions, inspection costs, double mortgage payments on two homes, and additional moving and storage costs. Many of these expenses may be unforeseen by the homeowner at the outset.

Customers have responded positively to this modern way of selling. As a result, we have achieved a real seller conversion rate of 34%. We define real sellers as homeowners who are intent on selling their home and either enter into a contract to sell their home to Opendoor or list their home on the MLS within 60 days after receiving an offer from us. At a 6% service charge, we have found that almost one in two real sellers choose to sell their home to Opendoor. Even with a higher service charge of 10%, approximately 20% of real sellers still choose to sell to Opendoor. More importantly, due to our focus on delighting the customer, we have a best-in-class Net Promoter Score of 70.
A modern way to buy.   Opendoor has built an on-demand, seamless, and digital home buying experience. Unlike the traditional process that is intermediated by agents, Opendoor home buyers can use our app or website to self-tour or virtually tour homes at their convenience, shop for financing, submit an offer and close on their timeline. In 2019, we also launched “Buy with Opendoor” in select markets, which is a seamless buying experience that taps into Opendoor’s capabilities such as cash offers, home operations, and digital, automated fulfillment for all homes listed on the market.

A modern way to move.   For customers who are both selling and buying, we have built a trade-in product that enables customers to buy and sell in a coordinated transaction, eliminating resale contingencies, double moves and double mortgages.
A digital one-stop shop.   A large number of services revolve around and are dependent on the home transaction. After we have earned our customers’ trust, we are able to introduce a range of services adjacent to the core real estate transaction in a highly convenient and integrated way. Currently, we offer:
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Title and escrow:   We offer customers seamless and integrated title insurance and escrow services through our affiliated companies. In the markets where our affiliates offer title insurance services, we provided title insurance services for 80% of Opendoor home transactions that closed during 2019.

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Home Loans:   In late 2019, we launched Opendoor Home Loans, a tech-enabled mortgage platform for customers looking to buy or refinance a home. We have built this platform from the ground up and have combined savings, convenience and certainty into a simpler, more transparent mortgage process for customers.

Proprietary Data and Pricing Accuracy in Home Valuation
While the real estate industry lends itself to the use of a plethora of publicly sourceable data, much of this data lacks the quality and specificity essential to accurately price homes. Since Opendoor’s founding, we have built world-class data science capabilities and systematized tooling to gather, aggregate and synthesize an expanding catalogue of proprietary, hyperlocal data in order to improve and automate pricing decisions.
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Proprietary offline data.   We have conducted over 150,000 home assessments during which we collect over 100 data points on each home and its surroundings. We have invested in building custom inspection and operator tooling to systematically source and translate home features into a robust data library. Once we have purchased a home, we can collect additional proprietary home-level data through visitor feedback, visitor traffic and duration of visits. These proprietary data points have led us to make over one billion annotations and corrections to Multiple Listing Services (“MLS”) and tax assessor data, as well as build out new, non-traditional geospatial data assets, such as power line proximity and road noise level. The additional home level data we collect from local vendors provides structured feedback on each home and further strengthens our data moat.
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Pricing accuracy.   Our unique data works in concert with our pricing algorithms. These algorithms use machine learning to drive pricing decisions through demand forecasting, outlier detection, risk pricing, and inventory management. Over time, we have improved the pricing accuracy of our models as we add new data inputs and refine model logic, improvements that compound with experience and scale. As we have continued to demonstrate improving accuracy, we have also been able to increase our number of fully automated home valuations.

Advancements in model sophistication have accelerated our feedback loops, such that our systems can dynamically adjust to leading market indicators and react to real-time macro- and micro-economic conditions. Our pricing algorithms are designed to dynamically adjust to leading indicators and market conditions so that the business can react to real-time economic conditions. This responsiveness is critical to pricing accurately and maintaining margins, especially in periods of volatility.
Low Cost Transaction Platform
Each component of our real estate business and our customer experience has been custom built from the ground up, focused on creating a scalable and vertically-integrated transaction platform that will delight customers. We have built world-class capabilities in pricing, home operations, fulfillment, capital markets and customer service. Instead of relying on the traditional, inefficient processes in place, we have intentionally developed our systems around technology, automation and centralization. As a result, in 2019, we transacted an average of over 100 homes per day and our systems have the capacity to support substantially higher volumes. This platform is the foundation of our lower cost structure which allows us to drive down our costs per unit as we scale and, ultimately deliver a lower cost service for customers.
We have established a network of hundreds of local service providers that use our proprietary technology to identify and complete home repairs and maintenance, which optimizes our system to reduce delays, eliminate waste and improve quality, while also capturing additional data. Lastly, due to our scale, we have also driven down the cost of materials employed in our home repair processes through volume discounts. In addition, we have designed our home inventory management processes and home access technology to ensure our homes are regularly cleaned, well-maintained and safe to enable our on-demand, self-tour experience.
Strategic Growth Priorities
Our growth strategy is to innovate and execute on the following key strategic priorities:
Increase penetration in existing markets.   Approximately 1.1 million homes were sold in our existing markets in 2019. In 2019, our resales represented approximately 1.7% of all transactions in those markets, driving $4.7 billion in revenue. In the same year, we estimate that only 6% of sellers in our markets received an offer from Opendoor and either sold their home to us or subsequently listed their home on the MLS within 60 days. We are focused on driving penetration and growing market share in our existing markets as we increase awareness and more home sellers and buyers look to transact online.
Expand to new markets.   At 21 markets, we are just scratching the surface today. We believe we have a massive opportunity to expand our to reach the top 100 markets in the United States. Nearly 90% of existing homes in these markets fall into the price range of $100,000 to $750,000, which represents housing inventory that we are confident is in the addressable market for our products and services. Additionally, we select new markets by looking at drivers of supply, demand and affordability, housing stock, cost structure and expected pricing accuracy. We have centralized many of our core pricing, operations and customer service functions, enabling us to efficiently launch new markets and maintain lean teams within each of our markets. Decision making for each home is informed by centralized, robust, data-driven playbooks that allow us to drive consistency across our markets and reach profitability in new markets more quickly.
Expand product and service offerings.   In line with our focus on delivering a seamless experience, we are building a digital one-stop shop to move. In many of our markets, we already offer tech-enabled title insurance, escrow and mortgage services. We plan to add additional services over time to further simplify the transaction and delight customers, such as home insurance, home warranty, moving and storage, and home repair and maintenance.
Marketing
Our sales and marketing efforts utilize a multichannel approach, including paid advertising, earned media and partnerships, with a focus on efficiency and low-cost growth. As our market footprint has expanded, we have optimized our marketing strategy with advanced audience segmentation methodologies and improved targeting and attribution, and have recently added broad reach channels that allow us to responsibly scale brand awareness. Earned media and online real estate partnerships with leading industry brands diversify our media mix and reduce the cost of customer acquisition.
Competition
The U.S. housing market is highly competitive and fragmented, with over five million residential real estate transactions per year. We compete directly with traditional, offline real estate brokers and agents, other iBuyers, and a range of industry service providers, including mortgage originators, title and escrow companies, and home warranty and home insurance providers. We believe that our customer-focused values, vertically-integrated business model, and technology differentiate us from our competitors and provide a meaningful and sustainable competitive advantage.
Our Values and People
Our values.   Our values are crafted to reflect how we will deliver on our goal to build a once in a generation company and include a focus on the customer, a culture of frugality, continuous invention, and ruthless execution against results:
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Start and end with the customer.   We invent, build and execute to improve the lives of our customers. We put in the hard work to delight customers, even when no one is looking.

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Act from ownership.   When we see a problem, we roll up our sleeves and fix it. We hold ourselves accountable because it is our home and it is our responsibility to take care of it.

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Build openness.   We are open, honest and direct about problems and seek the truth. We assume good intentions and treat feedback as a gift.

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BPS for Breakfast.   We eat “BPS (or basis points) for breakfast” — meaning we are always looking for where we can take costs out of the transaction — so we can put more money in the pockets of our customers. We will win by building the lowest cost platform.

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1% Better Every Day.   We value a growth mindset and operate from a place of humility. We are energized by constantly improving.

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Startup mentality.   We move fast, operate with urgency, and have a bias towards action without sacrificing quality. We are relentlessly resourceful.

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One Team, One Dream.   Our superpower is a diverse community that combines technology, operational excellence, talent and respect. We work through teams and care for each other professionally and personally. We honor and respect our diverse workforce and actively work to ensure everyone feels represented.

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Results matter.   We focus on outputs and outcomes and hold ourselves accountable to hitting ambitious goals. We have a high quality bar and pay attention to the pixels, words, and results.

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Celebrate moments.   We work tirelessly for our customers and teammates so we take the time to celebrate moments large and small.

Employees.   As of June 30, 2020, we employed 944 individuals in the United States across our San Francisco headquarters and our offices across the United States. None of our employees are currently represented by a labor organization or a party to any collective bargaining.

Technology
Our business is driven by data and technology at all stages of the home buying and selling process. We have assembled a team of engineers, data scientists, designers and product managers whose expertise spans a broad range of technical areas to build our proprietary technology for pricing and home assessment, access and management. We use technological innovations where possible to increase efficiency and scale our business.
We currently use third-party cloud computing services to allow us to quickly and efficiently scale up our services without upfront infrastructure costs, allowing us to maintain our focus on building great products. We also use third party services to allow customers to digitally sign contracts, upload videos of their home and manage customer support services.
Facilities and Office Space
We lease 80,088 square feet of office space at our corporate headquarters in San Francisco, California. In September of 2019, we entered into a lease agreement for approximately 100,807 square feet of office space in Tempe, Arizona for our operations hub. We have additional leases in Phoenix, Arizona; Los Angeles, California; Dallas, Texas; Plano, Texas; Atlanta, Georgia; Duluth, Georgia; and smaller field offices in many of our markets.
Intellectual Property
We rely on trademarks, domain names, patents, copyrights, trade secrets, contractual provisions and restrictions on access and use to establish and protect our proprietary rights.
As of June 30, 2020, we have 21 trademark registrations and applications, including registrations for “Opendoor”, and the Opendoor logo. As of June 30, 2020, we have 13 provisional patent applications covering various technologies including our home management technology and our back office management technology.
We are the registered holder of a variety of domestic domain names, including “opendoor.com”.
In addition to the protection provided by our intellectual property rights, we enter into confidentiality and proprietary rights agreements with certain of our employees, consultants, contractors and business partners. Certain of our employees and contractors are also subject to invention assignment agreements. We further control the use of our proprietary technology and intellectual property through provisions in both our general and product-specific terms of use on our website.
Government Regulation
We operate in highly regulated businesses through a number of different channels across the United States. As a result, we are currently subject to a variety of, and may in the future become subject to additional, federal, state and local statutes and regulations in various jurisdictions (as well as judicial and administrative decisions and state common law), which are subject to change at any time, including laws regarding the real estate and mortgage industries, settlement services, insurance, mobile and internet based businesses and other businesses that rely on advertising, as well as data privacy and consumer protection laws, and employment laws.
In particular, the advertising, sale, and financing of homes is highly regulated by states in which we do business, as well as the U.S. federal government. Regulatory bodies include the Consumer Financial Protection Bureau (“CFPB”), the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”), the Department of Housing and Urban Development (“HUD”), and various state licensing authorities, various state consumer protection agencies, various state financial regulatory agencies and various state insurance agencies. We are subject to compliance audits of our operations by many of these authorities. For a discussion of the various risks we face from regulation and compliance matters, see “Risk Factors — Risks Related to Regulatory and Legal Matters”.
Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the internet, may be applicable to our business, such as the Telephone

Consumer Protection Act (“TCPA”), the Telemarketing Sales Rule, the CAN-SPAM Act, and similar state consumer protection laws. Through our various subsidiaries, we also originate mortgage loans, buy and sell homes, provide real estate brokerage, title insurance and settlement services, and provide other product offerings, which results in us receiving or facilitating transmission of personally identifiable information. This information is increasingly subject to legislation and regulation in the United States. These laws and regulations are generally intended to protect the privacy and security of personal information, including customer Social Security Numbers and credit card information that is collected, processed and transmitted. These laws also can restrict our use of this personal information for other commercial purposes.
In order to provide the broad range of products and services that we offer customers, certain of our subsidiaries maintain real estate brokerage, title insurance and escrow, property and casualty insurance and mortgage licenses, and we may in the future apply for additional licenses as our business grows and develops. These entities are subject to stringent state and federal laws and regulations, including, but not limited to, the Real Estate Settlement Procedures Act (‘‘RESPA’’) and those administered by applicable state departments of real estate, banking, insurance and consumer services, and to the scrutiny of state and federal government agencies as licensed businesses as noted above. As of today:
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Opendoor Brokerage LLC, Opendoor Brokerage Inc. and Open Listings Co., hold real estate brokerage licenses in all our markets and certain other states.

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OS National LLC, and its subsidiaries, OSN Texas LLC and OSN Alabama LLC, are currently licensed as title agents in 28 states. In addition, OS National LLC is licensed as an escrow agent in six states.

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Opendoor Home Loans LLC holds mortgage banking/lending licenses in eight states.

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Digital Opendoor Insurance Services LLC holds insurance producer licenses for property and casualty lines in Arizona, California and Texas.

Mortgage products are regulated at the state level by licensing authorities and administrative agencies, with additional oversight from the CFPB and other federal agencies. These laws generally regulate the manner in which lending and lending-related activities are marketed or made available to consumers, including, but not limited to, advertising, finding and qualifying applicants, the provision of consumer disclosures, payments for services, and record keeping requirements; these laws include, at the federal level, the RESPA, the Fair Credit Reporting Act (as amended by the Fair and Accurate Credit Transactions Act), the Truth in Lending Act (including the Home Ownership and Equity Protection Act of 1994), the Equal Credit Opportunity Act, the Fair Housing Act, the Gramm-Leach-Bliley Act, the Electronic Fund Transfer Act, the Servicemembers Civil Relief Act, the Military Lending Act, the Homeowners Protection Act, the Home Mortgage Disclosure Act, the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, the Federal Trade Commission Act, the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the Bank Secrecy Act (including the Office of Foreign Assets Control and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act), the TCPA, the Mortgage Acts and Practices Advertising Rule (Regulation N), the CARES Act, all implementing regulations, and various other federal, state and local laws. The CFPB also has broad authority to enforce prohibitions on practices that it deems to be unfair, deceptive or abusive. Additionally, state and local laws may restrict the amount and nature of interest and fees that may be charged by a lender or mortgage broker, impose more stringent privacy requirements and protections for servicemembers, and/or otherwise regulate the manner in which lenders or mortgage brokers operate or advertise.
For certain licenses, we are required to designate individual licensed brokers of record, qualified individuals and control persons.

Legal Proceedings
In August 2019, we received a civil investigative demand from the FTC seeking documents and information relating primarily to statements in our advertising and website comparing Opendoor’s offers to purchase homes to selling in a traditional manner using an agent and statements pertaining to Opendoor’s offers reflecting or being based on market prices. We are cooperating with the investigation. As of October 1, 2020, the investigation was ongoing. We cannot predict the timing or outcome of the matter.
In addition to the foregoing, we have in the past and may in the future be subject to legal proceedings and regulatory actions in the ordinary course of business. We do not anticipate that the ultimate liability, if any, arising out of any such matter will have a material effect on our financial condition, results of operations or cash flows.

OPENDOOR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that Opendoor’s management believes is relevant to an assessment and understanding of Opendoor’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Financial and Operating Data of Opendoor” and the historical audited annual consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, and unaudited interim consolidated financial statements as of June 30, 2020 and the six-month periods ended June 30, 2020 and 2019, and the respective notes thereto, included elsewhere in this proxy statement/prospectus.
The discussion and analysis should also be read together with Opendoor’s unaudited pro forma financial information for the year ended December 31, 2019 and the six months ended June 30, 2020. See “Unaudited Pro Forma Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Opendoor’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “Opendoor’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our” and “the Company” refer to the business and operations of Opendoor Labs Inc. and its consolidated subsidiaries prior to the Business Combination and to Opendoor Technologies Inc. and its consolidated subsidiaries, following the consummation of the Business Combination.
Overview
Opendoor’s mission is to empower everyone with the freedom to move. Since our inception in 2014, we have reimagined the residential real estate transaction with a consumer- and technology-first mindset. We believe the following are core advantages and differentiators for our business:
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Consumer-first orientation.   We have a singular, unwavering focus on inventing products and services for the consumer. We are building direct relationships with home sellers and buyers through on-demand, digital, and self-service transactions. Our North Star is to deliver a world-class customer experience.

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Vertically-integrated platform.   Instead of relying on the current, mostly offline, human-intensive process, we have created a scalable and integrated home transaction platform, utilizing technology to streamline the consumer experience and reduce costs. This platform encompasses consumer-facing software, internal tooling, customer fulfillment and capital markets operations. This foundation enables us to easily build and offer additional integrated products and services over time.

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Pricing accuracy and automation.   We have invested significant engineering, data science, and operations resources in our pricing infrastructure. Our proprietary, machine learning-based pricing models are key to our ability to acquire and resell thousands of homes per month accurately, profitably, and with increasing levels of automation. Based on our historical results, we believe pricing performance will continue to improve with operating experience and scale.

Collectively, these underpin Opendoor’s digital suite of services, which brings simplicity, certainty and speed to the home selling and buying process. We believe that these products are resonating with consumers, with our revenues growing by more than 150% each of the last two years. In 2019, we sold almost 19,000 homes and generated $4.7 billion of revenue.
Despite this early traction, we are just beginning to scratch the surface of the market opportunity. Residential real estate represents a $1.6 trillion category that is fragmented and largely controlled by two million real estate agents. Consumers today are able to tap a button to book a flight, order food or even buy a car, yet the real estate market remains unchanged with less than 1% transacted online nationally (based on estimated iBuying volumes in 2019). Our mission is clear: lead the digital transformation of residential real estate. In 2019, we captured approximately 1.7% of all transactions across our 21 markets, with our highest market share city at 4%. We have significant opportunity for growth through both new market launches and deepening penetration in existing cities.

The traditional process of selling or buying a home is fraught with complexity and uncertainty. Sellers need to find an agent, perform repairs, list the home, hold multiple open houses and ultimately negotiate an offer. This process often takes 90 days or more and, despite all of the required time and effort, does not guarantee a successful transaction. We have invested heavily in developing our platform in order to remove the hassle and complexity from the home transaction process:
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Home sellers can simply use our mobile app or website to request a competitive cash offer online. Opendoor eliminates the need for sellers to make required repairs during the sale process and allows for a flexible closing date. In addition to our core direct sale product, we recently launched “List with Opendoor” to help home sellers who prefer a differentiated listing service.

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Home buyers can likewise utilize our app or website to self-tour or virtually tour homes at their convenience, shop for financing, submit an offer and close on their timeline. We introduced “Buy with Opendoor” in 2019 in select markets to bring this seamless, digital home buying experience to all homes on the market in addition to Opendoor inventory.

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We are on the path to build a digital, one-stop shop that simplifies and streamlines the entire moving process. Today we offer title insurance, escrow and Opendoor Home Loans, with plans to add more services over time.

In order to expand our market share and achieve our growth objectives, we must consistently deliver a superior consumer experience and drive increased awareness for our offerings. We have enjoyed strong conversion historically, with 34% of real sellers choosing Opendoor when presented with our offer. These customers rate our service highly with Net Promoter Scores above 70. We plan to leverage organic word-of-mouth, partnerships and paid marketing to expand awareness for our products. In parallel, we aim to continuously lower our platform costs through automation and self service, which further enhances our value proposition to potential customers.
To achieve our long-term margin objectives, we must both maintain pricing accuracy as the business expands and increase customer adoption of our newer services, such as Opendoor Home Loans, Buy with Opendoor, and List with Opendoor. We also plan to achieve operating leverage by growing our revenue at a faster pace than our fixed cost base, which includes general and administrative as well as technology and development expenses. Given the size of the opportunity in front of us, we plan to invest aggressively in the near term and appropriately balance trade-offs between growth and margin as we scale.
The Business Combination
We entered into the Merger Agreement with SCH, a special purpose acquisition company, on September 15, 2020. Pursuant to the Merger Agreement, and assuming a favorable vote of SCH’s stockholders, Merger Sub, a newly formed subsidiary of SCH, will be merged with and into Opendoor. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub shall cease, Opendoor will survive and become a wholly owned subsidiary of SCH, which will be renamed Opendoor Technologies Inc.
The Business Combination is expected to be accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in ASC 805, SCH is expected to be treated as the “acquired” company for financial reporting purposes. We expect to be deemed the accounting predecessor of the combined business, and Opendoor Technologies, as the parent company of the combined business, will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in Opendoor Technologies’ future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at June 30, 2020) of between approximately $566 million, assuming maximum shareholder redemptions permitted under the Merger Agreement, and $980 million, assuming no shareholder redemptions. Each redemption scenario includes approximately $600 million in proceeds from the private placement (“PIPE Investment”) to be consummated substantially simultaneously with the Business Combination, offset by additional transaction costs for the Business Combination. The estimated transaction costs for the Business Combination are approximately $35 million, of which $14.5 million represents deferred underwriter fees related to SCH’s initial public offering. See “Unaudited Pro Forma Combined Financial Information.”
As a result of the Business Combination, we expect to become the successor to an SEC-registered and Nasdaq-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources. We estimate that these incremental costs will be approximately $15 million per year.
Business Impact of COVID-19
In December 2019, a novel strain of coronavirus (“COVID-19”) was reported and subsequently spread worldwide. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. In response to the COVID-19 pandemic and the consequent health risks, we substantially ceased purchasing additional homes in March 2020 to safeguard the health and safety of our customers and employees. After ensuring our ability to close transactions safely, seeing the lifting of shelter-in-place mandates, and retooling certain operational processes to enable “contactless” transactions, we resumed making offers to purchase homes in select markets in May 2020. We resumed operations across all of our markets by the end of August 2020.
Despite pausing new acquisitions in March, we continued to sell down inventory at a healthy pace, leading to home inventory of $264 million as of June 30, 2020 compared to inventory of $1,312 million as of December 31, 2019. As our revenues are dependent on inventory levels available for sale, we expect our near-term revenues to be pressured due to limited inventory. We expect sequential, quarter-on-quarter declines in revenue in the third and fourth quarters of 2020, before returning to sequential quarterly revenue growth in the first quarter of 2021. We plan to continue rebuilding our inventory throughout these periods and currently expect to return to 2019 revenue levels on a run-rate basis as we exit 2021. See “— Components of Our Results of Operations — Revenue.”
We also implemented a workforce restructuring and realignment in April 2020 to preserve operating flexibility, given that the duration and impact of COVID-19 on the housing market was highly uncertain during that period. We expect to benefit from a lower run-rate cost base as the business grows from current levels. Moving forward, we believe COVID-19 has accelerated the adoption of our digital services, as well as created additional tailwinds for housing as people work from home, explore less populated areas and pursue more space.
Our Business Model
Revenue model
Our vision is to reinvent the real estate transaction to be simple, fast and certain. We launched our first product in 2014 focused on home sellers and have since introduced additional products and services that address many parts of the moving journey. These include title and escrow services, Buy with Opendoor, List with Opendoor, and Opendoor Home Loans. We expect to continue to build out our product suite in order to deliver a simple, online one-stop shop to move.
We acquire homes directly from individual sellers and resell those homes to buyers, including both individual consumers and institutional investors. Upon acquiring a home, we typically make necessary renovations and repairs before listing it for sale on our website, our mobile app, Multiple Listing Services (“MLS”) and other online real estate portals. Our average hold period for homes purchased since January 2019, from acquisition to resale, ranged from 90 to 110 days and varied by market. Home sales comprise the vast majority of our revenues today, but we expect increasing contribution from adjacent services as our current offerings mature and we introduce additional services over time.
Offers
We generate demand for our services through organic awareness and word-of-mouth, paid media spend, and partnership channels such as our relationships with homebuilders and online portals. Home sellers can visit our website or mobile app and answer a few questions about their home’s condition, features and upgrades. For eligible homes, customers receive an initial home valuation range, which can be refreshed at any time through their personalized seller dashboard. The majority of our initial offers are algorithmically generated and do not require any human intervention.
In order to finalize our offer, we conduct a free assessment to confirm all of the home details and identify any repairs that may need to be performed. We have developed purpose-built software to guide home assessment workflows and collect over 100 unique data points regarding a home’s condition and quality, which we incorporate as structured data into our underlying pricing models. Once completed, we finalize our offer, taking into consideration any necessary repairs, and produce the purchase agreement for the seller. Our objective is to provide a competitive cash offer to sellers and we believe this approach builds trust with our potential customers. Our business model is designed to generate margins from our service charge to sellers and ancillary products and services associated with a transaction, and not from the spread between acquisition price and resale price.
We closely track the number of potential sellers who accept the Opendoor offer versus listing their home on the MLS, and this conversion rate is an important factor for our growth.
Home acquisition and renovation
Once a seller has received and accepted our final purchase offer, we enable the seller to close the transaction on a flexible timeline. This is a particularly important feature to sellers, as their home sale can accommodate other life events (including the purchase of their next home) and further differentiates our service from a traditional sale. Depending on the condition of the home, we leverage our vetted contractor network within each market to complete required repairs and upgrades. Our repair scopes are focused on high-return investments and ensuring the home is in market-ready condition. We continuously refine and adjust our repair strategies based on our operating experience in markets and reviewing neighborhood-level resale outcomes.
Home resale
Post-renovation, we market our homes across a wide variety of channels to generate buyer awareness and demand. These include the Opendoor website and mobile app, local MLS and syndication across real estate portals. We also generate buyer awareness through Opendoor signage for listed properties. Efficiently turning our inventory, inclusive of repairing, listing, and reselling the home, is important to our financial performance, as we bear holding costs (including utilities, property taxes and insurance) and financing costs during our ownership period.
As part of the listing and marketing process, we determine an appropriate pricing strategy for each home. Our proprietary pricing engine helps automate many of these steps, including relevant adjustments over time. We measure our inventory performance compared to local market trends, and our pricing models can incorporate granular, relative demand signals to optimize pricing and sell-through across the portfolio. Our resale models, in conjunction with our pricing team, aim to maximize resale margin while maintaining appropriate transaction velocity and overall inventory health.
When we receive an acceptable offer on a given home, we enter into a resale contract. Buyers will then typically conduct an inspection on the property, finalize their mortgage application process and ultimately take possession of the home upon closing of the transaction.
Factors Affecting our Business Performance
Market Penetration in Existing Markets
Residential real estate is one of the largest consumer markets, with approximately $1.6 trillion of home value transacted annually. In 2019, we estimate that we captured approximately 1.7% unit market share across our 21 markets. Given we operate in a highly fragmented industry and offer a differentiated value proposition to the incumbent agent-led transaction, we believe there is significant opportunity to expand our share in our existing cities. We have already demonstrated higher market share in a number of our more mature markets, providing a template for potential share gains as the rest of the portfolio matures.
By providing a consistent, high-quality and differentiated experience to our customers, we hope to continue to drive positive word-of-mouth, awareness and trust in our platform. We believe this creates a virtuous cycle, whereby more home sellers will request an offer from Opendoor, allowing us to deepen our market penetration.
Expansion into New Markets
Since our inception in 2014, we have expanded into 21 markets. The following table represents the number of markets as of the periods presented:
	Six Months Ended June 30,		Year Ended December 31,
(in whole numbers)	2020	2019	2019	2018	2017
Number of markets (at period end)	21	20	21	18	6
Our markets today cover only approximately 1.1 million of the total 5.3 million existing home transactions that occur each year in the United States. As such, we believe there is a meaningful opportunity to grow our business by expanding our geographic coverage. Based on our 21 markets launched to date, we believe our business model and pricing capabilities allow us to service the majority of our total addressable market.
After launching 12 markets in 2018, we focused on centralizing our operations platform for long-term scalability in 2019. We launched three additional markets in 2019 and have not launched any markets in 2020, primarily due to COVID-19. We expect to resume additional market launches in 2021. We believe our centralized systems will allow for a higher velocity and lower cost market launch process in the future. We can now launch a market with only a small field team focused on home assessments and subcontractor oversight, with all other key functions managed centrally, including marketing, customer sales and support and pricing.
We view the first year of a market launch as an investment period during which we refine our pricing models, renovation strategies and cost structure. Historically, we have seen purchase cohort Contribution Margins for new markets reach positive, steady-state levels approximately one year after initial launch. The significant number of new market launches in 2018 contributed to our lower Contribution Margins in 2019; as those same markets matured, we were able to improve Contribution Margin performance in 2020.
Adjacent Products and Services
We believe home sellers and buyers value simplicity and convenience. To that end, we are building an online, integrated suite of home services that delivers a superior experience and aims to lower total costs to the customer. We expect that these additional services will also be accretive to our Contribution Margins. Our adjacent services currently include the following:
•
Title and escrow:   We offer customers seamless and integrated title insurance and escrow services through our affiliated companies. In the markets where our affiliates offer title insurance services, we provided title insurance services for 80% of Opendoor home transactions that closed during 2019, which helps validate our thesis that customers prefer an online, integrated experience.

•
Opendoor Home Loans:   Launched in mid-2019, we have built this service from the ground up as a technology-first mortgage platform for customers looking to buy or refinance a home. We serve as a correspondent lender in the transaction and sell originated loans to third-party investors.

•
List with Opendoor:   Launched in early 2020, this service broadens our product suite for potential home sellers, as we can now offer a differentiated listing service side-by-side with our original direct sale offering.

•
Buy with Opendoor:   Our Buyer product enables home buyers to tour homes on-demand, make an offer and shop for financing all from their mobile phone. Buy with Opendoor is currently available in select Opendoor markets and offers access to not only Opendoor-owned homes, but all homes listed on the market.
We will continue to evaluate new ways to improve our end-to-end solution and expect to invest in additional services over time.
Unit economics
We view Contribution Margin and Contribution Margin after Interest as key measures of unit economic performance. Our long-term financial performance depends, in part, on continuing to expand unit margins through the following initiatives:
•
Pricing engine optimization and enhancements, especially as we enter new markets and expand our reach in existing markets.

•
Lowering platform costs through process refinement, greater automation and self-service, and more efficient forms of financing.

•
Successful introduction of additional services that supplement the core transaction margin profile.

Seasonality
The residential real estate market is seasonal, with greater demand from home buyers in the spring and summer, and typically weaker demand in late fall and winter. We expect our financial results and working capital requirements to reflect seasonal variations over time, although our growth and market expansion have obscured the impact of seasonality in our historical financials. That said, we generally expect stronger sequential revenue growth in the first quarter of the year versus the third and fourth quarters.
Risk management
We have invested significant time and resources into our pricing engine and inventory management systems. Our engineering, data science and pricing teams collectively focus on pricing accuracy for both home acquisition and disposition, as well as managing our inventory health across markets.
While residential real estate markets are subject to fluctuations, as with any market, we believe we are well-positioned to manage our inventory risk exposure due to the following:
•
Our business model is based on transaction velocity and short-duration hold times, with our average days in possession typically ranging from 90 to 110 days for homes acquired since January 2019. We have historically concentrated our home purchases on the more liquid segments of the residential real estate market, thus limiting our duration risk. Moreover, residential real estate prices tend to move gradually relative to other asset classes, which meaningfully reduces our exposure to price fluctuations during our ownership period.

•
Our pricing models and inventory management systems are designed to recalibrate to market signals on a daily basis. Accordingly, changing market conditions will be immediately reflected in our pricing for new acquisitions, leaving only previously-acquired inventory at risk to potential market volatility.

•
At any moment in time, a significant portion of our inventory is under resale contract; this means we have already found buyers for those homes and are in the process of closing the resale transactions. This further limits our exposure to the remaining homes in inventory.

•
Our listed homes are not occupied and are in resale condition given the repairs and renovations we perform. We believe that this increases the saleability and liquidity of our portfolio.

•
We operate in 21 distinct markets, affording us natural diversification across our inventory portfolio. While there are macro forces that may impact all markets, local real estate markets tend to be idiosyncratic in terms of their individual supply-demand dynamics.

We will continue to make substantial investments in our pricing systems and risk management functions.

Inventory Financing
Our business model is working capital intensive and inventory financing is a key enabler of our growth. We rely on our access to non-recourse asset-backed financing facilities, which consist of senior revolving credit facilities and asset-backed mezzanine term debt facilities, to finance our home acquisitions. See “—Liquidity and Capital Resources — Debt and Financing Arrangements.”
Non-GAAP Financial Measures
In addition to our results of operations below, we report certain financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). These measures have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income. We may calculate or present our non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures we report may not be comparable with those of companies in our industry or in other industries.
Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest
To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest, which are non-GAAP financial measures. We believe that Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance in our key markets. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and eliminating expenses related to homes that remain in inventory as of the end of the period. We believe these measures facilitate meaningful period over period comparisons and illustrate our ability to generate returns on assets sold after considering the costs directly related to the assets sold in a given period.
Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. These measures also exclude the impact of certain restructuring costs that are required under GAAP. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit.
Adjusted Gross Profit / Margin
We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for (1) net inventory impairment plus (2) restructuring in cost of revenue. Restructuring in cost of revenue reflects the costs associated with the reduction in our workforce in 2020, a portion of which were related to personnel included in cost of revenue. Net inventory impairment is calculated by adding back the inventory impairment charges recorded during the period on homes that remain in inventory at period end, and subtracting the inventory impairment charges recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue.
We view this metric as an important measure of business performance, as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess service charges, pricing and renovation performance for a specific resale cohort.
Contribution Profit / Margin
We calculate Contribution Profit as Adjusted Gross Profit, minus (1) holding costs incurred in the current period on homes sold during the period, minus (2) holding costs incurred in prior periods on homes sold in the current period, and (3) direct selling costs incurred on homes sold during the current period. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution Profit as a percentage of revenue.
We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflows directly associated with a specific resale cohort.
Contribution Profit / Margin After Interest
We define Contribution Profit After Interest as Contribution Profit, minus interest expense under our senior revolving credit facilities incurred on the homes sold during the period. This may include interest expense recorded in periods prior to the period in which the sale occurred. Our senior revolving credit facilities are secured by our homes in inventory and drawdowns are made on a per-home basis at the time of purchase and are required to be repaid at the time the homes are sold. See “— Liquidity and Capital Resources — Debt and Financing Arrangements.” We do not include interest expense associated with our mezzanine term debt facilities in this calculation as we do not view such facilities as reflective of our expected long term capital structure and cost of financing. Contribution Margin After Interest is Contribution Profit After Interest as a percentage of revenue.
We view this metric as an important measure of business performance. Contribution Profit After Interest helps management assess Contribution Margin performance, per above, when fully burdened with expected long-term costs of financing.
The following table presents a reconciliation of our Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest to our gross profit, which is the most directly comparable GAAP measure, for the periods indicated:
	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except percentages)	2020	2019	2019	2018	2017
Gross profit (GAAP)	$145,621	$150,129	$301,250	$133,428	$66,347
Gross Margin	7.3%	6.6%	6.4%	7.3%	9.3%
Adjustments:
Net inventory impairment(1)	(7,549)	(4,322)	(4,578)	12,684	(75)
Restructuring in cost of revenue(2)	1,901	—	—	—	—
Adjusted Gross Profit	139,973	145,807	296,672	146,112	66,272
Adjusted Gross Margin	7.0%	6.4%	6.3%	7.9%	9.3%
Adjustments:
Direct selling costs(3)	(58,776)	(73,468)	(149,221)	(62,396)	(25,879)
Holding costs on sales(4)	(22,544)	(27,991)	(55,398)	(19,073)	(9,161)
Contribution Profit	58,653	44,348	92,053	64,643	31,232
Contribution Margin	2.9%	1.9%	1.9%	3.5%	4.4%
Adjustments:
Interest on homes sold(5)	(23,605)	(32,842)	(64,567)	(21,400)	(7,450)
Contribution Profit After Interest	35,048	11,506	27,486	43,243	23,782
Contribution Margin After Interest	1.8%	0.5%	0.6%	2.4%	3.3%

(1)
Net inventory impairment is the inventory valuation adjustments recorded during the period associated with homes that remain in inventory at period end, minus the inventory valuation adjustments recorded in prior periods on homes sold in the current period.

(2)
Restructuring in cost of revenue consists mainly of severance and employee termination benefits that were recorded to cost of revenue. On April 15, 2020, we initiated a reduction in workforce following the outbreak of the COVID-19 pandemic.

(3)
Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(4)
Holding costs on sales represents holding costs incurred on homes sold in the current period plus holding costs incurred in prior periods on homes sold in the current period. Holding costs include mainly property taxes, insurance, utilities, association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Consolidated Statements of Operations.

(5)
Represents the interest expense under our senior revolving credit facilities incurred on homes sold during the period. This includes interest expense recorded in periods prior to the period in which the sale occurred. This does not include interest on mezzanine term debt facilities or other indebtedness. See “— Liquidity and Capital Resources — Debt and Financing Arrangements.”

Adjusted Net Loss and Adjusted EBITDA
We also present Adjusted Net Loss and Adjusted EBITDA, which are non-GAAP financial measures that our management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non-recurring, non-cash, not directly related to our revenue-generating operations or not aligned to related revenue.
Adjusted Net Loss and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include impairment costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, impairment costs required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net loss.
Adjusted Net Loss
We calculate Adjusted Net Loss as GAAP net loss adjusted to exclude non-cash expenses of stock-based compensation, warrant expense and intangible amortization. It also excludes non-recurring restructuring charges and convertible note payment-in-kind (“PIK”) interest and issuance discount amortization. Adjusted Net Loss also aligns the timing of impairment charges recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net Loss does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date.
Adjusted EBITDA
We calculated Adjusted EBITDA as Adjusted Net Loss adjusted for depreciation and amortization, property financing and other interest expense, and taxes. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business.

The following table presents a reconciliation of our Adjusted Net Loss and Adjusted EBITDA to our net loss, which is the most directly comparable GAAP measure, for the periods indicated:
	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except percentages)	2020	2019	2019	2018	2017
Net loss (GAAP)	$(118,115)	$(157,712)	$(339,170)	$(239,929)	$(84,767)
Adjustments:
Stock-based compensation	6,639	6,635	13,196	14,966	3,761
Warrant expense(1)	890	(4,475)	(6,243)	18,022	32
Intangibles amortization expense(2)	2,148	1,123	2,945	613	—
Net impairment(3)	(7,549)	(4,322)	(4,578)	12,684	(75)
Restructuring(4)	13,324	640	3,428	—	—
Convertible note PIK interest and amortization(5)	5,408	—	4,102	478	16
Other(6)	(45)	(234)	(498)	1,271	425
Adjusted Net Loss	(97,300)	(158,345)	(326,818)	(191,895)	(80,608)
Adjustments:
Depreciation and amortization, excluding intangibles amortization expense	10,896	6,418	15,043	4,572	1,160
Property financing(7)	26,774	42,504	84,314	47,725	15,988
Other interest expense(8)	12,835	8,084	21,312	12,253	7,338
Interest income(9)	(3,342)	(5,152)	(11,999)	(3,869)	(674)
Income tax expense	199	227	252	377	0
Adjusted EBITDA	(49,938)	(106,264)	(217,896)	(130,837)	(56,796)
Adjusted EBITDA Margin	-2.5%	-4.7%	-4.6%	-7.1%	-8.0%

(1)
Represents the unrealized gains and losses on our warrants, which are marked to fair market value at the end of each period.

(2)
Represents amortization of intangibles acquired in the OSN and Open Listings Co acquisitions which contribute to revenue generation and are recorded as part of purchase accounting. The acquired intangible assets have useful lives ranging from 2 to 5 years and amortization is expected until the intangible assets are fully amortized.

(3)
Net impairment is the inventory impairment charge recorded during the period associated with homes that remain in inventory at period end, minus the impairment charges recorded in prior periods on homes sold in the current period.

(4)
Restructuring costs consist mainly of severance, employee termination benefits, relocation packages and retention bonuses. In 2020, these costs related mainly to a reduction in workforce implemented in April 2020. In 2019, these costs related mainly to the centralization of our administrative and selling functions, including the relocation of local teams to Phoenix.

(5)
Includes non-cash payment-in-kind (“PIK”) interest and amortization of issuance discount on certain convertible notes issued from July through November 2019. We exclude convertible note PIK interest and amortization from Adjusted Net Loss since these are non-cash in nature and will be converted into equity. On September 14, 2020, the holders of the convertible notes exchanged all of the outstanding convertible notes for the right to receive 13.3 million shares of Opendoor common stock at the earlier of (i) immediately prior to the consummation of the Business Combination and (ii) March 13, 2021.

(6)
Includes primarily gain or loss on disposal of fixed assets, gain or loss on interest rate lock commitments and gain or loss on the sale of marketable securities.

(7)
Includes interest expense on our senior revolving credit facilities and our asset-backed mezzanine term debt facilities.

(8)
Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, and other interest related costs on our senior revolving credit facilities and our mezzanine term debt facilities.

(9)
Consists mainly of income earned on marketable securities.

Components of Our Results of Operations
Revenue
We generate revenue primarily from the sale of homes that we previously acquired from homeowners. In addition, we generate revenue from additional services we provide to both home sellers and buyers, which consists primarily of title insurance and escrow services, Buy with Opendoor, List with Opendoor and Opendoor Home Loans.
Due to the pause in home purchases following the outbreak of the COVID-19 pandemic, our inventory levels have meaningfully declined since the start of the year. As a result, we expect sequential, quarter-on-quarter declines in revenue in the third and fourth quarters of 2020, before returning to sequential quarterly revenue growth in the first quarter of 2021. We plan to continue rebuilding our inventory throughout these periods and currently expect to return to 2019 revenue levels, on a run-rate basis, as we exit 2021.
Home sales revenue from selling residential real estate is recognized when title to and possession of the property has transferred to the buyer and we have no continuing involvement with the property, which is generally the close of escrow. The amount of revenue recognized for each home sale is equal to the sale price of the home net of any concessions.
Cost of Revenue
Cost of revenue includes the property purchase price, acquisition costs, direct costs to renovate or repair the home and real estate inventory valuation adjustments, if any. These costs are accumulated in real estate inventory during the property holding period and charged to cost of revenue under the specific identification method when the property is sold. Additionally, for our revenue other than home sales revenue, cost of revenue consists of any costs incurred in delivering the service, including associated headcount expenses such as salaries, benefits and stock-based compensation.
Other Operating Expenses
Sales, Marketing and Operations Expense
Sales, marketing and operations expense consists primarily of resale broker commissions (paid to the home buyers’ real estate agents, if applicable), resale closing costs, holding costs related to real estate inventory including utilities, property taxes and maintenance, and expenses associated with product marketing, promotions and brand-building. Sales, marketing and operations expense also includes any headcount expenses in support of sales, marketing, and real estate operations such as salaries, benefits and stock-based compensation.
General and Administrative Expense
General and administrative expense consists primarily of headcount expenses, including salaries, benefits and stock-based compensation for our executive, finance, human resources, legal and administrative personnel, third-party professional services fees and rent expense.
We expect our recurring general and administrative expense to increase following the consummation of the Business Combination, as we begin to incur public company costs. See “— The Business Combination” above.
Technology and Development Expense
Technology and development expense consists primarily of headcount expenses, including salaries, benefits and stock-based compensation for employees in the design, development, testing, maintenance and operation of our mobile applications, websites, tools and applications that support our products. Technology and development expense also includes amortization of capitalized software development costs.
Warrant Fair Value Adjustment
Warrant fair value adjustment consists of unrealized gains and losses as a result of marking our warrants to fair market value at the end of each reporting period.
Interest Expense
Interest expense consists primarily of interest paid or payable and the amortization of debt discounts and debt issuance costs. Interest expense varies period over period, primarily due to fluctuations in our inventory volumes and changes in LIBOR, which impact the interest incurred on our senior revolving credit facilities (see “— Liquidity and Capital Resources — Debt and Financing Arrangements”).
We expect our overall interest expense to increase as revenue increases. Subject to market interest rate drivers, we will evaluate opportunities to reduce our borrowing costs over the long-term, including through limiting our reliance on the higher cost mezzanine term debt facilities and exploring new sources of financing.
Other Income — Net
Other income-net consists primarily of interest income from our investment in marketable securities.
Income Tax Expense
We record income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in income in the period that includes the enactment date.
We record a valuation allowance to reduce our deferred tax assets and liabilities to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance.

Results of Operations
Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019
The following table sets forth our results of operations for the six months ended June 30, 2020 and 2019:
	Six Months ended June 30,		Change in
(in thousands, except percentages)	2020	2019	$	%
Revenue	$1,995,622	$2,274,284	$(278,662)	(12)%
Cost of revenue	1,850,001	2,124,155	(274,154)	(13)%
Gross profit	145,621	150,129	(4,508)	(3)%
Operating expenses:
Sales, marketing and operations	128,954	192,994	(64,040)	(33)%
General and administrative	58,906	50,698	8,208	16%
Technology and development	32,625	23,141	9,484	41%
Total operating expenses	220,485	266,833	(46,348)	(17)%
Net operating loss	(74,864)	(116,704)	41,840	36%
Warrant fair value adjustment	(890)	4,475	(5,365)	120%
Interest expense	(45,017)	(50,588)	5,571	(11)%
Other income-net	2,855	5,332	(2,477)	(46)%
Loss before income taxes	(117,916)	(157,485)	39,569	25%
Income tax expense	(199)	(227)	28	(12)%
Net loss	(118,115)	(157,712)	39,597	25%
Less net income attributable to noncontrolling interest	—	1,217	(1,217)	(100)%
Net loss attributable to Opendoor Labs Inc.	$(118,115)	$(158,929)	$40,814	26%
Revenue
Revenue decreased by $278.7 million, or 12%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The decrease in revenue was primarily attributable to lower sales volumes, reflecting the decline in our inventory levels in response to the COVID-19 pandemic. See “— Business Impact of COVID-19”. We sold 7,832 homes in the first half of 2020, compared to 8,985 homes in the first half of 2019, representing a decrease of 13%, while the average resale home price remained flat between periods. We operated in 21 markets as of June 30, 2020, compared to 20 markets as of June 30, 2019.
Cost of Revenue and Gross Profit
Cost of revenue decreased by $274.2 million, or 13%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. This decrease in cost of revenue was primarily attributable to lower sales volumes.
Gross profit margins improved to 7.3% from 6.6% for the six months ended June 30, 2020 and June 30, 2019, respectively. For the same periods, Adjusted Gross Margins improved to 7.0% from 6.4%. Gross margin improvement was primarily due to higher service charges and pricing improvements across markets.
Contribution Margin increased to 2.9% from 1.9% over the same period, due largely to higher Adjusted Gross Margins as well as improvements in direct selling and holding costs. See “— Non-GAAP Financial Measures.”
Other Operating Expenses
Sales, Marketing and Operations.   Sales, marketing and operations expenses decreased by $64.0 million, or 33%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The decrease was primarily attributable to a $31.0 million decrease in advertising expense, as we largely suspended paid marketing spend in the second quarter of 2020 in response to COVID-19. In addition, property holding costs declined by $11.3 million due to lower inventory volumes and resale broker commissions and resale transaction costs declined by $9.7 million and $4.6 million, respectively, due to lower resale volumes. Personnel expenses decreased by $9.1 million due to headcount reductions, offset by an increase of $5.3 million for employee termination benefits incurred in conjunction with the April 2020 workforce restructuring.
General and Administrative.   General and administrative expenses increased by $8.2 million, or 16%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The increase was primarily attributable to a $5.7 million increase in rent expense, of which $1.3 million relates to OSN, which was acquired in September 2019. In addition, expenses increased $2.2 million for employee termination benefits incurred in conjunction with the April 2020 workforce restructuring.
Technology and Development.   Technology and development expenses increased by $9.5 million, or 41%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The increase was primarily attributable to a $4.2 million increase in amortization of internally developed software and a $2.1 million decrease in the capitalized direct costs incurred in the development of internal use software. In addition, expenses increased $2.1 million for employee termination benefits incurred in conjunction with the April 2020 workforce restructuring.
Warrant Fair Value Adjustment
Warrant fair value adjustment decreased by $5.4 million to a $0.9 million loss for six months ended June 30, 2020. The decrease was primarily attributable to changes in the fair value of the Series D convertible preferred stock.
Interest Expense
Interest expense decreased by $5.6 million, or 11%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The decrease was primarily attributable to a 21% decrease in the average outstanding balance of our non-recourse asset-backed financing facilities due to the reduction in inventory levels as a result of our initial response to the COVID-19 pandemic. This decrease was offset by interest expenses related to the $178.2 million in convertible notes issued in the second half of 2019.
Other Income — Net
Other income-net decreased by $2.5 million, or 46%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The decrease was primarily attributable to lower interest income from cash, cash equivalents and marketable securities.
Income Tax Expense
Income tax expense decreased by a nominal amount for the six months ended June 30, 2020 compared to the six months ended June 30, 2019.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
The following table sets forth our results of operations for the years ended December 31, 2019 and 2018:
	Year Ended December 31,		Change in
(in thousands, except percentages)	2019	2018	$	%
Revenue	$4,740,583	$1,838,066	$2,902,517	158%
Cost of revenue	4,439,333	1,704,638	2,734,695	160%
Gross profit	301,250	133,428	167,822	126%
Operating expenses:
Sales, marketing and operations	384,416	196,292	188,124	96%
General and administrative	113,446	72,350	41,096	57%
Technology and development	51,222	28,458	22,764	80%
Total operating expenses	549,084	297,100	251,984	85%
Net operating loss	(247,834)	(163,672)	(84,162)	(51)%
Warrant fair value adjustment	6,243	(18,022)	24,265	135%
Interest expense	(109,728)	(60,456)	(49,272)	82%
Other income-net	12,401	2,598	9,803	377%
Loss before income taxes	(338,918)	(239,552)	(99,366)	(41)%
Income tax expense	(252)	(377)	125	(33)%
Net loss	(339,170)	(239,929)	(99,241)	(41)%
Less net income attributable to noncontrolling interest	1,847	1,362	485	36%
Net loss attributable to Opendoor Labs Inc.	$(341,017)	$(241,291)	$(99,726)	(41)%
Revenue
Revenue increased by $2,902.5 million, or 158%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in revenue was primarily attributable a 152% increase in volume of homes sold during the year as 2019 saw 18,799 homes sold compared to 7,470 in 2018. Growth in 2019 benefited from scaling of 12 new markets launched in 2018, as well as same-market growth in our first six markets launched prior to 2018. Average home price increased by 2% over the period.
Cost of Revenue and Gross Profit
Cost of revenue increased by $2,734.7 million, or 160%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase in cost of revenue was primarily attributable to higher volume of homes sold and is consistent with the increase in revenue.
Gross profit margins declined to 6.4% from 7.3% for the years ended December 31, 2019 and December 31, 2018, respectively. For the same periods, Adjusted Gross Margins declined to 6.3% from 7.9%. This decline is due in part to lower margins in newly launched markets in 2018, given the typical maturation period for new cities.
Contribution Margin declined to 1.9% from 3.5% over the same periods, in line with the change in Adjusted Gross Margins. See “— Non-GAAP Financial Measures.”
Other Operating Expenses
Sales, marketing and operations.   Sales, marketing and operations expenses increased by $188.1 million, or 95%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to payment of broker commissions in connection with home sales, which saw a

$72.4 million increase during the period due to higher sales volumes. In addition, advertising increased $35.7 million as we expanded into new markets and increased our footprint in existing markets. Personnel expenses increased by $27.9 million due to headcount expansion. Other drivers include an increase of $22.3 million in holding costs and $12.7 million in transaction costs attributable to higher sales volume.
General and administrative.   General and administrative expenses increased by $41.1 million, or 57%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to a $16.1 million increase in personnel expenses due to headcount growth, an $8.0 million increase in rent expense and increased software expenses of $4.6 million.
Technology and development.   Technology and development expenses increased by $22.8 million, or 80%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to a $17.6 million increase in personnel expenses due to headcount expansion. In addition, hosting and software expenses increased by $3.5 million.
Warrant Fair Value Adjustment
The warrant fair value adjustments for the years ended December 31, 2019 and 2018 were $6.2 million and $(18.0) million, respectively. The adjustments were primarily due to increases in our warrant liability related to the fair value measurement, specifically changes to the valuation of our common stock.
Interest Expense
Interest expense increased by $49.3 million, or 82%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to property financing costs which increased $36.6 million due to higher inventory purchases. Further contributing to the increase was the issuance of the convertible notes between July and November 2019.
Other Income — Net
Other income-net increased by $9.8 million, or 377%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to our increased investment in marketable securities during the period.
Income Tax Expense
Income tax expense decreased by a nominal amount for the year ended December 31, 2019 compared to the year ended December 31, 2018.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017
The following table sets forth our results of operations for the years ended December 31, 2018 and 2017:
	Year Ended December 31,		Change in
(in thousands, except percentages)	2018	2017	$	%
Revenue	$1,838,066	$711,066	$1,127,000	158%
Cost of revenue	1,704,638	644,719	1,059,919	164%
Gross profit	133,428	66,347	67,081	101%
Operating expenses:
Sales, marketing and operations	196,292	74,938	121,354	162%
General and administrative	72,350	36,928	35,422	96%
Technology and development	28,458	16,123	12,335	77%
Total operating expenses	297,100	127,989	169,111	132%
Net operating loss	(163,672)	(61,642)	(102,030)	(166)%
Warrant fair value adjustment	(18,022)	(32)	(17,990)	(56219)%
Interest expense	(60,456)	(23,342)	(37,114)	159%
Other income-net	2,598	249	2,349	943%
Loss before income taxes	(239,552)	(84,767)	(154,785)	(183)%
Income tax expense	(377)	—	(377)	100%
Net loss	(239,929)	(84,767)	(155,162)	(183)%
Less net income attributable to noncontrolling interest	1,362	62	1,300	2097%
Net loss attributable to Opendoor Labs Inc.	$(241,291)	$(84,829)	$(156,462)	(184)%
Revenue
Revenue increased by $1,127.0 million, or 158%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase in revenue was primarily attributable to a 139% increase in volume of homes sold. We sold 7,470 homes in 2018 compared to 3,127 in 2017. The majority of the year-over-year growth was driven by deepening penetration in existing markets, supplemented by more modest contributions from the 12 markets launched in 2018. The average home price during the period increased 8%, driven primarily by higher average selling prices. Our adjacent service revenue increased by $10.2 million as we launched title services in the third quarter of 2017.
Cost of Revenue and Gross Profit
Cost of revenue increased by $1,059.9 million, or 164%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase in cost of revenue was primarily attributable to increased volume of homes sold and is in line with the increase in revenue.
Gross profit margins declined to 7.3% from 9.3% for the years ended December 31, 2018 and December 31, 2017, respectively. For the same periods, Adjusted Gross Margins declined to 7.9% from 9.3%. This decline was primarily due to proactively lowering service charges across our markets.
Contribution Margin declined to 2.4% from 3.3% over the same periods, as lower Adjusted Gross Margins were offset by improvements in holding costs and direct selling costs. See “— Non-GAAP Financial Measures.”
Other Operating Expenses
Sales, marketing and operations.   Sales, marketing and operations expenses increased by $121.4 million, or 162%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase in sales, marketing and operations expenses was primarily attributable to increases of $31.0 million in broker commissions, $24.1 million in holding costs and $6.0 million in transaction costs due to higher sales volume. In addition, advertising increased $26.6 million as we expanded into new markets during 2018 and personnel expenses increased $22.6 million due to headcount expansion.
General and administrative.   General and administrative expenses increased by $35.4 million, or 96%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase in general and administrative expenses was primarily attributable to a $16.0 million increase in personnel expense, including stock based compensation, due to headcount growth. In addition, outside services and rent expense increased by $5.3 million and $3.8 million, respectively.
Technology and development.   Technology and development expenses increased by $12.3 million, or 77%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase in technology and development expenses was primarily attributable to a $13.7 million increase in personnel expense due to headcount growth.
Warrant Fair Value Adjustment
The warrant fair value adjustments for the years ended December 31, 2018 and 2017 were $(18.0) million and $(32,000), respectively. The adjustment for the year ended December 31, 2019 was primarily related to a reduction in the remaining term of the warrants, which caused the call option value of the warrants to decrease. The adjustment for the year ended December 31, 2018 was primarily related to the initial recognition for the issuance of warrants as discussed in Note 15 (“Warrants”) of the accompanying Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
Interest Expense
Interest expense increased by $37.1 million, or 159%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase was primarily attributable to property financing costs which increased $31.7 million due to higher inventory purchases.
Other Income — Net
Other income-net increased by $2.3 million, or 943%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase was primarily attributable to our increased investment in marketable securities during the period.
Income Tax Expense
Income tax expense increased $0.4 million for the year ended December 31, 2018. We had no income tax expense for the year ended December 31, 2017.
Liquidity and Capital Resources
Overview
Our principal sources of liquidity have historically consisted of cash generated from our operations and from financing activities. As of June 30, 2020, we had cash and cash equivalents of $458 million, marketable securities of $102 million, total outstanding balances on our inventory financing facilities of $398 million, and outstanding balance on our convertible notes of $183 million. In addition, we had committed and undrawn borrowing capacity of $1,839 million under our senior revolving credit facilities and committed and undrawn borrowing capacity of $348 million under our mezzanine term debt facilities (as described further below). On a pro forma basis, assuming the shareholder approval and consummation of the Business Combination, our cash, cash equivalents and marketable securities would have amounted to between approximately $1,126 million and $1,540 million at June 30, 2020, depending on the extent of redemptions by SCH stockholders, in each case including $600 million in proceeds from the PIPE Investment.
We have incurred losses each year from inception through December 31, 2019 and expect to incur additional losses for the foreseeable future. Our ability to service our debt, fund working capital, capital expenditures and business development efforts will depend on our ability to generate cash from operating activities, which is subject to our future operating success, and obtain inventory acquisition financing on reasonable terms, which is subject to factors beyond our control, including general economic, political and financial market conditions.
We expect our working capital requirements to continue to increase in the immediate future, as we seek to increase our inventory and expand into more markets across the United States. We believe our cash on hand and the cash we expect to obtain as a result of the Business Combination (including the proceeds of the PIPE Investment, as discussed above under “— The Business Combination”) together with cash we expect to generate from future operations and borrowings, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus.
Debt and Financing Arrangements
Our financing activities include short-term borrowing under our asset-backed senior revolving credit facilities, the issuance of long-term asset-backed mezzanine term debt, borrowing under our mortgage repurchase financing, issuance of convertible notes and new issuances of equity. Historically, we have required access to external financing resources in order to fund growth, expansion into new markets and strategic initiatives and we expect this to continue in the future. Our access to capital markets can be impacted by factors outside our control, including economic conditions.
We primarily use non-recourse asset-backed financing facilities, consisting of asset-backed senior revolving credit facilities and asset-backed mezzanine term debt facilities to provide financing for our real estate inventory purchases and renovation. Our business is capital intensive and maintaining adequate liquidity and capital resources is needed as we continue to scale and accumulate additional inventory. While there can be no assurances that these trends will continue, we have observed increased availability and engagement for this lending product across a variety of financial institutions and we have seen improved terms and an increase in our borrowing capacity over the last two years. We actively manage our relationships with multiple financial institutions and seek to optimize duration, flexibility, efficiency, and cost of funds.
Our asset-backed facilities are each collateralized by a specified pool of assets, consisting of real estate inventory, restricted cash and equity interests in certain consolidated subsidiaries of Opendoor that directly or indirectly own our real estate inventory.
Our real estate-owning subsidiaries’ assets and credit generally are not available to satisfy the debts and other obligations of any other Opendoor entities except to the extent other Opendoor entities are also a party to the relevant financing arrangements. Our asset-backed financing facilities are non-recourse to Opendoor except for limited guarantees for certain obligations in situations involving “bad acts” by an Opendoor entity and certain other limited circumstances that are generally under our control.
Our asset-backed senior revolving credit facilities generally advance 80% to 90% of our cost basis in the underlying properties upon acquisition and our asset-backed mezzanine term debt facilities will finance up to 100% of our cost basis in the underlying properties upon acquisition. The maximum initial advance rates for a given financed property vary by facility and generally decrease on a fixed timeline that varies by facility based on the length of time the property has been financed and any other facility-specific adjustments.

Asset-backed Senior Revolving Credit Facilities
The table below summarizes our asset-backed senior revolving credit facilities as of June 30, 2020:
	As of June 30, 2020
(in thousands, except percentages)	Borrowing Capacity	Outstanding Amount	Weighted Average Interest Rate	End of Revolving Period	Final Maturity Date(1)
Revolving Facility 2018-1(1)	$250,000	$15,241	4.50%	7/11/2020	7/11/2020
Revolving Facility 2018-2(1)	750,000	24,457	4.61%	9/4/2020	9/4/2020
Revolving Facility 2018-3	100,000	26,220	4.54%	6/1/2023	6/1/2023
Revolving Facility 2019-1	300,000	29,110	3.93%	6/5/2021	6/5/2021
Revolving Facility 2019-2	1,030,000	118,768	3.46%	7/8/2021	7/7/2022
Revolving Facility 2019-3	375,000	24,363	4.08%	8/20/2021	8/19/2022
Total	$2,805,000	$238,159

(1)
Subsequent to June 30, 2020, we extended the revolving periods and maturity dates for four of our asset-backed senior revolving credit facilities, including both facilities which had 2020 maturities. On July 10, 2020, we amended Revolving Facility 2018-1 to extend the final maturity date to May 10, 2021. On September 4, 2020, we amended Revolving Facility 2018-2 to extend the final maturity date to October 2, 2020 and on September 24, 2020, we extended the final maturity date to December 23, 2022. We now have total borrowing capacity of $1,625 million into 2022. On September 25, 2020, we amended one of our existing senior revolving credit facilities, Revolving Facility 2019-1, to extend the final maturity date to March 4, 2022. Also on September 25, 2020, we amended Revolving Facility 2019-3 to increase borrowing capacity by $100 million and to extend the final maturity date to August 21, 2023. See Note 19 (“Subsequent Events”) of the accompanying Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

In some cases, the undrawn borrowing capacity amounts under the asset-backed senior revolving credit facilities as reflected in the table are not fully committed and any borrowings above those amounts are subject to the applicable lender’s discretion. As of June 30, 2020, the Company had fully committed borrowing capacity with respect to asset-backed senior revolving credit facilities of $1,839 million.
The revolving period end dates and final maturity dates reflected in the table above are inclusive of any extensions that are at the sole discretion of the Company. Certain of our asset-backed senior revolving credit facilities also have additional extension options that are subject to lender approval that are not reflected in the table above. Historically, we have had success in renewing these facilities on favorable terms and we anticipate renewal of these facilities prior to maturity.
Asset-Backed Mezzanine Term Debt Facilities
In addition to the asset-backed senior revolving credit facilities, we have issued asset-backed mezzanine term debt facilities which are subordinated to the related senior facilities. The table below summarizes our asset-backed mezzanine term debt facilities as of June 30, 2020:
	As of June 30, 2020
(in thousands, except percentages)	Borrowing Capacity	Outstanding Amount	Weighted Average Interest Rate	End of Draw Period	Final Maturity Date
Term Debt Facility 2016-M1	$149,000	$40,000	10.00%	10/31/2022	4/30/2024
Term Debt Facility 2019-M1	$54,000	$15,000	15.00%	8/15/2023	2/15/2025
Term Debt Facility 2020-M1	$300,000	$100,000	10.00%	1/23/2023	1/23/2026
Total	$503,000	$155,000
Undrawn amounts under the mezzanine term debt facilities of $348 million as reflected in the table above are fully committed and generally may be drawn at any time during the draw period.

See Note 7 (“Credit Facilities and Long-Term Debt”) of the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional information regarding our non-recourse asset-backed financing facilities.
Mortgage Financing
We primarily use debt financing to fund our mortgage loan originations. In 2019 we entered into a master repurchase agreement to finance substantially all of the mortgage loans that we originate. Once our mortgage business sells a loan in the secondary mortgage market, we use the sale proceeds to reduce the outstanding balance under the repurchase facility. See Note 7 (“Credit Facilities and Long-Term Debt”) of the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional information regarding our master repurchase agreement.
Cash Flows
The following table summarizes our cash flows for the six months ended June 30, 2020 and 2019 and for the years ended December 31, 2019, 2018 and 2017:
	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2020	2019	2019	2018	2017
Net cash provided by (used in) operating activities	$950,347	$(76,690)	$(272,050)	$(1,179,637)	$(218,553)
Net cash used in investing activities	$(68,920)	$(41,768)	$(95,078)	$(7,432)	$(29,942)
Net cash provided by (used in) financing activities	$(900,544)	$287,948	$646,179	$1,496,494	$161,177
Net increase in cash and cash equivalents	$(19,117)	$169,490	$279,051	$309,425	$(87,318)
Net Cash Provided by (Used in) Operating Activities
Net cash provided by operating activities was $950.3 million for the six months ended June 30, 2020, while net cash used in operating activities was $76.7 million for the six months ended June 30, 2019. For the six months ended June 30, 2020, net cash provided by operating activities was primarily driven by a significant decrease in inventory, as we temporarily paused home acquisitions following the outbreak of the COVID-19 pandemic. The impact of the change in operating working capital was partially offset by the impact of our net loss net of non-cash items ($81.2 million). For the six months ended June 30, 2019, net cash used by operating activities primarily reflected the impact of our net loss net of non-cash items ($127.3 million) partially offset by changes in operating working capital.
Net cash used in operating activities was $272.0 million, $1,179.6 million and $218.6 million for the years ended December 31, 2019, 2018 and 2017, respectively. In 2019, cash used in operating activities reflected primarily our net loss net of non-cash items ($260.6 million) and our change in operating working capital ($11.5 million). In 2018, cash used in operating activities was primarily driven by an increase in inventory reflecting our expansion into new markets. In 2017, cash used in operating activities primarily reflected our change in operating working capital and our net loss net of non-cash items ($68.9 million).
Net Cash Used in Investing Activities
Net cash used in investing activities was $68.9 million and $41.8 million for the six months ended June 30, 2020 and 2019, respectively, and was primarily driven by the purchase of $58.2 million and $26.5 million of marketable securities, net of sales, maturities, redemptions and paydowns in each period, respectively. In addition, we used $10.8 million and $15.3 million for capital expenditures, including internally developed software, employee computers and leasehold improvements during the six months ended June 30, 2020 and 2019, respectively.
Net cash used in investing activities was $95.1 million, $7.4 million and $29.9 million for the years ended December 31, 2019, 2018 and 2017, respectively. For the year ended December 31, 2019, investing cash flows primarily reflect the purchase, net of sales, of marketable securities in the amount of $34.3 million.

In addition, we acquired OSN for $32.8 million and spent $28.0 million on capital expenditures, including internally developed software, employee computers and leasehold improvements. For the year ended December 31, 2018, investing cash flows primarily reflect $20.0 million for capital expenditures, including internally developed software, employee computers, and leasehold improvements, offset by the sale, net of purchases, of marketable securities in the amount of $17.5 million. For the year ended December 31, 2017, investing cash flows primarily reflect the purchase, net of sales, of marketable securities in the amount of $26.5 million.
Net Cash Provided by (Used in) Financing Activities
Net cash used in financing activities was $900.5 million for the six months ended June 30, 2020, while net cash provided by financing activities was $287.9 million for the six months ended June 30, 2019. In the first half of 2020, cash used in financing activities was primarily driven by $898.8 million in net principal repayments as we sold down inventory throughout 2020 in response to COVID-19.
Net cash provided by financing activities was $646.2 million, $1,496.5 million and $161.2 million for the years ended December 31, 2019, 2018 and 2017, respectively. Cash provided by financing activities in 2019 was driven by proceeds from the issuance of preferred stock and convertible notes, as well as net proceeds from the senior revolving credit facilities and mezzanine term debt facilities to acquire new inventory. Cash provided by financing activities in 2018 was driven mainly by proceeds from the issuance of preferred stock and net proceeds from our senior revolving credit facilities and mezzanine term debt facilities to acquire new inventory. Cash provided by financing activities in 2017 was driven by net proceeds of $160.5 million from our senior revolving credit facilities and mezzanine term debt facilities to acquire new inventory.
Contractual Obligations and Commitments
Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. Below is a table that shows our contractual obligations as of December 31, 2019:
	Payment Due by Year
(in thousands)	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Senior revolving credit facilities(1)	$1,086,618	$1,086,618	$—	$—	$—
Mezzanine term debt facilities(2)	345,902	25,750	51,500	206,449	62,203
Convertible notes(3)	304,753	—	—	—	304,753
Mortgage financing(4)	2,025	2,025	—	—	—
Operating leases(5)	72,531	17,384	29,512	24,803	832
Other lease commitments(6)	67,292	2,901	17,100	13,427	33,864
Purchase commitments(7)	616,100	616,100	—	—	—
Total	$2,495,221	$1,750,778	$98,112	$244,679	$401,652

(1)
Represents the principal amounts outstanding as of December 31, 2019. Includes estimated interest payments, calculated using the variable rate in existence at period end over an assumed holding period of 90 days. Borrowings under the senior revolving credit facilities are payable as the related inventory is sold. The payment is expected to be within one year of December 31, 2019.

(2)
Represents the principal amounts outstanding as of December 31, 2019 and interest payments assuming the principal balances remain outstanding until maturity. The final maturity dates of the mezzanine term debt facilities vary between 4-5 years.

(3)
Represents $178.2 million in aggregate original principal as of December 31, 2019, plus fully accrued PIK interest due at final maturity, and the applicable discount factor applied in determining the maturity redemption price, assuming that the holders exercise their maturity put right. Interest accrues at 3% per annum, compounded semiannually.

(4)
Represents the principal amounts outstanding as of December 31, 2019. The facility provides short-term financing between the origination of a mortgage loan and when Opendoor Home Loans sells the loan to an investor. Included estimated interest payments, calculated using the variable rate in existence at period end over the Company’s average holding period for mortgage loans.

(5)
Represents future payments for long-term operating leases that have commenced as of December 31, 2019. Our San Francisco headquarters lease accounts for $51.6 million of future obligations for operating leases as reflected in the table above.

(6)
Represents commitments for leases not yet commenced as of December 31, 2020. Primarily composed of $52.8 million for the Tempe, Arizona office lease, which expires in December 2030.

(7)
As of December 31, 2019, we were under contract to purchase 2,639 homes for an aggregate purchase price of $616.1 million.

The table above does not reflect certain amendments to our debt instruments made in 2020 and a new asset-backed mezzanine term debt facility that we entered into in January 2020. See Note 19 (“Subsequent Events”) of the accompanying Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus. These included:
•
The Company executed amendments to several of our debt instruments and entered into a new asset-backed mezzanine term debt facility.

•
On September 14, 2020 the Company entered into a Convertible Notes Exchange Agreement with the Convertible Note holders.

•
On September 25, 2020, we exercised our early termination option to terminate the San Francisco headquarters lease, effective September 30, 2021.

Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of June 30, 2020.
Critical Accounting Policies and Estimates
Discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue, and expenses at the date of the financial statements. Generally, we base our estimates on historical experience and on various other assumptions in accordance with GAAP that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on the consolidated financial statements. Based on this definition, we have identified the critical accounting policies and estimates addressed below. In addition, we have other key accounting policies and estimates that are described in Note 2 to the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
Real Estate Inventory
Real estate inventory is carried at the lower of cost or net realizable value. Real estate inventory cost includes but is not limited to the property purchase price, acquisition costs and direct costs to renovate or repair the home, less real estate inventory valuation adjustments, if any. Property purchase price is net of our service charge and represents the cash proceeds paid to the home seller. Real estate inventory is reviewed for impairment on a quarterly basis and as events or changes in circumstances indicate that the carrying value may not be recoverable. If the carrying amount is not expected to be recovered, a real estate inventory valuation adjustment is recorded to cost of revenue and the related assets are adjusted to their net realizable value. For homes under contract, if the carrying value exceeds the expected sale price less expected selling costs, the carrying value of these homes are adjusted to the expected sales price less expected selling costs. For all other homes, if the carrying value exceeds list price or internal projection price less expected selling costs, the carrying value of these homes are adjusted to list price or projection price less expected selling costs. Changes in our pricing assumptions may lead to a change in the outcome of our impairment analysis, and actual results may also differ from our assumptions.
Stock-Based Compensation
Our stock-based awards include stock options, restricted stock units (“RSUs”), and restricted common shares (“Restricted Shares”).
We recognize the cost of stock option awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We elected to recognize the effect of forfeitures in the period they occur. We determine the fair value of stock options using the Black-Scholes-Merton option pricing model, which is impacted by the following assumptions:
•
Expected Term.   We use the simplified method when calculating the expected term due to insufficient historical exercise data. Management elected to use the simplified method instead of historical experience due to a lack of relevant historical data resulting from changes in option vesting schedules and changes in the pool of employees receiving option grants.

•
Expected Volatility.   As our shares are not actively traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•
Expected Dividend Yield.   The dividend rate used is zero as we have never paid any cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

•
Risk-Free Interest Rate.   The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

We evaluate the assumptions used to value our share-based awards on each grant date. The grant date fair value of our common stock was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of our common stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability.
We determined that an Option Pricing Model (“OPM”) was the most appropriate method for allocating our enterprise value to determine the estimated fair value of our common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, we have historically used the OPM back solve analysis in combination with the market comparables approach to estimate the fair value of our common stock. OPM back solve analysis derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security; we utilized the OPM back solve analysis with respect to our convertible preferred stock to derive a value of our common stock. In certain periods where there is not a contemporaneous transaction, we utilized the market comparables approach to estimate an enterprise equity valuation which is then allocated using OPM to determine the common stock value.
The grant date fair value calculated using the methodology discussed above is also utilized with respect to RSUs and restricted shares. RSUs typically have a performance condition, based on a liquidity event, as well as a service condition to vest, no compensation expense is recognized until the performance condition has been satisfied. Subsequent to the liquidity event, compensation expense is recognized to the extent the requisite service period has been completed and compensation expense thereafter is recognized on a straight-line basis over the remaining requisite service period.
The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our share-based compensation expense could be materially different. Upon the consummation of the Business Combination, the fair value of our stock will be determined based on the quoted market price on the Nasdaq. For more detailed information about our historical and outstanding grants and our valuation of our share-based compensation and awards, see Notes 12 and 14 (“Share-Based Awards”) to the audited consolidated financial statements included elsewhere in this proxy/prospectus statement.
Derivative Instruments
We account for our derivative instruments in accordance with ASC 815, Derivatives and Hedging. Our derivative instruments consist of interest rate caps, interest rate lock commitments, and embedded conversion options related to the convertible notes. Our derivative instruments are freestanding in nature and may be utilized as economic hedges and therefore, the changes in these derivative instruments are recorded as a gain or loss to operations.
We evaluate our convertible debt to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with Accounting Standards Codification, or ASC 815-15, “Derivatives and Hedging: Embedded Derivatives.” The result of this accounting treatment is that the fair value of the bifurcated derivative is marked-to-market each balance sheet date and recorded as a liability; the change in fair value is recorded in the Statement of Operations as a gain or loss. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.
The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.
The fair value of the embedded conversion options is estimated using a lattice model incorporating the probabilities of various liquidity events which constituted conversion triggering events within the convertible notes. Key assumption of the lattice model is the timing of possible liquidity events. Based on the structure of the convertible notes and our redemption option, which if exercised sufficiently in advance of such conversion events, would allow us to redeem such convertible notes; we valued the embedded conversion options with the assumption that we would preempt liquidity events by asserting its redemption option and thereby narrowing the valuation to terms of the redemption option. These assumptions require significant management judgment. In addition, changes in any of these variables during a period can result in material changes in the fair value and resultant gains or losses of this derivative instrument.
On September 14, 2020, the holders of the convertible notes exchanged all of the outstanding convertible notes for the right to receive 13.3 million shares of Opendoor common stock at the earlier of (i) immediately prior to the consummation of the Business Combination and (ii) March 13, 2021. With the outcome of the convertible notes determined, management will no longer be required to apply judgement to these instruments prospectively.
Recent Accounting Pronouncements
For information on recent accounting standards, see Note 1 (“Description of Business”) of the accompanying Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. These risks primarily consist of fluctuations in interest rates.
Interest Rate Risk
We are subject to market risk by way of changes in interest rates on borrowings under our inventory financing facilities and mortgage financing repurchase agreement. As of June 30, 2020 and December 31,

2019 we had outstanding borrowings of $404 million and $1,303 million, respectively, which bear interest at a floating rate based on a London Interbank Offered Rate (“LIBOR”) reference rate plus an applicable margin. Accordingly, fluctuations in market interest rates may increase or decrease our interest expense. We may use interest rate cap derivatives, interest rate swaps or other interest rate hedging instruments to economically hedge and manage interest rate risk with respect to our variable floating rate debt. Many of our floating rate debt facilities also have LIBOR floors. As of June 30, 2020 and December 31, 2019, we had interest rate caps on $100 million notional borrowing amount. Assuming no change in the outstanding borrowings on our credit facilities, we estimate that a one percentage point increase in LIBOR would increase our annual interest expense by approximately $10.1 million and $3.3 million for the year ended December 31, 2019 as well as the six months ended June 30, 2020, respectively.
In July 2017 the U.K. Financial Conduct Authority announced its intention to phase out LIBOR rates by the end of 2021. It is not possible to predict the effect of any changes in the methods by which the LIBOR is determined, or any other reforms to LIBOR that may be enacted in the United States or elsewhere. Such developments may cause LIBOR to perform differently than in the past, including sudden or prolonged increases or decreases in LIBOR, or cease to exist, resulting in the application of a successor base rate under our senior revolving credit facilities, which in turn could have unpredictable effects on our interest payment obligations under our senior revolving credit facilities.
Inflation Risk
We do not believe that inflation has had a material effect on our business, results of operations or financial condition. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability to do so could harm our business, results of operations and financial condition.

MANAGEMENT OF OPENDOOR TECHNOLOGIES FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information, as of October 1, 2020, concerning the persons who are expected to serve as directors and executive officers of Opendoor Technologies following the consummation of the Business Combination and assuming the election of the nominees at the extraordinary general meeting as set forth in “Director Election Proposal.”
Name	Age	Position
Eric Wu	37	Director Nominee, Co-Founder and Chief Executive Officer
Carrie Wheeler	48	Chief Financial Officer
Ian Wong	34	Chief Technology Officer
Julie Todaro	50	President of Homes & Services
Tom Willerer	42	Chief Product Officer
Elizabeth Stevens	41	Head of Legal
Adam Bain	47	Director Nominee
Executive Officers
Eric Wu.   Eric Wu co-founded Opendoor and has served as Opendoor’s Chief Executive Officer and as a member of our board of directors since April 2014. Prior to Opendoor, Mr. Wu founded and served as the Chief Executive Officer of Movity.com, a geo-data analytics company acquired by Trulia in 2011. Mr. Wu previously co-founded RentAdvisor.com, an apartment search company specializing in lead generation, which was later acquired by Apartment List. Mr. Wu is a venture partner at Resolute Ventures, a venture capital firm, and an advisor for Watsi, a nonprofit healthcare crowdsourcing platform. Mr. Wu holds a B.S. in Economics from University of Arizona. We believe that Mr. Wu is qualified to serve as a member of our board of directors due to the perspective and experience he brings as our Chief Executive Officer and as a co-founder and his extensive experience in real estate and technology and managing companies.
Carrie Wheeler.   Carrie Wheeler joined as Opendoor’s Chief Financial Officer in September 2020. Ms. Wheeler previously served as a member of Opendoor’s board of directors from October 2019 to September 2020. From 1996 to 2017, Ms. Wheeler was with TPG Global, a global private equity firm, including as a Partner and Head of Consumer / Retail Investing. Ms. Wheeler currently serves on the board of directors and audit committee of Dollar Tree, Inc. and on the board of directors, audit committee and compensation committee of APi Group Corporation. She has previously served on a number of other corporate boards, including Neiman Marcus Group, Inc. and Petco Animal Supplies, Inc. Ms. Wheeler holds a Bachelor of Commerce from Queen’s University.
Ian Wong.   Ian Wong co-founded Opendoor and has served as Opendoor’s Chief Technology Officer since April 2014. Mr. Wong previously held roles as a software engineer at Prismatic, Inc., a social news discovery company, and as an inference scientist at Square, Inc., a mobile payment company. Mr. Wong holds a B.S. and M.S. in Electrical Engineering and a M.S. in Statistics from Stanford University.
Julie Todaro.   Julie Todaro has served as Opendoor’s President of Homes and Services since December 2019. From 2014 to October 2019, Ms. Todaro advised consumer-facing companies, including Airbnb, Inc., a vacation rental online marketplace company, Coupang, a Korean e-commerce company, and Callisto Media Inc., a media company. From May 2015 to October 2015, Ms. Todaro served as the Chief Operating Officer of Drop Technologies, Inc. (formerly Massdrop), an e-commerce company. Ms. Todaro previously served as Vice President, Consumer Electronics, Vice President, U.S. Books and Amazon.ca and Director of Finance at Amazon.com, Inc., a multinational technology company. Ms. Todaro sits on the board of directors and compensation committee of BuildDirect Technologies Inc., a home improvement technology platform company. Ms. Todaro holds a B.B.A. in Business Administration and Accounting from Texas A&M University and an M.B.A. from The Wharton School of the University of Pennsylvania.
Tom Willerer.   Tom Willerer has served as our Chief Product Officer since September 2019. Mr. Willerer served as a partner at Venrock Ltd., a venture capital firm, from November 2017 to October 2019. Mr. Willerer served as Chief Product Officer at Coursera Inc., an e-learning company, from 2013 to November 2017. Prior to Coursera, Mr. Willerer served as Director of Product Management at Facebook, Inc., a social media company, and as Vice President of Product Management at Netflix, Inc., a leading streaming entertainment company. Mr. Willerer is a member of the board of directors of Make School, a computer science higher education company. Mr. Willerer holds a B.A. in Business from Kelley School of Business at Indiana University and a M.A. in New Media Studies from DePaul University.
Elizabeth Stevens.   Elizabeth Stevens has served as our Head of Legal since December 2016 and as our Corporate Secretary since December 2019. Prior to joining Opendoor, Ms. Stevens served as the General Counsel of Earnest Inc., a consumer lending company. Ms. Stevens previously served as the General Counsel of Sidecar Technologies Inc., a ride-sharing company. Ms. Stevens holds a B.A. in Economics from Northwestern University, a J.D. from Northwestern University School of Law and an M.B.A. from The Kellogg School of Management at Northwestern University.
Directors
Upon the consummation of the Business Combination, SCH anticipates the initial size of Opendoor Technologies’ board of directors being seven directors, each of whom will be voted upon by SCH’s shareholders at the extraordinary general meeting.
Adam Bain.   Adam Bain has been a director of SCH since April 2020. Mr. Bain served as a director of IPOA from September 2017 until the consummation of its business combination with Virgin Galactic in October 2019, and continues to serve as a member of Virgin Galactic’s Board of Directors. Mr. Bain is a co-managing partner of 01 Advisors, a venture capital firm targeting high-growth technology companies that are making the transition from building a product to building a company, since co-founding the firm in January 2018. Since November 2016, Mr. Bain has also been an independent advisor and investor in select growth-stage companies. Previously, Mr. Bain was the Chief Operating Officer of Twitter from September 2015 until November 2016, and President of Global Revenue & Partnerships from 2010 to September 2015, where he was responsible for the business lines at the public company, building one of the fastest revenue ramps of a consumer internet business past $2 billion in history. Mr. Bain was the President of the Fox Audience Network at Newscorp, responsible for monetizing all of Fox’s digital assets. Mr. Bain earned his Bachelor of Arts in English Journalism from Miami University, in Ohio. Mr. Bain was selected to serve on the board of directors due to his significant operating and technology experience.
Corporate Governance
Composition of the Board of Directors
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable Opendoor Technologies’ board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Director Independence
As a result of Opendoor Technologies’ common stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of       ,       and       qualifies as “independent” as defined under the applicable Nasdaq rules.
Committees of the Board of Directors
Opendoor Technologies’ board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. Opendoor Technologies will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.
In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of Opendoor Technologies’ committee charters will be posted on its website, www.opendoor.com/w/investors, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.
Audit Committee
Upon the Closing, Opendoor Technologies’ audit committee will consist of        ,         and        , with         serving as the chair of the committee. Opendoor Technologies’ board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of Opendoor Technologies’ audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
Opendoor Technologies’ board of directors has determined that         qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, Opendoor Technologies’ board has considered        ’s formal education and previous and current experience in financial and accounting roles. Both Opendoor Technologies’ independent registered public accounting firm and management periodically will meet privately with Opendoor Technologies’ audit committee.
The audit committee’s responsibilities will include, among other things:
•
appointing, compensating, retaining, evaluating, terminating and overseeing Opendoor Technologies’ independent registered public accounting firm;

•
discussing with Opendoor Technologies’ independent registered public accounting firm their independence from management;

•
reviewing with Opendoor Technologies’ independent registered public accounting firm the scope and results of their audit;

•
pre-approving all audit and permissible non-audit services to be performed by Opendoor Technologies’ independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management and Opendoor Technologies’ independent registered public accounting firm the interim and annual financial statements that Opendoor Technologies files with the SEC;

•
reviewing and monitoring Opendoor Technologies’ accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•
establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Nominating and Corporate Governance Committee
Upon the Closing, Opendoor Technologies’ nominating and corporate governance committee will consist of        ,         and        , with         serving as chair of the committee. Opendoor Technologies’ board of directors has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:
•
identifying individuals qualified to become members of Opendoor Technologies’ board of directors, consistent with criteria approved by Opendoor Technologies’ board of directors;

•
recommending to Opendoor Technologies’ board of directors the nominees for election to Opendoor Technologies’ board of directors at annual meetings of Opendoor Technologies’ stockholders;

•
overseeing an evaluation of Opendoor Technologies’ board of directors and its committees; and

•
developing and recommending to Opendoor Technologies’ board of directors a set of corporate governance guidelines. We believe that the composition and functioning of Opendoor Technologies’ nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards.

Opendoor Technologies’ board of directors may from time to time establish other committees.
Code of Ethics
Opendoor Technologies will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on Opendoor Technologies’ website, http://opendoor.com/investors. Opendoor Technologies intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.
Compensation Committee Interlocks and Insider Participation
None of Opendoor Technologies’ executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Opendoor, that has one or more executive officers serving as a member of Opendoor Technologies’ board of directors.

OPENDOOR’S COMPENSATION DISCUSSION AND ANALYSIS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Opendoor Labs Inc. and its subsidiaries prior to the consummation of the Business Combination and to Opendoor Technologies Inc. and its subsidiaries after the Business Combination. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-Business Combination basis.
This Compensation Discussion and Analysis describes our compensation program in 2019 for our named executive officers, including elements of the program, material decisions made under the program for 2019 and material factors considered in making those decisions. Our named executive officers for 2019 are:
•
Eric Wu, our President and Chief Executive Officer;

•
Gautam Gupta, our former Chief Financial Officer; our former Chief Operating Officer1;

•
Jason Child, our former Chief Financial Officer2;

•
Julie Todaro, our President of Homes and Services;

•
Tom Willerer, our Chief Product Officer; and

•
Ian Wong, our Chief Technology Officer.

At the time of the closing of the Business Combination, Eric Wu will serve as our Chief Executive Officer (“CEO”), Carrie Wheeler will serve as our Chief Financial Officer (“CFO”), Julie Todaro will serve as our President of Homes and Services, Tom Willerer will serve as our Chief Product Officer and Ian Wong will serve as our Chief Technology Officer. Gautam Gupta now serves as a strategic advisor to us, and Jason Child is no longer an employee of the Company.
2019 Compensation
Compensation Philosophy, Objectives and Rewards
The key objectives of our compensation program are (i) to allow us to attract and retain highly qualified executives, and (ii) allow employees the opportunity to be owners in the Company. We believe that our ability to keep our senior executive team engaged and productive is tied to our compensation programs. Additionally, for us to be appropriately positioned to attract new talent, we must be prepared to be, and be perceived as, an employer that offers competitive compensation. Providing employees an opportunity to be owners in our business fosters their active engagement in our success and aligns their interests with those of our shareholders.
To achieve our compensation objectives, we historically have provided executives with a compensation package consisting of the following elements:
Compensation Element	Compensation Purpose
Base Salary	Recognize performance of job responsibilities and attract and retain individuals with superior talent
Long-Term Equity Compensation	Promote an employee ownership culture and the maximization of stockholder value by aligning the interests of employees and stockholders

1
Gautam Gupta, our Chief Operating Officer from July 2017 to December 2019, was appointed as our Chief Financial Officer in December 2019 and served in such capacity until September 2020, when Carrie Wheeler was appointed as our Chief Financial Officer and Gautam Gupta became a strategic advisor to our business.

2
Jason Child terminated his employment with us in May 2019.

In addition, from time to time, we have provided cash sign-on and retention bonus arrangements as part of an employment offer. The amount of compensation awarded in these circumstances is established through arm’s-length negotiation at the time the individual executive officer is hired based on the executive officer’s role and responsibilities, long-term potential, and our expectations as to the officer’s individual performance or Company performance.
Determination of Compensation
Role of Our Compensation Committee and Executive Officers
In 2019, our executive compensation program was administered by our Board of Directors (“Board”), based on recommendations from our Compensation Committee. The compensation of our named executive officers was first reviewed by our Compensation Committee. Our Vice President, Head of Human Resources provided recommendations to our Compensation Committee and discussed with our Compensation Committee the compensation and performance of our named executive officers. His recommendations were based upon his review of the performance of our named executive officers, the Company’s overall performance and his assessment of each officer’s contributions to such performance, internal pay equity considerations and the competitiveness of the market for each officer’s services. Our Compensation Committee then generally evaluated any recommended compensation adjustments or awards to named executive officers and made recommendations to our Board, which ultimately determined executive compensation.
After the Business Combination, our executive compensation program will be administered primarily by our Compensation Committee. We expect that the compensation of our named executive officers will be reviewed at least annually by our Compensation Committee and will be informed by the recommendations of our CEO. Our Compensation Committee will then evaluate and determine any recommended compensation adjustments or awards to our named executive officers or make recommendations to our Board for final determination.
Compensation Consultant
To support our Compensation Committee in fulfilling its duties, we have retained a third-party compensation consultant from time to time to assist us with the design and evaluation of compensation for our executive officers and directors. After the Business Combination, pursuant to its charter, our Compensation Committee will have the sole authority to retain, and replace as needed, compensation consultants to provide independent advice to our Compensation Committee, as well as the sole authority to approve the consultants’ fees and other terms and conditions of retention.
We first retained Compensia, Inc. (“Compensia”) in May 2018, although we did not engage Compensia to provide executive and director compensation consulting services and recommendations for compensation on a regular basis until 2019. During 2019, our Compensation Committee received advice, data and recommendations from Compensia pertaining to the appropriate amount, mix and vesting and other terms for our executive compensation programs. In addition to the work Compensia performed for us in connection with our executive and director compensation practices, Compensia periodically receives requests for information from us or our Compensation Committee pertaining to individual promotions, equity incentive compensation, potential personnel recruitment and other such situations in which market compensation insight may benefit us.
During 2019, Compensia’s fees for services to us unrelated to executive and director compensation did not exceed $120,000.
Elements of Our Executive Compensation Program
For 2019, the primary elements of our named executive officers’ compensation were base salary and long-term equity incentive awards. In addition, certain of our named executive officers also received a sign-on or retention bonus payment in 2019.
Base Salaries
We provide a base salary as a fixed source of compensation for our named executive officers, allowing them a degree of certainty relative to the portion of their variable compensation, which consists of equity awards with values that are generally tied to the price of our common stock and which, prior to the Business Combination, did not provide any opportunity for the officers to achieve liquidity. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent. However, our current practice is to not provide our executive officers with annual base salaries exceeding $350,000.
Initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual executive officer is hired, taking into account his or her qualifications, experience, comparable market data and prior salary level. Thereafter, our Compensation Committee generally has reviewed, and adjusted as necessary, base salaries for each of our executive officers, at a minimum annually. In setting base salary levels for 2019, our Compensation Committee considered a range of factors, including:
•
the individual’s anticipated responsibilities and experience;

•
our Compensation Committee members’ collective experience and knowledge in compensating similarly situated individuals at other companies; and

•
the value of the executive officer’s existing equity awards.

The table below sets forth the annual base salary rates during 2019 for each named executive officer.
Named Executive Officer	2019 Annual Base Salary Rate
Eric Wu	$275,000
Gautam Gupta	$350,000(1)
Jason Child	$400,000(2)
Julie Todaro	$350,000(3)
Tom Willerer	$350,000(4)
Ian Wong	$325,000

(1)
Mr. Gupta’s annual base salary rate increased from $337,500 to $350,000 effective July 1, 2019.

(2)
Mr. Child terminated his employment with the Company in May 2019.

(3)
Ms. Todaro commenced her employment with the Company in October 2019.

(4)
Mr. Willerer commenced his employment with the Company in September 2019.

In January 2020, our CEO entered into a new employment letter agreement, pursuant to which his base salary was increased from $275,000 to $325,000, effective January 1, 2020. Mr. Wu has donated his salary to a relief fund for Company employees affected by staff reductions in force for a portion of 2020. The base salary increase was approved by our Board in order to provide Mr. Wu with a more competitive total annual cash compensation package that would align with those provided to similarly situated officers of peer companies.
Long-Term Equity Compensation
We believe that providing long-term incentives in the form of equity awards encourages our named executive officers to take a long-term outlook and provides them with an incentive to manage the Company from the perspective of an owner with an equity stake in the business. By providing opportunities for our employees, including our named executive officers, to benefit from future successes in the Company through the appreciation of the value of their equity awards, our Compensation Committee and Board believe that equity awards align employees’ interests and contributions with the long-term interests of the Company’s stockholders. In addition, our Compensation Committee and Board believe that offering meaningful equity ownership in the Company is helpful in retaining our named executive officers and other key employees.

At the time of hire, executive officers are generally granted stock options, restricted stock units (“RSUs”), or a mix of stock options and RSUs, the size and precise terms of which are determined at the time of hire of the individual executive officer, taking into account the anticipated role, his or her qualifications, experience, comparable market data and prior compensation level.
The table below sets forth the stock options and RSUs granted to our named executive officers during 2019. The size of the equity awards granted to these named executive officers was determined based on the factors described above. The stock options were granted with a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant.
Named Executive Officer	Stock Options Granted in 2019 (#)	RSUs Granted in 2019 (#)
Eric Wu	—	—
Gautam Gupta	—	—
Jason Child	—	—
Julie Todaro	586,854(1)	861,795(2)
Tom Willerer	400,000(1)	780,781(2)
Ian Wong	—	1,500,000(2)

(1)
The options are subject to a four-year vesting schedule, with 25% of the shares subject to each stock option vesting on the first anniversary of the executive officer’s employment start date and the remainder vesting in equal monthly installments thereafter, subject to continued employment through each vesting date. The stock options granted to certain of our named executive officers may be subject to accelerated vesting in certain circumstances, as described below in the sections entitled “—Gautam Gupta Offer Letter Agreement,” “—Julie Todaro Offer Letter Agreement” and “—Tom Willerer Offer Letter Agreement.”

(2)
The RSUs will vest only if both the Service-Based Condition and the Liquidity Event Condition (each as defined below) are satisfied. Except for 17,834 of Ms. Todaro's RSUs for which the “Service-Based Condition” was fully satisfied as of the date of grant, the “Service-Based Condition” will be satisfied as to the RSUs on the following schedule, subject to continued employment through each such date: 25% of the total RSUs on the first anniversary of the RSU award’s vesting start date, and 1/16th of the total RSUs on a quarterly basis thereafter. The “Liquidity Event Condition” will be satisfied if either of the following events occur on or before the seventh anniversary of the date of grant: (i) a Change of Control (as defined in the Company’s 2014 Stock Plan (the “2014 Plan”)); or (ii) the effective date of a registration statement of the Company filed under the Securities Act, for the sale of the Company’s common stock. The RSUs granted to our named executive officers may be subject to accelerated vesting in certain circumstances, as described in the descriptions of each of our named executive officer’s offer letter agreements set forth below in the section entitled “Executive Compensation”.

Pursuant to the employment letter agreement entered into on January 6, 2020, the Company granted our CEO 1,364,561 RSUs (the “Pre-Listing RSUs”), which vest as described more fully below in the section entitled “—Eric Wu Continued Employment Offer Letter Agreement” and (ii) agreed to grant Mr. Wu 9,202,707 RSUs (the “Post-Listing RSUs”) prior to a liquidity transaction (referred to in the letter agreement as a “Listing Event”). Under the letter agreement, as subsequently amended, a Listing Event is the occurrence of either (i) an initial public offering or direct listing of any class of common stock of the Company or (ii) a merger (or similar transaction) with a special purpose acquisition company, the result of which is that any class of common stock of the Company or the parent or successor entity of the Company is listed on the NYSE, Nasdaq or other securities exchange, in either case, before December 31, 2024. The closing of the Business Combination will be an event that results in these Post-Listing RSUs being granted. The Post-Listing RSUs have a term of seven years and will vest, subject to Mr. Wu’s continued employment with us through each applicable vesting date, as to 1/6th of the Post-Listing RSUs upon the achievement of each of six predetermined share price milestones based on the 60-day volume weighted average closing price of our publicly-traded class of common stock, or if earlier, based on the per share consideration received in connection with a Change of Control (as defined in Mr. Wu’s employment letter agreement). These milestones are $29.29, $38.07, $49.49, $64.34, $83.64 and $108.74, but will be adjusted to reflect the impact of the Business Combination, by dividing each milestone by the Exchange Ratio. The number of Pre-Listing RSUs and Post-Listing RSUs will also be adjusted to reflect the Business Combination by multiplying the number of RSUs by such ratio.
Our Board, based on the recommendations of Compensia, determined to make these equity awards in January 2020, prior to the contemplation of the Business Combination, to achieve the following objectives: (i) recognizing the unique market opportunity and extensive time horizon that the Company would need to achieve its ultimate vision, (ii) supporting enduring CEO engagement and commitment, (iii) motivating Mr. Wu to create significant long-term shareholder value, and (iv) being fair and aligned with market, recognizing that there is a broad set of company peers. Providing for the Post-Listing RSU that would vest only if certain price targets are met provides a retention element and strong alignment with Company stockholders. In September 2020, our Board subsequently reapproved the Post-Listing RSU Grant to Mr. Wu (as described below) based on the recommendations of Compensia.
During 2020, our Chief Technology Officer, Ian Wong, and Chief Product Officer, Tom Willerer, each entered into an amendment to his offer letter agreement which provided, among other things, that if his employment with us is terminated (i) by us without Cause or (ii) due to his resignation for Good Reason, in each case, within 12 months following a Change of Control (each such term as defined in his offer letter agreement), then 50% of all his then outstanding but unvested stock option and RSU awards, whether or not granted under his offer letter agreement, will automatically and immediately vest, subject to the timely execution and non-revocation of a general release of claims against us. Our Board determined to enter into these offer letter agreement amendments prior to the contemplation of the Business Combination in order to assure the Company of the officers’ continued services in the context of a potential Change of Control event.
Opendoor Executive Officer RSU Grants
Within 90 days following the Closing, we expect to grant certain of Opendoor Technologies’ employees equity awards in the form of restricted stock units. We expect to grant Opendoor Technologies’ Chief Executive Officer, Eric Wu, in addition to the Post-Listing RSU grant, restricted stock units covering a number of shares equal to 1/8th of the 2020 Plan’s aggregate share reserve on the Closing Date, and we expect to grant certain other of Opendoor Technologies’ employees restricted stock units covering a number of shares equal to, in the aggregate, 1/4th of the 2020 Plan’s aggregate share reserve on the Closing Date (together, the “Management Awards”).
Sign-On and Retention Bonuses
In order to attract top talent, we from time to time provide sign-on and retention compensation to external hires. In connection with the hire of Gautam Gupta in July 2017, we approved a cash sign-on and retention bonus in the aggregate amount of $550,000, $150,000 of which was paid within 30 days after his employment start date, $125,000 of which was paid within 30 days after the first anniversary of his employment start date, and the remaining $275,000 of which was paid within 30 days after the second anniversary of his employment start date. We believed that this sign-on and retention bonus arrangement was appropriate as an incentive to join us and to help retain Mr. Gupta through the second anniversary of his employment start date.
In connection with the hire of Julie Todaro in September 2019, we approved a cash sign-on and retention bonus in the aggregate amount of $150,000, $75,000 of which was paid within 30 days after her employment start date, and the remaining $75,000 of which is to be paid within 30 days after the first anniversary of her employment start date, subject to her continuous active employment with us through such anniversary date. We believed that this sign-on and retention bonus arrangement was appropriate as an incentive to join us and to help retain Ms. Todaro through the first anniversary of her employment start date.
In connection with the hire of Tom Willerer in July 2019, we approved a cash sign-on and retention bonus in the aggregate amount of $190,000, $95,000 of which was paid within 30 days after his employment start date, and the remaining $95,000 of which is to be paid within 30 days after the first anniversary of his employment start date, subject to his continuous active employment with us through such anniversary date. We believed that this sign-on and retention bonus arrangement was appropriate as an incentive to join us and to help retain Mr. Willerer through the first anniversary of his employment start date.
Retirement Plans and Other Employee Benefits
Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. We also sponsor a 401(k) defined contribution plan, or the 401(k) Plan, in which our named executive officers may participate, subject to limits imposed by the Internal Revenue Code of 1986 to the same extent as our other full-time employees. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) Plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. We do not typically provide any perquisites or special personal benefits to our named executive officers that are not available to all employees generally.

EXECUTIVE COMPENSATION
All share counts in this section are shown on a pre-Business Combination basis.
2019 Summary Compensation Table
The table below shows compensation of our named executive officers for the year ended December 31, 2019.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Eric Wu	2019	275,000	—	—	—	—	275,000
President and Chief Executive Officer
Gautam Gupta	2019	337,500	275,000	—	—	—	612,500
Strategic Advisor and former Chief Financial Officer and Chief Operating Officer
Jason Child	2019	135,507	—	—	—	—	135,507
Former Chief Financial Officer
Julie Todaro	2019	87,500	75,000	5,980,857	1,970,949	234,667(2)	8,348,973
President of Homes and Services
Tom Willerer	2019	118,490	95,000	5,418,620	1,331,280	—	6,963,390
Chief Product Officer
Ian Wong	2019	325,000	—	10,230,000	—	—	10,555,000
Chief Technology Officer

(1)
Amounts listed represent the aggregate grant date fair value of awards granted during the year referenced, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For additional information about these awards, please see Note 12 to our audited consolidated financial statements attached to this proxy statement/prospectus. For additional information regarding the stock-based awards granted to our named executive officers in 2019, refer to the “2019 Grants of Plan-Based Awards” table below.

(2)
Amount listed represents payments to Ms. Todaro for her services to the Company as an independent consultant prior to her employment by the Company as its President of Homes and Services.

2019 Grants of Plan-Based Awards
The figures in the table below show equity grants made in 2019. The number of shares subject to the grants, and the exercise prices for the options, reflect the actual shares and exercise prices on the date of grant. As described in the section entitled “— Treatment of Opendoor Options, Restricted Stock Awards and Restricted Stock Unit Awards” in the BCA Proposal above, the number of shares subject to Opendoor Options and Opendoor RSUs that are outstanding at the effective time of the Merger, and the exercise price of such Opendoor Options, will be adjusted to reflect the Business Combination.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair value of Stock and Option Awards ($)
Julie Todaro	11/03/2019	17,834	—	—	123,766
	12/18/2019	843,961	—	—	5,857,089
	12/18/2019	—	586,854	6.94	1,970,949
Tom Willerer	11/03/2019	780,781	—	—	5,418,620
	11/03/2019	—	400,000	6.94	1,331,280
Ian Wong	05/28/2019	1,500,000	—	—	10,230,000
Eric Wu Continued Employment Offer Letter Agreement
The employment letter agreement for Opendoor’s Chief Executive Officer was originally entered into in January of 2020 and has been subsequently amended and restated in August and September of 2020. The agreement provides for an unspecified term of employment and entitles Mr. Wu to an annual base salary as well as the award of Pre-Listing RSUs and Post-Listing RSUs described in the section entitled “— Long-Term Equity Compensation” above. Pursuant to this agreement, the Pre-Listing RSUs will vest only if both time-based and liquidity-based vesting conditions are satisfied. The time-based vesting condition will be satisfied in equal quarterly installments over four years, subject to Mr. Wu’s continued employment with us through each applicable vesting date. The liquidity-based vesting condition will be satisfied in full upon the first to occur of the following on or before the seventh anniversary of the date of grant: (i) a Change of Control (as defined in the 2014 Plan) or (ii) the effective date of a registration statement of the Company filed under the Securities Act for the sale of the Company’s common stock. The vesting schedule for the Post-Listing RSUs is described in “Compensation Discussion and Analysis”.
In the event Mr. Wu’s employment with us is terminated (i) by us without Cause (as defined below) or (ii) due to his resignation for Good Reason (as defined below), in each case, within 12 months following a Change of Control, then 100% of Mr. Wu’s Pre-Listing RSUs will become immediately vested. In addition, if the Post-Listing RSUs are granted and Mr. Wu’s employment is terminated (i) by us without Cause or (ii) due to his resignation for Good Reason, regardless of whether a Change of Control has occurred, the Post-Listing RSUs shall remain outstanding and eligible to vest upon achievement of the share price milestones for a period of 60 days following the date of termination. The acceleration of the Pre-Listing RSUs is subject to Mr. Wu’s continued compliance with our Confidential Information and Invention Assignment Agreement and his timely execution and non-revocation of a general release of claims against us. This agreement does not provide for any cash severance entitlements or benefit continuation.
For purposes of Mr. Wu’s employment letter agreement:
•
“Cause” is generally defined to mean, subject to certain notice requirements and cure rights, Mr. Wu’s: (i) material breach of the his employment agreement, the Confidential Information and Invention Assignment Agreement or any material written policy of the Company; (ii) intentional repeated willful misconduct or gross neglect of his duties; (iii) his willful repeated failure to follow reasonable and lawful instructions from our Board; (iv) his conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (v) his commission of or participation in an act of fraud against the Company; or (vi) his intentional material damage to the Company’s business, property or reputation.

•
“Good Reason” is generally defined to mean, subject to certain notice requirements and cure rights: (i) a material reduction in his job responsibilities, duties, authority, or title (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in job responsibilities); (ii) a material reduction in his level of base compensation or total compensation unless such reduction is in connection and proportional to reductions to the compensation reductions to the other members of the management team and such reduction does not exceed 20% of his total cash compensation; (iii) a material breach of his employment agreement or the Confidential Information and Invention Assignment Agreement by the Company; or (iv) a relocation of his principal place of employment that increases his one-way commute by more than 45 miles.
Gautam Gupta Offer Letter Agreement
Our offer letter agreement with Mr. Gupta (as amended, the “Gupta Agreement”) provides for an unspecified term of employment and entitles him to an annual base salary, a one-time signing and retention bonus (as described in the section entitled “— Sign-On and Retention Bonuses” above) and an award of stock options. The Gupta Agreement provides that Mr. Gupta’s stock option award will vest over four years following his employment start date with 25% vesting on the first anniversary of his start date and the remainder vesting in equal monthly installments thereafter, subject to his continued employment on each such vesting date. Mr. Gupta may early exercise his option award up to an aggregate exercise price of $1,500,000 with a 51% recourse promissory note (and pledge and security agreement) from the Company.
In the event that a Change of Control occurs during the term of Mr. Gupta’s employment, 50% of the unvested shares subject to his stock option award will vest as of immediately prior to the consummation of such Change of Control. Additionally, in the event Mr. Gupta’s employment with us is terminated (i) by us for Cause (as defined below) or (ii) due to his resignation for Good Reason (as defined below) (each, an “Involuntary Termination”) at any time following a Change of Control, 100% of the unvested shares subject to his option award under the Gupta Agreement will immediately vest upon the date of such termination. Additionally, if Mr. Gupta experiences an Involuntary Termination at any time following the two-year anniversary of his start date, he will be entitled to receive severance payments in the form of (i) six months of his then-current base salary continuation and (ii) six months of vesting acceleration of his option award, subject to the timely execution and non-revocation of a general release of claims against us.
For purposes of the Gupta Agreement:
•
“Cause” is generally defined to mean, subject to certain notice requirements and cure rights, Mr. Gupta’s: (i) material breach of any material written agreement between him and the Company; (ii) failure to comply with the Company’s material written policies or rules as they may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of his duties; (iv) repeated failure to follow reasonable and lawful instructions from our Board; (v) conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (vi) commission of or participation in an act of fraud against the Company; (vii) intentional material damage to the Company’s business, property or reputation; or (viii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with the Company.

•
“Good Reason” is generally defined to mean, subject to certain notice requirements and cure rights: (i) a then-current base salary reduction of more than 10% (other than as part of an across-the-board salary reduction applicable to all other executives); (ii) a material reduction of title, duties, authority, responsibilities or reporting relationship, relative to duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; or (iii) the Company (or its successor) conditioning continued service on being transferred to a site of employment that would increase the one-way commute by more than 50 miles from his then-principal residence.

Julie Todaro Offer Letter Agreement
Our offer letter agreement with Ms. Todaro (as amended, the “Todaro Agreement”) provides for an unspecified term of employment and entitles Ms. Todaro to an annual base salary, a one-time signing and retention bonus (as described in the section entitled “— Sign-On and Retention Bonuses” above), an award of stock options and an award of RSUs. The Todaro Agreement provides that Ms. Todaro’s option award will vest over four years following her employment start date with 25% vesting on the first anniversary of her start date and the remainder vesting in equal monthly installments thereafter, subject to her continued employment on each such vesting date. The Todaro Agreement provides that Ms. Todaro’s RSU award will vest only if both the Service-Based Condition and the Liquidity Event Condition (each as defined below)

are satisfied. The “Service-Based Condition” will be satisfied, subject to Ms. Todaro’s continued employment through each such date, as to 25% of the total RSUs on the first anniversary of the RSU award’s vesting start date, and as to 1/16th of the total RSUs on a quarterly basis thereafter. The “Liquidity Event Condition” will be satisfied if either of the following events occur on or before the seventh anniversary of the date of grant: (i) a Change of Control or (ii) the effective date of a registration statement of the Company filed under the Securities Act for the sale of the Company’s common stock.
In the event Ms. Todaro’s employment with us is terminated (i) by us without Cause (as defined for purposes of the Gupta Agreement) or (ii) due to her resignation for Good Reason (as defined below), in each case, within 12 months following a Change of Control, then 50% of her then outstanding but unvested stock option and RSU awards granted under the Todaro Agreement will automatically and immediately vest, subject to the timely execution and non-revocation of a general release of claims against us. The Todaro Agreement does not provide for any cash severance entitlements or benefit continuation.
For purposes of the Todaro Agreement, “Good Reason” is generally defined to mean, subject to certain notice requirements and cure rights: (i) a material reduction in her job responsibilities, duties, authority, or title (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in job responsibilities); (ii) a material reduction in her level of base compensation or total compensation unless such reduction is in connection and proportional to reductions to the compensation reductions to the other members of the management team and such reduction does not exceed 20% of her total cash compensation; or (iii) a relocation of her principal place of employment that increases her one-way commute by more than 45 miles.
Tom Willerer Offer Letter Agreement
Our offer letter agreement with Mr. Willerer (as amended, the “Willerer Agreement”) provides for an unspecified term of employment and entitles Mr. Willerer to an annual base salary, a one-time signing and retention bonus (as described in the section entitled “— Sign-On and Retention Bonuses” above), an award of stock options and an award of RSUs. The Willerer Agreement provides that Mr. Willerer’s option award will vest over four years following his employment start date with 25% vesting on the first anniversary of his start date and the remainder vesting in equal monthly installments thereafter, subject to his continued employment on each such vesting date. The Willerer Agreement provides that Mr. Willerer’s RSU award will vest only if both the Service-Based Condition and the Liquidity Event Condition (each as defined below) are satisfied. The “Service-Based Condition” will be satisfied, subject to continued employment through each such date, as to 25% of the total RSUs on the first anniversary of the RSU award’s vesting start date, and as to 1/16th of the total RSUs on a quarterly basis thereafter. The “Liquidity Event Condition” will be satisfied if either of the following events occur on or before the seventh anniversary of the date of grant: (i) a Change of Control or (ii) the effective date of a registration statement of the Company filed under the Securities Act for the sale of the Company’s common stock.
In the event Mr. Willerer’s employment with us is terminated (i) by us without Cause (as defined for purposes of the Gupta Agreement) or (ii) due to his resignation for Good Reason (as defined below), in each case, within 12 months following a Change of Control, then 50% of all his then outstanding but unvested stock option and RSU awards, whether or not granted under the Willerer Agreement, will automatically and immediately vest, subject to the timely execution and non-revocation of a general release of claims against us. The Willerer Agreement does not provide for any cash severance entitlements or benefit continuation.
For purposes of the Willerer Agreement, “Good Reason” is generally defined to mean, subject to certain notice requirements and cure rights: (i) a material reduction in his job responsibilities, duties, or authority (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in your job responsibilities, duties, or authority); (ii) a material reduction in his base salary unless such reduction is in connection with and proportional to reductions to the base salary of other members of the management team and such reduction does not exceed 20% of his base salary; or (iii) the requirement by the Company that he transfer his place of employment to a location that is outside of the greater San Francisco Bay Area.

Ian Wong Offer Letter Agreement
Our offer letter agreement with Mr. Wong (as amended, the “Wong Agreement”) provides for an unspecified term of employment and entitles Mr. Wong to an annual base salary. The Wong Agreement grants Mr. Wong the right to purchase 2,527,473 shares of our common stock all of which he purchased on May 7, 2014.
In the event Mr. Wong’s employment with us is terminated (i) by us without Cause (as defined for purposes of the Gupta Agreement) or (ii) due to his resignation for Good Reason (as defined in the Willerer Agreement), in each case, within 12 months following a Change of Control, then 50% of all his then outstanding but unvested stock option and RSU awards, whether or not granted under the Wong Agreement, will automatically and immediately vest, subject to the timely execution and non-revocation of a general release of claims against us. The Wong Agreement does not provide for any cash severance entitlements or benefit continuation.
Confidential Information Invention and Assignment Agreements
Pursuant to their offer letter agreements, each of our named executive officers has entered into our standard Confidential Information Invention and Assignment Agreement which contains, among other things, restrictive covenants pursuant to which such officers agree (i) to refrain from soliciting our customers during the term of their employment and (ii) to refrain from soliciting our employees during the term of their employment and for a period of 12 months thereafter. The Company’s standard Confidential Information Invention and Assignment Agreement does not contain any non-competition restrictive covenants.
Outstanding Equity Awards at 2019 Fiscal Year-End
The figures in the table below show outstanding equity awards as of December 31, 2019. The number of shares subject to the awards, and the exercise prices for the options, reflect the actual shares and exercise prices as of December 31, 2019. As described in the section entitled “— Treatment of Opendoor Options, Restricted Stock Awards and Restricted Stock Unit Awards” in the BCA Proposal above, the number of shares subject to Opendoor Options and Opendoor RSUs that are outstanding at the effective time of the Merger, and the exercise price of such Opendoor Options, will be adjusted to reflect the Business Combination.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Gautam Gupta	09/29/2017(2)	1,785,366(3)	—	1.64	09/28/2027	—	—
Jason Child	09/29/2017(2)	791,666	0	1.64	03/13/2027	—	—
Julie Todaro	12/18/2019(2)	—	586,854	6.94	12/17/2029	—	—
	11/03/2019(4)	—	—	—	—	17,834	140,532
	12/18/2019(5)	—	—	—	—	843,961	6,650,413
Tom Willerer	11/03/2019(2)	—	57,636	6.94	11/02/2029	—	—
	11/03/2019(2)	—	342,364	6.94	11/02/2029	—	—
	11/03/2019(5)	—	—	—	—	780,781	6,152,554
Ian Wong	05/28/2019(5)	—	—	—	—	1,500,000	11,820,000

(1)
The amounts in this column were determined using a third-party valuation as of December 31, 2019.

(2)
The options are subject to a four-year vesting schedule, with 25% of the shares subject to each stock option vesting on the first anniversary of the executive officer’s employment start date and the remainder vesting in equal monthly installments thereafter, subject to continued employment through each vesting date. The stock options granted to our named executive officers may be subject to accelerated vesting in certain circumstances, as described in the summaries of their offer letter agreements above.
(3)
These stock options were fully exercisable as of December 31, 2019 as they may be early exercised prior to becoming fully vested on July 10, 2021. If Mr. Gupta exercises stock options prior to their vesting, he will receive shares of our restricted stock.

(4)
The RSUs are 100% vested as to the Service-Based Condition as of the date of grant and will become fully vested upon the satisfaction of the Liquidity Event Condition (each, as defined in footnote (5) below). The RSUs were granted for consulting services rendered by Ms. Todaro prior to her becoming a full-time employee of the Company.

(5)
The RSUs will vest only if both the Service-Based Condition and the Liquidity Event Condition (each as defined below) are satisfied. The “Service-Based Condition” will be satisfied as to the RSUs on the following schedule, subject to continued employment through each such date: 25% of the total RSUs on the first anniversary of the RSU award’s vesting start date, and 1/16th of the total RSUs on a quarterly basis thereafter. The “Liquidity Event Condition” will be satisfied if either of the following events occur on or before the seventh anniversary of the date of grant: (i) a Change of Control (as defined in the 2014 Plan); or (ii) the effective date of a registration statement of the Company filed under the Securities Act for the sale of the Company’s common stock. The RSUs granted to our named executive officers may be subject to accelerated vesting in certain circumstances, as described in the summaries of their offer letter agreements above.

Option Exercises and Stock Vested in 2019
None of our named executive officers exercised stock options in 2019. No stock awards held by our named executive officers vested in 2019.
2019 Pension Benefits Table
None of our named executive officers participated in any defined benefit pension plans in 2019.
2019 Nonqualified Deferred Compensation Table
None of our named executive officers participated in any non-qualified deferred compensation plans in 2019.
Potential Payments Upon Termination or Change of Control
We maintain arrangements that provide payment of compensation to our named executive officers in the event of certain terminations of employment or a change of control of the Company. The table below quantifies certain compensation and benefits that would have become payable to each of our named executive officers (i) if his or her employment had terminated on December 31, 2019 without Cause or due to resignation for Good Reason, (ii) if a Change in Control had occurred on December 31, 2019, but there was no termination of the officer’s employment and (iii) if a Change in Control had occurred on December 31, 2019, immediately following which the officer’s employment was terminated without Cause or due to resignation for Good Reason.

Named Executive Officer	Termination Scenario	Severance ($)	Value of Accelerated Options ($)(1)	Value of Accelerated RSUs ($)(1)	Total ($)(1)
Eric Wu	Termination without Cause or Resignation for Good Reason	—	—	—	—
	Change of Control	—	—	—	—
	Termination without Cause or Resignation for Good Reason following a Change of Control	—	—	—	—
Gautam Gupta	Termination without Cause or Resignation for Good Reason	175,000	2,106,000	—	2,281,000
	Change of Control	—	3,334,500	—	3,334,500
	Termination without Cause or Resignation for Good Reason following a Change of Control	175,000	6,669,000	—	6,844,000
Jason Child(2)	Termination without Cause or Resignation for Good Reason	—	—	—	—
	Change of Control	—	—	—	—
	Termination without Cause or Resignation for Good Reason following a Change of Control	—	—	—	—
Julie Todaro	Termination without Cause or Resignation for Good Reason	—	—	—	—
	Change of Control	—	—	—	—
	Termination without Cause or Resignation for Good Reason following a Change of Control	—	275,821	3,325,202	3,601,024
Tom Willerer	Termination without Cause or Resignation for Good Reason	—	—	—	—
	Change of Control	—	—	—	—
	Termination without Cause or Resignation for Good Reason following a Change of Control	—	—	—	—
Ian Wong	Termination without Cause or Resignation for Good Reason	—	—	—	—
	Change of Control	—	—	—	—
	Termination without Cause or Resignation for Good Reason following a Change of Control	—	—	—	—

(1)
The amounts in these columns were determined using a third-party valuation as of December 31, 2019.

(2)
Upon Mr. Child’s voluntary resignation (without Good Reason) in May 2019, Mr. Child did not receive severance payments nor did the vesting of his equity awards accelerate.

2014 Plan
The Company currently sponsors the Opendoor Labs Inc. 2014 Stock Plan (as amended, the “2014 Plan”), which became effective upon its adoption by our board of directors. The purpose of the 2014 Plan has been to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, consultants and directors to promote the success of our business. Certain principal features of the 2014 Plan are described in more detail below. The summary is qualified in its entirety by reference to the complete text of the 2014 Plan.

Effective upon the Business Combination, the 2014 Plan will no longer be available for use for the grant of future awards. The 2014 Plan will continue to govern the terms of awards that had been granted under the 2014 Plan before, and that are still outstanding following, the Business Combination.
Eligibility and Administration
Our employees, consultants and directors, and employees and consultants of our subsidiaries, are eligible to receive awards under the 2014 Plan. The 2014 Plan provides that it will be administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of its directors (referred to collectively as the “plan administrator”), subject to the limitations imposed under the 2014 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The 2014 Plan has been administered by our board of directors.
The plan administrator has the authority to, among other things, make fair market value determinations; approve forms of award agreement used under the 2014 Plan; grant awards and set the terms and conditions of all awards under the 2014 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2014 Plan; determine whether and when stock options may be settled in cash; implement a stock options exchange program; amend and approve addenda to the 2014 Plan; and interpret the 2014 Plan and award agreements. The 2014 Plan will be amended prior to the closing of the Business Combination to provide that a stock option exchange program may no longer be implemented under the 2014 Plan after the closing.
Shares Available for Awards
Our 2014 Plan will not be used for awards granted after the Business Combination. Any awards previously granted under the 2014 Plan that are forfeited will be canceled and will not be available for future awards under the 2014 Plan.
Awards
The 2014 Plan provides for the grant of stock options, including stock options which are intended to qualify as “incentive stock options” under Section 422 of the Code (“ISOs”) and nonqualified stock options (“NSOs”), the right to purchase or receive our common stock, including restricted stock, restricted stock units ("RSUs") and dividend equivalents. Certain awards under the 2014 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2014 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations.
•
Stock Options.   Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years.

•
Restricted Stock.   Under the 2014 Plan, we have granted the right to purchase or receive nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions.

•
RSUs.   RSUs are contractual obligations to deliver shares of our common stock or cash in the future, which are subject to vesting and other restrictions. No shares of our common stock are issued at the time the RSU is granted, and holders of RSUs have no voting rights unless and until shares of common stock are delivered in settlement of the RSUs.

•
Dividends and Dividend Equivalents.   Awards of restricted stock may provide that dividends paid on restricted stock are subject to the same vesting and forfeiture restrictions as apply to the restricted stock. Dividend equivalents may be credited in respect of RSUs if determined by our plan administrator. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock. Dividend equivalents may be converted into additional RSUs in a manner determined by our plan administrator, and the additional RSUs would be subject to the same terms and conditions under the award agreement governing the RSUs to which they relate.
Certain Transactions
The plan administrator has broad discretion to take action under the 2014 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock splits, reverse stock splits, stock dividends, combinations, consolidations and reclassifications. In addition, in the event of certain non-reciprocal transactions, extraordinary dividends, recapitalizations, rights offerings, reorganizations, mergers, spin-offs, split-ups or similar changes in corporate structure, the plan administrator will make equitable adjustments to the 2014 Plan and outstanding awards.
Plan Amendment and Termination
Our Board may amend or terminate the 2014 Plan at any time; however, no amendment may materially and adversely affect the rights of any participant under an outstanding 2014 Plan award without the consent of the affected participant. The 2014 Plan will remain in effect until the tenth anniversary of the date our Board adopted the 2014 Plan, unless earlier terminated. No awards may be granted under the 2014 Plan after its termination.
Foreign Participants, Transferability and Participant Payments
The plan administrator may modify award terms, establish addenda and/or adjust other terms and conditions of awards, subject to the limits imposed under the 2014 Plan, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. Awards under the 2014 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2014 Plan, the plan administrator may, in its discretion, accept any consideration as it deems suitable, as permitted by applicable law. The plan administrator currently requires that all such obligations be satisfied by participants in cash.
Stock Options Granted Under the 2014 Plan
We have granted ISOs and NSOs under the Plan. We previously granted early exercise options pursuant to the 2014 Plan whereby optionees were allowed to exercise their options before vesting had occurred in exchange for shares of our restricted stock, which remain subject to vesting conditions.
Restricted Stock Units Granted Under the 2014 Plan
We have granted RSUs under the 2014 Plan, which will vest only if both a Service-Based Condition and a Liquidity Event Condition (each as defined below) are satisfied. Except with respect to certain restricted stock units that will be granted to our CEO and CFO following the Business Combination, our restricted stock units have all been granted subject to both a “Service-Based Condition” and a “Liquidity Event Condition”. The “Service-Based Condition” will be satisfied as to the RSUs based on continued service for us over a fixed schedule set forth in the RSU agreement. The “Liquidity Event Condition” will be satisfied if either of the following events occur on or before the deadline set forth in the 2014 RSU Agreement (typically the seventh anniversary of the grant date): (i) a Change of Control (as defined in the 2014 Plan); or (ii) the effective date of a registration statement of the Company filed under the Securities Act for the sale of its common stock.
If an RSU recipient’s continuous service with us is terminated (other than for Cause (as defined in the 2014 Plan)) before the Liquidity Event Condition has been satisfied, any RSUs which have satisfied the

Service-Based Condition will remain outstanding and eligible to vest upon the occurrence of a Liquidity Event on or before the deadline set forth in the 2014 RSU Agreement. If an RSU recipient’s continuous service with us is terminated for Cause, all RSUs held by that recipient (including RSUs that have satisfied the Service-Based Condition) will be automatically forfeited without consideration. If no Liquidity Event occurs by the deadline set forth in the 2014 RSU Agreement, all RSUs will automatically expire and be forfeited without consideration.
2019 Director Compensation Table
None of our non-employee directors received any cash compensation for their services in 2019, nor did we make any equity awards to any of our non-employee directors in 2019. We will not have a non-employee director compensation policy in place upon effectiveness of this registration statement. However, following the effectiveness of this registration statement, we plan to adopt, approve and implement a compensation program that consists of annual cash retainer fees and long-term equity awards for our non-employee directors who are determined to not be affiliated with Opendoor and/or SCH.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the beneficial ownership of SCH ordinary shares as of September 30, 2020 and (ii) the expected beneficial ownership of shares of Opendoor Technologies common stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “redemption” scenario as described below) by:
•
each person who is known to be the beneficial owner of more than 5% of SCH ordinary shares and is expected to be the beneficial owner of more than 5% of shares of Opendoor Technologies common stock post-Business Combination;

•
each of SCH’s current executive officers and directors;

•
each person who will become an executive officer or director of Opendoor Technologies post-Business Combination; and

•
all executive officers and directors of SCH as a group pre-Business Combination, and all executive officers and directors of Opendoor Technologies post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of SCH ordinary shares pre-Business Combination is based on 51,750,000 SCH ordinary shares issued and outstanding as of September 30, 2020, which includes an aggregate of 10,350,000 SCH Class B ordinary shares outstanding as of such date.
The expected beneficial ownership of shares of Opendoor Technologies common stock post-Business Combination assumes two scenarios:
(i)
a “no redemption” scenario where (i) no public shareholders exercise their redemption rights in connection with the Business Combination or our extension proposal and (ii) Opendoor Technologies issues 426,488,752 shares of Opendoor Technologies common stock, which, in the case of Opendoor Awards, will be shares underlying awards based on Opendoor Technologies common stock to Opendoor Stockholders as the Aggregate Merger Consideration pursuant to the Merger Agreement; and

(ii)
a “redemption” scenario where (i) all 41,400,000 of SCH’s outstanding public shares are redeemed in connection with the Business Combination and (ii) Opendoor Technologies issues 426,488,752 shares of Opendoor Technologies common stock, which, in the case of Opendoor Awards, will be shares underlying awards based on Opendoor Technologies common stock to Opendoor Stockholders as the Aggregate Merger Consideration pursuant to the Merger Agreement.

Based on the foregoing assumptions, and including the 60,005,000 shares of Opendoor Technologies common stock issued in connection with the PIPE Investment, we estimate that there would be 527,893,752 shares of Opendoor Technologies common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 486,493,752 shares of Opendoor Technologies common stock issued and outstanding immediately following the consummation of the Business Combination in the “ redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.
The following table does not reflect record of beneficial ownership of any shares of Opendoor Technologies common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of September 30, 2020.
Unless otherwise indicated, SCH believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination and PIPE Investment				Post-Business Combination and PIPE Investment
					Assuming No Redemption		Assuming Redemption
Name and Address of Beneficial Owner(1)	Number of SCH Ordinary Shares(2)	% of SCH Class A Ordinary Shares	% of SCH Class B Ordinary Shares	% of SCH Ordinary Shares(3)	Number of Shares of Opendoor Technologies Common Stock	%	Number of Shares of Opendoor Technologies Common Stock	%
5% Holders
SCH Sponsor II LLC(3)	10,150,000	—	98.1%	19.6%	10,150,000	1.9%	10,150,000	2.1%
Suvretta Capital Management, LLC(4)	4,100,000	9.9%	—	7.9%	7,600,000	1.4%	7,600,000	1.6%
SVF Excalibur (Cayman) Limited(5)	—	—	—	—	73,056,848	13.8%	73,056,848	15.0%
Entities affiliated with Khosla Ventures(6)	—	—	—	—	45,767,961	8.7%	45,767,961	9.4%
AI LiquidRE LLC(7)	—	—	—	—	34,393,472	6.5%	34,393,472	7.1%
Directors and Executive Officers Pre-Business Combination
Chamath Palihapitiya(3)(8)	10,150,000	—	98.1%	19.6%	20,150,000	3.8%	20,150,000	4.1%
Ian Osborne(3)(9)	10,150,000	—	98.1%	19.6%	15,950,000	3.0%	15,950,000	3.3%
Steven Trieu	—	—	—	—	—	—	—	—
Simon Williams	—	—	—	—	—	—	—	—
Adam Bain(10)	—	—	—	—	250,415	*	250,415	*
David Spillane	100,000	—	*	*	100,000	*	100,000	*
Cipora Herman	100,000	—	*	*	100,000	*	100,000	*
All SCH directors and executive officers as a group (seven individuals)	10,350,000	—	100.0%	20.0%	26,400,415	3.1%	26,400,415	5.4%
Directors and Executive Officers Post-Business Combination
Eric Wu(11)	—	—	—	—	32,770,337	6.2%	32,770,337	6.7%
Carrie Wheeler(12)	—	—	—	—	150,000	*	150,000	*
Ian Wong(13)	—	—	—	—	6,368,335	1.2%	6,368,335	1.3%
Julie Todaro(14)	—	—	—	—	255,123	*	255,123	*
Tom Willerer(15)	—	—	—	—	200,645	*	200,645	*
Elizabeth Stevens(16)	—	—	—	—	285,918	*	285,918	*
Adam Bain(10)	—	—	—	—	250,415	*	250,415	*
All Opendoor Technologies directors and executive officers as a group (seven individuals)	—	—	—	—	40,280,773	7.6%	40,280,773	8.3%

*
Less than one percent

(1)
Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is 317 University Ave, Suite 200, Palo Alto, CA 94301 and post-Business Combination is 1 Post Street, Floor 11, San Francisco, CA 94104.

(2)
Prior to the Closing, holders of record of SCH Class A ordinary shares and SCH Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by SCH shareholders and vote together as a single class, except as required by law; provided, that holders of SCH Class B ordinary shares have the right to elect all of SCH’s directors prior to the Closing, and holders of SCH’s Class A ordinary shares are not entitled to vote on the election of directors during such time. As a result of and upon the effective time of the Domestication, (a) each of the then issued and outstanding SCH Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Opendoor Technologies common stock and (b) each of the then issued and outstanding SCH Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Opendoor Technologies common stock.

(3)
Messrs. Palihapitiya and Osborne may be deemed to beneficially own securities held by SCH Sponsor II LLC by virtue of their shared control over SCH Sponsor II LLC.

(4)
According to the Schedule 13G filed on September 22, 2020, Suvretta Capital Management, LLC and Aaron Cowen share voting and dispositive power over 4,100,000 SCH Class A ordinary shares and Suvretta Master Fund, Ltd. shares voting and dispositive power over 4,047,240 of such SCH Class A ordinary shares. The address of the business office of Suvretta Capital Management, LLC and Aaron Cowen is 540 Madison Avenue, 7th Floor, New York, NY 10022 and the address of Suvretta Master Fund, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman

KY1-1104. Post-Business Combination amounts include 3,500,000 shares of Opendoor Technologies common stock to be purchased by Suvretta Capital Management, LLC, on behalf of certain advisory clients, in the PIPE Investment.
(5)
The address of SVF Excalibur (Cayman) Limited is Walkers Corporate Limited Cayman Corporate Centre, 27 Hospital Road George Town, Grand Cayman OT KY1-9008, Cayman Islands.

(6)
Consists of (i) 2,748,154 shares of Opendoor Technologies common stock held of record by Khosla Venture IV (CF), LP (“KV IV (CF)”), (ii) 42,985,736 shares of Opendoor Technologies common stock held of record by Khosla Ventures IV, LP (“KV IV”), (iii) 1,830 shares held of record by Khosla Ventures Seed B (CF), LP (“KV B (CF)”), and (iv) 32,241 shares of Opendoor Technologies common stock held of record by Khosla Ventures Seed B, LP (“KV B”). The general partner of KV IV (CF) and KV IV is Khosla Ventures Associates IV, LLC (“KVA IV”). The general partner of KV B (CF) and KV B is Khosla Ventures Seed Associates B, LLC (“KV Seed”). VK Services, LLC (“VK Services”) is the sole manager of KVA IV and KV Seed. Vinod Khosla is the managing member of VK Services. Mr. Weiden is a member of each of KVA IV and KV Seed. Each of Mr. Khosla, Mr. Weiden, VK Services and KVA IV may be deemed to share voting and dispositive power over the shares held by KV IV (CF) and KV IV. Mr. Khosla, Mr. Weiden, VK Services and KVA IV disclaim beneficial ownership of the shares held by KV IV (CF) and KV IV, except to the extent of their respective pecuniary interests therein. Each of Mr. Khosla, Mr. Weiden, VK Services and KVA may be deemed to share voting and dispositive power over the shares held by KV B (CF) and KV B. Mr. Khosla, Mr. Weiden, VK Services and KV Seed disclaim beneficial ownership of such shares held by KV B (CF) and KV B, except to the extent of their respective pecuniary interests therein. The address for Mr. Khosla, Mr. Weiden and each of the foregoing entities is 2128 Sand Hill Road, Menlo Park, California 94025.

(7)
Consists of 31,893,472 shares of Opendoor Technologies common stock owned directly by AI LiquidRE LLC (“AILR”) and 2,500,000 shares of OpendoorTechnologies common stock to be purchased by AILR in the PIPE Investment. Each of Access Industries Management, LLC (“AIM”) and Mr. Len Blavatnik may be deemed to beneficially own, and share investment and voting power over, the shares held directly by AILR because (i) Mr. Blavatnik is the controlling person of AIM and a majority of the outstanding voting interests in AILR and (ii) AIM is the controlling entity of AILR. Each of AIM and Mr. Blavatnik disclaim beneficial ownership of the shares held directly by AILR, except to the extent of their actual pecuniary interest therein. The address of Mr. Blavatnik and each of the foregoing entities is 40 West 57th Street, 28th Floor, New York, NY 10019.

(8)
Post-Business Combination amounts include 10,000,000 shares of Opendoor Technologies common stock to be purchased by Mr. Palihapitiya in the PIPE Investment.

(9)
Post-Business Combination amounts include 5,800,000 shares of Opendoor Technologies common stock to be purchased by Mr. Osborne in the PIPE Investment.

(10)
Includes 25,415 shares of Opendoor Technologies common stock and 225,000 shares of Opendoor Technologies common stock to be purchased by Mr. Bain in the PIPE Investment.

(11)
Includes 32,745,337 shares of Opendoor Technologies common stock and 25,000 shares of Opendoor Technologies common stock to be purchased by Mr. Wu in the PIPE Investment.

(12)
Includes 150,000 shares of Opendoor Technologies common stock to be purchased by Ms. Wheeler in the PIPE Investment.

(13)
Includes 6,348,335 shares of Opendoor Technologies common stock and 20,000 shares of Opendoor Technologies common stock to be purchased by Mr. Wong in the PIPE Investment.

(14)
Includes 255,123 shares of Opendoor Technologies common stock issuable upon the exercise of options exercisable as of or within 60 days of September 30, 2020.

(15)
Includes 200,645 shares of Opendoor Technologies common stock issuable upon the exercise of options exercisable as of or within 60 days of September 30, 2020.

(16)
Includes 32,689 shares of Opendoor Technologies common stock and 253,229 shares of Opendoor Technologies common stock issuable upon the exercise of options exercisable as of or within 60 days of September 30, 2020.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Social Capital Hedosophia Holdings Corp. II
Founder Shares
In January 2020, the Sponsor purchased 8,625,000 SCH Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.003 per share (after a subsequent share capitalization on April 27, 2020) (the “founder shares”). In March 2020, the Sponsor transferred 100,000 founder shares to each of David Spillane and Cipora Herman (two of SCH’s independent directors) at their original per-share purchase price. On April 27, 2020, SCH effected a pro rata share capitalization resulting in an increase in the total number of founder shares outstanding from 8,625,000 to 10,350,000 in order to maintain the ownership of founder shares at 20% of the issued and outstanding ordinary shares of SCH upon consummation of its initial public offering. The Sponsor received 1,725,000 founder shares in the share capitalization as a result of our independent directors waiving their right to receive shares in the share capitalization.
These founder shares are identical to the SCH Class A ordinary shares included in the units sold in SCH’s initial public offering, except that (i) only the holders of the founder shares have the right to vote on the election of directors prior to the initial business combination (as defined in the Cayman Constitutional Documents), (ii) the founder shares are subject to certain transfer restrictions, (iii) the holders of the founder shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the Founder Shares and public shares held by them in connection with the completion of a business combination, (y) their redemption rights with respect to any founder shares and public shares held by them in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by April 30, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the founder shares if SCH fails to complete a business combination by April 30, 2022, (iv) the founder shares are automatically convertible into SCH Class A ordinary shares at the time of the initial business combination and (v) the founder shares are entitled to registration rights.
In connection with the Business Combination, upon the Domestication, 10,350,000 founder shares will convert automatically, on a one-for-one basis, into a share of Opendoor Technologies common stock. For additional information, see “Domestication Proposal.”
Private Placement Warrants
Simultaneously with the consummation of the initial public offering of SCH, the Sponsor purchased 6,133,333 warrants to purchase one SCH Class A ordinary share at an exercise price of $11.50 (the “private placement warrants”) at a price of $1.50 per warrant, or $9.2 million in the aggregate, in a private placement. Each private placement warrant entitles the holder to purchase one SCH Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account of SCH. The private placement warrants may not be redeemed by us so long as they are held by the Sponsor or its permitted transferees. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units that were sold as part of the initial public offering of SCH. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis.
The private placement warrants are identical to the warrants included in the units sold in the initial public offering of SCH except that the private placement warrants: (i) are not redeemable by SCH, (ii) may be exercised for cash or on a cashless basis so long as they are held by the Sponsor or any of its permitted transferees and (iii) are entitled to registration rights (including the ordinary shares issuable upon exercise of the private placement warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the private placement warrants, including the SCH Class A ordinary shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the completion of SCH’s initial business combination.
In connection with the Business Combination, upon the Domestication, each of the 6,133,333 Private Placement Warrants will convert automatically into a warrant to acquire one share of Opendoor Technologies common stock pursuant to the Warrant Agreement. For additional information, see “Domestication Proposal.”
Registration Rights
The holders of the founder shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans, if any (and any SCH Class A ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement signed April 27, 2020 requiring SCH to register such securities for resale (in the case of the founder shares, only after conversion to SCH Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that SCH register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of SCH’s initial business combination and rights to require SCH to register for resale such securities pursuant to Rule 415 under the Securities Act. SCH will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “BCA Proposal — Related Agreements — Registration Rights Agreement.”
Subscription Agreements
Concurrently with the execution of the Merger Agreement, we entered into Subscription Agreements with the Sponsor Related PIPE Investors, pursuant to which the Sponsor Related PIPE Investors have subscribed for shares of Opendoor Technologies common stock in connection with the PIPE Investment. The Sponsor Related PIPE Investors are expected to fund $160,250,000 of the PIPE Investment, for which they will receive 16,025,000 shares of Opendoor Technologies common stock. Specifically, (i) ChaChaCha SPAC B, LLC, an entity affiliated with our Chairman and Chief Executive Officer Chamath Palihapitiya, subscribed for 10,000,000 shares of Opendoor Technologies common stock, (ii) Hedosophia Group Limited, an entity affiliated with our President and director Ian Osborne, subscribed for 5,800,000 shares of Opendoor Technologies common stock and (iii) 010118 Management, L.P., an entity affiliated our director Adam Bain, subscribed for 225,000 shares of Opendoor Technologies common stock. In addition, the Opendoor PIPE Investors participating in the PIPE Investment include Eric Wu (25,000 shares), Ian Wong (20,000 shares) and Carrie Wheeler (150,000 shares) who will be officers of Opendoor Technologies following the Business Combination.
The PIPE Investment will be consummated substantially concurrently with the closing of the Business Combination. For additional information, see “BCA Proposal — Approval of the Business Combination — Related Agreements — Subscription Agreements.”
Related Party Note and Advances
The Sponsor advanced SCH an aggregate of $21,631 to cover expenses related to the initial public offering. The advances were noninterest bearing and due on demand. Advances in the aggregate amount of $21,631 were repaid in February 2020.
On January 21, 2020, SCH issued an unsecured promissory note to the Sponsor, pursuant to which SCH borrowed an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the earlier of (i) June 30, 2020 and (ii) the completion of the initial public offering. The borrowings outstanding under the note in the amount of $300,000 were repaid upon the consummation of the initial public offering on April 30, 2020.

Prior to SCH’s initial business combination SCH’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on SCH’s behalf, although no such reimbursements will be made from the proceeds of SCH’s initial public offering held in the trust account prior to the completion of SCH’s initial business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of SCH’s officers and directors may, but are not obligated to, loan SCH funds as may be required. In the event that SCH’s initial business combination does not close, SCH may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1.5 million of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to the Sponsor. SCH does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as SCH does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.
SCH is not prohibited from pursuing a business combination with a company that is affiliated with the Sponsor, or SCH’s officers or directors or making the acquisition through a joint venture or other form of shared ownership with the Sponsor, or SCH’s officers or directors. In the event SCH seeks to complete a business combination with a target that is affiliated with the Sponsor, or SCH’s officers or directors, SCH, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to SCH from a financial point of view. SCH is not required to obtain such an opinion in any other context.
Administrative Services Agreement
SCH entered into an agreement whereby, commencing on April 27, 2020 through the earlier of the consummation of a business combination or SCH’s liquidation, SCH will pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and support services. For the three and six months ended June 30, 2020, the Company incurred $20,000 of such fees. As of June 30, 2020, $20,000 is included in accrued expenses in the accompanying condensed balance sheets.
Financial Advisor Fees Related to Public Offering
In connection with SCH’s initial public offering, the underwriters of SCH’s initial public offering agreed to reimburse SCH for amounts paid by SCH to Connaught (UK) Limited for financial advisory services in an amount equal to 10% of the discount paid to the underwriters, of which $720,000 was paid at the closing of SCH’s initial public offering and up to $1,449,000 will be payable at the time of the closing of SCH’s initial business combination. Connaught (UK) Limited is an affiliate of SCH, the Sponsor and certain of SCH’s directors and officers.
Opendoor
Carrie Wheeler Employment Offer Letter Agreement
Opendoor’s offer letter agreement with Ms. Wheeler (as amended, the “Wheeler Agreement”) provides for an unspecified term of employment and entitles her a sign-on bonus of $100,000 and an annual base salary of $350,000. In addition, pursuant to her employment letter agreement with Opendoor, Ms. Wheeler, is entitled to receive a total of 2,710,000 RSUs (the “Wheeler RSUs”), all of which are subject to (i) a liquidity-based vesting condition and (ii) either (a) a time-based vesting condition or (b) a performance-based vesting condition, in each case, subject to Ms. Wheeler’s continued employment with Opendoor through the applicable vesting date. For more information on the Wheeler RSUs, see “Summary of Proxy Statement/Prospectus — Interests of Opendoor’s Directors and Executives in the Business Combination.”

In the event Ms. Wheeler’s employment with Opendoor is terminated (i) by Opendoor without Cause (as defined below) or (ii) due to her resignation for Good Reason (as defined below), in each case, within 12 months following a Change of Control, then 100% of Ms. Wheeler’s RSUs with time-based vesting will become immediately vested. In addition, if Ms. Wheeler’s employment with us is terminated (i) by us without Cause (as defined below) or (ii) due to her resignation for Good Reason (as defined below), in each case, prior to such time as the performance based vesting criteria for her RSUs subject to performance-based vesting are satisfied, such RSUs shall remaining outstanding and shall vest as to performance when the applicable performance-based vesting criteria are satisfied, provided they are satisfied within 60 days of such termination. In addition, if Ms. Wheeler’s employment with us is terminated (i) by us without Cause or (ii) due to her resignation for Good Reason, in each case, prior to the first anniversary of the Wheeler Start Date, then she will have been deemed to have satisfied the time-based vesting requirements with respect to 25% of the Wheeler RSUs with time-based vesting that were granted on the Wheeler Start Date. In addition, if Ms. Wheeler’s employment with us is terminated (i) by us without Cause or (ii) due to her resignation for Good Reason in connection with or within 12 months following a Change of Control (as defined in the Wheeler Agreement), then she will have been deemed to have satisfied the time-based vesting requirements with respect to 100% of the Wheeler RSUs with time-based vesting that were granted on the Wheeler Start Date. The Business Combination would not constitute a Change of Control. The acceleration of the Wheeler RSUs is subject to Ms. Wheeler’s continued compliance with our confidential information and invention assignment agreement and her timely execution and non-revocation of a general release of claims against us. The Wheeler Agreement does not provide for any cash severance entitlements or benefit continuation.
For purposes of the Wheeler Agreement:
•
“Cause” is generally defined to mean, subject to certain notice requirements and cure rights, Ms. Wheeler’s: (i) material breach of the Wheeler Agreement, the confidential information and invention assignment agreement or any material written policy of Opendoor; (ii) intentional repeated willful misconduct or gross neglect of her duties; (iii) her willful repeated failure to follow reasonable and lawful instructions from Opendoor’s board of directors; (iv) her conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of Opendoor; (v) her commission of or participation in an act of fraud against Opendoor; or (vi) her intentional material damage to Opendoor’s business, property or reputation.

•
“Good Reason” is generally defined to mean, subject to certain notice requirements and cure rights: (i) a material reduction in her job responsibilities, duties, authority, or title (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in job responsibilities); (ii) a change in her reporting requirements so that she is no longer reporting solely to the person serving as the chief executive officer of Opendoor and/or Opendoor’s board of directors (provided that a change in reporting structure such that she reports primarily to such chief executive officer and/or board of directors of Opendoor following a Change of Control shall not constitute a change in her reporting requirements under this clause), (iii) a material reduction in her level of base compensation or total compensation unless such reduction is in connection and proportional to reductions to the compensation reductions to the other members of the management team and such reduction does not exceed 20% of her total cash compensation; (iv) a material breach of the Wheeler Agreement or the confidential information and invention assignment agreement by Opendoor; or (v) the requirement by Opendoor that she transfer her place of employment to a location that is outside of the greater San Francisco Bay Area.

Gautam Gupta Promissory Note
Opendoor granted Mr. Gupta the ability to exercise his option award up to an aggregate exercise price of $1.5 million with a 51% recourse promissory note (and pledge and security agreement) from Opendoor dated March 29, 2018, bearing interest at the rate of 2.31% per annum, compounding annually. On December 31, 2018 and December 31, 2019, the aggregate borrowings outstanding under the note, including interest, was $1.5 million and $1.6 million, respectively. The aggregate outstanding principal amount and interest under the loan shall be repaid in full prior to the Closing.

Warrants
On June 12, 2018, Opendoor entered into a warrant issuance agreement with Len X, LLC (formerly known as Lennar Ventures, LLC) (“Lennar”) in exchange for business and technical advisory services. Jon Jaffe, a member of Opendoor’s board of directors, is an affiliate of Lennar. Under the warrant issuance agreement, Opendoor is obligated to issue to Lennar or an affiliate certain warrants exercisable for shares of Opendoor’s Series E preferred stock (such warrants, the “Lennar Series E Warrants”). Opendoor has issued two Lennar Series E Warrants pursuant to the warrant issuance agreement on June 30, 2019 and June 30, 2020 with respect to 75,025 and 150,051 shares of Series E preferred stock, respectively, at an exercise price of $9.58 per share. The outstanding Lennar Series E Warrants provide the holder of such warrants the right to purchase an aggregate of 225,076 shares of Opendoor’s Series E preferred stock in exchange for proceeds of $2.2 million. The Lennar Series E Warrants will be exercised in full or terminated without exercise in accordance with their respective terms on or prior to the Closing.
Series E Preferred Stock Financing
From May 2018 through August 2018, Opendoor sold an aggregate of 55,867,611 shares of its Series E preferred stock to related persons at a purchase price of approximately $9.58 per share. The following table summarizes purchases of Series E preferred stock from Opendoor by such related persons:
Name	Shares of Series E Preferred Stock	Total Purchase Price
AI LiquidRE LLC(1)	5,220,296	$49,999,995.09
Khosla Ventures IV, LP and its affiliates(2)	10,440	$99,994.33
GGV Capital Select L.P.(3)	1,044,059	$9,999,997.11
SVF Excalibur (Cayman) Limited(4)	41,762,372	$399,999,999.03
LV Opendoor JV, LLC(5)	5,220,296	$49,999,995.09
Norwest Venture Partners XIV, LP(6)	2,610,148	$24,999,997.55
Total	55,867,611	$535,099,978.20

(1)
Pueo Keffer is a member of the Opendoor board of directors and an affiliate of AI LiquidRE LLC. AI LiquidRE LLC currently holds more than 5% of Opendoor’s capital stock.

(2)
David Weiden is a member of the Opendoor board of directors and an affiliate of Khosla Ventures IV, LP. Entities affiliated with Khosla Ventures IV, LP currently hold more than 5% of Opendoor’s capital stock.

(3)
Glenn Solomon is a member of the Opendoor board of directors and an affiliate of GGV Capital Select L.P. Entities affiliated with GGV Capital Select L.P. currently hold more than 5% of Opendoor’s capital stock.

(4)
Jeff Housenbold is a member of the Opendoor board of directors and is an affiliate of SVF Excalibur (Cayman) Limited. SVF Excalibur (Cayman) Limited currently holds more than 5% of Opendoor’s capital stock.

(5)
Jon Jaffe is a member of the Opendoor board of directors and is an affiliate of LV Opendoor JV, LLC.

(6)
Jeff Crowe is a member of the Opendoor board of directors and is an affiliate of Norwest Venture Partners, L.P.

Series E-2 Preferred Stock Financing
From February 2019 through May 2019, Opendoor sold an aggregate of 5,937,178 shares of its Series E-2 preferred stock to related persons at a purchase price of approximately $13.33 per share. The following table summarizes purchases of Series E-2 preferred stock from Opendoor by such related persons:
Name	Shares of Series E-2 Preferred Stock	Total Purchase Price
AI LiquidRE LLC(1)	1,623,213	$21,635,481.44
Khosla Ventures IV, LP and its affiliates(2)	37,512	$499,989.96
GGV Capital Select L.P.(3)	75,025	$999,993.22
SVF Excalibur (Cayman) Limited(4)	3,751,275	$49,999,994.22
LV Opendoor JV, LLC(5)	300,102	$3,999,999.54
Norwest Venture Partners XIV, LP(6)	150,051	$1,999,999.77
Total	5,937,178	$79,135,458.15

(1)
Pueo Keffer is a member of the Opendoor board of directors and an affiliate of AI LiquidRE LLC. AI LiquidRE LLC currently holds more than 5% of Opendoor’s capital stock.

(2)
David Weiden is a member of the Opendoor board of directors and an affiliate of Khosla Ventures IV, LP. Entities affiliated with Khosla Ventures IV, LP currently hold more than 5% of Opendoor’s capital stock.

(3)
Glenn Solomon is a member of the Opendoor board of directors and an affiliate of GGV Capital Select L.P. Entities affiliated with GGV Capital Select L.P. currently hold more than 5% of Opendoor’s capital stock.

(4)
Jeff Housenbold is a member of the Opendoor board of directors and is an affiliate of SVF Excalibur (Cayman) Limited. SVF Excalibur (Cayman) Limited currently holds more than 5% of Opendoor’s capital stock.

(5)
Jon Jaffe is a member of the Opendoor board of directors and is an affiliate of LV Opendoor JV, LLC.

(6)
Jeff Crowe is a member of the Opendoor board of directors and is an affiliate of Norwest Venture Partners, L.P.

Investors’ Rights Agreement
Opendoor is party to the Sixth Amended and Restated Investors’ Rights Agreement, dated as of February 8, 2019, which grants registration rights and information rights, among other things, to certain holders of its capital stock, including (i) entities affiliated with AILiquidRE LLC, Khosla Ventures IV, LP, GGV Capital Select L.P. and SVF Excalibur (Cayman) Limited, each of which currently hold more than 5% of Opendoor’s capital stock, (ii) LV Opendoor JV, LLC, which is affiliated with Opendoor director, Jon Jaffe, and (iii) Norwest Venture Partners, L.P., which is affiliated with Opendoor director, Jeff Crowe. Pueo Keffer, David Weiden, Glenn Solomon and Jeff Housenbold, each of whom are directors of Opendoor, are affiliated with AILiquidRE LLC, Khosla Ventures IV, LP, GGV Capital Select L.P. and SVF Excalibur (Cayman) Limited, respectively. This agreement will terminate upon the Closing.
Right of First Refusal
Pursuant to the 2014 Plan and certain agreements with its stockholders, including the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of February 8, 2019 (the “ROFR Agreement”), Opendoor or its assignees have the right to purchase shares of Opendoor capital stock which certain stockholders propose to sell to other parties. Certain holders of Opendoor capital stock, including (i) entities affiliated with AILiquidRE LLC, Khosla Ventures IV, LP, GGV Capital Select L.P. and SVF Excalibur (Cayman) Limited, each of which currently hold more than 5% of Opendoor’s capital stock, (ii) LV Opendoor JV, LLC, which is affiliated with Opendoor director, Jon Jaffe, and (iii) Norwest Venture

Partners, L.P., which is affiliated with Opendoor director, Jeff Crowe, have rights of first refusal and co-sale under the ROFR Agreement. Pueo Keffer, David Weiden, Glenn Solomon and Jeff Housenbold, each of whom are directors of Opendoor, are affiliated with AILiquidRE LLC, Khosla Ventures IV, LP, GGV Capital Select L.P. and SVF Excalibur (Cayman) Limited, respectively. These rights will terminate upon the Closing.
Voting Agreement
Opendoor is a party to the Sixth Amended and Restated Voting Agreement, dated as of February 8, 2019, pursuant to which certain holders of its capital stock, including (i) entities affiliated with AILiquidRE LLC, Khosla Ventures IV, LP, GGV Capital Select, L.P. and SVF Excalibur (Cayman) Limited, each of which currently hold more than 5% of Opendoor’s capital stock, (ii) LV Opendoor JV, LLC, which is affiliated with Opendoor director, Jon Jaffe, and (iii) Norwest Venture Partners, L.P., which is affiliated with Opendoor director, Jeff Crowe, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. Pueo Keffer, David Weiden, Glenn Solomon and Jeff Housenbold, each of whom are directors of Opendoor, are affiliated with AILiquidRE LLC, Khosla Ventures IV, LP, GGV Capital Select L.P. and SVF Excalibur (Cayman) Limited, respectively. This agreement will terminate upon the Closing.
Director and Officer Indemnification
Opendoor’s charter and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Opendoor has entered into indemnification agreements with each of its directors. Following the Business Combination, Opendoor expects that these agreements will be replaced with new indemnification agreements for each post-Closing director and officer of Opendoor Technologies. For additional information, see “Description of Opendoor Technologies Securities — Limitations on Liability and Indemnification of Officers and Directors.”
PIPE Investment
Opendoor PIPE Investors entered into Subscription Agreements with SCH, pursuant to which the Opendoor PIPE Investors have subscribed for shares of Opendoor Technologies common stock in connection with the PIPE Investment. Opendoor PIPE Investors participating in the PIPE Investment include (i) Eric Wu (25,000 shares), Carrie Wheeler (150,000 shares), Ian Wong (20,000 shares) and Gautam Gupta (20,000 shares), Opendoor’s CEO, CFO, CTO and former CFO, respectively, (ii) AI LiquidRE LLC (2,500,000 shares), which currently holds more than 5% of Opendoor’s capital stock and (iii) Len X, LLC (1,000,000 shares), an entity affiliated with Opendoor director, Jon Jaffe.
Policies and Procedures for Related Person Transactions
Effective upon the consummation of the Business Combination, the board of directors of Opendoor Technologies will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•
any person who is, or at any time during the applicable period was, one of Opendoor Technologies’ executive officers or directors;

•
any person who is known by the post-combination company to be the beneficial owner of more than 5% of Opendoor Technologies voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Opendoor Technologies’ voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Opendoor Technologies’ voting stock; and
•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Opendoor Technologies will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
SCH is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law and SCH’s memorandum and articles of association govern the rights of its shareholders. The Cayman Islands Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the memorandum and articles of association will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Opendoor Technologies, your rights will differ in some regards as compared to when you were a shareholder of SCH.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of SCH and Opendoor Technologies according to applicable law or the organizational documents of SCH and Opendoor Technologies.
This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of SCH, attached to this proxy statement/prospectus as Annex H, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex I and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex J. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to Opendoor Technologies and SCH, respectively.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations
Mergers generally require approval of a majority of all outstanding shares.
Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.
Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.
Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.
A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

	Delaware	Cayman Islands
Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Law and SCH’s amended and restated memorandum and articles of association law, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).
Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal D).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors of SCH owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

	Delaware	Cayman Islands
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF OPENDOOR TECHNOLOGIES SECURITIES
The following summary of certain provisions of Opendoor Technologies securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex I and Annex J, respectively.
Authorized Capitalization
General
The total amount of Opendoor Technologies’ authorized capital stock consists of     shares of Opendoor Technologies common stock, par value $0.0001 per share, and     shares of Opendoor Technologies preferred stock, par value $0.0001 per share. Opendoor Technologies expects to have approximately     million shares of Opendoor Technologies common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares and assuming no public shareholders exercise their redemption rights in connection with the Business Combination.
The following summary describes all material provisions of Opendoor Technologies’ capital stock. Opendoor Technologies urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex I and Annex J, respectively).
Preferred Stock
The Board of Opendoor Technologies has authority to issue shares of Opendoor Technologies’ preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of Opendoor Technologies’ preferred stock could have the effect of decreasing the trading price of Opendoor Technologies’ common stock, restricting dividends on Opendoor Technologies’ capital stock, diluting the voting power of Opendoor Technologies’ common stock, impairing the liquidation rights of Opendoor Technologies’ capital stock, or delaying or preventing a change in control of Opendoor Technologies.
Common Stock
Opendoor Technologies common stock is not entitled to preemptive or other similar subscription rights to purchase any of Opendoor Technologies’ securities. Opendoor Technologies common stock is neither convertible nor redeemable. Unless Opendoor Technologies’ board of directors determines otherwise, Opendoor Technologies will issue all of Opendoor Technologies’ capital stock in uncertificated form.
Voting Rights
Each holder of Opendoor Technologies common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Proposed Certificate of Incorporation. The Proposed Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
Dividend Rights
Each holder of shares of Opendoor Technologies’ capital stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of Opendoor Technologies’ assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Opendoor Technologies’ Preferred Stock, if any, and any contractual limitations on Opendoor Technologies’ ability to declare and pay dividends.
Other Rights
Each holder of Opendoor Technologies common stock is subject to, and may be adversely affected by, the rights of the holders of any series of Opendoor Technologies preferred stock that Opendoor Technologies may designate and issue in the future.
Liquidation Rights
If Opendoor Technologies is involved in voluntary or involuntary liquidation, dissolution or winding up of Opendoor Technologies’ affairs, or a similar event, each holder of Opendoor Technologies common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Opendoor Technologies preferred stock, if any, then outstanding.
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Opendoor Technologies. Opendoor Technologies expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Opendoor Technologies to first negotiate with the Board, which Opendoor Technologies believes may result in an improvement of the terms of any such acquisition in favor of Opendoor Technologies’ stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.
Special Meetings of Stockholders
The Proposed Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of the Board, (b) the Board, (c) the Chief Executive Officer of Opendoor Technologies or (d) the President of Opendoor Technologies, provided that such special meeting may be postponed, rescheduled or cancelled by the Board or other person calling the meeting.
Action by Written Consent
The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.
Removal of Directors
The Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of Opendoor Technologies entitled to vote at an election of directors.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2∕3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Certificate of Incorporation, Opendoor Technologies opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation provides that Opendoor Technologies will indemnify Opendoor Technologies’ directors to the fullest extent authorized or permitted by applicable law. Opendoor Technologies expects to enter into agreements to indemnify Opendoor Technologies’ directors, executive officers and other employees as determined by the Board. Under the Proposed Bylaws, Opendoor Technologies is required to indemnify each of Opendoor Technologies’ directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Opendoor Technologies or was serving at Opendoor Technologies’ request as a director, officer, employee or agent for another entity. Opendoor Technologies must indemnify Opendoor Technologies’ officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Opendoor Technologies, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Bylaws also require Opendoor Technologies to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by Opendoor Technologies. Any claims for indemnification by Opendoor Technologies’ directors and officers may reduce Opendoor Technologies’ available funds to satisfy successful third-party claims against Opendoor Technologies and may reduce the amount of money available to Opendoor Technologies.
Exclusive Jurisdiction of Certain Actions
The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of Opendoor Technologies, actions against directors, officers and employees for breach of fiduciary duty, any provision of the DGCL, the Proposed Certificate of Incorporation, the Proposed Bylaws and other similar actions may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of the Proposed Certificate of Incorporation and (b) service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although Opendoor Technologies believes this provision benefits Opendoor Technologies by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Opendoor Technologies’ directors and officers.
Transfer Agent
The transfer agent for Opendoor Technologies common stock will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF OPENDOOR TECHNOLOGIES SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Opendoor Technologies common stock or Opendoor Technologies warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Opendoor Technologies at the time of, or at any time during the three months preceding, a sale and (ii) Opendoor Technologies is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Opendoor Technologies was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Opendoor Technologies common stock shares or Opendoor Technologies warrants for at least six months but who are affiliates of Opendoor Technologies at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of Opendoor Technologies common stock then outstanding; or

•
the average weekly reported trading volume of Opendoor Technologies’ common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Opendoor Technologies under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Opendoor Technologies.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after SCH has completed SCH’s initial business combination.
SCH anticipates that following the consummation of the Business Combination, Opendoor Technologies will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
Opendoor Technologies’ Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Opendoor Technologies’ Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of Opendoor Technologies’ board of directors, (ii) otherwise properly brought before such meeting by or at the direction of Opendoor Technologies’ board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of Opendoor Technologies both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in Opendoor Technologies’ Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for Opendoor Technologies’ annual meeting of stockholders, Opendoor Technologies’ secretary must receive the written notice at Opendoor Technologies’ principal executive offices:
•
not earlier than the 90th day; and

•
not later than the 120th day,

before the one-year anniversary of the preceding year’s annual meeting.
In the event that no annual meeting was held in the previous year or Opendoor Technologies holds its annual meeting of stockholders more than more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.
Accordingly, for Opendoor Technologies’     annual meeting, assuming the meeting is held on     ,     , notice of a nomination or proposal must be delivered to Opendoor Technologies no later than     ,     and no earlier than     . Nominations and proposals also must satisfy other requirements set forth in the bylaws.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the     annual general meeting pursuant to Rule 14a-8, assuming the meeting is held on     , must be received at SCH’s principal office on or before     ,     and must comply with Rule 14a-8.
Stockholder Director Nominees
Opendoor Technologies’ Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of Opendoor Technologies’ Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by Opendoor Technologies’ Proposed Bylaws. In addition, the stockholder must give timely notice to Opendoor Technologies’ secretary in accordance with Opendoor Technologies’ Proposed Bylaws, which, in general, require that the notice be received by Opendoor Technologies’ secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with SCH’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Social Capital Hedosophia Holdings Corp. II, 317 University Ave, Suite 200, Palo Alto, CA 94301. Following the Business Combination, such communications should be sent in care of Opendoor Technologies, 1 Post Street, Floor 11, San Francisco, CA 94104. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, has passed upon the validity of the securities of Opendoor Technologies offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS
The financial statements of Social Capital Hedosophia Holdings Corp. II as of December 31, 2019, and for the year ended for the period from October 18, 2019 (inception) through December 31, 2019, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The combined financial statements of Opendoor Labs Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, SCH and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of SCH’s annual report to shareholders and SCH’s proxy statement. Upon written or oral request, SCH will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that SCH deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that SCH deliver single copies of such documents in the future. Shareholders may notify SCH of their requests by calling or writing SCH at its principal executive offices at 317 University Ave, Suite 200, Palo Alto, CA 94301 or (650) 521-9007.

ENFORCEABILITY OF CIVIL LIABILITY
SCH is a Cayman Islands exempted company. If SCH does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon SCH. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against SCH in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, SCH may be served with process in the United States with respect to actions against SCH arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of SCH’s securities by serving SCH’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
SCH has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
SCH files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SCH at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, SCH’s corporate website under the heading “Documents,” at http://www.socialcapitalhedosophiaholdings.com. SCH’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to SCH has been supplied by SCH, and all such information relating to Opendoor has been supplied by Opendoor, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.
Incorporation by Reference of Certain of SCH’s Filings with the SEC
The SEC allows SCH to “incorporate by reference” certain information filed with the SEC into this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact via phone or in writing:
Morrow Sodali
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call: (203) 658-9400
Email: IPOB.info@investor.morrowsodali.com

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2020

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
CONDENSED BALANCE SHEETS
	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$987,699	$—
Prepaid expenses	342,117	—
Total Current Assets	1,329,816	—
Deferred offering costs	—	52,673
Cash and Marketable securities held in Trust Account	414,025,917	—
TOTAL ASSETS	$415,355,733	$52,673
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accrued expenses	$118,798	$—
Accrued offering costs	18,026	52,673
Advance from related party	—	21,631
Total Current Liabilities	136,824	74,304
Deferred underwriting fee payable	14,490,000	—
TOTAL LIABILITIES	14,626,824	74,304
Commitments
Class A ordinary shares subject to possible redemption, 39,570,413 and no shares at redemption value at June 30, 2020 and December 31, 2019, respectively	395,728,902	—
Shareholders’ Equity (Deficit)
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,829,587 and none issued and outstanding (excluding 39,570,413 and no shares subject to possible redemption) at June 30, 2020 and December 31, 2019, respectively	183	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,350,000 and one shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	1,035	—
Additional paid-in capital	5,298,322	—
Accumulated deficit	(299,533)	(21,631)
Total Shareholders’ Equity (Deficit)	5,000,007	(21,631)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$415,355,733	$52,673

The accompanying notes are an integral part of the unaudited condensed financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
CONDENSED STATEMENT OF OPERATIONS
(Unaudited)
	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Formation and operating costs	$303,819	$303,819
Loss from operations	(303,819)	(303,819)
Other income:
Interest income	25,917	25,917
Net Loss	$(277,902)	$(277,902)
Weighted average shares outstanding, basic and diluted(1)	11,111,082	9,066,530
Basic and diluted net loss per ordinary share(2)	$(0.03)	$(0.03)

(1)
Excludes an aggregate of 39,570,413 shares subject to possible redemption.

(2)
Net loss per ordinary share — basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $24,771 for each of the three and six months ended June 30, 2020 (see Note 2).

The accompanying notes are an integral part of the unaudited condensed financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
THREE AND SIX MONTHS ENDED JUNE 30, 2020
(Unaudited)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	—	$—	1	$—	$—	$(21,631)	$(21,631)
Cancellation of Class B ordinary share	—	—	(1)	—	—	—	—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	10,350,000	1,035	23,965	—	25,000
Net loss	—	—	—	—	—	—	—
Balance – March 31, 2020	—	—	10,350,000	1,035	23,965	(21,631)	3,369
Sale of 41,400,000 Units, net of underwriting discount and offering expenses	41,400,000	4,140	—	—	391,799,302	—	391,803,442
Sale of 6,133,333 Private Placement Warrants	—	—	—	—	9,200,000	—	9,200,000
Ordinary shares subject to redemption	(39,570,413)	(3,957)	—	—	(395,724,945)	—	(395,728,902)
Net loss	—	—	—	—	—	(277,902)	(277,902)
Balance – June 30, 2020	1,829,587	$183	10,350,000	$1,035	$5,298,322	$(299,533)	$5,000,007

(1)
Included an aggregate of up to 1,350,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full (see Note 7).

The accompanying notes are an integral part of the unaudited condensed financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
CONDENSED STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2020
(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(277,902)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(25,917)
Changes in operating assets and liabilities:
Prepaid expenses	(342,117)
Accrued expenses	118,798
Net cash used in operating activities	(527,138)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(414,000,000)
Net cash used in investing activities	(414,000,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	406,800,000
Proceeds from sale of Private Placement Warrants	9,200,000
Repayment of advances from related parties	(21,631)
Proceeds from promissory note – related party	300,000
Repayment of promissory note – related party	(300,000)
Payment of offering costs	(488,532)
Net cash provided by financing activities	415,514,837
Net Change in Cash	987,699
Cash – Beginning	—
Cash – Ending	$987,699
Non-cash investing and financing activities:
Initial classification of ordinary shares subject to possible redemption	$396,006,810
Change in value of ordinary shares subject to possible redemption	$(277,908)
Deferred underwriting fee	$14,490,000
Offering costs included in accrued offering costs	$282,310
The accompanying notes are an integral part of the unaudited condensed financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Social Capital Hedosophia Holdings Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on October 18, 2019. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on businesses in the technology industries primarily located in the United States. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2020, the Company had not commenced any operations. All activity for the period from October 18, 2019 (inception) through June 30, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statements for the Company’s Initial Public Offering became effective on April 27, 2020. On April 30, 2020, the Company consummated the Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 5,400,000 Units, at $10.00 per Unit, generating gross proceeds of $414,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,133,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to SCH Sponsor II LLC (the “Sponsor”), generating gross proceeds of $9,200,000, which is described in Note 4.
Transaction costs amounted to $22,196,558 consisting of $7,200,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $506,558 of other offering costs. In addition, at June 30,2020, cash of $987,699 was held outside of the Trust Account (as defined below) and is available for working capital purposes.
Following the closing of the Initial Public Offering on April 30, 2020, an amount of $414,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account, calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
the Company to pay its tax obligations. The per-share amount to be distributed to the Public Shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets, after payment of the deferred underwriting commission, of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote and a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination or seek to sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, subject to the immediately succeeding paragraph, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will be restricted from redeeming its shares with respect to more than 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination (and not seek to sell its shares to the Company in any tender offer the Company undertakes in connection with its initial Business Combination) and (b) not to propose an amendment to the Amended and Restated Memorandum of Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until April 30, 2022 (the “Combination Period”) to consummate a Business Combination. However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account ($10.00 per share, plus any pro rata interest earned on the Trust Fund not previously released to the Company and less up to $100,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Founder Shares or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on April 29, 2020, as well as the Company’s Current Reports on Form 8-K, as filed with the SEC on April 30, 2020 and May 6, 2020. The interim results for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2020 and December 31, 2019.
Cash and Marketable Securities Held in Trust Account
At June 30, 2020, the assets held in the Trust Account were held in cash. In July 2020, the Company invested the cash held in the Trust Account in U.S. Treasury securities and money market funds.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOLs”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.
Net Loss per Ordinary Share
Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at June 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 19,933,333 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants into ordinary shares is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
Reconciliation of Net Loss Per Ordinary Share
The Company’s net loss is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:
	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Net loss	$(277,902)	$(277,902)
Less: Income attributable to ordinary shares subject to possible redemption	(24,771)	(24,771)
Adjusted net loss	$(302,673)	$(302,673)
Weighted average shares outstanding, basic and diluted	11,111,082	9,066,530
Basic and diluted net loss per ordinary share	$(0.03)	$(0.03)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 41,400,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 5,400,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,133,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $9,200,000. Each Private Placement Warrant is exercisable for one Class A Share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In October 2019, the Company issued one ordinary share to the Sponsor for no consideration. On January 21, 2020, the Company cancelled the one share issued in October 2019 and the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000. On April 27, 2020, the Company effected a share capitalization, resulting in 10,350,000 Founder Shares issued and outstanding as of such date. All share and per-share amounts have been retroactively restated to reflect the share capitalization. The Founder Shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to certain adjustments, as described in Note 7.
The Founder Shares included an aggregate of up to 1,350,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Class B ordinary shares or Class A ordinary shares received upon conversion thereof (together, “Founder Shares”) until the earlier of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Advances — Related Party
The Sponsor advanced the Company an aggregate of $21,631 to cover expenses related to the Initial Public Offering. The advances were non-interest bearing and due on demand. Advances in the aggregate amount of $21,631 were repaid in February 2020.
Promissory Note — Related Party
On January 21, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the earlier of (i) June 30, 2020 and (ii) the completion of the Initial Public Offering. The borrowings outstanding under the note in the amount of $300,000 were repaid upon the consummation of the Initial Public Offering on April 30, 2020.
Administrative Support Agreement
The Company entered into an agreement whereby, commencing on April 27, 2020, the Company will pay an affiliate of the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
monthly fees. For the three and six months ended June 30, 2020, the Company incurred $20,000 of such fees. As of June 30, 2020, $20,000 is included in accrued expenses in the accompanying condensed balance sheets.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
NOTE 6. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on April 27, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $14,490,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Financial Advisory Fee
The underwriters agreed to reimburse the Company for an amount equal to 10% of the discount paid to the underwriters for financial advisory services provided by Connaught (UK) Limited in connection with the Initial Public Offering, of which $720,000 was paid at the closing of the Initial Public Offering and up to $1,449,000 will be payable at the time of the closing of a Business Combination.
NOTE 7. SHAREHOLDERS’ EQUITY
Preferred Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations,

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At June 30, 2020 and December 31, 2019, there were no preferred shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 1,829,587 and no Class A ordinary shares issued or outstanding, excluding 39,570,413 and no Class A ordinary shares subject to possible redemption, respectively.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 10,350,000 and one Class B ordinary shares issued and outstanding, respectively.
Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law.
The Class B Shares will automatically convert into Class A ordinary shares on the first business day following the completion of the Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Founder Shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares) so that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the ordinary shares issued and outstanding upon completion of the Initial Public Offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of redemptions), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
upon exercise of the Public Warrants. The Company will use it commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder and

•
if, and only if, the reported last sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like).

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A ordinary shares;

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable as described above so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	June 30, 2020
Assets:
Cash and Marketable securities held in Trust Account	1	$414,025,917
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.
In July 2020, the Company invested the cash held in the Trust Account in U.S. Treasury securities and money market funds.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholder and the Board of Directors of
Social Capital Hedosophia Holdings Corp. II
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Social Capital Hedosophia Holdings Corp. II (the “Company”) as of December 31, 2019 and the related statements of operations, changes in shareholder’s deficit and cash flows for the period from October 18, 2019 (inception) through December 31, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and the results of its operations and its cash flows for the period from October 18, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of financing, and the Company’s cash and working capital as of December 31, 2019 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
January 31, 2020, except for Note 8 as to which the date is April 29, 2020

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
BALANCE SHEET
DECEMBER 31, 2019
ASSETS
Current asset – cash	$—
Deferred offering costs	52,673
Total Assets	$52,673
LIABILITIES AND SHAREHOLDER’S DEFICIT
Current Liabilities
Accrued offering costs	$52,673
Advance from related party	21,631
Promissory note – related party	—
Total Current Liabilities	74,304
Commitments
Shareholder’s Deficit
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none outstanding as of December 31, 2019	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none outstanding as of December 31, 2019	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 1 share issued and outstanding as of December 31, 2019	—
Additional paid in capital	—
Accumulated deficit	(21,631)
Total Shareholder’s Deficit	(21,631)
TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$52,673
The accompanying notes are an integral part of these financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
STATEMENT OF OPERATIONS
For the Period from October 18, 2019
(Inception) Through December 31, 2019
Formation costs	$21,631
Net Loss	$(21,631)
Weighted average shares outstanding, basic and diluted	1
Basic and diluted net loss per ordinary share	$(21,631)
The accompanying notes are an integral part of these financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT
For the Period from October 18, 2019
(Inception) Through December 31, 2019
	Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount
Balance – October 18, 2019 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary share	1	—	—	—	—
Net loss	—	—	—	(21,631)	(21,631)
Balance – December 31, 2019	1	—	—	(21,631)	(21,631)
The accompanying notes are an integral part of these financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
STATEMENT OF CASH FLOWS
For the Period from October 18, 2019
(Inception) Through December 31, 2019
Cash Flows from Operating Activities:
Net loss	$(21,631)
Net cash used in operating activities	(21,631)
Cash Flows from Financing Activities:
Proceeds from sale of Class B ordinary shares to Sponsor	—
Advances from related party	21,631
Proceeds from promissory note	—
Net cash provided by financing activities	21,631
Net Change in Cash	—
Cash – Beginning of period	—
Cash – End of period	$—
Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$52,673
The accompanying notes are an integral part of these financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization and Plan of Business Operations
Social Capital Hedosophia Holdings Corp. II (the “Company”) is a newly incorporated blank check company incorporated as a Cayman Islands exempted company on October 18, 2019. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on businesses in the technology industries primarily located in the United States. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2019, the Company had not commenced any operations. All activity for the period from October 18, 2019 (inception) through December 31, 2019 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering.
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 36,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per unit (or 41,400,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3 and the sale of 6,133,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Company’s sponsor, SCH Sponsor II LLC (f/k/a SCH Sponsor Corp. II), a Cayman Islands limited liability company (the “Sponsor”), that will close simultaneously with the Proposed Public Offering.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The New York Stock Exchange rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Public Offering, management has agreed that $10.00 per Unit sold in the Proposed Public Offering, including proceeds of the sale of the Private Placement Warrants, will be held in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
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Trust Account (initially $10.00 per share) as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The per-share amount to be distributed to the Public Shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination only if the Company has net tangible assets, after payment of the deferred underwriting commission, of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote and a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination or seek to sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, subject to the immediately succeeding paragraph, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to 15% or more of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination (and not seek to sell its shares to the Company in any tender offer the Company undertakes in connection with its initial business combination) and (b) not to propose an amendment to the Amended and Restated Memorandum of Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within Combination Period or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until 24 months from the closing of the Proposed Public Offering to consummate a Business Combination. However, if the Company has not completed a Business Combination within 24 months of the closing of the Proposed Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any),

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
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subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account (initially anticipated to be approximately $10.00 per share, plus any pro rata interest earned on the Trust Fund not previously released to the Company and less up to $100,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Founder Shares or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
At December 31, 2019, the Company had $0 in cash and a working capital deficit of $74,304. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management plans to address this uncertainty through a Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
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auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019.
Deferred offering costs
Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
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ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net loss per share
Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. At December 31, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 3 — Proposed Public Offering
Pursuant to the Proposed Public Offering, the Company will offer for sale up to 36,000,000 Units (or 41,400,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
Note 4 — Private Placement
The Sponsor has committed to purchase an aggregate of 6,133,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($9,200,000 in the aggregate ) from the Company in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. The proceeds from the sale of the Private Placement Warrants will be added to the net proceeds from the Proposed Public Offering held in the Trust Account. Each Private Placement Warrant is exercisable for one Class A Share at

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
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a price of $11.50 per share, subject to adjustment (see Note 7). If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
Note 5 — Related Party Transactions
Founder Shares
In October 2019, the Company issued one ordinary share to the Sponsor for no consideration.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Class B ordinary shares or Class A ordinary shares received upon conversion thereof (together, “Founder Shares”) until the earlier of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Advances — Related Party
The Sponsor advanced the Company an aggregate of $21,631 to cover expenses related to the Initial Public Offering. The advances are non-interest bearing and due on demand. At December 31, 2019, advances of $21,631 were outstanding.
Administrative Services Agreement
The Company will enter into an agreement pursuant to which it will pay an affiliate of the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
Note 6 — Commitments
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued on conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Propose Public Offering requiring the Company

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
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to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company will grant the underwriters a 45-day option to purchase up to 5,400,000 additional Units to cover over-allotments at the Proposed Public Offering price, less the underwriting discounts and commissions.
The underwriters will be entitled to a cash underwriting discount of $7,200,000 in the aggregate, payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $12,600,000 in the aggregate (or $14,490,000 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Financial Advisory Fee
The Company intends to engage Connaught (UK) Limited (“Connaught”) to provide financial advisory services in connection with the Proposed Public Offering. The Company will pay Connaught a fee in an amount equal to 10% of the underwriting commission payable to the underwriters. The fee to Connaught will be paid in part at the closing of the Proposed Public Offering and in part at the closing of the Business Combination, in the same proportion as the non-deferred and deferred underwriting commission payable to the underwriters. The underwriters have agreed to reimburse the Company for the fee to Connaught as it becomes payable out of the underwriting commission.
Note 7 — Shareholder’s Equity
Preferred Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2019, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2019, there were no Class A ordinary shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2019, there was one Class B ordinary share issued and outstanding.
Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
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The Class B Shares will automatically convert into Class A ordinary shares on the first business day following the completion of the Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of a Business Combination, the ratio at which Founder Shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares) so that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the ordinary shares issued and outstanding upon completion of the Proposed Public Offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of redemptions), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use it commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder and

•
if, and only if, the reported last sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
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$18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like).
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A ordinary shares;

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable as

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
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described above so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Note 8 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to January 31, 2020, the date that the financial statements were available to be issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
Founder Shares
On January 21, 2020, the Company cancelled the one share issued in October 2019 and the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000. On April 27, 2020, the Company effected a share capitalization, resulting in 10,350,000 Founder Shares issued and outstanding as of such date. The Founder Shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.
The Founder Shares include an aggregate of up to 1,350,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Proposed Public Offering.
Promissory Note — Related Party
On January 21, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, of which $300,000 was outstanding under the Promissory Note as of January 21, 2020. The note is non-interest bearing and payable on the earlier of (i) June 30, 2020 and (ii) the completion of the Proposed Public Offering.
As a result of the execution of the underwriting agreement on April 27, 2020, the financial statements have been modified to reflect the final terms of the agreement.

OPENDOOR LABS INC.

Opendoor Labs Inc.
Consolidated Balance Sheets
(In thousands, except share data, unaudited)
		June 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$458,058	$405,080
Restricted cash		207,647	279,742
Marketable securities		102,056	43,576
Mortgage loans held for sale pledged under agreements to repurchase	(3)	11,185	2,116
Escrow receivable		9,704	13,882
Real estate inventory, net		263,709	1,312,369
Other current assets ($626 and $100 carried at fair value)	(3)	18,700	30,879
Total current assets		1,071,059	2,087,644
PROPERTY AND EQUIPMENT – Net		33,939	34,606
RIGHT OF USE ASSETS		92,073	60,681
GOODWILL		30,945	30,945
INTANGIBLES – Net		10,263	12,414
OTHER ASSETS		4,587	5,394
TOTAL ASSETS	(1)	$1,242,866	$2,231,684
LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities ($642 and $0 carried at fair value)		$18,445	$32,977
Current portion of credit facilities and other secured borrowings		248,869	1,074,125
Interest payable		1,205	5,808
Lease liabilities, current portion		13,503	13,472
Total current liabilities		282,022	1,126,382
CREDIT FACILITIES – Net of current portion		148,795	221,929
CONVERTIBLE NOTES		145,512	140,096
DERIVATIVE AND WARRANT LIABILITIES		46,483	46,235
LEASE LIABILITIES – Net of current portion		81,952	48,435
OTHER LIABILITIES		119	208
Total liabilities	(2)	704,883	1,583,285
COMMITMENTS AND CONTINGENCIES (See Note 17)
TEMPORARY EQUITY:
Series A convertible preferred stock, 24,784,202 shares authorized, issued, and outstanding as of June 30, 2020 and December 31, 2019; liquidation preference of $9,807 as of June 30, 2020 and December 31, 2019		9,763	9,763
Series B convertible preferred stock, 14,738,907 shares authorized, issued, and outstanding as of June 30, 2020 and December 31, 2019; liquidation preference of $20,182 as of June 30, 2020 and December 31, 2019		20,049	20,049
Series C convertible preferred stock, 17,972,134 shares authorized, issued, and outstanding as of June 30, 2020 and December 31, 2019; liquidation preference of $77,160 as of June 30, 2020 and December 31, 2019		80,519	80,519
Series D convertible preferred stock, 39,539,070 shares authorized as of June 30, 2020 and December 31, 2019; 39,239,070 shares issued and outstanding as of June 30, 2020 and December 31, 2019; liquidation preference of $248,333 as of June 30, 2020 and December 31, 2019		257,951	257,951
Series E convertible preferred stock, 102,588,689 shares authorized as of June 30, 2020 and December 31, 2019; 97,649,658 shares issued and outstanding as of June 30, 2020 and December 31, 2019; liquidation preference of $1,011,319 as of June 30, 2020 and December 31, 2019		1,013,220	1,013,220
Total temporary equity		1,381,502	1,381,502
SHAREHOLDERS’ DEFICIT:
Common stock, $0.00001 par value, 300,000,000 shares authorized as of June 30, 2020 and December 31, 2019; 52,538,364 and 51,775,096 shares issued and outstanding as of June 30, 2020 and December 31, 2019		—	—
Additional paid-in capital		64,777	57,362
Accumulated deficit		(908,598)	(790,483)
Accumulated other comprehensive income (loss)		302	18
Total shareholders’ deficit		(843,519)	(733,103)
TOTAL LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ DEFICIT		$1,242,866	$2,231,684

(1)
Our consolidated assets at June 30, 2020 and December 31, 2019 include the following assets of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs; Cash and cash equivalents, $13,491 and $86,526; Restricted cash, $188,379 and $268,368; Real estate inventory, net, $259,652 and $1,312,194; Escrow receivables, $9,014 and $13,798; Other current assets, $3,445 and $11,995; and Total assets of $473,981 and $1,692,881, respectively.

(2)
Our consolidated liabilities at June 30, 2020 and December 31, 2019 include the following liabilities for which the VIE creditors do not have recourse to Opendoor; Accounts payable and other accrued liabilities, $3,378 and $9,199; Interest payable, $1,164 and $5,784; Current portion of credit facilities and other secured borrowings, $236,409 and $1,042,984; Credit facilities, net of current portion, $150,546 and $221,929; and Total liabilities, $391,497 and $1,279,896, respectively.

(3)
Prior period amounts have been reclassified to conform to the current period presentation. See Note 1 for additional information.

See accompanying notes to consolidated financial statements

Opendoor Labs Inc.
Consolidated Statements of Operations
(In thousands, unaudited)
	Six Months Ended June 30,
	2020	2019
REVENUE:	$1,995,622	$2,274,284
COST OF REVENUE	1,850,001	2,124,155
GROSS PROFIT	145,621	150,129
OPERATING EXPENSES:
Sales, marketing and operations	128,954	192,994
General and administrative	58,906	50,698
Technology and development	32,625	23,141
Total operating expenses	220,485	266,833
LOSS FROM OPERATIONS	(74,864)	(116,704)
WARRANT FAIR VALUE ADJUSTMENT	(890)	4,475
INTEREST EXPENSE	(45,017)	(50,588)
OTHER INCOME – Net	2,855	5,332
LOSS BEFORE INCOME TAXES	(117,916)	(157,485)
INCOME TAX EXPENSE	(199)	(227)
NET LOSS	(118,115)	(157,712)
LESS NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	1,217
NET LOSS ATTRIBUTABLE TO OPENDOOR LABS INC.	$(118,115)	$(158,929)
Net loss per share attributable to common shareholders:
Basic	$(2.27)	$(3.29)
Diluted	$(2.27)	$(3.41)
Weighted-average shares outstanding:
Basic	52,121	48,312
Diluted	52,121	48,312
See accompanying notes to consolidated financial statements

Opendoor Labs Inc.
Consolidated Statements of Comprehensive Loss
(In thousands, unaudited)
	Six Months Ended June 30,
	2020	2019
NET LOSS	$(118,115)	$(157,712)
OTHER COMPREHENSIVE INCOME:
Unrealized gains on marketable securities	284	42
COMPREHENSIVE LOSS	(117,831)	(157,670)
LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	1,217
COMPREHENSIVE LOSS ATTRIBUTABLE TO
OPENDOOR LABS INC.	$(117,831)	$(158,887)
See accompanying notes to consolidated financial statements

Opendoor Labs Inc.
Consolidated Statements of Changes in Temporary Equity and Shareholders’ Deficit
(In thousands, except number of shares, unaudited)
	Temporary Equity										Shareholders’ Deficit
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non- controlling interests	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE – December 31, 2018	24,784,202	$9,763	14,738,907	$20,049	17,972,134	$80,519	33,919,032	$222,951	76,426,829	$730,582	48,137,116	$—	$31,201	$(446,056)	$(2)	$1,491	$(413,366)
Issuance of Series E-2 preferred stock	—	—	—	—	—	—	—	—	21,222,829	282,638	—	—	—	—	—	—	—
Vesting of restricted stock	—	—	—	—	—	—	—	—	—	—	436,411	—	600	—	—	—	600
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	1,021,316	—	1,872	—	—	—	1,872
Repurchase of common stock	—	—	—	—	—	—	—	—	—	—	(500,000)	—	(590)	(3,410)	—	—	(4,000)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	6,635	—	—	—	6,635
Other comprehensive income income – net	—	—	—	—	—	—	—	—	—	—	—	—	—	—	42	—	42
Net income (loss)	—.	—.	—.	—.	—.	—.	—.	—.	—.	—.	—	—	—	(158,929)	—	1,217	(157,712)
BALANCE – June 30, 2019	24,784,202	$9,763	14,738,907	$20,049	17,972,134	$80,519	33,919,032	$222,951	97,649,658	$1,013,220	49,094,843	$—	$39,718	$(608,395)	$40	$2,708	$(565,929)
BALANCE – December 31,2019	24,784,202	$9,763	14,738,907	$20,049	17,972,134	$80,519	39,239,070	$257,951	97,649,658	$1,013,220	51,775,096	$—	$57,362	$(790,483)	$18	$—	$(733,103)
Vesting of restricted stock	—	—	—	—	—	—	—	—	—	—	486,253	—	74	—	—	—	74
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	277,015	—	701	—	—	—	701
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	6,640	—	—	—	6,640
Other comprehensive income income – net	—	—	—	—	—	—	—	—	—	—	—	—	—	—	284	—	284
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(118,115)	—	—	(118,115)
BALANCE – June 30, 2020	24,784,202	$9,763	14,738,907	$20,049	17,972,134	$80,519	39,239,070	$257,951	97,649,658	$1,013,220	52,538,364	$—	$64,777	$(908,598)	$302	$—	$(843,519)
See accompanying notes to consolidated financial statements

Opendoor Labs Inc.
Consolidated Statements of Cash Flows
(In thousands, unaudited)
	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(118,115)	$(157,712)
Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash provided by (used in) operating activities:
Depreciation and amortization—net of accretion	20,065	10,195
Amortization of right of use assets	8,712	6,310
Stock-based compensation	6,640	6,045
Warrant fair value adjustment	890	(4,475)
Inventory valuation adjustment	7,452	12,233
Changes in fair value of derivative instruments	(527)	867
Payment-in-kind interest	2,704	—
Net fair value adjustments and gain (loss) on sale of mortgage loans held for sale	(829)	(46)
Origination of mortgage loans held for sale	(42,636)	(2,909)
Proceeds from sale and principal collection of mortgage loans held for sale	34,397	2,149
Changes in operating assets and liabilities:
Escrow receivable	4,178	(18,052)
Real estate inventories	1,035,088	83,353
Other assets	10,809	(6,849)
Accounts payable and other accrued liabilities	(8,881)	(1,539)
Interest payable	(3,044)	(162)
Lease liabilities	(6,556)	(6,098)
Net cash provided by (used in) operating activities	950,347	(76,690)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(10,753)	(15,270)
Purchase of marketable securities	(113,833)	(42,092)
Proceeds from sales, maturities, redemptions and paydowns of marketable securities	55,666	15,594
Net cash used in investing activities	(68,920)	(41,768)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series E-2 preferred stock	—	282,875
Issuance cost of Series E-2 preferred stock	—	(237)
Proceeds from exercise of stock options	688	1,934
Proceeds from credit facilities and other secured borrowings	824,597	1,693,340
Principal payments on credit facilities and other secured borrowings	(1,723,443)	(1,683,700)
Payment of loan origination fees and debt issuance costs	(2,386)	(2,854)
Repurchase of common stock at fair value	—	(3,410)
Net cash provided by (used in) financing activities	(900,544)	287,948
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(19,117)	169,490
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of year	684,822	405,771
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$665,705	$575,261
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest	$40,333	$45,617
RECONCILIATION TO CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$458,058	$423,319
Restricted cash	207,647	151,942
Cash, cash equivalents, and restricted cash	$665,705	$575,261
See accompanying notes to consolidated financial statements

1.
DESCRIPTION OF BUSINESS AND ACCOUNTING POLICIES

Description of Business
Opendoor Labs Inc. (the “Company”, “we”, “our”, and “Opendoor”) including its consolidated subsidiaries and certain variable interest entities (“VIEs”), is a leading digital platform for buying and selling your home. Opendoor streamlines the home selling and buying transaction and creates an end-to-end experience online. Since 2014, we have completed over 80,000 home transactions and currently operate in 21 markets in the United States. We are headquartered in San Francisco, California with operations in the United States and were incorporated in Delaware on December 30, 2013.
Basis of Presentation and Principles of Consolidation
The accompanying unaudited consolidated financial statements have been prepared pursuant to generally accepted accounting principles in the United States of America (“GAAP”) and reflect all adjustments which are, in the opinion of management, necessary to a fair presentation of the results of the interim periods presented.
The consolidated financial statements as of June 30, 2020 and for the six months ended June 30, 2020 and 2019, respectively, are unaudited. The consolidated balance sheet as of December 31, 2019, included herein was derived from the audited consolidated financial statements as of that date, but does not include all of the information and notes to the financial statements to be considered complete financial statements under GAAP. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been or omitted pursuant to such rules and regulations. As such, the information included herein should be read in conjunction with the consolidated financial statements and accompanying notes included in the consolidated audited financial statements as of and for the year ended December 31, 2019, included elsewhere in this filing.
The consolidated financial statements include the accounts of Opendoor, its wholly owned subsidiaries and VIEs where we are the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ materially from such estimates. Significant estimates, assumptions and judgments made by management include, among others, the determination of the fair value of common stock, share-based awards, warrants, derivatives, convertible notes, mortgage loans held for sale pledged under agreements to repurchase (“MLHFS”), interest rate lock commitments (“IRLCs”), and inventory impairment (“real estate inventory valuation adjustment”). Management believes that the estimates and judgments upon which they rely are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent that there are material differences between these estimates and actual results, our financial statements will be affected. The COVID-19 pandemic introduced significant additional uncertainties with respect to estimates, judgments and assumptions, which may materially impact these estimates.
Reclassifications
In Q2 2020, the Company changed its presentation of mortgage loans held for sale pledged under agreements to repurchase on the Consolidated Balance Sheets, as of December 31, 2019, by reclassifying the $2.1 million balance from Other current assets to Mortgage loans held for sale pledged under agreements to repurchase (“MLHFS”). These changes had no effect on previously reported total assets and total liabilities, net loss or to the classifications of cash flow activities. The Company has modified its disclosures, including comparative disclosures, for MLHFS and related mortgage activity.
Significant Risks and Uncertainties
We operate in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, we believe that changes in any of the following areas could have a significant negative effect on us in terms of our future financial position, results of operations or cash flows: public health crises, like the COVID-19 pandemic; rates of revenue growth; our ability to manage advertising inventory or pricing; engagement and usage of our products; effectiveness of our investment of resources to pursue strategies; competition in our market; the stability of the residential real estate market; impact of interest rate changes on demand and our costs; changes in technology, products, markets or services by us or our competitors; addition or loss of significant customers; our ability to maintain or establish relationships with listings and data providers; our ability to obtain or maintain licenses and permits to support our current and future businesses; actual or anticipated changes to our products and services; changes in government regulation affecting our business; outcomes of legal proceedings; natural disasters and catastrophic events; scaling and adaptation of existing technology and network infrastructure; management of our growth; our ability to attract and retain qualified employees and key personnel; our ability to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments; protection of customers’ information and other privacy concerns; protection of our brand and intellectual property; and intellectual property infringement and other claims, among other things.
On March 11, 2020, the World Health Organization characterized the outbreak of a novel strain of coronavirus (COVID-19) as a pandemic. Since that time, this outbreak has spread throughout the United States inclusive of the states in which we operate. In response to the developments of COVID-19, we significantly reduced our acquisition of property inventory and paused making new offers to purchase homes from customers We relaunched offers to purchase homes in select markets in May and continued to relaunch other markets in the subsequent weeks and months. We resumed operations across all of our markets by the end of August 2020. We believe COVID-19 will continue to have a negative impact with respect to volumes during the duration of the outbreak and we are monitoring its effects on us, our industry, and customer behavior. See Note 18 — Restructuring for further discussion.
Concentrations of Credit Risk
Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents, investments in marketable securities, and mortgage loans held for sale. We place cash and cash equivalents and investments with major financial institutions, which Management assesses to be of high credit quality, in order to limit exposure of our investments.
Similarly, our credit risk on mortgage loans held for sale is mitigated due to a large number of customers. Further, our credit risk on mortgage loans held for sale is mitigated by the fact that we typically sell mortgages on the secondary market within a relatively short period of time after which the Company’s exposure is limited to borrower defaults within the initial few months of the mortgage.
Mortgage Loans Held for Sale Pledged under Agreements to Repurchase
MLHFS pledged under agreements to repurchase include residential mortgages originated for sale in the secondary markets on a best effort basis. We have elected the fair value option for all MLHFS (see Note 8 — Fair Value Disclosures). This option allows for the Company to better offset changes in the fair value of MLHFS with derivatives used to economically hedge them when the Company moves away from selling on a best effort basis, without applying hedge accounting. MLHFS are recorded at fair value based on sales commitments. MLHFS are transferred from the Company to the counterparty pursuant to a master repurchase agreement, which is treated as a secured borrowing; this treatment requires that the assets transferred remain on the Company’s balance sheet and measured as if the transfer did not take place.
Gains and losses on MLHFS, including the change in fair value associated with MLHFS, are recorded in Other revenue, net of direct loan origination costs and fees. Interest income on MLHFS is calculated based upon the note rate of the loan and recorded in Interest income.
Derivative Instruments
Our derivative instruments are comprised of interest rate caps, IRLC, and embedded conversion options related to the convertible notes. Our derivative instruments are freestanding in nature and some are utilized as economic hedges. These derivative instruments are recorded at fair value with changes recognized as a gain or loss to operations. See Note 5 — Derivative Instruments for further discussion.

Revenue Recognition
We generate revenue through home sales, along with other revenue from real estate services. Other revenue represents an insignificant portion of our total revenue.
We recognize revenue when we satisfy our performance obligations by transferring control of promised goods or services to our customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.
Home sales revenue consists of selling residential real estate to customers. Revenue is recognized when title to and possession of the property has transferred to the customer and we have no continuing involvement with the property, which is generally upon close of escrow. The amount of revenue recognized for each home sale is equal to the sale price of the home net of any concessions. The Company generally provides a 90-day guarantee on home sales, subject to terms and conditions. Returns on home sales have been limited in our experience and we do not estimate for returns in recognizing revenue.
Other revenue consists primarily of title insurance facilitation revenue, closing and escrow services, real estate broker commissions, and gain (loss) on sale of mortgage loans. These real estate services are provided in conjunction with home sales, and revenue is recognized consistent with home sales revenue, generally upon close of escrow.
Recently Issued Accounting Standards
Recently Adopted Accounting Standards
In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. The FASB also issued subsequent amendments to the initial guidance, ASU 2019-04, ASU 2019-05, ASU 2019-11, and ASU 2020-03 (collectively, “Topic 326”). The effective date and transition methodology for the amendments in Topic 326 are the same as in ASU 2016-13. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses should be measured in a manner similar to current GAAP, however Topic 326 requires that credit losses be presented as an allowance rather than as a write-down. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. We adopted this ASU as of January 1, 2020 and the adoption of this ASU did not have a material impact to our consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15 Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40). ASU 2018-15 amends a customer’s accounting for implementation costs incurred in hosting arrangements. The guidance aligns the requirements for capitalizing implementation costs incurred in cloud computing arrangements with the requirements for capitalizing costs to develop or obtain internal-use software. This ASU is effective for annual reporting periods beginning after December 15, 2019 and early adoption is permitted. The Company adopted this ASU as of January 1, 2020 and the adoption of this ASU did not have a material impact to our consolidated financial statements under the prospective transition method.
Recently Issued Accounting Standards Not Yet Adopted
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). ASU 2019-12 eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and disclosures
In March 2020, the FASB issued ASU 2020-04 which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference the London Inter-Bank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. This guidance is optional for a limited period of time to ease the potential burden in accounting for, or recognizing the effects of, reference rate reform on financial reporting. This guidance is effective from March 12, 2020 through December 31, 2022. Entities may elect to adopt the amendments for contract modifications as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. We may elect to take advantage of this optional guidance in its transition away from LIBOR within certain debt contracts. While the goal of the reference rate reform transition is for it to be economically neutral to entities, we have not yet adopted this standard nor have we determined the impact the adoption of this guidance will have on our financial position, results of operations or cash flows.
2.
BUSINESS COMBINATION

OSN acquisition
On September 4, 2019, we acquired 100% of the outstanding equity of OS National LLC, including its consolidated subsidiaries (“OSN”). Refer to Note 2 — Business Combination in the accompanying notes to the consolidated audited financial statements as of and for the year ended December 31, 2019 for further information on the OSN acquisition. The results of operations for OSN that have been included in our consolidated financial statements from the September 4, 2019 acquisition date through June 30, 2020.
The following unaudited pro forma results of operations have been prepared as though the OSN acquisition was completed on January 1, 2019. Pro forma amounts are based on the purchase price allocation of the acquisition and are not necessarily indicative of results that may be reported in the future. Non-recurring pro forma adjustments including acquisition-related costs directly attributable to the acquisition of OSN are included within the reported pro forma revenue and net loss (in thousands).
	For the six months ended June 30,
(unaudited)	2020	2019
Revenue	$1,995,622	$2,289,969
Net loss	$(118,115)	$(160,418)

3.
REAL ESTATE INVENTORY

The following table presents the components of inventory, net of applicable real estate inventory valuation adjustments, as of the dates presented (in thousands):
	June 30, 2020	December 31, 2019
Work-in-process	$14,656	$179,419
Finished goods	249,053	1,132,950
Total real estate inventory	$263,709	$1,312,369

4.
CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of cash, cash equivalents, and marketable securities as of June 30, 2020 and December 31, 2019, are as follows (in thousands):
	June 30, 2020
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Marketable Securities
Cash	$421,562	$—	$—	$421,562	$421,562	$—
Money market funds	6,248	—	—	6,248	6,248	—
Commercial paper	52,928	17	—	52,945	30,248	22,697
Corporate debt securities	51,464	195	(1)	51,658	—	51,658
Asset-backed securities	26,910	93	(2)	27,001	—	27,001
Non-U.S. securities	700	—	—	700	—	700
Total	$559,812	$305	$(3)	$560,114	$458,058	$102,056

	December 31, 2019
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Marketable Securities
Cash	$366,358	$—	$—	$366,358	$366,358	$—
Money market funds	30,935	—	—	30,935	30,935	—
Commercial paper	19,997	1	(4)	19,994	7,038	12,956
Corporate debt securities	16,417	12	(1)	16,428	—	16,428
U.S. agency securities	749	—	—	749	749	—
U.S. Treasury securities	1,000	—	—	1,000	—	1,000
Asset-backed securities	12,482	12	(2)	12,492	—	12,492
Non-U.S. securities	700	—	—	700	—	700
Total	$448,638	$25	$(7)	$448,656	$405,080	$43,576
A summary of debt securities with unrealized losses aggregated by period of continuous unrealized loss is as follows (in thousands):
	Less than 12 months		12 Months or Greater		Total
June 30, 2020	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Commercial paper	$11,100	$—	$—	$—	$11,100	$—
Corporate-debt securities	2,763	(1)	—	—	2,763	(1)
Asset-backed securities	3,090	(2)	—	—	3,090	(2)
Non-U.S. securities	—	—	—	—	—	—
Total	$16,953	$(3)	$—	$—	$16,953	$(3)

	Less than 12 months		12 Months or Greater		Total
December 31, 2019	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Commercial paper	$15,059	$(4)	$—	$—	$15,059	$(4)
Corporate-debt securities	3,166	(1)	—	—	3,166	(1)
Asset-backed securities	4,258	(2)	—	—	4,258	(2)
Non-U.S. securities	700	—	—	—	700	—
Total	$23,183	$(7)	$—	$—	$23,183	$(7)

The scheduled contractual maturities of debt securities as of June 30, 2020 are as follows (in thousands):
	Fair Value	Within 1 Year
Commercial paper	$52,945	$52,945
Corporate-debt securities	51,658	51,658
Asset-backed securities	27,001	27,001
Non-U.S. securities	700	700
Total	$132,304	$132,304

5.
DERIVATIVE INSTRUMENTS

We use certain types of derivative instruments in the normal course of business and our use of derivatives includes interest rate caps to manage interest rate risk, IRLCs with respect to our MLHFS, and embedded conversion options with respect to our convertible notes. Derivative transactions can be measured in terms of notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is generally not exchanged but is used only as the basis on which interest and other payments are determined.
Interest Rate Caps
We use free-standing derivative instruments in the normal course of business as economic hedges to manage interest rate risks with respect to our variable senior revolving credit facilities. The interest rate caps are carried at fair value in Other current assets with changes in fair value included in Other income.
Interest Rate Lock Commitments
In originating mortgage loans, we enter into IRLCs with prospective borrowers which are freestanding derivative instruments. IRLCs are a commitment that binds us, subject to loan underwriting and approval process, to fund the loan at a specified interest rate, regardless of fluctuations in the market interest rates between commitment date and funding date. The interest rate risk associated with the fluctuations in market interest rates between commitment date and funding date with respect to IRLCs is mitigated as we operate under the best effort basis whereby at the time of commitment, we enter into a sales commitment with a third-party for the same prospective loan. The fair value of interest rate lock commitments is presented in Other current assets. The change in fair value on IRLCs is a component of Other revenue.
Embedded Conversion Options
In connection with our issuance of convertible notes in 2019 (the “Convertible Notes”), we bifurcated the embedded conversion features associated with the Convertible Notes. See Note 7 — Credit Facilities and Long-Term Debt for further information. The embedded conversion options are measured at fair value in accordance with the methodology described in Note 8 — Fair Value Disclosures and are presented in Derivative and warrant liabilities. The embedded conversion options did not change in fair value for the six months ended June 30, 2020.
The following table presents the total notional amounts and fair values for our derivatives (in thousands):
	Notional Amount	Fair Value Derivatives
As of June 30, 2020		Asset	Liability
Interest rate caps	$100,000	$—	$—
Interest rate lock commitments	20,370	626	—
Embedded conversion options	182,956	—	41,697
	Notional Amount	Fair Value Derivatives
As of December 31, 2019		Asset	Liability
Interest rate caps	$100,000	$4	$—
Interest rate lock commitments	3,429	95	—
Embedded conversion options	180,252	—	41,697

The following table presents the net gains and losses recognized on derivatives within the respective line items in the statement of operations for the periods indicated (in thousands):
	Six Months ended June 30,
	2020	2019
Net gains (losses) recognized on derivative instruments:
Revenue	$531	$54
Other income, net	$(4)	$(682)

6.
VARIABLE INTEREST ENTITIES

We utilize VIEs in the normal course of business to support our financing needs (“Credit Facility Vehicles”). We determine whether we are the primary beneficiary of a VIE at the time we become involved with the VIE and reconsider that conclusion on an on-going basis.
Credit Facility Vehicles
We established certain special purpose entities (“SPEs”) for the purpose of financing our purchase and renovation of real estate inventory through the issuance of senior revolving credit facility debt and mezzanine term debt. We are the primary beneficiary of the various VIEs within the credit facility structure and consolidate these VIEs. We are determined to be the primary beneficiary based on our power to direct the activities that most significantly impact the economic outcomes of the entities through our role in designing the entities and managing the real estate inventory purchased and sold by the entities. We have a potentially significant variable interest in the entities based upon the equity interest we hold in the VIEs.
The following table summarizes the assets and liabilities related to the VIEs consolidated by us from our Credit Facility Vehicles as of June 30, 2020 and December 31, 2019 (in thousands):
	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$13,491	$86,526
Restricted cash	188,379	268,368
Real estate inventory	259,652	1,312,194
Other(a)	12,459	25,793
Total assets	$473,981	$1,692,881
Liabilities
Credit facilities	$386,955	$1,264,913
Other(b)	4,542	14,983
Total liabilities	$391,497	$1,279,896

(a)
Includes escrow receivable and other current assets.

(b)
Includes accounts payable and other accrued liabilities and interest payable.

The creditors of the VIEs generally do not have recourse to Opendoor Labs Inc.’s general credit solely by virtue of being creditors of the VIEs with the exception of limited guarantees for credit facilities. See Note 7 — Credit Facilities and Long-Term Debt for further discussion of the recourse obligations with respect to the credit facility vehicles.
7.
CREDIT FACILITIES AND LONG-TERM DEBT

Non-Recourse Asset-backed Financing Facilities
We utilize limited recourse inventory financing facilities consisting of asset-backed senior revolving credit facilities and asset-backed mezzanine term debt facilities to provide financing for our real estate inventory purchases and renovation. We established certain special purpose entities (“SPEs”) for the purpose of financing our purchase and renovation of real estate inventory through borrowings under the SPEs’ issuance of senior revolving credit facilities and mezzanine term debt facilities, as applicable. Each SPE is a consolidated subsidiary of Opendoor and a separate legal entity. Neither the assets nor credit of any such SPE are generally available to satisfy the debts and other obligations of any other Opendoor entities, except to the extent other Opendoor entities are also a party to the financing arrangements. The credit facilities are secured by the assets and equity of one or more SPEs. Except for certain limited circumstances, these facilities are non-recourse to Opendoor. These SPEs are variable interest entities and Opendoor is determined to be the primary beneficiary based on its power to direct the activities that most significantly impact the economic outcomes of the entities through its role in designing the entities and managing the real estate inventory purchased and sold by the entities. The Company has potentially significant variable interest in the entities based upon the equity interest the Company holds in the VIEs.
Asset-backed Senior Revolving Credit Facilities
We classify the senior revolving credit facilities as current liabilities on the Company’s consolidated balance sheets as amounts drawn to acquire and renovate homes are required to be repaid as the related real estate inventory is sold, which we expect to be within 12 months. The following table summarizes certain details related to our credit facilities outstanding as of June 30, 2020 and December 31, 2019 (in thousands, except interest rates):
As of June 30, 2020	Borrowing Capacity	Outstanding Amount	Weighted Average Interest Rate	End of Revolving Period	Final Maturity Date
Revolving Facility 2018-1	$250,000	$15,241	4.50%	July 11, 2020	July 11, 2020
Revolving Facility 2018-2	750,000	24,457	4.61%	September 4, 2020	September 4, 2020
Revolving Facility 2018-3	100,000	26,220	4.54%	June 1, 2023	June 1, 2023
Revolving Facility 2019-1	300,000	29,110	3.93%	June 5, 2021	June 5, 2021
Revolving Facility 2019-2	1,030,000	118,768	3.46%	July 8, 2021	July 7, 2022
Revolving Facility 2019-3	375,000	24,363	4.08%	August 20, 2021	August 19, 2022
Total	$2,805,000	$238,159

As of December 31, 2019	Outstanding Amount	Weighted Average Interest Rate
Revolving Facility 2016-1	$39,346	6.17%
Revolving Facility 2017-1	25,758	7.00%
Revolving Facility 2018-1	126,450	5.62%
Revolving Facility 2018-2	194,293	6.00%
Revolving Facility 2018-3	111,411	4.65%
Revolving Facility 2019-1	206,399	3.81%
Revolving Facility 2019-2	327,226	3.41%
Revolving Facility 2019-3	42,812	3.02%
Total	$1,073,695
As of June 30, 2020, we had multiple senior revolving credit facilities with various financial institutions with a total borrowing capacity of $2,805 million. Undrawn borrowing capacity amounts under the senior revolving credit facilities as reflected in the table above are in some cases not fully committed and any borrowings above the fully committed amounts are subject to the applicable lender’s discretion. As of June 30, 2020, the Company had fully committed borrowing capacity with respect to our senior revolving credit facilities of $1,839 million.
These facilities are typically structured with an initial 12 to 24 month revolving period during which time amounts can be borrowed, repaid and borrowed again. The borrowing capacity is generally available until the end of the applicable revolving period as reflected in the table above. Outstanding amounts drawn under each senior revolving credit facility are required to be repaid on the facility maturity date or earlier if accelerated due to an event of default or other mandatory repayment event. The final maturity dates and revolving period end dates reflected in the table above are inclusive of any extensions that are at the sole discretion of the Company. Our senior revolving credit facilities also have extensions that may also be subject to lender discretion that are not reflected in the table above.
Borrowings accrue interest at a rate based on a LIBOR reference rate plus a margin that varies by facility and we may also pay fees on certain unused portions of the committed borrowing capacity as defined in the respective credit agreements. Our senior revolving credit facility arrangements typically include upfront fees that may be paid at execution of the applicable agreements or be earned at execution and payable over time. These facilities are generally fully prepayable at any time without penalty other than customary LIBOR breakage costs.
These borrowings are collateralized by cash, equity in the real estate owning SPEs, and the real estate inventory funded by the relevant revolving credit facility. The lenders have legal recourse only to the real estate owning SPE borrowers, certain SPE guarantors, and the assets securing the debt, and do not have general recourse to Opendoor Labs Inc. with limited exceptions.
The senior revolving credit facilities have aggregated borrowing bases, which increase or decrease based on the cost and value of the properties financed under a given facility and time that those properties are in our possession. When we resell a home, the proceeds are used to reduce the outstanding balance under the related revolving senior credit facility. The borrowing base for a given facility may be reduced as properties age beyond certain thresholds and any borrowing base deficiencies may be satisfied through contributions of additional properties or partial repayment of the facility.
Asset-backed Mezzanine Term Debt Facilities
We classify our mezzanine term debt facilities as long-term liabilities on the Company’s consolidated balance sheets because our borrowings under these facilities are generally not required to be repaid until the applicable final maturity date. These facilities are structurally and contractually subordinated to the related senior revolving credit facilities. The following table summarizes certain details related to our mezzanine term debt facilities as of June 30, 2020 (in thousands, except interest rates):
As of June 30, 2020	Borrowing Capacity	Outstanding Amount	Interest Rate	End of Draw Period	Final Maturity Date
Term Debt Facility 2016-M1	$149,000	$40,000	10.00%	October 31, 2022	April 30, 2024
Term Debt Facility 2019-M1	54,000	15,000	15.00%	August 15, 2023	February 15, 2025
Term Debt Facility 2020-M1	300,000	100,000	10.00%	January 23, 2023	January 23, 2026
Total	$503,000	$155,000
	Issuance Costs, Net	(6,205)
	Carrying Value	$148,795
As of June 30, 2020, we had $155 million in total principal outstanding under multiple mezzanine term debt facilities with various financial institutions. Undrawn amounts under the mezzanine term debt facilities of $348 million as reflected in the table above are fully committed and generally may be drawn at any time during the draw period; however, any amounts repaid reduce total borrowing capacity as repaid amounts are not available to be reborrowed. The final maturity dates as reflected in the table above are inclusive of any extensions at the sole discretion of the Company.
Borrowings under a given term debt facility accrue interest at a fixed rate. Our mezzanine term debt facility arrangements may include upfront issuance costs that are capitalized as part of the facilities’ respective carrying values. These facilities are fully prepayable at any time but may be subject to certain prepayment penalties.
These borrowings are collateralized by cash and equity in certain holding companies that own our real estate owning SPEs. The lenders have legal recourse only to the applicable borrowers of the debt and their assets securing the debt and, with limited exceptions, do not have recourse to Opendoor Labs Inc.

The facilities have aggregated property borrowing bases, which increase or decrease based on the cost and the value of the properties financed under a given facility and time in our possession of those properties and the amount of cash collateral pledged by the relevant SPE borrower. The borrowing base for a given facility may be reduced as properties age beyond certain thresholds and any borrowing base deficiencies may be satisfied through contributions of additional properties or cash or through partial repayment of the facility.
Covenants
Our inventory financing facilities include customary representations and warranties, covenants and events of default. Financed properties are subject to customary eligibility criteria and concentration limits. The terms of these facilities and related financing documents require Opendoor to comply with a number of customary financial and other covenants, such as maintaining certain levels of liquidity, tangible net worth or leverage (ratio of debt to equity). As of June 30, 2020, Opendoor was in compliance with all financial covenants and no event of default had occurred.
Convertible Notes
In July through November 2019, we issued Convertible Notes at par for a total of $178.2 million in proceeds, net of $0.5 million in debt issuance costs. The Convertible Notes have an initial maturity date of July 2026, which we can elect to extend by one year if a material financial market disruption (as defined in the notes) exists at initial maturity. The Convertible Notes accrue interest at a rate of 3% per annum, which is compounded semi-annually and payable by increasing the principal amounts of the Convertible Notes. The Convertible Notes are a hybrid instrument with several features that could accelerate the settlement of the Convertible Notes in such a way that the holder would receive a substantial premium on accrued principal and interest owed. We determined these features should be bifurcated and separately accounted for as a derivative and recorded its initial fair value of $41.7 million as a discount on the Convertible Notes’ face amount. Refer to Note 5 — Derivative Instruments for further information on the embedded conversion options and Note 8 — Fair Value Disclosures for the fair value methodology.
The debt discount is amortized to interest expense at an effective interest rate of 3.8%. We amortize the discount over the period until the initial maturity date of the respective note. The Convertible Notes are carried on the consolidated balance sheets at their original issuance value in addition to paid-in kind interest, net of unamortized debt discount and issuance costs.
Refer to Note 19 — Subsequent Events for further information on the Convertible Notes.
Mortgage Financing
The following tables summarize certain details related to our mortgage financing (in thousands, except interest rates):
As of June 30, 2020	Borrowing Capacity	Outstanding Amount	Weighted Average Interest Rate	End of Revolving Period	Final Maturity Date
Repo Facility 2019-R1	$50,000	$10,709	1.97%	April 29, 2021	April 29, 2021
As of December 31, 2019	Outstanding Amount	Weighted Average Interest Rate
Repo Facility 2019-R1	$2,021	3.98%
To provide capital for Opendoor Home Loans, we utilize a master repurchase agreement (the “Repurchase Agreement”) which is classified as a current liability in our balance sheets. In March 2019, we entered into the Repurchase Agreement with a lender to provide short-term funding for mortgage loans originated by Opendoor Home Loans. The facility provides short-term financing between the issuance of a mortgage loan and when Opendoor Home Loans sells the loan to an investor. In accordance with the Repurchase Agreement, the lender agrees to pay Opendoor Home Loans a negotiated purchase price for eligible loans and Opendoor Home Loans simultaneously agrees to repurchase such loans from the lender within a specified timeframe and at an agreed upon price that includes interest. Opendoor Labs Inc. is the guarantor with respect to the Repurchase Agreement and the obligation to repurchase loans previously transferred under the arrangement for the benefit of the lender.
As of June 30, 2020, the Repurchase Agreement has a borrowing capacity of $50 million, of which $20 million is fully committed. The Repurchase Agreement includes customary representations and warranties, covenants and provisions regarding events of default. As of June 30, 2020, $11.2 million in mortgage loans were financed under the facility, and Opendoor was in compliance with all financial covenants and no event of default had occurred.
Transactions under the Repurchase Agreement bear interest at a rate based on one-month LIBOR plus an applicable margin, as defined in the Repurchase Agreement, and are secured by residential mortgage loans available for sale. The Repurchase Agreement contains margin call provisions that provide the lender with certain rights in the event of a decline in the market value of the assets purchased under the Repurchase Agreement. The Repurchase Agreement is recourse to Opendoor.
8.
FAIR VALUE DISCLOSURES

We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.
Following is a discussion of the fair value hierarchy and the valuation methodologies used for assets and liabilities recorded at fair value on a recurring and nonrecurring basis and for estimating fair value for financial instruments not recorded at fair value.
Fair Value Hierarchy
Fair value measurements of assets and liabilities are categorized based on the following hierarchy:
Level 1 — Fair value determined based on quoted prices in active markets for identical assets or liabilities.
Level 2 — Fair value determined using significant observable inputs, such as quoted prices for similar assets or liabilities or quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data, by correlation or other means.
Level 3 — Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows, or similar techniques.
Estimation of Fair Value
The following table summarizes the fair value measurement methodologies, including significant inputs and assumptions, and classification of our assets and liabilities.
Asset / Liability Class	Valuation Methodology, Inputs and Assumptions	Classification
Cash and cash equivalents	Carrying value is a reasonable estimate of fair value based short-term nature of the instruments.	Estimated fair value classified as Level 1
Restricted cash	Carrying value is a reasonable estimate of fair value based short-term nature of the instruments.	Estimated fair value classified as Level 1
Marketable securities	Prices obtained from third-party vendors that compile prices from various sources and often apply matrix pricing for similar securities when no price is observable.	Level 2 recurring fair value measurement

Asset / Liability Class	Valuation Methodology, Inputs and Assumptions	Classification
Other current assets
Interest rate caps	Prices obtained from derivative broker that compiles prices identical or similar instruments, when available.	Level 2 recurring fair value measurement
Mortgage loans held for sale pledged under agreements to repurchase	Fair value is estimated based on observable market data including quoted market prices, deal price quotes, and sale commitments.	Level 2 recurring fair value measurement
Interest rate lock commitments	Fair value of the underlying loan based on quoted market prices in the secondary market and sale commitments.	Level 2 recurring fair value measurement
Credit facilities and other secured borrowings
Credit facilities	Fair value is estimated using discounted cash flows based on current lending rates for similar credit facilities with similar terms and remaining time to maturity.	Carried at amortized cost. Estimated fair value classified as Level 2.
Loans sold under agreements to repurchase	Fair value is estimated using discounted cash flows based on current lending rates for similar asset-backed financing facilities with similar terms and remaining time to maturity.	Carried at amortized cost. Estimated fair value classified as Level 2.

Convertible notes	Fair value is estimated using discounted cash flows based on current lending rates for term notes with similar remaining time to maturity.	Carried at amortized cost. Estimated fair value classified as Level 2
Derivative and warrant liabilities
Warrant liabilities	Fair value is estimated using the Black-Scholes-Merton option pricing model with inputs and assumptions including the Company’s equity valuation, expected volatility, expected duration of the warrants, and associated risk-free rate.	Level 3 recurring fair value measurement
Embedded conversion options	Fair value is estimated using a lattice model incorporating the probabilities of various conversion scenarios with respect to timing and conversion features under the terms of the convertible notes.	Level 3 recurring fair value measurement

Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The following tables present the levels of the fair value hierarchy for our assets measured at fair value on a recurring basis (in thousands).
	Fair Value as of June 30, 2020	Level 1	Level 2	Level 3
Marketable securities:
Corporate debt securities	$51,658	$—	$51,658	$—
Asset-backed securities	27,001	—	27,001	—
Commercial paper	22,697	—	22,697	—
Non-U.S. securities	700	—	700	—
Mortgage loans held for sale pledged under agreements to repurchase	11,185	—	11,185	—
Other current assets:
Interest rate lock commitments	626	—	626	—
Total assets	$113,867	$—	$113,867	$—
Accounts payable and other accrued liabilities:
Warrants liabilities – current	$642	$—	$—	$642
Derivative and warrant liabilities:
Warrant liabilities – net of current	4,786	—	—	4,786
Embedded conversion options	41,697	—	—	41,697
Total liabilities	$47,125	$—	$—	$47,125

	Fair Value as of December 31, 2019	Level 1	Level 2	Level 3
Marketable securities:
Corporate debt securities	$16,428	$—	$16,428	$—
Asset-backed securities	12,492	—	12,492	—
Commercial paper	12,956	—	12,956	—
Non-U.S. securities	700	—	700	—
U.S. Treasury securities	1,000	—	1,000	—
Mortgage loans held for sale pledged under agreements to repurchase	2,116	—	2,116	—
Other current assets:
Interest rate caps	4	—	4	—
Interest rate lock commitments	95		95
Total assets	$45,791	$—	$45,791	$—
Derivative and warrant liabilities:
Warrants	$4,538	$—	$—	$4,538
Embedded conversion options	41,697	—	—	41,697
Total liabilities	$46,235	$—	$—	$46,235

Fair Value of Financial Instruments
The following presents the carrying value, estimated fair value and the levels of the fair value hierarchy for our financial instruments other than assets and liabilities measured at fair value on a recurring basis (in thousands).
	As of June 30, 2020
	Carrying Value	Fair Value	Level 1	Level 2
Assets:
Cash and cash equivalents	$458,058	$458,058	$458,058	$—
Restricted cash	207,647	207,647	207,647	—
Liabilities:
Credit facilities and other secured borrowings	$397,664	$397,664	$—	$397,664
Convertible notes	145,512	182,956	—	182,956
	As of December 31, 2019
	Carrying Value	Fair Value	Level 1	Level 2
Assets:
Cash and cash equivalents	$405,080	$405,080	$405,080	$—
Restricted cash	279,742	279,742	279,742	—
Liabilities:
Credit facilities and other secured borrowings	$1,296,054	$1,296,054	$—	$1,296,054
Convertible notes	140,096	180,252	—	180,252
The following table shows a reconciliation from the opening balances to the closing balances for Level 3 Fair values (in thousands):
	Warrants	Embedded Conversion Option
Balance at January 1, 2019	$18,022	$—
Net change in fair value	(7,413)	—
Issuances	1,170	41,697
Exercise of warrants	(7,241)	—
Balance as of December 31, 2019	4,538	41,697
Net change in fair value	890	—
Balance as of June 30, 2020	$5,428	$41,697
Warrant Liabilities
The Company has two different instruments within warrant liabilities, as discussed further in Note 13 — Warrants, the series D preferred warrants and a commitment to issue warrants. As of June 30, 2020, and December 31, 2019, the unexercised series D preferred warrants comprised of warrants with an exercise price of $0.01 per share. As these series D preferred warrants are deep in the money, such that the intrinsic value approximates the option value, the key input in valuing these warrants with respect to the Black-Scholes-Merton model is the Company’s equity valuation.
One of the key inputs in valuing the Company’s commitment to issue warrants is timing to a qualifying liquidity event; this is because the warrant commitment arrangement is stipulated such that the Company no longer has an obligation to issue warrants in periods subsequent to a qualifying liquidity event. Another key input in valuing the Company’s commitment to issue warrants is the number of warrants to be issued, which can vary based on the range prescribed the agreement. The valuation of the commitment to issue warrants can vary significantly based on the timing to a qualifying liquidity event and the number of warrants issued.
Embedded conversion options
Embedded conversion options, which are bifurcated embedded derivatives, originate from the convertible notes issued by the Company during 2019. See Note 7 — Credit Facilities and Long-Term Debt for further information. The fair value of the embedded conversion options is estimated using a lattice model incorporating the probabilities of various liquidity events which constituted conversion triggering events within the convertible notes. The key input to the valuation model is timing of possible liquidity events. Based on the structure of the convertible notes and that the Company has a redemption option, that if exercised sufficiently in advance of such conversion events, would allow the Company to redeem such notes, the Company valued the embedded conversion options with the assumption that the Company would preempt liquidity events by asserting its redemption option and thereby narrowing the valuation to terms of the redemption option. In addition to the 3% payment-in-kind interest, the redemption value of the convertible notes accretes with the passage of time. Between the end of the first year to the end of the seven year note term, accretion ranges from 5.9% to 79.6%. As such, the embedded conversion options are highly sensitive to the timing of liquidity events.
9.
PROPERTY AND EQUIPMENT

Property and equipment as of June 30, 2020 and December 31, 2019, consisted of the following (in thousands):
	June 30, 2020	December 31, 2019
Internally developed software	$41,330	$33,765
Software implementation costs	1,591	1,214
Computers	5,536	7,777
Security systems	559	4,927
Furniture and fixtures	3,110	2,843
Leasehold improvements	4,081	2,748
Office equipment	1,911	1,794
Total	58,118	55,068
Accumulated depreciation and amortization	(24,179)	(20,462)
Property and equipment – net	$33,939	$34,606
Depreciation and amortization expense of $10.9 million and $6.4 million was recorded for the six months ended June 30, 2020 and 2019, respectively.
10.
GOODWILL AND INTANGIBLE ASSETS

For the year ended December 31, 2019, the carrying amount of goodwill increased by $21.5 million due to the acquisition of OSN (See Note 2 — Business Combination). There were no additions to goodwill for the six months ended June 30, 2020. No impairment of goodwill was identified for the year ended December 31, 2019 and the six months ended June 30, 2020.
Intangible assets subject to amortization consisted of the following as of June 30, 2020 (in thousands, except years):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life (Years)
Developed technology	$2,921	$(2,607)	$314	2
Customer relationships	7,400	(1,878)	5,522	5
Trademarks	5,400	(1,141)	4,259	5
Non-competition agreements	100	(90)	10	2
Intangible assets – net	$15,821	$(5,716)	$10,105
We also have domain name intangible assets, which are not subject to amortization, with a carrying amount of $0.2 million as of both June 30, 2020 and December 31, 2019.
Amortization expense for intangible assets was $2.2 million and $1.1 million for the six months ended June 30, 2020 and 2019, respectively. For the expected amortization of intangible assets for each of the fiscal years succeeding June 30, 2020, see Note 10 — Goodwill and Intangible Assets in the accompanying notes to the consolidated audited financial statements as of and for the year ended December 31, 2019
11.
ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

Accounts payable and accrued liabilities as of June 30, 2020 and December 31, 2019, consist of the following (in thousands):
	June 30, 2020	December 31, 2019
Accrued expenses due to vendors	$7,062	$16,342
Accounts payable due to vendors	2,012	6,453
Accrued property and franchise taxes	2,196	5,739
Accrued payroll and other employee related expenses	4,677	3,328
Other	2,498	1,115
Total accounts payable and other accrued liabilities	$18,445	$32,977

12.
SHARE-BASED AWARDS

Stock Plan
Our 2014 Stock Plan (the “Plan”), as amended and approved by the board of directors on February 6, 2020, allows us to grant options to purchase or directly issue 65,729,703 shares of Common Stock to employees, directors, and non-employees. We grant non statutory stock options, incentive stock options, restricted stock, and restricted stock units (“RSUs”).
Option awards are generally granted with an exercise price equal to the fair value of our common stock at the date of grant. Options granted are exercisable over a maximum term of 10 years from the date of grant and generally vest over a period of four years. Incentive stock options granted to a 10% shareholder are exercisable over a maximum term of 5 years from the date of grant.
A summary of the stock option activity for the six months ended June 30, 2020, is as follows:

	Number of Options (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Balance – December 31, 2019	22,633	3.00	6.9	110,481
Exercised	(277)	2.46
Forfeited	(2,512)	3.68
Expired	(583)	3.61
Balance – June 30, 2020	19,261	2.91	6.2	95,752
Exercisable – June 30, 2020	12,446	2.32	5.2	69,198
RSUs typically vest upon both a service-based requirement, generally over a four year period, and a performance condition. The performance condition is met by the completion of a Company liquidity event, which is defined as a change of control or the effective date of a registration statement of the Company filed under the securities act for the sale of the Company’s common stock. A merger transaction with a publicly traded special purpose acquisition company does not meet the definition of a liquidity event. If a participant terminates service, any portion of an RSU unit that has met the service-based requirement will remain outstanding and remain eligible to vest when the performance condition has been satisfied. The vesting requirements of the RSUs typically must be met before the seventh anniversary of the grant date before the units expire. The Company’s Board of Directors has the authority to amend the vesting terms of any outstanding RSU award.
A summary of the RSU activity for the six months ended June 30, 2020, is as follows:
	Number of RSUs (in thousands)	Weighted- Average Grant-Date Fair Value
Unvested and outstanding – December 31, 2019	14,070	$6.80
Granted	5,097	7.88
Forfeited	(2,311)	6.85
Unvested and outstanding – June 30, 2020	16,856	7.11
Vested and outstanding – June 30, 2020	—	—
Restricted Shares
We have granted Restricted Shares to certain continuing employees, primarily in connection with acquisitions. The Restricted Shares vest upon satisfaction of a service condition, which generally ranges from three to four years.
A summary of the Restricted Shares activity for the six months ended June 30, 2020 is as follows:
	Number of Restricted Shares (In thousands)	Average Grant-Date Fair Value
Unvested – December 31, 2019	2,156	5.98
Vested	(445)	5.95
Unvested – June 30, 2020	1,711	5.99
Stock-based compensation expense
We recognized stock-based compensation expense in the statements of operations for the six months ended June 30, 2020 and 2019, as follows (in thousands):

	Six Months Ended June 30,
	2020	2019
Stock options	4,005	4,598
Excess of the repurchase price over the fair value of common stock awards repurchased	—	590
Vesting of restricted shares	2,635	1,447
Total stock-based compensation expense	6,640	6,635
The range of assumptions used in the Black-Scholes Model for employee and non-employee stock options for 2019 are as follows:
2019 Range
Fair value	$6.82
Volatility	32%
Risk-free rate	1.80% – 2.34%
Expected life (in years)	5 – 7
Expected dividend	$—

13.
WARRANTS

Warrants to purchase Series D Preferred Stock
On June 12, 2018, we issued warrants to purchase 300,000 at a price of $0.01 (“Penny Warrants”). The Penny Warrants are exercisable, in whole or in part, upon issuance with exercise taking the form of payment of the full purchase price.
As of June 30, 2020, the outstanding Penny Warrants provide the holder of the warrant the right to purchase 300,000 shares of Series D in exchange for proceeds of $3.0 thousand.
Commitment to Issue Warrants
In June 2018, we entered into a commitment to issue warrants (“Warrant Commitment.”). The Warrant Commitment obligates us to issue warrants on an annual basis until 2025 (“Issuance Date”). The number of warrants issued is calculated by dividing the Warrant Coverage Amount by the Warrant Coverage Price. On each Issuance Date, we determine the Warrant Coverage Amount.
Prior to an initial public offering, we will issue warrants for Series E stock. As of June 30, 2020, the Warrant Coverage Amount can range from $11.0 million to $32.0 million, in total, for all future Issuance Dates. The Warrant Coverage Price is the higher of the Series E original issuance price of $9.58 and the cash price paid per share for our preferred stock issued in the most recent qualified financing event prior to the corresponding Issuance Date.
If we participate in an initial public offering, we will issue warrants for the class of shares of common stock sold by the Company in its initial public offering. As of June 30, 2020, the Warrant Coverage Amount can range from $0.0 to $32.0 million, in total, for all future remaining Issuance Dates. The Warrant Coverage Price is the higher of the Warrant Coverage Price as determined prior to an initial public offering and the Issuance Date closing price of our stock on the securities exchange in which it is traded.
On each Warrant Commitment Issuance date in June 2019 and June 2020, we issued warrants to purchase 75,025 shares and 150,051 shares, respectively, of Series E at a price of $9.58 per share (“Series E Warrants”). The Series E Warrants are exercisable, in whole or in part, upon issuance with exercise taking the form of payment of the full purchase price. As of June 30, 2020, the outstanding Series E Warrants provide the holder of the warrant the right to purchase 225,076 shares of Series E in exchange for proceeds of $2.2 million.

The Penny Warrants, the Series D Warrants, the Warrant Commitment, and the Series E Warrants have been determined to be liabilities under ASC 480 as the underlying preferred shares have certain liquidation preferences in the event of a deemed liquidation. The outstanding Penny Warrants, the outstanding Series E Warrants, and the Warrant Commitment have a fair value measured in accordance with the methodology described in Note 8 — Fair Value Disclosures of $2.7 million, $0.6 million, and $2.1 million, respectively as of June 30, 2020. Changes in the fair value of our Series D or Series E would have no impact if the Penny Warrants or Series E Warrants, respectively, are settled through full payment. We recorded an increase to the warrant fair value adjustments of $0.9 million and a decrease to the warrant fair value adjustments of negative $4.5 million for the six months ended June 30, 2020 and 2019, respectively.
14.
INCOME TAXES

The Company’s quarterly tax provision is based upon an estimated annual effective tax rate. The Company’s provision for income taxes has not been historically significant to the business as the Company has incurred operating losses to date. The provision for income taxes consists primarily ofstate taxes in jurisdictions in which the Company conducts business.
The Company’s provision for income taxes was $0.2 million and $0.1 million for the six months ended June 30, 2020 and 2019, respectively, with an effective tax rate of (0.2)% and (0.1)%, respectively. The effective tax rate differs from the U.S. statutory tax rate primarily due to the valuation allowances on the Company’s deferred tax assets as it is more likely than not that some or all of the Company’sdeferred tax assets will not be realized.
15.
RELATED PARTIES

One of the preferred stock investors holds more than 10% interest in our Company and has one seat as a member of the board of directors and another seat as an observer of the board of directors.
In 2018, an executive early exercised their option to purchase 914,634 shares of unvested common stock at a price per share of $1.64 by issuing a promissory note to the Company for a total price of $1.5 million with an interest rate of 2.31% per annum.
The Warrant Commitment and the subsequent Series E Warrants were issued to a counterparty that has an equity interest in the Company and a seat on the Company’s board of directors. The board member has significant influence with respect to the counterparty to the Warrant Commitment. The issuance of the Warrant Commitment and Series E Warrants was in exchange for on-going advisory services that the entity provided to the Company. See Note 13 — Warrants for further information.
During 2019, we acquired OSN. See Note 2 — Business Combination for further information on the acquisition and the pro forma results of operations, reflecting OSN as if it had been acquired January 1, 2019. Prior to the acquisition, OSN conducted business with us as the noncontrolling member of our Title Companies. We paid the member title and due diligence fees in the member’s capacity as a title and escrow agent. Additionally, we paid the member management and administrative service fees, rent, and purchases of fixed assets in the member’s capacity as management and administrative service provider and lessor to the subsidiaries of OD Title Holdings and OD Title Sidecar.
16.
NET LOSS PER SHARE

We use the two-class method to calculate net loss per share and apply the more dilutive of the two-class method, treasury stock method or if-converted method to calculate diluted net loss per share. No dividends were declared or paid for the six months ended June 30, 2020 and 2019. Undistributed earnings for each period are allocated to participating securities, including the convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the convertible preferred stock to share in losses, our basic net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.

The following table sets forth the computation of our basic and diluted net loss per share attributable to common shareholders for the six months ended June 30, 2020 and 2019 (in thousands):
	For the Six Months Ended June 30,
	2020	2019
Basic net loss per share:
Numerator:
Net Loss	$(118,115)	$(157,712)
Minus: Net income attributed to noncontrolling interests	—	1,217
Net loss attributable to common shareholders – basic	$(118,115)	$(158,929)
Denominator:
Weighted average shares outstanding – basic and diluted	52,121	48,312
Basic net loss per share	$(2.27)	$(3.29)
Diluted net loss per share:
Numerator:
Net Loss	$(118,115)	(157,712)
Minus: Net income attributed to noncontrolling interests	—	1,217
Minus: Gain on liability-classified warrants	—	5,808
Net loss attributable to common shareholders – diluted	$(118,115)	$(164,737)
Denominator:
Weighted average shares outstanding – basic and diluted	52,121	48,312
Diluted net loss per share	$(2.27)	$(3.41)
There were no preferred dividends declared or accumulated for the period. In determining diluted EPS, the Company adjusted the numerator for fair value adjustments related to its Series D Preferred Warrants; however, the exercise of the warrants results in additional participating securities being issued and the Company assumed such participating securities did not convert into additional common stock as that is the most dilutive settlement assumption.
The Company has presented the Series E Warrants issued-to-date under the Warrant Commitment in the table below. Refer to Note 13 — Warrants for further information on the Warrant Commitment and Series E Warrants. During 2019, the Company issued Convertible Notes for a total of $178.2 million in proceeds. Refer to Note 7 — Credit Facilities and Long-Term Debt for the terms for the Convertible Notes. Additionally, the following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive for the periods presented, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period (in thousands):
	For the Six Months Ended June 30,
	2020	2019
Common Stock Warrants	2,084	2,081
Series D Preferred Stock Warrants	300	300
Series E Preferred Stock Warrants	225	75
RSUs	16,856	8,602
Options	19,261	25,367
Unvested Shares from Early Exercise	62	377
Restricted Shares	1,711	1,766
Redeemable convertible preferred stock	194,384	189,064
Total anti-dilutive securities	234,883	227,632

17.
COMMITMENTS AND CONTINGENCIES

Interest Rate Lock Commitments
We entered into interest rate lock commitments with prospective borrowers whereby we commit to lend a certain loan amount under specific terms and interest rate to the borrower. These commitments are treated as derivatives and are carried at fair value. See Note 5 — Derivative Instruments for more information.
Purchase Commitments
As of June 30, 2020, we were in contract to purchase 414 homes for an aggregate purchase price of $100.6 million.
Legal Matters
From time to time, we may be subject to potential liability relating to the ownership and operations of our properties. Accruals are recorded when the outcome is probable and can be reasonably estimated.
There are various claims and lawsuits arising in the normal course of business pending against us, some of which seek damages and other relief which, if granted, may require future cash expenditures. Management does not believe that it is reasonably possible that the resolution of these matters would result in any liability that would materially affect our consolidated results of operations or financial condition. From time to time we receive inquiries and audit requests from various government agencies and fully cooperate with these requests. We do not have any material pending investigations or enforcement actions.
Leases
During the six months ended June 30, 2020, we did not enter into any material new leases, lease renewals, or lease modifications. Certain long-term real estate leases entered into prior to 2020 commenced in the six months ended June 30, 2020, for which we recognized ROU assets obtained in exchange for new operating lease liabilities of $40.1 million. Refer to Note 18 — Restructuring for information regarding accelerated amortization of certain ROU assets associated with restructuring activities in the period. For additional information regarding our lease portfolio, see Note 10 — Leases in the accompanying notes to the consolidated audited financial statements as of and for the year ended December 31, 2019
18.
RESTRUCTURING

On April 15, 2020, we initiated a reduction in workforce of 600 employees to achieve a more resilient cost structure in response to the uncertainties caused by COVID-19. As a result, for the six months ended June 30,2020, we recorded $11.3 million of restructuring charges for employee termination benefits and $1.1 million of costs related to the exiting of certain non-cancelable leases with no future benefits to the Company. Of these amounts, we presented $1.9 million in Cost of revenue caption, $5.1 million in Sales, marketing and operations expense, $2.1 million in Technology and development and $3.3 million in the General and administrative caption of our consolidated statement of operations. All restructuring costs were paid prior to June 30, 2020 with the exception of $0.7M for costs related to exiting certain non-cancelable leases, which were paid in July 2020.
19.
SUBSEQUENT EVENTS

On July 10, 2020, we amended one of our existing senior revolving credit facilities, Revolving Facility 2018-1, to extend the final maturity date to May 10, 2021.
On September 4, 2020, we amended one of our existing senior revolving credit facilities, Revolving Facility 2018-2, to extend the final maturity date to October 2, 2020 and on September 24, 2020, we extended the final maturity date to December 23, 2022.
On September 15, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Social Capital Hedosophia Corp. II (“SCH”) and Hestia Merger Sub Inc. (“Merger Sub”), a direct wholly owned subsidiary of SCH. Pursuant to the Merger Agreement, and subject to the approval of SCH’s shareholders and the Company’s shareholders, all of the equity interests in Opendoor will be converted into the right to receive 500 million shares of common stock of SCH. Upon consummation of the merger, Merger Sub will merge with and into Opendoor, the separate corporate existence of Merger Sub will cease and Opendoor will be the surviving corporation and a wholly owned subsidiary of SCH (the “Merger”). SCH shall immediately be renamed Opendoor Technologies Inc. The consummation of the Merger is subject to the satisfaction or waiver of certain closing conditions contained in the Merger Agreement.
As part of the Merger, Opendoor options will be converted into options to acquire shares of Opendoor Technologies Inc. Opendoor warrants exercisable prior to close of the Merger, will be converted into shares of Opendoor common stock prior to or concurrent with closing of the Merger and thereafter, exchanged for shares in Opendoor Technologies Inc. Any Opendoor warrants not exercised or exercisable at closing of the Transaction will be cancelled.
On September 14, 2020, the Company entered into a Convertible Notes Exchange Agreement (the “Exchange Agreement”) with the Convertible Note holders. Under the terms of the Exchange Agreement, the Convertible Note holders received rights to 13.3 million shares of the Company’s common stock (“Issuer Stock Rights”) upon the earlier of (i) immediately prior to the consummation of the Merger and (ii) March 13, 2021. The Issuer Stock Rights are received in full satisfaction of the outstanding principal and accrued interest on the Convertible Notes and such notes have been cancelled and of no further force or effect.
In August and September 2020, the Company’s board of directors and the majority of the Company’s preferred shareholders, respectively, approved a grant of 2,160,000 RSUs to an executive. The RSUs, once granted, vest upon a four-year service-based requirement and a performance condition. The performance condition is met by the completion of a Company Listing Event.
On September 25, 2020, we amended one of our existing senior revolving credit facilities, Revolving Facility 2019-1, to extend the final maturity date to March 4, 2022.
On September 25, 2020, we amended one of our existing senior revolving credit facilities, Revolving Facility 2019-3, to increase borrowing capacity by $100 million and extend the final maturity date to August 21, 2023.
As a result of the amendments subsequent to June 30, 2020, borrowing capacity under our non-recourse asset-backed financing facilities has increased $100 million from $3,308 million as of June 30, 2020 to 3,408 million, of which $1,948 million is fully committed. Through August 31, 2020, the Company’s senior revolving credit facilities had a weighted average interest rate of 3.68%.
On September 25, 2020, we exercised an option to early terminate the San Francisco headquarters lease, effective September 30, 2021. In exercising our early termination option, we incurred and paid $5.2 million in early termination fees. We are contractually obligated to pay rent through the remaining amended lease term in the amount of $10.5 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Opendoor Labs Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Opendoor Labs Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, temporary equity and shareholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
San Francisco, California
October 2, 2020
We have served as the Company’s auditor since 2015.

Opendoor Labs Inc.
Consolidated Balance Sheets
(In thousands, except share data)
		As of December 31,
		2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$405,080	$262,368
Restricted cash		279,742	143,403
Marketable securities		43,576	9,004
Escrow receivable		13,882	10,772
Real estate inventory, net		1,312,369	1,361,796
Other current assets		32,995	20,828
Total current assets		2,087,644	1,808,171
PROPERTY AND EQUIPMENT – Net		34,606	17,976
RIGHT OF USE ASSETS		60,681	—
GOODWILL		30,945	9,400
INTANGIBLES – Net		12,414	3,743
OTHER ASSETS		5,394	3,005
TOTAL ASSETS	(1)	$2,231,684	$1,842,295
LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities		$32,977	$30,265
Current portion of credit facilities and other secured borrowings		1,074,125	1,032,593
Interest payable		5,808	5,333
Lease liabilities, current portion		13,472	—
Total current liabilities		1,126,382	1,068,191
CREDIT FACILITIES – Net of current portion		221,929	100,502
CONVERTIBLE NOTES		140,096	—
DERIVATIVE AND WARRANT LIABILITIES		46,235	18,022
LEASE LIABILITIES – Net of current portion		48,435	—
OTHER LIABILITIES		208	5,082
Total liabilities	(2)	1,583,285	1,191,797
COMMITMENTS AND CONTINGENCIES (See Note 19)
TEMPORARY EQUITY:
Series A convertible preferred stock, 24,784,202 and 25,477,056 shares authorized as of December 31, 2019 and 2018; 24,784,202 shares issued and outstanding as of December 31, 2019 and 2018; liquidation preference of $9,807 as of December 31, 2019 and 2018		9,763	9,763
Series B convertible preferred stock, 14,738,907 and 15,029,846 shares authorized as of December 31, 2019 and 2018; 14,738,907 shares issued and outstanding as of December 31, 2019 and 2018; liquidation preference of $20,182 as of December 31, 2019 and 2018		20,049	20,049
See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Consolidated Balance Sheets (continued)
(In thousands, except share data)
	As of December 31,
	2019	2018
Series C convertible preferred stock, 17,972,134 shares authorized as of December 31, 2019 and 2018; 17,972,134 shares issued and outstanding as of December 31, 2019 and 2018; liquidation preference of $77,160 as of December 31, 2019 and 2018	80,519	80,519
Series D convertible preferred stock, 39,539,070 and 39,557,594 shares authorized as of December 31, 2019 and 2018; 39,239,070 and 33,919,032 shares issued and outstanding as of December 31, 2019 and 2018; liquidation preference of $248,333 and $213,333 as of December 31, 2019 and 2018	257,951	222,951
Series E convertible preferred stock, 102,588,689 and 78,441,874 shares authorized as of December 31, 2019 and 2018; 97,649,658 and 76,426,829 shares issued and outstanding as of December 31, 2019 and 2018; liquidation preference of $1,011,319 and $728,444 as of December 31, 2019 and 2018	1,013,220	730,582
Total temporary equity	1,381,502	1,063,864
SHAREHOLDERS’ DEFICIT
Common stock, $0.00001 par value, 300,000,000 and 274,000,000 shares authorized as of December 31, 2019 and 2018; 51,775,096 and 48,137,116 shares issued and outstanding as of December 31, 2019 and 2018	—	—
Additional paid-in capital	57,362	31,201
Accumulated deficit	(790,483)	(446,056)
Accumulated other comprehensive income (loss)	18	(2)
Total shareholders’ deficit of Opendoor Labs Inc.	(733,103)	(414,857)
Non-controlling interests	—	1,491
Total shareholders’ deficit	(733,103)	(413,366)
TOTAL LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ DEFICIT	$2,231,684	$1,842,295

(1)
Our consolidated assets at December 31, 2019 and 2018 include the following assets of certain variable interest entities (“VIEs”) that can only be used to settle the liabilities of those VIEs: Cash and cash equivalents, $86,526 and $79; Restricted cash, $268,368 and $134,535; Real estate inventory, net, $1,312,194 and $1,360,236; Escrow receivable, $13,798 and $10,772; Other current assets, $11,995 and $9,835; Property and equipment, $0 and $115; Other assets, $0 and $77; Total assets of $1,692,881 and $1,515,649, respectively.

(2)
Our consolidated liabilities at December 31, 2019 and 2018 include the following liabilities for which the VIE creditors do not have recourse to Opendoor: Accounts payable and other accrued liabilities, $9,199 and $1,511; Interest payable, $5,784 and $5,333; Current portion of credit facilities and other secured borrowings, $1,042,984 and $1,032,593; Credit facilities, net of current portion, $221,929 and $100,502; Total liabilities, $1,279,896 and $1,139,939, respectively.

See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Consolidated Statements of Operations
(In thousands)
	For the years ended December 31,
	2019	2018	2017
REVENUE	$4,740,583	$1,838,066	$711,066
COST OF REVENUE	4,439,333	1,704,638	644,719
GROSS PROFIT	301,250	133,428	66,347
OPERATING EXPENSES:
Sales, marketing and operations	384,416	196,292	74,938
General and administrative	113,446	72,350	36,928
Technology and development	51,222	28,458	16,123
Total operating expenses	549,084	297,100	127,989
LOSS FROM OPERATIONS	(247,834)	(163,672)	(61,642)
WARRANT FAIR VALUE ADJUSTMENT	6,243	(18,022)	(32)
INTEREST EXPENSE	(109,728)	(60,456)	(23,342)
OTHER INCOME – Net	12,401	2,598	249
LOSS BEFORE INCOME TAXES	(338,918)	(239,552)	(84,767)
INCOME TAX EXPENSE	(252)	(377)	—
NET LOSS	(339,170)	(239,929)	(84,767)
LESS NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,847	1,362	62
NET LOSS ATTRIBUTABLE TO OPENDOOR LABS INC.	$(341,017)	$(241,291)	$(84,829)
Net loss per share attributable to common shareholders:
Basic	$(6.90)	$(5.12)	$(2.12)
Diluted	$(7.06)	$(5.12)	$(2.12)
Weighted-average shares outstanding:
Basic	49,444	48,570	39,930
Diluted	49,444	48,570	39,930
See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Consolidated Statements of Comprehensive Loss
(In thousands)
	For the years ended December 31,
	2019	2018	2017
NET LOSS	$(339,170)	$(239,929)	$(84,767)
OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains (losses) on marketable securities	20	25	(27)
COMPREHENSIVE LOSS	(339,150)	(239,904)	(84,794)
LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,847	1,362	62
COMPREHENSIVE LOSS ATTRIBUTABLE TO
OPENDOOR LABS INC.	$(340,997)	$(241,266)	$(84,856)
See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Consolidated Statements of Changes in Temporary
Equity and Shareholders’ Deficit
(In thousands, except number of shares)
	Temporary Equity										Shareholders’ Deficit
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interests	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE – December 31, 2016	25,477,056	$10,037	15,029,846	$20,448	17,972,134	$80,519	33,184,364	$218,141	—	$—	35,011,962	$—	$6,341	$(76,605)	—	—	$(70,264)
Issuance of Series D preferred stock	—	—	—	—	—	—	753,192	4,931	—	—	—	—	—	—	—	—	—
Issuance of warrants for services	—	—	—	—	—	—	—	—	—	—	—	—	32	—	—	—	32
Issuance of common stock in connection with acquisition	—	—	—	—	—	—	—	—	—	—	45,596	—	75	—	—	—	75
Vesting of restricted stock	—	—	—	—	—	—	—	—	—	—	8,520,424	—	12	—	—	—	12
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	1,116,084	—	481	—	—	—	481
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	3,761	—	—	—	3,761
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(27)	—	(27)
Capital contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—		67	67
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	(84,829)	—	62	(84,767)
BALANCE – December 31, 2017	25,477,056	$10,037	15,029,846	$20,448	17,972,134	$80,519	33,937,556	$223,072	—	—	44,694,066	$—	$10,702	$(161,434)	$(27)	$129	(150,630)
Issuance of Series E preferred stock	—	—	—	—	—	—	—	—	73,940,269	706,766	—	—	—	—	—	—	—
Issuance of Series E-1 preferred stock	—	—	—	—	—	—	—	—	2,486,560	23,816	—	—	—	—	—	—	—
Issuance of common stock in stock in connection with acquisition	—	—	—	—	—	—	—	—	—	—	1,648,679	—	7,922	—	—	—	7,922
Vesting of restricted stock	—	—	—	—	—	—	—	—	—	—	2,555,208	—	2,388	—	—	—	2,388
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	5,172,343	—	5,201	—	—	—	5,201
Repurchase of common Stock	—	—	—	—	—	—	—	—	—	—	(5,933,180)	—	(9,986)	(36,106)	—	—	(46,092)
Repurchase of Series A preferred stock	(692,854)	(274)	—	—	—	—	—	—	—	—	—	—	—	(5,269)	—	—	(5,269)
Repurchase of Series B preferred stock	—	—	(290,939)	(399)	—	—	—	—	—	—	—	—	—	(1,930)	—	—	(1,930)
Repurchase of Series D preferred stock	—	—	—	—	—	—	(18,524)	(121)	—	—	—	—	—	(26)	—	—	(26)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	14,974	—	—	—	14,974
See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Consolidated Statements of Changes in Temporary
Equity and Shareholders’ Deficit (continued)
(In thousands, except number of shares)
	Temporary Equity										Shareholders’ Deficit
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interests	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	25	—	25
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	(241,291)	—	1,362	(239,929)
BALANCE – December 31, 2018	24,784,202	$9,763	14,738,907	$20,049	17,972,134	$80,519	33,919,032	$222,951	76,426,829	$730,582	48,137,116	—	$31,201	$(446,056)	$(2)	$1,491	$(413,366)
Issuance of Series E-2 preferred stock	—	—	—	—	—	—	—	—	21,222,829	282,638	—	—	—	—	—	—	—
Issuance of Series D preferred stock	—	—	—	—	—	—	5,320,038	35,000	—	—	—	—	7,241	—	—	—	7,241
Issuance of common stock in stock in connection with acquisition	—	—	—	—	—	—	—	—	—	—	958,280	—	6,650	—	—	—	6,650
Vesting of restricted stock	—	—	—	—	—	—	—	—	—	—	1,302,065	—	1,061	—	—	—	1,061
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	1,877,635	—	3,450	—	—	—	3,450
Repurchase of common stock	—	—	—	—	—	—	—	—	—	—	(500,000)	—	(590)	(3,410)	—	—	(4,000)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	13,196	—	—	—	13,196
Purchase of non- controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	(4,847)	—	—	(62)	(4,909)
Capital distribution of non-controlling interests interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,276)	(3,276)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	20	—	20
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	(341,017)	—	1,847	(339,170)
BALANCE – December 31, 2019	24,784,202	$9,763	14,738,907	$20,049	17,972,134	$80,519	39,239,070	$257,951	97,649,658	$1,013,220	51,775,096	$—	$57,362	$(790,483)	$18	$—	$(733,103)

See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Consolidated Statements of Cash Flows
(In thousands)
	For the years ended December 31,
	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(339,170)	$(239,929)	$(84,767)
Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash provided by (used in) operating activities:
Depreciation and amortization – net of accretion	27,372	12,781	7,441
Amortization of right of use asset	11,940	—	—
Stock-based compensation	12,606	8,422	3,761
Warrant fair value adjustment	(6,243)	18,022	32
Inventory valuation adjustment	31,885	20,523	4,231
Loss on disposal of property and equipment	—	—	517
Changes in fair value of derivative instruments	1,102	2,996	(134)
Payment-in-kind interest	2,052	—	—
Net fair value adjustments and gain (loss) on sale of mortgage loans held for sale	(447)	—	—
Origination of mortgage loans held for sale	(23,194)	—	—
Proceeds from sale and principal collections of mortgage loans held for sale	21,525	—	—
Changes in operating assets and liabilities:
Escrow receivable	(3,110)	4,474	3,964
Real estate inventories	16,951	(1,015,207)	(152,390)
Other assets	(7,518)	(11,723)	(3,016)
Accounts payable and other accrued liabilities	(4,331)	16,375	760
Interest payable	475	3,629	1,048
Lease liabilities	(13,945)	—	—
Net cash used in operating activities	(272,050)	(1,179,637)	(218,553)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(27,972)	(20,022)	(2,869)
Purchase of derivative instruments	—	(16)	(615)
Purchase of marketable securities	(79,319)	(22,910)	(57,063)
Proceeds from sales, maturities, redemptions and paydowns of marketable securities	45,025	40,373	30,605
Acquisitions, net of cash acquired	(32,812)	(4,857)	—
Net cash used in investing activities	(95,078)	(7,432)	(29,942)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series D preferred stock	35,000	—	4,955
Issuance cost of Series D preferred stock	—	—	(24)
Proceeds from issuance of Series E preferred stock	—	708,200	—
Issuance cost of Series E preferred stock	—	(1,434)	—
See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Consolidated Statements of Cash Flows (continued)
(In thousands)
	For the years ended December 31,
	2019	2018	2017
Proceeds from issuance of Series E-2 preferred stock	282,875	—	—
Issuance cost of Series E-2 preferred stock	(237)	—	—
Proceeds from issuance of convertible notes	178,200	20,000	—
Proceeds from exercise of stock options	3,358	6,888	2,129
Capital distributions of non-controlling interest	(3,276)	—	67
Proceeds from credit facilities and other secured borrowings	3,664,217	1,994,088	490,281
Principal payments on credit facilities and other secured borrowings	(3,495,411)	(1,176,541)	(329,824)
Payment of loan origination fees and debt issuance costs	(15,137)	(8,911)	(6,407)
Repurchase of common stock at fair value	(3,410)	(37,777)	—
Repurchase of Series A preferred stock	—	(5,543)	—
Repurchase of Series B preferred stock	—	(2,329)	—
Repurchase of Series D preferred stock	—	(147)	—
Net cash provided by financing activities	646,179	1,496,494	161,177
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	279,051	309,425	(87,318)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of year	405,771	96,346	183,664
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of year	$684,822	$405,771	$96,346
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest	$85,910	$44,574	$14,955
DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Vesting of early exercised stock options	$1,060	$2,388	$254
Conversion of convertible notes to Series E-1 preferred stock	—	23,816	—
Noncash financing, issuance of common stock for acquisition	6,650	(6,152)	—
RECONCILIATION TO CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$405,080	$262,368	$33,919
Restricted cash	279,742	143,403	62,427
Cash, cash equivalents, and restricted cash	$684,822	$405,771	$96,346

See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
1.
DESCRIPTION OF BUSINESS AND ACCOUNTING POLICIES

Description of Business
Opendoor Labs Inc. (the “Company”, “we”, “our”, and “Opendoor”) including its consolidated subsidiaries and certain variable interest entities (“VIEs”), is a leading digital platform for buying and selling your home. Opendoor streamlines the home selling and buying transaction and creates an end-to-end experience online. Since 2014, we have completed over 80,000 home transactions and currently operate in 21 markets in the United States. We are headquartered in San Francisco, California with operations in the United States and were incorporated in Delaware on December 30, 2013.
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared pursuant to generally accepted accounting principles in the United States of America (“GAAP”). The consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 include the accounts of Opendoor, its wholly owned subsidiaries and VIEs where we are the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements herein.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ materially from such estimates. Significant estimates, assumptions and judgments made by management include, among others, the determination of the fair value of common stock, share-based awards, warrants, derivatives, convertible notes, and the impairment loss (“real estate inventory valuation adjustment”). Management believes that the estimates and judgments upon which they rely are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent that there are material differences between these estimates and actual results, our financial statements will be affected.
Significant Risks and Uncertainties
We operate in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, we believe that changes in any of the following areas could have a significant negative effect on us in terms of our future financial position, results of operations or cash flows: rates of revenue growth; our ability to manage advertising inventory or pricing; engagement and usage of our products; effectiveness of our investment of resources to pursue strategies; competition in our market; the stability of the residential real estate market; impact of interest rate changes on demand and our costs; changes in technology, products, markets or services by us or our competitors; addition or loss of significant customers; our ability to maintain or establish relationships with listings and data providers; our ability to obtain or maintain licenses and permits to support our current and future businesses; actual or anticipated changes to our products and services; changes in government regulation affecting our business; outcomes of legal proceedings; natural disasters and catastrophic events; scaling and adaptation of existing technology and network infrastructure; management of our growth; our ability to attract and retain qualified employees and key personnel; our ability to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments; protection of customers’ information and other privacy concerns; protection of our brand and intellectual property; and intellectual property infringement and other claims, among other things.
Concentrations of Credit Risk
Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents, investments in marketable securities, and mortgage loans held for sale. We place

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
cash and cash equivalents and investments with major financial institutions, which Management assesses to be of high credit quality, in order to limit exposure of our investments.
Similarly, our credit risk on mortgage loans held for sale is mitigated due to a large number of customers. Further, our credit risk on mortgage loans held for sale is mitigated by the fact that we typically sell mortgages on the secondary market within a relatively short period of time after which the Company’s exposure is limited to borrower defaults within the initial few months of the mortgage.
Reclassifications
In 2019, we changed the presentation of warrant liabilities on the Consolidated Balance Sheets by reclassifying the $18.0 million balance as of December 31, 2018 from other liabilities to derivative and warrant liabilities. This reclassification had no effect on previously reported total assets and total liabilities, net loss or to the classifications of cash flow activities.
Segment Reporting
For the years ended December 31, 2019, 2018, and 2017, we were managed as a single operating segment on a consolidated basis. Furthermore, we determined that the Co-Founder and Chief Executive Officer is the Chief Operating Decision Maker (“CODM”) as he is responsible for making decisions regarding the allocation of resources and assessing performance, as well as for strategic operational decisions and managing the organization at a consolidated level.
Cash and Cash Equivalents
Cash includes demand deposits with financial institutions and cash items in transit. Cash equivalents include only investments with initial maturities of three months or less that are highly liquid and readily convertible to known amounts of cash. We maintain portions of our cash in bank deposit accounts, which, at times, may exceed federally insured limits. Management believes that we are not exposed to any significant credit risk related to cash deposits.
Restricted Cash
Restricted cash consists primarily of funds held in operating, collection, disbursement and reserve accounts related to our credit facilities and entities established for such credit facilities. The restricted cash balance related to our credit facilities are constrained by contract to purchasing real estate inventory and certain related activities. In addition, we are required to maintain letters of credit and a time deposit account for certain of our office leases. See Note 7 — Credit Facilities and Long-Term Debt for further discussion.
Marketable Securities
Our investments in marketable securities consist of debt securities classified as available-for-sale and measured at fair value with unrealized gains and losses included in accumulated other comprehensive income (loss) in shareholders’ equity and realized gains and losses included in earnings. None of our investments in marketable securities were impaired for the years ended December 31, 2019, 2018 and 2017. See Note 4 — Cash, Cash Equivalents, and Marketable Securities for further discussion.
Real Estate Inventory
Real estate inventory is carried at the lower of cost or net realizable value. Real estate inventory cost includes but is not limited to the property purchase price, acquisition costs and direct costs to renovate or repair the home, less real estate inventory valuation adjustments, if any. Work-in-progress inventory includes homes undergoing updates and finished goods inventory includes homes ready for resale. Real estate inventory is reviewed for impairment at least quarterly and as events or changes in circumstances indicate

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
that the carrying value may not be recoverable. If the carrying amount or basis is not expected to be recovered, a real estate inventory valuation adjustment is recorded to cost of revenue and the related assets are adjusted to their net realizable value.
Derivative Instruments
Our derivative instruments are comprised of interest rate caps and embedded conversion options related to the convertible notes. Our derivative instruments are freestanding in nature and some are utilized as economic hedges. These derivative instruments are recorded at fair value with changes recognized as a gain or loss to operations. See Note 5 — Derivative Instruments for further discussion.
Escrow Receivable
Escrow receivable consists of proceeds from home resale held in escrow prior to such proceeds being remitted to us. We review the need for an allowance for doubtful accounts quarterly based on historical collections experience, among other factors. At December 31, 2019 and 2018, we did not have any material write-offs and did not record an allowance for doubtful accounts.
No customers accounted for 10% or more of our Escrow Receivable as of December 31, 2019 or 2018, respectively.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Property and equipment are capitalized and depreciated. Depreciation is calculated using the straight-line method over the estimated useful lives of assets. Maintenance and repair costs are charged to expense as incurred. The estimated useful lives of our property and equipment are as follows:
Internally developed software	2 years
Software implementation costs	Lesser of 3 years or contract term
Computers	2 years
Security systems	1 year
Furniture and fixtures	5 years
Leasehold improvements	Lesser of useful life or lease term
Office equipment	3 years
Leases
We determine if an arrangement is or contains a lease at inception or modification of the arrangement. An arrangement is or contains a lease if there are identified assets and the right to control the use of an identified asset is conveyed for a period in exchange for consideration. Control over the use of the identified assets means the lessee has both the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct the use of the asset.
For leases for which we are the lessee, we recognize right-of-use assets and lease liabilities for all leases other than those with a term of 12 months or less as the Company has elected to apply the short-term lease recognition exemption. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are classified and recognized at the commencement date of a lease. Lease liabilities are measured based on the present value of fixed lease payments over the lease term. Right-of-use assets consist of (i) initial measurement of the lease liability; (ii) lease payments made to the lessor at or before the commencement date less any lease incentives received; and (iii) initial direct costs incurred by the Company. Lease payments may vary because of changes in facts or circumstances occurring after the commencement, including changes in inflation indices. Variable lease payments are excluded

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
from the measurement of right-of-use assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred.
As the rates implicit on our leases for which we are the lessee are not readily determinable, we use our incremental borrowing rate based on information available at the commencement date in determining the present value of lease payments. When determining the incremental borrowing rate, we assess multiple variables such as lease term, collateral, economic conditions, and creditworthiness.
For operating leases, we recognize straight-line rent expense. For finance leases, we recognize interest expense associated with the lease liability and amortization expense associated with the right-of-use asset. For right-of-use assets held under finance leases and leasehold improvements, the estimated useful lives are limited to the shorter of the useful life of the asset or the term of the lease.
Our lease arrangements may include options to extend or early terminate a lease, which we do not include in expected lease terms unless they are reasonably certain to be exercised. The Company has lease arrangements with lease and non-lease components. As a lessee, the Company has elected to apply the practical expedient to combine lease and related non-lease components, for all classes of underlying assets, and shall account for the combined component as a lease component.
Occasionally, as a lessor, the Company enters into contracts accounted for as leases. As a lessor, the Company elected to apply the practical expedient to combine lease and non-lease components for all classes of underlying assets.
Internally Developed Software
For software we developed for internal use, the costs incurred in the preliminary stages of development are expensed as incurred. Once an application reaches the development stage, we capitalize direct costs incurred (including internal and external) to property and equipment. Maintenance and on-going operating costs of developed applications are expensed as incurred. Amortization expense is recognized on a straight-line basis into technology and development expense.
Goodwill
Goodwill represents the difference between the purchase price and the fair value of assets acquired and liabilities assumed in a business combination. Goodwill is not amortized. We have a single reporting unit and we review goodwill for impairment annually on the first day of third quarter and also if events or changes in circumstances indicate the occurrence of a triggering event. The Company reviews goodwill for impairment by initially considering qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, as a basis for determining whether it is necessary to perform a quantitative analysis. If it is determined that it is more likely than not that the fair value of reporting unit is less than its carrying amount, a quantitative analysis is performed to identify goodwill impairment.
Intangible Assets
We recorded intangible assets with finite lives, including developed technology, customer relationships, trademarks, and non-competition agreements, as a result of acquisitions as well as internal development. Intangible assets are amortized based on their estimated economic lives, ranging from 2 to 5 years.
Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment and definite-lived intangible assets, among other long-term assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent the carrying amount of the underlying asset exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2019, 2018, and 2017.
Revenue Recognition
We generate revenue through home sales, along with other revenue from real estate services. Other revenue represents an insignificant portion of our total revenue.
We recognize revenue when we satisfy our performance obligations by transferring control of promised goods or services to our customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.
Home sales revenue consists of selling residential real estate to customers. Revenue is recognized when title to and possession of the property has transferred to the customer and we have no continuing involvement with the property, which is generally upon close of escrow. The amount of revenue recognized for each home sale is equal to the sale price of the home net of any concessions. The Company generally provides a 90-day guarantee on home sales, subject to terms and conditions. Returns on home sales have been limited in our experience and we do not estimate for returns in recognizing revenue.
Other revenue consists primarily of title insurance facilitation revenue, closing and escrow services, real estate broker commissions, and gain (loss) on sale of mortgage loans. These real estate services are provided in conjunction with home sales, and revenue is recognized consistent with home sales revenue, generally upon close of escrow.
No customers generated 10% or more of our total revenue in the years ended December 31, 2019, 2018 or 2017.
Cost of Revenue
Cost of revenue includes the property purchase price, acquisition costs, direct costs to renovate or repair the home and real estate inventory valuation adjustments, if any. These costs are accumulated in real estate inventory during the property holding period and charged to cost of revenue under the specific identification method when the property is sold. Additionally, for our revenues other than home sales revenue, cost of revenue consists of any costs incurred in delivering the service including associated headcount expenses such as salaries, benefits, and stock-based compensation.
Sales, Marketing and Operations Expense
Sales, marketing and operations expense consists primarily of resale broker commissions, resale closing costs, holding costs related to real estate inventory including utilities, property taxes and maintenance, and expenses associated with product marketing, promotions and brand-building. Sales, marketing and operations expense includes any headcount expenses in support of sales, marketing, and real estate inventory operations such as salaries, benefits, and stock-based compensation. These costs are expensed as incurred.
Technology and Development
Technology and development expense consists primarily of amortization expense of capitalized software development costs in addition to headcount expenses, including salaries, benefits, and stock-based compensation for employees in the design, development, testing, maintenance and operation of our mobile applications, websites, tools and other applications that support our products.
Stock-Based Compensation
Stock-based compensation awards consist of stock options, restricted stock units (“RSUs”), and restricted common shares (“Restricted Shares”).

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
We use the Black-Scholes-Merton option-pricing model to determine the fair value as of the grant date for option awards. We recognize compensation expense for all option awards on a straight-line basis over the requisite service period of the awards, which is generally the option’s vesting period. These amounts are reduced by forfeitures as the forfeitures occur.
We determine the fair value of RSUs based on the valuation of our common stock as of the grant date. As our RSU awards typically have a performance condition, based on a liquidity event, as defined by the share agreement, as well as a service condition to vest, no compensation expense is recognized until the liquidity event has occurred. Subsequent to the occurrence of a liquidity event, compensation expense is recognized to the extent the requisite service period has been completed and compensation expense thereafter is recognized on a straight-line basis over the remaining requisite service period of the awards.
The fair value of the Restricted Shares is equal to the estimated fair value of our common stock on the grant date. We recognize compensation expense for the shares on a straight-line basis over the requisite service period of the awards. The fair value of these shares will be recognized into Common Stock and additional paid-in-capital as the shares vest.
Income Taxes
We record income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in income in the period that includes the enactment date.
We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
We record uncertain tax positions on the basis of a two-step process whereby: (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.
Consolidation of Variable Interest Entities
We are a variable interest holder in certain entities in which equity investors at risk do not have the characteristics of a controlling financial interest or where the entity does not have enough equity at risk to finance its activities without additional subordinated financial support from other parties; these entities are VIEs. Our variable interest arises from contractual, ownership or other monetary interest in the entity, which fluctuates based on the VIE’s economic performance. We consolidate a VIE if it is the primary beneficiary. We are the primary beneficiary if it has a controlling financial interest, which includes both the power to direct the activities that most significantly impact the economic performance of the VIE and a variable interest that potentially could be significant to the VIE. To determine whether a variable interest we hold could potentially be significant to the VIE, we consider both qualitative and quantitative factors regarding the nature, size and form of our involvement with the VIE. We assess whether or not we are the primary beneficiary of a VIE on an ongoing basis.
Recently Issued Accounting Standards
Recently Adopted Accounting Standards
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
guidance and to provide certain practical expedients entities can elect upon adoption. ASC 842 introduces new requirements to increase transparency and comparability among organizations for leasing transactions for both lessees and lessors. The principle of ASC 842 is that a lessee will recognize assets and liabilities that arise from leases. Lessees need to recognize a right-of-use asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability is equal to the present value of lease payments, and the right-of-use asset is equal to the lease liability, adjusted for other factors. For income statement purposes, ASC 842 requires leases to be classified as either operating or finance. Operating leases result in a straight-line expense pattern while finance leases result in a front-loaded expense pattern. Lessor accounting remains largely unchanged, other than certain targeted improvements intended to align lessor accounting with the lessee accounting model and with the updated revenue recognition guidance.
We adopted ASC 842 effective January 1, 2019 using the modified retrospective approach and elected to apply the new guidance at the adoption date without adjusting comparative periods presented. Comparative information has not been restated and will continue to be reported under accounting standards in effect for those periods. In adopting the new guidance, we elected to apply the package of transition practical expedients, which allows us not to reassess (1) whether any expired or existing contracts contain leases under the new definition of a lease; (2) lease classification for any expired or existing leases; and (3) whether previously capitalized initial direct costs would qualify for capitalization under ASC 842. In transition, we did not elect to apply the hindsight practical expedient, which permits entities to use hindsight in determining the lease term and assessing impairment of right-of-use assets.
Based on our lease portfolio as of January 1, 2019, we recorded on our consolidated balance sheet right of use assets of $14.7 million as well as operating lease liabilities of $15 million, and we removed existing prepaid and deferred rent balances of $0.6 million and $0.9 million, respectively. Adoption of the standard did not have a material impact on our consolidated statements of operations and cash flows.
Recently Issued Accounting Standards Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. The FASB also issued subsequent amendments to the initial guidance, ASU 2019-04, ASU 2019-05, ASU 2019-11, and ASU 2020-03 (collectively, “Topic 326”). The effective date and transition methodology for the amendments in Topic 326 are the same as in ASU 2016-13. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses should be measured in a manner similar to current GAAP, however Topic 326 requires that credit losses be presented as an allowance rather than as a write-down. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years for public business entities that are SEC filers. We do not believe the adoption of this ASU will have a significant impact to our consolidated financial statements given the nature of our business and the composition of our marketable securities.
In August 2018, the FASB issued ASU 2018-15 Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40). ASU 2018-15 amends a customer’s accounting for implementation costs incurred in hosting arrangements. The guidance aligns the requirements for capitalizing implementation costs incurred in cloud computing arrangements with the requirements for capitalizing costs to develop or obtain internal-use software. This ASU is effective for annual reporting periods beginning after December 15, 2019 and early adoption is permitted. The Company does not expect a material impact from the adoption of this ASU with respect our consolidated financial statements as the Company expects to apply the prospective transition method.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting Income Taxes (Topic 740). ASU 2019-12 eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and disclosures.
2.
BUSINESS COMBINATIONS

OSN acquisition
On September 4, 2019, we acquired 100% of the outstanding equity of OS National LLC, including its consolidated subsidiaries (“OSN”). OSN, a company based in Duluth, Georgia, provides settlement, escrow, and title services to consumers, financial institutions, real estate investment trusts, private equity firms, mortgage servicers and institutional investors to facilitate residential and commercial real estate transactions. We acquired OSN with the intent of streamlining the home-buying process for our customers by integrating settlement and escrow services into our existing product offerings. The Company indirectly acquired OSN’s noncontrolling interest in the title companies originally formed as joint ventures between Opendoor and OSN for $4.9 million, which was recorded as an equity transaction. As a result of this business combination, we became more vertically integrated with the ability to offer our customers OSN products and create a more seamless home buying experience while reducing our cost structure with respect to real estate transactions.
The acquisition-date fair value of the consideration transferred consisted of the following (in thousands):
Cash consideration	$34,300
Equity consideration – common stock	6,700
Total consideration transferred	$41,000
Acquired intangible assets consist of trademarks and customer relationships valued at $5.1 million and $6.5 million, respectively. We amortize these acquired intangible assets over 5 years.
Open Listings acquisition
On September 10, 2018, we acquired 100% of the outstanding equity of Open Listings Co. (“Open Listings”). Open Listings, a Los Angeles based company, is an online platform that connects self-directed buyers with partner buying agents in an effort to reshape the home buying experience and deliver a lower buyer agent commission by refunding a portion of the agent commission to the buyer. We acquired Open Listings with the intent of integrating the Open Listings business model into our business of buying and selling homes. The Open Listings service product attached to our purchase and resale transactions offers us an opportunity to reduce our cost structure.
The acquisition-date fair value of the consideration transferred consisted of the following (in thousands):
Cash consideration	$9,370
Equity consideration	6,150
Total consideration transferred	$15,520
Acquired intangible assets consist of trademarks, non-competition agreements, customer relationships, and developed technology valued at $0.3 million, $0.1 million, $0.9 million, and $2.9 million, respectively. We amortize these acquired intangible assets over 2 years.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Pro forma financial information
The results of operations for OSN that have been included in our consolidated financial statements from the September 4, 2019 acquisition date through December 31, 2019 includes revenue of $12.8 million and net loss of $4.2 million. The results of operations for Open Listings that have been included in our consolidated financial statements from the September 10, 2018 acquisition date through December 31, 2018 includes revenue of $2.0 million and net loss of $2.3 million.
The following unaudited pro forma results of operations have been prepared as though the OSN acquisition was completed on January 1, 2018 and the Open Listings acquisition was completed on January 1, 2017 (in thousands). Pro forma amounts are based on the purchase price allocation of the acquisition and are not necessarily indicative of results that may be reported in the future. Non-recurring pro forma adjustments including acquisition-related costs directly attributable to the business combination transactions are included within the reported pro forma revenue and net loss.
	For Year Ended December 31,
(unaudited)	2019	2018	2017
Revenue	$4,763,716	$1,883,129	$713,293
Net loss	(340,667)	(231,865)	(86,244)

3.
REAL ESTATE INVENTORY

The following table presents the components of inventory, net of applicable real estate inventory valuation adjustments, as of the dates presented (in thousands):
	2019	2018
Work-in-process	$179,419	$231,186
Finished goods	1,132,950	1,130,610
Total real estate inventory	$1,312,369	$1,361,796

4.
CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of cash, cash equivalents, and marketable securities as of December 31, 2019 and 2018, are as follows (in thousands):
	December 31, 2019
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Marketable Securities
Cash	$366,358	$—	$—	$366,358	$366,358	$—
Money market funds	30,935	—	—	30,935	30,935	—
Commercial paper	19,997	1	(4)	19,994	7,038	12,956
Corporate debt	16,417	12	(1)	16,428	—	16,428
U.S. agency securities	749	—	—	749	749	—
U.S. Treasury	1,000	—	—	1,000	—	1,000
Asset-backed	12,482	12	(2)	12,492	—	12,492
Non-U.S. securities	700	—	—	700	—	700
Total	$448,638	$25	$(7)	$448,656	$405,080	$43,576

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
	December 31, 2018
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Marketable Securities
Cash	$2,020	$—	$—	$2,020	$2,020	$—
Money market funds	253,911	—	—	253,911	253,911	—
Commercial paper	6,635	—	—	6,635	4,192	2,443
Corporate debt	1,403	—	(1)	1,402	250	1,152
U.S. agency securities	5,456	1	—	5,457	1,995	3,462
U.S. Treasury	999	—	—	999	—	999
Asset-backed	950	—	(2)	948	—	948
Total	$271,374	$1	$(3)	$271,372	$262,368	$9,004
A summary of debt securities with unrealized losses aggregated by period of continuous unrealized loss is as follows (in thousands):
	Less than 12 Months		12 Months or Greater		Total
December 31, 2019	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Commercial paper	$15,059	$(4)	$—	$—	$15,059	$(4)
Corporate debt	3,166	(1)	—	—	3,166	(1)
Asset-backed	4,258	(2)	—	—	4,258	(2)
Non-U.S. securities	700	—	—	—	700	—
Total	$23,183	$(7)	$—	$—	$23,183	$(7)

	Less than 12 Months		12 Months or Greater		Total
December 31, 2018	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Commercial paper	$4,591	$—	$—	$—	$4,591	$—
Corporate debt	1,402	(1)	—	—	1,402	(1)
U.S. agency	999	—	—	—	999	—
Asset-backed	—	—	948	(2)	948	(2)
Total	$6,992	$(1)	$948	$(2)	$7,940	$(3)
The scheduled contractual maturities of debt securities as of December 31, 2019 are as follows (in thousands):
December 31, 2019	Fair Value	Within 1 Year	After 1 Year through 5 Years
Commercial paper	$19,994	$19,994	$—
Corporate debt	16,428	16,428	—
U.S. agency securities	749	749	—
U.S. Treasury	1,000	1,000	—
Asset-backed	12,492	—	12,492
Non-U.S. securities	700	700	—
Total	$51,363	$38,871	$12,492

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
5.
DERIVATIVE INSTRUMENTS

We use certain types of derivative instruments in the normal course of business and our use of derivatives includes interest rate caps to manage interest rate risk and embedded conversion options with respect to our convertible notes. Derivative transactions can be measured in terms of notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is generally not exchanged, but is used only as the basis on which interest and other payments are determined.
Interest Rate Caps
We use free-standing derivative instruments in the normal course of business as economic hedges to manage interest rate risks with respect to our variable senior revolving credit facilities. The interest rate caps are carried at fair value in Other current assets with changes in fair value included in Other income.
Embedded Conversion Options
In connection with our issuance of convertible notes in 2019 (the “Convertible Notes”), we bifurcated the embedded conversion features associated with the Convertible Notes. See Note 7 — Credit Facilities and Long-Term Debt for further information. The embedded conversion options are measured at fair value in accordance with the methodology described in Note 8 — Fair Value Disclosures and are presented in Derivative and warrant liabilities. The embedded conversion options did not change in fair value for the year ended December 31, 2019.
The following table presents the total notional amounts and fair values for our derivatives (in thousands):
	Notional Amount	Fair Value Derivatives
As of December 31, 2019		Asset	Liability
Interest rate caps	$100,000	$4	$—
Embedded conversion options	$180,252	$—	$41,697
	Notional Amount	Fair Value Derivatives
As of December 31, 2018		Asset	Liability
Interest rate caps	$366,700	$1,106	$—
The following table presents the net gains and losses recognized on derivatives within the respective line items in the statement of operations for the periods indicated (in thousands):
	For the Years Ended December 31,
	2019	2018	2017
Other income, net	$(773)	$420	$134

6.
VARIABLE INTEREST ENTITIES

We utilize VIEs in the normal course of business to support our financing needs (“Credit Facility Vehicles”) and to conduct our title business (“Title Companies”). We determine whether the Company is the primary beneficiary of a VIE at the time it becomes involved with the VIE and reconsider that conclusion on an on-going basis. See Note 1 — Description of Business and Accounting Policies for further discussion of our “Consolidation of Variable Interest Entities” policy.
Credit Facility Vehicles
We established certain special purpose entities (“SPEs”) for the purpose of financing our purchase and renovation of real estate inventory through the issuance of senior revolving credit facility debt and mezzanine

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
term debt. We are the primary beneficiary of the various VIEs within the credit facility structure and consolidate these VIEs. We are determined to be the primary beneficiary based on our power to direct the activities that most significantly impact the economic outcomes of the entities through our role in designing the entities and managing the real estate inventory purchased and sold by the entities. We have a potentially significant variable interest in the entities based upon the equity interest we hold in the VIEs.
Title Companies
In prior years, we established certain limited liability companies to hold and operate title insurance agencies, which enables Opendoor to obtain, and facilitate our customers in obtaining, title insurance in connection with home purchase and sale transactions. We have determined the Company is the primary beneficiary of the various VIEs based on its power to direct the activities that most significantly impact the economic outcomes of the entities through its role in design and ongoing activities. We have potentially significant variable interest in the entities based upon the equity interest we hold in the VIEs. In 2019, with our acquisition of OSN, the noncontrolling interest holder with respect to these title companies was acquired and all interests in the Title Companies are under common control with Opendoor; therefore, these entities are no longer determined to be VIEs as the equity holders as a group are under common control with respect to Opendoor, who possesses the power to direct the activities that most significantly impact the economic performance of the entities. See Note 2 — Busines Combinations for further discussion.
The following table summarizes the assets and liabilities related to the VIEs we consolidated as of December 31, 2019:
Credit Facility Vehicles
Assets
Cash and cash equivalents	$86,526
Restricted cash	268,368
Real estate inventory	1,312,194
Other(a)	25,793
Total assets	$1,692,881
Liabilities
Credit facilities	$1,264,913
Other(b)	14,983
Total liabilities	$1,279,896

(a)
Includes escrow receivable, other current assets, property and equipment, and other assets.

(b)
Includes accounts payable and other accrued liabilities and interest payable.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
The following table summarizes the assets and liabilities related to the VIEs we consolidated as of December 31, 2018:
	Credit Facility Vehicles	Title Companies	Total
Assets
Cash and cash equivalents	$79	$—	$79
Restricted cash	127,798	6,737	134,535
Real estate inventory	1,360,236	—	1,360,236
Other(a)	19,431	1,368	20,799
Total assets	$1,507,544	$8,105	1,515,649
Liabilities
Credit facilities	$1,133,095	$—	$1,133,095
Other(b)	6,316	528	6,844
Total liabilities	$1,139,411	$528	$1,139,939

(a)
Includes escrow receivable, other current assets, property and equipment, and other assets.

(b)
Includes accounts payable and other accrued liabilities and interest payable.

The creditors of the VIEs generally do not have recourse to Opendoor Labs Inc.’s general credit solely by virtue of being creditors of the VIEs, with the exception of limited guarantees for credit facilities. See Note 7 — Credit Facilities and Long-Term Debt for further discussion of the recourse obligations with respect to the credit facility vehicles.
7.
CREDIT FACILITIES AND LONG-TERM DEBT

Non-Recourse Asset-backed Financing Facilities
We utilize limited recourse inventory financing facilities consisting of asset-backed senior revolving credit facilities and asset-backed mezzanine term debt facilities to provide financing for our real estate inventory purchases and renovation. We established certain special purpose entities (“SPEs”) for the purpose of financing our purchase and renovation of real estate inventory through borrowings under the SPEs’ issuance of senior revolving credit facilities and mezzanine term debt facilities, as applicable. Each SPE is a consolidated subsidiary of Opendoor and a separate legal entity. Neither the assets nor credit of any such SPE are generally available to satisfy the debts and other obligations of any other Opendoor entities, except to the extent other Opendoor entities are also a party to the financing arrangements. The credit facilities are secured by the assets and equity of one or more SPEs. Except for certain limited circumstances, these facilities are non-recourse to Opendoor. These SPEs are variable interest entities and Opendoor is determined to be the primary beneficiary based on its power to direct the activities that most significantly impact the economic outcomes of the entities through its role in designing the entities and managing the real estate inventory purchased and sold by the entities. The Company has potentially significant variable interest in the entities based upon the equity interest the Company holds in the VIEs.
Asset-backed Senior Revolving Credit Facilities
We classify the senior revolving credit facilities as current liabilities on the Company’s consolidated balance sheets as amounts drawn to acquire and renovate homes are required to be repaid as the related real estate inventory is sold, which we expect to be within 12 months. The following table summarizes certain

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
details related to our credit facilities outstanding as of December 31, 2019 and December 31, 2018 (in thousands, except interest rates):
As of December 31, 2019	Borrowing Capacity	Outstanding Amount	Weighted Average Interest Rate	End of Revolving Period	Final Maturity Date
Revolving Facility 2016-1	$39,346	$39,346	6.17%	August 22, 2019	March 20, 2020
Revolving Facility 2017-1	75,000	25,758	7.00%	March 1, 2020	9 months by property
Revolving Facility 2018-1	250,000	126,450	5.62%	July 11, 2020	July 11, 2020
Revolving Facility 2018-2	750,000	194,293	6.00%	September 4, 2020	September 4, 2020
Revolving Facility 2018-3	200,000	111,411	4.65%	June 20, 2020	December 20, 2020
Revolving Facility 2019-1	300,000	206,399	3.81%	June 5, 2021	June 5, 2021
Revolving Facility 2019-2	1,030,000	327,226	3.41%	July 8, 2021	July 7, 2022
Revolving Facility 2019-3	335,654	42,812	3.02%	August 20, 2021	August 19, 2022
Total	$2,980,000	$1,073,695

As of December 31, 2018	Outstanding Amount	Weighted Average Interest Rate
Revolving Facility 2016-1	$326,970	6.83%
Revolving Facility 2017-1	36,650	7.00%
Revolving Facility 2017-2	184,250	7.04%
Revolving Facility 2018-1	131,802	6.25%
Revolving Facility 2018-2	299,279	4.81%
Total	$978,951
As of December 31, 2019, we had multiple senior revolving credit facilities with various financial institutions with a total borrowing capacity of $2,980 million. Undrawn borrowing capacity amounts under the senior revolving credit facilities as reflected in the table above are in some cases not fully committed and any borrowings above the fully committed amounts are subject to the applicable lender’s discretion. As of December 31, 2019, the Company had fully committed borrowing capacity with respect to our senior revolving credit facilities of $2,710 million.
These facilities are typically structured with an initial 12 to 24 month revolving period during which time amounts can be borrowed, repaid and borrowed again. The borrowing capacity is generally available until the end of the applicable revolving period as reflected in the table above. Outstanding amounts drawn under each senior revolving credit facility are required to be repaid on the facility maturity date or earlier if accelerated due to an event of default or other mandatory repayment event. The final maturity dates and revolving period end dates reflected in the table above are inclusive of any extensions that are at the sole discretion of the Company. Our senior revolving credit facilities also have extensions that may also be subject to lender discretion that are not reflected in the table above.
Borrowings accrue interest at a rate based on a LIBOR reference rate plus a margin that varies by facility and we may also pay fees on certain unused portions of the committed borrowing capacity as defined in the respective credit agreements. Our senior revolving credit facility arrangements typically include upfront fees that may be paid at execution of the applicable agreements or be earned at execution and payable over time. These facilities are generally fully prepayable at any time without penalty other than customary LIBOR breakage costs.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
These borrowings are collateralized by cash, equity in the real estate owning SPEs, and the real estate inventory funded by the relevant revolving credit facility. The lenders have legal recourse only to the real estate-owning SPE borrowers, certain SPE guarantors, and the assets securing the debt, and do not have general recourse to Opendoor Labs Inc. with limited exceptions.
The senior revolving credit facilities have aggregated borrowing bases, which increase or decrease based on the cost and value of the properties financed under a given facility and time that those properties are in our possession. When we resell a home, the proceeds are used to reduce the outstanding balance under the related revolving senior credit facility. The borrowing base for a given facility may be reduced as properties age beyond certain thresholds and any borrowing base deficiencies may be satisfied through contributions of additional properties or partial repayment of the facility.
Asset-backed Mezzanine Term Debt Facilities
We classify our mezzanine term debt facilities as long-term liabilities on the Company’s consolidated balance sheets because our borrowings under these facilities are generally not required to be repaid until the applicable final maturity date. These facilities are structurally and contractually subordinated to the related senior revolving credit facilities. The following table summarizes certain details related to our mezzanine term debt facilities as of December 31, 2019 (in thousands, except interest rates):
As of December 31, 2019	Borrowing Capacity	Outstanding Amount	Interest Rate	End of Draw Period	Final Maturity Date
Term Debt Facility 2016-M1	$300,000	$166,000	10.00%	October 31, 2022	April 30, 2024
Term Debt Facility 2019-M1	100,000	61,000	15.00%	August 15, 2023	February 15, 2025
Total	$400,000	$227,000
Issuance Costs, Net		(5,071)
Carrying Value		$221,929
As of December 31, 2019, we had $227 million in total principal outstanding under multiple mezzanine term debt facilities with various financial institutions. Undrawn amounts under the mezzanine term debt facilities of $173 million as reflected in the table above are fully committed and generally may be drawn at any time during the draw period; however, any amounts repaid reduce total borrowing capacity as repaid amounts are not available to be reborrowed. The final maturity dates as reflected in the table above are inclusive of any extensions at the sole discretion of the Company. Our mezzanine term debt facilities also have extensions that may also be subject to lender discretion that are not reflected in the table above.
Borrowings under a given term debt facility accrue interest at a fixed rate. Our mezzanine term debt facility arrangements may include upfront issuance costs that are capitalized as part of the facilities’ respective carrying values. These facilities are fully prepayable at any time but may be subject to certain prepayment penalties.
These borrowings are collateralized by cash and equity in certain holding companies that own our real estate owning SPEs. The lenders have legal recourse only to the applicable borrowers of the debt and their assets securing the debt and, with limited exceptions, do not have recourse to Opendoor Labs Inc.
The facilities have aggregated property borrowing bases, which increase or decrease based on the cost and the value of the properties financed under a given facility and time in our possession of those properties and the amount of cash collateral pledged by the relevant SPE borrower. The borrowing base for a given facility may be reduced as properties age beyond certain thresholds and any borrowing base deficiencies may be satisfied through contributions of additional properties or cash or through partial repayment of the facility.
Covenants
Our inventory financing facilities include customary representations and warranties, covenants and events of default. Financed properties are subject to customary eligibility criteria and concentration limits.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
The terms of these facilities and related financing documents require Opendoor to comply with a number of customary financial and other covenants, such as maintaining certain levels of liquidity, tangible net worth or leverage (ratio of debt to equity). As of December 31, 2019, Opendoor was in compliance with all financial covenants and no event of default had occurred.
Convertible Notes
In July through November 2019, we issued Convertible Notes at par for a total of $178.2 million in proceeds, net of $0.5 million in debt issuance costs. The Convertible Notes have an initial maturity date of July 2026, which we can elect to extend by one year if a material financial market disruption (as defined in the notes) exists at initial maturity. The Convertible Notes accrue interest at a rate of 3% per annum, which is compounded semi-annually and payable by increasing the principal amounts of the Convertible Notes. The Convertible Notes are a hybrid instrument with several features that could accelerate the settlement of the Convertible Notes in such a way that the holder would receive a substantial premium on accrued principal and interest owed. We determined these features should be bifurcated and separately accounted for as a derivative and recorded its initial fair value of $41.7 million as a discount on the Convertible Notes’ face amount. Refer to Note 5 — Derivative Instruments for further information on the embedded conversion options and Note 8 — Fair Value Disclosures for the fair value methodology.
The debt discount is amortized to interest expense at an effective interest rate of 3.8%. We amortize the discount over the period until the initial maturity date of the respective note. The Convertible Notes are carried on the consolidated balance sheets at their original issuance value in addition to paid-in kind interest, net of unamortized debt discount and issuance costs.
Refer to Note 20 — Subsequent Events for further information on the Convertible Notes.
8.
FAIR VALUE DISCLOSURES

We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.
Following is a discussion of the fair value hierarchy and the valuation methodologies used for assets and liabilities recorded at fair value on a recurring and nonrecurring basis and for estimating fair value for financial instruments not recorded at fair value.
Fair Value Hierarchy
Fair value measurements of assets and liabilities are categorized based on the following hierarchy:
Level 1 — Fair value determined based on quoted prices in active markets for identical assets or liabilities.
Level 2 — Fair value determined using significant observable inputs, such as quoted prices for similar assets or liabilities or quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data, by correlation or other means.
Level 3 — Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows, or similar techniques.
Estimation of Fair Value
The following table summarizes the fair value measurement methodologies, including significant inputs and assumptions, and classification of our assets and liabilities.
Asset/Liability Class	Valuation Methodology, Inputs and Assumptions	Classification
Cash and cash equivalents	Carrying value is a reasonable estimate of fair value based on short-term nature of the instruments.	Estimated fair value classified as Level 1

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Asset/Liability Class	Valuation Methodology, Inputs and Assumptions	Classification
Restricted cash	Carrying value is a reasonable estimate of fair value based on short-term nature of the instruments.	Estimated fair value classified as Level 1
Marketable securities	Prices obtained from third-party vendors that compile prices from various sources and often apply matrix pricing for similar securities when no price is observable.	Level 2 recurring fair value measurement
Other current assets
Interest rate caps	Prices obtained from derivative broker that compiles prices for identical or similar instruments, when available.	Level 2 recurring fair value measurement
Mortgage loans held for sale pledged under agreements to repurchase	Fair value is estimated based on observable market data including quoted market prices, deal price quotes, and sale commitments.	Level 2 recurring fair value measurement
Credit facilities and other secured borrowings
Credit facilities	Fair value is estimated using discounted cash flows based on current lending rates for similar credit facilities with similar terms and remaining time to maturity.	Carried at amortized cost. Estimated fair value classified as Level 2.
Loans sold under agreements to repurchase	Fair value is estimated using discounted cash flows based on current lending rates for similar asset-backed financing facilities with similar terms and remaining time to maturity.	Carried at amortized cost. Estimated fair value classified as Level 2.
Convertible notes	Fair value is estimated using discounted cash flows based on current lending rates for term notes with similar remaining time to maturity.	Carried at amortized cost. Estimated fair value classified as Level 2
Derivative and warrant liabilities
Warrant liabilities	Fair value is estimated using the Black-Scholes-Merton option pricing model with inputs and assumptions including the Company’s equity valuation, expected volatility, expected duration of the warrants, and associated risk-free rate.	Level 3 recurring fair value measurement
Embedded conversion options	Fair value is estimated using a lattice model incorporating the probabilities of various conversion scenarios with respect to timing and conversion features under the terms of the convertible notes.	Level 3 recurring fair value measurement

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The following tables present the levels of the fair value hierarchy for our assets measured at fair value on a recurring basis (in thousands).
	Fair Value as of December 31, 2019	Level 1	Level 2	Level 3
Marketable securities:
Corporate debt securities	$16,428	$—	$16,428	$—
Asset-backed securities	12,492	—	12,492	—
Commercial paper	12,956	—	12,956	—
Non-U.S. securities	700	—	700	—
U.S. Treasury securities	1,000	—	1,000	—
Other current assets:
Interest rate caps	4	—	4	—
Mortgage loans held for sale pledged under agreements to repurchase	2,116	—	2,116	—
Total assets	$45,696	$—	$45,696	$—
Derivative and warrant Liabilities:
Warrants	$4,538	$—	$—	$4,538
Embedded conversion options	41,697	—	—	41,697
Total liabilities	$46,235	$—	$—	$46,235

	Fair Value as of December 31, 2018	Level 1	Level 2	Level 3
Marketable securities:
Corporate debt securities	$1,152	$—	$1,152	$—
Asset-backed securities	948	—	948	—
Commercial paper	2,443	—	2,443	—
U.S. agency securities	3,462	—	3,462	—
U.S. Treasury securities	999	—	999	—
Other current assets:
Interest rate caps	1,106	—	1,106	—
Total assets	$10,110	$—	$10,110	$—
Derivative and warrant liabilities:
Warrants	$18,022	$—	$—	$18,022
Total liabilities	$18,022	$—	$—	$18,022
Fair Value of Financial Instruments
The following presents the carrying value, estimated fair value and the levels of the fair value hierarchy for our financial instruments other than assets and liabilities measured at fair value on a recurring basis (in thousands).

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
	As of December 31, 2019
	Carrying Value	Fair Value	Level 1	Level 2
Assets:
Cash and cash equivalents	$405,080	$405,080	$405,080	$—
Restricted cash	279,742	279,742	279,742	—
Liabilities:
Credit facilities and other secured borrowings	$1,296,054	$1,296,054	$—	$1,296,054
Convertible notes	140,096	180,252	—	180,252
	As of December 31, 2018
	Carrying Value	Fair Value	Level 1	Level 2
Assets:
Cash and cash equivalents	$262,368	$262,368	$262,368	$—
Restricted cash	143,403	143,403	143,403	—
Liabilities:
Credit facilities and other secured borrowings	$1,133,095	$1,133,095	$—	$1,133,095
The following table shows a reconciliation from the opening balances to the closing balances for Level 3 Fair values (in thousands):
	Warrants	Embedded Conversion Option
Balance as of December 31, 2017	$—	$—
Issuances	14,529	—
Net change in fair value (unrealized)	3,493	—
Balance as of December 31, 2018	18,022	—
Net change in fair value (unrealized)	(7,413)	—
Issuances	1,170	41,697
Exercise of warrants	(7,241)	—
Balance as of December 31, 2019	$4,538	$41,697
Warrant Liabilities
The Company has two different instruments within warrant liabilities, as discussed further in Note 15 — Warrants, the series D preferred warrants and a commitment to issue warrants. As of December 31, 2019, the unexercised series D preferred warrants comprised of warrants with an exercise price of $0.01 per share. As these series D preferred warrants are deep in the money, such that the intrinsic value approximates the option value, the key input in valuing these warrants with respect to the Black-Scholes-Merton model is the Company’s equity valuation.
One of the key inputs in valuing the Company’s commitment to issue warrants is timing to a qualifying liquidity event; this is because the warrant commitment arrangement is stipulated such that the Company no longer has an obligation to issue warrants in periods subsequent to a qualifying liquidity event. Another key input in valuing the Company’s commitment to issue warrants is the number of warrants to be issued, which can vary based on the range prescribed the agreement. The valuation of the commitment to issue warrants can vary significantly based on the timing to a qualifying liquidity event and the number of warrants to be issued.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
As of December 31, 2018, in addition to the series D preferred warrants with an exercise price of $0.01 per share, the Company also had outstanding warrants with exercise price of $6.58 per share. With respect to the series D preferred warrants with an exercise price of $6.58 per share, the Black-Scholes-Merton inputs that most significantly impact the valuation of the warrants are the term and the Company’s equity valuation; these warrants are sensitive to term as an input because the warrants have a four year term subsequent to acceleration due to liquidity events or the Company’s sole discretion after August 17, 2019.
Embedded conversion options
Embedded conversion options, which are bifurcated embedded derivatives, originate from the convertible notes issued by the Company during 2019. See Note 7 — Credit Facilities and Long-Term Debt for further information. The fair value of the embedded conversion options is estimated using a lattice model incorporating the probabilities of various liquidity events which constituted conversion triggering events within the convertible notes. The key input to the valuation model is timing of possible liquidity events. Based on the structure of the convertible notes and that the Company has a redemption option, that if exercised sufficiently in advance of such conversion events, would allow the Company to redeem such notes, the Company valued the embedded conversion options with the assumption that the Company would preempt liquidity events by asserting its redemption option and thereby narrowing the valuation to terms of the redemption option. In addition to the 3% payment-in-kind interest, the redemption value of the convertible notes accretes with the passage of time. Between the end of the first year to the end of the seven year note term, accretion ranges from 5.9% to 79.6%. As such, the embedded conversion options are highly sensitive to the timing of liquidity events.
9.
PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2019 and 2018, consisted of the following (in thousands):
	2019	2018
Internally developed software	$33,765	$12,567
Software implementation costs	1,214	208
Computers	7,777	4,053
Security systems	4,927	3,235
Furniture and fixtures	2,843	1,547
Leasehold improvements	2,748	1,349
Office equipment	1,794	672
Total	55,068	23,631
Accumulated depreciation and amortization	(20,462)	(5,655)
Property and equipment – net	$34,606	$17,976
Depreciation and amortization expense of $15.0 million, $4.6 million, and $1.2 million was recorded for the years ended December 31, 2019, 2018 and 2017, respectively.
10.
LEASES

We lease office space throughout the United States under operating and short-term lease agreements. These lease agreements have terms not exceeding 11 years and some contain multi-year renewal options or early termination options that are not considered reasonably certain of exercise. We also lease equipment under immaterial finance lease agreements.
For the year ended December 31, 2019 operating lease cost was $11.7 million, variable lease cost was $0.8 million, short-term lease cost was $2.9 million, and sublease income was $1.3 million. During the years

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
ended December 31, 2018 and 2017, rent expense related to operating leases was $7.4 million and $3.5 million, respectively.
For the year ended December 31, 2019, cash paid for amounts included in the measurement of operating lease liabilities was $10.8 million. For the year ended December 31, 2019, right-of-use assets obtained in exchange for new or acquired operating lease liabilities was $57.9 million. For the year ended December 31, 2019, terminations of certain operating leases resulted in the reduction of right-of-use assets and lease liabilities of approximately $2.9 million. There were no other material lease modifications in the year ended December 31, 2019.
As of December 31, 2019, for operating leases, the weighted average lease term was 4.5 years, and the weighted average discount rate was 7.2%.
Maturity of operating lease liabilities as of December 31, 2019 are as follows (in thousands):
2020	$17,384
2021	15,149
2022	14,363
2023	13,922
2024	10,881
Thereafter	832
Total undiscounted future cash flows	$72,531
Less: Imputed interest	10,624
Total lease liabilities	$61,907
We have entered into certain long-term leases of real estate which have yet to commence as of December 31, 2019. These leases are due to commence in 2020, with varying lease terms ranging from 5 to 11 years, and total aggregate lease commitments of $67.3 million.
Future minimum payments under noncancelable operating leases with terms greater than one year as of December 31, 2018, are as follows (in thousands):
2019	$13,269
2020	15,832
2021	13,638
2022	13,267
2023	13,071
Total minimum payments	$69,077

11.
GOODWILL AND INTANGIBLE ASSETS

For the years ended December 31, 2019 and December 31, 2018, the carrying amount of goodwill increased by $21.5 million due to the acquisition of OSN and $9.4 million due to the acquisition of Open Listings, respectively (See Note 2 — Business Combination). No impairment of goodwill was identified for the years ended December 31, 2019 and 2018.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Intangible assets subject to amortization consisted of the follow as of December 31, 2019 and 2018, respectively(in thousands, except years):
As of December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life (Years)
Developed technology	$2,921	$(1,879)	$1,042	2
Customer relationships	7,400	(990)	6,410	5
Trademarks	5,400	(631)	4,769	5
Non-competition agreements	100	(65)	35	2
Intangible assets – net	$15,821	$(3,565)	$12,256
As of December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life (Years)
Developed technology	$2,900	$(423)	$2,477	2
Customer relationships	900	(131)	769	2
Trademarks	300	(44)	256	2
Non-competition agreements	100	(15)	85	2
Intangible assets – net	$4,200	$(613)	$3,587
We also have domain name intangible assets, which are not subject to amortization, with a carrying amount of $0.2 million as of both December 31, 2019 and 2018, respectively.
Amortization expense for intangible assets was $2.9 million, $0.6 million, and $0 for the years ended December 31, 2019, 2018 and 2017, respectively.
As of December 31, 2019, expected amortization of intangible assets for each of the five succeeding fiscal years and thereafter is as follows:
Fiscal Years	(In thousands)
2020	$3,730
2021	2,320
2022	2,320
2023	2,320
2024	1,566
Total	$12,256

12.
ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

Accounts payable and accrued liabilities as of December 31, 2019 and 2018, consisted of the following (in thousands):

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
	2019	2018
Accrued expenses due to vendors	$16,342	$15,394
Accounts payable due to vendors	6,453	6,237
Accrued property and franchise taxes	5,739	5,487
Accrued payroll and other employee related expenses	3,328	2,366
Other	1,115	781
Total accounts payable and other accrued liabilities	$32,977	$30,265

13.
TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT

During 2018 as part of a tender offer process approved by our board of directors, we repurchased 692,854, 290,939, 18,524, and 5,545,160 shares of Series A Convertible Preferred Stock (“Series A”), Series B Convertible Preferred Stock (“Series B”), Series D Convertible Preferred Stock (“Series D”), and Common Stock, respectively. The participants in this transaction included our preferred stock investors, employees, former employees, advisors, and two of our founders. The shares were repurchased at a price of $8.00 per share for a total purchase price of $52.4 million. The repurchase resulted in the recognition of $6.6 million of stock-based compensation expense for the excess of the repurchase price over the fair value of the common stock awards repurchased. On February 4, 2019, following the tender offer process and separately approved by the Board of Directors, we repurchased an additional 500,000 shares of common stock from an executive at a price of $8.00 per share for a total purchase price of $4.0 million. The repurchase resulted in the recognition of $590 thousand of stock-based compensation expense for the excess of the repurchase price over the fair value of the common stock awards repurchased.
Common Stock — No dividends other than those payable solely in Common Stock shall be paid on any Common Stock, unless and until (i) the dividends are paid on each outstanding share of Convertible Preferred Stock and (ii) a dividend is paid with respect to all outstanding shares of convertible Preferred Stock in an amount equal to or greater than the aggregate amount of dividends, which would be payable on each share of convertible Preferred Stock, if immediately prior to such payment on Common Stock, it had been converted into Common Stock.
Common Stock Reserved, as Converted — We have reserved shares of common stock, on an as-converted basis, for future issuance as follows (shares in thousands):
	December 31,
	2019	2018
Redeemable convertible preferred stock outstanding	194,384	167,841
Stock options issued and outstanding	22,633	26,330
RSUs issued and outstanding	14,070	564
Restricted shares of common stock	2,156	1,666
Early exercised stock options (unvested)	116	693
Warrants issued and outstanding	2,459	7,701
Future issuance of warrants	750	—
Shares available for future equity grants under 2014 Stock Plan	2,176	12,918
Total	238,744	217,713
Convertible Preferred Stock
All of our Preferred Stock is classified as temporary equity because the Preferred Stock is redeemable upon the occurrence of a Deemed Liquidation, which is not within our control. However, because a Deemed Liquidation event is currently not probable to occur, the Preferred Stock is currently not remeasured to its redemption value

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
In 2014 through 2019, we issued Series A, Series B, Series C Convertible Preferred Stock (“Series C”), Series C-1 Convertible Preferred Stock (“Series C-1”), Series D, Series D-1 Convertible Preferred Stock (“Series D-1”), Series E Convertible Preferred Stock (“Series E”), Series E-1 Convertible Preferred Stock (“Series E-1”), and Series E-2 Convertible Preferred Stock (“Series E-2”) (collectively, “Preferred Stock”).
In March and April 2018, we issued $20.0 million of convertible notes (the “2018 Notes”) to investors. The 2018 notes were issued with a maturity date two years from the issuance date at an interest rate of 7% per annum, which is payable on a quarterly basis; if we elected to not make cash interest payments, the interest would accrue at 10% per annum. The 2018 notes would convert to preferred shares of the company in a qualified equity financing event with a conversion price the lesser of: (i) 85% of the qualified financing price per share if converted within one year of issuance and 80% of the qualified financing price per share if converted thereafter and (ii) $2.080 billion divided by the number of outstanding shares of common stock immediately prior to the qualified financing (assuming conversion of all securities convertible into common stock except for the 2018 Notes).
In May through December 2018, we issued 73,940,269 shares of Series E at $9.58 per share to investors in exchange for $708.2 million. This was a qualified financing event as per the 2018 Notes agreement, and the full value of the convertible notes were converted into 2,486,560 shares of Series E-1 for 85% of the Series E price per share of $8.14. Accrued interest expense of $0.3 million was recorded up to conversion and was added to the value of the Series E-1 shares. We recognized a net loss associated with the bifurcated conversion options of $3.3 million with respect to the convertible notes and the subsequent conversion to Series E-1. We incurred approximately $1.4 million in Series E issuance costs, which is recorded as a discount to the carrying value of Series E.
In February through May 2019, we issued 21,222,829 shares of Series E-2 at $13.3288 per share to investors in exchange for $282.9 million. We incurred approximately $235.9 thousand in Series E-2 issuance costs, which is recorded as a discount to the carrying value of Series E-2. In 2019, we issued 5,320,038 shares of Series D as a result of warrants exercised. Refer to Note 15 — Warrants for further information.
Significant terms of the Preferred Stock are as follows:
Dividends
The holders of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, when declared by the board of directors, cash dividends at the rate of $0.0317, $0.1096, $0.3589, $0.2871, $0.5263, $0.4737, $0.7662, $0.6513, and $1.0663 per share for Series A, Series B, Series C, Series C-1, Series D, Series D-1, Series E, Series E-1, and Series E-2 Convertible Preferred Stock, respectively. Additionally, the Preferred Stock entitles the holders to participate in dividends with the holders of Common Stock on an as-converted basis. Such dividends shall be payable only if and when declared by the board of directors and shall be noncumulative.
Voting
The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stocks could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with our bylaws. The holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.
Conversion
The holder of each share of Preferred Stock has the option to convert each share of Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the original issue price by the conversion price applicable to such series of Preferred Stock. Each share of

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Preferred Stock shall automatically be converted into shares of Common Stock at the conversion rate (i) with the approval, affirmative vote, written consent, or agreement of the holders of a majority of the then outstanding Preferred Stock (the “Requisite Preferred Majority”), voting together as a single class and on an as-converted basis, (with the exception that the Series C and Series C-1 shall not be converted without the approval of the holders of at least 60% of the then outstanding shares of Series C and Series C-1 (the “Requisite Series C Majority”), with the exception that the Series D and Series D-1 shall not be converted without the approval of at least two thirds of the then outstanding shares of Series D and Series D-1 (the “Requisite Series D Majority”), with the exception that the Series E and Series E-1 shall not be converted without the approval of a majority of then outstanding shares of Series E and Series E-1 (the “Requisite Series E Majority”), and with the exception that the Series E-2 Preferred Stock shall not be converted without the approval of a majority of the then outstanding shares of Series E-2 (the “Requisite Series E-2 Majority’)) or (ii) upon the effectiveness of a registration statement under the Securities Act of 1933, filed in connection with a firm commitment underwritten public offering of Common Stock with a price per share of at least $14.37 (as adjusted for stock dividends, combinations, or splits), and an aggregate offering price of not less than $50.0 million.
Liquidation Preference
In the event of any liquidation, change in control, dissolution, or winding up of our business (a “Liquidation Event” or “Deemed Liquidation”), the holders of Series E, Series E-1, or Series E-2 are entitled to receive, prior and in preference to any distribution of any of our assets to the holders of Series A, Series B, Series C, Series C-1, Series D, and Series D-1 and Common Stock by reason of their ownership thereof, an amount per share equal to (i) $9.5780 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series E , (ii) $8.1413 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series E-1, and (iii) $13.3288 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series E-2. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series E, Series E-1 and Series E-2 shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of our legally available for distribution shall be distributed ratably among the holders of Series E, Series E-1, and Series E-2 in proportion to the preferential amount each such holder is otherwise entitled to receive.
Upon completion of the distribution to Series E, Series E-1, and Series E-2, the holder of Series A, Series B, Series C, Series C-1, Series D, and Series D-1 are entitled to receive, prior and in preference to any distribution of any of the assets of our Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $0.3957 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stocks) with respect to each share of Series A, (ii) $1.3693 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series B, (iii) $4.4856 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series C plus any declared but unpaid dividends, (iv) $3.5885 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series C-1, (v) $6.5789 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series D, (vi) $5.9210 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series D-1. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Preferred Stocks shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of our Company legally available for distribution shall be distributed ratably among the holders of Series A, Series B, Series C, Series C-1, Series D, and Series D-1 in proportion to the preferential amount each such holder is otherwise entitled to receive. After payment of the liquidation amount, the remaining assets or property distributable upon such liquidation shall be divided pro rata among the holders of the Common Stock.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Redemption
The shares of Preferred Stocks are not redeemable at the option of the holder. Unless waived by the Requisite Preferred Majority, the Requisite Series C Majority, the Requisite Series D Majority, the Requisite Series E Majority, and the Requisite Series E-2 Majority, a liquidation event or a transaction in which 50% of our voting power is transferred, other than a bona fide equity financing, or a sale of substantially all of our assets would constitute a redemption event.
14.
SHARE-BASED AWARDS

Stock Plan
Our 2014 Stock Plan (the “Plan”), as amended and approved by the board of directors on December 9, 2018, allows us to grant options to purchase or directly issue 51,529,703 shares of Common Stock to employees, directors, and non-employees. We grant non-statutory stock options, incentive stock options, restricted stock, and restricted stock units (“RSUs”).
Option awards are generally granted with an exercise price equal to the fair value of our common stock at the date of grant. Options granted are exercisable over a maximum term of 10 years from the date of grant and generally vest over a period of four years. Incentive stock options granted to a 10% shareholder are exercisable over a maximum term of 5 years from the date of grant.
A summary of the stock option activity for the year ended December 31, 2019, is as follows:
	Number of Options (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Balance – December 31, 2018	26,330	$2.53	8.7	$113,031
Granted	3,661	5.56
Exercised	(1,928)	1.83
Forfeited	(5,256)	2.85
Expired	(174)	2.86
Balance – December 31, 2019	22,633	3.00	6.9	$110,481
Exercisable – December 31, 2019	10,870	2.17	6.0	$62,060
Aggregate intrinsic value represents the difference between the exercise price of the options and the estimated fair value of our common stock. The total intrinsic value of options exercised for the years ended December 31, 2019, 2018 and 2017, was $9.7 million, $39.2 million, and $1.8 million, respectively.
The weighted-average grant date fair value per option granted for the years ended December 31, 2019, 2018, and 2017 was $2.42, $1.80, and $0.8 respectively.
RSUs typically vest upon both a service-based requirement, generally over a four year period, and a performance condition. The performance condition is met by the completion of a Company liquidity event, which is defined as a change of control or the effective date of a registration statement of the Company filed under the securities act for the sale of the Company’s common stock. A merger transaction with a publicly traded special purpose acquisition company does not meet the definition of a liquidity event. If a participant terminates service, any portion of an RSU unit that has met the service-based requirement will remain outstanding and remain eligible to vest when the performance condition has been satisfied. The vesting requirements of the RSUs typically must be met before the seventh anniversary of the grant date before the units expire. The Company’s Board of Directors has the authority to amend the vesting terms of any outstanding RSU award.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
A summary of the RSU activity for the year ended December 31, 2019, is as follows:
	Number of RSUs (in thousands)	Weighted- Average Grant-Date Fair Value
Unvested and outstanding – December 31, 2018	564	$4.88
Granted	13,901	6.87
Forfeited	(395)	6.71
Unvested and outstanding – December 31, 2019	14,070	$6.79
Vested and outstanding – December 31, 2019	—	—
Restricted Shares
We have granted Restricted Shares to certain continuing employees, primarily in connection with acquisitions. The Restricted Shares vest upon satisfaction of a service condition, which generally ranges from three to four years.
A summary of the Restricted Shares activity for the year ended December 31, 2019 is as follows:
	Number of Restricted Shares (In thousands)	Average Grant-Date Fair Value
Unvested – December 31, 2018	1,666	$4.88
Granted	1,263	6.94
Vested	(773)	5.18
Unvested – December 31, 2019	2,156	$5.98
Vested and outstanding – December 31, 2019	—	—
The total intrinsic value of Restricted Shares vested for the years ended December 31, 2019, 2018, and 2017 was $1.5 million, $0.1 million, and $0.3 million respectively.
Stock-based compensation expense
We recognized stock-based compensation expense in the statements of operations for the years ended December 31, 2019, 2018 and 2017, as follows (in thousands):
	2019	2018	2017
Stock options	$9,175	$7,526	$3,761
Excess of the repurchase price over the fair value of common stock awards repurchased	590	6,552	—
Vesting of restricted shares	3,431	896	—
Total stock-based compensation expense	$13,196	$14,974	$3,761
As of December 31, 2019, there was $29.2 million of unamortized stock-based compensation costs related to unvested stock options and Restricted Shares for which vesting is not contingent on a qualifying event. The unamortized compensation costs are expected to be recognized over a weighted-average period of approximately 2.6 years.
As of December 31, 2019, there was $95.6 million of unrecognized stock-based compensation costs relating to RSUs that vest upon satisfaction of a performance condition and a service condition. Of this amount, $9.3 million relates to awards for which the time-based vesting condition had been satisfied or partially satisfied on that date. No compensation cost is recorded for options that do not vest.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Valuation of options
The Black-Scholes Model used to value stock options incorporates the following assumptions:
Fair Value of Common Stock
The fair value of the Common Stock underlying the stock option awards was determined by the board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of our Common Stock at each meeting at which awards were approved. These factors included, but were not limited to (i) contemporaneous third-party valuations of Common Stock; (ii) the rights, preferences and privileges of convertible preferred stock relative to Common Stock; (iii) the lack of marketability of Common Stock; (iv) stage and development of our business; (v) general economic conditions and (vi) the likelihood of achieving a liquidity event, such as an IPO or sale, given prevailing market conditions.
Volatility
The expected stock price volatilities are estimated based on the historical and implied volatilities of comparable publicly traded companies as we do not have sufficient history of trading its Common Stock.
Risk-Free Interest Rate
The risk-free interest rates are based on U.S. Treasury yields in effect at the grant date for notes with comparable terms as the awards.
Expected Life
The expected term of options granted to employees is determined using the practical expedient method, which allows us to estimate the expected life as the midpoint between the requisite service period and the contractual term.
Dividend Yield
The expected dividend yield assumption is based on our current expectations about our anticipated dividend policy.
The range of assumptions used in the Black-Scholes Model for employee and non-employee stock options for 2019, 2018, and 2017 are as follows:
	2019 Range	2018 Range	2017 Range
Fair value	$6.82 – $6.94	$2.29 – $4.88	$1.64 – $2.59
Volatility	32% – 45%	32% – 34%	34% – 36%
Risk-free rate	1.63% – 2.34%	2.68% – 3.17%	2.02% – 2.42%
Expected life (in years)	5 – 7	5 – 7	7
Expected dividend	$—	$—	$—
Valuation of RSU’s and Restricted Stock
Given the absence of a public trading market, our Board of Directors considers numerous objective and subjective factors to determine the fair value of common stock at each meeting at which awards were approved. These factors include, but were not limited to, contemporaneous valuations of common stock performed by an independent valuation specialist; developments in the Company’s business and stage of development; the Company’s operational and financial performance and condition; issuances of preferred stock and the rights and preferences of preferred stock relative to common stock; current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering or sale of the

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Company; and the lack of marketability of the Company’s common stock. For financial reporting purposes, the Company considers the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. The determination includes an evaluation of whether the subsequent valuation indicates that any significant change in valuation had occurred between the previous valuation and the grant date.
15.
WARRANTS

Warrants to Purchase Series D Preferred Stock
On June 12, 2018, we issued warrants to purchase 300,000 and 5,320,038 shares of Series D Preferred Stock at a price of $0.01 (“Penny Warrants”) and $6.58 per share (“Series D Warrants”), respectively. The Penny Warrants are exercisable, in whole or in part, upon issuance with exercise taking the form of payment of the full purchase price. The Series D Warrants are exercisable, in whole, upon issuance with the exercise taking the form of either payment of the purchase price or net exercise if the exercise is triggered upon certain events.
In October 2019, the Series D Warrants were exercised and we issued 5,320,038 shares of Series D in exchange for $35.0 million. As of December 31, 2019, there were no Series D Warrants outstanding.
As of December 31, 2019, the outstanding Penny Warrants provide the holder of the warrant the right to purchase 300,000 shares of Series D in exchange for proceeds of $3.0 thousand.
Commitment to Issue Warrants
In June 2018, we entered into a commitment to issue warrants (“Warrant Commitment.”). The Warrant Commitment obligates us to issue warrants on an annual basis until 2025 (“Issuance Date”). The number of warrants issued is calculated by dividing the Warrant Coverage Amount by the Warrant Coverage Price. On each Issuance Date, we determine the Warrant Coverage Amount.
Prior to an initial public offering, we will issue warrants for Series E stock. As of December 31, 2019, the Warrant Coverage Amount can range from $12.0 million to $34 million, in total, for all future Issuance Dates. The Warrant Coverage Price is the higher of the Series E original issuance price of $9.58 and the cash price paid per share for our preferred stock issued in the most recent qualified financing event prior to the corresponding Issuance Date.
If we participate in an initial public offering, we will issue warrants for the class of shares of common stock sold by the Company in its initial public offering. As of December 31, 2019, the Warrant Coverage Amount can range from $0.0 to $34.0 million, in total, for all future remaining Issuance Dates. The Warrant Coverage Price is the higher of the Warrant Coverage Price as determined prior to an initial public offering and the Issuance Date closing price of our stock on the securities exchange in which it is traded.
On the first Warrant Commitment Issuance date in June 2019, we issued warrants to purchase 75,025 shares of Series E at a price of $9.58 per share (“Series E Warrants”). The Series E Warrants are exercisable, in whole or in part, upon issuance with exercise taking the form of payment of the full purchase price. As of December 31, 2019, the outstanding Series E Warrants provide the holder of the warrant the right to purchase 75,025 shares of Series E in exchange for proceeds of $718.6 thousand.
The Penny Warrants, the Series D Warrants, the Warrant Commitment, and the Series E Warrants have been determined to be liabilities under ASC 480 as the underlying preferred shares have certain liquidation preferences in the event of a deemed liquidation. The outstanding Penny Warrants, the outstanding Series E Warrants, and the Warrant Commitment have a fair value measured in accordance with the methodology described in Note 8 — Fair Value Disclosures of $2.7 million, $288.9 thousand, and $1.5 million, respectively as of December 31, 2019. Changes in the fair value of our Series D or Series E would have no impact if the Penny Warrants or Series E Warrants, respectively, are settled through full payment.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
We recorded an increase to the warrant fair value adjustments of $6.2 million and a decrease to the warrant fair value adjustments of negative $18.0 million in 2019 and 2018, respectively.
16.
INCOME TAXES

Income before income taxes consisted entirely of losses from domestic operations of $338.9 million, $239.6 million and $84.8 million for the calendar years ended December 31, 2019, December 31, 2018 and December 31, 2017, respectively.
For the years ended December 31, 2019, 2018, and 2017, we have not recorded any federal income tax expense or benefit due to the full valuation allowance. We incurred state income tax expense for the years ended December 31, 2019 and 2018 of $0.3 million and $0.4 million, respectively, and did not record any state income tax expense for the year ended December 31, 2017.
The following table summarizes the components of our income tax benefit for the periods presented (in thousands):
	Year Ended December 31,
	2019	2018	2017
Current income tax expense:
Federal	$—	$—	$—
State	252	377	—
Total current income tax expense	252	377	—
Deferred income tax benefit:
Federal	—	—	—
State	—	—	—
Total deferred income tax benefit	—	—	—
Income Tax Provision	$252	$377	$—
Effective Tax Rate
The following table presents a reconciliation of the federal statutory rates of 21% and 34% to our effective tax rate for the periods presented:
	Year Ended December 31,
	2019	2018	2017
Federal tax benefit at statutory rate	21.0%	21.0%	34.0%
State income taxes, net of federal benefit	3.2	2.6	2.9
Non-deductible expenses and other	(0.1)	(0.9)	(0.1)
Non-deductible warrant expenses	0.4	(1.6)	—
Share-based compensation	(0.4)	0.4	(0.8)
Change in federal tax rate	—	—	(21.1)
Change in valuation allowance, net	(25.2)	(22.6)	(16.0)
Research and development credits	1.0	0.9	1.1
Effective tax rate	(0.1)%	(0.2)%	(0.0)%
For 2019, 2018 and 2017, our effective tax rate differs from the amount computed by applying the statutory federal and state income tax rates to net loss before income tax, primarily as the result of state income taxes, R&D credits and changes in our valuation allowance.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Deferred Taxes
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income taxes purposes. Significant components of our deferred tax assets and liabilities as of December 31, 2019 and 2018, are as follows (in thousands):
	2019	2018
Deferred tax assets:
Accrued and reserves	$4,231	$4,685
Inventory	15,181	15,419
Tax credits	10,880	5,334
Lease Liability	14,800	—
Net operating loss	149,141	66,427
Total gross deferred tax assets	194,233	91,865
Depreciation and amortization	(4,749)	(3,179)
Goodwill	(114)	—
Lease ROU Asset	(14,507)	—
Valuation allowance	(174,863)	(88,686)
Net deferred tax assets	$—	$—
The Company assesses the realizability of deferred tax assets based on the available evidence, including a history of taxable income and estimates of future taxable income. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that all or some portion of deferred tax assets will not be realized. Due to the losses the Company generated in the current and prior years, the Company believes it is not more likely than not that all of the deferred tax assets can be realized. Accordingly, the Company established and recorded a full valuation allowance on its net deferred tax assets of $174.9 million as of December 31, 2019 and a full valuation allowance on its net deferred tax assets of $88.7 million as of December 31, 2018. The valuation allowance increased by $86.2 million and $55.0 million for 2019 and 2018 respectively primarily as a result of current year losses.
As of December 31, 2019, the Company had federal and state net operating loss (“NOL”) carryforwards of $630.4 million and $421.0 million, respectively. For NOLs arising after December 31, 2017, the Tax Cuts and Jobs Act of 2017 limits a taxpayer’s ability to utilize NOL carryforwards to 80% of taxable income and can be carried forward indefinitely (carryback is generally prohibited). In the Company’s case this would apply to federal NOLs generated in 2018 and 2019 of $166.3 million and $347.5 million, respectively. NOLs generated in tax years beginning before January 1, 2018 will not be subject to the taxable income limitation and will continue to have a two-year carryback and twenty-year carryforward period. California NOLs have a carryover period of 20 taxable years following the year of the loss. Additionally, the Company has U.S. federal research tax credit carryforwards of $10.7 million that begin to expire in 2034. The Company also has state research tax credit carryforwards of $5.6 million that have an indefinite carryforward period.
Section 382 of the Internal Revenue Code (the “Code”) limits the use of net operating losses and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. Utilization of the net operating loss carryforwards are subject to various limitations due to the ownership change limitations provided by Internal Revenue Code (IRC) Section 382 and similar state provisions.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Unrecognized Tax Benefits
The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):
	Year Ended December 31,
	2019	2018	2017
Unrecognized tax benefits as of the beginning of the year	$2,433	$862	$—
Increases related to prior year tax provisions	383	197	332
Decrease related to prior year tax provisions	(247)	—	—
Increase related to current year tax provisions	2,464	1,374	530
Unrecognized tax benefits as of the end of the year	$5,033	$2,433	$862
Due to the full valuation allowance at December 31, 2019, current adjustments to the unrecognized tax benefit will have no impact on our effective income tax rate. $4.7 million would impact the effective tax rate if adjustments are made after the valuation allowance is released. We do not anticipate any significant change in our uncertain tax positions within 12 months of this reporting date.
The Company’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s consolidated balance sheets. To date, the Company has not recognized any interest and penalties in its consolidated statements of operations, nor has it accrued for or made payments for interest and penalties. We are subject to income tax in the U.S. and in various states. Due to the history of net operating losses, we are subject to U.S. federal, state and local examinations by tax authorities for all years since incorporation.
17.
RELATED PARTIES

One of the Preferred Stock investors holds more than a 10% interest in the Company and has one seat as a member of the board of directors and another seat as an observer of the board of directors.
In 2018, an executive early exercised their option to purchase 914,634 shares of unvested common stock at a price per share of $1.64 by issuing a promissory note to the Company for a total price of $1.5 million with an interest rate of 2.31% per annum.
The Warrant Commitment and the subsequent Series E Warrants were issued to a counterparty that has an equity interest in the Company and a seat on the Company’s board of directors. The board member has significant influence with respect to the counterparty to the Warrant Commitment. The issuance of the Warrant Commitment and Series E Warrants was in exchange for on-going advisory services that the entity provided to the Company. See Note 15 — Warrants for further information.
During 2019, we acquired OSN. See Note 2 — Business Combination for further information on the acquisition and the pro forma results of operations, reflecting OSN as if it had been acquired January 1, 2018. Prior to the acquisition, OSN conducted business with us as the noncontrolling member of our Title Companies. We paid the member title and due diligence fees in the member’s capacity as a title and escrow agent. Additionally, we paid the member management and administrative service fees, rent, and purchases of fixed assets in the member’s capacity as management and administrative service provider and lessor to the subsidiaries of OD Title Holdings and OD Title Sidecar.
18.
NET LOSS PER SHARE

We use the two-class method to calculate basic net loss per share and apply the more dilutive of the two-class method, treasury stock method or if-converted method to calculate diluted net loss per share. No dividends were declared or paid for the years ended December 31, 2019, 2018 or 2017. Undistributed earnings for each period are allocated to participating securities, including the Preferred Stock, based on the

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the Preferred Stock to share in losses, our basic net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.
The following table sets forth the computation of our basic and diluted net loss per share attributable to common shareholders for the years ended December 31, 2019, 2018, and 2017 (in thousands):
	For the Years Ended December 31,
	2019	2018	2017
Basic net loss per share:
Numerator:
Net loss	$(339,170)	$(239,929)	$(84,767)
Minus: Deemed dividend	—	$7,224	—
Minus: Net income attributable to noncontrolling interests	$1,847	$1,362	$62
Net loss attributable to common shareholders – basic	$(341,017)	$(248,515)	$(84,829)
Denominator:
Weighted average shares outstanding – basic and diluted	49,444	48,570	39,930
Basic and diluted net loss per share	$(6.90)	$(5.12)	$(2.12)
Diluted net loss per share:
Numerator:
Net loss	$(339,170)	$(239,929)	$(84,767)
Minus: Deemed dividend	—	$7,224	—
Minus: Net income attributable to noncontrolling interests	$1,847	$1,362	$62
Minus: Gain on liability-classified warrants	$8,132	—	—
Net loss attributable to common shareholders – diluted	$(349,149)	$(248,515)	$(84,829)
Denominator:
Weighted average shares outstanding – basic and diluted	49,444	48,570	39,930
Basic and diluted net loss per share – diluted	$(7.06)	$(5.12)	$(2.12)
There were no preferred dividends declared or accumulated for the period. In determining diluted EPS, the Company adjusted the numerator for fair value adjustments related to its Series D Preferred Warrants; however, the exercise of the warrants results in additional participating securities being issued and the Company assumed such participating securities did not convert into additional common stock as that is the most dilutive settlement assumption.
The Company has presented the Series E Warrants issued-to-date under the Warrant Commitment in the table below. Refer to Note 15 — Warrants for further information on the Warrant Commitment and Series E Warrants. During 2019, the Company issued Convertible Notes for a total of $178.2 million in proceeds. Refer to Note 7 — Credit Facilities and Long-Term Debt for the terms for the Convertible Notes. Additionally, the following securities were not included in the computation of diluted shares outstanding

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
because the effect would be anti-dilutive, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period (in thousands):
	For the Years Ended December 31,
	2019	2018	2017
Common Stock Warrants	2,084	2,081	853
Series D Preferred Stock Warrants	300	5,620	—
Series E Preferred Stock Warrants	75	—	—
RSUs	14,070	564	—
Options	22,633	27,243	24,897
Unvested Shares from Early Exercise	116	693	1,611
Restricted Shares	2,281	1,851	997
Redeemable convertible preferred stock	194,384	167,841	92,417
Total anti-dilutive securities	235,943	205,893	120,775

19.
COMMITMENTS AND CONTINGENCIES

Purchase Commitments
As of December 31, 2019, we were in contract to purchase 2,639 homes for an aggregate purchase price of $616.1 million.
Legal Matters
From time to time, we may be subject to potential liability relating to the ownership and operations of our properties. Accruals are recorded when the outcome is probable and can be reasonably estimated.
There are various claims and lawsuits arising in the normal course of business pending against us, some of which seek damages and other relief which, if granted, may require future cash expenditures. Management does not believe that it is reasonably possible that the resolution of these matters would result in any liability that would materially affect our consolidated results of operations or financial condition. From time to time we receive inquiries and audit requests from various government agencies and fully cooperate with these requests. We do not have any material pending investigations or enforcement actions.
20.
SUBSEQUENT EVENTS

On January 23, 2020, we entered into a new mezzanine term debt facility, Term Debt Facility 2020 M-1, with $300 million in borrowing capacity, a 10% interest rate and a final maturity date of January 23, 2026.
On March 11, 2020, the World Health Organization characterized the outbreak of a novel strain of coronavirus (COVID-19) as a pandemic. Since that time, this outbreak has spread throughout the United States inclusive of the states in which we have operations. In response to the developments of COVID-19, we significantly reduced our acquisition of property inventory and paused making new offers to purchase homes from customers. We relaunched offers to purchase homes in Phoenix in May and continued to relaunch other markets in the subsequent weeks and months. We resumed operations across all of our markets by the end of August 2020. On April 15, 2020, we announced a workforce reduction of 600 employees. We provided post-employment benefits to impacted employees for a total cost of $11.3 million and incurred $1.1 million of costs related to the exiting of certain non-cancelable leases with no future benefits to the Company.
On April 6, 2020, we amended one of our existing mezzanine term debt facilities, Term Debt Facility 2016-M1, to decrease borrowing capacity by $151 million.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
On June 1, 2020, we amended one of our existing senior revolving credit facilities, Revolving Facility 2018-3, to decrease the borrowing capacity by $100 million and extend the final maturity date to June 1, 2023.
On July 10, 2020 we amended one of our existing senior revolving credit facilities, Revolving Facility 2018-1, to extend the final maturity date to May 10, 2021.
On September 4, 2020, we amended one of our existing senior revolving credit facilities, Revolving Facility 2018-2, to extend the final maturity date to October 2, 2020 and on September 24, 2020, we extended the final maturity date to December 23, 2022.
On September 15, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Social Capital Hedosophia Corp. II (“SCH”) and Hestia Merger Sub Inc. (“Merger Sub”), a direct wholly owned subsidiary of SCH. Pursuant to the Merger Agreement, and subject to the approval of SCH’s shareholders and the Company’s shareholders, all of the equity interests in Opendoor will be converted into the right to receive 500 million shares of common stock of SCH. Upon consummation of the merger, Merger Sub will merge with and into Opendoor, the separate corporate existence of Merger Sub will cease and Opendoor will be the surviving corporation and a wholly owned subsidiary of SCH (the “Merger”). SCH shall immediately be renamed Opendoor Technologies Inc. The consummation of the Merger is subject to the satisfaction or waiver of certain closing conditions contained in the Merger Agreement.
As part of the Merger, Opendoor options will be converted into options to acquire shares of Opendoor Technologies Inc. Opendoor warrants exercisable prior to close of the Merger, will be converted into shares of Opendoor common stock prior to or concurrent with closing of the Merger and thereafter, exchanged for shares in Opendoor Technologies Inc. Any Opendoor warrants not exercised or exercisable at closing of the Transaction will be cancelled.
On September 14, 2020, the Company entered into a Convertible Notes Exchange Agreement (the “Exchange Agreement”) with the Convertible Note holders. Under the terms of the Exchange Agreement, the Convertible Note holders received rights to 13.3 million shares of the Company’s common stock (“Issuer Stock Rights”) upon the earlier of (i) immediately prior to the consummation of the Merger and (ii) March 13, 2021. The Issuer Stock Rights are received in full satisfaction of the outstanding principal and accrued interest on the Convertible Notes and such notes have been cancelled and of no further force or effect.
On January 6, 2020, the Company entered into an employment letter agreement with an executive, including an anticipated grant of 9,202,707 RSUs to the executive upon a listing event. The RSUs would vest upon the achievement of share price milestones and the executive’s continued employment. In August and September 2020, the Company’s board of directors and the majority of the Company’s preferred shareholders, respectively, approved an amendment and restatement of the letter agreement to clarify certain details regarding the terms of the anticipated grant. Under the amended and restated letter agreement, a listing event occurs if an initial public offering, direct listing of the Company’s common stock, or a merger with a special purpose acquisition company occurs before December 31, 2024.
In August and September 2020, the Company’s board of directors and the majority of the Company’s preferred shareholders, respectively, approved a grant of 2,160,000 RSUs to an executive. The RSUs, once granted, vest upon a four-year service-based requirement and a performance condition. The performance condition is met by the completion of a Company Listing Event.
On September 25, 2020, we amended one of our existing senior revolving credit facilities, Revolving Facility 2019-1, to extend the final maturity date to March 4, 2022.
On September 25, 2020, we amended one of our existing senior revolving credit facilities, Revolving Facility 2019-3, to increase borrowing capacity by $100 million and extend the final maturity date to August 21, 2023.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
As a result of the amendments and other events subsequent to December 31, 2019, borrowing capacity under our non-recourse asset-backed financing facilities has increased by $28 million, from $3,380 million at December 31, 2019 to $3,408 million, of which $1,948 million is fully committed. Through August 31, 2020, the Company’s senior revolving credit facilities had a weighted average interest rate of 3.68%.
On September 25, 2020, we exercised an option to early terminate the San Francisco headquarters lease, effective September 30, 2021. In exercising our early termination option, we incurred and paid $5.2 million in early termination fees. We are contractually obligated to pay rent through the remaining amended lease term in the amount of $10.5 million.
******

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II,
HESTIA MERGER SUB INC.,
and
OPENDOOR LABS INC.
dated as of September 15, 2020

A-i

A-ii

A-iii

Exhibits
Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Incentive Equity Plan
Exhibit E	Form of Management Grant
Exhibit F	Form of Employee Stock Purchase Plan

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of September 15, 2020 (this “Agreement”), is made and entered into by and among Social Capital Hedosophia Holdings Corp. II, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Hestia Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Opendoor Labs Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);
WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);
WHEREAS, in connection with the Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement; and (iv) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Units”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Warrant;
WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (y) Acquiror will change its name to “Opendoor Technologies Inc.”;
WHEREAS, prior to the Effective Time (as defined below), (i) all of the Company Warrants (as defined below) will be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with their respective terms (the “Company Warrant Settlement”) and (ii) each share of Company Preferred Stock (as defined below) will be converted into one share of Company Common Stock (as defined below) (the “Company Preferred Conversion”);
WHEREAS, upon the Effective Time and following the Company Warrant Settlement and Company Preferred Conversion, all shares of the Company’s Capital Stock (as defined below) and Company Awards will be converted into the right to receive (in the case of the Company Awards, if and to the extent earned and subject to their respective terms) the Aggregate Merger Consideration as set forth in this Agreement;
WHEREAS, each of the parties intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this agreement by the Company’s stockholders;
WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (as defined below) have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby (including the Pre-Closing Restructuring);
WHEREAS, the Board of Directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders;
WHEREAS, Acquiror, as sole shareholder of Merger Sub has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Common Stock for an aggregate purchase price equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing;
WHEREAS, at the Closing, Acquiror, the Sponsor, the Major Company Stockholders (as defined below), and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1.   Definitions.   As used herein, the following terms shall have the following meanings:
“1H Financial Statements” has the meaning specified in Section 6.3(b).

“2020 Audited Financial Statements” has the meaning specified in Section 6.3(d).
“Acquiror” has the meaning specified in the Preamble hereto.
“Acquiror Class A Common Stock” means prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.
“Acquiror Class B Common Stock” means prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.
“Acquiror Common Share” means a share of Acquiror Common Stock.
“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication, Domesticated Acquiror Common Stock.
“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.
“Acquiror Cure Period” has the meaning specified in Section 10.1(g).
“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.
“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).
“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).
“Acquiror Option” has the meaning specified in Section 3.3(a).
“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.
“Acquiror SEC Filings” has the meaning specified in Section 5.5.
“Acquiror Securities” has the meaning specified in Section 5.12(a).
“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.
“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.
“Acquiror Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), (J), and (K) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.
“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.
“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.
“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of Owned Residential Properties, equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.
“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.
“Adjusted Restricted Stock Award” has the meaning specified in Section 3.3(b).
“Adjusted Restricted Stock Unit Award” has the meaning specified in Section 3.3(c).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).
“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time after giving effect to the Pre-Closing Restructuring or (ii) issuable upon, or subject to, the settlement of Company Options (whether or not then vested or exercisable), Restricted Stock Awards, and Restricted Stock Unit Awards, in each case, that are outstanding immediately prior to the Effective Time, minus (b) the Treasury Shares outstanding immediately prior to the Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Company Options described in clause (ii) above divided by the Per Share Merger Consideration; provided, that any Company Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares;
“Aggregate Merger Consideration” means a number of Acquiror Common Shares equal to the quotient obtained by dividing (i) the Base Purchase Price, by (ii) $10.00.
“Agreement” has the meaning specified in the Preamble hereto.
“Agreement End Date” has the meaning specified in Section 10.1(e).
“Ancillary Agreements” has the meaning specified in Section 12.10.
“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.
“Audited Financial Statements” has the meaning specified in Section 4.8(a).
“Available Acquiror Cash” has the meaning specified in Section 7.2(a).
“Base Purchase Price” means $5,000,000,000.
“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.
“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.
“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.
“Cayman Registrar” means the Cayman Registrar under the Companies Law (2018 Revision).
“Closing” has the meaning specified in Section 2.3(a).
“Closing Date” has the meaning specified in Section 2.3(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common 1 Warrants” has the meaning specified in Section 4.6(b).
“Common 2 Warrants” has the meaning specified in Section 4.6(b).
“Common 3 Warrants” has the meaning specified in Section 4.6(b).
“Common 4 Warrants” has the meaning specified in Section 4.6(b).
“Common 5 Warrants” has the meaning specified in Section 4.6(b).
“Common 6 Warrants” has the meaning specified in Section 4.6(b).
“Company” has the meaning specified in the Preamble hereto.
“Company Award” shall mean a Company Option, a Restricted Stock Award, or a Restricted Stock Unit Award.
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.
“Company Common Shares” means shares of Company Common Stock.

“Company Common Stock” means the shares of common stock, par value $0.00001 per share, of the Company.
“Company Common Warrants” means the Common 1 Warrants, the Common 2 Warrants, the Common 3 Warrants, the Common 4 Warrants, the Common 5 Warrants and the Common 6 Warrants.
“Company Cure Period” has the meaning specified in Section 10.1(e).
“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.
“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).
“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.
“Company Incentive Plan” means the Opendoor Labs, Inc. 2014 Stock Plan as amended from time to time.
“Company Indemnified Parties” has the meaning specified in Section 7.8(a).
“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (i) any matter set forth on the Company Disclosure Letter, (j) any Events to the extent actually known by those individuals set forth on Section 1.3 of the Acquiror Disclosure Letter on or prior to the date hereof, or (k) any action taken by, or at the request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the real estate and real estate technology industries generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.
“Company PIPE Investor” means a PIPE Investor that is (x) a holder of shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock as of the date of this Agreement, and (y) not a SCH PIPE Investor.
“Company Preferred Conversion” has the meaning specified in the Recitals hereto.
“Company Preferred Stock” means the shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series D Preferred Stock, the Series D-1 Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock and the Series E-2 Preferred Stock.
“Company Preferred Warrants” means the Series D Preferred Warrants and the Series E Preferred Warrants.
“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).
“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the (i) affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class and on an as-converted basis and (ii) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class and on an as-converted basis, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“Company Warrant Settlement” has the meaning specified in the Recitals hereto.
“Company Warrants” means the Company Common Warrants and the Company Preferred Warrants.
“Confidentiality Agreement” has the meaning specified in Section 12.10.
“Constituent Corporations” has the meaning specified in Section 2.1(a).
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.
“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).
“DGCL” has the meaning specified in the Recitals hereto.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.
“Dissenting Shares” has the meaning specified in Section 3.5.
“Dollars” or “$” means lawful money of the United States.
“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Unit” has the meaning specified in the Recitals hereto.
“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.
“Domestication” has the meaning specified in the Recitals hereto.
“Effective Time” has the meaning specified in Section 2.3(b).
“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).
“ERISA” has the meaning specified in Section 4.13(a).
“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ESPP” has the meaning specified in Section 7.1(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.2(a).
“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Common Shares.
“Excluded Employee” has the meaning specified in Section 6.1(h).
“Export Approvals” has the meaning specified in Section 4.26(a).
“Financial Statements” has the meaning specified in Section 4.8(a).
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Authorization” has the meaning specified in Section 4.5.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Equity Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.
“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.
“Interim Period” has the meaning specified in Section 6.1.
“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.
“Inventory Financing Documents” means any instruments or agreements pursuant to which the Company or any of its Subsidiaries is a borrower or guarantor for purposes of financing Mortgage Loans or the acquisition of Owned Residential Properties, together with all transaction documents related thereto.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means Internal Revenue Service.
“JOBS Act” has the meaning specified in Section 5.6(a).
“Latham” has the meaning specified in Section 12.18(b).
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.
“Legal Proceedings” has the meaning specified in Section 4.10.
“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority (other than any work permits for construction, maintenance, inspection, survey or other site-specific work on the Owned Residential Properties).
“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.
“Major Company Stockholder” means each of the holders of Company Capital Stock set forth on Section 8.2(a)(v) of the Company Disclosure Letter.
“Management Grants” has the meaning specified in Section 7.1(a).
“Merger” has the meaning specified in the Recitals hereto.
“Merger Certificate” has the meaning specified in Section 2.1(a).
“Merger Sub” has the meaning specified in the Preamble hereto.
“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.
“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2(a).
“Minimum PIPE Investment Amount” has the meaning specified in Section 5.12(e).
“Modification in Recommendation” has the meaning specified in Section 8.2(b).
“Mortgage Loans” means all loans or other extensions of credit as well as legally binding commitments and obligations to extend credit to consumers made by the Company or a Subsidiary of the Company to finance or refinance the purchase of real estate in the ordinary course of the Company’s business, together with all Contracts evidencing or executed and delivered in connection with such loans and including all obligations to make additional extensions of credit thereunder and all related collateral.
“Multiemployer Plan” has the meaning specified in Section 4.13(c).
“Nasdaq” has the meaning specified in Section 7.3.
“NYSE” has the meaning specified in Section 5.6(c).
“Offer Documents” has the meaning specified in Section 8.2(a)(i).
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.
“Open Source Materials” means any software subject to an Open Source License.
“Opendoor Group” has the meaning specified in Section 12.18(b).
“Owned Real Property” means all real property owned in fee simple by the Companies or any of their Subsidiaries other than the Owned Residential Properties.
“Owned Residential Properties” means the residential properties acquired from time to time by the Company or its Subsidiaries for purpose of re-sale, including any residential properties which are owned by the Company or its Subsidiaries as of the date hereof.
“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.
“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Owned Real Property, Owned Residential Properties or Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Owned Real Property, the Owned Residential Properties or Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (x) Liens granted under the Inventory Financing Documents, (xi) with respect to the Owned Residential Properties, any Lien granted to a customer in the ordinary course of business of the Company or its Subsidiaries, in connection with such customer’s sale or acquisition of an individual Owned Residential Property, and (xii) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Subscription Agreements.
“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.
“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.
“Pre-Closing Restructuring” has the meaning specified in Section 6.5 of the Company Disclosure Letter.
“Pre-Closing Restructuring Plan” has the meaning specified in Section 6.5.
“Prospectus” has the meaning specified in Section 12.1.
“Proxy Statement” has the meaning specified in Section 8.2(a)(i).
“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).
“Q3 Financial Statements” has the meaning specified in Section 6.3(c).
“R&W Insurance Policy” has the meaning specified in Section 11.1(a).
“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).
“Requisite Company Stockholders” means each of the holders of Company Capital Stock set forth on Section 8.2(c) of the Company Disclosure Letter.
“Restricted Stock Award” means an award of restricted shares of Company Common Stock granted under the Company Incentive Plan, which includes any shares of Company Common Stock issued pursuant to early-exercised Company Options that remain subject to vesting conditions.
“Restricted Stock Unit Award” means an award of restricted stock units based on shares of Company Common Stock (whether to be settled in cash or shares), granted under the Company Incentive Plan.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.
“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SCH Group” has the meaning specified in Section 12.18(a).
“SCH PIPE Investor” means a PIPE Investor that is set forth on Annex I to Section 5.12(e) of the Acquiror Disclosure Letter or an Affiliate of any such PIPE Investor to whom the applicable Subscription Agreement with such PIPE Investor is assigned in accordance with its terms after the date of this Agreement.
“SCH Representative” has the meaning specific in Section 7.6(a)(ii).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Preferred Stock” has the meaning specified in Section 4.6(a).
“Series B Preferred Stock” has the meaning specified in Section 4.6(a).
“Series C-1 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series C Preferred Stock” has the meaning specified in Section 4.6(a).
“Series D-1 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series D Preferred Stock” has the meaning specified in Section 4.6(a).
“Series D Preferred Warrants” has the meaning specified in Section 4.6(b).
“Series E-1 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series E-2 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series E Preferred Stock” has the meaning specified in Section 4.6(a).

“Series E Preferred Warrants” has the meaning specified in Section 4.6(b).
“Shelf Registration” has the meaning set forth in Section 1.1 of the Registration Rights Agreement.
“Skadden” has the meaning specified in Section 12.18(a).
“Sponsor” means SCH Sponsor II LLC, a Cayman Islands limited liability company.
“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.
“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Surviving Corporation” has the meaning specified in Section 2.1(b).
“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.
“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).
“Terminating Company Breach” has the meaning specified in Section 10.1(e).
“Third-Party PIPE Investment Amount” means the aggregate gross purchase price for all of the shares in the PIPE Investment that are to be purchased by a Third-Party PIPE Investor.
“Third-Party PIPE Investor” means any PIPE Investor that is not (i) a SCH PIPE Investor or the Sponsor, or (ii) a Company PIPE Investor.
“Title IV Plan” has the meaning specified in Section 4.13(c).
“Top Vendors” has the meaning specified in Section 4.28(a).
“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (iii) Transfer Taxes (other than any amounts constituting Transfer Taxes arising as result of the Pre-Closing Restructuring), (iv) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.
“Transaction Proposals” has the meaning specified in Section 8.2(b).
“Transfer Taxes” has the meaning specified in Section 8.4.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Treasury Share” has the meaning specified in Section 3.1(a)
“Trust Account” has the meaning specified in Section 12.1.
“Trust Agreement” has the meaning specified in Section 5.8.
“Trust Amount” has the meaning specified in Section 7.2(a).
“Trustee” has the meaning specified in Section 5.8.
“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).
“Updated Financial Statements” has the meaning specified in Section 6.3(a).
“Warrant Agreement” means the Warrant Agreement, dated as of April 27, 2020, between Acquiror and Continental Stock Transfer & Trust Company.
“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
“Written Consent” has the meaning specified in Section 8.2(c).
Section 1.2.   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)   The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.
(f)   All references to the “wholly owned Subsidiaries” or any “wholly owned Subsidiary” of the Company shall be deemed to include Opendoor Property Acquisition Fund LP and Opendoor Property Trust I.
Section 1.3.   Knowledge.   As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.
ARTICLE II
THE MERGER; CLOSING
Section 2.1.   The Merger.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.
(b)   Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.
Section 2.2.   Effects of the Merger.   At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.
Section 2.3.   Closing; Effective Time.
(a)   In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b)   Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).
(c)   For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of the Domestication.
Section 2.4.   Closing Deliverables.
(a)   At the Closing, the Company will deliver or cause to be delivered:
(i)   to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;
(ii)   to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;
(iii)   to Acquiror, the Registration Rights Agreement, duly executed by the Major Company Stockholders who have elected to execute the Registration Rights Agreement; and
(iv)   to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
(b)   At the Closing, Acquiror will deliver or cause to be delivered:
(i)   to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;
(ii)   to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;
(iii)   to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor; and
(iv)   to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.
(c)   On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Acquiror and those incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf (which shall include any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing;

provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.
Section 2.5.   Governing Documents.
(a)   The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.
(b)   The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.
Section 2.6.   Directors and Officers.
(a)   The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) the directors of Acquiror as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.
(b)   The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.
Section 2.7.   Tax Free Reorganization Matters.   The parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters.
ARTICLE III
EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS
Section 3.1.   Conversion of Securities.
(a)   At the Effective Time (after giving effect to the consummation of the Pre-Closing Restructuring), by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock, in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Awards (which shall be respectively subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury

Share”), and (iii) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(c).
(b)   At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Corporation.
(c)   Each holder of shares of Company Common Stock (after giving effect to the consummation of the Pre-Closing Restructuring) as of immediately prior to the Effective Time (other than in respect of (x) Treasury Shares, (y) Dissenting Shares, and (z) any shares of Company Common Stock subject to Company Awards (which shall be subject to Section 3.3)) shall be entitled to receive a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by (ii) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.
(d)   Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger.
Section 3.2.   Exchange Procedures
(a)   Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in shares of Acquiror Common Stock.
(b)   Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).
(c)   Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.
(d)   Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
Section 3.3.   Treatment of Company Options, Restricted Stock Awards and Restricted Stock Unit Awards.
(a)   As of the Effective Time, each Company Option that is then outstanding shall be converted into the right to receive, an option relating to shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (a) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of Company Common Shares subject to such Company Option, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.
(b)   As of the Effective Time, each Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive, restricted shares of Domesticated Acquiror Common Stock (each, an “Adjusted Restricted Stock Award”) with substantially the same terms and conditions as were applicable to such Restricted Stock Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that such Adjusted Restricted Stock Award shall relate to such number of shares of Domesticated Acquiror Common Stock as is equal to the product of (i) the number of Company Common Shares subject to such Restricted Stock Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.
(c)   As of the Effective Time, each Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive restricted stock units based on shares of Domesticated Acquiror Common Stock (each, an “Adjusted Restricted Stock Unit Award”) with substantially the same terms and conditions as were applicable to such Restricted Stock Unit Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that such Adjusted Restricted Stock Unit Award shall relate to such number of shares of Domesticated Acquiror Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.
(d)   The Company shall take all necessary actions to effect the treatment of Company Options, Restricted Stock Awards and Restricted Stock Unit Awards pursuant to Sections 3.3(a), 3.3(b) and 3.3(c) in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror. The Board of Directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plan and provide that shares in respect of Company Awards that for any reason become re-eligible for future issuance, shall be cancelled, (ii) provide that no new Company Awards will be granted under the Company Incentive Plan, and (iii) provide that no Company Options shall be subject to the Option Exchange Program, as defined therein.
Section 3.4.   Withholding.   Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively); provided, that Acquiror shall use commercially reasonable efforts to provide the Company with at least ten (10) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.5.   Dissenting Shares.   Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article IV) and (ii) as otherwise explicitly contemplated by the Pre-Closing Restructuring Plan, in each case, the Company represents and warrants to Acquiror and Merger Sub as follows:
Section 4.1.   Company Organization.   The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.2.   Subsidiaries.   A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.3.   Due Authorization.
(a)   Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.
Section 4.4.   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5.   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the Merger Certificate in accordance with the DGCL.
Section 4.6.   Capitalization of the Company.
(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 300,000,000 shares of Company Common Stock, of which 55,294,978 shares are issued and outstanding as of the date of this Agreement, and (y) 199,623,002 shares of Company Preferred Stock (of which (i) 24,784,202 shares are designated Series A Preferred Stock, par value $0.00001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series A Preferred Stock”), (ii) 14,738,907 shares are designated Series B Preferred Stock, par value $0.00001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series B Preferred Stock”), (iii) 14,120,082 shares are designated Series C Preferred Stock, par value $0.00001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series C Preferred Stock”), (iv) 3,852,052 shares are designated Series C-1 Preferred Stock, par value $0.00001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series C-1 Preferred Stock”), (v) 24,618,212 shares are designated Series D Preferred Stock, par value $0.00001 per share, 24,318,212 of which are issued and outstanding as of the date of this Agreement (the “Series D Preferred Stock”), (vi) 14,920,858 shares are designated Series D-1 Preferred Stock, par value $0.00001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series D-1 Preferred Stock”), (vii) 77,594,477 shares are designated Series E Preferred Stock, par value $0.00001 per share, 73,940,269 of which are issued and outstanding as of the date of this Agreement (the “Series E Preferred Stock”), (viii) 2,486,560 shares are designated Series E-1 Preferred Stock, par value $0.00001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series E-1 Preferred Stock”) and (ix) 22,507,652 shares are designated Series E-2 Preferred Stock, par value $0.00001 per share, 21,222,829 of which are issued and outstanding as of the date of this Agreement (the “Series E-2 Preferred Stock”)), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens. All shares of Company Common Stock are uncertificated, book-entry shares.
(b)   As of the date of this Agreement, (x) Company Common Warrants to purchase 2,083,749 shares of Company Common Stock are authorized and outstanding (of which (i) 758,246 warrant shares are designated Common 1 Warrants (the “Common 1 Warrants”), (ii) 44,586 warrant shares are designated Common 2 Warrants (the “Common 2 Warrants”), (iii) 50,000 warrant shares are designated Common 3 Warrants (the “Common 3 Warrants”), (iv) 1,228,305 warrant shares are designated Common 4 Warrants (the “Common 4 Warrants”) and (v) 2,612 warrant shares are designated Common 5 Warrants (the “Common 5 Warrants”)), (y) Company Common Warrants to purchase 750,255 shares of Company Common Stock are authorized, but not outstanding, which warrant shares are designated Common 6 Warrants (the “Common 6 Warrants”), and (z) Company Preferred Warrants to purchase 525,076 shares of Company Preferred Stock are authorized and outstanding (of which (i) 300,000 warrant shares are designated Series D Preferred Warrants (the “Series D Preferred

Warrants”), and (ii) 225,076 warrant shares are designated Series E Preferred Warrants (the “Series E Preferred Warrants”)). All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.
(c)   As of the date of this Agreement, (i) Company Options to purchase 17,888,078 shares of Company Common Stock, with an aggregate exercise price equal to $52,820,445.34, of which 8,367,102 Company Options that have not been exercised have early exercise features, (ii) Restricted Stock Awards with respect to 48,865 shares of Company Common Stock, of which 48,865 shares of restricted Company Common Stock have been received upon the early exercise of Company Options and are subject to vesting conditions as of the date of this Agreement, and (iii) Restricted Stock Unit Awards with respect to 19,686,314 shares of Company Common Stock, are outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of shares of Company Common Stock subject thereto, vesting schedule and, if applicable, the exercise price thereof. All Company Options, Restricted Stock Awards and Restricted Stock Unit Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option, Restricted Stock Award or Restricted Stock Unit Award, is subject to terms that are materially different from those set forth in such forms. Each Company Option, each Restricted Stock Award, and each Restricted Stock Unit Award, was validly issued and properly approved by, the Board of Directors of the Company (or appropriate committee thereof).
(d)   Except as otherwise set forth in this Section 4.6 or on Section 4.6(d) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.
Section 4.7.   Capitalization of Subsidiaries.
(a)   The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.
(b)   The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)   Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.
Section 4.8.   Financial Statements.
(a)   Attached as Section 4.8(a) of the Company Disclosure Letter are: true and complete copies of the audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon (together with the Updated Financial Statements, when delivered pursuant to Section 6.3(a), the “Audited Financial Statements” and, together with the 1H Financial Statements, when delivered pursuant to Section 6.3(b), the “Financial Statements”).
(b)   Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Audited Financial Statements and, when delivered pursuant to Section 6.3(b), the 1H Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the 1H Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the 1H Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(c)   Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
Section 4.9.   Undisclosed Liabilities.   Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Closing.
Section 4.10.   Litigation and Proceedings.   Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.11.   Legal Compliance.
(a)   As of the date hereof, each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.
(b)   For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.
(c)   The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.
Section 4.12.   Contracts; No Defaults.
(a)   Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.
(i)   Any Contract with any of the Top Vendors;
(ii)   Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including (A) the Inventory Financing Documents, and (B) any other agreement or commitment for future loans, credit or financing, in each case, in excess of $1,000,000;
(iii)   Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $1,000,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly owned Subsidiaries;
(iv)   Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $1,000,000 in any calendar year, other than Contracts for the purchase or sale of the Owned Residential Properties;
(v)   Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);
(vi)   Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the

members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);
(vii)   Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Vice President or higher;
(viii)   Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;
(ix)   Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;
(x)   Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;
(xi)   Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software and Open Source Licenses);
(xii)   Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in any calendar year;
(xiii)   Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $1,000,000 in any calendar year;
(xiv)   Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and
(xv)   Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).
(b)   Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such

Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
Section 4.13.   Company Benefit Plans.
(a)   Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.
(b)   Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.
(c)   No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.
(d)   With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(e)   No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).
(f)   Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, except for the Management Grants, as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
(g)   All Company Options have been granted in accordance with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of Company Options under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.
Section 4.14.   Labor Relations; Employees.
(a)   Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.
(b)   Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.
(c)   In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National

Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(d)   To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.
(e)   Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.
(f)   In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.
Section 4.15.   Taxes.
(a)   All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)   The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(c)   There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e)   There are no material Tax audit or other examination of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.
(f)   Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(g)   Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).
(h)   Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(i)   Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(j)   No written claim has been made by any Governmental Authority within the last thirty-six (36) months where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(k)   Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.
(l)   Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).
(m)   Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(n)   The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(o)   The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.
Section 4.16.   Brokers’ Fees.   Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.
Section 4.17.   Insurance.   Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.
Section 4.18.   Licenses.   The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.
Section 4.19.   Equipment and Other Tangible Property.   The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.
Section 4.20.   Real Property.
(a)   Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:
(i)   The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)   The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.
(iii)   The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.
(iv)   As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.
(v)   Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.
(b)   The Company and its Subsidiaries have good and marketable fee simple title to the Owned Residential Properties as reflected in the balance sheet contained in the most recent Financial Statements (except for such Owned Residential Properties sold since the date of such Financial Statements in the ordinary course). All Owned Residential Properties are free and clear of all Liens (except for Permitted Liens).
(i)   Except as would not be material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, each Owned Residential Property is a single parcel of real property with a detached single-family residence erected thereon, or a two-to-four family dwelling, or an individual condominium unit in a low-rise or high-rise condominium project, or an individual townhome, or an individual unit in a planned unit development or a de minimis planned unit development located in the District of Columbia or in a state of the United States of America.
(ii)   Neither the Company nor any of its Subsidiaries have received any written notice of any: (i) material violations of building codes and/or zoning ordinances or other Laws affecting the Owned Residential Properties; (ii) existing, pending or threatened in writing condemnation proceedings affecting the Owned Residential Properties; or (iii) existing, pending or threatened in writing zoning, building code or other moratorium proceedings, or similar matters which, in each case, would reasonably be expected to materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries.
(iii)   To the knowledge of the Company, neither the Company nor any of its Subsidiaries have received written notice of any material default under any restrictive covenants affecting any of the Owned Residential Properties, except for such defaults as would not be expected to materially or adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.
(iv)   Except for Permitted Liens, there are no leases, subleases, licenses or other similar occupancy agreements pursuant to which the Company or any of its Subsidiaries have granted to any party or parties the right of use or occupancy of any portion of the Owned Residential Properties and there is no Person (other than the Companies or its Subsidiaries) in possession of such Owned Residential Properties.
(c)   None of the Company or any of its Subsidiaries owns any Owned Real Property.
Section 4.21.   Intellectual Property.
(a)   Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property is subsisting and, (excluding any pending applications included in the Company Registered Intellectual Property) is valid and enforceable.
(b)   Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.
(c)   The Company and its Subsidiaries (other than any Company Subsidiary or business unit, as applicable, that was acquired within the eighteen (18) month period prior to the date of this Agreement) have not, within the three (3) years preceding the date of this Agreement, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. As of the date of this Agreement, there is no action pending to which the Company or such Subsidiary of the Company is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or such Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person and there has not been, within the twelve (12) months preceding the date of this Agreement, any such action brought or threatened in writing.
(d)   Except as set forth on Section 4.21(d) of the Company Disclosure Letter, to the knowledge of the Company as of the date of this Agreement (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement (or, in the case of any Company Subsidiary or business unit, as applicable, that was acquired within the eighteen (18) period prior to the date of this Agreement, within the twelve (12) months preceding the date of this Agreement) any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.
(e)   The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of trade secrets included in their Intellectual Property that are material to the business of the Company and its Subsidiaries. To the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any trade secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.
(f)   No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Intellectual Property owned by the Company or any of the Company’s Subsidiaries and used in connection with the business.
(g)   With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.
(h)   The Company’s and its Subsidiaries’ use and distribution of (i) software developed by the Company or any Subsidiary, and (ii) Open Source Materials, is in material compliance with all Open

Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries, to be subject to Copyleft Licenses.
Section 4.22.   Privacy and Cybersecurity.
(a)   The Company and its Subsidiaries maintain and are in compliance with, and during the three (3) years preceding the date of this Agreement have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any third Person’s privacy or personal information rights.
(b)   During the three (3) years preceding the date of this Agreement (i) there have been, no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.
Section 4.23.   Environmental Matters.
(a)   The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.
(b)   There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Owned Residential Properties or Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Owned Residential Properties or the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.
(c)   Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
(d)   No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.
(e)   The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24.   Absence of Changes.   From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.
Section 4.25.   Anti-Corruption Compliance.
(a)   For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.
(b)   Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.
(c)   To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
Section 4.26.   Sanctions and International Trade Compliance.
(a)   The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.
(b)   Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.
Section 4.27.   Information Supplied.   None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.28.   Vendors.
(a)   Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2019 (the “Top Vendors”).
(b)   Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the

Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
Section 4.29.   Government Contracts.   The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.
Section 4.30.   Sufficiency of Assets.   Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course. Notwithstanding the foregoing, this Section 4.30 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.
Section 4.31.   Mortgage Loans.
(a)   Each Mortgage Loan constitutes a legal, valid and binding obligation of the respective borrower(s) or obligor(s), enforceable, to the knowledge of Company, by the holder thereof in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Mortgage Loan is evidenced by legal, valid and binding instruments executed by the respective borrower(s) or obligor(s).
(b)   The Company or a Subsidiary of the Company owns each Mortgage Loan free and clear of any Liens (except for Permitted Liens).
(c)   No consent of the respective borrower(s) or obligor(s) is required in connection with Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.
(d)   Each Mortgage Loan was originated by the Company or a Subsidiary of the Company: (i) in the ordinary course of business and consistent with the Company’s policies and procedures for Mortgage Loan origination and servicing in place at the time such Mortgage Loan was made in all material respects and (ii) in accordance with applicable Law, in all material respects. Each Mortgage Loan is secured by a valid, perfected and enforceable Lien on the secured property described in the applicable mortgage documents evidencing such Mortgage Loan.
(e)   Each Mortgage Loan has been serviced and administered in all material respects in accordance with (i) applicable Law; (ii) the Company’s loan servicing and operating procedures as in effect from time to time; and (iii) the respective Contract governing each Mortgage Loan.
Section 4.32.   No Additional Representation or Warranties.   Except as provided in and this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:
Section 5.1.   Company Organization.   Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.
Section 5.2.   Due Authorization.
(a)   Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole shareholder, as applicable, of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:
(i)   each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(ii)   each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), (J), and (K) of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;
(c)   The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.
(d)   At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.
Section 5.3.   No Conflict.   Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.
Section 5.4.   Litigation and Proceedings.   There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.
Section 5.5.   SEC Filings.   Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since April 30, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6.   Internal Controls; Listing; Financial Statements.
(a)   Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since April 30, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.
(b)   Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)   Since April 30, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.
(d)   The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2019, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from October 18, 2019 (inception) through December 31, 2019, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f)   Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.
Section 5.7.   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger

Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (iii) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.
Section 5.8.   Trust Account.   As of the date of this Agreement, Acquiror has at least $414,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $14,490,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of April 27, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.
Section 5.9.   Investment Company Act; JOBS Act.   Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.10.   Absence of Changes.   Since April 30, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.
Section 5.11.   No Undisclosed Liabilities.   Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12.   Capitalization of Acquiror.
(a)   As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 41,400,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 10,350,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.
(b)   Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 10,689,119 Acquiror Common Warrants and 6,133,333 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) April 30, 2021 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.
(c)   Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.
(d)   The Aggregate Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.
(e)   On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock for a PIPE Investment

Amount of at least $400,000,000 (such amount, the “Minimum PIPE Investment Amount”), (i) at least $100,000,000 of which is in respect of such shares to be so purchased by one or more SCH PIPE Investors, and (ii) up to $100,000,000 of which shall be in respect of such shares to be so purchased by one or more Company PIPE Investors. On or prior to the date of this Agreement, Acquiror has identified to the Company each of the PIPE Investors that are not also existing stockholders of the Company (or has caused the identification of each such PIPE Investor to the Company) and, to the knowledge of Acquiror, the Company has not exercised its right to reasonably object to any such PIPE Investor as of the date of this Agreement. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.
(f)   Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.
Section 5.13.   Brokers’ Fees.   Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.
Section 5.14.   Indebtedness.   Neither Acquiror nor Merger Sub have any Indebtedness.
Section 5.15.   Taxes.
(a)   All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)   The Acquiror and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.
(c)   There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.
(d)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e)   There are no ongoing or pending Legal Proceedings with respect to any material Taxes of Acquiror or Merger Sub and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.
(f)   No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(g)   Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Acquiror and/or Merger Sub and customary commercial contracts not primarily related to Taxes that were entered into with persons who are not Affiliates or equity owners of Acquiror).

(h)   Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
(i)   Neither the Acquiror nor Merger Sub is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).
(j)   Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).
(k)Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of Acquiror, the IRS has not proposed any such adjustment or change in accounting method.
(l)   Acquiror and Merger Sub have not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.
Section 5.16.   Business Activities.
(a)   Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.
(b)   Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)   Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(d)   As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.
Section 5.17.   Stock Market Quotation.   As of the date hereof, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “IPOB”. As of the date hereof, the Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “IPOB WS”. As of the Closing, after giving effect to the Domestication and the other transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, the Domesticated Acquiror Common Stock and the Acquiror Common Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NYSE or Nasdaq. Acquiror is in compliance with the rules of the NYSE or Nasdaq, as applicable, and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE, Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE or Nasdaq, as applicable. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.
Section 5.18.   Registration Statement, Proxy Statement and Proxy Statement/Registration Statement.    On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.
Section 5.19.   No Outside Reliance.   Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.
Section 5.20.   No Additional Representation or Warranties.   Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1.   Conduct of Business.   From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements or required by Law:
(a)    change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;
(b)   make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests;
(c)   split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;
(d)   purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Awards) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;
(e)   enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than in the ordinary course of business consistent with past practice or as required by Law;
(f)   sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) sale of Owned Residential Properties to customers in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless equipment (iii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iv) transactions in the ordinary course of business consistent with past practice;
(g)   acquire any ownership interest in any real property (other than the acquisition of the Owned Residential Properties in the ordinary course of business consistent with past practice);
(h)   except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of the Company or its Subsidiaries (other than the Persons set forth in Section 6.1(h)(i) of the Company Disclosure Letter (the “Excluded Employees”)) in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries with respect to any Excluded Employee, including the hiring of additional officers or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;
(i)   acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(j)   (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, except (x) under the Inventory Financing Documents or (y) in the ordinary course of business consistent with past practice;
(k)   (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(l)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(m)   issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock, other than the issuance of Company Common Stock upon the exercise or settlement of Company Options or Restricted Stock Unit Awards in the ordinary course of business under Company Incentive Plan and applicable award agreement, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement, or grant any additional Company Awards or other equity or equity-based compensation;
(n)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);
(o)   waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;
(p)   grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;
(q)   disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;
(r)   make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Company Disclosure Letter, in the aggregate;
(s)   manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;
(t)   enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(u)   terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(v)   waive the restrictive covenant obligations of any current employee of the Company or any of the Company’s Subsidiaries;
(w)   (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;
(x)   terminate or amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries any Inventory Financing Documents;
(y)   terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(z)   enter into any agreement to do any action prohibited under this Section 6.1.
Section 6.2.   Inspection.    Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.
Section 6.3.   Preparation and Delivery of Additional Company Financial Statements.
(a)   The Company shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, (i) audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Updated Financial Statements”); provided, that upon delivery of such Updated Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.
(b)   The Company shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the six-month period ending June 30, 2020 (the “1H Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such 1H Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the 1H Financial Statements with the same force and effect as if made as of the date of this Agreement.
(c)   If the Effective Time has not occurred prior to November 12, 2020, as soon as reasonably practicable following November 12, 2020, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the three- and nine-month period ended September 30, 2020 (the “Q3 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q3 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q3 Financial Statements in the same manner as the 1H Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.
(d)   If the Effective Time has not occurred prior to March 30, 2021, and this Agreement has not been earlier terminated pursuant to Sections 10.1(e) or 10.1(g) then as soon as reasonably practicable following March 30, 2021, the Company shall deliver to Acquiror the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in stockholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2020, together with the auditor’s reports thereon (the “2020 Audited Financial Statements”); provided, that upon delivery of such 2020 Audited Financial Statements, the representation and warranties set forth in Section 4.8 shall be deemed to apply to the Audited Financial Statements in the same manner as the Audited Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.
Section 6.4.   Affiliate Agreements.   All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.
Section 6.5.   Pre-Closing Restructuring.   Prior to the Closing, the Company shall take all such actions as are reasonably necessary so that the Pre-Closing Restructuring shall have been be consummated prior to the Closing in accordance with the terms and subject to the conditions set forth on Section 6.5 of the Company Disclosure Letter (the “Pre-Closing Restructuring Plan”).
Section 6.6.   Acquisition Proposals.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.
ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.1.   Employee Matters.
(a)   Equity Plan.   Prior to the Closing Date, Acquiror shall approve and adopt (x) an incentive equity plan in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company) (the “Incentive Equity Plan”), (y) the form Restricted Stock Unit Agreement attached hereto as Exhibit E, and (z) the form employee stock purchase plan attached hereto as Exhibit F (with such changes that may be agreed in writing by Acquiror and the Company) (the “ESPP”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and/or the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan or acquired under the ESPP remain outstanding.
(b)   No Third-Party Beneficiaries   Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 7.2.   Trust Account Proceeds and Related Available Equity.
(a)   If (i) the amount of cash available in the Trust Account following the Acquiror Shareholder Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Transaction Expenses or transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), as contemplated by Section 12.6), (the “Trust Amount”), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”), is equal to or greater than $550,000,000 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.3(d) shall be satisfied; provided, that, in each case, the parties to this Agreement do not have any intention as of the Effective Time to use, or to cause to be used, any amount of such Available Acquiror Cash to effect any additional repurchase, redemption or other acquisition of outstanding shares of Acquiror Common Stock within the six (6)-month period after the Closing.
(b)   Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 7.3.   Listing.   From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Acquiror Common Stock issuable in the Merger and the Domestication, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing. Notwithstanding the foregoing, unless the Company otherwise requests in writing, at least three (3) Business Days prior to the initial filing of the Proxy Statement/Registration Statement with the SEC pursuant to Section 8.2(a), Acquiror will delist the Acquiror Common Stock from the NYSE, effective as of no later than the Effective Time, and shall prepare and submit to Nasdaq Capital Market (“Nasdaq”) a listing application, in accordance with Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the Merger and the Domestication, and shall obtain approval for the listing of the Acquiror Common Stock on Nasdaq from and after the Effective Time, and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4.   No Solicitation by Acquiror.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).
Section 7.5. Acquiror Conduct of Business.
(a)   During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:
(i)   seek any approval from the Acquiror Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;
(ii)   (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;
(iii)   make or change any material election in respect of material Taxes, (A) amend, modify or otherwise change any filed material Tax Return, (B) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (C) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (D) settle any claim or assessment in respect of material Taxes, (E) surrender or allow to expire any right to claim a refund of material Taxes; or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(iv)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
(v)   other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(vi)   incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the

Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (y) incurred between Acquiror and Merger Sub;
(vii)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business);
(viii)   (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or
(ix)   enter into any agreement to do any action prohibited under this Section 7.5.
(b)   During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
Section 7.6.   Post-Closing Directors and Officers of Acquiror.   Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
(a)   the Board of Directors of Acquiror shall consist of up to seven (7) directors, which shall initially include:
(i)   one (1) director nominee to be mutually agreed by the parties;
(ii)   one (1) director nominee (the “SCH Representative”) to be designated by Acquiror pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement; and
(iii)   up to five (5) director nominees to be designated by the Company (including Eric Wu as the Chief Executive Officer of the Company) pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;
(b)   the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of NYSE or Nasdaq, as applicable, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and
(c)   the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.
Section 7.7.   Domestication.   Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit.
Section 7.8.   Indemnification and Insurance.
(a)   From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.
(b)   For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2019; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.
(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.
(d)   On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.
Section 7.9.   Acquiror Public Filings.   From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 7.10.   PIPE Subscriptions.   Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the Minimum PIPE Investment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Domesticated Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.
Section 7.11.   Stockholder Litigation.   In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.
ARTICLE VIII
JOINT COVENANTS
Section 8.1.   HSR Act; Other Filings.
(a)   In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.
(b)   Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.
(c)   Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.
(d)   With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
(e)   Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.
Section 8.2.   Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.
(a)   Registration Statement and Prospectus.
(i)   As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy

Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock, Domesticated Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Common Warrants and units comprising such, respectively, in the Domestication, and (B) the shares of Domesticated Acquiror Common Stock that constitute the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE or Nasdaq, as applicable) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.
(ii)   To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
(iii)   Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv)   If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.
(v)   The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration, other than certain equity securities issuable under the Incentive Equity Plan that are based on Acquiror Common Stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 7.1(a).
(b)   Acquiror Shareholder Approval. Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the NYSE Listing Rules or Nasdaq Listing Rule 5620(b), as applicable, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Opendoor Technologies Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication and Merger, (F) approval of the issuance of more than one percent (1%) of Acquiror’s outstanding common stock to a “related party” pursuant to the rules of the NYSE or Nasdaq, as applicable, as contemplated by the Subscription Agreements with the applicable PIPE Investors, (G) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (H) the election of directors effective as of the Closing as contemplated by Section 7.6, (I) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (J) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (K) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (K), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of

Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.
(c)   Company Stockholder Approvals. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approvals in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall obtain the Company Stockholder Approvals at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective.
Section 8.3.   Support of Transaction.   Without limiting any covenant contained in Article VI, or Article VII Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1.
Section 8.4.   Tax Matters.   All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Transaction Expenses.
Section 8.5.   Section 16 Matters.   Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.6.   Cooperation; Consultation.
(a)   Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.
(b)   From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 12.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the Acquiror Common Shares during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by the Company and Acquiror in writing; provided, further, that the Company’s financial advisors shall, at the option of such financial advisors, be credited as a placement agent with respect to the PIPE Investment.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.1.   Conditions to Obligations of Acquiror, Merger Sub, and the Company.   The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(a)   The Acquiror Shareholder Approval shall have been obtained;
(b)   The Company Stockholder Approvals shall have been obtained;
(c)   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;
(d)   The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;
(e)   There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(f)   Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(g)   The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq or, if requested by the Company pursuant to Section 7.3, NYSE; and
(h)   The sum of (x) the Trust Amount plus (y) the Third-Party PIPE Investment Amount, is equal to or greater than $200,000,000.
Section 9.2.   Conditions to Obligations of Acquiror and Merger Sub.   The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:
(a)   (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that, for purposes of this Section 9.2(a) only, the representations and warranties set forth in Section 4.8(c) and Section 4.9 shall be true and correct solely as of the date of this Agreement, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, further, that for purposes of this Section 9.2(a), no Event that is contemplated by the Pre-Closing Restructuring Plan shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties;
(b)   Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date); provided, further, that no action that is contemplated by the Pre-Closing Restructuring Plan may be deemed to constitute nonperformance of such material covenant; and
(c)   The Pre-Closing Restructuring shall have been completed as of immediately prior to the Closing in accordance with the Pre-Closing Restructuring Plan.
Section 9.3.   Conditions to the Obligations of the Company.   The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than

Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;
(b)   Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;
(c)   The Domestication shall have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company; and
(d)   The Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount.
ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.1.   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)   by written consent of the Company and Acquiror;
(b)   by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
(c)   by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(d)   by the Company if there has been a Modification in Recommendation;
(e)   prior to the Closing by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is one hundred eighty (180) days after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach hereof;
(f)   by Acquiror if the Company Stockholder Approvals shall not have been obtained within five (5) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to stockholders; or
(g)   prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.
Section 10.2.   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XII and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XI
REPRESENTATION AND WARRANTY INSURANCE
Section 11.1.   R&W Insurance Policy.
(a)   Prior to the Closing, Acquiror may, in its sole discretion, obtain and bind a representation and warranty insurance policy (the “R&W Insurance Policy”) with respect to the representations and warranties of the Company set forth in this Agreement. The Company and its Subsidiaries’ shall cooperate with, and provide assistance to, Acquiror in its efforts to obtain the R&W Insurance Policy. All of the costs to obtain the R&W Insurance Policy shall be paid as contemplated by Section 12.6.
(b)   In the event that the R&W Insurance Policy that Acquiror decides, in its sole discretion, to purchase only covers the pro rata portion of losses attributable to Acquiror Shareholders, the Company agrees that it will take such actions requested by Acquiror as are reasonably necessary to ensure that any proceeds paid pursuant to the R&W Insurance Policy are paid only to the Acquiror Shareholders, including by agreeing to amendments to this Agreement to provide the Acquiror Shareholders a non-transferrable, contractual contingent value right to such proceeds, and ensuring that the Surviving Corporation pays any such proceeds received pursuant to the R&W Insurance Policy to the Acquiror Shareholders in accordance with such contingent value right.
(c)   The SCH Representative shall serve as representative of the Acquiror Shareholders from and after the Effective Time and shall act on behalf of the Acquiror Shareholders to take all necessary actions and make all decisions and direct all actions of Acquiror related to the rights of the Acquiror Shareholders pursuant to this Article XI.
ARTICLE XII
MISCELLANEOUS
Section 12.1.   Trust Account Waiver.   The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated April 27, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated

memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).
Section 12.2.   Waiver.   Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Section 12.3.   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
(a)   If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:
Social Capital Hedosophia Holdings Corp. II
317 University Avenue
Palo Alto, California 94301
Attention:
Steve Trieu, Chief Financial Officer

Email:
steve@socialcapital.com

with copies to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:
Howard L. Ellin
Christopher M. Barlow

Email:
howard.ellin@skadden.com
christopher.barlow@skadden.com

(b)   If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:
Opendoor Labs Inc.
1 Post Street, Floor 11
San Francisco, CA 94104
Attention:
Legal Department

Email:
legal@opendoor.com

with copies to (which shall not constitute notice):
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:
Justin G. Hamill
Joshua M. Dubofsky
Kristen Grannis

Email:
justin.hamill@lw.com
josh.dubofsky@lw.com
kristen.grannis@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 12.4.   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
Section 12.5.   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.16.
Section 12.6.   Expenses.   Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 12.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.
Section 12.7.   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 12.8.   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 12.9.   Company and Acquiror Disclosure Letters.   The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this

Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 12.10.   Entire Agreement.   (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (ii) the Sponsor Support Agreement and Company Holders Support Agreement and (iii) the Mutual Nondisclosure Agreement, dated as of July 30, 2020, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) (clause (ii), (iii) and (iv), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 12.11.   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
Section 12.12.   Publicity.
(a)   All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.12(a).
(b)   The restriction in Section 12.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 12.12.
Section 12.13.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 12.14.   Jurisdiction; Waiver of Jury Trial.
(a)   Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of

Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.14.
(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.15.   Enforcement.   The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 12.16.   Non-Recourse.   Except (x) as otherwise contemplated by Article XI and (y) in the case of claims against a Person in respect of such Person’s actual fraud:
(a)   Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and
(b)   except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 12.17.   Non-Survival of Representations, Warranties and Covenants.   Except (x) as otherwise contemplated by Section 10.2 or, solely for purposes of any claims made under the R&W Insurance Policy, by Article XI, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.18.   Conflicts and Privilege.
(a)   Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “SCH Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Opendoor Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the SCH Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the SCH Group, on the one hand, and Skadden, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the SCH Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.
(b)   Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Opendoor Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the SCH Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the Opendoor Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Opendoor Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Opendoor Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
By:
/s/ Chamath Palihapitiya

Name: Chamath Palihapitiya
Title: Chief Executive Officer
HESTIA MERGER SUB INC.
By:
/s/ Chamath Palihapitiya

Name: Chamath Palihapitiya
Title: Chief Executive Officer
OPENDOOR LABS INC.
By:
/s/ Eric Wu

Name: Eric Wu
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B
SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of September 15, 2020, by and among SCH Sponsor II LLC, a Cayman Islands exempted company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Social Capital Hedosophia Holdings Corp. II, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), and Opendoor Labs Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
RECITALS
WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 10,350,000 Acquiror Common Shares and 6,133,333 Acquiror Warrants in the aggregate as set forth on Schedule I attached hereto;
WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Hestia Merger Sub Inc., a Delaware corporation (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS
Section 1.1    Binding Effect of Merger Agreement.   Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 12.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.
Section 1.2    No Transfer.   During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Shares or Acquiror Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Shares or Acquiror Warrants owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Section 1.3    New Shares.   In the event that (a) any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares or Acquiror Warrants of, on or affecting the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor as of the date hereof.
Section 1.4   Closing Date Deliverables.   On the Closing Date, the Sponsor Holdco and the Director Holders (as defined therein) shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor Holdco, certain of the Company’s stockholders or their respective affiliates, as applicable, the Director Holders and the Investor Stockholders (as defined therein), in substantially the form attached as Exhibit C to the Merger Agreement.
Section 1.5   Sponsor Agreements.
(a)   At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares:
(i)   in favor of each Transaction Proposal;
(ii)   against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);
(iii)   against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;
(iv)   against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals); and
(v)   against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.
Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
(b)   Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of April 27, 2020, by and among the Sponsors and Acquiror (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any Acquiror Common Shares owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.
(c)   During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.
Section 1.6    Further Assurances.   Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.
Section 1.7   No Inconsistent Agreement.   Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Sponsors.   Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:
(a)   Organization; Due Authorization.   If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.
(b)   Ownership.   Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Acquiror Common Shares and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Common Shares or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Common Shares or Acquiror Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s Acquiror Common Shares and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Acquiror Common Shares or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Common Shares or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.
(c)   No Conflicts.   The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Acquiror Common Shares or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.
(d)   Litigation.   There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.
(e)   Brokerage Fees.   Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.
(f)   Affiliate Arrangements.   Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.
(g)   Acknowledgment.   Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.1    Termination.   This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Acquiror and (c) the written agreement of the Sponsor, Acquiror, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
Section 3.2   Governing Law.   This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
Section 3.3   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)   THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN

CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.
(b)   WAIVER OF TRIAL BY JURY.   EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.
Section 3.4   Assignment.   This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section 3.5   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
Section 3.6   Amendment.   This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.
Section 3.7   Severability.   If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 3.8   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror:
Social Capital Hedosophia Holdings Corp. II

317 University Avenue
Palo Alto, California 94301
Attention:     Steve Trieu
Email:        steve@socialcapital.com
with a copy to (which will not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:    Howard L. Ellin
             Christopher M. Barlow
Email:       howard.ellin@skadden.com
             christopher.barlow@skadden.com
If to the Company:
Opendoor Labs Inc.
1 Post Street, Floor 11
San Francisco, CA 94104
Attention:    Legal Department
Email:       legal@opendoor.com
with a copy to (which shall not constitute notice):
Latham & Watkins LLP
885 Third Ave
New York, NY 10022
Attention:    Justin G. Hamill
             Joshua Dubofsky
             Kristen Grannis
Email:       justin.hamill@lw.com
             joshua.dubofsky@lw.com
             kristen.grannis@lw.com
If to a Sponsor:
To such Sponsor’s address set forth in Schedule I
with a copy to (which will not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:    Howard L. Ellin
             Christopher M. Barlow
Email:       howard.ellin@skadden.com
             christopher.barlow@skadden.com
Section 3.9    Counterparts.   This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.10   Entire Agreement.   This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.
SPONSORS:
SCH SPONSOR II LLC
By:
/s/ Chamath Palihapitiya

Name:
Chamath Palihapitiya

Title:
Chief Executive Officer

/s/ Chamath Palihapitiya

Name:
Chamath Palihapitiya

/s/ Ian Osborne

Name:
Ian Osborne

/s/ Adam Bain

Name:
Adam Bain

/s/ David Spillane

Name:
David Spillane

/s/ Cipora Herman

Name:
Cipora Herman

/s/ Steven Trieu

Name:
Steven Trieu

[Signature Page to Sponsor Support Agreement]

ACQUIROR:
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
By:
/s/ Chamath Palihapitiya

Name:
Chamath Palihapitiya

Title:
Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:
OPENDOOR LABS INC.
By:
/s/ Eric Wu

Name: Eric Wu
Title: Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

Schedule I
Sponsor Acquiror Common Shares and Acquiror Warrants
Sponsor	Acquiror Common Shares	Acquiror Warrants
SCH Sponsor II LLC c/o Social Capital Hedosophia Holding Corp. II 317 University Ave, Suite 200, Palo Alto, CA 94301	10,150,000	6,133,333
Chamath Palihapitiya c/o Social Capital Hedosophia Holding Corp. II 317 University Ave, Suite 200, Palo Alto, CA 94301	—(1)	—(1)
Ian Osborne c/o Social Capital Hedosophia Holding Corp. II 317 University Ave, Suite 200, Palo Alto, CA 94301	—(1)	—(1)
Adam Bain c/o Social Capital Hedosophia Holding Corp. II 317 University Ave, Suite 200, Palo Alto, CA 94301	—	—
David Spillane c/o Social Capital Hedosophia Holding Corp. II 317 University Ave, Suite 200, Palo Alto, CA 94301	100,000	—
Cipora Herman c/o Social Capital Hedosophia Holding Corp. II 317 University Ave, Suite 200, Palo Alto, CA 94301	100,000	—
Steven Trieu c/o Social Capital Hedosophia Holding Corp. II 317 University Ave, Suite 200, Palo Alto, CA 94301	—	—

(1)
Messrs. Palihapitiya and Osborne may be deemed to beneficially own securities held by SCH Sponsor II LLC by virtue of their shared control over SCH Sponsor II LLC. Each of Messrs. Palihapitiya and Osborne disclaims beneficial ownership of securities held by SCH Sponsor II LLC.

[Schedule I to Sponsor Support Agreement]

Schedule II
Affiliate Agreements
1.
Letter Agreement, dated April 20, 2020, among Acquiror and Connaught (UK) Limited

2.
Letter Agreement, dated April 27, 2020, among the Acquiror, SCH Sponsor II LLC and each of the other parties thereto

3.
Registration Rights Agreement, dated April 27, 2020, between the Acquiror, SCH Sponsor II LLC and certain other security holders named therein

4.
Administrative Services Agreement, dated April 27, 2020, between the Acquiror and Social Capital Holdings, Inc., which shall terminate at Closing without further liability, cost, payment or other obligation of the Acquiror

5.
Indemnity Agreement, dated April 27, 2020, between the Company and Ian Osborne

6.
Indemnity Agreement, dated April 27, 2020, between the Company and Adam Bain

7.
Indemnity Agreement, dated April 27, 2020, between the Company and David Spillane

8.
Indemnity Agreement, dated April 27, 2020, between the Company and Cipora Herman

9.
Indemnity Agreement, dated April 27, 2020, between the Company and Steven Trieu

10.
Indemnity Agreement, dated April 27, 2020, between the Company and Simon Williams

[Schedule II to Sponsor Support Agreement]

Annex C
STOCKHOLDER SUPPORT AGREEMENT
This Stockholder Support Agreement (this “Agreement”) is dated as of September 15, 2020, by and among Social Capital Hedosophia Holdings Corp. II, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below)) (“Acquiror”), the Persons set forth on Schedule I hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”), and Opendoor Labs Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of Company Capital Stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Company Capital Stock, together with any shares of Company Capital Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Stockholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);
WHEREAS, on September 15, 2020, Acquiror, Hestia Merger Sub Inc., a Delaware corporation (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, among other transactions, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing on as the surviving entity; and each share of Company Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time will be automatically converted into Company Common Stock, and each share of Company Common Stock that is issued in respect thereof or otherwise issued and outstanding as of immediately prior to the Effective Time will, in each case, be cancelled and automatically converted into the right to receive a certain number of shares of Acquiror Common Stock (such transaction, the “Preferred Conversion” and together with the Merger and the other transactions contemplated by the Merger Agreement, including the Pre-Closing Restructuring (as defined in the Merger Agreement), the “Transactions”);
WHEREAS, prior to the date hereof, the Board of Directors of the Company and the Company Stockholders authorized and approved the filing of that certain Tenth Amended and Restated Certificate of Incorporation of the Company (the “Charter”) with the Secretary of State of the State of Delaware, and the Charter was so filed substantially concurrently with the Company’s execution of the Merger Agreement;
WHEREAS, pursuant to their terms, upon consummation of the Merger, each of the following agreements will automatically terminate without any further action on the part of the parties thereto pursuant to their respective terms: (i) that certain Sixth Amended and Restated Investors’ Rights Agreement, dated as of February 8, 2019, by and among the Company and the Investors (as defined therein) (the “Investors’ Rights Agreement”), (ii) that certain Sixth Amended and Restated Voting Agreement, dated as of February 8, 2019, by and among the Company and the Stockholders (as defined therein) (the “Voting Agreement”) and (iii) that certain Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of February 8, 2019, by and among the Company and the Investors (as defined therein) (the “ROFR Agreement” and, together with the Investors’ Rights Agreement and the Voting Agreement, the “Investment Agreements”); and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE IV
STOCKHOLDER SUPPORT AGREEMENT; COVENANTS
Section 1.1   Binding Effect of Merger Agreement.   Each Company Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Company Stockholder shall be bound by and comply with Sections 6.6 (Acquisition Proposals) and 12.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.6 of the Merger Agreement (other than Section 6.6(i) or Section 6.6(iii) or for purposes of the definition of Acquisition Proposal) also referred to each such Company Stockholder.
Section 1.2   No Transfer.   During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the “Expiration Time”), each Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (i) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).
Section 1.3   New Shares.   In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) a Company Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.
Section 1.4   Stockholder Agreements.   Hereafter until the Expiration Time, each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the Stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the Stockholders of the Company requested by the Board of Directors of the Company or otherwise undertaken as contemplated by the Transactions, including in the form attached as Exhibit A (which written consent shall be delivered promptly, and in any event within forty-eight (48) hours, after (x) the Proxy Statement/Registration Statement (as contemplated by the Merger Agreement) has been declared effective and has been delivered or otherwise made available to the stockholders of Acquiror and the Company, and (y) the Company requests such delivery), such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:
(a)   to approve and adopt the Merger Agreement and the Transactions;
(b)   to authorize and approve the Merger as a SCH Transaction pursuant to Article IV(B)(6)(e) of the Charter;
(c)   to exercise the drag-along rights set forth in Section 2.9 of the Voting Agreement;

(d)   in any other circumstances upon which a consent or other approval is required under the Charter or the Investment Agreements or otherwise sought with respect to the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Stockholder’s Subject Shares held at such time in favor thereof;
(e)   against and withhold consent with respect to any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Merger Agreement and the Transactions); and
(f)   against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled.
Each Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
Section 1.5   No Challenges.   Each Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.
Section 1.6   Affiliate Agreements.   Each Company Stockholder hereby agrees and consents to the termination of all Affiliate Arrangements set forth on Section 6.4 of the Company Disclosure Letter to which such Company Stockholder is party, effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.
Section 1.7   Registration Rights Agreement.   Each of the Company Stockholders set forth on Schedule II will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Amended and Restated Registration Rights Agreement substantially in the form attached as Exhibit C to the Merger Agreement.
Section 1.8   Further Assurances.   Each Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to effect the actions and consummate the Mergers and the other transactions contemplated by this Agreement and the Merger Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
Section 1.9   No Inconsistent Agreement.   Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder.
Section 1.10   Consent to Disclosure.   Each Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Company Stockholders.   Each Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:
(a)   Organization; Due Authorization.   If such Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Stockholder. If such Company Stockholder is an individual, such Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.
(b)   Ownership.   Such Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Charter, (iii) the Merger Agreement, (iv) the Voting Agreement or (v) any applicable securities Laws. Such Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement, and none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Voting Agreement. Other than the Company Warrants set forth opposite such Company Stockholder’s name on Schedule I, such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.
(c)   No Conflicts.   The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Stockholder or such Company Stockholder’s Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.
(d)   Litigation.   There are no Actions pending against such Company Stockholder, or to the knowledge of such Company Stockholder threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.
(e)   Adequate Information.   Such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Acquiror or the Company and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.
(f)   Brokerage Fees.   Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Company Stockholder, for which the Company or any of its Affiliates may become liable.
(g)   Acknowledgment.   Such Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement.
ARTICLE VI
MISCELLANEOUS
Section 3.1   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Company Stockholder, the written agreement of Acquiror, the Company and such Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE IV shall survive the termination of this Agreement.
Section 3.2   Governing Law.   This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
Section 3.3   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)   THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

(b)   WAIVER OF TRIAL BY JURY.   EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.
Section 3.4   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section 3.5   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
Section 3.6   Amendment; Waiver.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Company Stockholders.
Section 3.7   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 3.8   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror:
Social Capital Hedosophia Holdings Corp. II
317 University Avenue
Palo Alto, California 94301
Attention:
Steve Trieu

Email:
steve@socialcapital.com

with a copy to (which will not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:
Howard L. Ellin
Christopher M. Barlow

Email:
howard.ellin@skadden.com
christopher.barlow@skadden.com

If to the Company:
Opendoor Labs Inc.
1 Post Street, Floor 11
San Francisco, California 94104
Attention:
Legal Department

Email:
legal@opendoor.com

with a copy to (which shall not constitute notice):
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:
Justin Hamill
Joshua M. Dubofsky
Kristen Grannis

Email:
Justin.Hamill@lw.com
Joshua.Dubofsky@lw.com
Kristen.Grannis@lw.com

If to a Company Stockholder:
To such Company Stockholder’s address set forth in Schedule I with a copy to (which will not constitute notice):
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:
Justin Hamill
Joshua M. Dubofsky
Kristen Grannis

Email:
Justin.Hamill@lw.com
Joshua.Dubofsky@lw.com
Kristen.Grannis@lw.com

Section 3.9   Counterparts.   This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.10   Entire Agreement.   This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:

SVF EXCALIBUR (CAYMAN) LIMITED

By:	/s/ Karen Ellerbe
Name:	Karen Ellerbe
Title:	Director
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:

KHOSLA VENTURES IV, LP

By: Khosla Ventures Associates IV, LLC, a Delaware limited liability company and general partner of Khosla Ventures IV, LP

By:	/s/ John Demeter
Name:	John Demeter
Title:	General Counsel

KHOSLA VENTURES IV (CF), LP

By: Khosla Ventures IV, LLC, a Delaware limited liability company and general partner of Khosla Ventures IV (CF), LP

By:	/s/ John Demeter
Name:	John Demeter
Title:	General Counsel
[Signature Page to Stockholder Support Agreement]

KHOSLA VENTURES SEED B, LP

By: Khosla Ventures Seed Associates B, LLC, a Delaware limited liability company and general partner of Khosla Ventures Seed B, LP

By:	/s/ John Demeter
Name:	John Demeter
Title:	General Counsel

KHOSLA VENTURES SEED B (CF), LP

By: Khosla Ventures Seed Associates B, LLC, a Delaware limited liability company and general partner of Khosla Ventures Seed B (CF), LP

By:	/s/ John Demeter
Name:	John Demeter
Title:	General Counsel
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:

GGV CAPITAL V L.P.

By: GGV Capital V L.L.C., its General Partner

By:	/s/ Glenn Solomon
Name:	Glenn Solomon
Title:	Managing Director

GGV CAPITAL V ENTREPRENEURS FUND L.P.

By: GGV Capital V L.L.C., its General Partner

By:	/s/ Glenn Solomon
Name:	Glenn Solomon
Title:	Managing Director

GGV CAPITAL SELECT L.P.

By: GGV Capital Select L.L.C., its General Partner

By:	/s/ Glenn Solomon
Name:	Glenn Solomon
Title:	Managing Director
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:

NORWEST VENTURE PARTNERS XIII, LP

By: Genesis VC Partners XIII, LLC, its General Partner

By: NVP Associates, LLC, its Managing Member

By:	/s/ Jeff Crowe
Name:	Jeff Crowe
Title:	Managing Member

NORWEST VENTURE PARTNERS XIV, LP

By: Genesis VC Partners XIV, LLC, its General Partner

By: NVP Associates, LLC, its Managing Member

By:	/s/ Jeff Crowe
Name:	Jeff Crowe
Title:	Managing Member
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:

FIFTH WALL VENTURES, L.P.

By: Fifth Wall Ventures GP, LLC, its General Partner

By:	/s/ Brad Greiwe
Name:	Brad Greiwe
Title:	Managing Partner

FIFTH WALL VENTURES SPV I, L.P.

By: Fifth Wall Ventures GP, LLC, its General Partner

By:	/s/ Brad Greiwe
Name:	Brad Greiwe
Title:	Managing Partner

FIFTH WALL VENTURES SPV II, L.P.

By: Fifth Wall Ventures GP, LLC, its General Partner

By:	/s/ Brad Greiwe
Name:	Brad Greiwe
Title:	Managing Partner
[Signature Page to Stockholder Support Agreement]

FIFTH WALL VENTURES SPV VIII, L.P.

By: Fifth Wall Ventures GP, LLC, its General Partner

By:	/s/ Brad Greiwe
Name:	Brad Greiwe
Title:	Managing Partner

FIFTH WALL VENTURES SPV XIV, L.P.

By: Fifth Wall Ventures GP, LLC, its General Partner

By:	/s/ Brad Greiwe
Name:	Brad Greiwe
Title:	Managing Partner

FIFTH WALL VENTURES SPV XV, L.P.

By: Fifth Wall Ventures GP, LLC, its General Partner

By:	/s/ Brad Greiwe
Name:	Brad Greiwe
Title:	Managing Partner
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:

GENERAL ATLANTIC (ODL), L.P.

By: General Atlantic (SPV) GP, LLC, its General Partner

By:	/s/ J. Frank Brown
Name:	J. Frank Brown
Title:	Managing Director
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:

ANDREESSEN HOROWITZ FUND V, L.P.
for itself and as nominee for
Andreessen Horowitz Fund V-A, L.P.,
Andreessen Horowitz Fund V-B, L.P., and
Andreessen Horowitz Fund V-Q, L.P.

By: AH Equity Partners V, L.L.C., its general partner

By:	/s/ Scott Kupor
Name:	Scott Kupor
Title:	Managing Partner
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:

AI LIQUIDRE LLC

By: Access Industries Management LLC, its manager

By:	/s/ Alejandro Moreno
Name:	Alejandro Moreno
Title:	Executive Vice President

By:	/s/ Suzette Del Giudice
Name:	Suzette Del Giudice
Title:	Executive Vice President
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:

LV OPENDOOR JV, LLC

By: LV Opendoor Investor LLC, its Managing Member

By: LEN X, LLC, its Sole Member

By:	/s/ Eric Feder
Name:	Eric Feder
Title:	Authorized Person
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:

ERIC WU

By:	/s/ Eric Wu
Name:	Eric Wu
[Signature Page to Stockholder Support Agreement]

ACQUIROR:

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer
[Signature Page to Stockholder Support Agreement]

COMPANY:

OPENDOOR LABS INC.

By:	/s/ Eric Wu
Name: Eric Wu
Title: Chief Executive Officer
[Signature Page to Stockholder Support Agreement]

Schedule I
Company Stockholder Subject Shares
Holder	Shares of Common Stock	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Shares of Series C Preferred Stock	Shares of Series C-1 Preferred Stock	Shares of Series D Preferred Stock	Shares of Series D-1 Preferred Stock	Shares of Series E Preferred Stock	Shares of Series E-1 Preferred Stock	Shares of Series E-2 Preferred Stock	Warrants	Notice Information
SVF Excalibur (Cayman) Limtied								41,762,372		3,751,275
AI LiquidRE LLC				8,917,424		1,520,024	2,588,340	5,220,296		1,623,213
Khosla Ventures IV, LP	4,751,194	14,253,656	3,404,746	3,512,312	526,944	285,738		9,813		35,258
Khosla Ventures IV (CF) LP	303,752	911,262	217,672	224,548	33,688	18,268		627		2,254
Khosla Ventures Seed B, LP	20,086
Khosla Ventures Seed B (CF), LP	1,140
GGV Capital V L.P.			9,431,358	1,075,218	811,114		663,968
GGV Capital V Entrepreneurs Fund L.P.			346,132	39,460	29,766		24,366
GGV Capital Select L.P.						1,520,024	1,892,924	1,044,059		75,025
Norwest Venture Partners XIII, LP						7,600,112
Norwest Venture Partners XIV, LP								2,610,148		150,051
LV Opendoor JV, LLC								5,220,296		300,102
Fifth Wall Ventures, L.P.						724,289	853,618			562,691
Fifth Wall Ventures SPV I, L.P.						2,713,219	3,414,474				300,000
Fifth Wall Ventures SPV II, L.P.						1,593,741
Fifth Wall Ventures SPV VIII, L.P.						1,808,813
Fifth Wall Ventures SPV XIV, L.P.										187,563
Fifth Wall Ventures SPV XV, L.P.										157,291
General Atlantic (ODL), L.P.								7,830,444		3,751,275
Andreessen Horowitz Fund V, L.P., as nominee								1,566,088		3,751,275
Eric Wu	20,400,000
Total:	25,476,172	15,164,918	13,399,908	13,768,962	1,401,512	17,784,228	9,437,690	65,264,143	0	14,347,273	300,000
[Schedule I to Stockholder Support Agreement]

Annex D
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on September       , 2020, by and between Social Capital Hedosophia Holdings Corp. II, a Cayman Islands exempted company (“IPOB”), and the undersigned subscriber (the “Investor”).
WHEREAS, this Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among IPOB, Opendoor Labs Inc., a Delaware corporation (the “Company”), Hestia Merger Sub Inc., a Delaware corporation (“IPOB Merger Sub”), and the other parties thereto, pursuant to which, among other things, IPOB Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of IPOB, and IPOB will change its name to “Opendoor Technologies Inc.”, on the terms and subject to the conditions therein (the “Transaction”);
WHEREAS, prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), IPOB will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);
WHEREAS, in connection with the Transaction, IPOB is seeking commitments from interested investors to purchase, following the Domestication and prior to the closing of the Transaction, shares of IPOB’s Class A common stock, par value $0.001 per share, as such shares will exist as common stock following the Domestication (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);
WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount;” and
WHEREAS, substantially concurrently with the execution of this Subscription Agreement, IPOB is entering into: (a) separate subscription agreements with certain other investors that are existing directors, officers or equityholders (including, for the avoidance of doubt, holders of convertible securities) of the Company, IPOB, SCH Sponsor II LLC, a Cayman Islands limited liability company, and/or their respective affiliates with an aggregate purchase price of $200,000,000 (collectively, the “Insider PIPE Investors” and, such investment, the “Insider PIPE Investment”); and (b) separate subscription agreements (collectively, the “Other Subscription Agreements”) with certain investors (other than the Insider PIPE Investors) with an aggregate purchase price of $400,000,000 (inclusive of the Subscription Amount) (together with the Insider PIPE Investment, the “PIPE Investment”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and IPOB acknowledges and agrees as follows:
1.   Subscription.   The Investor hereby irrevocably subscribes for and agrees to purchase from IPOB the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).
2.   Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on the closing date (the “Closing Date”) and be conditioned upon the prior or substantially concurrent consummation of the Transaction. Upon delivery of written notice from (or on behalf of) IPOB to the Investor (the “Closing Notice”), that IPOB reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected closing date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to IPOB, three (3) business days prior to the expected closing date specified in the Closing Notice, the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by

IPOB in the Closing Notice. On or prior to the Closing Date, IPOB shall issue the Shares to the Investor and subsequently cause the Shares to be registered in book entry form in the name of the Investor on IPOB’s share register. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands (for so long as IPOB remains domiciled in Cayman Islands) are authorized or required by law to close. Prior to or at the Closing, Investor shall deliver to IPOB a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Closing Date does not occur within two (2) business days after the expected closing date specified in the Closing Notice, IPOB shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing.
3.   Closing Conditions.   The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions: (a) there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement; and (b) the terms of the Transaction Agreement (including the conditions thereto) shall not have been amended or waived in a manner that is materially adverse to the Investor (in its capacity as such).
4.   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.   IPOB Representations and Warranties.   IPOB represents and warrants to the Investor, as of the date hereof and as of the Closing Date, that:
(a)   IPOB is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). IPOB has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, IPOB will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.
(b)   As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under IPOB’s certificate of incorporation (as in effect at such time of issuance) or under the Delaware General Corporation Law.
(c)   This Subscription Agreement has been duly authorized, executed and delivered by IPOB and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against IPOB in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
(d)   The issuance and sale by IPOB of the Shares pursuant to this Subscription Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of IPOB or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which IPOB or any of its subsidiaries is a party or by which IPOB or any of its subsidiaries is bound or to which any of the property or assets of IPOB is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of IPOB and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of IPOB to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of IPOB; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over IPOB or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of IPOB to comply in all material respects with its obligations under this Subscription Agreement.
(e)   As of their respective filing dates, all reports required to be filed by IPOB with the U.S. Securities and Exchange Commission (the “SEC”) since April 30, 2020 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by IPOB from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.
(f)   IPOB is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 12 of this Subscription Agreement; (iv) those required by the New York Stock Exchange (“NYSE”) or Nasdaq, including with respect to obtaining approval of IPOB’s stockholders, and (v) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)   As of the date hereof, IPOB has not received any written communication from a governmental authority that alleges that IPOB is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by IPOB to the Investor.
(i)   Neither IPOB nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.
(j)   As of the date hereof, the issued and outstanding Class A ordinary shares of IPOB are registered pursuant to Section 12(b) of the Exchange Act. Following the Domestication, the Shares are expected to be registered under the Exchange Act.
(k)   IPOB is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agent.
(l)   The Other Subscription Agreements reflect the same Per Share Subscription Price and other terms with respect to the purchase of the Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds. For the avoidance of doubt, this Section 5(l) shall not apply to any document entered into in connection with the Insider PIPE Investment; provided, however, that such Insider PIPE Investment shall be with respect to the same class of Class A common stock being acquired by the Investor hereunder and at the same Per Share Subscription Price.
6.   Investor Representations and Warranties.   The Investor represents and warrants to IPOB, as of the date hereof and as of the Closing date, that:
(a)   The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3),

(7) or (8) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.
(b)   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that IPOB is not required to register the Shares except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to IPOB or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
(c)   The Investor acknowledges and agrees that the Investor is purchasing the Shares from IPOB. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of IPOB, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of IPOB expressly set forth in Section 5 of this Subscription Agreement.
(d)   The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to IPOB, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed IPOB’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.
(e)   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and IPOB, the Company or a representative of IPOB or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and IPOB, the Company or a representative of IPOB or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, IPOB, the Company, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of IPOB contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in IPOB.
(f)   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in IPOB’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither IPOB nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.
(g)   Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in IPOB. The Investor acknowledges specifically that a possibility of total loss exists.
(h)   In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agent or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning IPOB, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
(i)   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
(j)   The Investor, if not a natural person, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(k)   The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not a natural person, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is a natural person, has legal competence and capacity to execute the same or, if the Investor is not a natural person, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of IPOB, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(l)   Neither the Investor nor, if the Investor is not a natural person, any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of

Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to it. The Investor further represents that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
(m)   If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) neither IPOB nor any of its affiliates (the “Transaction Parties”) has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result is non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.
(n)   No disclosure or offering document has been prepared by Credit Suisse Securities (USA) LLC or any of its affiliates (the “Placement Agent”) in connection with the offer and sale of the Shares.
(o)   None of the Placement Agent, nor any of its affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to IPOB, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by IPOB.
(p)   In connection with the issue and purchase of the Shares, the Placement Agent has not acted as the Investor’s financial advisor or fiduciary.
(q)   The Investor has or has commitments to have and, when required to deliver payment to IPOB pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

7.   Registration Rights.
(a)   IPOB agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), IPOB will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if the Company is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Agreement which are eligible for registration (determined as of two (2) business days prior to such submission or filing) (the “Registrable Shares”) and IPOB shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies IPOB that it will “review” the Registration Statement and (ii) the 10th business day after the date IPOB is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that IPOB’s obligations to include the Registrable Shares in the Registration Statement are contingent upon Investor furnishing in writing to IPOB such information regarding Investor, the securities of IPOB held by Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by IPOB to effect the registration of the Registrable Shares, and Investor shall execute such documents in connection with such registration as IPOB may reasonably request that are customary of a selling stockholder in similar situations, including providing that IPOB shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. For as long as the Investor holds Shares, IPOB will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investors). Any failure by IPOB to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve IPOB of its obligations to file or effect the Registration Statement as set forth above in this Section 7.
(b)
At its expense IPOB shall:

(i)   except for such times as IPOB is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which IPOB determines to obtain, continuously effective with respect to Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for IPOB to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two years from the date of effectiveness of the Registration Statement. The period of time during which IPOB is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;
(ii)   advise Investor, as expeditiously as possible:
(1)   when a Registration Statement or any amendment thereto has been filed with the SEC;
(2)   after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3)   of the receipt by IPOB of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(4)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, IPOB shall not, when so advising Investor of such events, provide Investor with any material, nonpublic information regarding IPOB other than to the extent that providing notice to Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding IPOB;
(iii)   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv)   upon the occurrence of any event contemplated in Section 7(b)(ii)(4) above, except for such times as IPOB is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, IPOB shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the Class A Shares issued by IPOB have been listed;
(vi)   use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement; and
(vii)   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Agreement, in connection with the registration of the Registrable Shares.
(c)   Notwithstanding anything to the contrary in this Subscription Agreement, IPOB shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by IPOB or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event IPOB’s board of directors reasonably believes would require additional disclosure by IPOB in the Registration Statement of material information that IPOB has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of IPOB’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of IPOB’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the IPOB board or directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that IPOB may not delay or suspend the Registration Statement on more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from IPOB of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Investor receives copies of a supplemental or amended prospectus (which IPOB agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by IPOB that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by IPOB unless otherwise required by law or subpoena. If so directed by IPOB, Investor will deliver to IPOB or, in Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.
(d)   Indemnification.
(i)   IPOB agrees to indemnify, to the extent permitted by law, Investor (to the extent a seller under the Registration Statement), its directors and officers and each person who controls Investor (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees of one law firm) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to IPOB by or on behalf of such Investor expressly for use therein.
(ii)   In connection with any Registration Statement in which an Investor is participating, such Investor shall furnish (or cause to be furnished) to IPOB in writing such information and affidavits as IPOB reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify IPOB, its directors and officers and each person or entity who controls IPOB (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Investor expressly for use therein; provided, however, that the liability of each such Investor shall be several and not joint and shall be in proportion to and limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation.
(iii)   Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.
(v)   If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.
8.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto (and the Company) to terminate this Subscription Agreement, (iii) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing and (iv) March 31, 2021; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. IPOB shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to IPOB in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor.

9.   Trust Account Waiver.   The Investor acknowledges that IPOB is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving IPOB and one or more businesses or assets. The Investor further acknowledges that, as described in IPOB’s prospectus relating to its initial public offering dated April 27, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of IPOB’s assets consist of the cash proceeds of IPOB’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of IPOB, its public shareholders and the underwriter of IPOB’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to IPOB to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of IPOB entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of Shares of IPOB acquired by any means other than pursuant to this Subscription Agreement.
10.   Miscellaneous.
(a)   Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, other than an assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions, provided, that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to IPOB hereunder or any of IPOB’s obligations may be transferred or assigned other than pursuant to the Transactions.
(b)   IPOB may request from the Investor such additional information as IPOB may deem necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures. The Investor acknowledges that IPOB may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of IPOB.
(c)   The Investor acknowledges that IPOB, the Placement Agent (as third party beneficiary with right of enforcement) and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify IPOB, the Company and the Placement Agent if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate.
(d)   IPOB, the Placement Agent and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(e)   All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing.
(f)   This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto and, to the extent required by the Transaction Agreement, the Company. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(g)   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 10(c) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.
(h)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i)   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j)   This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k)   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(l)   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND

AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(l) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(m)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(m).
11.   Non-Reliance and Exculpation.   The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agent, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of IPOB expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in IPOB. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agent, its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, (iii) any other party to the Transaction Agreement (other than IPOB), or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of IPOB, the Company or any other party to the Transaction Agreement shall be liable to the Investor, or to any other investor, pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.
12.   Press Releases.   IPOB shall, by 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public information that IPOB has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of IPOB, the Investors shall not be in possession of any material, non-public information received from IPOB or any of its officers, directors or employees. All press releases or other public communications relating to the transactions contemplated hereby between IPOB and the Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (i) IPOB, and (ii) to the extent such press release or public communication references the Investor or its affiliates or investment advisers by name, the Investor, which approval shall not be unreasonably withheld or conditioned; provided that neither IPOB nor the Investor shall be required to obtain consent pursuant to this Section 12 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12. The restriction in this Section 12 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.
13.   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
If to the Investor, to the address provided on the Investor’s signature page hereto.
If to IPOB, to:
Social Capital Hedosophia Holdings Corp. II
120 Hawthorne Avenue
Palo Alto, California
Attention:      Steve Trieu
Email:          steve@socialcapital.com
with copies to (which shall not constitute notice), to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:      Howard L. Ellin
               Christopher M. Barlow
               P. Michelle Gasaway
Email:          howard.ellin@skadden.com
               christopher.barlow@skadden.com
               michelle.gasaway@skadden.com
and
Opendoor Labs Inc.
1 Post Street, Floor 11
San Francisco, CA 94104
Attention:      Legal Department
Email:          legal@opendoor.com
and
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention:      Justin G. Hamill
               Joshua Dobofsky
               Kristen Grannis
Email:          justin.hamill@lw.com
               joshua.dubofsky@lw.com
               kristen.grannis@lw.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):	Date: , 2020
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by IPOB in the Closing Notice.
[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, IPOB has accepted this Subscription Agreement as of the date set forth below.
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
By:

Name:
Title:
Date:                 , 2020
[Signature Page to Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐   We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.
☐   We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐
Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.
[Schedule A to Subscription Agreement]

Annex E
FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2020, is made and entered into by and among Opendoor Technologies Inc., a Delaware corporation (the “Company”) (formerly known as Social Capital Hedosophia Holdings Corp. II, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), SCH Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”), certain former stockholders of Opendoor Labs Inc., a Delaware corporation (“Opendoor”) identified on the signature pages hereto (such stockholders, the “Opendoor Holders”), Cipora Herman, David Spillane (together with Cipora Herman, the “Director Holders”) and [•]11 (collectively, the “Investor Stockholders” and, collectively with the Sponsor, the Opendoor Holders, the Director Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”).
RECITALS
WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of April 27, 2020 (the “Original RRA”);
WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of September 15, 2020, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Hestia Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Opendoor;
WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Opendoor Holders received shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;
WHEREAS, on the date hereof, the Investor Stockholders, certain Opendoor Holders and certain other investors (such other investors, collectively, the “Third Party Investor Stockholders”) purchased an aggregate of [•] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreement, each dated as of September 15, 2020, entered into by and between the Company and each of the Investor Stockholders and the Third Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);
WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and
WHEREAS, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1
Note to Draft:   To be entities designated by Chamath Palihapitiya, Ian Osborne and Adam Bain.

ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Additional Holder” shall have the meaning given in Section 6.10.
“Additional Holder Common Stock” shall have the meaning given in Section 6.10.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Board” shall mean the Board of Directors of the Company.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Competing Registration Rights” shall have the meaning given in Section 6.7.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Director Holders” shall have the meaning given in the Preamble hereto.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.
“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Insider Letter” means that certain letter agreement, dated as of April 27, 2020, by and among the Company, the Sponsor and certain of the Company’s current and former officers and directors.
“Investor Shares” shall have the meaning given in the Recitals hereto.
“Investor Stockholders” shall have the meaning given in the Preamble hereto.
“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.
“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date that is 180 days after the Closing Date and (ii) (a) for 33.33% of the Lock-up Shares held by the Sponsor and each Opendoor Holder and their respective Permitted Transferrees (determined as if, with respect to any OD Equity Award Shares that are net-settled, such OD Equity Award Shares were instead cash settled), the date on which the last reported sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date and (b) for an additional 50% of the Lock-up Shares held by the Sponsor and each Opendoor Holder and their respective Permitted Transferrees (determined as if, with respect to any OD Equity Award Shares that are net-settled, such OD Equity Award Shares were instead cash settled), the date on which the last reported sale price of the Common Stock equals or exceeds (A) $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date. For the avoidance of doubt, the Lock-up Period for any Lock-up Shares for which the Lock-up Period has not ended on the date that is 180 days after the Closing Date shall end on such 180th day after the Closing Date.
“Lock-up Shares” shall mean with respect to (i) the Sponsor and its Permitted Transferees, the shares of Common Stock held by the Sponsor immediately following the Closing (other than the Investor Shares or shares of Common Stock acquired in the public market) and (ii) the Opendoor Holders and their respective Permitted Transferees, (a) the shares of Common Stock held by the Opendoor Holders immediately following the Closing (other than the Investor Shares or shares of Common Stock acquired in the public market) and (b) the OD Equity Award Shares.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“OD Equity Award Shares” shall mean the shares of Common Stock issued to directors, officers and employees of the Company upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of Opendoor outstanding immediately prior to the Closing.
“Opendoor” shall have the meaning given in the Preamble hereto.
“Opendoor Holders” shall have the meaning given in the Preamble hereto.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.
“Permitted Transferees” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the Opendoor Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such

Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement and any Investor Shares); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)   in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.
“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.5.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1   Shelf Registration.
2.1.1   Filing.   Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration

Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3   Additional Registrable Securities.   Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor, an Opendoor Holder, an Investor Stockholder or a Director Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor, the Opendoor Holders, the Investor Stockholders and the Director Holders.
2.1.4   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Stockholder or an Opendoor Holder (any of the Sponsor, an Investor Stockholder or an Opendoor Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $100 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, an Investor Stockholder and an Opendoor Holder may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
2.1.6   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Stockholder or an Opendoor Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Stockholders, the Opendoor Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, an Investor Stockholder or an Opendoor Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Stockholder or such Opendoor Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.
2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a)   if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b)   if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c)   if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.
2.3   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing

Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.4   Block Trades; Other Coordinated Offerings.
2.4.1   Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $100 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.4.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.
2.4.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4   The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.4.5   A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable

Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
3.1.10   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountings and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13   in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.15   with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.
3.3   Requirements for Participation in Registration Statement in Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.2   Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension) , delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3   Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.
3.4.4   The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
LOCK-UP
5.1   Lock-up.   Subject to Section 5.2, the Sponsor and Opendoor Holders agree that they shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).
5.2   Permitted Transferees.   Notwithstanding the provisions set forth in Section 5.1, the Sponsor, Opendoor Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) any direct or indirect partners, members or equity holders of the Sponsor or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (iv) the Opendoor Holders or any direct or indirect partners, members or equity holders of the Opendoor Holders, any affiliates of the Opendoor Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of the Sponsor’s certificate of incorporation or bylaws, as amended, upon dissolution of the Sponsor; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (g) to the Company; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Article V.
5.3   Termination of Existing Lock-up.   The lock-up provisions in this Article V shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which provision in Section 7 of the Insider Letter shall be of no further force or effect.
ARTICLE VI
MISCELLANEOUS
6.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Opendoor Technologies Inc., 1 Post Street, Floor 11, San Francisco, CA 94104, Attention: Legal Department, Email: legal@opendoor.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2   Assignment; No Third Party Beneficiaries.
6.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
6.2.2   Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Opendoor Holders, the Investor Stockholders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Opendoor Holders shall be permitted to transfer its rights hereunder as the Opendoor Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Opendoor Holder (it being understood that no such transfer shall reduce any rights of such Opendoor Holder or such transferees), (y) each of the Investor Stockholders shall be permitted to transfer its rights hereunder as the Investor Stockholders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Stockholder (it being understood that no such transfer shall reduce any rights of such Investor Stockholder or such transferees) and (z) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).
6.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
6.2.4   This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.
6.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.
6.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
6.4   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK
6.5   TRIAL BY JURY.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
6.6   Amendments and Modifications.   Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor Stockholder so long as such Investor Stockholder and its respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Opendoor Holder so long as such Opendoor Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
6.7   Other Registration Rights.   Other than (i) the Third Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of April 27, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor, (b) an Investor Stockholder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Investor Stockholder, and (c) an Opendoor Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Opendoor Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
6.8   Term.   This Agreement shall terminate on the earlier of (a) the tenth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.
6.9   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
6.10   Additional Holders; Joinder.   In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor, each Opendoor Holder and each Investor Stockholder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
6.11   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
6.12   Entire Agreement; Restatement.   This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
Opendoor Technologies Inc.
a Delaware corporation
By:

Name:
Title:
HOLDERS:
SCH Sponsor II LLC
a Cayman Islands limited liability company
By:

Name:
Title:
[Entity Opendoor Holders]
a [•]
By:

Name:
Title:

[Individual Opendoor Holders]

Cipora Herman

David Spillane
[Entity Investor Stockholder]
a [•]
By:

Name:
Title:

[Individual Investor Stockholders]
[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2020 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Opendoor Technologies Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.
For purposes of this Joinder, “Excluded Sections” shall mean [            ].
Accordingly, the undersigned has executed and delivered this Joinder as of the          day of                  , 20      .

Signature of Stockholder

Print Name of Stockholder
Its:
Address:

Agreed and Accepted as of
                 , 20
Opendoor Technologies Inc.
By:

Name:
Its:

Annex F
OPENDOOR TECHNOLOGIES INC.
FORM OF 2020 INCENTIVE AWARD PLAN
ARTICLE I.
PURPOSE
The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.
ARTICLE II.
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.
ARTICLE III.
ADMINISTRATION AND DELEGATION
3.1   Administration.   The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
3.2   Appointment of Committees.   To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries; provided, that, any such officer delegation shall exclude the power to grant Awards to non-employee Directors or Section 16 Persons. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.
ARTICLE IV.
STOCK AVAILABLE FOR AWARDS
4.1   Number of Shares.   Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
4.2   Share Recycling.   If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (i) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation

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Right on exercise thereof; and (ii) Shares purchased on the open market with the cash proceeds from the exercise of Options; and (iii) Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation).
4.3   Incentive Stock Option Limitations.   Notwithstanding anything to the contrary herein, no more than [•] Shares may be issued pursuant to the exercise of Incentive Stock Options.
4.4   Substitute Awards.   In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.
4.5   Non-Employee Director Compensation.   Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $1,000,000 (the “Director Limit”).
ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
5.1   General.   The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2   Exercise Price.   The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant;

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provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.
5.3   Duration.   Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.
5.4   Exercise.   Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5   Payment Upon Exercise.   Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:
(a)   cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(b)   if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c)   to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;
(d)   to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e)   to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or
(f)   to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.
5.6   Additional Terms of Incentive Stock Options.   The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations,

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as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.
ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS
6.1   General.   The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.
6.2   Restricted Stock.
(a)   Dividends.   Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.
(b)   Stock Certificates.   The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.
6.3   Restricted Stock Units.
(a)   Settlement.   The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.
(b)   Stockholder Rights.   A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

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ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS
7.1   Other Stock or Cash Based Awards.   Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.
7.2   Dividend Equivalents.   A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only paid out to the Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.
ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS
8.1   Equity Restructuring.   In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.
8.2   Corporate Transactions.   In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a)   To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

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(b)   To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c)   To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d)   To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;
(e)   To replace such Award with other rights or property selected by the Administrator; and/or
(f)   To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
8.3   Effect of Non-Assumption in a Change in Control.   Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.
8.4   Administrative Stand Still.   In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.
8.5   General.   Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization,

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reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.
ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS
9.1   Transferability.   Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
9.2   Documentation.   Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.
9.3   Discretion.   Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
9.4   Termination of Status.   The Administrator will determine how an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.
9.5   Withholding.   Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the maximum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of

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delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); provided, however, to the extent such Shares were acquired by Participant from the Company as compensation, the Shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes; provided, further, that, any such Shares delivered or retained shall be rounded up to the nearest whole Share to the extent rounding up to the nearest whole Share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
9.6   Amendment of Award.   The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6.
9.7   Conditions on Delivery of Stock.   The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
9.8   Acceleration.   The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
9.9   Cash Settlement.   Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.
9.10   Broker-Assisted Sales.   In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

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ARTICLE X.
MISCELLANEOUS
10.1   No Right to Employment or Other Status.   No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.
10.2   No Rights as Stockholder; Certificates.   Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3   Effective Date and Term of Plan.   Unless earlier terminated by the Board, the Plan will become effective on the date the Board adopts the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective, and no Awards will be granted under the Plan.
10.4   Amendment of Plan.   The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws, or any amendment to increase the Director Limit.
10.5   Provisions for Foreign Participants.   The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
10.6   Section 409A.
(a)   General.   The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

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(b)   Separation from Service.   If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)   Payments to Specified Employees.   Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
10.7   Limitations on Liability.   Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
10.8   Lock-Up Period.   The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
10.9   Data Privacy.   As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s

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participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
10.10   Severability.   If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.11   Governing Documents.   If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.
10.12   Governing Law.   The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
10.13   Claw-back Provisions.   All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.
10.14   Titles and Headings.   The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.15   Conformity to Securities Laws.   Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
10.16   Relationship to Other Benefits.   No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
ARTICLE XI.
DEFINITIONS
As used in the Plan, the following words and phrases will have the following meanings:
11.1   “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.
11.2   “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
11.3   “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

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11.4   “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
11.5   “Board” means the Board of Directors of the Company.
11.6   “Change in Control” means and includes each of the following:
(a)   A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)   During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)   The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)   which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)   after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any

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exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
11.7   “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
11.8   “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
11.9   “Common Stock” means the common stock of the Company.
11.10   “Company” means Opendoor Technologies Inc., a Delaware corporation, or any successor.
11.11   “Consultant” means any person, including any adviser, engaged by the Company or any of its Subsidiaries to render services to such entity.
11.12   “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.13   “Director” means a Board member.
11.14   “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.15   “Employee” means any employee of the Company or its Subsidiaries.
11.16   “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
11.17   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
11.18   “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.

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11.19   “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.
11.20   “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.21   “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.
11.22   “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.
11.23   “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.
11.24   “Overall Share Limit” means the sum of (i) [•]1 Shares and (ii) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2030 equal to the lesser of (A) a number equal to the excess (if any) of (1) 5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year over (2) the number of Shares then reserved for issuance under the Plan as of such date and (B) such smaller number of Shares as is determined by the Board.
11.25   “Participant” means a Service Provider who has been granted an Award.
11.26   “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.
11.27   “Plan” means this 2020 Incentive Award Plan.
11.28   “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

1
To be 8% of the outstanding Shares (post-conversion, post-money) as of the Closing.

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11.29   “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.30   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
11.31   “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.32   “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.
11.33   “Securities Act” means the Securities Act of 1933, as amended.
11.34   “Service Provider” means an Employee, Consultant or Director.
11.35   “Shares” means shares of Common Stock.
11.36   “Stock Appreciation Right” means a stock appreciation right granted under Article V.
11.37   “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.38   “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
11.39   “Termination of Service” means the date the Participant ceases to be a Service Provider.
* * * * *

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Annex G
OPENDOOR TECHNOLOGIES INC.
FORM OF 2020 EMPLOYEE STOCK PURCHASE PLAN
ARTICLE 1
PURPOSE
The Plan’s purpose is to assist employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company, and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries.
The Plan consists of two components: the Section 423 Component and the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Options under the Non-Section 423 Component, which need not qualify as Options granted pursuant to an “employee stock purchase plan” under Section 423 of the Code; such Options granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Designated Subsidiaries in locations outside of the United States. Except as otherwise provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.
For purposes of this Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees will participate, even if the dates of the applicable Offering Period(s) in each such Offering is identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component as determined under Section 423 of the Code. Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.
ARTICLE 2
DEFINITIONS
As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:
2.1   “Administrator” means the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.
2.2   “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.
2.3   “Board” means the Board of Directors of the Company.
2.4   “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.
2.5   “Committee” means the Compensation Committee of the Board.
2.6   “Common Stock” means the common stock of the Company.
2.7   “Company” means Opendoor Technologies Inc., a Delaware corporation, or any successor.
2.8   “Compensation” of an Employee means the regular earnings or base salary, bonuses and commissions paid to the Employee from the Company on each Payday as compensation for services to the Company or any Designated Subsidiary, before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, shift differentials, vacation pay, salaried production schedule premiums, holiday pay, jury duty pay, funeral leave pay, paid time off, military pay, prior week adjustments and weekly bonus, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, including tax gross ups and taxable mileage allowance, income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholdings, but shall be withheld from the Employee’s net income.
2.9   “Designated Subsidiary” means each Subsidiary, including any Subsidiary in existence on the Effective Date and any Subsidiary formed or acquired following the Effective Date, that has been designated by the Board or Committee from time to time in its sole discretion as eligible to participate in the Plan, in accordance with Section 7.2 hereof, such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both, provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component.
2.10   “Effective Date” means the date the Plan is approved by the Company’s stockholders.
2.11   “Eligible Employee” means an Employee:
(a)   who is customarily scheduled to work at least 20 hours per week;
(b)   whose customary employment is more than five months in a calendar year; and
(c)   who, after the granting of the Option, would not be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.
For purposes of clause (c), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.
Notwithstanding the foregoing, the Administrator may exclude from participation in the Section 423 Component as an Eligible Employee:
(x)   any Employee that is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer or (C) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; or
(y)   any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of the foreign jurisdiction would cause the Section 423 Component, any Offering thereunder or an Option granted thereunder to violate the requirements of Section 423 of the Code; provided that any exclusion in clauses (x) or (y) shall be applied in an identical manner under each Offering to all Employees of the Company and all Designated Subsidiaries, in accordance with Treas. Reg. § 1.423-2(e). Notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (a) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and (b) to the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.

2.12   “Employee” means any person who renders services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Designated Subsidiary and meeting the requirements of Treas. Reg. § 1.421-1(h)(2). Where the period of leave exceeds three months, or such other period specified in Treas. Reg. § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treas. Reg. § 1.421-1(h)(2).
2.13   “Enrollment Date” means the first date of each Offering Period.
2.14   “Exercise Date” means the last day of each Offering Period, except as provided in Section 5.2 hereof.
2.15   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.16   “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(a)   If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange or Nasdaq Stock Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)   If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)   If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.
2.17   “Grant Date” means the first day of an Offering Period.
2.18   “New Exercise Date” has the meaning set forth in Section 5.2(b) hereof.
2.19   “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which Options may be granted solely to non-U.S. Eligible Employees and U.S. Eligible Employees who are employed by a Subsidiary other than a subsidiary corporation of the Company within the meaning of Section 424 of the Code that need not satisfy the requirements for Options granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.20   “Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Section 4 hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates of the applicable Offering Periods and the other terms of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).
2.21   “Offering Period” means a period, which may be consecutive or overlapping with any other Offering Period, commencing on such date(s) as determined by the Board or Committee, in its sole discretion, and with respect to which Options shall be granted to Participants. The duration and timing of Offering Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may an Offering Period exceed twenty-seven (27) months.
2.22   “Option” means the right to purchase shares of Common Stock pursuant to the Plan during each Offering Period.
2.23   “Option Price” means the purchase price of a share of Common Stock hereunder as provided in Section 4.2 hereof.
2.24   “Parent” means any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code.
2.25   “Participant” means any Eligible Employee who elects to participate in the Plan.
2.26   “Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.
2.27   “Plan” means this 2020 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.
2.28   “Plan Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.
2.29   “Section 409A” means Section 409A of the Code.
2.30   “Section 423 Component” means those Offerings under the Plan that are intended to meet the requirements under Section 423(b) of the Code.
2.31   “Subsidiary” means any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship.
2.32   “Treas. Reg.” means U.S. Department of the Treasury regulations.
2.33   “Withdrawal Election” has the meaning set forth in Section 6.1(a) hereof.
ARTICLE 3
PARTICIPATION
3.1   Eligibility.
(a)   Any Eligible Employee who is employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles 4 and 5 hereof, and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code. Unless determined otherwise by the Board or the Committee, no Eligible Employee may participate in more than one Offering Period under the Section 423 Component at any one time.
(b)   No Eligible Employee shall be granted an Option under the Section 423 Component which permits the Participant’s rights to purchase shares of Common Stock under the Plan, and to purchase stock under all other employee stock purchase plans of the Company, any Parent or any Subsidiary subject to Section 423 of the Code, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code.
3.2   Election to Participate; Payroll Deductions
(a)   Except as provided in Sections 3.2(e) and 3.3 hereof, an Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by delivering to the Company a payroll deduction authorization no later than the period of time prior to the applicable Enrollment Date that is determined by the Administrator, in its sole discretion.
(b)   Subject to Section 3.1(b) hereof and except as may otherwise be determined by the Administrator, payroll deductions (i) shall equal at least 1% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than 15% of the Participant’s compensation as of each Payday of the Offering Period following the Enrollment Date; and (ii) may be expressed either as (A) a whole number percentage, or (B) a fixed dollar amount. Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account; provided that for the first Offering Period under this Plan, payroll deductions shall not begin until such date determined by the Board or Committee, in its sole discretion.
(c)   Following at least one payroll deduction, a Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation only once during an Offering Period upon ten calendar days’ prior written notice to the Company. A Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period.
(d)   Unless determined otherwise by the Board or the Committee, upon the completion of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage or fixed amount as in effect at the termination of such Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.2(a) hereof, or unless such Participant becomes ineligible for participation in the Plan.
(e)   Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, that, for any Offering under the Section 423 Component, the Administrator must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering.
3.3   Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treas. Reg. § 1.421-1(h)(2), a Participant may continue participation in the Plan by making cash payments to the Company on the Participant’s normal payday equal to the Participant’s authorized payroll deduction.
ARTICLE 4
PURCHASE OF SHARES
4.1   Grant of Option.   The Company may make one or more Offerings under the Plan, which may be successive or overlapping with one another, until the earlier of: (i) the date on which the Shares available under the Plan have been sold or (ii) the date on which the Plan is suspended or terminates. The Administrator shall designate the terms and conditions of each Offering in writing, including without limitation, the Offering Period. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations of Section 3.1(b) hereof, the number of shares of Common Stock subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to an Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than 5,000 shares of Common Stock (subject to any adjustment pursuant to Section 5.2 hereof). The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a Participant may purchase during such future Offering Periods. Each Option shall expire on the last Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article 6 hereof.
4.2   Option Price.   The “Option Price” per share of Common Stock to be paid by a Participant upon exercise of the Participant’s Option on an Exercise Date for an Offering Period shall equal 85% of the lesser of the Fair Market Value of a share of Common Stock on (a) the applicable Grant Date and (b) the applicable Exercise Date, or such other price designated by the Administrator; provided that in no event shall the Option Price per share of Common Stock be less than the par value per share of the Common Stock; provided further, that no Option Price shall be designated by the Administrator that would cause the Section 423 Component to fail to meet the requirements under Section 423(b) of the Code.
4.3   Purchase of Shares.
(a)   On each Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised the Participant’s Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Stock which can be purchased with the amount in the Participant’s Plan Account. Any balance less than the per share Option Price that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward to the next Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Offering Period in accordance with the prior sentence promptly shall be refunded to the applicable Participant. In no event shall an amount greater than or equal to the per share Option Price as of an Exercise Date be carried forward to the next Offering Period.
(b)   As soon as practicable following each Exercise Date, the number of shares of Common Stock purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such shares of Common Stock, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.
4.4   Automatic Termination of Offering Period.   If the Fair Market Value of a share of Common Stock on any Exercise Date (except the final scheduled Exercise Date of any Offering Period) is lower than the Fair Market Value of a share of Common Stock on the Grant Date for an Offering Period, then such Offering Period shall terminate on such Exercise Date after the automatic exercise of the Option in accordance with Section 4.3 hereof, and each Participant shall automatically be enrolled in the Offering Period that commences immediately following such Exercise Date and such Participant’s payroll deduction authorization shall remain in effect for such Offering Period.
4.5   Transferability of Rights.   An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.

ARTICLE 5
PROVISIONS RELATING TO COMMON STOCK
5.1   Common Stock Reserved.   Subject to adjustment as provided in Section 5.2 hereof, the maximum number of shares of Common Stock that shall be made available for sale under the Plan shall be the sum of (a) [           ]1 shares of Common Stock and (b) an annual increase on the first day of each year beginning in 2022 with such last year being 2030 equal to the lesser of (i) 1% of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (ii) such number of shares of Common Stock as may be determined by the Board; provided, that, no more than [           ]2 shares may be issued under the Plan. Shares made available for sale under the Plan may be authorized but unissued shares, treasury shares of Common Stock, or reacquired shares reserved for issuance under the Plan.
5.2   Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.
(a)   Changes in Capitalization.   Subject to any required action by the stockholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of shares of Common Stock covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.
(b)   Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, the Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.
(c)   Merger or Asset Sale.   In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.
5.3   Insufficient Shares.   If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised may exceed the number of

1
To be 1% of the total post-closing shares of Common Stock.

2
Limit to be calculated as 10% of the total post-closing shares of Common Stock.

shares of Common Stock remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Stock available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of shares of Common Stock shall be paid to such Participant in one lump sum in cash within 30 days after such Exercise Date, without any interest thereon.
5.4   Rights as Stockholders. With respect to shares of Common Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, shares of Common Stock have been deposited in the designated brokerage account following exercise of the Participant’s Option.
ARTICLE 6
TERMINATION OF PARTICIPATION
6.1   Cessation of Contributions; Voluntary Withdrawal.
(a)   A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Company in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may elect to either (i) withdraw all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company, in which case amounts credited to such Plan Account shall be returned to the Participant in one lump-sum payment in cash within 30 days after such election is received by the Company, without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate; or (ii) exercise the Option for the maximum number of whole shares of Common Stock on the applicable Exercise Date with any remaining Plan Account balance returned to the Participant in one lump-sum payment in cash within 30 days after such Exercise Date, without any interest thereon, and after such exercise cease to participate in the Plan. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and the Participant’s Option shall terminate.
(b)   A Participant’s withdrawal from the Plan shall not have any effect upon the Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.
(c)   A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.
6.2   Termination of Eligibility.   Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, the Participant shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto pursuant to applicable law, within 30 days after such cessation of being an Eligible Employee, without any interest thereon. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering.

A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.
ARTICLE 7
GENERAL PROVISIONS
7.1   Administration.
(a)   The Plan shall be administered by the Committee, which shall be composed of members of the Board. The Committee may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.
(b)   It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   To establish and terminate Offerings;
(ii)   To determine when and how Options shall be granted and the provisions and terms of each Offering (which need not be identical);
(iii)   To select Designated Subsidiaries in accordance with Section 7.2 hereof; and
(iv)   To construe and interpret the Plan, the terms of any Offering and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering or any Option, in a manner and to the extent it shall deem necessary or expedient to administer the Plan, subject to Section 423 of the Code for the Section 423 Component.
(c)   The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.
(d)   The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.
(e)   All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.
7.2   Designation of Subsidiary Corporations.   The Board or Administrator shall designate from time to time the Subsidiaries that shall constitute Designated Subsidiaries, and determine whether such Designated Subsidiaries shall participate in the Section 423 Component or Non-Section 423 Component. The Board or Administrator may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the stockholders of the Company.
7.3   Reports.   Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.
7.4   No Right to Employment.   Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.
7.5   Amendment and Termination of the Plan.
(a)   The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision), with respect to the Section 423 Component, or any other applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of any such amendment to the Plan in such a manner and to such a degree as required by Section 423 of the Code or such other law, regulation or rule.
(b)   If the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may in its discretion modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)   altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;
(ii)   shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and
(iii)   allocating shares of Common Stock.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
(c)   Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.
7.6   Use of Funds; No Interest Paid.   All funds received by the Company by reason of purchase of shares of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any Participant or credited under the Plan.
7.7   Term; Approval by Stockholders.   No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s stockholders within 12 months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the stockholders; provided, further that if such approval has not been obtained by the end of the 12-month period, all Options previously granted under the Plan shall thereupon terminate and be canceled and become null and void without being exercised.
7.8   Effect Upon Other Plans.   The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.
7.9   Conformity to Securities Laws.   Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
7.10   Notice of Disposition of Shares.   Each Participant shall give the Company prompt notice of any disposition or other transfer of any shares of Common Stock, acquired pursuant to the exercise of an Option granted under the Section 423 Component, if such disposition or transfer is made (a) within two years after the applicable Grant Date or (b) within one year after the transfer of such shares of Common Stock to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.
7.11   Tax Withholding.   The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.
7.12   Governing Law.   The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.
7.13   Notices.   All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
7.14   Conditions To Issuance of Shares.
(a)   Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of an Option by a Participant, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the shares of Common Stock are listed or traded, and the shares of Common Stock are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
(b)   All certificates for shares of Common Stock delivered pursuant to the Plan and all shares of Common Stock issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted, or traded. The Committee may place legends on any certificate or book entry evidencing shares of Common Stock to reference restrictions applicable to the shares of Common Stock.
(c)   The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(d)   Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing shares of Common Stock issued in connection with any Option, record the issuance of shares of Common Stock in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
7.15   Equal Rights and Privileges.   All Eligible Employees of the Company (or of any Designated Subsidiary) granted Options pursuant to an Offering under the Section 423 Component shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code so that the Section 423 Component qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Section 423 Component that is inconsistent with Section 423 of the Code shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as Eligible Employees participating in the Section 423 Component.
7.16   Rules Particular to Specific Countries.   Notwithstanding anything herein to the contrary, the terms and conditions of the Plan with respect to Participants who are tax residents of a particular non-U.S. country or who are foreign nationals or employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 7.1 above. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.
7.17   Section 409A.   The Section 423 Component of the Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A. Neither the Non-Section 423 Component nor any Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.
*      *      *      *      *
I hereby certify that the foregoing Plan was adopted by the Board of Directors of Opendoor Technologies Inc. on                  , 2020.
I hereby certify that the foregoing Plan was approved by the stockholders of Opendoor Technologies Inc. on                  , 2020.
Executed on            , 2020.

Corporate Secretary

Annex H
THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
(ADOPTED BY SPECIAL RESOLUTION DATED 27 APRIL 2020 AND EFFECTIVE ON 27 APRIL 2020)

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
(ADOPTED BY SPECIAL RESOLUTION DATED 27 APRIL 2020 AND EFFECTIVE ON 27 APRIL 2020)
1
The name of the Company is Social Capital Hedosophia Holdings Corp. II

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
(ADOPTED BY SPECIAL RESOLUTION DATED 27 APRIL 2020 AND EFFECTIVE ON 27 APRIL 2020)
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the Company’s securities are listed on the New York Stock Exchange must occur with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time of signing the agreement to enter into such Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Class A Share”	means a class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name, if any.
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any U.S. national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.
“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the

Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.
“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means SCH Sponsor II LLC, a Cayman Islands limited liability company, and its successors or assigns.
“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.
“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2
In the Articles:

  (a)
words importing the singular number include the plural number and vice versa;

  (b)
words importing the masculine gender include the feminine gender;

  (c)
words importing persons include corporations as well as any other legal or natural person;

  (d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

  (e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

  (f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

  (g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

  (h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

  (i)
headings are inserted for reference only and shall be ignored in construing the Articles;

  (j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

  (k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

  (l)
sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

  (m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

  (n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the

Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.
3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7
Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:
  (a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

  (b)
Class B Shares held by the Founders shall be surrendered by the Founders for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the number of Class B Shares will equal 20 per cent of the Company’s issued Shares after the IPO; and

  (c)
Public Shares shall be repurchased by the Company in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.
11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.
15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17
Class B Share Conversion

17.1
The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof, and (b) automatically on the day of the closing of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in connection with a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of

Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, on an as-converted basis, 20 per cent of the sum of all Class A Shares outstanding after such conversion (after giving effect to any redemptions of Class A Shares pursuant to the Business Combination Article), including the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, Officers or Directors upon conversion of working capital loans.
17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8
Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18
Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1
The Company may by Ordinary Resolution:

  (a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

  (b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

  (c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

  (d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

  (e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3
Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, Article 29.4, the Company may by Special Resolution:

  (a)
change its name;

  (b)
alter or add to the Articles (subject to Article 29.4);

  (c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

  (d)
reduce its share capital or any capital redemption reserve fund.

19
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20
General Meetings

20.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting or, if the Company did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21
Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

  (a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

  (b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22
Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11
A resolution put to the vote of the meeting shall be decided on a poll.

22.12
A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14
In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23
Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24
Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25
Corporate Members

25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27
Directors

There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

28
Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.
28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29
Appointment and Removal of Directors

29.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3
After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4
Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30
Vacation of Office of Director

The office of a Director shall be vacated if:

  (a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

  (b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

  (c)
the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

  (d)
the Director is found to be or becomes of unsound mind; or

  (e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.
31
Proceedings of Directors

31.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33
Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35
Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.
35.3
The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.
39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange

Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.
42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2
Where a notice is sent by:

  (a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

  (b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

  (c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

  (d)
e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

  (e)
placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44
Winding Up

44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

  (a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

  (b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45
Indemnity and Insurance

45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49
Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2
Prior to the consummation of a Business Combination, the Company shall either:

  (a)
submit such Business Combination to its Members for approval; or

  (b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases.

49.3
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.
49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 following the redemptions described below, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent or more of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he votes on such proposed Business Combination, and if he does vote, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) earned on the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”). The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions(the “Redemption Limitation”).

49.6
A Member may not withdraw a Redemption Notice following the deadline for such Redemption Notice unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

  (a)
cease all operations except for the purpose of winding up;

  (b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to US$100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then Public Shares in issue, which redemption will completely extinguish the rights of the holders of Public Shares as Members (including the right to receive further liquidation distributions, if any); and

  (c)
as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case, to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of Applicable Law.

49.8
In the event that any amendment is made to the Articles:

  (a)
to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or

(b)
with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

the Company shall provide the holders of Public Shares with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

  (a)
receive funds from the Trust Account; or

  (b)
vote as a class with Public Shares on a Business Combination.

49.11
The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

  (a)
any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

  (b)
any Director or Officer and any Affiliate of such Director or Officer.

49.12
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13
As long as the Company’s securities are listed on the New York Stock Exchange, the Company must complete the Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time of signing the agreement to enter into the Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

49.14
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

50
Business Opportunities

50.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.
50.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex I
FORM OF
CERTIFICATE OF INCORPORATION
OF
OPENDOOR TECHNOLOGIES INC.
ARTICLE I
The name of the corporation is Opendoor Technologies Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is []. The total number of shares of Common Stock that the Corporation is authorized to issue is [], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [], having a par value of $0.0001 per share.
ARTICLE V
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.   COMMON STOCK.
1.   General.   The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.   Voting.   Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.   Dividends.   Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
4.   Liquidation.   Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
5.   Transfer Rights.   Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.
B.   PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE VI
The name and mailing address of the Sole Incorporator is as follows:
Name:	Address:
[•]	[•]
ARTICLE VII
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.   The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.
B.   Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.
C.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.
E.   Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VII, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VII, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F.   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
G.   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VIII
A.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.   Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.
C.   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.
ARTICLE IX
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE X
A.   The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of Article X(B)-(D) below shall apply, for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).
B.   The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1)   prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)   upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)   at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
C.   The restrictions contained in the foregoing Article X(B) shall not apply if:
(1)   a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or
(2)   the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article X(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article X(C)(2).
D.   For purposes of this Article X, references to:
(1)   “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2)   “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3)   “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
a.   any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation,

partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article X is not applicable to the surviving entity;
b.   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
c.   any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
d.   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
e.   any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(4)   “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(5)   “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.
(6)   “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
a.   beneficially owns such stock, directly or indirectly;
b.   has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
c.   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(7)   “person” means any individual, corporation, partnership, unincorporated association or other entity.
(8)   “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(9)   “Stockholder Party” means any stockholder of the Corporation.
(10)   “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(11)   “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(12)   “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

ARTICLE XI
The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article XI. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XI to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article XI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.
ARTICLE XII
A.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of

Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article XII(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
B.   Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
C.   Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.
ARTICLE XIII
A.   Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and this Article XIII.
B.   If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this             day of            , 2020.

[Name]
Sole Incorporator

Annex J
Form of Bylaws
of
Opendoor Technologies Inc.
(a Delaware corporation)

J-i

J-ii

Bylaws
of
Opendoor Technologies Inc.
Article I —  Corporate Offices
1.1   Registered Office.
The address of the registered office of Opendoor Technologies Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).
1.2   Other Offices.
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.
Article II — Meetings of Stockholders
2.1   Place of Meetings.
Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2   Annual Meeting.
The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
2.3   Special Meeting.
Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.
2.4   Notice of Business to be Brought before a Meeting.
(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.
(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be May 13, 2020); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.
(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:
(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);
(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and
(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(v) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(vii) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.
2.5   Notice of Nominations for Election to the Board of Directors.
(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.
(a) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.
(b) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.
(c) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:
(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));
(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and
(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).
For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(iv) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(v) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
2.6   Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.
(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.
(ii) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.
(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
(v) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.
2.7   Notice of Stockholders’ Meetings.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
2.8   Quorum.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.9   Adjourned Meeting; Notice.
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
2.10   Conduct of Business.
The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
2.11   Voting.
Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.
2.12   Record Date for Stockholder Meetings and Other Purposes.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
2.13   Proxies.
Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14   List of Stockholders Entitled to Vote.
The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.
2.15   Inspectors of Election.
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii) count all votes or ballots;
(iii) count and tabulate all votes;
(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.
2.16   Delivery to the Corporation.
Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
Article III — Directors
3.1   Powers.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
3.2   Number of Directors.
Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3   Election, Qualification and Term of Office of Directors.
Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.
3.4   Resignation and Vacancies.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
3.5   Place of Meetings; Meetings by Telephone.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
3.6   Regular Meetings.
Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
3.7   Special Meetings; Notice.
Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i) delivered personally by hand, by courier or by telephone;
(ii) sent by United States first-class mail, postage prepaid;
(iii) sent by facsimile or electronic mail; or
(iv) sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
3.8   Quorum.
At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.9   Board Action without a Meeting.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
3.10   Fees and Compensation of Directors.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV — Committees
4.1   Committees of Directors.
The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.
4.2   Meetings and Actions of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i) Section 3.5 (place of meetings; meetings by telephone);
(ii) Section 3.6 (regular meetings);
(iii) Section 3.7 (special meetings; notice);
(iv) Section 3.9 (board action without a meeting); and
(v) Section 7.14 (waiver of notice),
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
4.3   Subcommittees.
Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V — Officers
5.1   Officers.
The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.
5.2   Appointment of Officers.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3   Subordinate Officers.
The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
5.4   Removal and Resignation of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5   Vacancies in Offices.
Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.
5.6   Representation of Shares of Other Corporations.
The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7   Authority and Duties of Officers.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
5.8   Compensation.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
Article VI — Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
Article VII — General Matters
7.1   Execution of Corporate Contracts and Instruments.
The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
7.2   Stock Certificates.
The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
7.3   Special Designation of Certificates.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
7.4   Lost Certificates.
Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the

Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.5   Shares Without Certificates
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
7.6   Construction; Definitions.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
7.7   Dividends.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.8   Fiscal Year.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.9   Seal.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.10   Transfer of Stock.
Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
7.11   Stock Transfer Agreements.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.
7.12   Lock-Up.
(i) Subject to Section 7.12(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (a) as consideration pursuant to the merger of Hestia Merger Sub Inc., a Delaware corporation, with and into Opendoor Labs Inc., a Delaware corporation (the “OD Transaction”) or (b) to directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the OD Transaction in respect of awards of Opendoor Labs Inc. outstanding immediately prior to the closing of the OD Transaction (excluding, for the avoidance of doubt, the Acquiror Warrants (as defined in the Merger Agreement)) (such shares referred to in Section 7.12(i)(b), the “OD Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).
(ii) Notwithstanding the provisions set forth in Section 7.12(i), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (f) to the Corporation; or (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the OD Transaction.
(iii) Notwithstanding the other provisions set forth in this Section 7.12, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, that, any such waiver, amendment or repeal of any Lock-up obligations set forth herein shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of at least one of the directors of the Corporation that has been designated pursuant to Section 7.6(a)(i) or Section 7.6(a)(ii) of the Merger Agreement, or if no such person is then serving as a director of the Corporation, one of their respective successors.
(iv) For purposes of this Section 7.12:
(a) the term “Lock-up Period” means the period beginning on the closing date of the OD Transaction and ending on the earlier of (i) the date that is 180 days after the closing date of the OD Transaction and (ii)(a) for 33.33% of the Lock-up Shares held by each Lock-Up Holder and their respective Permitted Transferees (determined as if, with respect to any OD Equity Award Shares that are net-settled, such OD Equity Award Shares were instead cash settled), the date on which the last reported sale price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 30 days after the closing date of the OD Transaction and (b) for an additional 50% of the Lock-up Shares held by each Lock-Up Holder and their respective Permitted Transferees (determined as if, with respect to any OD Equity Award Shares that are net-settled, such OD Equity Award Shares were instead cash settled), the date on which the last reported sale price of the common stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 30 days after the closing date of the OD Transaction;   provided, that, for the avoidance of doubt, the Lock-up Period for any Lock-up Shares for which the Lock-up Period has not ended on the date that is 180 days after the closing date of the OD Transaction shall end on such 180th day after the closing date of the OD Transaction;
(b) the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the OD Transaction (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the OD Transaction) and the OD Equity Awards Shares;   provided, that, for clarity, shares of common stock issued in connection with the Domestication (as defined in that certain Merger Agreement, entered into by and among the Corporation, Opendoor Labs Inc. and Hestia Merger Sub Inc., dated as of September 15, 2020, as amended from time to time (the “Merger Agreement”)) or the PIPE Investment (as defined in the Merger Agreement) shall not constitute Lock-up Shares;
(c) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(ii); and
(d) the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
7.13   Registered Stockholders.
The Corporation:
(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and
(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
7.14   Waiver of Notice.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.
Article VIII — Notice
8.1   Delivery of Notice; Notice by Electronic Transmission.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)
if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)
if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)
if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Article IX — Indemnification
9.1   Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
9.2   Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
9.3   Authorization of Indemnification.
Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
9.4   Good Faith Defined.
For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.
9.5   Indemnification by a Court.
Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

9.6   Expenses Payable in Advance.
Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
9.7   Nonexclusivity of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
9.8   Insurance.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.
9.9   Certain Definitions.
For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.
9.10   Survival of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11   Limitation on Indemnification.
Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.
9.12   Indemnification of Employees and Agents.
The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.
9.13   Primacy of Indemnification.
Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.
ARTICLE X — AMENDMENTS
The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
ARTICLE XI — DEFINITIONS
As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of directors and officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. SCH’s amended and restated memorandum and articles of association provided for indemnification of SCH’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
SCH has entered into agreements with SCH’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in SCH’s amended and restated memorandum and articles of association. SCH has purchased a policy of directors’ and officers’ liability insurance that insures SCH’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against SCH’s obligations to indemnify SCH’s officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, SCH has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statements Schedules.
(a) Exhibits.
Exhibit Number	Description
2.1+	Agreement and Plan of Merger, dated as of September 15, 2020, by and among the Registrant, Hestia Merger Sub Inc. and Opendoor Labs Inc. (included as Annex A to the proxy statement/prospectus).
2.2*	Plan of Domestication, dated as of , 2020.
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (included as Annex H to the proxy statement/prospectus).
3.2	Form of Certificate of Incorporation of Opendoor Technologies Inc., to become effective upon Domestication (included as Annex I to the proxy statement/ prospectus).
3.3	Form of By-Laws of Opendoor Technologies Inc., to become effective upon Domestication (included as Annex J to the proxy statement/prospectus).
4.1(2)	Specimen Unit Certificate of Social Capital Hedosophia Holdings Corp. II.
4.2(3)	Specimen Class A Ordinary Share Certificate of Social Capital Hedosophia Holdings Corp. II.
4.3(4)	Specimen Warrant Certificate of Social Capital Hedosophia Holdings Corp. II.
4.4(1)	Warrant Agreement, dated April 27, 2020, between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent.
4.5*	Specimen Unit Certificate of Opendoor Technologies Inc.
4.6*	Specimen Common Stock Certificate of Opendoor Technologies Inc.
4.7*	Form of Certificate of Corporate Domestication of Opendoor Technologies Inc., to be filed with the Secretary of the State of Delaware.
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

Exhibit Number	Description
8.1*	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1	Sponsor Support Agreement, dated September 15, 2020, by and among SCH Sponsor II LLC, the Registrant, each officer and director of the Registrant and Opendoor Labs Inc. (included as Annex B to the proxy statement/prospectus).
10.2	Opendoor Holders Support Agreement, dated September 15, 2020, by and among the Registrant, Opendoor Labs Inc. and certain stockholders of Opendoor Labs Inc. (included as Annex C to the proxy statement/prospectus).
10.3	Form of Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (included as Annex D to the proxy statement/prospectus).
10.4	Form of Amended and Restated Registration Rights Agreement, by and among Opendoor Technologies Inc., SCH Sponsor II LLC, certain former stockholders of Opendoor Labs Inc., Cipora Herman, David Spillane and ChaChaCha SPAC B, LLC, Hedosophia Group Limited and 010118 Management, L.P. (included as Annex E to the proxy statement/prospectus).
10.5	Convertible Notes Exchange Agreement, dated as of September 14, 2020, by and among Opendoor Labs Inc. and the holders party thereto.
10.6(5)	Promissory Note, dated January 21, 2020, issued to SCH Sponsor II LLC.
10.7(1)	Letter Agreement, dated April 28, 2020, among the Registrant, SCH Sponsor II LLC and the Registrant’s officers and directors.
10.8(1)	Investment Management Trust Agreement, dated April 27, 2020, between the Registrant and Continental Stock Transfer & Trust Company, as trustee.
10.9(1)	Administrative Services Agreement, dated April 27, 2020, between the Registrant and Social Capital Holdings, Inc.
10.10(1)	Sponsor Warrants Purchase Agreement, dated April 27, 2020, between the Registrant and SCH Sponsor II LLC.
10.11(1)	Indemnity Agreement, dated April 27, 2020, between the Registrant and Chamath Palihapitiya.
10.12(1)	Indemnity Agreement, dated April 27, 2020, between the Registrant and Ian Osborne.
10.13(1)	Indemnity Agreement, dated April 27, 2020, between the Registrant and Adam Bain.
10.14(1)	Indemnity Agreement, dated April 27, 2020, between the Registrant and David Spillane.
10.15(1)	Indemnity Agreement, dated April 27, 2020, between the Registrant and Cipora Herman.
10.16(1)	Indemnity Agreement, dated April 27, 2020, between the Registrant and Steven Trieu.
10.17(1)	Indemnity Agreement, dated April 27, 2020, between the Registrant and Simon Williams.
10.18	Opendoor Labs Inc. 2014 Stock Plan (as amended).
10.19	Form of Notice of Restricted Stock Unit Grant and RSU Terms and Conditions Under 2014 Stock Plan.
10.20	Form of Opendoor Technologies Inc. 2020 Incentive Award Plan (included as Annex F to the proxy statement/prospectus).
10.21	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement Under 2020 Incentive Award Plan.
10.22	Form of Opendoor Technologies Inc. 2020 Employee Stock Purchase Plan (included as Annex G to the proxy statement/prospectus).
10.23*	Amended and Restated Continued Employment Letter Agreement, dated as of September 14, 2020, by and between Opendoor Labs Inc. and Eric Wu.
10.24*	Offer Letter Agreement, dated as of September 3, 2020, by and between Opendoor Labs Inc. and Carrie Wheeler.

Exhibit Number	Description
10.25*	Offer Letter Agreement, dated as of July 22, 2019, by and between Opendoor Labs Inc. and Tom Willerer (as amended September 1, 2020).
10.26*	Offer Letter Agreement, dated as of September 24, 2019, by and between Opendoor Labs Inc. and Julie Todaro.
10.27*	Offer Letter, dated as of March 19, 2014, by Eric Wu to Ian Wong.
10.28*	Offer Letter Agreement, dated as of April 13, 2014, by and between Opendoor Labs Inc. and Ian Wong (as amended September 1, 2020).
10.29*	Offer Letter Agreement, dated as of December 20, 2016, by and between Opendoor Labs Inc. and Elizabeth Stevens.
10.30*	Offer Letter Agreement, dated as of May 31, 2019, by and between Opendoor Labs Inc. and Gautam Gupta.
10.31*	Promissory Note by Gautam Gupta in favor of Opendoor Labs Inc., in the principal amount of $1,499,999.76, dated as of March 29, 2018.
10.32*	Pledge and Security Agreement by and between Opendoor Labs Inc. and Gautam Gupta, dated as of March 29, 2018.
21.1	List of subsidiaries of the Registrant.
23.1	Consent of Marcum LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1*	Form of Proxy Card for the Registrant’s Extraordinary General Meeting.
99.2	Consent of Eric Wu to be named as a director.
99.3	Consent of Adam Bain to be named as a director.
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

*
To be filed by amendment.

+
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(1)
Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 30, 2020.

(2)
Incorporated by reference to Exhibit 4.1 filed with the Form S-1 filed by the Registrant on February 28, 2020.

(3)
Incorporated by reference to Exhibit 4.2 filed with the Form S-1 filed by the Registrant on February 28, 2020.

(4)
Incorporated by reference to Exhibit 4.3 filed with the Form S-1 filed by the Registrant on February 28, 2020.

(5)
Incorporated by reference to Exhibit 10.1 filed with the Form S-1 filed by the Registrant on February 28, 2020.

Item 22.   Undertakings.
1.
The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Mateo County, California, on the fifth day of October, 2020.
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
By:	/s/ Chamath Palihapitiya
	Name:	Chamath Palihapitiya
	Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chamath Palihapitiya, Steven Trieu and Simon Williams as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of Social Capital Hedosophia Holdings Corp. II and to file the same, with any exhibits thereto, with the Securities and Exchange Commission, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Chamath Palihapitiya Chamath Palihapitiya	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 5, 2020
/s/ Steven Trieu Steven Trieu	Chief Financial Officer (Principal Financial and Accounting Officer)	October 5, 2020
/s/ Ian Osborne Ian Osborne	President and Director	October 5, 2020
/s/ Adam Bain Adam Bain	Director	October 5, 2020
/s/ David Spillane David Spillane	Director	October 5, 2020
/s/ Cipora Herman Cipora Herman	Director	October 5, 2020